As filed with the Securities and Exchange Commission on January 31, 2024
Registration Statement No. 333-275522

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONCORD ACQUISITION CORP III
(Exact Name of Registrant as Specified in Its Charter)*

Delaware (Jurisdiction of Incorporation or Organization)	6770 Primary Standard Industrial Classification Code Number)	86-2171699 (I.R.S. Employer Identification Number)

477 Madison Avenue, 22nd Floor
New York, New York 10022
(212) 883-4330
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jeff Tuder
Chief Executive Officer
Concord Acquisition Corp III
477 Madison Avenue, 22nd Floor
New York, New York 10022
(212) 883-4330
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Alan I. Annex Jason T. Simon Greenberg Traurig, LLP 1750 Tysons Boulevard Suite 1000 McLean, VA 22102 (703) 749-1386	Albert Lung, Esq. Morgan, Lewis & Bockius LLP 1400 Page Mill Road Palo Alto, CA 94304 (650) 843-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.
If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

*
Upon the closing of the business combination referred to in the proxy statement/prospectus within this registration statement, the name of the registrant is expected to change to GCT Semiconductor Holding, Inc.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED JANUARY 31, 2024
PROXY STATEMENT FOR THE SPECIAL MEETING OF
CONCORD ACQUISITION CORP III
PROSPECTUS FOR
54,860,842 SHARES OF CLASS A COMMON STOCK
OF CONCORD ACQUISITION CORP III
(WHICH WILL BE RENAMED GCT SEMICONDUCTOR HOLDING, INC.)
Dear Concord Acquisition Corp III Stockholders:
On November 2, 2023, Concord Acquisition Corp III, a Delaware corporation (“Concord III”), Gibraltar Merger Sub Inc., a Delaware corporation and newly formed, wholly-owned direct subsidiary of Concord III (“Merger Sub”), and GCT Semiconductor, Inc., a Delaware corporation (“GCT”), entered into a Business Combination Agreement (as it may be amended and/or restated from time to time, the “Business Combination Agreement”). If the Business Combination Agreement and the transactions contemplated thereby are adopted and approved by GCT’s stockholders and Concord III’s stockholders, and the business combination is subsequently completed, Merger Sub will merge with and into GCT, with GCT surviving the merger and becoming a wholly-owned direct subsidiary of Concord III (the “Merger,” and collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). In connection with the consummation of the Business Combination (the “Closing”), it is expected that Concord III will change its name to GCT Semiconductor Holding, Inc. and is referred to herein as “New GCT” as of the time following such change of name.
At the Closing, each share of common stock of GCT (“GCT Common Stock”) that is issued and outstanding immediately prior to the effective time of the Merger (other than Dissenting Shares, as defined in the Business Combination Agreement) will be cancelled and converted into the right to receive shares of common stock of New GCT, par value $0.0001 per share (“New GCT Common Stock”). Each option and warrant to purchase GCT Common Stock, whether or not exercisable and whether or not vested, will automatically be converted into an option or warrant, as applicable, to purchase a number of shares of New GCT Common Stock, and each award of restricted stock units relating to a share of GCT Common Stock granted under GCT’s existing equity plans will automatically be converted into an award of restricted stock units or shares of New GCT Common Stock.
The aggregate equity consideration to be paid to GCT’s stockholders and other equity holders in the Business Combination (the “Aggregate Transaction Consideration”) will be equal to the quotient of (i) the Company Value (as defined below) divided by (ii) $10.00. Immediately prior to the Closing, all of the outstanding principal and accrued interest under the outstanding promissory notes issued by GCT that can be converted into shares of GCT Common Stock will be so converted in accordance with their terms. The “Company Value” means $350 million, minus the amount of indebtedness of GCT immediately prior to the Closing, plus the amount of GCT’s cash and cash equivalents immediately prior to the Closing, plus the aggregate exercise price of all “in-the-money” warrants of GCT outstanding immediately prior to the Closing.
Following the Closing, New GCT will issue up to an aggregate of 20,000,000 additional shares of New GCT Common Stock (the “Earnout Shares”) to the stockholders of GCT as of immediately prior to the Closing and the Financing Investors (as defined below) if the volume weighted average price of the shares of New GCT Common Stock equals or exceeds certain minimum share prices at any time during the period starting 60 days following the Closing and expiring on the fifth anniversary of the Closing (the “Earnout Period”). Such shares will also become issuable under certain circumstances if a “change in control” of New GCT occurs prior to the applicable earnout expiration date and the price per share in the change in control equals or exceeds the applicable price target.
Based on the number of shares of GCT Common Stock outstanding, the number of outstanding options and warrants of GCT, and the number of outstanding awards of restricted stock units relating to shares of GCT Common Stock granted under GCT’s existing equity plans, in each case as of January 30, 2024, the total number of shares of New GCT’s common stock expected to be issued in connection with the Business Combination is approximately 54,860,842, and holders of shares of GCT Common Stock as of immediately prior to the Closing are expected to hold, in the aggregate, approximately 68.7% of the issued and outstanding shares of New GCT’s common stock immediately following the Closing, assuming no exercise of conversion rights by Concord III’s public stockholders. Concord III’s units, Class A common stock and warrants are currently listed on the New York Stock Exchange, under the symbols “CNDB.U,” “CNDB,” and “CNDB.WS,” respectively. Concord III intends to apply to continue the listing of the shares of common stock and warrants of New GCT on the New York Stock Exchange (“NYSE”) under the symbols “GCTS” and “GCTSW”, respectively, upon the Closing. New GCT will not have units traded following the Closing, at which time each unit not previously separated will separate into its component securities.

See the section entitled “The Business Combination Agreement” on page 96 of the attached proxy statement/prospectus for further information on the consideration being paid to the stockholders of GCT in the Business Combination.
Concurrently with the execution of the Business Combination Agreement, certain investors (the “PIPE Investors”) entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have committed to purchase in a private placement an aggregate of 4,484,854 shares of New GCT Common Stock (the “PIPE Shares”) at a purchase price of $6.67 per share and an aggregate purchase price of approximately $29.9 million (the “PIPE Investment”). The purchase of the PIPE Shares is conditioned upon, among other things, the consummation of the Business Combination and will be consummated immediately prior to or substantially concurrently with the Closing. In addition, in connection with the execution of the Business Combination Agreement, GCT issued convertible promissory notes to certain investors (the “CVT Investors” and, collectively with the PIPE Investors, the “Financing Investors”), pursuant to which GCT borrowed an aggregate principal amount of $18.3 million (the “Note Financing” and, together with the PIPE Investment, the “Financings”), which notes will convert into shares of New GCT Common Stock at a conversion price of $6.67 per share concurrently with the Closing. See “Certain Agreements Related to the Business Combination — PIPE Subscription Agreements; Convertible Note Financing.”
Concord III is holding a special meeting in lieu of an annual meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the Business Combination. At the Concord III special meeting of stockholders, which will be held in person on February 27, 2024, at 11:00 a.m., Eastern Time, at the offices of Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, Suite 1000, McLean, VA 22102, unless postponed or adjourned to a later date, Concord III will ask its stockholders to adopt the Business Combination Agreement, thereby approving the Business Combination and approve the other proposals described in this proxy statement/prospectus.
As described in this proxy statement/prospectus, certain stockholders of GCT are parties to a stockholder support agreement with Concord III whereby such stockholders agreed to vote all of their shares of GCT Common Stock in favor of approving the Business Combination Agreement and the Business Combination.
After careful consideration, Concord III’s board of directors has unanimously approved the Business Combination Agreement and the Business Combination, and the other proposals described in this proxy statement/prospectus, and Concord III’s board of directors has determined that it is advisable to consummate the Business Combination. Concord III’s board of directors recommends that its stockholders vote “FOR” the proposals described in this proxy statement/prospectus.
More information about Concord III, GCT and the Business Combination is contained in this proxy statement/prospectus. Concord III and GCT urge you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 20 OF THIS PROXY STATEMENT/PROSPECTUS.
On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.
, 2024	Sincerely, Bob Diamond Chairman of the Board of Directors
This proxy statement/prospectus is dated            , 2024 and is first being mailed to the stockholders of Concord III on or about that date.
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

CONCORD ACQUISITION CORP III
477 Madison Avenue, 22nd Floor
New York, New York 10022
NOTICE OF SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 27, 2024
To the Stockholders of Concord Acquisition Corp III:
NOTICE IS HEREBY GIVEN that a special meeting in lieu of an annual meeting of stockholders (the “special meeting”) of Concord Acquisition Corp III, a Delaware corporation (“Concord III,” “we,” “our” or “us”), which will be held on at 11:00 a.m., Eastern Time, on February 27, 2024, at the offices of Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, Suite 1000, McLean, VA 22102.
You are cordially invited to attend the special meeting, which will be held for the following purposes:
1.
Proposal No. 1 — The “Business Combination Proposal” — to consider and vote on a proposal to approve and adopt the Business Combination Agreement, dated as of November 2, 2023 (as it may be amended and/or restated from time to time, the “Business Combination Agreement”), by and among Concord III, GCT Semiconductor, Inc. (“GCT”) and Gibraltar Merger Sub Inc. (“Merger Sub”), and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into GCT, with GCT surviving the merger and becoming a wholly-owned direct subsidiary of Concord III (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”);

2.
Proposal No. 2 — The “Charter Amendment Proposal” — to consider and vote on a proposal to adopt the proposed second amended and restated certificate of incorporation of Concord III (the “Proposed Certificate of Incorporation”) attached as Annex B to the proxy statement/prospectus;

3.
Proposal Nos. 3A-3E — The “Governance Proposals” — to consider and vote on, on a non-binding advisory basis, five separate governance proposals relating to the following material differences between Concord III’s current amended and restated certificate of incorporation and the proposed second amended and restated certificate of incorporation (collectively, the “Governance Proposals”):

(a)
change the name of Concord III to “GCT Semiconductor Holding, Inc.” from the current name of “Concord Acquisition Corp III” and remove certain provisions related to Concord III’s status as a special purpose acquisition company that will no longer be relevant following the closing of the Business Combination (the “Closing”) (Proposal No. 3A);

(b)
increase the number of shares of (i) common stock Concord III is authorized to issue from 220,000,000 shares to 400,000,000 shares and (ii) preferred stock Concord III is authorized to issue from 20,000,000 shares to 40,000,000 shares (Proposal No. 3B);

(c)
require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to remove a director from office (Proposal No. 3C);

(d)
require that special meetings of stockholders may only be called by or at the direction of the board of directors pursuant to a resolution adopted by a majority of the total number of directors, subject to any special rights of the holders of preferred stock (Proposal No. 3D); and

(e)
modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act rather than providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act (Proposal No. 3E).

4.
Proposal No. 4 — The “Election of Directors Proposal” — to consider and vote on a proposal to elect, effective at Closing, seven directors to serve staggered terms on our board of directors until the

2025, 2026 and 2027 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified;
5.
Proposal No. 5 — The “Incentive Award Plan Proposal” — to consider and vote on a proposal to approve and adopt the incentive award plan established to be effective after the Closing of the Business Combination;

6.
Proposal No. 6 — The “Employee Stock Purchase Plan Proposal” — to consider and vote on a proposal to approve and adopt the 2024 Employee Stock Purchase Plan established to be effective after the Closing;

6.
Proposal No. 7 — The “NYSE Proposal” — to consider and vote on a proposal to issue New GCT Common Stock to (i) the holders of GCT Common Stock (the “GCT Stockholders”) in the Merger pursuant to the Business Combination Agreement, (ii) the PIPE Investors pursuant to the PIPE Subscription Agreements and (iii) the CVT Investors pursuant to the Note Financing; and

7.
Proposal No. 8 — The “Adjournment Proposal” — to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 662-5200; banks and brokers can call collect at (203) 658-9400.
All Concord III stockholders are cordially invited to attend the special meeting in person at the offices of Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, Suite 1000, McLean, VA 22102, on February 27, 2024 at 11:00 a.m., Eastern Time. Concord III stockholders may attend, vote and examine the list of Concord III stockholders entitled to vote at the special meeting by visiting    and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. The special meeting will be held in in-person meeting format only. You will not be able to attend the special meeting physically. To ensure your representation at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors,
Bob Diamond
, 2024	Chairman of the Board of Directors
If you return your signed proxy without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.
All holders (the “Public Stockholders”) of shares of Concord III common stock (“Concord III Common Stock”) issued in Concord III’s initial public offering (the “Public Shares”) have the right to have their Public Shares converted into cash in connection with the proposed Business Combination. Public Stockholders are not required to affirmatively vote for or against the Business Combination Proposal, to vote on the Business Combination Proposal at all, or to be holders of record on the record date in order to have their shares converted into cash. This means that any Public Stockholder holding Public Shares may exercise redemption rights regardless of whether they are even entitled to vote on the Business Combination Proposal.
To exercise redemption rights, holders must tender their stock to Continental Stock Transfer & Trust Company, Concord III’s transfer agent, no later than two (2) business days prior to the special meeting. You may tender your stock by either delivering your stock certificate to the transfer agent or by delivering your shares electronically using the Depository Trust Company’s Deposit Withdrawal at Custodian System. If the Business Combination is not completed, then these shares will not be converted into cash. If you hold the shares in street name, you will need to instruct your bank or broker to withdraw the shares from your account in order to exercise your redemption rights. See “Special Meeting of Concord III Stockholders — Redemption Rights” for more specific instructions.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC, by Concord III (File No. 333-275522) (the “Registration Statement”), constitutes a prospectus of Concord III under Section 5 of the Securities Act, with respect to the shares of New GCT Common Stock to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the special meeting in lieu of an annual meeting of Concord III stockholders at which Concord III stockholders will be asked to consider and vote on a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

FREQUENTLY USED TERMS
In this document:
“2024 Employee Stock Purchase Plan” means the GCT Semiconductor Holding, Inc. 2024 Employee Stock Purchase Plan, a copy of which is attached to this proxy statement/prospectus as Annex E.
“2024 Incentive Award Plan” means the GCT Semiconductor Holding, Inc. 2024 Omnibus Incentive Compensation Plan, a copy of which is attached to this proxy statement/prospectus as Annex D.
“Aggregate Transaction Consideration” means the aggregate equity consideration to be paid to GCT’s stockholders and other equity holders in the Business Combination, which will be equal to the quotient of (i) the Company Value divided by (ii) $10.00.
“broker non-vote” means the failure of a Concord III stockholder, who holds his, her or its shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.
“Business Combination” means the transactions contemplated by the Business Combination Agreement.
“Business Combination Agreement” means the Business Combination Agreement, dated as of November 2, 2023, as it may be amended and/or restated from time to time, by and among Concord III, GCT and Merger Sub.
“CA2” means CA2 Co-Investment LLC.
“Closing” means the consummation of the Business Combination.
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Value” means $350 million, minus the amount of indebtedness of GCT immediately prior to the Closing, plus the amount of GCT’s cash and cash equivalents immediately prior to the Closing, plus the aggregate exercise price of all “in-the-money” warrants of GCT outstanding immediately prior to the Closing.
“Concord III” means Concord Acquisition Corp III, a Delaware corporation.
“Concord III Class A Common Stock” means Concord III’s Class A common stock, par value $0.0001 per share.
“Concord III Class B Common Stock” means Concord III’s Class B common stock, par value $0.0001 per share.
“Concord III Common Stock” means Concord III Class A Common Stock and Concord III Class B Common Stock.
“Concord III Unit” means one share of Concord III Common Stock and one-half of one Concord III Warrant.
“Concord III Warrant Agreement” means the warrant agreement, dated as of November 3, 2021, by and between Concord III and Continental Stock Transfer & Trust Company, governing Concord III’s outstanding warrants.
“Concord III Warrants” means warrants to purchase shares of Concord III Common Stock as contemplated under the Concord III Warrant Agreement, with each whole warrant exercisable for one share of Concord III Common Stock at an exercise price of $11.50 per whole share.
“CVT Investors” means investors who purchased convertible promissory notes in the Note Financing.
“DGCL” means the Delaware General Corporation Law.
“Earnout Period” means the period starting 60 days following the Closing and expiring on the fifth anniversary of the Closing.

“Earnout Shares” means the aggregate of up to 20,000,000 additional shares of New GCT Common Stock to be issued to GCT Stockholders as of immediately prior to the Closing and the Financing Investors if the volume weighted average price of the shares of New GCT Common Stock equals or exceeds certain minimum share prices at any time during the Earnout Period.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“FDA” means the U.S. Food and Drug Administration.
“Financing Investors” means the CVT Investors and the PIPE Investors.
“Financings” means the PIPE Investment and the Note Financing.
“Founder Shares” means the shares of Concord III Class B Common Stock initially purchased by the Sponsor in a private placement in March 2021, and any shares of Concord III Class A Common Stock that were issued upon the conversion thereof pursuant to the amended and restated certificate of incorporation of Concord III, as amended.
“GAAP” means United States generally accepted accounting principles.
“GCT” means GCT Semiconductor, Inc., a Delaware corporation.
“GCT Board” means the board of directors of GCT.
“GCT Common Stock” means GCT’s common stock, par value $0.001 per share.
“GCT Options” means all outstanding options to purchase shares of GCT Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing.
“GCT Stockholders” means the holders of GCT Common Stock.
“GCT Warrants” means all outstanding warrants underlying shares of GCT Common Stock immediately prior to the Closing.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IPO” means Concord III’s initial public offering of units, consummated on November 8, 2021.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.
“Lock-Up Agreement” means the lock-up agreement to be entered into in connection with the Closing among New GCT and certain stockholders of GCT.
“Merger” means the merging of Merger Sub with and into GCT, with GCT surviving the Merger as a wholly-owned subsidiary of Concord III.
“Merger Sub” means Gibraltar Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Concord III.
“Merger Sub Common Stock” means Merger Sub’s common stock, par value $0.01 per share.
“New GCT” means Concord III, to be renamed GCT Semiconductor Holding, Inc., from and after the Closing.
“New GCT Common Stock” means the common stock of New GCT, par value $0.0001 per share, to be issued upon the Closing.
“Note Financing” means the aggregate principal amount of $18.3 million under the convertible promissory notes issued by GCT to CVT Investors.
“NYSE” means the New York Stock Exchange.
“PCAOB” means the Public Company Accounting Oversight Board.

v

“PCAOB Audited Financials” means the audited consolidated balance sheets of GCT as of December 31, 2021 and 2022, and the related audited consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit and cash flows of GCT for each of the two years in the period ended December 31, 2022, each audited in accordance with the auditing standards of the PCAOB and auditing standards generally accepted in the United States of America and included in this proxy statement/prospectus.
“PIPE Investment” means the sale of PIPE Shares to the PIPE Investors, for a purchase price of $6.67 per share in a private placement.
“PIPE Investors” means purchasers that purchased the PIPE Shares.
“PIPE Shares” means an aggregate of 4,484,854 shares of New GCT Common Stock to be issued to PIPE Investors in the PIPE, for an aggregate purchase price of approximately $29.9 million.
“Private Warrants” means the warrants to purchase shares of Concord III Common Stock purchased in a private placement in connection with the IPO .
“prospectus” means the prospectus included in the Registration Statement on Form S-4 (Registration No. 333-275522) filed with the SEC.
“Public Shares” means shares of Concord III Common Stock issued in the IPO.
“Public Stockholders” means the holders of Public Shares.
“Public Warrants” means the warrants included in the units sold in the IPO, each of which is exercisable for one share of Concord III Class A Common Stock, in accordance with its terms.
“Registration Rights Agreement” means the registration rights agreement to be entered into in connection with the Closing by Concord III, New GCT, certain stockholders of GCT, the Sponsor and certain Concord III stockholders.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“special meeting” means the special meeting in lieu of an annual meeting of the stockholders of Concord III that is the subject of this proxy statement/prospectus.
“Sponsor” means Concord Sponsor Group III LLC, a Delaware limited liability company.
"Sponsor Earnout Shares” means the aggregate of up to 1,920,375 shares of New GCT Common Stock to be held by the Sponsors at the Closing which will be unvested and subject to forfeiture as of the Closing and will only vest if the volume weighted average price of the shares of New GCT Common Stock equals or exceeds certain minimum share prices at any time during the period starting six months following the Closing and expiring on the fifth anniversary of the Closing.
“Sponsors” means Sponsor and CA2.
“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of November 2, 2023, by and among Concord III, GCT, CA2 and the Sponsor.
“Stockholder Support Agreement” means the Stockholder Support Agreement, dated as of November 2, 2023, by and among Concord III and certain stockholders of GCT.
“Surviving Corporation” means the entity surviving the Merger as a wholly-owned subsidiary of Concord III.
“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Warrants.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of Concord III stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to Concord III stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.
Questions and Answers About the Special Meeting of Concord III’s Stockholders and the Related Proposals
Q.
Why am I receiving this proxy statement/prospectus?

A.
Concord III has entered into the Business Combination Agreement with Merger Sub and GCT, pursuant to which Merger Sub will be merged with and into GCT, with GCT surviving the Merger as a wholly-owned direct subsidiary of Concord III. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

At the Closing, each share of common stock of GCT that is issued and outstanding immediately prior to the effective time of the Merger (other than Dissenting Shares, as defined in the Business Combination Agreement) will be cancelled and converted into the right to receive shares of New GCT Common Stock. Each option and warrant to purchase GCT Common Stock, whether or not exercisable and whether or not vested, will automatically be converted into an option or warrant, as applicable, to purchase a number of shares of New GCT Common Stock, and each award of restricted stock units relating to a share of GCT Common Stock granted under GCT’s existing equity plans will automatically be converted into an award of restricted stock units or shares of New GCT Common Stock. See “Summary of the Proxy statement/Prospectus — Ownership of New GCT After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Concord III stockholders are being asked to consider and vote on the Business Combination Proposal to approve the adoption of the Business Combination Agreement and approve the Business Combination, among other proposals.
Concord III’s Class A common stock, par value $0.0001 per share (“Concord III Class A Common Stock), public warrants (“Public Warrants”) and units (“Concord III Units”) are currently listed on the NYSE under the symbols “CNDB,” “CNDB.WS” and “CNDB.U,” respectively. Concord III intends to apply to continue the listing of the New GCT Common Stock and warrants of New GCT (“New GCT Warrants”) on the NYSE under the symbols “GCTS” and “GCTSW,” respectively, upon the Closing. All outstanding Concord III Units will be separated into their component securities immediately prior to the Closing. Accordingly, New GCT will not have any units following consummation of the Business Combination, and therefore there will be no NYSE listing of the Concord III Units following the consummation of the Business Combination.
This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of Concord III with respect to the New GCT Common Stock issuable in connection with the Business Combination.
Q.
What matters will stockholders consider at the special meeting?

A.
At the Concord III special meeting of stockholders, Concord III will ask its stockholders to vote in favor of the following proposals (the “Concord III Proposals”):

•
The Business Combination Proposal — a proposal to approve and adopt the Business Combination Agreement and the Business Combination.

•
The Charter Amendment Proposal — a proposal to adopt the proposed second amended and restated certificate of incorporation of Concord III attached as Annex B to this proxy statement/prospectus.

•
The Governance Proposals — to approve, on a non-binding advisory basis, separate governance proposals relating to certain material differences between Concord III’s current amended and restated certificate of incorporation and the proposed second amended and restated certificate of incorporation.

•
The Election of Directors Proposal — a proposal to elect the directors comprising the board of directors of Concord III following the Closing.

•
The Incentive Award Plan Proposal — a proposal to approve and adopt the incentive award plan established to be effective after the Closing.

•
The Employee Stock Purchase Plan Proposal — a proposal to approve and adopt the employee stock purchase plan established to be effective after the Closing.

•
The NYSE Proposal — a proposal to issue New GCT Common Stock to (i) the GCT stockholders in the Merger pursuant to the Business Combination Agreement, (ii) the PIPE Investors pursuant to the PIPE Subscription Agreements and (iii) the CVT Investors pursuant to the Note Financing.

•
The Adjournment Proposal — a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Q.
Are any of the proposals conditioned on one another?

A.
The Charter Amendment Proposal, Election of Directors Proposal, Incentive Award Plan Proposal, Employee Stock Purchase Plan Proposal and NYSE Proposal are all conditioned on the approval of the Business Combination Proposal. The Governance Proposals and the Adjournment Proposal are not conditioned on, and therefore do not require the approval of, the Business Combination Proposal and Business Combination to be effective. It is important for you to note that in the event that any of the Business Combination Proposal, Charter Amendment Proposal, Incentive Award Plan Proposal, Employee Stock Purchase Plan Proposal or NYSE Proposal is not approved, then Concord III will not consummate the Business Combination. The Business Combination is not conditioned on the approval of the Election of Directors Proposal. If Concord III does not consummate the Business Combination and fails to complete an initial business combination by August 8, 2024 or obtain the approval of Concord III stockholders to extend the deadline for Concord III to consummate an initial business combination, then Concord III will be required to dissolve and liquidate.

Q.
What will happen upon the consummation of the Business Combination?

A.
On the Closing Date, Merger Sub will merge into GCT, whereupon Merger Sub will cease to exist and GCT will continue as the Surviving Corporation and become a direct wholly-owned subsidiary of Concord III. The Merger will have the effects specified under Delaware law. The Aggregate Transaction Consideration to be paid in the Business Combination will be equal to the quotient of (i) the Company Value divided by (ii) $10.00.

Q.
Why is Concord III proposing the Business Combination Proposal?

A.
Concord III was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Concord III is not limited to any particular industry or sector.

Concord III received $351,900,000 from its initial public offering (the “IPO”) (including net proceeds from the exercise by the underwriters of their over-allotment option), sale of the private warrants (the “Private Warrants”) and the promissory notes (the “Sponsor Loans”) executed with Concord Sponsor Group III LLC (the “Sponsor”) and CA2 Co-Investment LLC (“CA2,” together with the Sponsor, the “Sponsors”), which was placed into the Trust Account immediately following the IPO. In accordance with Concord III’s amended and restated certificate of incorporation, the funds held in the Trust Account will be released upon the consummation of the Business Combination. The Business

Combination Agreement provides that the Sponsor Loans will be canceled at the Closing. See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?”
On May 4, 2023, Concord III’s stockholders approved a proposal to amend its amended and restated certificate of incorporation to extend the date by which it had to consummate a business combination from May 8, 2023 to November 8, 2023, or such earlier date as may be determined by the Concord III’s board of directors (the “First Extension”). In connection with the votes to approve the First Extension, the holders of 30,460,066 shares of Concord III Class A Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.42 per share, for an aggregate redemption amount of approximately $317.4 million, leaving approximately $42.1 million in the Trust Account immediately following the First Extension.
On November 7, 2023, Concord III’s stockholders approved a proposal to further amend its amended and restated certificate of incorporation, as amended, to extend the date by which it has to consummate a business combination from November 8, 2023 to August 8, 2024, or such earlier date as may be determined by the Concord III’s board of directors (the “Second Extension”). In connection with the votes to approve the Second Extension, the holders of 98,573 shares of Concord III Class A Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.70 per share, for an aggregate redemption amount of approximately $1.1 million, leaving approximately $42.2 million in the Trust Account immediately following the Second Extension.
There currently are 12,566,361 shares of Concord III Common Stock issued and outstanding, consisting of 3,941,361 Public Shares and 8,625,000 Founder Shares. In addition, there currently are 26,650,000 Concord III warrants issued and outstanding, consisting of 17,250,000 Public Warrants and 9,400,000 Private Warrants. Each whole Concord III Warrant entitles the holder thereof to purchase one share of Concord III Common Stock at a price of $11.50 per share. The Public Warrants will become exercisable 30 days after the completion of a business combination, and expire at 5:00 p.m., New York City time, five years after the completion of a business combination or earlier upon redemption or liquidation. The Private Warrants, however, are non-redeemable so long as they are held by their initial purchasers or their permitted transferees.
Under Concord III’s amended and restated certificate of incorporation, Concord III must provide all Public Stockholders with the opportunity to have their Public Shares converted to cash upon the consummation of Concord III’s initial business combination in conjunction with a stockholder vote.
Q.
Who is GCT?

A.
GCT was founded in Silicon Valley, California in 1998 and is a fabless semiconductor company that specializes in the design, manufacturing and sale of communication semiconductors, including high-speed wireless communication technologies such as 5G/4.75G/4.5G/4G transceivers (“RF”) and modems, which are essential for a wide variety of industrial, B2B and consumer applications. GCT has successfully developed and supplied communication semiconductor chipsets and modules to leading wireless operators worldwide, as well as to original design manufacturers (“ODMs”) and original equipment manufacturers (“OEMs”) for portable wireless routers (e.g., Mobile Router/MiFi), indoor and outdoor fixed wireless routers (e.g., CPE), industrial M2M applications and smartphones. See “Information About GCT.”

Q.
How much dilution may non-redeeming Concord III stockholders experience in connection with the Business Combination and what equity stake will current Concord III stockholders and GCT Stockholders have in New GCT after the Closing?

A.
Our Public Stockholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions by Public Stockholders.

If a Public Stockholder exercises its redemption rights, such exercise will not result in the loss of any Public Warrants that it may hold. We cannot predict the ultimate value of the Concord III Warrants following the consummation of the Business Combination, but assuming that 3,941,361 shares of Concord III Class A Common Stock held by our Public Stockholders were redeemed (maximum redemption scenario), the 17,250,000 retained outstanding Public Warrants would have an aggregate value of approximately $1.5 million, based on the price per Public Warrant of $0.0839 on January 26, 2024, the most recent practicable date prior to the date of this proxy statement/ prospectus. In addition, on January 26, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the price per share of Concord III Class A Common Stock closed at $10.59. If the shares of Concord III Class A Common Stock are trading above the exercise price of $11.50 per warrant, the warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable). This in turn increases the risk to the non-redeeming Public Stockholders that the warrants will be exercised, which would result in immediate dilution to the non-redeeming Public Stockholders.
The tables below illustrate the anticipated relative ownership of the Public Stockholders, the initial stockholders (being the Sponsors, CA2 and the independent directors of Concord III), the PIPE Investors, the CVT Investors, current GCT equityholders and certain third parties that entered into non-redemption agreements with Concord III and the Sponsor (the “NRA Investors”) upon completion of the Business Combination without and after giving effect to the additional dilution that may be caused by the issuance of Earnout Shares, the exercise of the outstanding Public Warrants or Private Warrants, or any issuance pursuant to the 2024 Incentive Award Plan or 2024 Employee Stock Purchase Plan under various redemption scenarios. All scenarios present the number of Public Shares held after giving effect to the redemption of 98,573 shares of Concord III Class A Common Stock in November 2023. In the no redemption scenario as described below in the sensitivity table, the residual equity value owned by the non-redeeming Public Stockholders is assumed to be the deemed value of $10.00 per share and the implied total equity value of New GCT following the Business Combination, assuming no dilution from any additional dilution sources described in the table below, would be $500.3 million. As a result of the respective redemption amounts in the 50% redemption and maximum redemption scenarios as described below in the sensitivity table, the implied total equity value of New GCT following the Business Combination, assuming no dilution from any additional dilution sources described in the table below, would be (a) $47.2 million in the 50% redemption scenario, and (b) $44.2 million in the maximum redemption scenario. Additionally, the sensitivity table below sets forth the potential additional dilutive impact of each of the additional dilution sources in each redemption scenario, as described further in Notes 10 through 14 below. Stockholders will experience additional dilution to the extent New GCT issues any such additional shares after the Closing.
Holders	No Redemption Scenario(1)	% of Total	50% Redemption Scenario(2)	% of Total	Maximum Redemption Scenario(3)	% of Total
Public Stockholders	3,941,361	7.9%	1,970,681	4.2%	—	—
Concord III Initial Stockholders(4)	5,444,267	10.9%	4,536,855	9.6%	3,523,892	8.0%
GCT Equityholders(5)	34,378,722	68.7%	34,378,722	72.9%	34,378,722	77.8%
PIPE Investors	4,484,854	9.0%	4,484,854	9.5%	4,484,854	10.2%
NRA Investors	1,781,626	3.6%	1,781,626	3.8%	1,781,626	4.0%
Total Shares Outstanding, Excluding Additional Dilution Sources(6)	50,030,830	100%	47,152,738	100%	44,169,094	100%
Total Equity Value Post-Redemptions(7)	$500,308,300		$471,527,380		$441,690,940

x

Additional Dilution Sources	No Redemption Scenario(1)	% of Total(8a)	Per Share Value(8b)	50% Redemption Scenario(2)	% of Total(8a)	Per Share Value(8b)	Maximum Redemption Scenario (3)	% of Total(8a)	Per Share Value(8b)
Earnout Shares(9)	20,000,000	28.6%	$7.14	20,000,000	29.8%	$7.02	20,000,000	31.2%	$6.88
Public Warrants(10)	17,250,000	25.6%	$10.38	17,250,000	26.8%	$10.40	17,250,000	28.1%	$10.42
Private Warrants(11)	6,580,000	11.6%	$10.17	6,580,000	12.2%	$10.18	6,580,000	13.0%	$10.19
Equity Incentive Plan(12)	4,403,083	8.1%	$9.19	4,115,274	8.0%	$9.20	3,816,909	8.0%	$9.20
Employee Stock Purchase Plan(13)	600,000	1.2%	$9.88	600,000	1.3%	$9.87	600,000	1.3%	$9.87
Total Additional Dilution Sources(14)	48,833,083	49.4%	$7.83	48,545,274	50.7%	$7.79	48,246,909	52.2%	$7.74

Note: Percentages may not sum due to rounding.
(1)
This scenario assumes that no shares of Concord III Class A Common Stock are redeemed by the Public Stockholders.

(2)
This scenario assumes that 1,970,681 shares of Concord III Class A Common Stock are redeemed by the Public Stockholders.

(3)
This scenario assumes that 3,941,361 shares of Concord III Class A Common Stock are redeemed by the Public Stockholders.

(4)
Interests shown give effect to (i) the transfer by the Sponsors to NRA Investors of 999,665 Founder Shares immediately following consummation of the Business Combination pursuant to certain non-redemption agreements entered into by the Sponsor, (ii) the forfeiture by the Sponsors of an aggregate of 781,961 Founder Shares immediately following consummation of the Business Combination pursuant to certain non-redemption agreements entered into by the Sponsor and (iii) the transfer by the Sponsors of an aggregate of 1,399,107 shares of New GCT Common Stock to GCT’s existing stockholders and investors in the Financings at the Closing. Interests shown include 1,920,375, 1,012,963 and zero Founder Shares currently beneficially owned by the Sponsors which will become Sponsor Earnout Shares at the Closing under the no redemption, 50% redemption and maximum redemption scenarios, respectively.

(5)
Amount includes the conversion of the outstanding GCT common shares, GCT convertible promissory notes and CVT convertible promissory notes under the three redemption scenarios. Amount excludes the issuance of exchanged GCT Stock Options of 612,572 shares, GCT Warrants of 299,999 shares, and Earnout Shares of 20,000,000 under the three redemption scenarios. The GCT Stock Options and GCT Warrants will be converted into equivalent New GCT options and warrants with the same terms and conditions. The Earnout Shares will vest based on achieving the GCT Earnout Targets (as defined herein), which is based on the dollar VWAP of New GCT Common Stock or upon the equivalent per share consideration received as part of a Change in Control transaction.

(6)
The share amounts held by the Public Stockholders and the initial stockholders set forth in the first table above are based on 12,566,361 shares of Concord III Common Stock, of which 12,566,360 were shares of Concord III Class A Common Stock and one was a share of Concord III Class B Common Stock, issued and outstanding as of December 21, 2023. The share amounts and ownership percentages set forth in the first table above do not take into account the additional sources of dilution set forth in the second table above. Stockholders will experience additional dilution to the extent New GCT issues any such additional shares after the Closing.

(7)
This assumes that the total shares outstanding have a value of $10.00 per share.

(8a)
The Percentage of Total with respect to each additional dilution source set forth below, including the Total Additional Dilution Sources, includes the full amount of shares issuable with respect to the applicable additional dilution source in both the numerator and denominator.

(8b)
Calculation of value per share assumes the issuance of the maximum amount of shares of New GCT Common Stock in connection with the additional dilution sources, as described in Notes 10 through 14 below. In addition, calculation of value per share in the rows entitled “Public Warrants” and “Private Warrants” are based on the applicable Total Equity Value Post-Redemptions in the

No Redemption Scenario, the 50% Redemption Scenario and the Maximum Redemption Scenario plus the full exercise of the applicable maximum number of Concord III Warrants at $11.50 per share for a total cash exercise price of approximately $198.4 million in the row entitled “Public Warrants,” or approximately $75.7 million in the row entitled “Private Warrants,” respectively. Calculation of value per share in the row entitled “Total Additional Dilution Sources” is based on the applicable Total Equity Value Post-Redemptions in the No Redemption Scenario, the 50% Redemption Scenario and the Maximum Redemption Scenario plus the full exercise of the applicable maximum number of Concord III Warrants at $11.50 per share in the rows entitled “Public Warrants” and “Private Warrants.”
(9)
This row assumes that all 20,000,000 Earnout Shares potentially issuable to GCT equityholders (upon the realization of all of the benchmark share prices in the earnout) are issued to GCT equityholders and assumes that no additional shares of New GCT Common Stock are issued between the Closing and the realization of all of the benchmark share prices in the earnout.

(10)
This row assumes exercise of all Public Warrants outstanding as of September 30, 2023, to purchase 17,250,000 shares of Concord III Class A Common Stock.

(11)
This row gives effect to the forfeiture of an aggregate of 2,820,000 Private Warrants by the Sponsors as of the Closing.

(12)
This row assumes the issuance of all shares of New GCT Common Stock reserved for issuance under the 2024 Incentive Award Plan following the consummation of the Business Combination.

(13)
This row assumes the issuance of all shares of New GCT Common Stock reserved for issuance under the 2024 Employee Stock Purchase Plan following the consummation of the Business Combination.

(14)
This row assumes the issuance of all shares of New GCT Common Stock in connection with each of the additional dilution sources, as described further in Notes 9 through 13 above, which equals 48,833,083 shares of New GCT Common Stock in the no redemption scenario, 48,545,274 shares of New GCT Common Stock in the 50% redemption scenario, or 48,246,909 shares of New GCT Common Stock in the maximum redemption scenario, in each case, following the consummation of the Business Combination.

The numbers of shares and percentage interests set forth in the tables above are based on a number of assumptions described in the footnotes to the tables and that neither Concord III nor GCT issues any additional equity securities prior to the Business Combination, including in the potential Financings. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different.
Q.
What is the expected per share value of the cash to be received by New GCT in the Business Combination?

A.
The net cash contributed to the balance sheet of New GCT in the Business Combination will depend upon the extent to which Public Stockholders elect to exercise their redemption rights. Although the parties to the Business Combination have deemed the value of New GCT Common Stock to be equal to $10.00 per share for determining the number of shares of New GCT Common Stock issuable to holders of GCT Common Stock, the cash value per share of New GCT Common Stock will be substantially less than $10.00 per share. Set forth below is a calculation of the net cash per New GCT Common Stock resulting from the proceeds of the Trust Account and the Financings in a no redemption scenario, 50% redemption scenario and maximum redemption scenario. Such calculations are based upon (i) cash held in the Trust Account as of September 30, 2023 of approximately $10.69 per Public Share (rounded to the nearest cent) and (ii) estimated transaction expenses of approximately $32.3 million. The calculations do not assume the receipt of any debt or equity financing in connection with the Closing, other than the Financings, or the issuance of any shares as a result of any such other debt or equity financing.

	Assuming No Redemption(1)	Assuming 50% Redemption(2)	Assuming Maximum Redemption(3)
(Amounts in thousands, except for shares and per share amounts)
Concord III Class A Common Stock not redeemed	3,941,361	1,970,681	—
Gross Cash Proceeds of Trust Account at $10.69 per share	$42,133,149	$21,066,579	—
Gross Cash Proceeds from Note Financing	$18,300,000	$18,300,000	$18,300,000
Gross Cash Proceeds from PIPE Investments	$29,913,976	$29,913,976	$29,913,976
Total Gross Cash Proceeds	$90,347,125	$69,280,555	$48,213,976
Estimated Transaction Expenses	$32,302,000	$32,302,000	$32,302,000
Net Cash Proceeds	$58,045,125	$36,978,555	$15,911,976
Total Shares Outstanding	50,030,830	47,152,738	44,169,094
Net Cash Proceeds per share of New GCT Common Stock Outstanding	$1.16	$0.78	$0.36

(1)
This scenario assumes that no Concord III Class A Common Stock are redeemed by Public Stockholders.

(2)
This scenario assumes that 1,970,681 shares of Concord III Class A Common Stock are redeemed by Public Stockholders.

(3)
This scenario assumes that 3,941,361 shares of Concord III Class A Common Stock are redeemed by Public Stockholders.

The table below sets forth the effective underwriting fee incurred in connection with the Business Combination in each redemption scenario.
	Assuming No Redemptions	% of Trust Account	Assuming 50% Redemptions	% of Trust Account	Assuming Maximum Redemptions	% of Trust Account
Deferred Underwriting Fee(1)	$5,083,575	12.1%	$5,083,575	24.1%	$5,083,575	n/a(2)

(1)
Cowen and Company, LLC (“TD Cowen”) will be entitled to $4,660,950 of deferred underwriting commissions upon consummation of the Business Combination. AmeriVet will be entitled to $422,625 of deferred underwriting commissions upon consummation of the Business Combination. On December 8, 2023, Citigroup Global Markets Inc. (“Citi”) waived its entitlement to its portion of the deferred underwriting fee, which was $6,991,425.

(2)
The amount of the deferred underwriting fee payable exceeds the amount remaining in the Trust Account in this scenario.

Q.
Who will be the officers and directors of New GCT if the Business Combination is consummated?

A.
The Business Combination Agreement provides that, immediately following the consummation of the Business Combination, the board of directors of New GCT will be comprised of seven individuals designated as provided in the Business Combination Agreement. As of the date of this proxy statement/prospectus, there are six nominees for membership to the New GCT board of directors, including John Schlaefer, Dr. Kyeongho Lee, Robert Barker, Kukjin Chun, Hyunsoo Shin, and Jeff Tuder, leaving one vacancy to be filled. The Sponsor has the right to designate two initial directors of Concord III to the New GCT board of directors, provided that such directors designated by Sponsor are reasonably acceptable to GCT and at least one of which is an industry expert and qualifies as an independent director. The Sponsor has designated Jeff Tuder as one of the two initial directors of Concord III to the New GCT board of directors, and following the mailing of this proxy statement/prospectus to Concord III stockholders, and most likely following consummation of the Business Combination, the Sponsor will identify an additional candidate to fill the remaining directorship. Immediately following the consummation of the Business Combination, we expect that the following will be the officers of New

GCT: John Schlaefer, David Yoon, Dr. Jeemee Kim and Alex Sum. See “Management of New GCT Following the Business Combination.”
Q.
What conditions must be satisfied to complete the Business Combination?

A.
There are a number of closing conditions in the Business Combination Agreement, including that Concord III’s stockholders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to Closing.”

Q.
What happens if I sell my shares of Concord III Common Stock before the special meeting of stockholders?

A.
The record date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Concord III Common Stock after the record date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders.

Q.
What vote is required to approve the proposals presented at the special meeting of stockholders?

A.
The approval of the Business Combination Proposal, Governance Proposals (on an advisory basis), Incentive Award Plan Proposal, Employee Stock Purchase Plan Proposal, NYSE Proposal and Adjournment Proposal requires the affirmative vote in person or by proxy of the holders of a majority of the then outstanding shares of Concord III Common Stock present and entitled to vote at the special meeting. Accordingly, a Concord III stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders or a broker non-vote will have no effect on these Proposals. An abstention will have the same effect as a vote against these Proposals.

The approval of the Charter Amendment Proposal requires the affirmative vote in person or by proxy of the holders of a majority of all then outstanding shares of Concord III Common Stock entitled to vote thereon at the special meeting. Accordingly, a Concord III stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against the Charter Amendment Proposal.
The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of Concord III Common Stock entitled to vote and actually cast thereon at the special meeting. Concord III’s existing certificate of incorporation provides that prior to the closing of the initial Business Combination, the holders of Concord III Class B Common Stock have the exclusive right to elect directors. The Sponsor holds the only outstanding share of Concord III Class B Common Stock. Accordingly, the Sponsor’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have the same effect as a vote against the directors in the Election of Directors Proposal.
Q.
How do Concord III’s initial stockholders intend to vote on the proposals?

A.
The Sponsor, Concord III’s directors and officers and CA2 are entitled to vote an aggregate of 68.6% of the outstanding shares of Concord III Common Stock. The Sponsor, Concord III’s directors and officers and CA2 have agreed to vote any Founder Shares and any Public Shares held by them as of the record date in favor of each of the proposals presented at the special meeting.

Q.
Do GCT’s stockholders need to approve the Business Combination?

A.
Yes. The Business Combination requires the affirmative approval of the Business Combination Agreement and the transactions contemplated therein by GCT’s stockholders. In connection with the execution of the Business Combination Agreement, certain stockholders of GCT owning approximately 56% of the voting power of GCT entered into the Stockholder Support Agreement with Concord III, pursuant to which the GCT stockholders agreed to approve the Business Combination Agreement and the transactions contemplated thereby and subject their shares of GCT Common Stock to certain transfer restrictions. See “Certain Agreements Related to The Business Combination — Stockholder Support Agreement.”
Q.
May Concord III or Concord III’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.
At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Concord III or its securities, Concord III, Concord III’s officers, directors and advisors, the Sponsor, GCT and/or their respective affiliates may purchase Public Shares and/or Public Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Concord III Common Stock. In such transactions, the purchase price for the Concord III Common Stock is not expected to exceed the redemption price. In addition, the persons and entities described above will waive redemption rights, if any, with respect to the Concord III Common Stock they acquire in such transactions. However, any Concord III Common Stock acquired by the persons or entities described above would not vote on the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination which may not otherwise have been possible.
As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Concord III will file with the SEC a Current Report on Form 8-K prior to the special meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons or entities. Any such report will include: (i) the amount of Public Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Public Shares for which Concord III has received redemption requests.
Q.
How many votes do I have at the special meeting of stockholders?

A.
Concord III’s stockholders are entitled to one vote at the special meeting for each share of Concord III Common Stock held of record as of the record date. As of the close of business on the record date, there were 12,566,361 outstanding shares of Concord III Common Stock.

Q.
What interests do Concord III’s current officers and directors have in the Business Combination?

A.
Concord III’s board of directors and executive officers may have interests in the Business Combination that are different from, in addition to or in conflict with, yours. Concord III’s board of directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby be adopted and approved by the stockholders of Concord III. Concord III’s board of directors concluded, after taking into account the differing interests described below, that on balance, the factors set forth above supported a favorable determination that the Business Combination Agreement and the Business Combination are advisable and in the best interests of Concord III and its stockholders. These interests include:

•
the beneficial ownership of the Sponsor, which is governed by a board of managers consisting of three managers, Bob Diamond, David Schamis and Jeff Tuder, of an aggregate of 16,218,333 shares of Concord III Common Stock, consisting of:

•
7,957,727 Founder Shares purchased by the Sponsor for an aggregate price of $25,000;

•
8,260,606 shares of Concord III Class A Common Stock underlying Private Warrants purchased by the Sponsor at $1.00 per warrant for an aggregate purchase price of approximately $8.26 million.

All of the above Founder Shares and warrants would become worthless if Concord III does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $84.3 million and $700,000, respectively, based on the closing price of Concord III Class A Common Stock of $10.59 and the closing price of Concord III Warrants of $0.0839 on the NYSE on January 26, 2024;

•
the beneficial ownership of Concord III’s independent directors, Peter Ort, Thomas King and Larry Leibowitz, who each hold 30,000 Founder Shares with a total market value of approximately $318,000 based on the closing price of Concord III Class A Common Stock of $10.59 on the NYSE on January 26, 2024. The Founder Shares would become worthless if Concord III does not complete a business combination within the applicable time period, as the independent directors have waived any right to redemption with respect to these shares;

•
the fact that given the differential in the purchase price that the Sponsors paid for the Founder Shares as compared to the price of Concord III Units sold in the IPO and the substantial number of shares of Concord III Class A Common Stock held by the initial stockholders upon conversion of the Founder Shares, they and their affiliates may earn a positive rate of return on their investment, even if Public Stockholders experience a negative rate of return following the completion of the Business Combination, including if the share price of New GCT Common Stock after the Closing falls as low as $1.09 per share, as the market value of the 8,625,000 Founder Shares would be approximately equal to the initial stockholders’ initial investment in Concord III;

•
the economic interests in the Sponsor held directly or indirectly by certain of Concord III’s officers and directors, including Bob Diamond and Jeff Tuder, which gives them an indirect pecuniary interest in the securities of Concord III, including the Founder Shares and Private Warrants held by the Sponsor and which interest will become worthless if Concord III does not consummate an initial business combination within the applicable time period;

•
As of September 30, 2023, there was no balance outstanding in Working Capital Loans extended by the Sponsor to Concord III pursuant to the Sponsor Promissory Note. Other than repayment of Working Capital Loans in connection with the consummation of the Business Combination, there are presently no fees that will be paid and no out-of-pocket expenses that would be reimbursed to the Sponsor upon consummation of the Business Combination;

•
the continued right of the Sponsor to hold Concord III Class A Common Stock and the shares of Concord III Class A Common Stock to be issued to the Sponsor upon exercise of its Private Warrants following the Business Combination, subject to certain lock-up periods and forfeiture pursuant to the Sponsor Support Agreement;

•
the fact that the Sponsor and Concord III’s executive officers and directors, for no compensation, have agreed not to redeem any shares of Concord III held by them in connection with a stockholder vote to approve the Business Combination and to vote any shares of Concord III Common Stock held by them in favor of the Business Combination Proposal;

•
the fact that if the Trust Account is liquidated, including in the event Concord III is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Concord III to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Concord III has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Concord III, but only if such a vendor or target business has not executed a waiver (other than Concord III’s independent public accountants) of any and all rights to amounts held in the Trust Account;

•
the fact that Jeff Tuder, the current Chief Executive Officer and a director of Concord III, is expected to become a director of New GCT after the consummation of the Business Combination. As such, in the future he will receive any cash fees, stock options, stock awards or other remuneration that the New GCT board of directors determines to pay to him for his services as a director;

•
Concord III’s existing certificate of incorporation provides that the doctrine of corporate opportunity will not apply with respect to Concord III or any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. Concord III does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, Concord III’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to Concord III as well as the other entities with which they are affiliated. Concord III’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any entity with whom Concord III’s management has a pre-existing fiduciary obligation will be presented the opportunity before Concord III is presented with it. Concord III does not believe, however, that the fiduciary duties or contractual obligations of Concord III’s officers or directors or waiver of corporate opportunity materially affected Concord III’s search for a business combination. Concord III is not aware of any such corporate opportunity not being offered to Concord III and does not believe the renouncement of Concord III’s interest in any such corporate opportunities impacted Concord III’s search for an acquisition target; and

•
the continued indemnification of current directors and officers of Concord III and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence Concord III’s board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. The existence of financial and personal interests of the Sponsor, board of directors and executive officers of Concord III may mean that they may be incentivized to recommend, approve and/or complete the Business Combination, or an alternative business combination, with a less favorable target company or on terms less favorable to Public Stockholders and holders of Public Warrants than they would otherwise recommend, approve or complete, as the case may be, rather than allow Concord III to wind up having failed to consummate a business combination and lose their entire investment. Further, because of these interests, the Sponsor, board of directors and executive officers of Concord III could benefit from the completion of a business combination that is not favorable to Public Stockholders and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Stockholders rather than liquidate. You should also read the section entitled “The Business Combination — Interests of Concord III’s Directors and Officers in the Business Combination.”
Q.
Did Concord III’s board of directors obtain a third-party valuation or fairness opinion in determining whether to proceed with the Business Combination?

A.
Concord III’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Concord III’s board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. Concord III’s board of directors also determined, without seeking a valuation from a financial advisor, that GCT’s fair market value was at least 80% of Concord III’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of Concord III’s board of directors as described above in valuing GCT’s business and assuming the risk that Concord III’s board of directors may not have properly valued such business.

Q.
What happens if the Business Combination Proposal is not approved?

A.
If the Business Combination Proposal is not approved and Concord III does not consummate a business combination by August 8, 2024, or amend its amended and restated certificate of incorporation to extend the date by which Concord III must consummate an initial business combination, Concord III will be required to dissolve and liquidate the Trust Account.

Q.
Do I have conversion or redemption rights?

A.
If you are a holder of Public Shares, you have the right to demand that Concord III convert your Public Shares into a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the IPO, calculated as of two business days prior to the consummation of the Business Combination, upon the consummation of the Business Combination. We refer to these rights to demand conversion of the Public Shares as “redemption rights.” Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsors and each of Concord III’s officers and directors have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares that they may have acquired during or after the IPO, in connection with the completion of Concord III’s initial business combination. None of such persons received any specific consideration for agreeing not to seek redemption of such shares. These shares will be excluded from the pro rata calculation used to determine the per share conversion price. For illustrative purposes, based on funds in the Trust Account of approximately $42.4 million as of December 31, 2023, the estimated per share conversion price would have been approximately $10.76. This is greater than the $10.00 IPO price of Concord III Units. Additionally, Public Shares properly tendered for conversion will only be converted if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest will be net of taxes payable by Concord III), in connection with the liquidation of the Trust Account.

Q.
Will how I vote affect my ability to exercise redemption rights?

A.
No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will convert their Public Shares and no longer remain stockholders, leaving stockholders who choose not to convert their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of the NYSE.

Q.
How do I exercise my redemption rights?

A.
A holder of Public Shares may exercise redemption rights regardless of whether it votes for or against the Business Combination Proposal or does not vote on such proposal at all, or if it is a holder of Public Shares on the record date. If you are a holder of Public Shares and wish to exercise your redemption rights, you must demand that Concord III convert your Public Shares into cash, and deliver your Public Shares to Continental Stock Transfer & Trust Company, Concord III’s transfer agent, physically or electronically using The Depository Trust Company’s (“DTC”) Deposit/Withdrawal at Custodian (“DWAC”) System no later than two (2) business days prior to the special meeting. Any holder of Public Shares seeking conversion will be entitled to a full pro rata portion of the amount then in the Trust Account, less any owed but unpaid taxes on the funds in the Trust Account. Such amount will be paid promptly upon consummation of the Business Combination. As of December 31, 2023, Concord III has no accrual of federal income taxes payable for the year ended December 31, 2023.

Any request for conversion, once made by a holder of Public Shares, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the special meeting. If you deliver your shares for conversion to Concord III’s transfer agent and later decide prior to the special meeting not to elect conversion, you may request that Concord III’s transfer agent return the shares (physically or electronically). You may make such request by contacting Concord III’s transfer agent at the address listed under the question “Who can help answer my questions?” below.
Any written demand of redemption rights must be received by Concord III’s transfer agent at least two (2) business days prior to the vote taken on the Business Combination Proposal at the special meeting. No demand for conversion will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.
If you are a holder of Public Shares (including through the ownership of Concord III Units) and you exercise your redemption rights, it will not result in the loss of any Concord III Warrants that you may hold (including those contained in any Concord III Units you hold). Your Concord III Warrants will become exercisable to purchase one share of Concord III Common Stock for a purchase price of $11.50 beginning the later of 30 days after consummation of the Business Combination or 12 months from the closing of the IPO.
Q.
What are the U.S. federal income tax consequences of exercising my redemption rights?

A.
The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. See the section entitled “Material U.S. Federal Income Tax Considerations of the Redemption rights and the Business Combination — U.S. Federal Income Tax Considerations of the Conversion to Holders of Concord III Class A Common Stock.”

Q.
If I hold Concord III Warrants, can I exercise redemption rights with respect to my warrants?

A.
No. Holders of Concord III Warrants do not have any redemption rights with respect to such warrants. Assuming maximum redemptions of 3,941,361 shares of Concord III Class A Common Stock and based on the closing price of such Concord III Warrants of $0.07 on NYSE as of January 30, 2024, the aggregate value that can be retained by Public Stockholders who have properly exercised their redemption rights is $1,207,500. The actual market price of Concord III Warrants may be higher or lower on the date that a holder of Concord III Warrants seeks to sell or exercise such Concord III Warrants. Additionally, Concord III cannot assure the holders of Concord III Warrants that they will be able to sell their Concord III Warrants in the open market as there may not be sufficient liquidity in such Concord III Warrants when a holder thereof desires to sell. Further, while the level of redemptions of Concord III Class A Common Stock will not directly change the value of Concord III Warrants, as Concord III Warrants will remain outstanding regardless of the level of redemptions, as redemptions of Concord III Class A Common Stock increase, a holder of Concord III Warrants will ultimately own a greater interest in Concord III (or, after completion of the Business Combination, New GCT) because there would be fewer shares of Concord III Class A Common Stock (or, after completion of the Business Combination, shares of New GCT Common Stock) outstanding overall. Further, the potential for the issuance of a substantial number of shares of Concord III Class A Common Stock (or, after completion of the Business Combination, shares of New GCT Common Stock) upon exercise of Concord III Warrants (or, after completion of the Business Combination, New GCT Warrants) could make New GCT less attractive to investors. Any such issuance will increase the number of issued and outstanding shares of Concord III Class A Common Stock (or, after completion of the Business Combination, shares of New GCT Common Stock) and reduce the value of the outstanding Concord III Class A Common Stock (or, after completion of the Business Combination, New GCT Common Stock). Therefore, the outstanding Concord III Warrants (or, after completion of the Business Combination, New GCT Warrants) could have the effect of depressing the market price of Concord III Class A Common Stock (or, after completion of the Business Combination, New GCT Common Stock).

Q.
Do I have appraisal rights if I object to the proposed Business Combination?

A.
No. There are no appraisal rights available to holders of shares of Concord III Common Stock in connection with the Business Combination.

Q.
What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.
If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) Concord III stockholders who properly exercise their redemption rights and (ii) expenses incurred by GCT and Concord III in connection with the Business Combination, to the extent not otherwise paid prior to the Closing. Any additional funds available for release from the Trust Account will be used for general corporate purposes of Concord III and GCT following the Business Combination.

Q.
What happens if the Business Combination is not consummated?

A.
There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “The Business Combination Agreement — Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, Concord III is unable to complete a business combination by August 8, 2024 or obtain the approval of Concord III stockholders to extend the deadline for Concord III to consummate an initial business combination, Concord III’s amended and restated certificate of incorporation provides that Concord III will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the issued and outstanding Public Shares, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and Concord III’s board of directors in accordance with applicable law, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the sections entitled “Risk Factors — Concord III may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate” and “— Concord III’s stockholders may be held liable for claims by third parties against Concord III to the extent of distributions received by them upon redemption of their shares.” The Sponsor has waived any right to any liquidation distribution with respect to the Founder Shares.
In the event of liquidation, there will be no distribution with respect to outstanding Concord III Warrants. Accordingly, the Concord III Warrants will expire worthless.
Q.
When is the Business Combination expected to be completed?

A.
It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to Closing.”
Q.
What do I need to do now?

A.
You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.
How do I vote?

A.
If you were a holder of record of Concord III Common Stock on February 5, 2024, the record date for the special meeting of stockholders, you may vote with respect to the applicable proposals in person at the special meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail.   By signing the proxy card and returning it in the enclosed postage-paid envelope, you are authorizing the individuals named on the proxy card to vote your shares of Concord III Common Stock at the special meeting in the manner you indicate. Concord III encourages you to sign and return the proxy card even if you plan to attend the special meeting so that your shares will be voted if you are unable to attend the special meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m. Eastern Time on February 26, 2024.

Voting at the Special Meeting.   If your shares of Concord III Common Stock are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the special meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these shares. For additional information, please see the section entitled “The Special Meeting of Concord III Stockholders.”
Q.
What will happen if I abstain from voting or fail to vote at the special meeting?

A.
At the special meeting of stockholders, Concord III will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention will have the same effect as a vote “against” the Business Combination Proposal, Charter Amendment Proposal, Governance Proposals, Incentive Award Plan Proposal, Employee Stock Purchase Plan Proposal, NYSE Proposal, Election of Directors Proposal and Adjournment Proposal. Failure to vote by proxy or to vote in person at the special meeting will have the same effect as a vote “against” the Charter Amendment Proposal and will have no effect on the other proposals.

Q.
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.
Signed and dated proxies received by Concord III without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the special meeting.

Q.
Do I need to attend the special meeting of stockholders to vote my shares?

A.
No. You are invited to attend the special meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. Concord III encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.
If I am not going to attend the special meeting of stockholders, should I return my proxy card instead?

A.
Yes. Whether you plan to attend the special meeting or not, please read and consider the information contained in this proxy statement/prospectus carefully and vote your shares of Concord III Common Stock by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.
No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the Concord III Proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will not be counted for purposes of determining the presence of a quorum at the special meeting of stockholders. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be converted in connection with the proposed Business Combination.

Q.
May I change my vote after I have mailed my signed proxy card?

A.
Yes. You may change your vote by sending a later-dated, signed proxy card to Concord III’s secretary at the address listed below prior to the vote at the special meeting of stockholders, or attend the special meeting and vote in person. You also may revoke your proxy by sending a notice of revocation to Concord III’s secretary, provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.
What should I do if I receive more than one set of voting materials?

A.
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.
What is the quorum requirement for the special meeting of stockholders?

A.
A quorum will be present at the special meeting of stockholders if a majority of the Concord III Common Stock outstanding and entitled to vote at the meeting is represented in person or by proxy.

As of the record date for the special meeting, 6,283,181 shares of Concord III Common Stock would be required to achieve a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person at the special meeting of stockholders. Abstentions will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders present at the special meeting or by proxy may authorize adjournment of the special meeting to another date.
As of the date of this proxy statement/prospectus, the Sponsor, Concord III’s directors and officers and CA2 hold an aggregate of approximately 68.6% of the issued and outstanding shares of Concord III Common Stock, which will count towards this quorum. As a result, as of the record date for the special meeting, in addition to the shares of the Sponsor, Concord III’s directors and officers and CA2, no additional Public Shares would be required to be present at the special meeting to achieve a quorum.
Q.
What happens to the Concord III Warrants I hold if I vote my shares of Concord III Common Stock against approval of the Business Combination Proposal and validly exercise my redemption rights?

A.
Properly exercising your redemption rights as a Concord III stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is not completed, you will continue to hold your Concord III Warrants, and if Concord III does not otherwise consummate an initial business combination by August 8, 2024 or obtain the approval of Concord III stockholders to extend the deadline for Concord III to consummate an initial business combination, Concord III will be required to dissolve and liquidate, and your Concord III Warrants will expire worthless.

Q.
Who will solicit and pay the cost of soliciting proxies?

A.
Concord III will pay the cost of soliciting proxies for the special meeting. Concord III has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. Concord III has agreed to pay Morrow Sodali LLC a fee of $15,000. Concord III will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Concord III also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Concord III Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Concord III Common Stock and in obtaining voting instructions from those owners. Concord III’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q.
Who can help answer my questions?

A.
If you have questions about the stockholder proposals, or if you need additional copies of this proxy statement/prospectus or the proxy card you should contact our proxy solicitor at:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford CT 06902
Telephone: Toll-Free (800) 662-5200 or (203) 658-9400
Banks and brokers can call collect at: (203) 658-9400
Email: CND.info@investor.morrowsodali.com
You may also contact Concord III at:
Concord Acquisition Corp III
477 Madison Avenue, 22nd Floor
New York, NY 10022
(212) 883-4330
Attention: Secretary
To obtain timely delivery, Concord III’s stockholders and warrantholders must request the materials no later than five business days prior to the special meeting.
You may also obtain additional information about Concord III from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”
If you intend to seek conversion of your Public Shares, you will need to send a letter demanding conversion and deliver your stock (either physically or electronically) to Concord III’s transfer agent prior to 5:00 p.m., New York time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this proxy statement/prospectus carefully and in its entirety, including the annexes. See also the section entitled “Where You Can Find More Information.”
Parties to the Business Combination
Concord III
Concord III is a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, referred to throughout this proxy statement/prospectus as its initial business combination. Concord III may pursue its initial business combination in any business, industry or geographic region. Upon the Closing, Concord III intends to change our name from “Concord Acquisition Corp III” to “GCT Semiconductor Holding, Inc.”
Concord III Class A Common Stock, Concord III Warrants and Concord III Units, consisting of one share of Concord III Common Stock and one-half Concord III Warrant, are traded on the NYSE under the ticker symbols “CNDB,” “CNDB.WS” and “CNDBU,” respectively. We intend to apply to continue the listing of the New GCT Common Stock and New GCT Warrants on the NYSE under the symbols “GCTS” and “GCTSW,” respectively, upon the Closing. The Concord III Units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.
The mailing address of Concord III’s principal executive office is 477 Madison Avenue, 22nd Floor, New York, New York 10022, and its telephone number is (212) 883-4330. For more information about Concord III, see the sections entitled “Information About Concord III” and “Concord III Management’s Discussion and Analysis of Financial Condition and Results of Operation.”
GCT
GCT was founded in Silicon Valley, California in 1999 and is a fabless semiconductor company that specializes in the design, manufacturing and sale of communication semiconductors, including high-speed wireless communication technologies such as 5G/4.75G/4.5G/4G transceivers (“RF”) and modems, which are essential for a wide variety of industrial, B2B and consumer applications. GCT has successfully developed and supplied communication semiconductor chipsets and modules to leading wireless operators worldwide, as well as to original design manufacturers (“ODMs”) and original equipment manufacturers (“OEMs”) for portable wireless routers (e.g., Mobile Router/MiFi), indoor and outdoor fixed wireless routers (e.g., CPE), industrial M2M applications and smartphones.
The mailing address of GCT’s principal executive office is 2290 North 1st Street, Suite 201 San Jose, CA 95131, and its telephone number is +1 (408) 434-6040. For more information about GCT, see the sections entitled “Information About GCT” and “GCT Management’s Discussion and Analysis of Financial Condition and Results of Operation.”
The Business Combination
The Business Combination Agreement
On November 2, 2023, Concord III, GCT and Merger Sub entered into the Business Combination Agreement, pursuant to which Merger Sub will be merged with and into GCT, with GCT surviving the Merger as a direct wholly-owned subsidiary of Concord III. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Business Combination and the other transactions contemplated thereby.
The Aggregate Transaction Consideration will be equal to the quotient of (i) the Company Value divided by (ii) $10.00. Immediately prior to the Closing, all of the outstanding principal and accrued interest under the outstanding promissory notes issued by GCT that can be converted into shares of GCT Common Stock will be so converted in accordance with their terms.
At the Closing, each share of common stock of GCT that is issued and outstanding immediately prior to the effective time of the Merger (other than Dissenting Shares, as defined in the Business Combination Agreement) will be cancelled and converted into the right to receive a number of shares of New GCT Common Stock equal to an exchange ratio determined by dividing the number of shares of New GCT Common Stock, constituting the Aggregate Transaction Consideration by the Company Fully-Diluted Number (as defined in the Business Combination Agreement) (the “Exchange Ratio”).
At the Closing, each option and warrant to purchase GCT Common Stock, whether or not exercisable and whether or not vested, will automatically be converted into an option or warrant, as applicable, to purchase a number of shares of New GCT Common Stock in the manner set forth in the Business Combination Agreement.
At the Closing, each award of restricted stock units relating to a share of GCT Common Stock granted under GCT’s existing equity plans will automatically be converted into an award of restricted stock units covering the number of shares of New GCT Common Stock in the manner set forth in the Business Combination Agreement.
For more information about the Business Combination Agreement and the Business Combination and other transactions contemplated thereby, see the sections entitled “Proposal No. 1 — The Business Combination Proposal” and “The Business Combination Agreement.”
Earnout
Following the Closing, New GCT will issue up to an aggregate of 20,000,000 additional shares of New GCT Common Stock to the stockholders of GCT as of immediately prior to the Closing and the Financing Investors if the volume weighted average price (the “VWAP”) of the shares of New GCT Common Stock equals or exceeds certain minimum share prices at any time during the period starting 60 days following the Closing and expiring on the fifth anniversary of the Closing, as follows:
•
6,666,667 shares if the VWAP of the shares of New GCT Common Stock equals or exceeds $12.50 for any 20 trading days within a period of 30 consecutive trading days during the Earnout Period;

•
6,666,666 shares if the VWAP of the shares of New GCT Common Stock equals or exceeds $15.00 for any 20 trading days within a period of 30 consecutive trading days during the Earnout Period; and

•
6,666,667 shares if the VWAP of the shares of New GCT Common Stock equals or exceeds $17.50 for any 20 trading days within a period of 30 consecutive trading days during the Earnout Period.

Such shares will also become issuable under certain circumstances if a “change of control” of New GCT occurs prior to the applicable earnout expiration date and the price per share in the change of control equals or exceeds the applicable price target. For more information, see the section entitled “The Business Combination — Earnout.”
Conditions to Closing
The consummation of the Business Combination is subject to customary closing conditions, including, among others: (i) approval by Concord III’s and GCT’s respective stockholders, (ii) no law, regulation, judgment, decree, executive order or award enjoining or prohibiting the consummation of the Business Combination, (iii) Concord III having at least $5,000,001 of net tangible assets upon the consummation of the Closing, (iv) the effectiveness of this Registration Statement, (v) receipt of approval for listing on the NYSE of the shares of New GCT Common Stock to be issued in connection with the Business Combination, (vi) no material adverse effect with respect to Concord III or GCT having occurred and continuing, (vii) the accuracy of the parties’ respective representations and warranties (subject to specified materiality thresholds) and the material performance of the parties’ respective covenants and other obligations and (viii) the PIPE Investors having invested at least $25,000,000 in the PIPE Financing.
For more information, see the section entitled “The Business Combination — Conditions to Closing.”

Termination
The Business Combination Agreement may be terminated at any time prior to the effective time of the Merger: (i) by mutual written consent of Concord III and GCT; (ii) by either Concord III or GCT (a) if the effective time of the Merger has not occurred on or before September 30, 2024 (or such later date as Concord III’s deadline to consummate a business combination shall be extended to, if applicable) (the “Outside Date”), (b) if a governmental entity has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling that is final and nonappealable and has the effect of making the consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the Merger, (c)(1) if, at Concord III Stockholders’ Meeting, approval of Concord III Stockholder Matters is not obtained by reason of failure to obtain the requisite vote for approval or (2) if GCT does not deliver approval of the Transactions by the requisite holders of its capital stock within ten business days after the date of the Business Combination Agreement or (d) in the event of certain uncured breaches by the other party; or (iii) by Concord III, by written notice to GCT, if the Required Financials have not been delivered to Concord III by GCT within 45 days of the date of the Business Combination Agreement.
For more information, see the section entitled “The Business Combination Agreement — Termination,” “— Effect of Termination” and “— Termination Fee.”
Amendments to the Charter
Pursuant to the Business Combination Agreement, at the Effective Time, Concord III’s amended and restated certificate of incorporation will be further amended and restated to:
•
change Concord III’s name to “GCT Semiconductor Holding, Inc.” and remove certain provisions related to Concord III’s status as a special purpose acquisition company that will no longer be relevant following the Closing;

•
increase the number of authorized shares of Concord III Common Stock to 400,000,000 and the number of authorized shares of Concord III’s preferred stock to 40,000,000 shares;

•
require a supermajority vote for the removal of directors for cause;

•
require that special meetings of stockholders may only be called by the board of directors pursuant to a resolution adopted by a majority of the total number of directors, subject to any special rights of the holders of preferred stock; and

•
modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act rather than providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act.

For more information about these amendments to Concord III’s amended and restated certificate of incorporation, see the sections entitled “Proposal No. 2 — The Charter Amendment Proposal” and “Proposal Nos. 3A-3E — The Governance Proposals.”
Certain Agreements Related to the Business Combination Agreement
PIPE Subscription Agreements; Convertible Note Financing
Concurrently with the execution of the Business Combination Agreement, the PIPE Investors entered into the PIPE Subscription Agreements pursuant to which the PIPE Investors have committed to purchase in a private placement an aggregate of 4,484,854 shares of New GCT Common Stock at a purchase price of $6.67 per share and an aggregate purchase price of approximately $29.9 million. The purchase of the PIPE Shares is conditioned upon, among other things, the consummation of the Business Combination and will be consummated immediately prior to or substantially concurrently with the Closing. The PIPE Shares to be issued pursuant to the PIPE Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance on the availability of an exemption from such registration.

In addition, in connection with the execution of the Business Combination Agreement, GCT issued convertible promissory notes to the CVT Investors, pursuant to which GCT borrowed an aggregate principal amount of $18.3 million, which notes will convert into shares of New GCT Common Stock (“Note Financing Shares”) at a conversion price of $6.67 per share concurrently with the Closing. The purchase price of PIPE Shares and the conversion price of Note Financing Shares are substantially below the redemption price, which could have a negative impact on the value of the New GCT Common Stock after the Closing. In addition, Concord III’s warrants include certain down-round provisions under which their exercise price may be reduced, if (a) Concord III issues additional shares of Concord III Class A Common Stock or securities convertible into or exercisable or exchangeable for shares of Concord III Class A Common Stock for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per share of Concord III Class A Common Stock (the “Newly Issued Price”), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial business combination on the date of the consummation of such initial business combination (net of redemptions), and (c) the volume weighted average trading price of Concord III Class A Common Stock during the twenty (20) trading day period starting on the trading day prior to the day on which Concord III consummates an initial business combination (such price, the “Market Value”) is below $9.20 per share, the price per share (including in cash or by payment of warrants pursuant to a “cashless exercise,” to the extent permitted) at which shares of the Concord III Class A Common Stock may be purchased at the time a warrant is exercised will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. Those adjustment provisions may be triggered by the issuance of the PIPE Shares and/or the Note Financing Shares. However, since the Market Value will not be available until twenty (20) trading days after the trading day prior to the day on which Concord III consummates an initial business combination, we cannot confirm whether the issuance of the PIPE Shares and/or the Note Financing Shares will trigger the adjustment provisions discussed above until then. Any such adjustments, if triggered, or the potential for such adjustments could make it more difficult for us to raise capital, cause the market price of New GCT securities to decline significantly or cause a higher level of redemptions in connection with our Business Combination.
For more information about the PIPE Subscription Agreements and the Note Financing, see the section entitled “Certain Agreements Related to the Business Combination — PIPE Subscription Agreements; Convertible Note Financing.”
Stockholder Support Agreement
In connection with the execution of the Business Combination Agreement, Concord III entered into a support agreement (the “Stockholder Support Agreement”) with certain stockholders of GCT pursuant to which such stockholders have, among other things, agreed to (i) provide their written consent to adopt and approve the Business Combination Agreement and all other documents and transactions contemplated thereby within 10 business days as of the date of the Business Combination Agreement and (ii) subject their shares of GCT Common Stock to certain transfer restrictions.
For more information about the Stockholder Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Stockholder Support Agreement.”
Sponsor Support Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, Concord III entered into a sponsor support agreement (the “Sponsor Support Agreement”) with GCT, the Sponsor and CA2. Pursuant to the Sponsor Support Agreement, the Sponsor and CA2 have, among other things, agreed to vote all of their shares of Concord III’s common stock in favor of the approval of the Business Combination, including the Merger, not to redeem any of their shares of Concord III Common Stock and to waive their anti-dilution protections with respect to their Founder Shares.
In addition, the Sponsor and CA2 agreed that up to an aggregate of 1,920,375 Sponsor Earnout Shares will be unvested and subject to forfeiture as of the Closing and will only vest if, during the period starting 6 months following the Closing and expiring on the fifth anniversary of the Closing, with respect to one-third of the Sponsor Earnout Shares, the VWAP of New GCT Common Stock equals or exceeds $12.50, with respect to one-third of the Sponsor Earnout Shares, the VWAP of New GCT Common Stock equals or exceeds $15.00 and with respect to one-third of the Sponsor Earnout Shares, the VWAP of New GCT Common Stock equals or exceeds $17.50, in each case for any 20 trading days within a period of 30 consecutive trading days and as such share price targets may be adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like. Any Sponsor Earnout Shares that remain unvested after the fifth anniversary of the Closing will be forfeited. The number of Sponsor Earnout Shares is determined based on the aggregate amount of (i) funds remaining in Concord III’s trust account at the Closing, after giving effect to the exercise of redemption rights, (ii) any proceeds of the PIPE Financing that is not provided by existing stockholders of GCT or investors introduced by existing stockholders of GCT or by GCT or its affiliates and (iii) net proceeds available to New GCT as of the Closing pursuant to any debt financing. If the aggregate of such amounts is equal to or greater than $40 million, then 1,920,375 shares of New GCT Common Stock to be held by the Sponsor and CA2 at the Closing will be Sponsor Earnout Shares. Any portion of the 1,920,375 shares of New GCT Common Stock to be held by the Sponsor and CA2 at the Closing that are not Sponsor Earnout Shares (the “Sponsor Unretained Earnout Shares”) will be allocated by GCT as described below.
The Sponsor and CA2 further agreed that (i) 1,399,107 shares of New GCT Common Stock to be held by them at the Closing, (ii) any Sponsor Unretained Earnout Shares and (iii) up to an aggregate of 2,820,000 Private Warrants to be held by them at Closing (the “Incentive Warrants”), will be allocated by GCT to GCT’s existing stockholders and investors in the Financings, and transferred to such stockholders and investors at the Closing (without any vesting conditions). The number of Incentive Warrants is determined based on the aggregate amount of proceeds raised on or prior to the Closing pursuant to any (i) PIPE Financing in excess of $25,000,000 and (ii) Note Financing, in each case, that is provided by existing stockholders of GCT or investors introduced by existing stockholders of GCT or by GCT or its affiliates. If the aggregate of such amounts is equal to or greater than $25 million, then 2,820,000 Private Placement Warrants to be held by Sponsor and CA2 at Closing will be deemed Incentive Warrants.
The Sponsor and CA2 also agreed (i) to forfeit up to an additional 2,820,000 Private Placement Warrants held by them, to the extent not allocated prior to the Closing to prospective investors in the Financings or to holders of shares of Concord III’s Class A common stock who agree not to redeem their shares in connection with any extension of Concord III’s deadline to consummate an initial business combination, and (ii) to forgive all amounts outstanding under the loans in the aggregate amount of $6.9 million made by them to Concord III in connection with the IPO.
For more information about the Sponsor Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Sponsor Support Agreement.”
Registration Rights Agreement
The Business Combination Agreement provides that, in connection with the Closing, New GCT, certain stockholders of GCT, the Sponsor and certain stockholders of Concord III will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which New GCT will agree to register for resale certain shares of New GCT Common Stock and other equity securities that are held by the parties thereto from time to time.
For more information about the Registration Rights Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Registration Rights Agreement/”
Lock-Up Agreement
The Business Combination Agreement provides that, in connection with the Closing, New GCT and certain stockholders of GCT, including its directors, officers, affiliates and holders of more than 5% of outstanding shares of GCT Common Stock as of the Closing, will enter into a lock-up agreement (the “Lock-Up Agreement”), pursuant to which such stockholders will agree to not effect any sale or other transfer of New GCT Common Stock, subject to certain customary exceptions set forth in the Lock-Up Agreement, during the period commencing at the Closing and ending on the earlier of (i) one year following the Closing, (ii) such date as New GCT completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of New GCT’s stockholders having the right to exchange their shares of New GCT Common Stock for cash, securities or other property or (iii) the date on which the last sale price of New GCT Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing.
For more information about the Registration Rights Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Lock-up Agreement/”
Reasons for the Approval of the Business Combination
After careful consideration, Concord III’s board of directors recommends that Concord III stockholders vote “FOR” each Concord III Proposal being submitted to a vote of the Concord III stockholders at the Concord III special meeting of stockholders.
For a description of Concord III’s reasons for the approval of the Business Combination and the recommendation of Concord III’s board of directors, see the section entitled “The Business Combination — Concord III’s Board of Directors’ Reasons for the Approval of the Business Combination.”
Redemption Rights
Under Concord III’s amended and restated certificate of incorporation, holders of Public Shares may demand that Concord III convert such shares into cash at the applicable conversion price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to Concord III to pay its franchise and income tax obligations, by (b) the total number of shares of Concord III Common Stock included as part of the Concord III Units issued in the IPO. For illustrative purposes, based on funds in the Trust Account of approximately $42.4 million as of December 31, 2023, the estimated per share conversion price would have been approximately $10.76.
If a holder exercises its redemption rights and the Business Combination is consummated, then Concord III will convert such holder’s Public Shares into a pro rata portion of funds deposited in the Trust Account and such holder will no longer own these shares following the Business Combination. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands conversion and delivers its shares (either physically or electronically) to Concord III’s transfer agent in accordance with the procedures described herein. See the section entitled “The Special Meeting of Concord III Stockholders — Redemption Rights” for the procedures to be followed if you wish to convert your Public Shares into cash.
Ownership of New GCT After the Closing
It is anticipated that, upon the Closing of the Business Combination, the GCT Stockholders will own approximately 68.7% of the outstanding New GCT Common Stock, the Public Stockholders will retain an ownership interest of approximately 7.9% in New GCT and Concord III’s initial stockholders will retain an ownership interest of approximately 10.9% in New GCT, assuming no redemptions by the Public Stockholders.
The following summarizes the pro forma ownership of New GCT Common Stock following the Business Combination under each of the no redemption, 50% and maximum redemption scenarios:
Holders	No Redemption Scenario(1)	% of Total	50% Redemption Scenario(2)	% of Total	Maximum Redemption Scenario(3)	% of Total
Public Stockholders	3,941,361	7.9%	1,970,681	4.2%	—	—
Concord III Initial Stockholders(4)	5,444,267	10.9%	4,536,855	9.6%	3,523,892	8.0%
GCT Equityholders(5)	34,378,722	68.7%	34,378,722	72.9%	34,378,722	77.8%
PIPE Investors	4,484,854	9.0%	4,484,854	9.5%	4,484,854	10.2%

Holders	No Redemption Scenario(1)	% of Total	50% Redemption Scenario(2)	% of Total	Maximum Redemption Scenario(3)	% of Total
NRA Investors	1,781,626	3.6%	1,781,626	3.8%	1,781,626	4.0%
Total Shares Outstanding, Excluding Additional Dilution Sources(6)	50,030,830	100%	47,152,738	100%	44,169,094	100%
Total Equity Value Post-Redemptions(7)	$500,308,300		$471,527,380		$441,690,940
Additional Dilution Sources	No Redemption Scenario(1)	% of Total(8a)	Per Share Value(8b)	50% Redemption Scenario(2)	% of Total(8a)	Per Share Value(8b)	Maximum Redemption Scenario(3)	% of Total(8a)	Per Share Value(8b)
Earnout Shares(9)	20,000,000	28.6%	$7.14	20,000,000	29.8%	$7.02	20,000,000	31.2%	$6.88
Public Warrants(10)	17,250,000	25.6%	$10.38	17,250,000	26.8%	$10.40	17,250,000	28.1%	$10.42
Private Warrants(11)	6,580,000	11.6%	$10.17	6,580,000	12.2%	$10.18	6,580,000	13.0%	$10.19
Equity Incentive Plan(12)	4,403,083	8.1%	$9.19	4,115,274	8.0%	$9.20	3,816,909	8.0%	$9.20
Employee Stock Purchase Plan(13)	600,000	1.2%	$9.88	600,000	1.3%	$9.87	600,000	1.3%	$9.87
Total Additional Dilution Sources(14)	48,833,083	49.4%	$7.83	48,545,274	50.7%	$7.79	48,246,909	52.2%	$7.74

Note: Percentages may not sum due to rounding.
(1)
This scenario assumes that no shares of Concord III Class A Common Stock are redeemed by the Public Stockholders.

(2)
This scenario assumes that 1,970,681 shares of Concord III Class A Common Stock are redeemed by the Public Stockholders.

(3)
This scenario assumes that 3,941,361 shares of Concord III Class A Common Stock are redeemed by the Public Stockholders.

(4)
Interests shown give effect to (i) the transfer by the Sponsors to NRA Investors of 999,665 Founder Shares immediately following consummation of the Business Combination pursuant to certain non- redemption agreements entered into by the Sponsor, (ii) the forfeiture by the Sponsors of an aggregate of 781,961 Founder Shares immediately following consummation of the Business Combination pursuant to certain non-redemption agreements entered into by the Sponsor and(iii) the transfer by the Sponsors of an aggregate of 1,399,107 shares of New GCT Common Stock to GCT’s existing stockholders and investors in the Financings at the Closing. Interests shown include 1,920,375, 1,012,963 and zero Founder Shares currently beneficially owned by the Sponsors which will become Sponsor Earnout Shares at the Closing under the no redemption, 50% redemption and maximum redemption scenarios, respectively.

(5)
Amount includes the conversion of the outstanding GCT common shares, GCT convertible promissory notes and CVT convertible promissory notes under the three redemption scenarios. Amount excludes the issuance of exchanged GCT Stock Options of 612,572 shares, GCT Warrants of 299,999 shares, and Earnout Shares of 20,000,000 under the three redemption scenarios. The GCT Stock Options and GCT Warrants will be converted into equivalent New GCT options and warrants with the same terms and conditions. The Earnout Shares will vest based on achieving the GCT Earnout Targets (as defined herein), which is based on the dollar VWAP of New GCT Common Stock or upon the equivalent per share consideration received as part of a Change in Control transaction.

(6)
The share amounts held by the Public Stockholders and the initial stockholders set forth in the first table above are based on 12,566,361 shares of Concord III Common Stock, of which 12,566,360 were shares of Concord III Class A Common Stock and one was a share of Concord III Class B Common Stock, issued and outstanding as of December 21, 2023. The share amounts and ownership percentages set forth in the first table above do not take into account the additional sources of dilution set forth in the second table above. Stockholders will experience additional dilution to the extent New GCT issues any such additional shares after the Closing.

(7)
This assumes that the total shares outstanding have a value of $10.00 per share.

(8a)
The Percentage of Total with respect to each additional dilution source set forth below, including the Total Additional Dilution Sources, includes the full amount of shares issuable with respect to the applicable additional dilution source in both the numerator and denominator.

(8b)
Calculation of value per share assumes the issuance of the maximum amount of shares of New GCT Common Stock in connection with the additional dilution sources, as described in Notes 9 through 14 below. In addition, calculation of value per share in the rows entitled “Public Warrants” and “Private Warrants” are based on the applicable Total Equity Value Post-Redemptions in the No Redemption Scenario, the 50% Redemption Scenario and the Maximum Redemption Scenario plus the full exercise of the applicable maximum number of Concord III Warrants at $11.50 per share for a total cash exercise price of approximately $198.4 million in the row entitled “Public Warrants,” or approximately $75.7 million in the row entitled “Private Warrants,” respectively.Calculation of value per share in the row entitled “Total Additional Dilution Sources” is based on the applicable Total Equity Value Post-Redemptions in the No Redemption Scenario, the 50% Redemption Scenario and the Maximum Redemption Scenario plus the full exercise of the applicable maximum number of Concord III Warrants at $11.50 per share in the rows entitled “Public Warrants” and “Private Warrants.”

(9)
This row assumes that all 20,000,000 Earnout Shares potentially issuable to GCT equityholders (upon the realization of all of the benchmark share prices in the earnout) are issued to GCT equityholders and assumes that no additional shares of New GCT Common Stock are issued between the Closing and the realization of all of the benchmark share prices in the earnout.

(10)
This row assumes exercise of all Public Warrants outstanding as of September 30, 2023, to purchase 17,250,000 shares of Concord III Class A Common Stock.

(11)
This row gives effect to the forfeiture of an aggregate of 2,820,000 Private Warrants by the Sponsors as of the Closing.

(12)
This row assumes the issuance of all shares of New GCT Common Stock reserved for issuance under the 2024 Incentive Award Plan following the consummation of the Business Combination.

(13)
This row assumes the issuance of all shares of New GCT Common Stock reserved for issuance under the 2024 Employee Stock Purchase Plan following the consummation of the Business Combination.

(14)
This row assumes the issuance of all shares of New GCT Common Stock in connection with each of the additional dilution sources, as described further in Notes 9 through 13 above, which equals 48,833,083 shares of New GCT Common Stock in the no redemption scenario, 48,545,274 shares of New GCT Common Stock in the 50% redemption scenario, or 48,246,909 shares of New GCT Common Stockin the maximum redemption scenario, in each case, following the consummation of the Business Combination.

The numbers of shares and percentage interests set forth in the tables above are based on a number of assumptions described in the footnotes to the tables and that neither Concord III nor GCT issues any additional equity securities prior to the Business Combination, including in the potential Financings.If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different.
Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Recommendation of the Concord III Board of Directors
The Concord III board of directors has unanimously determined that the Business Combination, on the terms and conditions set forth in the Business Combination Agreement, is advisable and in the best interests of Concord III and its stockholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the special meeting on the date and at the time and place set forth in this proxy statement/prospectus. The Concord III board of directors unanimously recommends that Concord III’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the Governance Proposals, “FOR” the Election of Directors Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal “FOR” the NYSE Proposal and “FOR” the Adjournment Proposal, if presented. See “The

Business Combination — Recommendation of the Concord III Board of Directors” and “The Business Combination — Concord III’s Board of Directors’ Reasons for the Approval of the Business Combination.”
Concord III’s Special Meeting of Stockholders
See “Questions and Answers About the Special Meeting of Concord III’s Stockholders and the Related Proposals” above and “The Special Meeting of Concord III Stockholders” below for information regarding the special meeting.
The Sponsor and Concord III’s Directors and Officers Have Financial Interests in the Business Combination
In considering the recommendation of Concord III’s board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:
•
the beneficial ownership of the Sponsor, which is governed by a board of managers consisting of three managers, Bob Diamond, David Schamis and Jeff Tuder, of an aggregate of 16,218,333 shares of Concord III Common Stock, consisting of:

•
7,957,727 Founder Shares purchased by the Sponsor for an aggregate price of $25,000;

•
8,260,606 shares of Concord III Class A Common Stock underlying Private Warrants purchased by the Sponsor at $1.00 per warrant for an aggregate purchase price of approximately $8.26 million.

All of the above Founder Shares and warrants would become worthless if Concord III does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $84.3 million and $700,000, respectively, based on the closing price of Concord III Class A Common Stock of $10.59 and the closing price of Concord III Warrants of $0.0839 on the NYSE on January 26, 2024;

•
the beneficial ownership of Concord III’s independent directors, Peter Ort, Thomas King and Larry Leibowitz, who each hold 30,000 Founder Shares with a total market value of approximately $318,000 based on the closing price of Concord III Class A Common Stock of $10.59 on the NYSE on January 26, 2024. The Founder Shares would become worthless if Concord III does not complete a business combination within the applicable time period, as the independent directors have waived any right to redemption with respect to these shares;

•
the fact that given the differential in the purchase price that the Sponsors paid for the Founder Shares as compared to the price of Concord III Units sold in the IPO and the substantial number of shares of Concord III Class A Common Stock held by the initial stockholders, they and their affiliates may earn a positive rate of return on their investment, even if Public Stockholders experience a negative rate of return following the completion of the Business Combination, including if the share price of New GCT Common Stock after the Closing falls as low as $1.09 per share, as the market value of the 8,625,000 Founder Shares would be approximately equal to the initial stockholders’ initial investment in Concord III;

•
the economic interests in the Sponsor held directly or indirectly by certain of Concord III’s officers and directors, including Bob Diamond and Jeff Tuder, which gives them an indirect pecuniary interest in the securities of Concord III, including the Founder Shares and Private Warrants held by the Sponsor and which interest will become worthless if Concord III does not consummate an initial business combination within the applicable time period;

•
As of September 30, 2023, there was no balance outstanding in Working Capital Loans extended by the Sponsor to Concord III pursuant to the Sponsor Promissory Note. Other than repayment of

Working Capital Loans in connection with the consummation of the Business Combination, there are presently no fees that will be paid and no out-of-pocket expenses that would be reimbursed to the Sponsor upon consummation of the Business Combination;
•
the continued right of the Sponsor to hold Concord III Class A Common Stock and the shares of Concord III Class A Common Stock to be issued to the Sponsor upon exercise of its Private Warrants following the Business Combination, subject to certain lock-up periods and forfeiture pursuant to the Sponsor Support Agreement;

•
the fact that the Sponsor and Concord III’s executive officers and directors, for no compensation, have agreed not to redeem any shares of Concord III held by them in connection with a stockholder vote to approve the Business Combination and to vote any shares of Concord III Common Stock held by them in favor of the Business Combination Proposal;

•
the fact that if the Trust Account is liquidated, including in the event Concord III is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Concord III to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Concord III has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Concord III, but only if such a vendor or target business has not executed a waiver (other than Concord III’s independent public accountants) of any and all rights to amounts held in the Trust Account;

•
the fact that Jeff Tuder, the current Chief Executive Officer and a director of Concord III, is expected to become a director of New GCT after the consummation of the Business Combination. As such, in the future he will receive any cash fees, stock options, stock awards or other remuneration that the New GCT board of directors determines to pay to him for his services as a director;

•
Concord III’s existing certificate of incorporation provides that the doctrine of corporate opportunity will not apply with respect to Concord III or any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. Concord III does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, Concord III’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to Concord III as well as the other entities with which they are affiliated. Concord III’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any entity with whom Concord III’s management has a pre-existing fiduciary obligation will be presented the opportunity before Concord III is presented with it. Concord III does not believe, however, that the fiduciary duties or contractual obligations of Concord III’s officers or directors or waiver of corporate opportunity materially affected Concord III’s search for a business combination. Concord III is not aware of any such corporate opportunity not being offered to Concord III and does not believe the renouncement of Concord III’s interest in any such corporate opportunities impacted Concord III’s search for an acquisition target; and

•
the continued indemnification of current directors and officers of Concord III and the continuation of directors’ and officers’ liability insurance after the Business Combination.

The existence of financial and personal interests of the Sponsor, board of directors and executive officers of Concord III may mean that they may be incentivized to recommend, approve and/or complete the Business Combination, or an alternative business combination, with a less favorable target company or on terms less favorable to Public Stockholders and holders of Public Warrants than they would otherwise recommend, approve or complete, as the case may be, rather than allow Concord III to wind up having failed to consummate a business combination and lose their entire investment. Further, because of these interests, the Sponsor, board of directors and executive officers of Concord III could benefit from the completion of a business combination that is not favorable to Public Stockholders and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Stockholders rather than liquidate.

Certain Other Interests in the Business Combination
In addition to the interests of Concord III’s board of directors and executive officers in the Business Combination, TD Cowen and certain of its affiliates have financial interests that are different from, or in addition to, the interests of Concord III stockholders.
TD Cowen was an underwriter in the IPO, and upon consummation of the Business Combination, TD Cowen will be entitled to $4,660,950 of deferred underwriting commissions. Such deferred commissions relate solely to TD Cowen’s services in connection with the IPO, rather than any services provided in connection with the Business Combination, and were fully earned upon completion of the IPO. TD Cowen agreed to waive its rights to the deferred underwriting commissions held in the Trust Account in the event Concord III does not complete an initial business combination within the time period set forth in the second amended and restated certificate of incorporation. Accordingly, if the Business Combination, or any other initial business combination, is not consummated by that time and Concord III is therefore required to be liquidated, TD Cowen will not receive any of the deferred underwriting commissions and such funds will be returned to the Public Stockholders upon its liquidation. TD Cowen has provided certain advisory services to Concord III in connection with the Business Combination, and TD Cowen and certain related parties are entitled to indemnification against liabilities from Concord III in connection with its rendering of such advisory services. TD Cowen is not entitled to receive any additional fees for providing those advisory services.
CA2, an affiliate of TD Cowen, currently holds 577,273 Founder Shares and 1,139,394 Private Warrants, which were purchased in connection with the IPO. There are no redemption rights or liquidating distributions from the Trust Account with respect such Founder Shares, or Private Warrants, which will expire worthless if Concord III does not consummate an initial business combination by August 8, 2024. If the Business Combination is consummated, CA2 may earn a positive rate of return on its investment in Concord III. In addition, CA2 issued a Sponsor Loan to Concord III in the principal amount of $836,364. Such Sponsor Loan may be repaid or converted into Sponsor Loan Warrants at a conversion price of $1.00 per warrant, at CA2's discretion. Pursuant to the Sponsor Support Agreement, CA2 agreed to forgive all amounts outstanding under such Sponsor Loan at the Closing. Therefore, no Sponsor Loan Warrants will be issued in connection with the Closing.
Summary Risk Factors
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 17.
Such risks include, but are not limited to:
Risks related to GCT’s business, including that:
•
If the 5G market does not develop or develops more slowly than expected, or if GCT fails to accurately predict market requirements or market demand for 5G solutions, GCT’s financial performance will be adversely affected.

•
GCT’s products target primarily certain segments in the 5G markets, including fixed wireless access, mobile broadband, and machine-to-machine (M2M) applications, and if these markets do not develop or grow as anticipated, GCT’s financial performance will be adversely affected.

•
GCT depends on the commercial deployment of 4G LTE and 5G communications equipment, products and services to grow GCT’s business, and GCT’s business may be harmed if wireless carriers delay in the adoption of 5G standards, or if they deploy technologies that are not supported by GCT’s solutions.

•
GCT relies on a small number of customers for a significant percentage of its revenue, and the loss of, or a reduction in, orders from these customers could result in a substantial decline in its revenue.

Risks related to GCT’s industry and regulatory environment, including that:
•
The semiconductor and communications industries are cyclical and have historically experienced significant fluctuations with prolonged downturns, which could impact GCT’s operating results, financial condition and cash flows.

•
The wireless and consumer electronics industry is characterized by short product cycles, significant fluctuations in supply and demand, and rapidly changing technologies, and GCT may not be able to meet these challenges successfully or consistently.

•
The large amount of capital required to obtain radio frequency licenses, deploy and expand wireless networks and obtain new subscribers could slow the growth of the wireless communications industry and adversely affect GCT’s business.

•
GCT’s business depends on international customers, suppliers and operations in Asia, which subjects it to additional risks, including increased complexity and costs of managing international operations and geopolitical instability.

Risks related to GCT’s intellectual property rights, including that:
•
GCT’s failure to protect its intellectual property rights adequately could impair its ability to compete effectively or to defend itself from litigation.

•
The enforcement and protection of GCT’s intellectual property may be expensive, could fail to prevent misappropriation or unauthorized use of its intellectual property, could result in the loss of its ability to enforce one or more patents, and could be adversely affected by changes in patent laws, by laws in certain foreign jurisdictions that may not effectively protect GCT’s intellectual property and by ineffective enforcement of laws in such jurisdictions.

•
GCT may not be able to obtain additional patents and the legal protection afforded by any additional patents may not adequately cover the full scope of its business or permit it to gain or keep competitive advantage.

Risks related to ownership of GCT’s common stock and GCT’s corporate structure, including that:
•
The market price of GCT’s common stock may be volatile, which could cause the value of your investment to decline.

•
Delaware law and GCT’s amended and restated certificate of incorporation and bylaws contain provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

•
Dr. Kyeongho Lee, Chairman of the Board and founder of GCT, owns a significant portion of its outstanding voting stock and exerts significant influence over its business and affairs.

General Risks related to GCT, including that:
•
The loss of any of GCT’s key personnel could seriously harm GCT’s business, and GCT’s failure to attract or retain specialized technical, management or sales and marketing talent could impair GCT’s ability to grow GCT’s business.

•
Being a public company will increase GCT’s expenses and administrative workload and will expose it to risks relating to evaluation of its internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.

•
Adverse outcomes in tax disputes could subject GCT to tax assessments and potential penalties.

•
GCT’s business and operations could suffer in the event of security breaches.

•
In preparing its financial statements GCT makes certain assumptions, judgments and estimates that affect amounts reported in its consolidated financial statements, which, if not accurate, may significantly impact its financial results.

Risks related to Concord III and the Business Combination, including that:
•
Concord III’s Sponsor, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus;

•
Concord III stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management;

•
There can be no assurance that New GCT’s common stock will be approved for listing on the NYSE or that New GCT will be able to comply with the continued listing standards of the NYSE;

•
Subsequent to the consummation of the Business Combination, New GCT may be required to take write-downs or write-offs, or New GCT may be subject to restructuring, impairment or other charges that could have a significant negative effect on New GCT’s financial condition, results of operations and the price of New GCT’s securities, which could cause you to lose some or all of your investment;

•
Concord III’s board of directors did not obtain a third-party valuation or fairness opinion in determining whether to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders;

•
Concord III’s stockholders may be held liable for claims by third parties against Concord III to the extent of distributions received by them upon redemption of their shares;

•
We have identified material weaknesses in our internal control over financial reporting as of September 30, 2023.

Risks related to ownership of the New GCT Common Stock following the Business Combination, including that:
•
New GCT may experience significant fluctuations in our results of operations, including as a result of seasonality, making it difficult to project future results;

•
Future sales of common stock after the consummation of the Business Combination may cause the market price of New GCT’s common stock to drop significantly, even if New GCT’s business is doing well;

•
New GCT’s audited financial position and results of operations may differ materially from the unaudited pro forma financial information presented to investors;

•
New GCT may be subject to securities or class action litigation, which is expensive and could divert management attention;

Other general risk factors, including that:
•
While GCT and Concord III work to complete the Business Combination, GCT management’s focus and resources may be diverted from operational matters and other strategic opportunities.

Expected Accounting Treatment for the Proposed Transactions
The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP because GCT has been determined to be the accounting acquirer under all redemption scenarios presented. Under this method of accounting, Concord III, which is the legal acquirer, will be treated as the accounting acquiree for financial reporting purposes and GCT, which is the legal acquiree, will be treated as the accounting acquirer. Accordingly, the consolidated assets, liabilities and results of operations of GCT will become the historical financial statements of New GCT, and Concord III’s assets, liabilities and results of operations will be consolidated with GCT’s beginning on the Closing Date. For accounting purposes, the financial statements of New GCT will represent a continuation of the financial statements of GCT with the Merger being treated as the equivalent of GCT issuing stock for the net assets of Concord III, accompanied by a recapitalization. The net assets of Concord III will be stated at historical costs and no goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be presented as those of GCT in future reports of New GCT.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Capitalized terms under this section not otherwise defined in this proxy statement/prospectus have the respective meanings ascribed to them in the Business Combination Agreement.
The following selected unaudited pro forma condensed combined financial data (the “selected pro forma information”) gives effect to the Business Combination and other events contemplated by the Business Combination Agreement as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included in this proxy statement/prospectus. On November 2, 2023, Concord III and GCT executed the Business Combination Agreement. Pursuant to the terms of the Business Combination Agreement, Concord III will acquire GCT through the statutory merger of Merger Sub with and into GCT, with GCT surviving the merger as a wholly owned subsidiary of Concord III. The estimated aggregate transaction consideration of 31,148,558 shares will be calculated as the Company Value of approximately $311.5 million divided by $10.00 per share. The Company Value is computed as $350.0 million plus the Company Closing Cash and Company Aggregate In-the-Money Warrant Exercise Price less the Company Closing Indebtedness. At the effective time of the Business Combination, each share of GCT Common Stock will be automatically converted into the right to receive the number of shares of New GCT Common Stock equal to the Per Share Exchange Ratio, calculated in accordance with the terms of the Business Combination Agreement. As of November 2, 2023, GCT currently estimates the Per Share Exchange Ratio to be approximately 0.1836.
The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP, as GCT has been determined to be the accounting acquirer under all redemption scenarios presented. The unaudited pro forma condensed combined balance sheet as of September 30, 2023 combines the historical unaudited condensed consolidated balance sheet of GCT with the historical unaudited condensed balance sheet of Concord III on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement, summarized elsewhere in this proxy statement/prospectus, had been consummated on September 30, 2023. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 combines the historical unaudited condensed consolidated statement of operations of GCT for the nine months ended September 30, 2023 and the historical unaudited condensed statement of operations of Concord III for the nine months ended September 30, 2023, giving effect to the Business Combination as if the Business Combination and other events contemplated by the Business Combination Agreement had been consummated on January 1, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical audited statement of operations of Concord III for the year ended December 31, 2022, with the historical audited consolidated statement of operations of GCT for the year ended December 31, 2022, giving effect to the Business Combination as if the Business Combination and other events contemplated by the Business Combination Agreement had been consummated on January 1, 2022.
The selected pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of New GCT appearing elsewhere in this proxy statement/prospectus and the accompanying notes, in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the historical financial statements of Concord III and GCT and related notes included elsewhere in this proxy statement/prospectus. The selected pro forma information has been presented for informational purposes only and is not necessarily indicative of what New GCT’s financial position or results of operations actually would have been had the Business Combination and the other transactions contemplated by the Business Combination Agreement been completed as of the dates indicated. In addition, the selected pro forma information does not purport to project the future financial position or operating results of New GCT. Concord III and GCT have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The adjustments reflected in the selected pro forma information have been identified and presented to provide relevant information necessary for an accurate understanding of New GCT upon consummation of the Business Combination, the PIPE Investment, conversion of Note Financing upon Closing, the issuance of the Earnout Shares and Sponsor Earnout Shares upon achieving specified earnout targets, the allocation of Company Insider Incentive Shares and Company Insider Incentive Warrants, Sponsor Shares and Private Placement Warrant transactions.
During November 2023, Concord III Public Stockholders elected to redeem an additional 98,573 shares at $10.70 per share for total redemption proceeds of $1.1 million (the “November Partial Redemption”), after which 3,941,361 shares of Concord III Common Stock subject to redemption remained outstanding. Under the 50% Redemptions, 75% Redemptions, and Maximum Redemptions scenarios, the pro forma condensed combined financial information assumes a $10.67 per share redemption amount based on the September 30, 2023 Concord III redemption value per share. Each of the below scenarios includes the concurrent closing of the $29.9 million PIPE Investment and closing of the $18.3 million Note Financing that will convert into Concord III Class A Common Stock to Company Insider Investors and either the transfer or forfeiture of 5,191,108 Sponsor Shares, resulting in 3,433,892 shares held by the Sponsor. The selected pro forma information is presented after giving effect to the Business Combination and other events contemplated by the Business Combination Agreement presented under the following four scenarios:
•
No Redemptions:   This scenario includes the November Partial Redemptions and assumes that no other Concord III Public Stockholders exercise their redemption rights with respect to the outstanding Concord III Class A Common Stock subject to possible redemption and that 3,941,361 shares of Concord III Class A Common Stock subject to possible redemption remain outstanding after the completion of the Business Combination (adjusting for the number of remaining shares) to the 50% Redemptions, 75% Redemptions, and Maximum Redemptions scenarios below.

•
50% Redemptions:   This scenario includes the November Partial Redemptions and assumes that holders of an additional 1,970,681 shares, or 50% of the remaining shares outstanding held by Concord III Public Stockholders, will exercise their redemption rights for aggregate redemption proceeds of $21.0 million.

•
75% Redemptions:   This scenario includes the November Partial Redemptions and assumes that holders of an additional 2,956,021 shares, or 75% of the remaining shares outstanding held by Concord III Public Stockholders, will exercise their redemption rights for aggregate redemption proceeds of $31.5 million.

•
Maximum Redemptions:   This scenario includes the November Partial Redemptions and assumes that Concord III Public Stockholders holding the remaining 3,941,361 shares of Concord III Class A Common Stock subject to possible redemption will exercise their redemption rights for aggregate redemption proceeds of $42.1 million. The Maximum Redemptions scenario is based on the maximum number of redemptions that may occur.

The following summarizes the pro forma shares of New GCT Common Stock issued and outstanding immediately after the Business Combination under the four scenarios:

	Pro Forma Combined
	No Redemptions		50% Redemptions		75% Redemptions		Maximum Redemptions
	Shares	%	Shares	%	Shares	%	Shares	%
Concord III Public stockholders – Class A Common Stock(1)	3,941,361	8.2%	1,970,681	4.3%	985,341	2.2%	—	0.0%
Concord III Class B Common Stock(2)	6,704,625	14.0%	6,704,625	14.5%	6,704,625	14.9%	6,704,625	15.2%
Former GCT stockholders(3)	32,979,615	68.5%	32,979,615	71.5%	32,979,615	73.0%	32,979,615	74.7%
PIPE investors	4,484,854	9.3%	4,484,854	9.7%	4,484,854	9.9%	4,484,854	10.1%
Pro forma total shares of the Post-Combination Company Common Stock outstanding at Closing(4)	48,110,455	100.0%	46,139,775	100.0%	45,154,435	100.0%	44,169,094	100.0%

(1)
Amount excludes 98,573 shares of Class A Common Stock redeemed as a result of the November Partial Redemptions under the four redemption scenarios. Amount excludes the outstanding Public Warrants of 17,250,000 under the four redemption scenarios.

(2)
In November 2023, Concord III and the Sponsor entered into non-redemption agreements with certain holders of Class A Common Stock in exchange for them agreeing not to redeem their shares of Class A Common Stock, and the Sponsor and the holders of Class B Common Stock converted an aggregate of 8,624,999 shares of Class B Common Stock to shares of A Common Stock in accordance with the Existing Certificate of Incorporation (the “Class B Conversion”). Following the Class B Conversion, there was one share of Class B Common Stock outstanding, which is held by the Sponsor. The above share information is presented based on the equity structure in place prior to the Class B Conversion effectiveness.

Amount includes 3,433,892 Sponsor shares vested at Closing, 90,000 shares transferred to the Concord III Board of Directors, 1,260,358 shares transferred by the Sponsor to Concord III investors and 521,268 shares to be issued to Concord III Public Stockholders as an incentive for Concord III extension under the non-redemption agreements (“NRA Shares”), and 1,399,107 Company Insider Incentive Shares to be transferred to Company Insider recipients upon the Closing. Amount excludes Sponsor shares forfeited of 0, 907,412, 1,412,165, and 1,916,913 under the No Redemptions scenario, 50% Redemptions scenario, 75% Redemptions scenario, and Maximum Redemptions scenario, respectively. The number of Sponsors Shares forfeited at Closing is calculated as the ratio of the SPAC Funding (after giving effect to the exercise of Redemption Rights and any proceeds received from the PIPE Financing and CVT Convertible Notes not provided by GCT Insiders) divided by $40.0 million. The Sponsor Earnout Ratio is then multiplied by 1,920,375 (maximum number of Sponsor Earnout Shares) to determine the outstanding Sponsor Earnout Shares at Closing that are subject to the Sponsor Earnout Targets. Amount excludes Sponsor Earnout Shares of 1,920,375, 1,012,963, 508,210, and 0, under the No Redemptions scenario, 50% Redemptions scenario, 75% Redemptions scenario, and Maximum Redemptions scenario, respectively. For the Sponsor Shares not forfeited at Closing, the Sponsor Earnout Shares will vest in one third increments based on achieving any of the three Sponsor Earnout Targets, which is solely based on the volume-weighted average price (“VWAP”) of New GCT Common Stock. Upon the Closing, all shares of Concord III Class B Common Stock will convert to shares of Concord III Class A Common Stock.
Amount excludes 3,760,000 Private Warrants to be held by the Sponsor and affiliates, Company Insider Incentive Warrants of 2,618,537 to be issued to Company Insider recipients, and 201,463 Private Warrants to be issued to Concord III Public Stockholders as an incentive for Concord III extension under the four redemption scenarios. The Sponsor will forfeit 2,820,000 Private Warrants at the Closing.
(3)
Amount includes the conversion of the outstanding GCT common shares and GCT convertible promissory notes based on the per share exchange ratio of 0.1836, in addition to 2,743,628 shares of New GCT Common Stock to be issued upon the conversion of CVT convertible promissory notes under the four redemption scenarios. Amount excludes the issuance of exchanged GCT Stock Options of 612,572 shares, GCT Warrants of 299,999 shares, and Earnout Shares of 20,000,000 under the four redemption scenarios. The GCT Stock Options and GCT Warrants will be converted into equivalent New GCT options and warrants with the same terms and conditions. The Earnout Shares will vest based on achieving the GCT Earnout Targets, which is based on the dollar VWAP of New GCT Common Stock or upon the equivalent per share consideration received as part of a Change in Control transaction.
(4)
The amounts included in the table do not include the potentially dilutive shares that could be issued for the following outstanding instruments: GCT Stock Options, Earnout Shares, GCT Warrants, Public Warrants, Sponsor Earnout Shares, Company Insider Incentive Warrants, Public Stockholder Incentive Warrants, and Sponsor Warrants. Further details are described in the Unaudited Pro Forma Condensed Combined Financial Information within Note 3.

If the outcomes are different from these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different, and those changes could be material.
The following summarizes the selected pro forma information under the scenarios presented:
	Pro Forma Combined
	No Redemptions	50% Redemptions	75% Redemptions	Maximum Redemptions
	(in thousands, except shares and per share data)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data – Nine Months Ended September 30, 2023
Net revenues	$11,839	$11,839	$11,839	$11,839
Operating expenses	18,917	18,917	18,917	18,917
Loss from operations	(14,038)	(14,038)	(14,038)	(14,038)
Net loss	(14,041)	(14,041)	(14,041)	(14,041)
Net loss per share – basic and diluted	$(0.29)	$(0.30)	$(0.31)	$(0.32)
Weighted average shares – basic and diluted	48,110,455	46,139,775	45,154,435	44,169,094
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data – Year Ended December 31, 2022
Net revenues	$16,669	$16,669	$16,669	$16,669
Operating expenses	35,909	35,909	35,909	35,909
Loss from operations	(30,856)	(30,856)	(30,856)	(30,856)
Net loss	(17,144)	(17,144)	(17,144)	(17,144)
Net loss per share – basic and diluted	$(0.36)	$(0.37)	$(0.38)	$(0.39)
Weighted average shares – basic and diluted	48,110,455	46,139,775	45,154,435	44,169,094
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data – As of September 30, 2023
Total current assets	$71,793	$50,766	$40,252	$29,739
Total assets	75,729	54,702	44,188	33,675
Total current liabilities	83,272	83,272	83,272	83,272
Total liabilities	94,790	94,790	94,790	94,790
Total stockholders’ deficit	(19,061)	(40,088)	(50,602)	(61,115)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING
STATEMENTS AND RISK FACTOR SUMMARY
Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our, our management team’s, GCT’s and GCT’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:
•
our ability to consummate the Business Combination;

•
the expected benefits of the Business Combination;

•
New GCT’s financial and business performance following the Business Combination, including GCT’s financial projections and business metrics;

•
changes in GCT’s strategy, future operations, financial position, estimated revenues and losses, forecasts, projected costs, prospects and plans;

•
unexpected increases in GCT’s expenses resulting from inflationary pressures and rising interest rates, including manufacturing and operating expenses and interest expenses;

•
GCT’s inability to anticipate the future market demands and future needs of its customers;

•
the impact of component shortages, suppliers’ lack of production capacity, natural disasters or pandemics on GCT’s sourcing operations and supply chain;

•
GCT’s future capital requirements and sources and uses of cash;

•
GCT’s ability to obtain funding for its operations;

•
anticipated financial performance, including gross margin, and the expectation that New GCT’s future results of operations will fluctuate on a quarterly basis for the foreseeable future;

•
expected capital expenditures, cost of revenue and other future expenses, and the sources of funds to satisfy the liquidity needs of New GCT;

•
the expected U.S. federal income tax impact of the Business Combination; and

•
the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
•
the risk that the Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of New GCT’s securities;

•
the risk that the Business Combination may not be completed by Concord III’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Concord III;

•
the failure to satisfy the conditions to the consummation of the Business Combination, including the adoption of the Business Combination Agreement by the stockholders of Concord III and GCT;

•
the lack of a third party valuation in determining whether to pursue the Business Combination;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;

•
the effect of the announcement or pendency of the Business Combination on GCT’s business relationships, performance, and business generally;

•
risks that the Business Combination disrupts GCT’s current plans and potential difficulties in GCT’s employee retention as a result of the Business Combination;

•
the outcome of any legal proceedings that may be instituted against GCT or against Concord III related to the Business Combination Agreement or the Business Combination;

•
the ability to maintain the listing of Concord III’s securities on the NYSE;

•
the price of Concord III’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which GCT plans to operate, variations in performance across competitors, changes in laws and regulations affecting GCT’s business and changes in the combined capital structure;

•
the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination, and identify and realize additional opportunities;

•
the risk of downturns and the possibility of rapid change in the highly competitive industry in which GCT operates;

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the risk that GCT and its current and future collaborators are unable to successfully develop and commercialize GCT’s products or services, or experience significant delays in doing so;

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the risk that GCT may never achieve or sustain profitability;

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the risk that GCT will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

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the risk that New GCT experiences difficulties in managing its growth and expanding operations;

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the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations;

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the risk of product liability or regulatory lawsuits or proceedings relating to GCT’s products and services;

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the risk that GCT is unable to secure or protect its intellectual property;

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the risk that New GCT’s securities will not be approved for listing on the NYSE or if approved, maintain the listing; and

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other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

RISK FACTORS
You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the special meeting. Certain of the following risk factors apply to the business and operations of GCT and will also apply to the business and operations of New GCT following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of New GCT following the Business Combination. While this “Risk Factors” section identifies all material risk factors currently known by Concord III and GCT applicable to an investment in New GCT, the risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Concord III and GCT that later may prove to be incorrect or incomplete. Concord III and GCT may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair the business or financial condition of New GCT. Unless the context requires otherwise, references to “GCT” in this section are to the business and operations of GCT prior to the Business Combination and the business and operations of New GCT as directly or indirectly affected by GCT by virtue of New GCT’s ownership of the business of GCT through its ownership of the Surviving Corporation following the Business Combination.
Risks Related to GCT’s Business
If the 5G market does not develop or develops more slowly than expected, or if GCT fails to accurately predict market requirements or market demand for 5G solutions, GCT’s financial performance will be adversely affected.
GCT has invested substantial time and resources in developing products that support the 5G wireless communications markets, and it has entered into various agreements and arrangements with potential customers and wireless operators to develop wireless communications products to serve the growing needs of this market. If GCT fails to accurately predict market requirements or market demand for 5G, or if GCT’s solutions are not successfully developed or adopted by GCT’s customers, then GCT’s ability to generate revenue will be harmed. In addition, if the 5G networks are deployed to a lesser extent or more slowly than GCT currently anticipates, or if other competing semiconductor solutions achieve greater market acceptance or operators do not migrate to 5G as expected, GCT may not realize the expected benefits from this investment, which will have an adverse effect on GCT’s business, financial condition and results of operations.
GCT’s products target primarily certain segments in the 5G markets, including fixed wireless access, mobile broadband, and machine-to-machine (M2M) applications, and if these markets do not develop or grow as anticipated, GCT’s financial performance will be adversely affected.
GCT’s products focus on certain segments of 5G wireless markets, including fixed wireless access (“FWA”), mobile broadband and machine-to-machine (“M2M”) applications, and if these markets do not develop or grow as quickly as expected, or if other products or technologies displace or reduce the demands of such market segments, GCT’s business operations and financial conditions will be negatively impacted. For example, GCT’s products are applicable to the FWA market, which is an innovative use case that employs 4G and 5G radio spectrum to provide wireless broadband connectivity between multiple locations and fixed points, such as a mobile network cell tower and a wireless device in a subscriber’s home. FWA provides wireless coverage where there is no fixed line or a poor fixed line service, including rural areas, where broadband access is limited. However, the FWA market and related demand may be impacted by various factors, including the growth of fixed line services (especially fiber optic lines), the costs and benefits of deploying FWA infrastructure and regulatory requirements for implementing FWA solutions. Each of these factors may adversely affect GCT’s ability to sell products into such market. Similarly, the mobile broadband market can be affected by the demand for mobile devices, such as smartphones, wireless modems, and portable wireless devices, and a slowing demand for these applications may reduce GCT’s ability to sell its products. Furthermore, the growth of M2M applications depends on various factors that drive demand, including decisions by businesses, institutions, and regulatory authorities to implement and permit establishment of infrastructures or systems that utilize M2M wireless communications. These and other factors could adversely affect GCT’s business operations and financial conditions.
GCT depends on the commercial deployment of 4G LTE and 5G communications equipment, products and services to grow GCT’s business, and GCT’s business may be harmed if wireless carriers delay in the adoption of 5G standards, or if they deploy technologies that are not supported by GCT’s solutions.
GCT depends upon the continued commercial deployment of 4G and 5G wireless communications equipment, products and services based on GCT’s technology. Deployment of new networks by wireless carriers requires significant capital expenditures, well in advance of any revenue from such networks. If the rate of deployment of new networks by wireless carriers is slower than GCT expects, this will reduce the sales of its products and could cause OEMs and ODMs to hold excess inventory. This would harm GCT’s revenues and its financial results. The worldwide commercial deployment and adoption of the narrow band LTE variants, Cat M and Cat NB, are expected to expand further the markets for Internet of Things devices. If deployments of the Cat M or Cat NB standards are delayed or if competing standards for Internet of Things devices become favored by wireless carriers, GCT may not be able to successfully increase sales of its Cat M and Cat NB products, which would harm its revenues and financial results.
GCT may encounter difficulties or challenges in meeting its obligations under its 5G development agreements with major customers and wireless operators, which may adversely affect its ability to generate revenue.
GCT has entered into 5G development and collaboration agreements with certain customers and operators, including a development and collaboration agreement with a Tier 1 wireless communications operator. Under these agreements, GCT has agreed to design, develop and collaborate with each respective customers to test, qualify and commercialize GCT’s chipsets and also to help these customers commercialize products that use GCT Chipsets, and these agreements impose various obligations on GCT to deliver results and meet certain product development milestones. In the event that GCT completes the performance of its obligations and is able to commercialize and sell its products, GCT may receive significant revenues and fees as a result of such agreements, including but are not limited to, milestone payments upon the achievement of specified business and development objectives as well as follow-on sales of GCT’s chipsets to ODM/OEM suppliers when products (using GCT’s chipset) related to these development agreements begins to ramp.
However, GCT may encounter difficulties and challenges in meeting its obligations under these development agreements, such as delays in testing and qualifying its products, technical issues in the development and manufacturing products, lack of resources and funding to support the development efforts, the rise of competitive technologies and products that cause the customers or partners to shift focus and attention elsewhere, and lack of cooperation by the customers or partners. Any of these factors may adversely affect GCT’s ability to monetize these agreements, which in turn will adversely affect its financial results and results of operations.
If GCT is unsuccessful in developing and selling new products or in penetrating new markets, GCT’s business and operating results would suffer.
The markets in which GCT and GCT’s customers compete or plan to compete are characterized by rapidly changing technologies and industry standards and technological obsolescence. GCT’s ability to compete successfully depends on GCT’s ability to design, develop, market and support new products and enhancements on a timely and cost effective basis. A fundamental shift in technologies in any of GCT’s target markets, such as the 5G wireless communications markets, could harm GCT’s competitive position within these markets. GCT’s failure to anticipate these shifts, develop new technologies or react to changes in existing technologies could delay GCT’s development of new products, which could result in product obsolescence, decreased revenue and loss of design wins.
The development of new technologies and products generally requires substantial investment before they become commercially viable, and GCT has created a roadmap to build and increase GCT’s product offerings. Under this roadmap, GCT intends to continue making substantial investments to develop new technologies and products, and GCT’s development efforts may not be successful, and GCT’s new technologies and products may not produce meaningful revenue. For example, GCT currently invests significant resources to develop 5G semiconductor solutions. GCT may be required, on a case by case basis, to invest additional resources to develop multiple chip solutions in response to changing market demand. If the semiconductor solutions GCT develop fail to meet market or customer requirements or do not achieve market acceptance, GCT may not be able to execute GCT’s roadmap successfully. In addition, GCT’s products have long sales cycles that involve numerous steps, and during this time GCT may expend substantial financial resources and management time and effort without any assurance that product sales will result. GCT’s sales cycle typically begins when one of GCT’s products has been provided to GCT’s end customers for evaluation, and thereafter it can take 12 or more months to achieve successful commercialization. The anticipated long sales cycle for GCT’s products makes it difficult to predict the quarter in which sales may occur.
The success of GCT’s new products will depend on accurate forecasts of long-term market demand, customer and consumer requirements and future technological developments, as well as a variety of specific implementation factors, including:
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accurate prediction of the size and growth of the 4G and 5G markets;

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accurate prediction of the growth of the Internet of Things markets and the timing of commercial availability of 4G and 5G networks;

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accurate prediction of changes in device manufacturer requirements, technology, industry standards or consumer expectations, demands and preferences;

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timely and efficient completion of product design and transfer to manufacturing, assembly and test, and securing sufficient manufacturing capacity to allow GCT to continue to timely and efficiently deliver products to GCT’s customers;

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market acceptance, adequate consumer demand and commercial production of the products in which GCT’s mobile and wireless broadband semiconductor solutions are incorporated;

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the quality, performance and reliability of the product as compared to competing products and technologies;

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effective marketing, sales and service; and

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the ability to obtain licenses to use third-party technology to support the development of GCT’s products.

If GCT fails to introduce new products that meet the demands of GCT’s customers or GCT’s target markets, or if GCT fails to penetrate new markets, GCT’s revenue will likely decrease over time and GCT’s financial condition could suffer.
If customers do not design GCT’s semiconductor solutions into their product offerings or if GCT’s customers’ product offerings are not commercially successful, GCT would have difficulty selling GCT’s semiconductor solutions and GCT’s business would suffer.
GCT sells its semiconductor solutions both directly and indirectly through distributors to OEM/ODM customers. GCT’s OEM/ODM customers incorporate GCT’s semiconductor solutions in their products and include GCT’s semiconductor solutions in the products they supply to their customers. GCT’s semiconductor solutions are generally incorporated into GCT’s customers’ products at the design stage. As a result, GCT relies on OEM/ODM customers to design GCT’s semiconductor solutions into the products they sell. Without these design wins, GCT’s business would be materially and adversely affected. GCT often incurs significant expenditures on the development of a new semiconductor solution without any guarantees that an OEM/ODM customer will select GCT’s semiconductor solution for design into its own product. Once an OEM/ODM customer designs a competitor’s semiconductor into its product offering, it becomes significantly more difficult for GCT to sell its semiconductor solutions to that customer because changing suppliers involves significant cost, time, effort and risk for the customer. Furthermore, even if an OEM/ODM customer designs one of GCT’s semiconductor solutions into its product offering, GCT cannot be assured that its product will be commercially successful and that GCT will receive any revenue from that customer. If GCT’s customers’ products incorporating GCT’s semiconductor solutions fail to meet the demands of their customers or otherwise fail to achieve market acceptance, GCT’s revenue and business may suffer.
In addition, GCT employs a dual-pronged approach to the market that focuses on both operators and OEM/ODM customers in order to facilitate design wins of GCT’s products. Under this approach, GCT relies on key relationships with wireless operators to help create strong endorsement of GCT’s products to OEM/ODM customers. If GCT is not able to develop and maintain GCT’s relationships with wireless operators, GCT’s sales of products to OEM/ODM customers would likely be adversely affected. Further, if GCT is not able to provide wireless operators with access to leading OEMs/ODMs that can deliver GCT’s solutions in volume, or if these operators choose not to work with GCT’s OEM/ODM customers, it may make it more difficult for GCT to achieve design wins and cause a delay in the deployment of GCT’s products, which may have an adverse effect on GCT’s business, financial condition and results of operations.
If GCT is unable to compete effectively, GCT may not increase or maintain GCT’s revenue or market share.
Competition in the wireless semiconductor business continues to increase at a rapid pace as consumers, businesses and governments realize the market potential of wireless products and services. To remain competitive, companies must have highly trained engineering talent and make significant capital investments over long development cycles. GCT may not be able to compete successfully against current or potential competitors. If GCT does not compete successfully, GCT’s revenue and market share may decline. GCT faces or expects to face competition from established semiconductor companies such as Altair Semiconductor (a Sony Corporation subsidiary), ASR, HiSilicon Technologies (a Huawei subsidiary), Mediatek, Qualcomm Incorporated, Samsung Electronics Co. Ltd., Unisoc (includes Spreadtrum Communications and RDA) and Sequans Communications S.A.
Some of GCT’s competitors have longer operating histories and customer relationships, significant legacy products and technologies, greater resources and brand recognition, more industry influence and a larger customer base than GCT. This may allow them to respond more quickly than GCT to new or emerging technologies or changes in customer requirements and to provide backward compatibility in their products as required by some operators. In addition, these competitors may have greater credibility with GCT’s existing and potential customers. Moreover, GCT’s competitors may have been doing business with customers for a longer period of time and have established relationships, which may provide them with information regarding future trends and requirements that may not be available to GCT. In addition, some of GCT’s larger competitors may be able to provide greater incentives to customers through rebates, marketing funds and similar programs. Some of GCT’s competitors may also adopt aggressive or predatory pricing policies to offset what GCT believes are the performance and cost advantages of GCT’s solutions. GCT’s competitors with multiple product lines may bundle their products to offer a broader product portfolio or integrate wireless functionality into other products that GCT does not sell, which may make it difficult for GCT to gain or maintain market share.
GCT’s ability to compete will depend on a number of factors, including:
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GCT’s ability to anticipate market and technology trends and successfully develop products that meet market needs;

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GCT’s success in identifying and penetrating new markets, applications and customers;

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GCT’s ability to accurately understand the price points and performance metrics of competing products in the marketplace;

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GCT’s products’ performance and cost-effectiveness relative to that of competitors’ products;

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GCT’s ability to develop and maintain relationships with wireless operators, base station suppliers and OEM/ODM customers;

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GCT’s ability to expand international operations in a timely and cost-efficient manner;

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GCT’s ability to secure sufficient manufacturing capacity and deliver products in large volume on a timely basis at competitive prices;

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GCT’s ability to participate in or influence the process for setting wireless industry standards;

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GCT’s ability to conform to industry standards on a timely basis, while developing new and proprietary technologies to offer products and features previously not available in the 4G and 5G markets;

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GCT’s ability to recruit design and application engineers with expertise in wireless broadband communications technologies and sales and marketing personnel; and

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GCT’s ability to obtain third-party licenses for supporting technologies to develop new products.

GCT’s potential competitors may also establish cooperative relationships among themselves or with third parties, acquire companies that provide similar products to GCT’s, or consolidate with other competitors. As a result, new competitors or alliances between GCT’s competitors may emerge that could acquire significant market share. In addition, future development efforts by GCT’s competitors could render GCT’s products obsolete. Any of these factors, alone or in combination with others, could harm GCT’s business and result in a loss of market share, an increase in pricing pressure or inability to achieve and sustain profitability.
GCT may not be able to manage the growth of its business, including the hiring of a sufficient number of qualified personnel and enhancing its operational infrastructures.
GCT’s future operating results depend to a large extent on GCT’s ability to successfully manage any expansion and growth. To manage GCT’s growth successfully and handle the responsibilities of being a public company, GCT believes it must effectively, among other things:
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recruit, hire, train and manage additional qualified engineers for GCT’s research and development activities, especially in the positions of design engineering, product and test engineering, and applications engineering;

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add additional sales personnel and expand sales offices;

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add additional finance and accounting personnel;

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implement and improve GCT’s administrative, financial and operational systems, procedures and controls; and

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enhance GCT’s information technology support for enterprise resource planning and design engineering by adapting and expanding GCT’s systems and tool capabilities, and properly training new hires as to their use.

GCT is increasing its investment in research and development, sales and marketing, general and administrative and other functions to grow GCT’s business. GCT is likely to incur the costs associated with these increased investments earlier than achieving some of the anticipated benefits, and the return on these investments, if any, may be lower than GCT expects, may develop more slowly than GCT expects or may not materialize. If GCT is unable to manage GCT’s growth effectively, GCT may not be able to take advantage of market opportunities or develop new products, and GCT may fail to satisfy customer requirements, maintain product quality, execute GCT’s business plan, or respond to competitive pressures.
GCT relies on a small number of customers for a significant percentage of its revenue, and the loss of, or a reduction in, orders from these customers could result in a substantial decline in its revenue.
GCT sells its products to OEM/ODM customers either directly or indirectly through distributors. GCT depends on a small number of customers for a large percentage of GCT’s annual revenue. Sales to GCT’s five largest OEM/ODM end customers (including direct sales and indirect sales through distributors) accounted for approximately 74% and 83% of GCT’s total revenue during the fiscal year ended December 31, 2022 and 2021, respectively, and 78% for the nine months ended September 30, 2023. Sales through GCT’s six largest distributors accounted for approximately 48% and 52% of GCT’s total revenue for the year ended December 31, 2022 and 2021, respectively, and 29% for the nine months ended September 30, 2023. GCT entered into distribution agreements with such distributors and each of these agreements is currently effective and will remain effective unless terminated early by either party by providing advance written notice to the other party.

GCT expects that sales to a limited number of customers will continue to account for a significant percentage of GCT’s revenue for the foreseeable future. Additionally, consolidation among OEMs in some of GCT’s markets could result in an increased concentration in GCT’s sources of revenue. It is possible that any of GCT’s major customers could terminate its purchasing arrangements with GCT or significantly reduce or delay the amount of GCT’s products that it orders, purchase products from GCT’s competitors or develop its own products internally. The loss of, or a reduction in, orders from any major customer could cause a decline in revenue and adversely affect GCT’s business, financial condition and results of operations.
GCT may fail to forecast customer demand for GCT’s products accurately, which may result in product shortages, delays in product shipments or excess or insufficient product inventory.
All of GCT’s sales are made on a purchase order basis which permit GCT’s customers to cancel, change or delay product purchase commitments with little or no notice to GCT and without penalty. Because production lead times often exceed the amount of time required to fulfill orders, GCT often must manufacture in advance of orders, relying on a demand forecast to project volumes and product mix. GCT’s ability to accurately forecast demand can be adversely affected by a number of factors, including inaccurate forecasting by GCT’s customers, changes in market conditions, adverse changes in GCT’s product order mix and demand for GCT’s customers’ products. Even after an order is received, GCT’s customers may cancel or reduce these orders, or require GCT to reduce the prices of GCT’s product. In addition, a customer may delay an order for GCT’s products even after it has been placed. These cancellations, reductions, or price changes may subject GCT to a number of risks, including the following:
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GCT’s projected sales will not materialize on schedule or at all;

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unanticipated reduction in revenue and net profit; and

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increase in excess or obsolete inventory which GCT may be unable to sell to other customers.

Alternatively, if GCT is unable to project customer requirements accurately, GCT may not manufacture sufficient semiconductor solutions, which could lead to delays in product shipments and lost sales opportunities in the near term, as well as force GCT’s customers to identify alternative sources, which could affect GCT’s ongoing relationships with these customers. In the past, GCT has experienced customers significantly increasing their orders with little or no advance notice. If GCT does not fulfill customer demands in a timely manner, GCT’s customers may cancel their orders, or may decide not to order from GCT in the future. In addition, GCT may be subject to customer claims for cost of replacement. Either underestimating or overestimating demand could lead to insufficient, excess or obsolete inventory, which could harm GCT’s business, financial condition, results of operations, as well as GCT’s customer relationships.
GCT does not have long-term capacity agreements with GCT’s foundries and they may not allocate sufficient capacity to allow GCT to meet future demands for GCT’s products, and there is no guarantee that GCT will be able to secure capacity agreements in the future.
GCT currently does not have long-term capacity agreements with GCT’s main foundries, UMC and Samsung LSI, primarily because historically GCT has placed only a limited quantity of orders. Accordingly, GCT’s foundries are not obligated to perform services or supply wafers to GCT for any specific period, in any specific quantities, or at any specific price, except as may be provided in a particular purchase order. Foundry capacity allocated to GCT has in the past been reduced due to strong demand by other foundry customers. The ability of GCT’s foundry vendors to provide GCT with semiconductor products is limited by available capacity and existing obligations. Because none of GCT’s third-party foundries has provided contractual assurances to GCT that ensure adequate capacity will be available to GCT to meet future demand for GCT’s products, foundry capacity may not be available when GCT need it or at reasonable prices. The foundries may allocate capacity to the production of other companies’ products while reducing deliveries to GCT on short or without notice. In particular, GCT’s foundries may reallocate capacity to other customers that are larger and better financed than GCT or that have long-term agreements with GCT’s foundry during a period of high demand. In addition, GCT expects that GCT may need to secure additional capacity from GCT’s foundries in the immediate future to support increasing demand for GCT’s products, and there is no guarantee that GCT will be able to secure this increased capacity to meet its needs.

As GCT continues to grow GCT’s business, GCT intends to negotiate long-term supply agreements with GCT’s main foundries in order to secure capacity commitment. There can be no assurance that GCT will be able to negotiate these agreements successfully or in a timely fashion, or that any agreements GCT enter into will provide GCT with favorable pricing or sufficient capacity to meet GCT’s customer demand. GCT’s failure to secure suitable long-term capacity agreements with GCT’s foundries may limit GCT’s ability to expand GCT’s market and may have an adverse effect on GCT’s business, financial condition and results of operations.
Any increase in the manufacturing cost of GCT’s products could reduce GCT’s gross margins and operating profit.
The semiconductor business experiences ongoing competitive pricing pressure from customers and competitors. Accordingly, any increase in the cost of GCT’s products, whether by adverse changes in purchase price or adverse manufacturing cost, will reduce GCT’s gross margins and operating profit. In general, GCT does not have long-term supply agreements with GCT’s foundry, test, assembly and other vendors other than a framework agreement with UMC. As a result, GCT typically negotiates pricing on a purchase order basis. Therefore, GCT may not be able to obtain price reductions or anticipate or prevent future price increases from GCT’s suppliers. There is no assurance that GCT’s manufacturing suppliers will be able to deliver raw materials, goods and services to GCT at reasonable prices and the required volume. These and other related factors could impair GCT’s ability to meet GCT’s customers’ needs and have an adverse effect on GCT’s operating results.
If GCT’s foundry vendors do not achieve satisfactory yields or quality, GCT’s reputation, customer relationships and financial performance could be harmed.
The fabrication of chipsets is a complex and technically demanding process. Minor deviations in the manufacturing process can cause substantial decreases in yields, and in some cases, cause production to be suspended. GCT’s foundry vendor could, from time to time, experience manufacturing defects and reduced manufacturing yields. Changes in manufacturing processes or the inadvertent use of defective or contaminated materials by GCT’s foundry vendor could result in lower than anticipated manufacturing yields or unacceptable performance. Many of these problems are difficult to detect at an early stage of the manufacturing process and may be time consuming and expensive to correct. Poor yields from GCT’s foundry vendor, or defects, integration issues or other performance problems in GCT’s products could cause GCT significant customer relations and business reputation problems, harm GCT’s financial results and result in financial or other damages to GCT’s customers. GCT’s customers could also seek damages from GCT for their losses. A product liability claim brought against GCT, even if unsuccessful, would likely be time consuming and costly to defend.
GCT’s semiconductor solutions are manufactured at a limited number of locations. If GCT experiences manufacturing problems at a particular location, GCT would be required to transfer manufacturing to a backup location or supplier. Converting or transferring manufacturing from a primary location or supplier to a backup fabrication facility could be expensive and may not be completed for an extended period of time. During such a transition, GCT would be required to meet customer demand from GCT’s then-existing inventory, as well as any partially finished goods that can be modified to the required product specifications. GCT does not seek to maintain sufficient inventory to address a lengthy transition period because GCT believes it is not economical to keep more than minimal inventory on hand. As a result, GCT may not be able to meet customer needs during a transition, which could delay shipments, cause a production delay or stoppage for GCT’s customers, result in a decline in GCT’s sales and damage GCT’s customer relationships. In addition, a significant portion of GCT’s sales are to customers that practice just-in-time order management from their suppliers which gives GCT a very limited amount of time to process and complete these orders. As a result, delays in GCT’s production or shipping by the parties to whom GCT outsource these functions could reduce GCT’s sales, damage GCT’s customer relationships and GCT’s reputation in the marketplace, any of which could harm GCT’s business, results of operations and financial condition.
GCT may experience difficulties in transitioning to new wafer fabrication process technologies or in achieving higher levels of design integration, which may result in reduced manufacturing yields, delays in product deliveries or increased costs.
GCT currently uses standard 110-nanometer, 40-nanometer and 28-nanometer standard RF, mixed-signal and digital CMOS production processes. GCT is also developing GCT’s next generation of products using 8-nanometer process technology. To remain competitive, GCT expects to continue to transition GCT’s semiconductor products to progressively smaller geometries and to achieve higher levels of design integration. These ongoing efforts require GCT from time to time to modify the manufacturing processes for GCT’s products and to redesign some products, which in turn may result in delays in product deliveries. GCT periodically evaluates the benefits of migrating to new process technologies to reduce cost and improve performance. GCT may face difficulties, delays and increased expenses as GCT transitions its products to new processes and potentially to new foundries. GCT depends on GCT’s relationships with its existing wafer foundries to transition to new processes successfully. There is no assurance that these foundries will be able to effectively manage the transition or that GCT will be able to maintain GCT’s relationship with them or develop relationships with new foundries. In addition, as new processes become more prevalent, GCT expects to continue to integrate greater levels of functionality, as well as end customer and third-party intellectual property, into GCT’s products. However, GCT may not be able to achieve higher levels of design integration or deliver new integrated products on a timely basis. If GCT or GCT’s wafer foundries experience significant delays in transitioning to smaller geometries or fail to efficiently implement transitions and new processes, GCT could experience reduced manufacturing yields, delays in product deliveries and increased costs, any or all of which could harm GCT’s relationships with GCT’s customers, and GCT’s business, financial condition and operating results.
The complexity of GCT’s semiconductor solutions could result in unforeseen delays or expenses from undetected defects, errors or bugs in hardware or software, which could reduce the market acceptance for GCT’s new semiconductor solutions.
Highly complex semiconductor solutions, such as GCT’s, frequently contain defects, errors and bugs when they are first introduced or as new versions are released. GCT has in the past and may in the future experience these defects, errors and bugs. If any of GCT’s semiconductor solutions have reliability, quality, or compatibility problems, GCT may not be able to successfully correct these problems in a timely manner or at all. In addition, if any of GCT’s proprietary features contain defects, errors or bugs when first introduced or as new versions are released, GCT may be unable to correct these problems. Consequently, GCT’s reputation may be damaged and customers may be reluctant to buy GCT’s semiconductor solutions, which could harm GCT’s ability to retain existing customers and attract new customers, as well as GCT’s financial results. In addition, these defects, errors or bugs could interrupt or delay sales to GCT’s customers. If any of these problems are not found until after GCT has commenced commercial production of a new semiconductor solution, GCT may be required to incur additional development costs and product recalls, repairs or replacement costs. These problems may also result in claims against GCT by GCT’s customers or others.
GCT has a history of losses, and GCT may not achieve or sustain profitability in the future, on a quarterly or annual basis.
GCT began operations in 1998 and has incurred losses on an annual basis since inception. GCT experienced net losses of $26.8 million and $26.4 million during the years ended December 31, 2021 and 2022, respectively and $12.3 million for the nine months ended September 30, 2023. As of September 30, 2023, GCT had an accumulated deficit of approximately $539.5 million and negative working capital of approximately $99.6 million. GCT had short-term debt in the amount of $18.3 million in borrowings as of December 31, 2022 and $43.6 million in borrowings as of September 30, 2023. GCT expects to incur significant expenses related to the research and development of GCT’s products and expansion of GCT’s business. Furthermore, the rapidly evolving wireless communications markets in which GCT sells its products, as well as other factors, make it difficult for GCT to forecast quarterly and annual revenue accurately. As a result, GCT could experience cash flow management problems, unexpected fluctuations in GCT’s results of operations and other difficulties, any of which would make it difficult for GCT to meet its debt obligations and achieve and maintain profitability.
In addition, as a public company, GCT will also incur significant legal, accounting and other expenses that GCT did not incur as a private company. As a result of these increased expenditures, GCT will be required to generate and sustain substantially increased revenue to achieve profitability. However, GCT may not be able to generate sufficient level of revenue to achieve or maintain profitability, in which case it will continue to incur significant losses in the future. GCT’s inability to achieve and sustain profitability may have an adverse effect on the market price of GCT’s common stock.
In addition, GCT has incurred significant operating losses and needs to raise additional capital to meet its obligations and sustain its operations. The audit report of GCT’s independent registered public accounting firm for the year ended December 31, 2022 and 2021 contains a statement that GCT’s historic operating losses, negative cash flow and negative working capital raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and its plans regarding these matters are described in Note 1 of GCT’s consolidated financial statements included elsewhere in this prospectus. Accordingly, if GCT does not generate sufficient level of revenue or become profitable, it will be required to seek other sources of funding, such as issuance of equity or debt securities to raise capital. Any such financings may not be accessible on acceptable terms, if at all. The failure to raise additional capital or otherwise obtain funding for GCT’s operation will have a material adverse effect on GCT’s business, results of operations and financial position, and may adversely affect GCT’s ability to continue as a going concern.
Risks Related to GCT’s Industry and Regulatory Environment
The semiconductor and communications industries are cyclical and have historically experienced significant fluctuations with prolonged downturns, which could impact GCT’s operating results, financial condition and cash flows.
The semiconductor industry has historically exhibited a pattern of cyclicality, which at various times has included significant downturns in customer demand. Cyclical downturns can result in substantial declines in semiconductor demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. Such downturns result from a variety of market forces including constant and rapid technological change, quick product obsolescence, price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand.
Recently, downturns in the semiconductor industry have been attributed to a variety of factors including the COVID-19 pandemic, ongoing trade disputes between the United States and China, weakness in demand and pricing for semiconductors across applications, and excess inventory. In addition, since the end of 2022, the semiconductor industry has experienced a downturn due to inventory corrections and reduced consumer demands. These downturns have directly impacted GCT’s business, suppliers, distributors and end customers.
Because a significant portion of GCT’s expenses is fixed in the near term or is incurred in advance of anticipated sales, GCT may not be able to reduce its expenses rapidly enough to offset any unanticipated shortfall in revenue. If this situation were to occur, it could adversely affect GCT’s operating results, cash flow and financial condition. Furthermore, the semiconductor industry has periodically experienced increased demand and production constraints. If this happens in the future, GCT may not be able to produce sufficient quantities of its products to meet the increased demand. GCT may also have difficulty in obtaining sufficient wafer, assembly and test resources from GCT’s subcontract manufacturers. Any factor adversely affecting the semiconductor industry in general, or the particular segments of the industry that GCT’s products target, may adversely affect GCT’s ability to generate revenue and could negatively impact GCT’s operating results.
The wireless communications industry has, in the past, experienced pronounced downturns, and these cycles may continue in the future. A future decline in global economic conditions could have adverse, wide-ranging effects on demand for GCT’s products and for the products of GCT’s customers, particularly wireless communications equipment manufacturers or other members of the wireless industry, such as wireless network operators. Inflation, deflation and economic recessions that adversely affect the global economy and capital markets also adversely affect GCT’s customers and end consumers. For example, GCT’s customers’ ability to purchase or pay for GCT’s products and services, obtain financing and upgrade wireless networks could be adversely affected, which may lead to many networking equipment providers slowing their research and development activities, canceling or delaying new product development, reducing their inventories and taking a cautious approach to acquiring GCT’s products, which would have a significant negative impact on GCT’s business. If this situation were to occur, it could adversely affect GCT’s operating results, cash flow and financial condition. In the future, any of these trends may also cause GCT’s operating results to fluctuate significantly from year to year, which may increase the volatility of the price of GCT’s stock.
The wireless and consumer electronics industry is characterized by short product cycles, significant fluctuations in supply and demand, and rapidly changing technologies, and GCT may not be able to meet these challenges successfully or consistently.
A substantial portion of GCT’s products is incorporated into wireless and consumer electronics industry. The wireless and consumer electronics industry into which GCT sell its products are characterized by high growth, short product cycles, significant fluctuations in supply and demand, and rapidly changing technologies. In order to remain competitive, wireless and consumer electronics manufacturers must continuously develop new technologies, deliver new products and otherwise adjust their business strategies to meet these challenges. GCT may not be able to implement the necessary measures timely, or if at all, to mitigate these industry-wide forces. For example, GCT may not be able to timely reduce its expenses to offset the impact of lower revenue in a cyclical downturn due to a reduction in demand, or it may be difficult for GCT to quickly shift the direction of GCT’s research and development efforts in response to new market requirements. GCT’s failure to do so could have an adverse effect on its financial condition and results of operations.
Changes in current laws or the imposition of new laws regulating the wireless networks and radio frequency emission could impede the sale of GCT’s products or otherwise harm GCT’s business.
Wireless networks can only operate in the frequency bands, or spectrum, allowed by regulators and in accordance with rules governing how the spectrum can be used. The Federal Communications Commission, or the FCC, in the United States, as well as regulators in foreign countries, have broad jurisdiction over the allocation of frequency bands for wireless networks. GCT therefore relies on the FCC and international regulators to provide sufficient spectrum and usage rules. For example, countries such as China, Taiwan, Japan, or Korea heavily regulate all aspects of their wireless communication industries and may restrict spectrum allocation or usage. If further restrictions were to be imposed over the frequency range where GCT’s semiconductor solutions are designed to operate, GCT may have difficulty in selling GCT’s products in those regions. In addition, GCT’s semiconductor solutions operate in the 2 and 3 gigahertz, or GHz, band, which in some countries is also used by government and commercial services such as military and commercial aviation. The FCC and European regulators have traditionally protected government uses of the 2 and 3 GHz bands by setting power limits and indoor and outdoor designation and requiring that wireless local area networking devices not interfere with other users of the band such as government and civilian satellite services. Changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere regarding the allocation and usage of the 2 and 3 GHz band on GCT, GCT’s customers or the industries in which GCT operates may materially and adversely impact the sale of GCT’s products and GCT’s business, financial condition and results of operations.
The large amount of capital required to obtain radio frequency licenses, deploy and expand wireless networks and obtain new subscribers could slow the growth of the wireless communications industry and adversely affect GCT’s business.
GCT’s growth is dependent upon the increased use of wireless communications services that utilize GCT’s technology. In order to provide wireless communications services, wireless operators must obtain rights to use specific radio frequencies. The allocation of frequencies is regulated in the United States and other countries throughout the world, and limited spectrum space is allocated to wireless communications services. Industry growth may be affected by the amount of capital required to obtain licenses to use new frequencies, deploy wireless networks to offer voice and data services, expand wireless networks to grow voice and data services and obtain new subscribers. The significant cost of licenses, wireless networks and subscriber additions may slow the growth of the industry if wireless operators are unable to obtain or service the additional capital necessary to implement or expand 4G/5G wireless networks. GCT’s growth could be adversely affected if this occurs.

GCT may experience a decrease in market demand due to uncertain economic conditions in the United States and in international markets, which has been further exacerbated by the concerns of terrorism, war and social and political instability.
Economic growth in the United States and international markets has slowed significantly. The uncertainty in the economic environment may contribute to the volatility in the United States stock markets, which has experienced significant fluctuations recently. In addition, terrorist attacks in the United States and turmoil in the Middle East, including the recent war between Israel and Hamas, have increased the uncertainty in the United States economy and may contribute to a decline in economic conditions, both domestically and internationally. Terrorist acts and similar events, or war in general, could contribute further to a slowdown of the market demand for goods and services, including demand for GCT’s products. If the economy declines as a result of the recent economic, political and social turmoil, including any potential default or downgrade in the rating of United States debt obligations, or if there are further terrorist attacks in the United States or elsewhere, GCT may experience decreases in the demand for GCT’s products and services, which may harm GCT’s operating results.
Rapidly changing standards could make GCT’s semiconductor solutions obsolete, which would cause GCT’s operating results to suffer.
GCT designs its semiconductor solutions to conform to standards set by industry standards bodies, including the Institute of Electrical and Electronics Engineers, Inc., or IEEE, and the 3rd Generation Partnership Project, or 3GPP. GCT also depends on industry groups, such as the WiMAX Forum, to certify and maintain certification of GCT’s semiconductor solutions. If GCT’s customers adopt new or competing industry standards with which GCT’s semiconductor solutions are not compatible, or such industry groups fail to adopt standards with which GCT’s semiconductor solutions are compatible, GCT’s existing semiconductor solutions would become less desirable to GCT’s customers and GCT’s sales would suffer. The emergence of markets for GCT’s products is affected by a variety of factors beyond GCT’s control. In particular, GCT’s semiconductor solutions are designed to conform to current specific industry standards. Competing standards may emerge that are preferred by GCT’s customers, which could also reduce GCT’s sales and require GCT to make significant expenditures to develop new semiconductor solutions. Governments and foreign regulators may adopt standards with which GCT’s semiconductor solutions are not compatible, favor alternative technologies or adopt stringent regulations that would impair or make commercially unviable the deployment of GCT’s semiconductor solutions. In addition, products that implement existing standards may be challenged as infringing upon third-party intellectual property rights and may become obsolete.
Changes in, and the regulatory implementation of, tariffs or other government trade policies or political conditions could reduce demand for GCT’s products, limit its ability to sell its products to certain customers or its ability to comply with applicable laws and regulations.
Changes in government trade policies, including the imposition of tariffs and export restrictions, have limited and could continue to limit GCT’s ability to sell or provide its products and other items to certain customers and suppliers, which may materially adversely affect GCT’s sales and results of operations.
The U.S. or foreign governments have taken and may continue to take administrative, legislative or regulatory action that could materially interfere with GCT’s ability to export, reexport, import and transfer products and other items to certain countries, particularly China. For example, the imposition of tariffs has resulted in higher duties owed on certain products that are imported from China to the United States.
Furthermore, GCT has experienced and may continue to experience restrictions on its ability to export, reexport, and transfer GCT’s products and other items to certain foreign customers and suppliers where exports, reexports, or transfers of products require export licenses or are prohibited by government action. The U.S. government has in the past imposed export restrictions that effectively banned American companies from exporting, reexporting, and transferring products to certain of GCT’s customers, and imposed significant restrictions on the ability to obtain export licenses for its products. Such restrictions could have a continuing negative impact on GCT’s future revenue and results of operations. In addition, GCT’s customers or suppliers affected by U.S. government sanctions or threats of sanctions may respond by developing their own solutions to replace GCT’s products or by adopting GCT’s foreign competitors’

solutions and products. Importantly, governments like China have the ability to impose countermeasures in reaction to increasing U.S. government sanctions and restrictions imposed on their companies which may impact GCT’s operations and future revenue as the compliance landscape becomes more challenging.
GCT cannot predict what further actions may ultimately be taken with respect to tariffs, export restrictions or other trade measures between the U.S. and China or other countries, what products or entities may be subject to such actions, or what actions may be taken by other countries in response. The loss of foreign customers or suppliers or the imposition of restrictions on GCT’s ability to sell or transfer products to such customers or suppliers as a result of tariffs, export restrictions or other U.S. regulatory actions could materially adversely affect GCT’s sales, business and results of operations.
GCT’s ability to compete is affected by certain regulatory developments that historically has benefited GCT’s products, including regulatory restrictions against distribution of similar products by Chinese companies, and changes in such regulatory requirement may adversely affect GCT’s sales.
GCT’s ability to compete and sell its products may be affected by certain regulatory developments that restrict other competitors to sell into the same markets as those served by GCT’s products. Specifically, regulatory and government agencies in various jurisdictions, including the U.S., the EU, South Korea and Japan have implemented rules and regulations that limit Chinese companies from selling and distributing certain products due to concerns that China may gain access to sensitive and advanced technologies for the development and manufacturing of next-generation semiconductor products. Such regulations may include export control regulations, restriction on transfer of intellectual property and other restrictions on commercial activities and strategic transactions by Chinese companies. While GCT has benefited from such regulations in the past, there is no guarantee that these regulations will continue. If regulatory and government agencies decide to relax or modify these regulations to permit more companies that compete with GCT to enter into the same market, GCT’s business operations and financial performance may be adversely affected.
GCT’s operating results may fluctuate from period to period and difficulty in predicting GCT’s quarterly operating results could cause the market price of GCT’s common stock to decline.
GCT’s revenue and operating results have fluctuated significantly from period to period in the past and will do so in the future. As a result, you should not rely on period-to-period comparisons of GCT’s operating results as an indication of GCT’s future performance. In future periods, GCT’s revenue and results of operations may be below the expectations of analysts and investors, which could cause the market price of the common stock to decline.
Factors that may cause GCT’s operating results to fluctuate include but are not limited to:
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changes in the size, growth or growth prospects of the 5G markets;

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timing and success of commercial deployments of and upgrades to 4G and the next generation 5G wireless networks;

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GCT’s ability to develop and sell new products and penetrate into new markets;

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GCT’s ability to successfully design and release new products in a timely manner that meet GCT’s customers’ needs;

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the timing of customer orders and the delivery of GCT’s products;

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the timing of product announcements by competitors or GCT;

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changes in the competitive dynamics of GCT’s market, including new entrants or pricing pressures, and GCT’s ability to compete in the 4G LTE and 5G markets;

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changes in the pricing of GCT’s products and any discounts or rebates that GCT offers to customers;

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costs associated with litigation, especially related to intellectual property and securities class actions;

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costs associated with any violation of the U.S. Foreign Corrupt Practices Act, the United Kingdom Bribery Act, or other similar foreign laws;

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reductions in orders and cancellations by GCT’s major customers;

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changes in manufacturing costs, including wafer, test and assembly costs;

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the impact of rising inflation and interest rates on consumer demand for electronic products;

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availability of adequate manufacturing capacity for GCT’s products; and

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general economic conditions globally and in regions where GCT operates.

Moreover, sales of GCT’s semiconductor solutions fluctuate from period to period due to cyclicality in the semiconductor industry and the short product life cycles and wide fluctuations in product supply and demand characteristics of this industry. GCT expects these cyclical conditions to continue. Due to GCT’s limited operating history, GCT has yet to experience an established pattern of seasonality. However, business activities in Asia generally slowdown in the first quarter of each year during the lunar new year period, which could harm GCT’s sales and results of operations during the period. GCT’s expense levels are relatively fixed in the short-term and are based, in part, on GCT’s future revenue projections. If revenue levels are below GCT’s expectations, GCT may experience declines in margins and profitability or incur a loss from its operations. As a result, GCT’s quarterly operating results are difficult to predict, even in the near term, which may result in GCT’s revenue and results of operations being below the expectations of analysts and investors, and which could cause the market price of the stock to decline.
Risks Related to Intellectual Property Rights
GCT’s failure to protect its intellectual property rights adequately could impair its ability to compete effectively or to defend itself from litigation.
GCT’s intellectual property rights and those of its subsidiaries, including trademarks, patents, copyrights, trade secrets and domain names, are important to its business and that of its subsidiaries. GCT cannot guarantee that its intellectual property rights will not be infringed or that registrations already granted will not be subject to invalidity claims by third parties in administrative or judicial proceedings. GCT relies on applicable laws and regulations, as well as a variety of administrative procedures, to protect its intellectual property.
Furthermore, contractual arrangements and other measures taken by GCT to protect its intellectual property may not prevent third parties from infringing or misappropriating its intellectual property or from independently developing intellectual property rights equivalent to or greater than GCT’s. In addition, GCT may not discover or determine the extent of any unauthorized use of its intellectual property rights. Any failure to adequately protect or enforce its intellectual property rights, or significant costs incurred in doing so, would materially harm its business.
In addition, if any of its intellectual property rights are challenged in court and in the event of an unfavorable court decision, GCT and its subsidiaries may be prohibited from continuing to use them. If GCT and its subsidiaries are unable to protect its property rights, this may have a material adverse effect on its business.
The enforcement and protection of GCT’s intellectual property may be expensive, could fail to prevent misappropriation or unauthorized use of its intellectual property, could result in the loss of its ability to enforce one or more patents, and could be adversely affected by changes in patent laws, by laws in certain foreign jurisdictions that may not effectively protect GCT’s intellectual property and by ineffective enforcement of laws in such jurisdictions.
GCT relies primarily on patent, trademark, trade secret and similar laws, as well as nondisclosure and confidentiality agreements, international treaties and other methods, to protect its intellectual property and proprietary information. Enforcing GCT’s intellectual property against misappropriation, infringement or unauthorized use may be costly, difficult and time consuming. GCT cannot be certain that the steps it has taken and will take in the future will prevent the misappropriation, infringement or unauthorized use of its products, technologies or intellectual property, particularly in foreign countries where the laws may not protect its rights as fully or as readily as United States laws or where the enforcement of such laws may be lacking or ineffective.

GCT generally enters into confidentiality agreements with its employees, consultants, strategic partners and any other third party it does business with, where its relationship with such parties may entail disclosure of its confidential information. GCT also tries to control access to and distribution of its technologies, documentation and other proprietary information. Despite these efforts, internal or external parties may attempt to copy, disclose, obtain or use GCT’s products or technology without its authorization. Also, former employees may seek employment with GCT’s business partners, customers or competitors, and may improperly use its proprietary information for the benefit of or in connection with their new employer.
GCT may be subject to claims of infringement or misappropriation of third-party intellectual property rights, and any such infringement or other intellectual property claim made against GCT, whether or not it has merit, could be time-consuming, result in costly litigation, cause product delays, or require GCT to enter into royalty or licensing agreements.
GCT’s competitors and other third parties hold numerous patents related to technology used in its industry, and may hold or obtain patents, copyrights, trademarks or other intellectual property rights that could prevent, limit, or interfere with GCT’s ability to make, use, develop, sell or market GCT’s products and services, which could make it more difficult for GCT to operate its business. From time to time GCT may be subject to claims of infringement, misappropriation or other violation of patents or other intellectual property rights and related litigation. Regardless of their merit, responding to such claims can be time consuming, can divert management’s attention and resources, and may cause GCT to incur significant expenses in litigation or settlement, and GCT cannot be certain that it would be successful in defending against any such claims in litigation or other proceedings. If GCT does not successfully defend or settle an intellectual property claim, it could be liable for significant monetary damages and could be prohibited from continuing to use certain technology, business methods, content or brands, and from making, selling or incorporating certain components or intellectual property into the products and services GCT offers. As a result, GCT could be forced to redesign its products and services, and/or to establish and maintain alternative branding for GCT’s products and services. To avoid litigation or being prohibited from marketing or selling the relevant products or services, GCT could seek a license from the applicable third party, which could require it to pay significant royalties, licensing fees, or other payments, increasing GCT’s operating expenses. If a license is not available at all or not available on reasonable terms, GCT may be required to develop or license a non-violating alternative, either of which could be infeasible or require significant effort and expense. If GCT cannot license or develop a non-violating alternative, GCT would be forced to limit or stop sales of its offerings and may be unable to effectively compete. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of GCT Common Stock. Any of these results could materially and adversely affect its business, financial condition and results of operations and prospects. Finally, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention, any of which could have a material adverse effect on GCT’s business, financial condition and results of operations.
GCT’s failure to comply with obligations under open source licenses could require GCT to release GCT’s source code to the public or cease distribution of GCT’s products, which could harm GCT’s business, financial condition and results of operations.
Some of the software used with GCT’s products, as well as that of some of GCT’s customers, may be derived from so-called “open source” software that is generally made available to the public by its authors and/or other third parties. This open source software is often made available to GCT under licenses, such as the GNU General Public License, which impose certain obligations on GCT in the event GCT were to make available derivative works of the open source software. These obligations may require GCT to make source code for the derivative works available to the public, and/or license such derivative works under a particular type of license, rather than the forms of license customarily used to protect GCT’s intellectual property. In addition, there is little or no legal precedent for interpreting the terms of certain of these open source licenses, including the determination of which works are subject to the terms of such licenses. While GCT believes it has complied with its obligations under the various applicable licenses for open source software, in the event the copyright holder of any open source software were to successfully establish in court that GCT had not complied with the terms of a license for a particular work, GCT could be required to release the source code of that work to the public and/or stop distribution of that work, which may adversely affect GCT’s business, financial condition and results of operations.
GCT’s failure to protect its intellectual property rights adequately could impair its ability to compete effectively or to defend itself from litigation.
GCT relies primarily on patent, copyright, trademark and trade secret laws, as well as confidentiality and non-disclosure agreements and other methods, to protect GCT’s proprietary technologies and know-how. As of September 30, 2023, GCT holds 35 US patents, 35 Korean patents, 13 Taiwanese patents, 4 Japanese patents, 6 Chinese patents, and 7 patents issued in other countries. Even if the pending patent applications are granted, the rights granted to GCT may not be meaningful or provide GCT with any commercial advantage. For example, these patents could be opposed, contested, circumvented or designed around by GCT’s competitors or be declared invalid or unenforceable in judicial or administrative proceedings. The failure of GCT’s patents to adequately protect GCT’s technology might make it easier for GCT’s competitors to offer similar products or technologies. GCT’s foreign patent protection is generally not as comprehensive as GCT’s U.S. patent protection and may not protect GCT’s intellectual property in some countries where GCT’s products are sold or may be sold in the future. Many U.S.-based companies have encountered substantial intellectual property infringement in foreign countries, including countries where GCT sells products. Even if foreign patents are granted, effective enforcement in foreign countries may not be available.
The legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and evolving. There is no assurance that others will not develop or patent similar or superior technologies, products or services, or that GCT’s patents, trademarks and other intellectual property will not be challenged, invalidated or circumvented by others.
Unauthorized copying or other misappropriation of GCT’s proprietary technologies could enable third parties to benefit from GCT’s technologies without paying GCT for doing so, which could harm GCT’s business. Monitoring unauthorized use of GCT’s intellectual property is difficult and costly. Although GCT is not aware of any unauthorized use of GCT’s intellectual property in the past, it is possible that unauthorized use of GCT’s intellectual property may have occurred or may occur without GCT’s knowledge. There is no assurance that the steps GCT has taken will prevent unauthorized use of GCT’s intellectual property. GCT’s failure to effectively protect GCT’s intellectual property could reduce the value of GCT’s technology in licensing arrangements or in cross-licensing negotiations. GCT may in the future need to initiate infringement claims or litigation. Litigation, whether GCT is a plaintiff or a defendant, can be expensive, time-consuming and may divert the efforts of GCT’s technical staff and managerial personnel, which could harm GCT’s business, whether or not such litigation results in a determination favorable to GCT. If GCT is unable to protect GCT’s proprietary rights or if third parties independently develop or gain access to GCT’s or similar technologies, GCT’s business, revenue, reputation and competitive position could be harmed.
GCT may not be able to obtain additional patents and the legal protection afforded by any additional patents may not adequately cover the full scope of its business or permit it to gain or keep competitive advantage.
GCT’s ability to obtain additional patents is uncertain and the legal protection afforded by these patents may not adequately protect its rights or permit it to gain or keep competitive advantage. In addition, the specific content required of patents and patent applications that are necessary to support and interpret patent claims can be uncertain due to the complex nature of the relevant legal, scientific and factual issues. Changes in either patent laws or interpretations of patent laws in the United States or elsewhere may diminish the value of GCT’s intellectual property or narrow the scope of its patent protection. Even if patents are issued regarding GCT’s products and processes, GCT’s competitors may challenge the validity of those patents.
GCT may not be able to obtain reimbursements from GCT’s customers for costs related to research and development activities.
In connection with product development agreements with certain customers, GCT received non-recurring engineering (“NRE”) fees to reimburse costs incurred in the research, development and design of GCT’s products. These arrangements are motivated primarily by the opportunity to engage customers and at the same time, jointly progress GCT’s own research and development activities with the associated development compensation. GCT uses these NRE amounts to defray a portion of GCT’s research and development expenses, and it has the effect of reducing GCT’s operating expenses. During the years ended December 31, 2021 and 2022 and the nine months ended September 30, 2023, GCT recognized $6.5 million, $3.7 million, and $3.2 million, respectively, related to these NRE contracts and as a service revenue. Generally, these NRE reimbursements are paid upon the completion of specified milestones in GCT’s product development contracts. However, there is no guarantee that GCT will be able to satisfy these milestones, and failure to do so may delay or prevent GCT from receiving NRE fees. In addition, there is no assurance that GCT will be able to negotiate or obtain NRE reimbursements in future product development agreements, and failure to receive and recognize NRE reimbursements, and any significant reduction in the amount of NRE reimbursements GCT receive, could increase GCT’s operating expenses and adversely affect GCT’s results of operations.
GCT relies upon third parties for supporting technology that is integrated into some of GCT’s products, and if GCT is unable to continue to use this technology and future technology, GCT’s ability to sell technologically advanced products would be limited.
GCT relies on third parties for supporting technology that is integrated into some of GCT’s products. If GCT is unable to continue to use or license on reasonable terms third-party technologies used in some of GCT’s products, GCT may not be able to secure alternatives on a timely basis and GCT’s business could be harmed. Even if GCT is able to secure an alternative license to replace the loss of an existing technology, GCT’s transition to this new technology may require additional time and expenses. Any delay or incurrence of additional costs could have an adverse effect on GCT’s business, financial condition and results of operations.
GCT’s business depends on international customers, suppliers and operations in Asia, which subjects it to additional risks, including increased complexity and costs of managing international operations and geopolitical instability.
GCT relies on, and expects to continue to rely on, customers and suppliers located primarily in the Asia-Pacific region. GCT also have, and will continue to have, research and development facilities in Korea and sales offices in China, Japan, Korea and Taiwan. As a result of GCT’s international focus, GCT is subject to a number of risks, including:
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increased complexity and costs of managing international operations;

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longer and more difficult collection of receivables;

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difficulties in enforcing contracts generally;

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limited protection of GCT’s intellectual property and other assets;

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restrictions on GCT’s ability to export GCT’s technology from the U.S. and other countries;

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compliance with local laws and regulations and unanticipated changes in local laws and regulations, including tax laws and regulations;

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complexities in the accounting and financial management of GCT’s operations;

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trade and foreign exchange restrictions and higher tariffs;

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travel restrictions;

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timing and availability of import and export licenses and other governmental approvals, permits and licenses, including export classification requirements;

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foreign currency exchange fluctuations relating to GCT’s international operating activities;

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transportation delays and limited local infrastructure and disruptions, such as large scale outages or interruptions of service from utilities or telecommunications providers;

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difficulties in staffing international operations;

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adverse changes in economic and political conditions resulting from political instability, acts of terrorism, armed conflict, social unrest, and other circumstances impacting countries in which GCT or GCT’s customers operate, including as a result of any escalation of the current tensions between Taiwan and China;

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the risk of government financed competition;

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local business and cultural factors that differ from GCT’s normal standards and practices;

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differing employment practices and labor issues; and

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regional health issues and natural disasters.

In addition, although GCT does not conduct any business in North Korea, any future increase in political or military tensions between South Korea and North Korea, or between the U.S. and North Korea, may adversely affect GCT’s business, financial condition and results of operations.
GCT’s business operations could be significantly harmed by natural disasters or global epidemics.
GCT has research and development facilities located in San Jose, California which could suffer significant business disruption due to earthquakes. A significant portion of GCT’s products is manufactured by third-party contractors located in the Pacific Rim region, including Taiwan. The risk of an earthquake or tsunami in Taiwan and elsewhere in the Pacific Rim region is significant due to the proximity of major earthquake fault lines to the facilities of GCT’s foundry vendors and assembly and test subcontractors. In the event of an earthquake, GCT’s customers and suppliers may be affected by rolling blackouts, decreased access to raw materials and limited ability to ship inventory. If these conditions persist, GCT may experience delay or cancellation of orders from GCT’s customers if they are unable to obtain adequate supplies of components needed for the manufacture of their products that incorporate GCT’s components. GCT may also experience shortages of key materials required for the assembly of GCT’s own products, which could limit GCT’s ability to manufacture and ship these products. In either event, GCT’s net sales and results of operations could be adversely affected. GCT is not currently covered by insurance against business disruption caused by earthquakes.
GCT’s business could be adversely affected by epidemics or outbreaks such as COVID-19, avian flu or H1N1 flu, also known as swine flu. An outbreak of respiratory virus in the human population, or another similar health crisis, could adversely affect the economies and financial markets of many countries, particularly in Asia. Moreover, any related disruptions to transportation or the free movement of persons could hamper GCT’s operations and force GCT to close GCT’s offices temporarily.
The occurrence of any of the foregoing or other natural or man-made disasters could cause damage or disruption to GCT, GCT’s employees, operations, distribution channels, markets and customers, which could result in significant delays in deliveries or substantial shortages of GCT’s products and adversely affect GCT’s business results of operations, financial condition, or prospects.
Failure to comply with governmental laws and regulations could harm GCT’s business.
GCT’s business is subject to regulation by various federal, state, local and foreign governmental agencies, including agencies responsible for monitoring and enforcing employment and labor laws, workplace safety, product safety, environmental laws, consumer protection laws, anti-bribery laws, import/export controls, federal securities laws and tax laws and regulations. In certain jurisdictions, these regulatory requirements are more stringent than in the United States. It is expected that new environmental laws and regulations will impact GCT’s products and operations, and although GCT cannot predict the ultimate impact of any such changes, they may increase GCT’s operating and manufacturing costs or result in increased penalties, which could harm GCT’s business. Noncompliance with applicable regulations or requirements could subject GCT to investigations, sanctions, mandatory product recalls, enforcement actions, fines, damages, civil and criminal penalties or injunctions. If any governmental sanctions are imposed, or if GCT do not prevail in any possible civil or criminal litigation, GCT’s business, operating results and financial condition could be adversely affected. In addition, GCT may incur significant costs to respond to or defend against adverse government proceedings, and these actions may divert GCT’s management’s attention and resources. Enforcement actions and sanctions could harm GCT’s business, operating results and financial condition.
The enactment of legislation implementing changes in the U.S. taxation of international business activities or the adoption of other tax reform policies could materially impact GCT’s financial position and results of operations.
The U.S. government has made public statements indicating that it has made international tax reform a priority, and key members of the U.S. Congress have conducted hearings and proposed new legislation. Recent changes to U.S. tax laws, including limitations on the ability of taxpayers to claim and utilize foreign tax credits and the deferral of certain tax deductions until earnings outside of the United States are repatriated to the United States, as well as changes to U.S. tax laws that may be enacted in the future, could impact the tax treatment of GCT’s foreign earnings. Due to the large and expanding scale of GCT’s international business activities, any changes in the U.S. taxation of such activities may increase GCT’s worldwide effective tax rate and harm GCT’s financial condition, and results of operations.
Risks Related to Ownership of GCT’s Common Stock and GCT’s Corporate Structure
The market price of GCT’s common stock may be volatile, which could cause the value of your investment to decline.
Prior to this Business Combination, GCT Common Stock has not been traded in a public market. GCT cannot predict the extent to which a trading market will develop or how liquid that market might become. The trading price of New GCT Common Stock following the Business Combination is therefore likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond GCT’s control. These factors include:
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changes in financial estimates, including GCT’s ability to meet GCT’s future revenue and operating profit or loss projections;

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changes in earnings estimates or recommendations by securities analysts;

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fluctuations in GCT’s operating results or those of GCT’s customers, operators or other semiconductor companies;

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commercial deployment and upgrade of 4G and 5G wireless networks;

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economic developments in the semiconductor or mobile and wireless industries as a whole;

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general economic conditions and slow or negative growth of related markets;

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announcements by GCT or GCT’s customers or competitors of acquisitions, new products, significant contracts or orders, commercial relationships or capital commitments;

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announcements regarding intellectual property litigation involving GCT or GCT’s competitors;

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changes in the financial estimates of GCT’s competitors;

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GCT’s ability to develop and market new and enhanced products on a timely basis;

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changes in the pricing and costs of manufacturing;

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commencement of or GCT’s involvement in litigation;

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any major change in GCT’s board of directors or management;

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political or social conditions in the markets where GCT sell GCT’s products; and

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changes in governmental regulations.

In addition, the stock market in general, and the market for semiconductor and other technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These fluctuations may be even more pronounced in the trading market shortly following this Business Combination. These broad market and industry factors may cause the market price of GCT Common Stock to decrease, regardless of GCT’s actual operating performance. These trading price fluctuations may also make it more difficult for GCT to use GCT Common Stock as a means to make acquisitions or to use options to purchase GCT’s common stock to attract and retain employees. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against GCT, could result in substantial costs and a diversion of GCT’s management’s attention and resources for GCT’s business operations.
If securities analysts or industry analysts downgrade GCT’s stock, publish negative research or reports, or do not publish reports about GCT’s business, GCT’s stock price and trading volume could decline.
The trading market for GCT Common Stock will be influenced by the research and reports that industry or securities analysts publish about GCT, GCT’s business and GCT’s market. If one or more analysts adversely change their recommendation regarding GCT’s stock or GCT’s competitors’ stock, GCT’s stock price could decline. If one or more analysts cease coverage of GCT or fail to regularly publish reports on GCT, GCT could lose visibility in the financial markets, which in turn could cause GCT’s stock price or trading volume to decline.
Delaware law and GCT’s amended and restated certificate of incorporation and bylaws contain provisions that could delay or discourage takeover attempts that stockholders may consider favorable.
Provisions in GCT’s amended and restated certificate of incorporation and bylaws, as they will be in effect upon the completion of this Business Combination, may have the effect of delaying or preventing a change of control or changes in GCT’s management. These provisions include the following:
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the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or due to the resignation or departure of an existing board member;

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the prohibition of cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

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the requirement for the advance notice of nominations for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting;

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the ability of GCT’s board of directors to alter GCT’s bylaws without obtaining stockholder approval;

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the ability of the board of directors to issue, without stockholder approval, up to 10,000,000 shares of preferred stock with terms set by the board of directors, which rights could be senior to those of GCT Common Stock;

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the elimination of the rights of stockholders to call a special meeting of stockholders and to take action by written consent in lieu of a meeting; and

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the required approval of at least a majority of the shares entitled to vote at an election of directors to remove directors without cause.

In addition, because GCT is incorporated in Delaware, GCT is governed by the provisions of Section 203 of the DGCL. These provisions may prohibit large stockholders, particularly those owning 15% or more of GCT’s outstanding voting stock, from merging or combining with GCT. These provisions in GCT’s amended and restated certificate of incorporation and bylaws and under Delaware law could discourage potential takeover attempts and could reduce the price that investors might be willing to pay for shares of GCT Common Stock in the future and could result in GCT’s market price being lower than it would without these provisions.
GCT does not intend to pay dividends on GCT Common Stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of GCT Common Stock.
GCT does not intend to declare and pay dividends on GCT’s capital stock for the foreseeable future. GCT currently intends to invest GCT’s future earnings, if any, to fund GCT’s growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of GCT Common Stock will depend upon any future appreciation in their value. There is no guarantee that shares of GCT Common Stock will appreciate in value or even maintain the price at which GCT’s stockholders have purchased their shares.
Dr. Kyeongho Lee, Chairman of the Board and founder of GCT, owns a significant portion of its outstanding voting stock and exerts significant influence over its business and affairs.
Dr. Kyeongho Lee, Chairman of the Board and co-founder of GCT, is also the chairman of the board and major shareholders of Anapass, Inc. (“Anapass”), which beneficially owns approximately 27% of issued and outstanding GCT Common Stock. His significant ownership will, for the foreseeable future, enable them to control GCT’s management and affairs, and most matters requiring stockholder approval, including the election of directors, financing activities, a merger or sale of GCT’s assets and other significant corporate transactions. Anapass and Mr. Lee may, at their discretion, elect to exercise these or similar rights at any time. This concentration of ownership could have the effect of delaying or preventing a change in GCT’s control or otherwise discouraging a potential acquirer from attempting to obtain control of GCT. In addition, due to Mr. Lee’s controlling position with respect to both Anapass and GCT, which may result on potential conflict of interest or appearance of conflict of interest and may adversely affect the rights of minority stockholders of GCT.
General Risks Related to GCT
The loss of any of GCT’s key personnel could seriously harm GCT’s business, and GCT’s failure to attract or retain specialized technical, management or sales and marketing talent could impair GCT’s ability to grow GCT’s business.
GCT believes GCT’s future success will depend in large part upon its ability to attract, retain and motivate highly skilled management, engineering, sales and marketing personnel. The loss of any key employees or the inability to attract, retain or motivate qualified personnel, including engineers and sales and marketing personnel, could delay the development and introduction of and harm GCT’s ability to sell its semiconductor solutions. GCT believes that GCT’s future success is dependent on the contributions of its senior management members, some of whom do not have any employment agreements. If any of these individuals were to leave unexpectedly, GCT could face substantial difficulty in hiring qualified successors and could experience a loss in productivity during the search for any such successor and while any successor is integrated into GCT’s business and operations.
GCT’s key technical and engineering personnel represent a significant asset and serve as the source of GCT’s technological and product innovations. GCT plans to recruit design and application engineers with expertise in wireless communications technologies. GCT may not be successful in attracting, retaining and motivating sufficient numbers of technical and engineering personnel to support GCT’s anticipated growth.
In addition, to expand GCT’s customer base and increase sales to existing customers, GCT will need to hire additional qualified sales and marketing personnel. The competition for qualified marketing, sales, technical and engineering personnel in GCT’s industry is very intense. If GCT is unable to hire, train and retain qualified marketing, sales, technical and engineering personnel in a timely manner, GCT’s ability to grow its business will be impaired. In addition, if GCT is unable to retain its existing sales personnel, GCT’s ability to maintain or grow its current level of revenue will be adversely affected.
Being a public company will increase GCT’s expenses and administrative workload and will expose it to risks relating to evaluation of its internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.
As a public company, GCT will need to comply with additional laws and regulations, including the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, and related rules of the SEC and requirements of the NYSE. GCT was not required to comply with these laws and requirements as a private company. Complying with these laws and regulations will require the time and attention of GCT’s board of directors and management and will increase GCT’s expenses. Among other things, GCT will need to: design, establish, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the PCAOB; prepare and distribute periodic reports in compliance with GCT’s obligations under the federal securities laws; establish new internal policies, principally those relating to disclosure controls and procedures and corporate governance; institute a more comprehensive compliance function; and involve to a greater degree GCT’s outside legal counsel and accountants in the above activities.
GCT is in the process of evaluating its internal control systems to allow management to report on its internal controls over financial reporting. GCT plans to perform the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification requirements of Section 404 of the Sarbanes-Oxley Act. GCT will be required to comply with Section 404 in its annual report for the year ending December 31, 2023. However, GCT cannot be certain as to the timing of completion of its evaluation, testing and remediation actions or the impact of the same on its operations. Furthermore, upon completion of this process, GCT may identify control deficiencies of varying degrees of severity under applicable SEC and PCAOB rules and regulations that remain unremediated.
If GCT fails to implement the requirements of Section 404 in a timely manner, GCT might be subject to sanctions or investigation by regulatory agencies such as the SEC. In addition, failure to comply with Section 404 or the report by GCT of a material weakness may cause investors to lose confidence in its financial statements or the trading price of GCT Common Stock to decline. If GCT fails to remediate any material weakness, GCT’s financial statements may be inaccurate, its access to the capital markets may be restricted and the trading price of GCT Common Stock may decline.
As a public company, GCT will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that materially affect, or are reasonably likely to materially affect, internal controls over financial reporting. A “control deficiency” exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A “significant deficiency” is a control deficiency, or combination of control deficiencies, that adversely affects the ability to initiate, authorize, record, process, or report financial data reliably in accordance with generally accepted accounting principles that results in more than a remote likelihood that a misstatement of financial statements that is more than inconsequential will not be prevented or detected. A “material weakness” is a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.
Adverse outcomes in tax disputes could subject GCT to tax assessments and potential penalties.
From time to time, GCT is subject to tax audits that could result in tax assessments and potential penalties, particularly with respect to claimed research tax credits due to the judgment involved in determining which projects meet the tax code’s criteria for innovation and fundamental research.
GCT’s business and operations could suffer in the event of security breaches.
Attempts by others to gain unauthorized access to GCT’s information technology systems are becoming more sophisticated. These attempts, which might be related to industrial or other espionage, include covertly introducing malware to GCT’s computers and networks and impersonating authorized users, among others. Hackers may also develop and deploy viruses, worms and other malicious software programs that attack or otherwise exploit security vulnerabilities in GCT’s systems or products. Attacks may create system disruptions, cause shutdowns or result in the corruption of GCT’s engineering data, which could result in delays in product development or software updates and harm GCT’s business. Additionally, the theft, unauthorized use or publication of GCT’s intellectual property and/or confidential business information could harm its competitive position, reduce the value of its investment in research and development and other strategic initiatives or otherwise adversely affect its business. To the extent that any security breach results in inappropriate disclosure of GCT’s customers’ or business partners’ confidential information, GCT may incur liability as a result. GCT could also suffer monetary and other losses, including reputational harm, which costs it may not be able to recover. GCT seeks to detect and investigate all security incidents and to prevent their recurrence, but in some cases, GCT might be unaware of an incident or its magnitude and effects. While GCT has identified some incidents involving attempts at unauthorized access, it is not aware of any that have succeeded. While GCT has not experienced any cybersecurity breaches that materially affected its operations, there is no guarantee that it will not occur in the future. In addition, GCT’s customers, partners and suppliers may experience cybersecurity attacks that may indirectly affect GCT’s ability to conduct business with them or result in cybersecurity breaches in GCT’s network, which may adversely affect GCT’s business operations. GCT expects to continue to devote resources to the security of its information technology systems.
In preparing its financial statements GCT makes certain assumptions, judgments and estimates that affect amounts reported in its consolidated financial statements, which, if not accurate, may significantly impact its financial results.
In preparing its financial statements, GCT makes assumptions, judgments and estimates for a number of items. These assumptions, judgments and estimates are drawn from historical experience and various other factors that GCT believes are reasonable under the circumstances as of the date of the consolidated financial statements. Actual results could differ materially from GCT’s estimates, and such differences could significantly impact its financial results.
Risks Related to Concord III and the Business Combination
Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Concord III.
Concord III’s independent directors and executive officers beneficially own shares of Concord III Common Stock and Concord III Warrants that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.
Concord III’s independent directors and certain of Concord III’s executive officers and/or their affiliates beneficially own or have a pecuniary interest in shares of Concord III Common Stock and Concord III Warrants that the Sponsor purchased prior to the IPO. Concord III’s independent directors and executive officers and their affiliates have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination or another business combination is not completed by August 8, 2024, such securities held by such persons will be worthless. Such shares and warrants had an aggregate market value of approximately $84.3 million and $700,000, respectively based upon the closing prices of Concord III Class A Common Stock and Concord III Warrants on the NYSE on January 26, 2024. Furthermore, members of the Concord III board of directors are entitled to reimbursement for all out-of-pocket expenses incurred by them on Concord III’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated. In addition, in order to fund working capital deficiencies or finance transaction costs in connection with our initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, make Working Capital Loans to us as may be required. If we complete our initial business combination, we would repay such loaned amounts, without interest, upon consummation of the business combination. If our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. On May 3, 2022, we entered into a non-convertible promissory note (the “Sponsor Promissory Note”) with the Sponsor, pursuant to which we may borrow up to an aggregate principal amount of $350,000. The Sponsor Promissory Note is non-interest bearing and due on the earlier of August 8, 2024 and the date on which we consummate our initial business combination (and as such, such loan is expected to be repaid in connection with the Closing). As of September 30, 2023, there was no balance outstanding under the Sponsor Promissory Note. See the section entitled “The Business Combination — Interests of Concord III’s Directors and Officers in the Business Combination.”
These financial interests may have influenced the decision of Concord III’s directors to approve the Business Combination and to continue to pursue the Business Combination. In considering the recommendations of the Concord III board of directors to vote for the Business Combination Proposal and other proposals, Public Stockholders should consider these interests.

Concord III’s Sponsor, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.
When considering Concord III’s board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, Concord III’s stockholders should be aware that certain of Concord III’s Sponsor, executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of Concord III’s stockholders. These interests include:
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the beneficial ownership of the Sponsor, which is governed by a board of managers consisting of three managers, Bob Diamond, David Schamis and Jeff Tuder, of an aggregate of 16,218,333 shares of Concord III Common Stock, consisting of:

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7,957,727 Founder Shares purchased by the Sponsor for an aggregate price of $25,000;

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8,260,606 shares of Concord III Class A Common Stock underlying Private Warrants purchased by the Sponsor at $1.00 per warrant for an aggregate purchase price of approximately $8.26 million.

All of the above Founder Shares and warrants would become worthless if Concord III does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $84.3 million and $700,000, respectively, based on the closing price of Concord III Class A Common Stock of $10.59 and the closing price of Concord III Warrants of $0.0839 on the NYSE on January 26, 2024;

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the beneficial ownership of Concord III’s independent directors, Peter Ort, Thomas King and Larry Leibowitz, who each hold 30,000 Founder Shares with a total market value of approximately $318,000 based on the closing price of Concord III Class A Common Stock of $10.59 on the NYSE on January 26, 2024. The Founder Shares would become worthless if Concord III does not complete a business combination within the applicable time period, as the independent directors have waived any right to redemption with respect to these shares;

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the fact that given the differential in the purchase price that the Sponsors paid for the Founder Shares as compared to the price of Concord III Units sold in the IPO and the substantial number of shares of Concord III Class A Common Stock held by the initial stockholders, they and their affiliates may earn a positive rate of return on their investment, even if Public Stockholders experience a negative rate of return following the completion of the Business Combination, including if the share price of New GCT Common Stock after the Closing falls as low as $1.09 per share, as the market value of the 8,625,000 Founder Shares would be approximately equal to the initial stockholders’ initial investment in Concord III;

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the economic interests in the Sponsor held directly or indirectly by certain of Concord III’s officers and directors, including Bob Diamond and Jeff Tuder, which gives them an indirect pecuniary interest in the securities of Concord III, including the Founder Shares and Private Warrants held by the Sponsor and which interest will become worthless if Concord III does not consummate an initial business combination within the applicable time period.

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As of September 30, 2023, there was no balance outstanding in Working Capital Loans extended by the Sponsor to Concord III pursuant to the Sponsor Promissory Note. Other than repayment of Working Capital Loans in connection with the consummation of the Business Combination, there are presently no fees that will be paid and no out-of-pocket expenses that would be reimbursed to the Sponsor upon consummation of the Business Combination;

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the continued right of the Sponsor to hold Concord III Class A Common Stock and the shares of Concord III Class A Common Stock to be issued to the Sponsor upon exercise of its Private Warrants following the Business Combination, subject to certain lock-up periods and forfeiture pursuant to the Sponsor Support Agreement;

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the fact that the Sponsor and Concord III’s executive officers and directors, for no compensation, have agreed not to redeem any shares of Concord III held by them in connection with a stockholder vote to approve the Business Combination and to vote any shares of Concord III Common Stock held by them in favor of the Business Combination Proposal;

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the fact that if the Trust Account is liquidated, including in the event Concord III is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Concord III to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Concord III has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Concord III, but only if such a vendor or target business has not executed a waiver (other than Concord III’s independent public accountants) of any and all rights to amounts held in the Trust Account; and

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the fact that Jeff Tuder, the current Chief Executive Officer and a director of Concord III, is expected to become a director of New GCT after the consummation of the Business Combination. As such, in the future he will receive any cash fees, stock options, stock awards or other remuneration that the New GCT board of directors determines to pay to him for his services as a director;

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Concord III’s existing certificate of incorporation provides that the doctrine of corporate opportunity will not apply with respect to Concord III or any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. Concord III does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, Concord III’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to Concord III as well as the other entities with which they are affiliated. Concord III’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any entity with whom Concord III’s management has a pre-existing fiduciary obligation will be presented the opportunity before Concord III is presented with it. Concord III does not believe, however, that the fiduciary duties or contractual obligations of Concord III’s officers or directors or waiver of corporate opportunity materially affected Concord III’s search for a business combination. Concord III is not aware of any such corporate opportunity not being offered to Concord III and does not believe the renouncement of Concord III’s interest in any such corporate opportunities impacted Concord III’s search for an acquisition target; and

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the continued indemnification of current directors and officers of Concord III and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may have influenced Concord III’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby. The existence of financial and personal interests of the Sponsor, board of directors and executive officers of Concord III may mean that they may be incentivized to recommend, approve and/or complete the Business Combination, or an alternative business combination, with a less favorable target company or on terms less favorable to Public Stockholders and holders of Public Warrants than they would otherwise recommend, approve or complete, as the case may be, rather than allow Concord III to wind up having failed to consummate a business combination and lose their entire investment. Further, because of these interests, the Sponsor, board of directors and executive officers of Concord III could benefit from the completion of a business combination that is not favorable to Public Stockholders and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Stockholders rather than liquidate.
Certain of Concord III’s officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by Concord III and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.
Until Concord III consummates its initial business combination, it intends to engage in the business of identifying and combining with one or more businesses. The Sponsor and Concord III’s officers and directors are, and may in the future become, affiliated with entities (such as operating companies or investment vehicles) that are engaged in a similar business, including other special purpose acquisition companies with a class of securities registered under the Exchange Act.
Concord III’s officers and directors also may become aware of business opportunities which may be appropriate for presentation to Concord III and the other entities to which they owe certain fiduciary or contractual duties. Concord III’s amended and restated certificate of incorporation provides that it renounces interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as Concord III’s director or officer and such opportunity is one Concord III is legally and contractually permitted to undertake and would otherwise be reasonable for Concord III to pursue, and to the extent the director or officer is permitted to refer that opportunity to Concord III without violating any legal obligation.
In the absence of the “corporate opportunity” waiver in Concord III’s charter, certain candidates would not be able to serve as an officer or director. Concord III believes it substantially benefits from having representatives who bring significant, relevant and valuable experience to Concord III’s management and, as a result, the inclusion of the “corporate opportunity” waiver in Concord III’s amended and restated certificate of incorporation provides it with greater flexibility to attract and retain the officers and directors that it feels are the best candidates.
However, the personal and financial interests of Concord III’s directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause Concord III’s directors and officers to prioritize a different business combination over finding a suitable acquisition target for Concord III’s business combination. Consequently, Concord III’s directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in the Concord III’s stockholders’ best interest, which could negatively impact the timing for a business combination. Concord III is not aware of any such conflicts of interest and does not believe that any such conflicts of interest impacted Concord III’s search for an acquisition target.
Concord III stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.
Upon the issuance of the New GCT Common Stock to GCT Stockholders in connection with the Business Combination, current Public Stockholders’ percentage ownership will be diluted. The percentage of New GCT Common Stock that will be owned by Public Stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of Public Stockholders under different redemption levels, based on the number of issued and outstanding shares of Concord III Common Stock and GCT capital stock on December 20, 2023, and based on the Concord III Class A Common Stock to be issued in the Business Combination without giving effect to the issuance of Earnout Shares or of any shares issuable upon exercise of the Concord III Warrants, Public Stockholders, as a group, and the Sponsors and their affiliates and directors and officers of Concord III, as a group, will own (1) if there are no redemptions of Public Shares, 7.9% and 10.9%, respectively, of New GCT Common Stock expected to be outstanding immediately after the Business Combination or (2) if there are redemptions of 3,941,361 shares of Concord III Class A Common Stock, which represents the maximum amount of redemptions, 0% and 8.0% respectively, of New GCT Common Stock expected to be outstanding immediately after the Business Combination. The percentage of New GCT Common Stock that will be owned by Public Stockholders will be further diluted by the issuance of Earnout Shares, the exercise of Concord III Warrants, or any issuance pursuant to the 2024 Incentive Award Plan or 2024 Employee Stock Purchase Plan. Assuming the issuance of the maximum amount of shares of New GCT Common Stock in connection with each of the above-enumerated dilution sources as well as the exercise of the Public Warrants at the closing of Business Combination, Public Stockholders, as a group, and Concord III’s initial stockholders, as a group, will own (1) if there are no redemptions of Public Shares, 4.0% and 5.5%, respectively, of New GCT Common Stock expected to be outstanding immediately after the Business Combination or (2) if there are redemptions of 3,941,361 shares of Concord III Class A Common Stock, which represents the maximum amount of redemptions, 0% and 3.8%, respectively, of New GCT Common Stock expected to be outstanding immediately after the Business Combination. To the extent that any shares are issued in the PIPE Investment, Public Stockholders’ percentage ownership of New GCT’s common stock will be further diluted. Because of this, Public Stockholders, as a group, will have less influence on the board of directors, management and policies of New GCT than they now have on the board of directors, management and policies of Concord III.
There can be no assurance that New GCT Common Stock will be approved for listing on the NYSE or that New GCT will be able to comply with the continued listing standards of the NYSE.
In connection with the Closing, we intend to list New GCT Common Stock and warrants on the NYSE under the symbols “GCTS” and “GCTSW,” respectively. New GCT’s continued eligibility for listing may depend on the number of Public Shares that are redeemed. If, after the Business Combination, the NYSE delists New GCT’s shares from trading on its exchange for failure to meet the listing standards, New GCT and its stockholders could face significant material adverse consequences including:
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a limited availability of market quotations for New GCT’s securities;

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reduced liquidity for New GCT’s securities;

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a determination that New GCT Common Stock is a “penny stock” which will require brokers trading in New GCT Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of New GCT Common Stock;

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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The timing of the Business Combination may be affected by the regulatory process of The Committee on Foreign Investment in the United States (“CFIUS” or “the Committee”)
CFIUS has authority to review certain direct or indirect foreign investments in U.S. businesses. Among other things, CFIUS is authorized to require foreign investors to make mandatory filings to the Committee or to self-initiate national security reviews of certain foreign direct and indirect investments in U.S. businesses if the parties to that investment choose not to file voluntarily. With respect to transactions that CFIUS believes present unresolved national security concerns, CFIUS has the authority to suspend transactions, impose mitigation measures, and/or recommend that the U.S. president block pending transactions or order divestitures of completed transactions when national security concerns cannot be mitigated. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, whether the target company is a U.S. business, the level of beneficial ownership and voting interests acquired by foreign persons, and the nature of any information, control or governance rights received by foreign persons. For example, any investment that results in “control” of a U.S. business by a foreign person is within CFIUS’s jurisdiction. CFIUS’s expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and implementing regulations now includes investments that do not result in control of a U.S. business by a foreign person but that afford foreign persons certain information or governance rights in a “TID U.S. business,” which is a U.S. business that:
(1)
produces, designs, tests, manufactures, fabricates, or develops “critical technologies”;

(2)
owns or operates certain “critical infrastructure”; and/or

(3)
maintains or collects “sensitive personal data.”

CFIUS has broad discretion to interpret its regulations, and we cannot predict whether CFIUS may seek to review the Business Combination. If CFIUS were to determine that the Business Combination or any portion thereof is within its jurisdiction, it may ask the parties to submit a filing with respect to the Business Combination. A CFIUS review of the Business Combination could delay the completion of the Business Combination, result in extended negotiations with the Committee or expand the timelines for Committee review or result in some form of mitigation measures that could impact the Business Combination.

If CFIUS identifies unresolved national security concerns as part of that review, CFIUS could impose conditions with respect to the Business Combination as a predicate to clearing the transaction, recommend that the U.S. president prohibit the Business Combination, or if the Closing has occurred, recommend that the U.S. president order non-U.S. shareholders to divest all or a portion of the shares of New GCT Common Stock acquired by them without first obtaining CFIUS approval. No assurance can be given that any of the foregoing actions will not be taken by CFIUS.
As part of its overall compliance posture, Concord III and GCT are currently conducting an analysis of GCT’s export control classifications and other business areas to continue its regulatory compliance efforts, including as it relates to potential regulatory filings with agencies or CFIUS. Should CFIUS decide to reach out to the parties after the transaction closes to initiate a review of the Business Combination, the time necessary for CFIUS review of the Business Combination may delay the completion of the Business Combination. Furthermore, there is no guarantee that CFIUS will not render a decision to impose conditions on the Business Combination or prevent the consummation of the Business Combination altogether. These risks may limit the attractiveness of, and/or delay or prevent Concord III from pursuing the Business Combination.
If Concord III is unable to consummate the Business Combination within the applicable time period required under Concord III’s amended and restated certificate of incorporation, Concord III will be required to wind up, redeem and liquidate. In such event, Concord III’s stockholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment through a business combination. Additionally, there will be no redemption rights or liquidating distributions with respect to the Sponsor’s warrants, which will expire worthless in the event of our winding up.
In addition, depending on New GCT’s ultimate share ownership following the Business Combination and other factors, New GCT may be deemed to be a foreign person under CFIUS’s regulations. If a future investment proposed by New GCT in a U.S. business falls within CFIUS’s jurisdiction, New GCT may determine that it is required to make a mandatory filing with CFIUS or that it will submit a filing to CFIUS on a voluntary basis, or if a filing is not mandatory, New GCT may determine to proceed with such investment without submitting to CFIUS and risk CFIUS intervention, before or after closing such investment.
Securities of special purpose acquisition companies that have engaged in a business combination transaction, such as the Business Combination, may experience a material decline in price relative to the share price of the special purpose acquisition company prior to such business combination transaction.
As with most initial public offerings of special purpose acquisition companies in recent years, Concord III issued Public Shares for $10.00 per share upon the closing of the IPO. As with other special purpose acquisition companies, the $10.00 per share price reflected each Public Share having a right to redeem such share for a pro rata portion of the proceeds held in the Trust Account, which is expected to equal approximately $10.76 per share prior to the Closing. Following the Closing, the outstanding shares of New GCT Common Stock will no longer have any such redemption right and will be solely dependent upon the fundamental value of New GCT, which, like the securities of other companies formed through business combination transactions with special purpose acquisition companies in recent years, may be significantly less than $10.00 per share.
Following the consummation of the Business Combination, the value of the New GCT Common Stock will be affected by many factors, including but not limited to (i) the dilution caused by existence, exercise and/or conversion of the Public Warrants and the Private Warrants, (ii) significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination, and (iii) the dilution caused by any equity issued in connection with the Financings. In addition, in connection with the Financings, investors will be issued shares of New GCT Common Stock at a price of $6.67 per share, which is substantially below the redemption price. This incentive structure could also negatively impact the value of the New GCT Common Stock.

The Financings could result in the issuance of shares of New GCT Common Stock at an effective price substantially below the redemption price, which could have a negative impact on the value of the New GCT Common Stock after the closing of the Business Combination.
Concurrently with the execution of the Business Combination Agreement, the PIPE Investors entered into the PIPE Subscription Agreements pursuant to which the PIPE Investors have committed to purchase in a private placement an aggregate of 4,484,854 shares of New GCT Common Stock at a purchase price of $6.67 per share and an aggregate purchase price of approximately $29.9 million. The purchase of the PIPE Shares is conditioned upon, among other things, the consummation of the Business Combination and will be consummated immediately prior to or substantially concurrently with the Closing. The PIPE Shares to be issued pursuant to the PIPE Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance on the availability of an exemption from such registration. In addition, in connection with the execution of the Business Combination Agreement, GCT issued convertible promissory notes to the CVT Investors, pursuant to which GCT borrowed an aggregate principal amount of $18.3 million, which notes will convert into shares of New GCT Common Stock at a conversion price of $6.67 per share concurrently with the Closing.
In addition, Concord III’s warrants include certain down-round provisions under which their exercise price may be reduced, if (a) Concord III issues additional shares of Concord III Class A Common Stock or securities convertible into or exercisable or exchangeable for shares of Concord III Class A Common Stock for capital raising purposes in connection with the closing of its initial business combination at the Newly Issued Price, (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial business combination on the date of the consummation of such initial business combination (net of redemptions), and (c) the Market Value is below $9.20 per share, the price per share (including in cash or by payment of warrants pursuant to a “cashless exercise,” to the extent permitted) at which shares of the Concord III Class A Common Stock may be purchased at the time a warrant is exercised will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. Those adjustment provisions may be triggered by the issuance of the PIPE Shares and/or the Note Financing Shares. However, since the Market Value will not be available until twenty (20) trading days after the trading day prior to the day on which Concord III consummates an initial business combination, we cannot confirm whether the issuance of the PIPE Shares and/or the Note Financing Shares will trigger the adjustment provisions discussed above until then. Any such adjustments, if triggered, or the potential for such adjustments could make it more difficult for New GCT to raise capital, cause the market price of New GCT securities to decline significantly or cause a higher level of redemptions in connection with the Business Combination. See “Certain Agreements Related to the Business Combination — PIPE Subscription Agreements; Convertible Note Financing.” Accordingly, any issuance of shares in connection with the incentive structure could have a negative impact on the value of the New GCT Common Stock.
Because we have no current plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.
Concord III has not paid any cash dividends on the Concord III Class A Common Stock to date and does not intend to pay cash dividends prior to the completion of its initial business combination. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of, prior to the Closing, Concord III’s board of directors and, following the Closing, the New GCT board of directors, and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the respective board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in Concord III Class A Common Stock unless you sell Concord III Class A Common Stock for a price greater than that which you paid for it. See the section entitled “Market Price and Dividend Information.”

Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their securities, potentially at a loss.
Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (1) the completion of our initial business combination and then, only in connection with those Public Shares that such stockholder has properly elected to redeem, subject to the limitations; (2) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemptions in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by August 8, 2024 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) the redemption of all of our Public Shares if we have not completed our initial business combination by August 8, 2024, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to the funds in the Trust Account. In addition, holders of Concord III Warrants will not have any right to the proceeds held in the Trust Account with respect to their warrants. Accordingly, to liquidate their investment, the Public Stockholders may be forced to sell their securities, potentially at a loss.
If we consummate the Business Combination, there is no guarantee that the Public Warrants will ever be in the money, and they may expire worthless and the terms of the Public Warrants may be amended.
The exercise price for the Public Warrants is $11.50 per share of Concord III Class A Common Stock. There is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the Public Warrants may expire worthless. In addition, the terms of the Public Warrants may be amended under certain circumstances. See the risk factor titled “We may amend the terms of the Concord III Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding Public Warrants.”
There is no guarantee that a Public Stockholder’s decision to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.
We can give no assurance as to the price at which a Public Stockholder may be able to sell its shares of New GCT Common Stock in the future following the completion of the Business Combination or following any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in New GCT’s share price, and may result in a lower value realized now than a Public Stockholder of Concord III might realize in the future had the stockholder not redeemed its shares. Similarly, if a Public Stockholder does not redeem its shares, the stockholder will bear the risk of ownership of New GCT Common Stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Stockholder should consult the stockholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.
The nominal purchase price paid by the Sponsors for the Founder Shares may significantly dilute the implied value of the Public Shares upon completion of the Business Combination. In addition, the value of the Founder Shares will be significantly greater than the amount the Sponsors paid to purchase such shares, even if the Business Combination causes the trading price of New GCT Common Stock to materially decline.
The Sponsors invested an aggregate of $9,425,000 in Concord III, comprised of the $25,000 purchase price for the Founder Shares and the $9,400,000 purchase price for the Private Warrants. The amount held in the Trust Account was $43,181,282 as of September 30, 2023, implying a value of approximately $10.69 per Public Share. Concord III also executed promissory notes with the Sponsor and CA2, evidencing the Sponsor Loans in the aggregate amount of $6,900,000. The Sponsor Loans may, by their terms, be repaid or converted into warrants at a conversion price of $1.00 per warrant, at the holders’ discretion. Pursuant to the Sponsor Support Agreement, the Sponsor and CA2 agreed to forgive all amounts outstanding under the Sponsor Loans at the Closing.

The following table shows the Public Stockholders’ and Founder Shares holders’ (including the Sponsors’) investment per share and how these compare to the implied value of one share of New GCT Common Stock upon the completion of the Business Combination. The following table assumes that (i) New GCT’s valuation is $43,181,282 (which is the amount Concord III held in the Trust Account as of September 30, 2023), (ii) no additional interest is earned on the funds held in the Trust Account, (iii) no Public Shares are redeemed in connection with the Business Combination (however, it does not take into account redemptions of Public Shares in connection with the Second Extension) and (iv) all Founder Shares are converted into New GCT Common Stock and held by the Sponsors and the current and former independent directors of Concord III upon completion of the Business Combination, and does not take into account other potential impacts on Concord III’s valuation at the time of the Business Combination such as (a) the value of the Concord III Warrants, (b) the trading price of New GCT Common Stock, (c) the initial business combination transaction costs (including payment of $5,083,575 of deferred underwriting fee), (d) any equity issued to GCT’s equityholders, (e) any shares of New GCT Common Stock that may be issued upon conversion of the Convertible Notes or exercise of the Convertible Notes Warrants, (f) any equity issued to other third party investors, (g) the issuance of any Earnout Shares, (h) the transfer or forfeiture of Founder Shares pursuant to NRAs, or (i) GCT’s business itself.
Shares held by Public Stockholders	3,941,361 shares
Shares held by the Sponsor	7,957,727shares
Shares held by the independent directors of Concord III	90,000shares
Shares held by CA2	577,273shares
Total shares of common stock	12,566,361shares
Total funds in trust(1)	$43,181,282
Public Stockholders’ investment per Public Share(2)	$10.00
Sponsor’s investment per Founder Share(3)	$0.004
Current and former directors’ investment per Founder Share(4)	$—
CA2’s investment per Founder Share	$0.0001
Implied value per share of New GCT Common Stock immediately following the Closing	$3.44

(1)
Amount held in the Trust Account as of September 30, 2023.

(2)
While the Public Stockholders’ investment in Concord III Units represents an investment in both the Public Shares and the Public Warrants, for purposes of this table the full investment amount is ascribed to the Public Shares only.

(3)
Calculated based on the Sponsors’ $25,000 investment in Founder Shares. This does not include the Sponsors $9,400,000 investment in the Private Warrants.

(4)
The independent directors received their Founder Shares from the Sponsor and did not pay any purchase price to Concord III.

Based on these assumptions, each share of New GCT Common Stock would have an implied value of $3.44 per share upon completion of the Business Combination, representing an approximately 66.3% decrease from the initial implied value of $10.20 per Public Share. While the implied value of $3.44 per share upon completion of the Business Combination would represent a dilution to the Public Stockholders, this would represent a significant increase in value for the Sponsor relative to the price it paid for each Founder Share. At $3.44 per share, the shares of New GCT Common Stock that the Sponsor, the current and former independent directors of Concord III and CA2, which are, 7,957,727 shares, 90,000 shares and 577,273 shares, respectively, upon completion of the Business Combination, would have an aggregate implied value of $27,374,580, $309,600 and $1,985,819, respectively. As a result, even if the trading price of New GCT Common Stock significantly declines, the value of the Founder Shares held by the Sponsor, the directors and CA2 will be significantly greater than the amount they paid to purchase such shares. In addition, the Sponsor could potentially recoup its entire investment, inclusive of its investment in the Private Warrants, even if the trading price of New GCT Common Stock after the completion of the Business Combination is as low as $1.09 per share (not taking into account the transfer or forfeiture of Founder Shares pursuant to NRAs). As a result, the Sponsor, the directors and CA2 are likely to earn a substantial profit on their investment in Concord III upon disposition of shares of New GCT Common Stock even if the trading price of New GCT Common Stock declines after the completion of the Business Combination. The Sponsor, the directors and CA2 may therefore be economically incentivized to complete the Business Combination, even if its terms are not in the best interests of the Public Stockholders, rather than liquidating Concord III. This dilution would increase to the extent that Public Stockholders seek redemptions from the Trust Account for their Public Shares.
Concord III Warrants will become exercisable for New GCT Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
If the Business Combination is completed, 17,250,000 Public Warrants and up to 9,400,000 Private Warrants (subject to the Sponsor and CA2’s forfeiture of up to 2,820,000 Private Warrants pursuant to the Stockholder Support Agreement) will become exercisable for shares of New GCT Common Stock in accordance with the terms of the Concord III Warrant Agreement. These Concord III Warrants will become exercisable 30 days after the Closing, with an exercise price of $11.50 per share of New GCT Common Stock. To the extent such warrants are exercised, additional shares of New GCT Common Stock will be issued, which will result in dilution to the then existing holders of New GCT Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New GCT Common Stock. However, there is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.
Concord III’s Sponsor, executive officers and directors and CA2 have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.
Unlike many other blank check companies in which the founders, executive officers and directors agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, Concord III’s Sponsor, executive officers and directors and CA2 have agreed (and their permitted transferees will agree), pursuant to the terms of agreement entered into with Concord III, to vote any Founder Shares or shares of Concord III Class A Common Stock held by them in favor of the Business Combination. We expect that the Sponsors and Concord III’s executive officers and directors (and each of their permitted transferees) will own at least approximately 68.6% of the issued and outstanding shares of Concord III Common Stock at the time of any such stockholder vote. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their shares in accordance with the majority of the votes cast by the Public Stockholders.
Concord III’s Sponsor, directors, executive officers, advisors or their affiliates may elect to purchase shares from Public Stockholders, which may limit the number of redemptions in the Business Combination and reduce the public “float” of the Concord III Class A Common Stock.
Concord III’s Sponsor, directors, executive officers, advisors or their affiliates may purchase Public Shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Concord III’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Concord III’s Sponsor, directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to limit the number of Public Shares electing to redeem, thereby increasing the amount of cash available to Concord III for use in the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of Concord III Class A Common Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of Concord III’s securities on a national securities exchange.
Any Public Shares purchased by the Sponsor or Concord III’s directors, officers, advisors or their affiliates would be purchased at a price no higher than the per share pro rata portion of the Trust Account.

Any Public Shares so purchased would not be voted in favor of the Business Combination Proposal at the special meeting and would not be redeemable by the Sponsor or Concord III’s directors, officers, advisors or their affiliates.
As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Concord III will file with the SEC a Current Report on Form 8-K prior to the special meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons or entities. Any such report will include: (i) the amount of Public Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Public Shares for which Concord III has received redemption requests.
Subsequent to the consummation of the Business Combination, New GCT may be required to take write-downs or write-offs, or New GCT may be subject to restructuring, impairment or other charges that could have a significant negative effect on New GCT’s financial condition, results of operations and the price of New GCT’s securities, which could cause you to lose some or all of your investment.
Although Concord III has conducted due diligence on GCT, this diligence may not surface all material issues or risks associated with GCT, its business or the industry in which it competes. Factors outside of GCT’s and outside of Concord III’s control may, at any time, arise. As a result of these factors, New GCT may be exposed to liabilities and incur additional costs and expenses and may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in New GCT reporting losses. Even if Concord III’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on New GCT’s liquidity, the fact that New GCT reports charges of this nature could contribute to negative market perceptions about New GCT or its securities. In addition, charges of this nature may cause New GCT to be unable to obtain future financing on favorable terms or at all. Additionally, we have no indemnification rights against the GCT equityholders under the Business Combination Agreement and all of the purchase price consideration will be delivered to the GCT equityholders at the Closing. Accordingly, any stockholders or warrant holders of Concord III who choose to remain stockholders or warrant holders of New GCT following the Business Combination could suffer a reduction in the value of their shares and warrants if any of the events described above were to occur.
On December 8, 2023, Citi notified Concord III that it waived its entitlement to the payment of any deferred compensation in connection with its role as underwriter in Concord III’s initial public offering.
Citi and TD Cowen served as representatives in the IPO. In connection with such role, Citi was entitled to payment of a deferred underwriting fee upon consummation of an initial business combination by Concord III. On December 8, 2023, at the request of Concord III, Citi notified Concord III that it waived its entitlement to the payment of any deferred compensation in connection with its role as underwriter in Concord III’s IPO. Citi has performed all of its obligations under the underwriting agreement to obtain its deferred underwriting discounts and commissions and is therefore gratuitously waiving its right to these deferred underwriting discounts and commissions in connection with the Business Combination. Citi did not provide a reason for waiving its deferred underwriting discounts and commissions in connection with the Business Combination. Citi’s waiver of its entitlement to the payment of any deferred compensation indicates that it does not want to be associated with the disclosure in this proxy statement/prospectus or the underlying business analysis related to the Business Combination, and Concord III stockholders should not place any reliance on the participation of Citi in the IPO in respect of the Business Combination. Because Citi has not been involved in the preparation and review of this proxy statement/prospectus, Concord III’s investors will not have the benefit of their independent review and investigation of the disclosures provided in this proxy statement/prospectus. While Citi did not participate in any aspect of the proposed Business Combination with GCT and Concord III has no other contractual relationship with Citi, investors should be aware that the waiver of a deferred underwriting fee is unusual and some investors may find the Business

Combination less attractive as a result. This may make it more difficult for Concord III to complete the Business Combination with GCT.
The historical financial results of GCT and unaudited pro forma financial information included herein may not be indicative of what New GCT’s actual financial position or results of operations would have been.
The historical financial results of GCT included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a public company during the periods presented or those New GCT will achieve in the future. New GCT’s financial condition and future results of operations could be materially different from amounts reflected in GCT’s historical financial statements included elsewhere in this proxy statement/prospectus, and it may be difficult for investors to compare New GCT’s future results to historical results or to evaluate its relative performance or trends in its business.
Similarly, the unaudited pro forma financial information included herein is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Concord III being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of GCT on the date the Business Combination closes and the number of Public Shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information is not necessarily indicative of what New GCT’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated, and New GCT’s actual financial condition and results of operations may vary materially from such pro forma financial information, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Concord III may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate.
Concord III’s Sponsor, executive officers and directors have agreed that Concord III must complete its initial business combination on or before August 8, 2024, unless extended by stockholder vote. Concord III may not be able to consummate an initial business combination within such time period. However, Concord III’s ability to complete its initial business combination may be negatively impacted by general market conditions, pandemics and other public health crises, volatility in the capital and debt markets and the other risks described herein.
If Concord III has not completed its initial business combination within such time period and such time period is not extended, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish rights of the public stockholders, as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
For illustrative purposes, based on funds in the Trust Account of approximately $42.4 million as of December 31, 2023, the estimated per share redemption price would have been approximately $10.76.
Concord III or GCT may waive one or more of the conditions to the Business Combination.
Concord III and GCT may agree to waive, in whole or in part, some of the conditions to the obligations to complete the Business Combination, to the extent permitted by the governing documents of Concord III and GCT. For example, it is a condition to close the Business Combination that certain of GCT’s representations and warranties are true and correct in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect. However, if Concord III’s board of directors determines that it is in Concord III’s stockholders’ best interest to waive any such breach, then Concord III’s board of directors may elect to waive that condition and consummate the Business Combination. The existence of financial and personal interests of one or more of the Concord III directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for Concord III and its stockholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action.
Notwithstanding the foregoing, certain closing conditions may not be waived due to the parties’ charter or organizational documents, applicable law, or otherwise. The following closing conditions may not be waived: the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and the absence of any law or order that would prohibit the consummation of the Business Combination. See the section “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing” for further information.
Concord III’s ability to successfully effect the Business Combination and New GCT’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of GCT, all of whom we expect to stay with New GCT following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of the combined business.
Concord III’s ability to successfully effect the Business Combination and New GCT’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of GCT. Although we expect key personnel to remain with New GCT following the Business Combination, there can be no assurance that they will do so. It is possible that GCT will lose some key personnel, the loss of which could negatively impact the operations and profitability of New GCT. Furthermore, following the Closing, certain of the key personnel of GCT may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause New GCT to have to expend time and resources helping them become familiar with such requirements.
New GCT will qualify as an “emerging growth company” as well as a “smaller reporting company” within the meaning of the Securities Act, and if New GCT takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, it could make New GCT’s securities less attractive to investors and may make it more difficult to compare New GCT’s performance to the performance of other public companies.
New GCT will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act (an “EGC”). As such, New GCT will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an EGC, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. New GCT will remain an EGC until the earliest of (i) the last day of the fiscal year in which the market value of New GCT Common Stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Concord III Class A Common Stock in the IPO. As a result, New GCT securityholders may not have access to certain information they may deem important.
In addition, the JOBS Act also provides that an EGC can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as New GCT is an emerging growth company. An EGC can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, New GCT may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of New GCT’s financial statements with another public company, which is neither an EGC nor a company that has opted out of using the extended transition period, difficult because of the potential differences in accounting standards used.
Additionally, New GCT will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. New GCT will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of New GCT Common Stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of New GCT Common Stock held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent New GCT takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible. Investors may find New GCT’s securities less attractive because New GCT will rely on these exemptions, which may result in a less active trading market for New GCT Common Stock and its price may be more volatile.
Concord III’s board of directors did not obtain a third-party valuation or fairness opinion in determining whether to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.
In analyzing the Business Combination, Concord III’s management conducted significant due diligence on GCT. For a complete discussion of the factors utilized by Concord III’s board of directors in approving the Business Combination, see the section entitled “The Business Combination — Concord III’s Board of Directors’ Reasons for the Approval of the Business Combination.” Concord III’s board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that GCT’s fair market value was at least 80% of our net assets (excluding any taxes payable on interest earned).
Notwithstanding the foregoing, Concord III’s board of directors did not obtain a third-party valuation or fairness opinion to assist it in its determination. Accordingly, investors will be relying solely on the judgment of Concord III’s board of directors in valuing GCT, and Concord III’s board of directors may be incorrect in its assessment of the Business Combination. The Concord III board of directors’ determination was partially based on quantitative factors such as historical financial results of GCT’s business and selected public company analysis based on selected publicly-traded companies, as discussed under the heading “Proposal No. 1 — The Business Combination Proposal — The Business Combination — The Background of the Business Combination.” However, the Concord III board of directors did not rely solely on quantitative factors. The Concord III board of directors also made qualitative judgements based on information regarding (i) GCT’s business, prospects, financial condition, operations, technology, products, offerings, management, competitive position, and strategic business goals and objectives, (ii) general economic, industry, regulatory, and financial market conditions, and (iii) opportunities and competitive factors within GCT’s industry. In addition, the Concord III board of directors made qualitative judgments, based on the experience and professional judgment of Concord III’s management team, concerning differences between the operational, business and/or financial characteristics of GCT and the selected companies to provide a context in which to consider the results of the quantitative analysis. The lack of a third-party valuation or fairness opinion may also lead an increased number of Public Stockholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.
There are risks to Concord III stockholders who are not affiliates of the Sponsor of becoming stockholders of New GCT through the Business Combination rather than acquiring securities of New GCT directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.
Because there is no independent third-party underwriter involved in the Business Combination or the issuance of common stock in connection therewith, investors will not receive the benefit of any outside independent review of Concord III’s and GCT’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, and the rules of the Financial Industry Regulatory Authority, Inc. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. The due diligence conducted by underwriters in an underwritten public offering is expected to provide additional assurance that the disclosure does not contain material misstatements or material omissions. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of material misstatements or omissions in this proxy statement/prospectus.
In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the Closing, there will be no traditional “roadshow” or book-building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-Closing trades. Therefore, buy and sell orders submitted prior to and at the opening of initial post-Closing trading of New GCT’s securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of New GCT’s securities or helping to stabilize, maintain or affect the public price of New GCT’s securities following the Closing.
In addition, New GCT will not engage in, has not requested and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with New GCT’s securities that will be outstanding immediately following the Closing. In addition, since New GCT will become public through a business combination, securities analysts of major brokerage firms may not provide coverage of New GCT since there is no incentive to brokerage firms to recommend the purchase of its securities. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on New GCT’s behalf. All of these differences from an underwritten public offering of New GCT’s securities could result in a more volatile price for New GCT’s securities.
Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if New GCT became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.
In addition, the Sponsor and certain of Concord III’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of Concord III stockholders generally. Such interests may have influenced Concord III’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “— Concord III’s Sponsor, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus,” “— The nominal purchase price paid by the Sponsor for the Founder Shares may significantly dilute the implied value of the Public Shares upon completion of the Business Combination. In addition, the value of the Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares, even if the Business Combination causes the trading price of New GCT Common Stock to materially decline” and “— Certain of Concord III’s officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by Concord III and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.”
If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of the Concord III Class A Common Stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of the Concord III Class A Common Stock.
Concord III’s amended and restated certificate of incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the IPO, which we refer to as the “excess shares,” without Concord III’s prior written consent. However, Concord III’s amended and restated certificate of incorporation does not restrict Concord III stockholders’ ability to vote all of their shares (including excess shares) for or against Concord III’s initial business combination. The inability of a stockholder to redeem the excess shares will reduce its influence over Concord III’s ability to complete its initial business combination and such stockholder could suffer a material loss on its investment in Concord III if it sells such excess shares in open market transactions. Additionally, a stockholder will not receive redemption distributions with respect to the excess shares if Concord III completes its initial business combination. And as a result, such stockholder will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its stock in open market transactions, potentially at a loss.
Concord III’s stockholders may be held liable for claims by third parties against Concord III to the extent of distributions received by them upon redemption of their shares.
Concord III’s amended and restated certificate of incorporation provides that Concord III will continue in existence until August 8, 2024. As promptly as reasonably possible following the redemptions Concord III is required to make to the Public Stockholders in such event, subject to the approval of Concord III’s remaining stockholders and board of directors, Concord III would dissolve and liquidate, subject to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Concord III cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, Concord III’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Concord III’s stockholders may extend beyond the third anniversary of the date of distribution. Accordingly, Concord III cannot assure you that third parties will not seek to recover from our stockholders’ amounts owed to them by Concord III.
If Concord III is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Concord III which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Concord III’s stockholders. In addition, Concord III’s board of directors may be viewed as having breached their fiduciary duties to Concord III’s creditors and/or may have acted in bad faith, and thereby exposing itself and Concord III to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. Concord III cannot assure you that claims will not be brought against Concord III for these reasons.
If third parties bring claims against Concord III, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share, the offering price per Concord III Unit in the IPO.
Concord III’s placing of funds in the Trust Account may not protect those funds from third-party claims against Concord III. Although Concord III has sought to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with Concord III waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Concord III’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Concord III’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Concord III than any alternative.
Examples of possible instances where Concord III may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Concord III is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if Concord III is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, Concord III will be required to provide for payment of claims of creditors that were not waived that may be brought against Concord III within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.
The Sponsor has agreed that it will be liable to Concord III if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which Concord III has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.20 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.20 per Public Share is then held in the Trust Account due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.20 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Concord III’s directors may decide not to enforce indemnification obligations against the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (1) $10.20 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account is less than $10.20 per Public Share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Concord III’s independent directors would determine whether to take legal action against the Sponsor to enforce such indemnification obligations. While we currently expect that Concord III independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that Concord III’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If Concord III’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Public Stockholders may be reduced below $10.20 per Public Share.
Concord III does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it easier for Concord III to consummate the Business Combination even if a substantial majority of Concord III’s stockholders do not agree.
Concord III’s amended and restated certificate of incorporation does not provide a specified maximum redemption threshold. As a result, Concord III may be able to consummate the Business Combination even though a substantial majority of the Public Stockholders do not agree with the Business Combination and have redeemed their shares.

New GCT may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.
New GCT will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of New GCT Class A Common Stock equals or exceeds $18.00 per share (subject to certain adjustments) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date New GCT gives notice of redemption and provided that certain other conditions are met. If and when the Public Warrants become redeemable by New GCT, New GCT may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, New GCT may redeem the Public Warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding Public Warrants could force you to (i) exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. Historical trading prices for the New GCT Common Stock have not exceeded the $18.00 per share threshold for 20 trading days within a 30 trading-day period that would permit redemption of the Public Warrants.
None of the Private Warrants held by the Sponsor or CA2 will be redeemable by New GCT so long as they are held by the Sponsor or its permitted transferees or CA2, respectively. Once the Private Warrants are transferred to persons other than a permitted transferee, the Private Warrants become Public Warrants and will be subject to redemption. The other material differences between the Private Warrants and the Public Warrants, including that the Private Warrants can be exercised on a cashless basis at any time and are not transferable for 30 days following the completion of an initial business combination, are described under “Description of New GCT’s Securities — Warrants.”
In the event that New GCT elects to redeem all of the Public Warrants as described above, it will fix a date for the redemption (the “Redemption Date”). Pursuant to the terms of the Concord III Warrant Agreement, notice of redemption will be mailed by first class mail, postage prepaid, by New GCT not less than 30 days prior to the Redemption Date to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the registration books. In addition, New GCT expects that it will issue a press release and file a current report on Form 8-K with the SEC containing the notice of redemption. Further, beneficial owners of the Public Warrants will be notified of such redemption via the posting of the redemption notice to DTC.
New GCT will not be contractually obligated to notify investors when the Public Warrants become eligible for redemption and does not intend to so notify investors upon eligibility of the Public Warrants for redemption, unless and until it elects to redeem such warrants pursuant to the terms of the Concord III Warrant Agreement.
We may amend the terms of the Concord III Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding Public Warrants.
The Concord III Warrants were issued in registered form under the Concord III Warrant Agreement. The Concord III Warrant Agreement provides that the terms of the Concord III Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Concord III Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Concord III Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Concord III Warrants, convert the Concord III Warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of Concord III Class A Common Stock issuable upon exercise of a Concord III Warrant.

Concord III will require Public Stockholders who wish to redeem their shares of Concord III Class A Common Stock in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.
Concord III will require the Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent prior to the expiration date set forth in the tender offer documents mailed to such holders, or in the event we distribute proxy materials, up to two business days prior to the vote on the proposal to approve the Business Combination, or to deliver their shares to the transfer agent electronically using DTC’s Deposit/Withdrawal at Custodian System (“DWAC System”), at the holder’s option. Holders of Concord III Units must elect to separate the units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their Concord III Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying Public Shares and Public Warrants, or if a holder holds Concord III Units registered in its own name, the holder must contact our transfer agent directly and instruct them to do so. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, this may not be the case. Under our bylaws, we are required to provide at least 10 days advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than we anticipate for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.
Additionally, despite our compliance with the proxy rules, stockholders may not become aware of the opportunity to redeem their shares.
If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted and, as a result, we may abandon our efforts to consummate an initial business combination and liquidate.
There is currently uncertainty concerning the applicability of the Investment Company Act to special purpose acquisition companies, and it is possible that a claim could be made that we have been operating as an unregistered investment company. If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted. In addition, we would be subject to burdensome compliance requirements. We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. However, if we are deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate. If we are required to liquidate, our stockholders would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of our stock and warrants following such a transaction, and our warrants would expire worthless.
Since we instructed the trustee to liquidate the securities held in the Trust Account and instead to hold the funds in the Trust Account in an interest bearing deposit account at a bank in order to seek to mitigate the risk that we could be deemed to be an investment company for purposes of the Investment Company Act, we may receive minimal interest, if any, on the funds held in the Trust Account, which may reduce the dollar amount the Public Stockholders would receive upon any redemption or liquidation of Concord III.
Upon the 24-month anniversary of the effective date of the registration statement relating to the IPO, to mitigate the risk of us being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, we instructed the trustee with respect to the Trust Account to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing demand deposit account at a national bank until the earlier of consummation of an initial business combination or liquidation of our company. Following such liquidation, we may receive minimal interest, if any, on the funds held in the Trust Account. However, interest earned on the funds held in the Trust Account still may be released to us to pay our taxes, if any, and certain other expenses as permitted. As a result, our decision to liquidate the securities held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing demand deposit account at a bank may reduce the dollar amount the Public Stockholders would receive upon any redemption or liquidation of our company.
In addition, we may be deemed to be an investment company even though the funds in the Trust Account were held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act prior to the 24 month anniversary of the effective date of the registration statement relating to the IPO.
A 1% U.S. federal excise tax could be imposed on Concord III in connection with redemptions of Concord III Common Stock.
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into U.S. federal law. The IRA provides for, among other things, a new 1% U.S. federal excise tax on certain repurchases (including certain redemptions) of stock by publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations (each, a “covered corporation”). The excise tax applies to stock repurchases occurring in 2023 and beyond. It is currently expected that Concord III (a Delaware corporation whose securities are trading on NYSE) is a “covered corporation” for this purpose. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. The U.S. Department of the Treasury has authority to provide excise tax regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax. On December 27, 2022, the U.S. Department of the Treasury issued a notice that provides interim operating rules for the excise tax, including rules governing the calculation and reporting of the excise tax, on which taxpayers may rely until the forthcoming proposed Treasury Regulations addressing the excise tax are published. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of other aspects of the excise tax remain unclear, and such interim operating rules are subject to change.
The extent of the excise tax that may be incurred in connection with a conversion of Concord III Common Stock into cash would depend on a number of factors, including (i) whether the conversion is treated as a repurchase of stock for purposes of the excise tax, (ii) the fair market value of the stock converted in connection with the Business Combination, (iii) the nature and amount of the equity issued, if any, by Concord III in connection with the Business Combination, and (iv) the content of forthcoming regulations and other guidance from the U.S. Department of the Treasury. As noted above, the excise tax is imposed on the repurchasing corporation itself, not the stockholders from whom stock is repurchased, and only limited guidance on the mechanics of any required reporting and payment of the excise tax on which taxpayers may rely have been issued to date. The imposition of the excise tax could reduce the amount of cash available to Concord III for effecting the conversions of Concord III Common Stock and could reduce the cash on hand for New GCT to fund operations and to make distributions to shareholders following the Business Combination.
We have identified material weaknesses in our internal control over financial reporting as of September 30, 2023. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
During the course of preparing our financial statements as of and for the period ended September 30, 2023, we identified a material weakness in our internal control over financial reporting relating to our accounting for complex financial instruments. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.
Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weaknesses. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
We may face litigation and other risks as a result of the material weaknesses in our internal control over financial reporting.
As a result of the material weaknesses in our internal control over financial reporting, accounting for complex financial instruments and other matters raised or that may in the future be raised by the SEC, we potentially face litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weaknesses and the preparation of our financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete a business combination.
Concord III’s independent registered public accounting firm’s report for the year ended December 31, 2022 contains an explanatory paragraph that expresses substantial doubt about Concord III’s ability to continue as a “going concern.”
As of September 30, 2023, Concord III had incurred and expects to continue to incur costs in pursuit of its financing and acquisition plans. Concord III cannot assure you that its plans to raise capital or to consummate an initial business combination will be successful. If Concord III is unable to raise additional funds to alleviate liquidity needs and complete a business combination by November 8, 2024 (as such date may be extended by approval of the Concord III stockholders), then Concord III will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about Concord III’s ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from our inability to continue as a going concern.
We may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger or other business combination agreements like the Business Combination Agreement. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Concord III’s or GCT’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed or from being completed within the expected timeframe, which may adversely affect Concord III’s or GCT’s or, if the Business Combination is completed but delayed, New GCT’s business, financial position and results of operations. As of the date of this proxy statement/prospectus, no lawsuits have been filed in connection with the Business Combination, but we cannot predict whether any such lawsuits will be filed.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.
On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (the “SEC Staff Statement”). In light of the SEC Staff Statement, we evaluated the accounting treatment of the Concord III Warrants, and pursuant to the guidance in ASC 815, Derivatives and Hedging, determined the Concord III Warrants should be classified as derivative liabilities measured at fair value on our balance sheet, with any changes in fair value to be reported each period in earnings on our statement of operations. As a result of the recurring fair value measurement, our financial statements may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.
The NYSE may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
Our units, Class A common stock and warrants are listed on the NYSE. On January 19, 2024, we received a notification from the NYSE informing us that, because the number of public stockholders is less than 300, we are not in compliance with Section 802.01B of the Listing Rule. Although we plan to promptly submit a Compliance Plan that demonstrates how we expect to return to compliance with the Listing Rule within 18 months of receipt of the Notice, we cannot assure you that our securities will continue to be listed on the NYSE in the future or prior to our initial business combination. In order to continue listing our securities on the NYSE prior to our initial business combination, we must maintain certain financial, distribution and stock price levels. In general, we must maintain a minimum number of holders of our securities (generally 300 public stockholders). Additionally, in connection with our initial business combination, we will be required to demonstrate compliance with the NYSE’s initial listing requirements, which are more rigorous than the NYSE’s continued listing requirements, in order to continue to maintain the listing of our securities on the NYSE.
If the NYSE delists any of our securities from trading on its exchange and we are not able to list such securities on another national securities exchange, we expect such securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

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a limited availability of market quotations for our securities;

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reduced liquidity for our securities;

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a determination that our Class A common stock is a “penny stock” which will require brokers trading in our Class A common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

Risks Related to Ownership of New GCT Common Stock Following the Business Combination
Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to New GCT.
New GCT may experience significant fluctuations in our results of operations, including as a result of seasonality, making it difficult to project future results.
Our operating results may vary significantly and are not necessarily an indication of future performance. These fluctuations may be a result of a variety of factors, some of which are beyond our control, such as COVID-19. Our ability to attract and retain new customers and suppliers, increased competition in the markets in which we operate, our ability to expand our operations in new and existing markets, our ability to maintain an adequate growth rate and effectively manage that growth, our ability to keep pace with technological changes in the industries in which we operate, changes in governmental or other regulations affecting our business, harm to our brand or reputation, and other risks described elsewhere in these risk factors. As such, we may not accurately forecast our operating results. We base our expense levels and investment plans on estimates, which has become more challenging in light of COVID-19. A significant portion of our expenses and investments are fixed, and we may not be able to adjust our spending quickly enough if our revenue is less than expected, resulting in losses that exceed our expectations. If we are unable to achieve sustained profits, our business, financial condition, and results of operations would be negatively impacted.
The market price of New GCT Common Stock may be volatile, and the value of our common stock may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of New GCT Common Stock prior to the consummation of the Business Combination may decline. The market values of New GCT Common Stock at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus or the date on which Concord III stockholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Business Combination Agreement will not be adjusted to reflect any changes in the market price of the New GCT Common Stock, the market value of shares issued in the Business Combination may be higher or lower than the values of these shares on earlier dates. The market price of New GCT Common Stock is likely to be volatile and could be subject to wide fluctuations in response to the risk factors described in the proxy statement/prospectus, as well as others.
In addition, stock markets, and the trading of technology companies’ stocks in particular, have experienced significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies, including transportation companies and technology companies, have fluctuated in a manner often unrelated to the operating performance of those companies. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of New GCT Common Stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Shareholder activism or securities litigation could give rise to perceived uncertainties regarding the future of our business and it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect relationships with suppliers, hosts, guests and other parties.
Future sales of common stock after the consummation of the Business Combination may cause the market price of New GCT Common Stock to drop significantly, even if New GCT’s business is doing well.
Sales of a substantial number of shares of New GCT Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of New GCT Common Stock and may make it more difficult for investors to sell their shares of New GCT Common Stock at a time and price that investors deem appropriate. All outstanding shares of New GCT Common Stock previously held by the pre-Business Combination Public Stockholders at the completion of the Business Combination and a substantial number of shares of New GCT Common Stock issued as merger consideration in the Business Combination are freely tradable without restriction under the Securities Act, except for any shares of New GCT Common Stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which are subject to restrictions under the Securities Act.
We intend to file registration statements on Form S-8 under the Securities Act to register shares of New GCT Common Stock that may be issued under our incentive award plans from time to time, as well as any shares of New GCT Common Stock underlying outstanding options that have been granted to our directors, executive officers and other employees, all of which are subject to time-based vesting conditions. Shares registered under these registration statements will be available for sale in the public market upon issuance subject to vesting arrangements and exercise of options, as well as Rule 144 in the case of our affiliates.
We are unable to predict the effect that these sales, particularly sales by our directors, executive officers and significant stockholders, may have on the prevailing market price of New GCT Common Stock. If holders of these shares sell, or indicate an intent to sell, substantial amounts of New GCT Common Stock in the public market, the trading price of New GCT Common Stock could decline significantly and make it difficult for us to raise funds through securities offerings in the future.

There can be no assurance that the Business Combination will achieve our objectives of providing the company with sufficient capital, and if we require additional capital to fund our operations or expected growth, there can be no assurance that we will be able to obtain such funds on attractive terms or at all, and you may experience dilution as a result.
We expect our capital expenditures to continue to be significant in the foreseeable future as we expand our business, and that our level of capital expenditures will be significantly affected by user demand for our products and services. The fact that we have a limited operating history means we have limited historical data on the demand for our products and services. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those currently anticipated. We may need to seek equity or debt financing to finance a portion of our capital expenditures. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all.
Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.
In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our stockholders. If we cannot raise additional funds when we need or want them, our business, financial condition, and results of operations could be negatively impacted.
New GCT’s audited financial position and results of operations may differ materially from the unaudited pro forma financial information presented to investors.
Concord III has been recently incorporated and has no operating history and no revenues. While the unaudited pro forma financial information contained in this proxy statement/prospectus represents the best estimates of Concord III’s and GCT’s management, it is presented for illustrative purposes only and may not be an accurate indication of Concord III’s financial position or results of operations if the Business Combination are completed on the dates indicated. The unaudited pro forma financial information has been derived from the audited and unaudited historical financial statements of Concord III and GCT and certain adjustments and assumptions have been made regarding Concord III after giving effect to the Business Combination. Differences between preliminary estimates in the unaudited pro forma financial information and the final acquisition accounting will occur and could have a material impact on the unaudited pro forma financial information and Concord III’s financial position and future results of operations.
In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect Concord III’s financial condition or results of operations following the Closing. Any potential decline in Concord III’s financial condition or results of operations may cause significant fluctuations in the price of New GCT Common Stock.
We have broad discretion in the use of the proceeds from the Business Combination and may not use them effectively.
Our management team has broad discretion with respect to the application of the net proceeds from the Business Combination. Our management team may not successfully or efficiently manage the proceeds from the Business Combination because of insufficient experience in dealing with such proceeds, inadequate attention paid to their management, or other effects of the Business Combination. If we do not use the proceeds from the Business Combination effectively, our business, financial condition, and results of operations could be negatively impacted.

New GCT may be subject to securities or class action litigation, which is expensive and could divert management attention.
Following the Business Combination, New GCT’s share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. New GCT may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on New GCT’s business, financial condition, and results of operations. Any adverse determination in litigation or any amounts paid to settle any such actual or threatened litigation could require that New GCT make significant payments and/or could also subject New GCT to significant liabilities.
Delaware law and provisions in the Proposed Certificate of Incorporation and the New GCT Bylaws could make a takeover proposal more difficult.
Certain provisions of the Proposed Certificate of Incorporation, the proposed bylaws of New GCT (the “New GCT Bylaws”) and laws of the State of Delaware could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder may consider favorable, including those attempts that might result in a premium over the market price for New GCT Common Stock. Among other things, the Proposed Certificate of Incorporation and New GCT Bylaws include provisions that:
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provide for a classified board of directors with staggered, three-year terms, which could delay the ability of stockholders to change the membership of a majority of the New GCT board of directors;

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prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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provide for the right of the New GCT board of directors to elect a director to fill a vacancy created by the expansion of the New GCT board of directors or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on the New GCT board of directors;

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permit the New GCT board of directors to issue shares of common stock and preferred stock, including “blank check” preferred stock, and to determine the price and other terms of those shares, including preferences and voting rights of the preferred stock, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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prohibit stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders;

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require that a meeting of stockholders may not be called by stockholders, which may delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors.

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provide advance notice requirements for nominations for election to the New GCT board of directors or for proposing matters that can be acted upon by stockholders at annual meetings of stockholders, which could preclude stockholders from bringing matters before annual meetings of stockholders and delay changes in the New GCT board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the company;

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require a supermajority vote for the removal of directors for cause; and

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provide the right of the New GCT board of directors to make, alter, or repeal the New GCT Bylaws, which may allow the New GCT board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the New GCT Bylaws to facilitate an unsolicited takeover attempt.

These provisions, alone or together, could delay hostile takeovers and changes in control of New GCT or changes in the New GCT board of directors and New GCT’s management.

As a Delaware corporation, New GCT is also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of outstanding New GCT Common Stock from engaging in certain business combinations without approval of the holders of substantially all of New GCT Common Stock. Any provision of the Proposed Certificate of Incorporation or New GCT Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of New GCT Common Stock and could also affect the price that some investors are willing to pay for New GCT Common Stock. See “Description of New GCT’s Securities.”
Our Proposed Certificate of Incorporation and the New GCT Bylaws provide for an exclusive forum in the Court of Chancery of the State of Delaware for certain disputes between us and our stockholders, and that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.
Our Proposed Certificate of Incorporation provide, that: unless New GCT consents in writing to the selection of an alternative forum, (i) (a) any derivative action or proceeding brought on behalf of New GCT, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of New GCT to New GCT or New GCT’s stockholders, (c) any action asserting a claim against New GCT or its current or directors, officers, employees, or stockholders arising pursuant to any provision of DGCL, the Proposed Certificate of Incorporation or New GCT Bylaws (as either may be amended or restated) or as to which DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim against New GCT or its current or former directors, officers, employees, or stockholders governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be brought by any stockholder (including a beneficial owner) exclusively in the Court of Chancery of the State of Delaware or, solely if such court does not have subject matter jurisdiction thereof, in the United States District Court for the District of Delaware; and (ii) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Nothing in our Proposed Certificate of Incorporation or New GCT Bylaws precludes stockholders that assert claims under the Exchange Act from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.
We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. If a court were to find the choice of forum provision that is contained in our restated certificate of incorporation or amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition, and results of operations. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.
The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our current or former director, officer, other employee, agent, or stockholder to the company, which may discourage such claims against us or any of our current or former director, officer, other employee, agent, or stockholder to the company and result in increased costs for investors to bring a claim.
The Concord III Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of Concord III Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us.
The Concord III Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Concord III Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the Concord III Warrant Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the Concord III Warrants will be deemed to have notice of and to have consented to the forum provisions in the Concord III Warrant Agreement. Holders of Concord III Warrants cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
If any action within the scope of the forum provisions of the Concord III Warrant Agreement is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York in the name of any holder of Concord III Warrants, such holder will be deemed to have consented to the personal jurisdiction of the state and federal courts located in the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions and having service of process made upon such warrant holder in any such action by service upon such warrant holder’s counsel in such action as agent for such warrant holder.
This choice of forum provision in the Concord III Warrant Agreement may limit a Concord III Warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits and result in increased costs for holders to bring a claim. Alternatively, if a court were to find this choice of forum provision inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations.
Other General Risk Factors
While GCT and Concord III work to complete the Business Combination, GCT management’s focus and resources may be diverted from operational matters and other strategic opportunities.
Successful completion of the Business Combination may place a significant burden on management and other internal resources. The diversion of management’s attention and any difficulties encountered in the transition process could harm New GCT’s business, financial condition, results of operations and prospects. In addition, uncertainty about the effect of the Business Combination on GCT’s systems, employees, customers, partners, and other third parties, including regulators, may have an adverse effect on New GCT. These uncertainties may impair New GCT’s ability to attract, retain and motivate key personnel for a period of time after the completion of the Business Combination.
GCT may be restricted during the pendency of the Business Combination pursuant to terms of the Business Combination Agreement.
Prior to the consummation of the Business Combination, GCT is subject to customary interim operating covenants relating to carrying on its business in the ordinary course of business and is also subject to customary restrictions on actions that may be taken during such period without Concord III’s consent. As a result, GCT may be unable, during the pendency of the Business Combination, to make certain acquisitions and capital expenditures, borrow money and otherwise pursue other actions, even if such actions would prove beneficial.
The announcement of the Business Combination could disrupt GCT’s relationships with its customers and others, as well as its operating results and business generally.
The announcement of the Business Combination could disrupt GCT’s business in the following ways:
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GCT’s employees may experience uncertainty about their future roles, which might adversely affect our ability to retain and hire key personnel and other employees;

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Customers, suppliers and other parties with whom GCT maintain business relationships may experience uncertainty about our future and seek alternative relationships with third parties, seek to alter their business relationships with us. or fail to extend an existing relationship with us; and

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GCT has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact our business, financial condition, and results of operations.
Uncertainty about the effect of the Business Combination may affect GCT’s ability to retain key employees and integrate management structures and may negatively impact our management, strategy and results of operations.
GCT’s success depends in large part on its ability to attract and retain high-quality management, operations, engineering, and other personnel who are in high demand, are often subject to competing employment offers, and are attractive recruiting targets for our competitors. Future challenges related to the Business Combination could lead to attrition and difficulty attracting high-quality employees. Future leadership transitions and management changes may cause uncertainty in, or a disruption to, our business, and may increase the likelihood of senior management or other employee turnover. The loss of qualified executives and employees, or an inability to attract, retain, and motivate high-quality executives and employees required for the planned expansion of our business, may harm our operating results and impair our ability to grow.
In addition, GCT’s failure to put in place adequate succession plans for senior and key management roles or the failure of key employees to successfully transition into new roles, for example, as a result of reductions in workforce and organizational changes that we have implemented, could have an adverse effect on our business and operating results. The unexpected or abrupt departure of one or more of GCT’s key personnel and the failure to effectively transfer knowledge and effect smooth key personnel transitions has had and may in the future have an adverse effect on our business resulting from the loss of such person’s skills, knowledge of its business, and years of industry experience. If GCT cannot effectively manage leadership transitions and management changes in the future, our reputation and future business prospects could be adversely affected.
To attract and retain key personnel, we use equity incentives, among other measures. These measures may not be sufficient to attract and retain the personnel GCT requires to operate our business effectively. Further, the equity incentives GCT currently uses to attract, retain, and motivate employees may not be as effective as in the past, particularly if the value of the underlying stock does not increase commensurate with expectations or consistent with our historical stock price growth. If GCT is unable to attract and retain high-quality management and operating personnel, our business, financial condition, and results of operations could be negatively impacted.
Following the consummation of the Business Combination, New GCT will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.
Following the consummation of the Business Combination, New GCT will face increased legal, accounting, administrative and other costs and expenses as a public company that GCT does not incur as a private company, and these expenses may increase even more after New GCT is no longer an EGC, as defined in Section 2(a) of the Securities Act. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Act and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require New GCT to carry out activities GCT has not done previously. For example, New GCT will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), New GCT could incur additional costs rectifying those issues, and the existence of those issues could adversely affect New GCT’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New GCT’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the New GCT board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New GCT to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
New GCT’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business.
GCT is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, New GCT will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of GCT as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If New GCT is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.
If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports, or publish inaccurate or unfavorable research or reports, about New GCT, its business, or its market, or if they change their recommendations regarding New GCT’s securities adversely, the price and trading volume of New GCT’s securities could decline.
The trading market for New GCT’s securities will be influenced by the research and reports that industry or securities analysts may publish about New GCT, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on New GCT. If no securities or industry analysts commence coverage of New GCT, New GCT’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover New GCT change their recommendation regarding New GCT Common Stock adversely, or provide more favorable relative recommendations about New GCT’s competitors, the price of New GCT Common Stock would likely decline. If any analyst who may cover New GCT were to cease coverage of New GCT or fail to regularly publish reports on it, New GCT could lose visibility in the financial markets, and demand for New GCT Common Stock could decrease, which in turn could cause its share price or trading volume to decline.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Capitalized terms under this section not otherwise defined in this proxy statement/prospectus have the respective meanings ascribed to them in the Business Combination Agreement.
Concord III is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Business Combination and other events contemplated by the Business Combination Agreement. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Concord III and GCT, adjusted to give effect to the Business Combination and other events contemplated by the Business Combination Agreement. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” (“Article 11 of Regulation S-X”).
The unaudited pro forma condensed combined financial statements give effect to the Business Combination and other events contemplated by the Business Combination Agreement as described in this proxy statement/prospectus. The unaudited pro forma condensed combined balance sheet as of September 30, 2023 combines the historical unaudited condensed consolidated balance sheet of GCT with the historical unaudited condensed balance sheet of Concord III on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement, summarized below, had been consummated on September 30, 2023. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 combines the historical unaudited condensed consolidated statement of operations of GCT for the nine months ended September 30, 2023 and the historical unaudited condensed statement of operations of Concord III for the nine months ended September 30, 2023, giving effect to the Transactions as if the Business Combination and other events contemplated by the Business Combination Agreement had been consummated on January 1, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical audited statement of operations of Concord III for the year ended December 31, 2022, with the historical audited consolidated statement of operations of GCT for the year ended December 31, 2022, giving effect to the Transactions as if the Business Combination and other events contemplated by the Business Combination Agreement had been consummated on January 1, 2022.
The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only and are not necessarily indicative of what New GCT’s condensed financial position or results of operations actually would have been had the Business Combination been consummated on or prior to September 30, 2023, nor are they necessarily indicative of future results of operations. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of New GCT.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:
•
audited historical financial statements of Concord III for the year ended December 31, 2022;

•
unaudited historical condensed financial statements of Concord III as of and for the nine months ended September 30, 2023;

•
audited historical consolidated financial statements of GCT for the year ended December 31, 2022;

•
unaudited historical condensed consolidated financial statements of GCT as of and for the nine months ended September 30, 2023; and

•
other information relating to Concord III and GCT included in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof and the financial and operational condition of Concord III and GCT (see “Proposal No. 1 — The Business Combination Proposal, “Concord III Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “GCT Management’s Discussion and Analysis of Financial Condition and Results of Operations”).

Description of the Business Combination
Pursuant to the Business Combination Agreement, Merger Sub will merge with and into GCT, with GCT surviving the Merger. GCT will become a wholly-owned subsidiary of Concord III, and Concord III will immediately be renamed as “GCT Semiconductor Holding, Inc.” The aggregate transaction consideration to be paid to the GCT equity holders at the Closing pursuant to the Business Combination Agreement will have an estimated Company Value of approximately $311.5 million. The Company Value is computed as $350.0 million plus the Company Closing Cash and Company Aggregate In-the Money Warrant Exercise Price less the Company Closing Indebtedness. Upon the consummation of the Business Combination, each share of GCT capital stock will be converted into the right to receive shares of New GCT Common Stock. Each share of GCT capital stock will receive a deemed value of $10.00 per share after giving effect to a Per Share Exchange Ratio currently estimated to be approximately 0.1836, based on the terms of the Business Combination Agreement and the current fully-diluted capitalization of GCT.
Following the Business Combination and related transactions, the estimated shares to be issued are comprised of the following: 21,321,999 shares of New GCT Common Stock will be issued to GCT’s Common Stock holders based on the Per Share Exchange Ratio; 8,913,988 shares of New GCT Common Stock will be issued to GCT’s convertible promissory notes holders based on the Per Share Exchange Ratio; 612,572 shares of New GCT Common Stock will be exchanged for GCT’s Stock Options based on the Per Share Exchange Ratio; 299,999 shares of New GCT Common Stock will be exchanged for GCT’s In-The-Money Warrants based on the Per Share Exchange Ratio; 4,484,854 shares of New GCT Common Stock to be issued to PIPE Investors at a purchase price of $6.67 per share; 2,743,628 shares of New GCT Common Stock to be issued upon the conversion of CVT convertible promissory notes; and 20,000,000 shares of New GCT Common Stock to be issued to GCT stockholders if certain VWAP share price of New GCT (including upon the occurrence of a Change in Control transaction) are met as outlined below.
Under all four redemption scenarios, 3,760,000 Private Warrants will be retained by the Sponsor, 3,433,892 Sponsor shares will remain issued and outstanding, 90,000 shares will be transferred to Concord III board of directors, 1,781,626 Non-Redemption Agreement (“NRA”) investor shares will remain issued and outstanding, 201,463 Private Warrants will be retained by Public Shareholders as an incentive for extension, and 2,618,537 Company Insider Incentive Warrants and 1,399,107 Company Insider Incentive Shares will be transferred to the Company Insider Recipients at GCT’s discretion or forfeited. Under the No Redemptions, 50% Redemptions, 75% Redemptions and Maximum Redemptions scenarios, 1,920,375, 1,012,963, 508,210, and 0 Sponsor Earnout Shares, respectively, may be issued to the Sponsor if certain VWAP thresholds based on the share price of New GCT are met as outlined below.
Under the No Redemptions, 50% Redemptions, 75% Redemptions, and Maximum Redemptions scenarios, 3,941,361, 1,970,681, 985,341, and 0 shares, respectively, of New GCT Common Stock held by Concord III public stockholders prior to the Closing will remain issued and outstanding as of September 30, 2023. Under all four redemption scenarios, 17,250,000 Concord III Public Warrants outstanding prior to the Closing will remain issued and outstanding.
The Business Combination will occur based on the following transactions as contemplated by the Business Combination Agreement:
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the Merger of Merger Sub, the wholly owned subsidiary of Concord III, with and into GCT, with GCT as the surviving company;

•
each share of GCT Common Stock, including shares of GCT Common Stock issued upon the pre-Closing conversion of GCT convertible promissory notes at conversion prices that range between $1.10 and $1.84 per share and CVT convertible promissory notes at a conversion price of $6.67 per share, will be automatically surrendered and shall cease to exist, and be exchanged for the right to receive the aggregate transaction consideration; and

•
the exchange of all outstanding vested and unvested GCT stock options, and GCT warrants into New GCT stock options, and warrants exercisable for shares of New GCT Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using the Per Share Exchange Ratio.

Other related events that are contemplated to take place in connection with the Business Combination are summarized below:

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PIPE Financing:   Concurrently with the execution of the Business Combination Agreement, Concord III and GCT have entered into subscription agreements with certain PIPE Investors pursuant to which such investors will purchase shares of New GCT Common Stock at a purchase price of $6.67 per share, in a private placement to be consummated immediately prior to the consummation of the Business Combination. The PIPE Investors will invest an aggregate amount of $29.9 million for the issuance of 4,484,854 shares of New GCT Common Stock.

•
CVT Convertible Notes:   Concurrently with the execution of the Business Combination Agreement, GCT entered into agreements to issue GCT convertible promissory notes to certain investors, which CVT Convertible Notes shall automatically convert, concurrently upon the consummation of the Business Combination, into shares of New GCT Common Stock at a conversion price of $6.67 per share. At Closing, the CVT Convertible Notes are expected to convert into 2,743,628 shares of New GCT Common Stock.

•
Earnout Shares:   Following the Closing, if, at any time during the period starting sixty (60) Trading Days following the Closing and expiring on the fifth (5th) anniversary of the Closing Date:

•
The VWAP of the shares of New GCT Common Stock equals or exceeds $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “First Level GCT Earnout Target”), then as soon as commercially practicable and in any event within ten (10) Business Days following the achievement of the First Level GCT Earnout Target, 6,666,667 Earnout Shares will be issued to the stockholders of GCT as of immediately prior to the Closing (including any GCT stockholders who received Note Conversion Stock upon conversion of any GCT Convertible Notes) and the Financing Investors (collectively, the “GCT Earnout Recipients”).

•
The VWAP of the shares of New GCT Common Stock equals or exceeds $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Second Level GCT Earnout Target”), then as soon as commercially practicable and in any event within ten (10) Business Days following the achievement of the Second Level GCT Earnout Target, 6,666,666 Earnout Shares will be issued to the GCT Earnout Recipients.

•
The VWAP of the shares of New GCT Common Stock equals or exceeds $17.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Third Level GCT Earnout Target” and together with the First Level GCT Earnout Target and the Second Level GCT Earnout Target, the “GCT Earnout Targets”), then as soon as commercially practicable and in any event within ten (10) Business Days following the achievement of the Third Level GCT Earnout Target, 6,666,667 Earnout Shares will be issued to the GCT Earnout Recipients.

In the event of a transaction that results in a Change in Control in which shares of New GCT Common Stock are converted into the right to receive cash or other consideration having a value equal to or in excess of a GCT Earnout Target, then the Earnout Shares subject to the applicable GCT Earnout Target that have not been previously issued will be issued to the GCT Earnout Recipients effective as of immediately prior to the consummation of such transaction. The determination as to the conversion of Company Earnout Shares for the consideration payable with respect to a Change in Control transaction will take into consideration the dilutive effect of any potentially dilutive securities (including the Earnout Shares) to the holders of New GCT Common Stock. In the event of a transaction that results in a Change in Control in which shares of New GCT Common Stock are converted into the right to receive cash or other consideration having a value less than GCT Earnout Target, then the Earnout Shares subject to the applicable GCT Earnout Target that have not been previously issued will be forfeited.
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Sponsor Shares:   In connection with the Business Combination Agreement, the Sponsor Parties shall (a) vote all of its shares of Concord III Common Stock in favor of the Business Combination and related transactions, (b) not redeem its shares of Concord III Common Stock, (c) waive anti-dilution protection with respect to its shares of Concord III Class B Common Stock and (d) forfeit or subject to an earnout certain shares of Concord III Class B Common Stock and certain Private Warrants. Based on the assumptions used in the selected pro forma financial information, 8,535,000

Sponsor Shares are assumed to be issued and outstanding at the Closing under all redemption scenarios. The Sponsor Shares are expected to be transferred at the Closing based on the following: 1,399,107 Company Insider Incentive Shares under all four redemption scenarios, 3,433,892 Sponsor Shares vested under all four redemption scenarios, 1,781,626 NRA shares under all four redemption scenarios, and 1,920,375, 1,012,963, 508,210 and 0 Sponsor Earnout Shares, respectively, may be earned by the Sponsor. The number of Sponsors Shares forfeited at Closing is calculated as the ratio of the SPAC Funding (after giving effect to the exercise of Redemption Rights and any proceeds of the PIPE Financing and CVT Convertible Notes not provided by GCT Insiders) divided by $40.0 million. For the Sponsor Shares not forfeited at Closing, the Sponsor will receive the Sponsor Earnout Shares if certain VWAP are met as outlined above under the No Redemptions, 50% Redemptions, 75% Redemptions and Max Redemptions scenarios.
•
Sponsor Private Warrants:   Sponsor Private Warrants are defined as the warrants to purchase shares of Concord III Common Stock purchased in a private placement in connection with the IPO. Based on the assumptions used in the selected pro forma financial information, 9,400,000 Private Warrants are assumed to be issued and outstanding immediately before the Closing under all redemption scenarios. The Private Warrants are allocated at the Closing under all redemption scenarios based on the following components: 2,618,537 Company Insider Incentive Warrants, 201,463 Public Stockholder Incentive Warrants, 3,760,000 Private Warrants vested, and 2,820,000 Private Warrants forfeited.

•
Company Insider Incentive Shares:   The Company Insider Incentive Shares are defined as the sum of 1,399,107 shares of Concord III Class B Common Stock plus the Sponsor Unretained Earnout Shares, which are defined as the number of shares of Concord III Class B Common Stock equal to the difference of 1,920,375 minus the number of Sponsor Earnout Shares. The Company Insider Incentive Shares will be allocated by GCT to the Company Insider Recipients, with the allocation among the Company Insider Recipients to be determined at GCT’s discretion to incentivize investment. Any Company Insider Incentive Shares allocated by the GCT to a Company Insider Recipient are subject to and contingent upon the Closing and are not subject to vesting conditions after the Closing. If the aggregate proceeds from the Company Insider Financing exceeds $50.0 million, the Concord III Class B Common Stock can be allocated by GCT to the Company Insider Recipients. Upon the Closing, all Sponsor Unretained Earnout Shares that have not otherwise been allocated by GCT to the Company Insider Recipients will be forfeited. Based on the assumptions used in the selected pro forma financial information, 1,399,107 Company Insider Incentive Shares are assumed to be outstanding and issued to Company Insider Recipients at the Closing under all redemption scenarios, as the Company Insider Financing is estimated to be less than $50.0 million. If the Company Insider Financing is greater than $50.0 million, the additional Sponsor Unretained Earnout Shares can be allocated by GCT to Company Insider Recipients.

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Company Insider Incentive Warrants:   The Company Insider Incentive Warrants is defined as 2,820,000 Private Warrants. The Sponsor agrees that a portion equal to the Company Insider Incentive Ratio of the Company Insider Incentive Warrants shall be allocated by GCT to the Company Insider Recipients, with the allocation among the Company Insider Recipients to be determined at GCT’s discretion to incentivize investment. Any Company Insider Incentive Warrants so allocated by GCT to Company Insider Recipients are, subject to and contingent upon the Closing, (i) transferred to the Company Insider Recipients prior to the Effective Time and (ii) not subject to vesting conditions. Any Company Insider Incentive Shares and Company Insider Incentive Warrants that have not otherwise been allocated by GCT to the Company Insider Recipients may be allocated by GCT, in their sole discretion, to investors in the PIPE Financing, the CVT Financing or any other equity, convertible debt or debt financing entered into or any NRA investors. Based on the assumptions used in the selected pro forma financial information, 2,618,537 Company Insider Incentive Warrants are assumed to be outstanding at the Closing under all redemption scenarios.

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NRA Shares:   During April 2023, the Sponsor entered into Non-Redemption Agreements (“NRA”) with certain holders of Concord III Class A Common Stock in exchange for the investors agreeing not to redeem their shares of Concord III Class A Common Stock sold in the IPO in connection with the special meeting of stockholders called by Concord III and held on May 4, 2023. The non-redemption agreements provide for the transfer and assignment of economic interest of an aggregate of 999,665 shares of Concord III Class B Common Stock (the “Founder Shares”) held by the Sponsor. Pursuant to the non-redemption agreements, the Sponsor has agreed to transfer such Founder Shares to the investors upon closing of an initial business combination.
During November 2023, the Sponsor entered into NRAs with certain holders of Concord III Class A Common Stock in exchange for the investors agreeing not to redeem their shares of Concord III Class A Common Stock sold in the IPO at the special meeting called by Concord III and held on November 7, 2023. In exchange for the commitments not to redeem, Concord III agreed to allocate to such investors an aggregate of 781,961 shares of Concord III Class A Common Stock (the “Promote Shares”), and the Sponsor agreed to surrender and forfeit for no consideration an equal number of Founder Shares, upon closing of an initial business combination.
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Sponsor Earnout Shares:   If, at any time during the period starting six (6) months following the Closing and expiring on the fifth (5th) anniversary of the Closing Date (such period, the “Sponsor Earnout Period”):

•
The VWAP of the shares of New GCT Common Stock equals or exceeds $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “First Level Sponsor Earnout Target”), then as soon as commercially practicable, and in any event within ten (10) Business Days following the achievement of the First Level Sponsor Earnout Target, one-third (1/3) of the Sponsor Earnout Shares will no longer be subject to forfeiture.

•
The VWAP of the shares of New GCT Common Stock equals or exceeds $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Second Level Sponsor Earnout Target”), then as soon as commercially practicable and in any event within ten (10) Business Days following the achievement of the Second Level Sponsor Earnout Target, one-third (1/3) of the Sponsor Earnout Shares will no longer be subject to forfeiture.

•
The VWAP of the shares of New GCT Common Stock equals or exceeds $17.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Third Level Sponsor Earnout Target”), then as soon as commercially practicable and in any event within ten (10) Business Days following the achievement of the Third Level Sponsor Earnout Target, one-third (1/3) of the Sponsor Earnout Shares will no longer be subject to forfeiture.

•
Sponsor Loan Forgiveness:   Concurrent with the Closing, each of the Sponsor Parties agrees to forgive all amounts outstanding under the Sponsor Loans of $6.9 million (fair value of $1.7 million as of September 30, 2023).

Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of New GCT upon consummation of the Business Combination in accordance with GAAP. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Any net cash proceeds remaining after the consummation of the Business Combination and the other related events contemplated by the Business Combination Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New GCT following the completion of the Business Combination.
The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Concord III and GCT have not had any historical relationship prior to the discussion of the Business Combination. Concord III and GCT continue to have no relationship that would require any pro forma adjustments to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information contained herein assumes that the Concord III stockholders approve the Business Combination. Pursuant to its current certificate of incorporation, Concord III will provide the holders of the Concord III Common Stock the opportunity to redeem the outstanding shares of Concord III Common Stock at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the initial Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Concord III shares, subject to the limitations.
Under all redemption scenarios, the Pre-Combination Company would have net tangible assets greater than $5,000,001 as a condition to Closing the Business Combination. The net tangible assets is calculated by giving effect to the redemptions from the Trust Account, the receipt of the PIPE Financing and CVT Convertible Notes, and other transactions contemplated to occur on the Closing, including the payment of Concord III and GCT transaction expenses incurred and the forgiveness of the Sponsor Loan balances. The net tangible assets calculation which is performed on a pre-combination basis, includes the assets and liabilities of Concord III, and excludes the assets and liabilities of GCT.
During November 2023, Concord III Public Stockholders elected to redeem an additional 98,573 shares at $10.70 per share for total redemption proceeds of $1.1 million (the “November Partial Redemption”), after which 3,941,361 shares of Concord III Common Stock subject to redemption remained outstanding. Under the 50% Redemptions, 75% Redemptions, and Maximum Redemptions scenarios, the pro forma condensed combined financial information assumes a $10.67 per share redemption amount based on the September 30, 2023 Concord III redemption value. Each of the below scenarios includes the concurrent closing of a $29.9 million PIPE Financing, closing of the $18.3 million CVT Convertible Notes financing that will convert into Class A Common Stock at Closing to Company Insider Investors and either the transfer or forfeiture of 5,191,108 Sponsor Shares, resulting in 3,433,892 shares held by the Sponsor. The selected pro forma information is presented after giving effect to the Business Combination and other events contemplated by the Business Combination Agreement presented under the following four scenarios:
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No Redemptions:   This scenario includes the November Partial Redemptions and assumes that no other Public Stockholders exercise their redemption rights with respect to the outstanding Concord III Class A Common Stock subject to possible redemption and that 3,941,361 shares of Concord III Class A Common Stock subject to possible redemption as of September 30, 2023 remain outstanding after the completion of the Business Combination (adjusting for the number of remaining shares) to the 50% Redemptions, 75% Redemptions, and Maximum Redemptions scenarios below.

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50% Redemptions:   This scenario includes the November Partial Redemptions and assumes that holders of an additional 1,970,681 shares, or 50% of the remaining shares outstanding held by Concord III Public Stockholders, will exercise their redemption rights for aggregate redemption proceeds of $21.0 million.

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75% Redemptions:   This scenario includes the November Partial Redemptions and assumes that holders of an additional 2,956,021 shares, or 75% of the remaining shares outstanding held by Concord III Public Stockholders, will exercise their redemption rights for aggregate redemption proceeds of $31.5 million.

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Maximum Redemptions:   This scenario includes the November Partial Redemptions and assumes that Concord III Public Stockholders holding the remaining 3,941,361 shares of Concord III Class A Common Stock subject to possible redemption as of September 30, 2023 will exercise their redemption rights for aggregate redemption proceeds of $42.1 million. The Maximum Redemptions scenario is based on the maximum number of redemptions that may occur.

The following summarizes the pro forma shares of New GCT Common Stock issued and outstanding immediately after the Business Combination on an issued and outstanding basis, presented under the four redemption scenarios:
	Pro Forma Combined
	No Redemptions		50% Redemptions		75% Redemptions		Maximum Redemptions
	Shares	%	Shares	%	Shares	%	Shares	%
Concord III Public stockholders – Class A Common Stock(1)	4,039,934	8.4%	4,039,934	8.8%	4,039,934	9.0%	4,039,934	9.1%
Less: shares of Concord III Class A Common Stock redeemed	(98,573)	(0.2)%	(2,069,253)	(4.5)%	(3,054,593)	(6.8)%	(4,039,934)	(9.1)%
Total held by Concord III Public stockholders – Class A Common Stock	3,941,361	8.2%	1,970,681	4.3%	985,341	2.2%	—	—
Concord III Class B Common Stock(2)	6,704,625	14.0%	6,704,625	14.5%	6,704,625	14.9%	6,704,625	15.2%
Former GCT stockholders(3)	32,979,615	68.5%	32,979,615	71.5%	32,979,615	73.0%	32,979,615	74.7%
PIPE investors	4,484,854	9.3%	4,484,854	9.7%	4,484,854	9.9%	4,484,854	10.1%
Pro forma total shares of the Post-Combination Company Common Stock outstanding at Closing(4)	48,110,455	100.0%	46,139,775	100.0%	45,154,435	100.0%	44,169,094	100.0%

(1)
Amount excludes the effect of 98,573 shares of Class A Common Stock redeemed as a result of the November Partial Redemptions under the four redemption scenarios. Amount excludes outstanding Public Warrants of 17,250,000 under the four redemption scenarios.

(2)
In November 2023, Concord III and the Sponsor entered into non-redemption agreements with certain holders of Class A Common Stock in exchange for them agreeing not to redeem their shares of Class A Common Stock, and the Sponsor and the holders of Class B Common Stock converted an aggregate of 8,624,999 shares of Class B Common Stock to shares of A Common Stock in accordance with the Existing Certificate of Incorporation (the “Class B Conversion”). Following the Class B Conversion, there was one share of Class B Common Stock outstanding, which is held by the Sponsor. The above share information is presented based on the equity structure in place prior to the Class B Conversion effectiveness.

Amount includes 3,433,892 Sponsor shares vested at Closing, 90,000 shares transferred to the Concord III Board of Directors, 1,781,626 shares transferred to NRA investors, and 1,399,107 Company Insider Incentive Shares to be transferred to Company Insider recipients upon the Closing, under the four redemption scenarios. Amount excludes Sponsor shares forfeited of 0, 907,412, 1,412,165, and 1,916,913 under the No Redemptions scenario, 50% Redemptions scenario, 75% Redemptions scenario, and Maximum Redemptions scenario, respectively. The number of Sponsor Shares forfeited at Closing is calculated as the ratio of the SPAC Funding (after giving effect to the exercise of Redemption Rights and any proceeds received from the PIPE Financing and CVT Convertible Notes not provided by GCT Insiders) divided by $40.0 million. The Sponsor Earnout Ratio is then multiplied by 1,920,375 (maximum number of Sponsor Earnout Shares) to determine the outstanding Sponsor Earnout Shares at Closing that are subject to the Sponsor Earnout Targets. Amount excludes the effect of Sponsor Earnout Shares of 1,920,375, 1,012,963, 508,210, and 0, under the No Redemptions scenario, 50% Redemptions scenario, 75% Redemptions scenario, and Maximum Redemptions scenario, respectively. For the Sponsor Shares not forfeited at Closing, the Sponsor Earnout Shares will vest in one third increments based on achieving any of the three Sponsor Earnout Targets, which is based on the volume-weighted average price (“VWAP”) of New GCT Common Stock. Upon the Closing, all shares of Concord III Class B Common Stock will convert to shares of Concord III Class A Common Stock.
Amount excludes 3,760,000 Private Warrants to be held by the Sponsor and affiliates, Company Insider Incentive Warrants of 2,618,537 to be issued to Company Insider recipients, and 201,463 Private Warrants to be issued to Concord III Public Stockholders as an incentive for Concord III extension under the four redemption scenarios. The Sponsor will forfeit 2,820,000 Private Warrants at the Closing.
(3)
Amount includes the conversion of the outstanding GCT common shares and GCT convertible promissory notes based on the Per Share Exchange Ratio of 0.1836, in addition to 2,743,628 shares of New GCT Common Stock to be issued upon the conversion of CVT convertible promissory notes under the four redemption scenarios. Amount excludes the effect of the issuance of exchanged GCT Stock Options of 612,572 shares, GCT Warrants of 299,999 shares, and Earnout Shares of 20,000,000 under the four redemption scenarios. The GCT Stock Options and GCT Warrants will be converted into equivalent New GCT options and warrants with the same terms and conditions. The Earnout Shares will vest based on achieving the GCT Earnout Targets, which is based on the dollar VWAP of New GCT Common Stock or upon the equivalent per share consideration received as part of a Change in Control transaction.
(4)
The amounts included in the table do not include the potentially dilutive shares that could be issued for the following outstanding instruments: GCT Stock Options, Earnout Shares, GCT Warrants, Public Warrants, Sponsor Earnout Shares, Company Insider Incentive Warrants, Public Stockholder Incentive Warrants, and Sponsor Warrants. Further details are described in Note 3.

Expected Accounting Treatment for the Business Combination
The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP because GCT has been determined to be the accounting acquirer under all redemption scenarios presented. Under this method of accounting, Concord III, which is the legal acquirer, will be treated as the accounting acquiree for financial reporting purposes and GCT, which is the legal acquiree, will be treated as the accounting acquirer. Accordingly, the consolidated assets, liabilities and results of operations of GCT will become the historical financial statements of New GCT, and Concord III’s assets, liabilities and results operations will be consolidated with GCT’s beginning on the Closing Date. For accounting purposes, the financial statements of New GCT will represent a continuation of the financial statements of GCT with the Business Combination being treated as the equivalent of GCT issuing stock for the net assets of Concord III, accompanied by a recapitalization. The net assets of Concord III will be stated at historical costs and no goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be presented as those of GCT in future reports of New GCT.
GCT was determined to be the accounting acquirer under all of the redemption scenarios presented based on evaluation of the following facts and circumstances:
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GCT stockholders comprise a relative majority of at least 68.0% of the voting power of New GCT under all redemption scenarios;

•
GCT will have the ability to nominate a majority of the members of the board of directors of New GCT;

•
GCT’s operations prior to the acquisition will comprise the only ongoing operations of New GCT;

•
GCT’s senior management will comprise the senior management of New GCT;

•
New GCT will assume the GCT Semiconductor name;

•
The ongoing operations of GCT will become the operations of New GCT;

•
GCT’s headquarters will become New GCT’s headquarters; and

•
Concord III does not meet the definition of a business.

The final allocation of consideration payable to GCT equity holders will be determined upon the completion of the Business Combination and related events and could differ materially from the four scenarios presented.
Earnout Shares and Sponsor Earnout Shares
The Earnout Shares granted to certain GCT stockholders will be recognized at fair value upon the Closing and classified within stockholders’ deficit as the Earnout Shares are indexed to the New GCT Common Stock and are otherwise not precluded from equity classification based on their settlement provisions. The Earnout Shares will vest based on achieving the GCT Earnout Targets, which is based on the dollar VWAP of New GCT Common Stock or upon the equivalent per share consideration received as part of a Change in Control transaction. Because the Merger is accounted for as a reverse recapitalization, the issuance of the Earnout Shares will be treated as a deemed dividend. Since New GCT is not expected to have retained earnings, the issuance of the Earnout Shares at the Closing will be recorded within additional paid-in capital and have a net nil impact on stockholders’ deficit.
New GCT has determined the fair value of the Earnout Shares to be approximately $192.0 million under all four redemption scenarios based on a valuation using a Monte Carlo simulation with key inputs and assumptions such as stock price, term, dividend yield, risk-free rate, and volatility. The fair value of the Earnout Shares is subject to change as additional information becomes available and additional analyses are performed over the fair value upon the Closing, and such changes in fair value could be material. The unaudited pro forma condensed combined financial statements do not reflect pro forma adjustments related to the recognition of the Earnout Shares because there is no net impact on stockholders’ deficit on a pro forma combined basis.
The Sponsor Earnout Shares will become subject to vesting conditions as of the Closing and will subsequently vest in three tranches upon the occurrence of the First Level Sponsor Earnout Target, Second Level Earnout Target, and Third Level Earnout Target. If any of the vesting triggering events are not achieved within the Sponsor Earnout Period, the Sponsor Earnout Shares will be forfeited.
The Sponsor Earnout Shares will be recognized at fair value upon the Closing and classified within stockholders’ deficit as the Sponsor Earnout Shares are indexed to the New GCT Common Stock and are otherwise not precluded from equity classification based on their settlement provisions. Because the Merger is accounted for as a reverse recapitalization, the issuance of the Sponsor Earnout Shares will be treated as a deemed dividend. Since New GCT does not have retained earnings, the issuance of the Sponsor Earnout Shares at the Closing will be recorded within additional paid-in capital and have a net nil impact on stockholders’ deficit. New GCT has determined the fair value of the Sponsor Earnout Shares to be approximately $18.3 million, $9.7 million, $4.8 million, and zero under the No Redemptions, 50% Redemptions, 75% Redemptions, and Maximum Redemptions scenarios, respectively, based on a valuation using a Monte Carlo simulation with key inputs and assumptions such as stock price, term, dividend yield, risk-free rate, and volatility. The fair value of the Sponsor Earnout Shares is subject to change as additional information becomes available and additional analyses are performed over the fair value upon the Closing, and such changes in fair value could be material. The unaudited pro forma condensed combined financial statements do not reflect pro forma adjustments related to the recognition of the Sponsor Earnout Shares because there is no net impact on stockholders’ deficit on a pro forma combined basis.
Public Warrants and Private Placement Warrants
Concord III has historically accounted for the Public Warrants and Private Placement Warrants as liability-classified financial instruments. This conclusion is based on the applicable provisions of the Public Warrants and Private Placement Warrants, including their settlement terms upon a change in control or similar transactions that precluded equity classification. After the Closing, the Public Warrants and Private Placement Warrants will remain liability-classified as the applicable provisions will remain the same.
NRA Shares
Under the NRAs, 1,781,626 shares of Concord III Class B Common Stock will be issued to certain investors of Concord III who agreed not to redeem shares of their Concord III Class A Common Stock upon the Closing. Under the NRAs, the Sponsor has agreed to either transfer or forfeit an equal number of Concord III Class B Common Stock shares upon the Closing. The issuance of the NRA shares is treated as an equity transaction with the Sponsor, or a deemed contribution, and non-redeeming investors of Concord III, or a deemed distribution. The unaudited pro forma condensed combined financial statements do not reflect pro forma adjustments related to the NRA Shares because there is no net impact on stockholders’ deficit on a pro forma combined basis.
Company Insider Incentive Shares
The Company Insider Incentive Shares include 1,399,107 shares of Concord III Class B Common Stock that will be issued upon the Closing and can be allocated by GCT to the Company Insider Recipients. Consistent with the conclusion for the shares issuable from the PIPE Financing and the CVT Convertible Notes, the Company Insider Incentive Shares issuable upon the Closing are concluded to be equity classified.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2023
(in thousands)
			No Redemptions			50% Redemptions			75% Redemptions			Maximum Redemptions
	Concord III (Historical)	GCT (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$213	$120	(123)	A	$58,371	$(123)	A	$37,344	$(123)	A	$26,830	$(123)	A	$16,317
			42,249	B	—	42,249	B	—	42,249	B	—	42,249	B	—
	—	—	29,914	C	—	29,914	C	—	29,914	C	—	29,914	C	—
	—	—	18,300	CC	—	18,300	CC	—	18,300	CC	—	18,300	CC	—
	—	—	(15,302)	D	—	(15,302)	D	—	(15,302)	D	—	(15,302)	D	—
	—	—	(17,000)	DD	—	(17,000)	DD	—	(17,000)	DD	—	(17,000)	DD	—
	—	—	—		—	(21,027)	H	—	(31,541)	HH	—	(42,054)	HHH	—
Accounts receivable, net	—	6,950	—		6,950	—		6,950	—		6,950	—		6,950
Inventory	—	1,664	—		1,664	—		1,664	—		1,664	—		1,664
Contract assets	—	2,870	—		2,870	—		2,870	—		2,870	—		2,870
Prepaid expenses and other assets	50	1,888	—		1,938	—		1,938	—		1,938	—		1,938
Total current assets	263	13,492	58,038		71,793	37,011		50,766	26,497		40,252	15,984		29,739
Property and equipment, net	—	899	—		899	—		899	—		899	—		899
Operating lease right-of-use assets	—	1,651	—		1,651	—		1,651	—		1,651	—		1,651
Finance lease right-of-use assets	—	2	—		2	—		2	—		2	—		2
Marketable securities and cash held in Trust Account	43,181	—	123	A	—	123	A	—	123	A	—	123	A	—
	—	—	(1,055)	F	—	(1,055)	F	—	(1,055)	F	—	(1,055)	F	—
	—	—	(42,249)	B	—	(42,249)	B	—	(42,249)	B	—	(42,249)	B	—
Intangibles, net	—	478	—		478	—		478	—		478	—		478
Other assets	—	906	—		906	—		906	—		906	—		906
Total assets	$43,444	$17,428	$14,857		$75,729	$(6,170)		$54,702	$(16,684)		$44,188	$(27,197)		$33,675
Liabilities, Redeemable Convertible Preferred Stock, Common Stock Subject to Possible Redemption, and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$131	$18,273	$—		$18,404	$—		$18,404	$—		$18,404	$—		$18,404
Due to related party	44	—	—		44	—		44	—		44	—		44
Accrued income taxes	249	—	(249)	E	—	(249)	E	—	(249)	E	—	(249)	E	—
Contract liabilities	—	667	—		667	—		667	—		667	—		667
Accrued and other current liabilities	2,725	19,872	(2,725)	DD	19,872	(2,725)	DD	19,872	(2,725)	DD	19,872	(2,725)	DD	19,872
Excise tax payable	3,174	—	(3,174)	DD	—	(3,174)	DD	—	(3,174)	DD	—	(3,174)	DD	—
Borrowings	—	43,617	—		43,617	—		43,617	—		43,617	—		43,617
Convertible promissory notes	—	29,989	(29,989)	I	—	(29,989)	I	—	(29,989)	I	—	(29,989)	I	—
Operating lease liabilities, current	—	664	—		664	—		664	—		664	—		664
Finance lease liabilities, current	—	4	—		4	—		4	—		4	—		4
Total current liabilities	6,323	113,086	(36,137)		83,272	(36,137)		83,272	(36,137)		83,272	(36,137)		83,272
Net defined benefit liabilities	—	7,233	—		7,233	—		7,233	—		7,233	—		7,233
Long-term operating lease liabilities	—	994	—		994	—		994	—		994	—		994
Income tax payable	—	1,788	—		1,788	—		1,788	—		1,788	—		1,788
Other liabilities	—	73	—		73	—		73	—		73	—		73
Warrant liability	1,599	—	(169)	M	1,430	(169)	M	1,430	(169)	M	1,430	(169)	M	1,430
Sponsor loans, at fair value	1,664	—	(1,664)	J	—	(1,664)	J	—	(1,664)	J	—	(1,664)	J	—
Deferred underwriters’ discount	12,075	—	(5,084)	DD	—	(5,084)	DD	—	(5,084)	DD	—	(5,084)	DD	—
	—	—	(6,991)	DDD	—	(6,991)	DDD	—	(6,991)	DDD	—	(6,991)	DDD	—
Total liabilities	21,661	123,174	(50,045)		94,790	(50,045)		94,790	(50,045)		94,790	(50,045)		94,790

			No Redemptions			50% Redemptions			75% Redemptions			Maximum Redemptions
	Concord III (Historical)	GCT (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Common stock subject to possible redemption (Concord III)	43,106	—	249	E	—	249	E	—	249	E	—	249	E	—
	—	—	(1,055)	F		(1,055)	F		(1,055)	F		(1,055)	F
	—	—	(42,300)	G	—	(42,300)	G	—	(42,300)	G	—	(42,300)	G	—
Stockholders’ Equity (Deficit):
Preferred stock (Concord III)	—	—	—		—	—		—	—		—	—		—
New GCT common stock	—	—	1	C	6	1	C	6	1	C	6	1	C	6
	—	—	1	CC	—	1	CC	—	1	CC	—	1	CC	—
	—	—	1	I	—	1	I	—	1	I	—	1	I	—
	—	—	3	K	—	3	K	—	3	K	—	3	K	—
Common stock (GCT)	—	129	(129)	K	—	(129)	K	—	(129)	K	—	(129)	K	—
Class A Common Stock (Concord III)	—	—	—		—	—		—	—		—	—		—
Class B Common Stock (Concord III)	1	—	(1)	K	—	(1)	K	—	(1)	K	—	(1)	K	—
Additional paid-in capital	—	434,092	(15,302)	D	520,900	(15,302)	D	499,873	(15,302)	D	489,359	(15,302)	D	478,846
	—	—	6,619	DDD	—	6,619	DDD	—	6,619	DDD	—	6,619	DDD	—
	—	—	42,300	G	—	42,300	G	—	42,300	G	—	42,300	G	—
	—	—	—		—	(21,027)	H	—	(31,541)	HH	—	(42,054)	HHH	—
	—	—	29,913	C	—	29,913	C	—	29,913	C	—	29,913	C	—
	—	—	18,299	CC	—	18,299	CC	—	18,299	CC	—	18,299	CC	—
	—	—	29,988	I	—	29,988	I	—	29,988	I	—	29,988	I	—
	—	—	1,664	J	—	1,664	J	—	1,664	J	—	1,664	J	—
	—	—	127	K	—	127	K	—	127	K	—	127	K	—
	—	—	(26,969)	L	—	(26,969)	L	—	(26,969)	L	—	(26,969)	L	—
	—	—	169	M	—	169	M	—	169	M	—	169	M	—
Accumulated other comprehensive loss	—	(476)	—		(476)	—		(476)	—		(476)	—		(476)
Accumulated deficit	(21,324)	(539,491)	(6,017)	DD	(539,491)	(6,017)	DD	(539,491)	(6,017)	DD	(539,491)	(6,017)	DD	(539,491)
			372	DDD	—	372	DDD	—	372	DDD	—	372	DDD	—
	—	—	26,969	L	—	26,969	L	—	26,969	L	—	26,969	L	—
Total stockholder’s equity (deficit)	(21,323)	(105,746)	108,008		(19,061)	86,981		(40,088)	76,467		(50,602)	65,954		(61,115)
Total Liabilities, Redeemable Convertible Preferred Stock, Common Stock Subject to Possible Redemption, and Stockholders’ Equity (Deficit)	$43,444	$17,428	14,857		$75,729	$(6,170)		$54,702	$(16,684)		$44,188	$(27,197)		$33,675

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2023
(in thousands, except share and per share amounts)
			No Redemptions			50% Redemptions			75% Redemptions			Maximum Redemptions
	Concord III (Historical)	GCT (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Net revenues:
Product	$—	$8,667	$—		$8,667	$—		$8,667	$—		$8,667	$—		$8,667
Service	—	3,172	—		3,172	—		3,172	—		3,172	—		3,172
Total net revenues	—	11,839	—		11,839	—		11,839	—		11,839	—		11,839
Cost of net revenues:
Product	—	5,954	—		5,954	—		5,954	—		5,954	—		5,954
Service	—	1,006	—		1,006	—		1,006	—		1,006	—		1,006
Total cost of net revenues	—	6,960	—		6,960	—		6,960	—		6,960	—		6,960
Gross profit	—	4,879	—		4,879	—		4,879	—		4,879	—		4,879
Operating expenses:
Research and development	—	7,254	—		7,254	—		7,254	—		7,254	—		7,254
Sales and marketing	—	2,337	—		2,337	—		2,337	—		2,337	—		2,337
General and administrative	—	5,537	—		5,537	—		5,537	—		5,537	—		5,537
Operating costs	3,789	—	—		3,789	—		3,789	—		3,789	—		3,789
Total operating expenses	3,789	15,128	—		18,917	—		18,917	—		18,917	—		18,917
Loss from operations	(3,789)	(10,249)	—		(14,038)	—		(14,038)	—		(14,038)	—		(14,038)
Other income (expense), net:
Interest income	—	16	—		16	—		16	—		16	—		16
Interest expense	—	(4,878)	2,976	N	(1,902)	2,976	N	(1,902)	2,976	N	(1,902)	2,976	N	(1,902)
Other income (expense), net	—	2,930	(1,116)	O	1,814	(1,116)	O	1,814	(1,116)	O	1,814	(1,116)	O	1,814
Income from operating bank account	3	—	—		3	—		3	—		3	—		3
Income from investments held in trust account	6,289	—	(6,289)	P	—	(6,289)	P	—	(6,289)	P	—	(6,289)	P	—
Change in fair value of warrant liability and sponsor loans	(450)	—	664	Q	191	664	Q	191	664	Q	191	664	Q	191
	—	—	(23)	R	—	(23)	R	—	(23)	R	—	(23)	R	—
Total other income (expense), net	5,842	(1,932)	(3,788)		122	(3,788)		122	(3,788)		122	(3,788)		122
Income (loss) before provision for income taxes	2,053	(12,181)	(3,788)		(13,916)	(3,788)		(13,916)	(3,788)		(13,916)	(3,788)		(13,916)
Provision for income taxes	(1,290)	(125)	1,290	P	(125)	1,290	P	(125)	1,290	P	(125)	1,290	P	(125)
Net loss	$763	$(12,306)	$(2,498)		$(14,041)	$(2,498)		$(14,041)	$(2,498)		$(14,041)	$(2,498)		$(14,041)
Weighted average shares outstanding of New GCT Common Stock – basic and diluted	—	—	48,110,455	S	48,110,455	46,139,775	S	46,139,775	45,154,435	S	45,154,435	44,169,094	S	44,169,094
Basic and diluted net loss per share – New GCT Common Stock	—	—	$(0.29)	S	$(0.29)	$(0.30)	S	$(0.30)	$(0.31)	S	$(0.31)	$(0.32)	S	$(0.32)
Weighted average number of shares outstanding (GCT)	—	128,154,343	—		—	—		—	—		—	—		—
Basic and diluted net loss per share (GCT)	—	$(0.10)	—		—	—		—	—		—	—		—
Basic and diluted weighted average shares outstanding, Class A Common Stock subject to possible redemption (Concord III)	17,875,275	—	—		—	—		—	—		—	—		—
Basic and diluted net (loss) income per share, Class A Common Stock subject to possible redemption (Concord III)	$0.03	—	—		—	—		—	—		—	—		—
Basic and diluted weighted average shares outstanding, Class B Common Stock (Concord III)	8,625,000	—	—		—	—		—	—		—	—		—
Basic and diluted net (loss) income per share, Class B Common Stock (Concord III)	$0.03	—	—		—	—		—	—		—	—		—

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2022
(in thousands, except share and per share amounts)
	Concord III (Historical)	GCT (Historical)	No Redemptions			50% Redemptions			75% Redemptions			Maximum Redemptions
			Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Net revenues:
Product	$—	$12,977	$—		$12,977	$—		$12,977	$—		$12,977	$—		$12,977
Service	—	3,692	—		3,692	—		3,692	—		3,692	—		3,692
Total net revenues	—	16,669	—		16,669	—		16,669	—		16,669	—		16,669
Cost of net revenues:
Product	—	10,250	—		10,250	—		10,250	—		10,250	—		10,250
Service	—	1,366	—		1,366	—		1,366	—		1,366	—		1,366
Total cost of net revenues	—	11,616	—		11,616	—		11,616	—		11,616	—		11,616
Gross profit	—	5,053	—		5,053	—		5,053	—		5,053	—		5,053
Operating expenses:
Research and development	—	17,385	—		17,385	—		17,385	—		17,385	—		17,385
Sales and marketing	—	2,836	—		2,836	—		2,836	—		2,836	—		2,836
General and administrative	—	7,585	913	T	14,515	913	T	14,515	913	T	14,515	913	T	14,515
			6,017	BB		6,017	BB		6,017	BB		6,017	BB
Formation and operating costs	1,173	—	—		1,173	—		1,173	—		1,173	—		1,173
Total operating expenses	1,173	27,806	6,930		35,909	6,930		35,909	6,930		35,909	6,930		35,909
Loss from operations	(1,173)	(22,753)	(6,930)		(30,856)	(6,930)		(30,856)	(6,930)		(30,856)	(6,930)		(30,856)
Other income (expense), net:
Interest income	—	4	—		4	—		4	—		4	—		4
Interest expense	—	(3,364)	1,860	U	(1,504)	1,860	U	(1,504)	1,860	U	(1,504)	1,860	U	(1,504)
Other income (expense), net	—	(178)	450	V	272	450	V	272	450	V	272	450	V	272
Income from investments held in trust account	5,091	—	(5,091)	W	—	(5,091)	W	—	(5,091)	W	—	(5,091)	W	—
Change in fair value of warrant liability and sponsor loans	21,333	—	(4,490)	X	15,061	(4,490)	X	15,061	(4,490)	X	15,061	(4,490)	X	15,061
	—	—	(1,782)	Y	—	(1,782)	Y	—	(1,782)	Y	—	(1,782)	Y	—
Total other income (expense), net	26,424	(3,538)	(9,053)		13,833	(9,053)		13,833	(9,053)		13,833	(9,053)		13,833
Income (loss) before provision for income taxes	25,251	(26,291)	(15,983)		(17,023)	(15,983)		(17,023)	(15,983)		(17,023)	(15,983)		(17,023)
Provision for income taxes	(995)	(121)	995	W	(121)	995	W	(121)	995	W	(121)	995	W	(121)
Net income (loss)	$24,256	$(26,412)	$(14,988)		$(17,144)	$(14,988)		$(17,144)	$(14,988)		$(17,144)	$(14,988)		$(17,144)
Accretion for Series G redeemable convertible preferred stock to redemption amount	—	(2,237)	2,237	Z	—	2,237	Z	—	2,237	Z	—	2,237	Z	—
Net loss attributable to common shareholders	$24,256	$(28,649)	$(12,751)		$(17,144)	$(12,751)		$(17,144)	$(12,751)		$(17,144)	$(12,751)		$(17,144)
Weighted average shares outstanding of New GCT Common Stock – basic and diluted	—	—	48,110,455	AA	48,110,455	46,139,775	AA	46,139,775	45,154,435	AA	45,154,435	44,169,094	AA	44,169,094
Basic and diluted net loss per share – New GCT Common Stock	—	—	$(0.36)	AA	$(0.36)	$(0.37)	AA	$(0.37)	$(0.38)	AA	$(0.38)	$(0.39)	AA	$(0.39)
Weighted average number of shares outstanding (GCT)	—	92,958,570	—		—	—		—	—		—	—		—
Basic and diluted net loss per share (GCT)	—	$(0.31)	—		—	—		—	—		—	—		—
Basic and diluted weighted average shares outstanding, Class A Common Stock subject to possible redemption (Concord III)	34,500,000	—	—		—	—		—	—		—	—		—
Basic and diluted net (loss) income per share, Class A Common Stock subject to possible redemption (Concord III)	$0.56	—	—		—	—		—	—		—	—		—
Basic and diluted weighted average shares outstanding, Class B Common Stock (Concord III)	8,625,000	—	—		—	—		—	—		—	—		—
Basic and diluted net (loss) income per share, Class B Common Stock (Concord III)	$0.56	—	—		—	—		—	—		—	—		—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1.
Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Concord III, who is the legal acquirer, will be treated as the accounting acquiree for financial reporting purposes, and GCT, which is the legal acquiree, will be treated as the accounting acquirer.
The unaudited pro forma condensed combined financial statements are prepared in accordance with Article 11 of SEC Regulation S-X, as amended January 1, 2021. The historical financial information of Concord III and GCT is presented in accordance with GAAP.
In August 2020, the FASB issued Accounting Standards Update No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. This ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. Concord III is required to adopt the new guidance in ASU 2020-06 effective on January 1, 2024, prior to the anticipated completion of the Business Combination. The unaudited pro forma condensed combined financial information assumes the adoption of ASU 2020-06.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the completion of the Business Combination and related transactions are based on currently available information and assumptions and methodologies that Concord III believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Concord III believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and consolidated financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New GCT. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of Concord III and GCT. The below pro forma adjustments are tax effected for the periods presented.
2.
Transaction Accounting Adjustments

Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2023
(A)
Reflects the reclassification of cash and cash equivalents of $0.1 million to marketable securities and cash held in the Trust Account that would no longer have needed to be withdrawn for future income taxes payable under all redemption scenarios.

(B)
Reflects the liquidation and reclassification of $42.3 million of Marketable securities and cash held in the Trust Account to cash and cash equivalents that become available for general use by New GCT and to satisfy the investor claims under the four redemption scenarios.

(C)
Reflects the gross proceeds to be received from the PIPE Financing of $29.9 million from the issuance and sale of 4,484,854 New GCT Common Stock at a purchase price of $6.67 per share under all redemption scenarios.

(CC)
Reflects the gross proceeds to be received from the CVT Convertible Notes Financing of $18.3 million that will convert into 2,743,628 New GCT Common Stock at a conversion price of $6.67.

(D)
Reflects the preliminary estimated direct and incremental cash transaction costs to be incurred by GCT related to the Business Combination of approximately $15.3 million for underwriting, financial advisory, legal, accounting and other fees reflected in the unaudited pro forma condensed combined balance sheet. GCT has reflected the direct and incremental transaction costs related to the Business Combination as a reduction to New GCT’s additional paid-in capital.

(DD)
Reflects the preliminary estimated direct and incremental cash transaction costs to be incurred by Concord III of approximately $17.0 million reflected in the unaudited pro forma condensed combined balance sheet. $17.0 million is comprised of the $16.0 million SPAC Transaction Expenses Cap and $1.0 million of SPAC Extension Expenses. As of September 30, 2023, Concord III has incurred $11.0 million, of which none was paid, and $6.0 million has been reflected as accumulated deficit as this represents the Concord III estimated direct and incremental cash transaction costs that will be adjusted in future reporting periods through the Closing.

(DDD)
Reflects the elimination of Concord III’s deferred underwriters’ discount of $7.0 million for all scenarios, $6.6 million of which has been reflected as an adjustment to additional paid-in capital and $0.4 million of which has been reflected as an adjustment to accumulated deficit. In December 2023, Citigroup Global Markets waived its entitlement to its portion of the deferred underwriting fee, resulting in a reduction of the deferred underwriters’ fees from $12.1 million to $5.1 million. This adjustment to the deferred underwriting fees reverses the amount originally recorded by Concord III within stockholders’ deficit as it relates to direct and incremental transaction cost related to its initial public offering.

(E)
Reflects the reclassification of accrued income taxes of $0.2 million to common stock subject to possible redemption value for the accrued income taxes that will no longer be required to be withdrawn from the Trust Account under all redemption scenarios.

(F)
Reflects the November Partial Redemption of 98,573 shares for $1.1 million.

(G)
Reflects the reclassification of the remaining Concord III Class A Common Stock subject to possible redemption to permanent equity assuming no additional redemptions and immediate conversion of the remaining shares of Concord III Common Stock into shares of New GCT Common Stock on a one-to-one basis. The adjustments for the various redemption scenarios are reflected below in (H), (HH), and (HHH).

(H)
Reflects the redemption of 1,970,681 shares of New GCT Common Stock for $21.0 million allocated to New GCT Common Stock and additional paid-in capital using par value of $0.001 per share at an assumed redemption price of $10.67 per share under the 50% Redemptions scenario.

(HH)
Reflects the redemption of 2,956,021 shares of New GCT Common Stock for $31.5 million allocated to New GCT Common Stock and additional paid-in capital using par value of $0.001 per share at an assumed redemption price of $10.67 per share under the 75% Redemptions scenario.

(HHH)
Reflects the maximum redemptions of 3,941,361 shares of New GCT Common Stock for $42.1 million allocated to New GCT Common Stock and additional paid-in capital using par value of $0.001 per share at an assumed redemption price of $10.67 per share under the Maximum Redemptions scenario.

(I)
Reflects the conversion of the outstanding GCT convertible promissory notes into 8,913,988 shares of New GCT Common Stock upon the Closing under all redemption scenarios.

(J)
Reflects the forgiveness of Sponsor loans of $6.9 million (fair value of $1.7 million as of September 30, 2023) upon the Closing under all redemption scenarios.

(K)
Reflects the difference in par value between GCT and Concord III under all redemption scenarios. The par value of New GCT Common Stock will be $0.0001 per share.

(L)
Reflects the elimination of Concord III’s historical accumulated deficit of $27.0 million under all redemption scenarios.

(M)
Reflects the forfeiture of Private Warrants upon the Closing under all redemption scenarios based on the respective fair value as of September 30, 2023.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the nine-month period ended September 30, 2023
(N)
Reflects the elimination of interest expense related to the GCT convertible promissory notes under all redemption scenarios.

(O)
Reflects the elimination of the change in fair value of GCT convertible promissory notes under all redemption scenarios.

(P)
Reflects the elimination of investment income related to the investments held in the Concord III Trust Account and the elimination of the Concord III provision for income taxes under all redemption scenarios.

(Q)
Reflects the elimination of the change in fair value of the Concord III Sponsor loans under all redemption scenarios based on the change in fair value recognized.

(R)
Reflects the elimination of the change in fair value of the Private Warrants forfeited under all redemption scenarios based on the change in fair value recognized.

(S)
Reflects the calculation of weighted average shares outstanding for basic and diluted net loss per share and assumes that the Business Combination had occurred on January 1, 2022, and the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2022
(T)
Reflects $0.9 million of stock-based compensation related to the equity-classified Founder Shares that vest upon performance-based vesting conditions upon the Closing of the Business Combination under all redemption scenarios.

(U)
Reflects the elimination of interest expense related to the GCT convertible promissory notes under all redemption scenarios.

(V)
Reflects the elimination of the change in fair value of GCT convertible promissory notes under all redemption scenarios.

(W)
Reflects the elimination of investment income related to the investments held in the Concord III Trust Account and the elimination of the Concord III provision for income taxes under all redemption scenarios.

(X)
Reflects the elimination of the change in fair value of the Concord III Sponsor loans under the four redemption scenarios based on the change in fair value recognized.

(Y)
Reflects the elimination of the change in fair value of the Private Warrants forfeited under all redemption scenarios based on the change in fair value recognized.

(Z)
Reflects the elimination of the accretion for Series G redeemable convertible preferred stock to redemption amount under all redemption scenarios.

(AA)
Reflects the calculation of weighted average shares outstanding for basic and diluted net loss per share and assumes that the Business Combination occurred on January 1, 2022, and the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented.

(BB)
Reflects $6.0 million of estimated Concord III direct and incremental transaction costs that are expected to be incurred through the Closing under all redemption scenarios.

3.
Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related transactions have been outstanding for the entire periods presented. When assuming maximum redemptions, this calculation is adjusted to eliminate such shares for the entire period. Basic and diluted earnings per share are the same for each class of Common Stock because they are entitled to the same liquidation and dividend rights.
In November 2023, Concord III and the Sponsor entered into non-redemption agreements with certain holders of Class A Common Stock in exchange for them agreeing not to redeem their shares of Class A Common Stock, and the Sponsor and the holders of Class B Common Stock converted an aggregate of 8,624,999 shares of Class B Common Stock to shares of A Common Stock in accordance with the Existing Certificate of Incorporation (the “Class B Conversion”). Following the Class B Conversion, there was one share of Class B Common Stock outstanding, which is held by the Sponsor. The pro forma net loss per share information is presented based on the equity structure in place prior to the Class B Conversion effectiveness.
The unaudited pro forma condensed combined financial information has been prepared assuming the four redemption scenarios for the nine months ended September 30, 2023 (in thousands, except share and per share amounts):
	For the nine months ended September 30, 2023
	No Redemptions	50% Redemptions	75% Redemptions	Maximum Redemptions
Weighted average shares calculation, basic and diluted
Pro forma net loss	$(14,041)	$(14,041)	$(14,041)	$(14,041)
Basic weighted average shares outstanding	48,110,455	46,139,775	45,154,435	44,169,094
Pro forma net loss per share, basic and diluted	$(0.29)	$(0.30)	$(0.31)	$(0.32)
Weighted average shares outstanding, basic and diluted
Concord III Public stockholders – Class A Common Stock	3,941,361	1,970,681	985,341	—
Concord III Class B Common Stock	6,704,625	6,704,625	6,704,625	6,704,625
Former GCT stockholders (Common Stock and Convertible Notes)	32,979,615	32,979,615	32,979,615	32,979,615
PIPE investors	4,484,854	4,484,854	4,484,854	4,484,854
Total weighted average shares outstanding, basic and diluted	48,110,455	46,139,775	45,154,435	44,169,094

The unaudited pro forma condensed combined financial information has been prepared assuming the four redemption scenarios for the year ended December 31, 2022 (in thousands, except share and per share amounts):
	For the year ended December 31, 2022
	No Redemptions	50% Redemptions	75% Redemptions	Maximum Redemptions
Weighted average shares calculation, basic and diluted
Pro forma net loss	$(17,144)	$(17,144)	$(17,144)	$(17,144)
Basic weighted average shares outstanding	48,110,455	46,139,775	45,154,435	44,169,094
Pro forma net loss per share, basic and diluted	$(0.36)	$(0.37)	$(0.38)	$(0.39)
Weighted average shares outstanding, basic and diluted
Concord III Public stockholders – Class A Common Stock	3,941,361	1,970,681	985,341	—
Concord III Class B Common Stock	6,704,625	6,704,625	6,704,625	6,704,625
Former GCT stockholders (Common Stock and Convertible Notes)	32,979,615	32,979,615	32,979,615	32,979,615
PIPE investors	4,484,854	4,484,854	4,484,854	4,484,854
Total weighted average shares outstanding, basic and diluted	48,110,455	46,139,775	45,154,435	44,169,094
The following outstanding shares of New GCT Common Stock equivalents were excluded from the computation of pro forma diluted net loss per share for the scenarios presented because including them would have had an anti-dilutive effect for the year ended December 31, 2022 and for the nine months ended September 30, 2023:
	No Redemptions	50% Redemptions	75% Redemptions	Maximum Redemptions
Former GCT Stock Options	612,572	612,572	612,572	612,572
Former GCT Shareholder Earnout Shares	20,000,000	20,000,000	20,000,000	20,000,000
Former GCT Warrants	299,999	299,999	299,999	299,999
Concord III Public Warrants	17,250,000	17,250,000	17,250,000	17,250,000
Sponsor Earnout Shares	1,920,375	1,012,963	508,210	—
Company Insider Incentive Warrants	2,618,537	2,618,537	2,618,537	2,618,537
Public Stockholder Incentive Warrants	201,463	201,463	201,463	201,463
Sponsor Warrants	3,760,000	3,760,000	3,760,000	3,760,000
Total	46,662,946	45,755,534	45,250,781	44,742,571

4.
Earnout Shares

The Earnout Shares granted to certain of GCT existing stockholders and Sponsor Earnout Shares held by the Sponsor are expected to be recognized at fair value upon the Closing and classified within stockholders’ deficit as the Earnout Shares granted to certain of GCT existing stockholders and the Sponsor are indexed to the New GCT Common Stock and are otherwise not precluded from equity classification based on their settlement provisions.
The Earnout Shares will be contingently issuable if the price of the New GCT Common Stock exceeds certain thresholds or upon certain strategic events. The preliminary estimated fair value of the Earnout Shares is $192.0 million under the four redemption scenarios. The preliminary estimated fair value of the Sponsor Earnout Shares is $18.3 million, $9.7 million, $4.8 million, and zero under the No Redemptions, 50% Redemptions, 75% Redemptions, and Maximum Redemptions scenarios, respectively.
The estimated fair value of the Earnout Shares and Sponsor Earnout Shares was determined by using a Monte Carlo simulation valuation model using a distribution of potential stock price outcomes on a daily basis over the applicable contingently issuable period. Assumptions used in the preliminary valuation, which are subject to change at the Closing, were as follows:
Current stock price:   The December 31, 2023 Concord III Class A Common Stock price of $10.56 per share was utilized.
An increase or decrease of 10% in the starting fair value of the common stock used in the valuation would increase or decrease the estimated fair value of the Earnout Shares by $23.8 million and $23.0 million, respectively, under all four redemption scenarios.
An increase or decrease of 10%, in the starting fair value of the common stock used in the valuation would increase or decrease the estimated fair value of the Sponsor Earnout Shares, in each case by the same amount, by $2.2 million, $1.2 million, and $0.6 million under the No Redemptions, 50% Redemptions, and 75% Redemptions scenarios, respectively. No Sponsor Earnout Shares will be issued under the Maximum Redemption scenario.
Expected volatility:   The expected equity volatility of 69.0% was calculated using a set of Guideline Public Companies (“GPCs”). The GPCs’ range of asset volatility was 27.5% to 126.8%. The equity volatility (standard deviation) was estimated based on an analysis of the historical and implied volatility for GPCs as of December 31, 2023. Volatility for the GPCs was calculated over a lookback period of 5 years (or the longest available data for GPCs whose trading history was shorter than 5 years), commensurate with the longest contractual term of the Earnout Shares and Sponsor Earnout Shares.
Risk-free interest rate:   The risk-free interest rate of 3.77% was determined based on the term- matched U.S. Constant Maturity treasury yields.
Expected dividend yield:   The expected dividend yield is zero as we have never declared or paid cash dividends and have no current plans to do so during the expected term.
The actual fair values of the Earnout Shares and Sponsor Earnout Shares are subject to change as additional information becomes available and additional analyses are performed, and such changes could be material once the final valuation is determined at the Closing.

THE SPECIAL MEETING OF CONCORD III STOCKHOLDERS
The Concord III Special Meeting
Concord III is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the special meeting in lieu of an annual meeting of stockholders to be held at 11:00 a.m., Eastern Time, on February 27, 2024, at the offices of Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, Suite 1000, McLean, VA 22102, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being mailed on or about February   , 2024 to all Concord III stockholders of record as of February 5, 2024, the record date for the special meeting. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.
Purpose of the Special Meeting
At the Concord III special meeting of stockholders, Concord III will ask the Concord III stockholders to vote in favor of the following proposals:
•
The Business Combination Proposal — a proposal to approve the adoption of the Business Combination Agreement and the Business Combination (Proposal No. 1).

•
The Charter Amendment Proposal — a proposal to adopt the proposed second amended and restated certificate of incorporation of Concord III attached as Annex B to this proxy statement/prospectus (Proposal No. 2).

•
The Governance Proposals — to approve, on a non-binding advisory basis, separate governance proposals relating to certain material differences between Concord III’s current amended and restated certificate of incorporation and the proposed second amended and restated certificate of incorporation (Proposal Nos. 3A-3E).

•
The Election of Directors Proposal — a proposal to elect the directors comprising the board of directors of Concord III following the Closing (Proposal No. 4).

•
The Incentive Award Plan Proposal — a proposal to approve and adopt the incentive award plan established to be effective after the Closing (Proposal No. 5).

•
The Employee Stock Purchase Plan Proposal — a proposal to approve and adopt the employee stock purchase plan established to be effective after the Closing (Proposal No. 6).

•
The NYSE Proposal — a proposal to issue New GCT Common Stock to (i) the GCT Stockholders in the Merger pursuant to the Business Combination Agreement, (ii) the PIPE Investors pursuant to the PIPE Subscription Agreements and (iii) the CVT Investors pursuant to the Note Financing (Proposal No. 7).

•
The Adjournment Proposal — a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal (Proposal No. 8).

Recommendation of the Concord III Board of Directors
Concord III’s board of directors believes that each of the proposals to be presented at the special meeting of stockholders is in the best interests of Concord III and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.
When you consider the recommendation of Concord III’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of Concord III’s board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:
•
the beneficial ownership of the Sponsor, which is governed by a board of managers consisting of three managers, Bob Diamond, David Schamis and Jeff Tuder, of an aggregate of 16,218,333 shares of Concord III Common Stock, consisting of:

•
7,957,727 Founder Shares purchased by the Sponsor for an aggregate price of $25,000;

•
8,260,606 shares of Concord III Class A Common Stock underlying Private Warrants purchased by the Sponsor at $1.00 per warrant for an aggregate purchase price of approximately $8.26 million.

All of the above Founder Shares and warrants would become worthless if Concord III does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $84.3 million and $700,000, respectively, based on the closing price of Concord III Class A Common Stock of $10.59 and the closing price of Concord III Warrants of $0.0839 on the NYSE on January 26, 2024;

•
the beneficial ownership of Concord III’s independent directors, Peter Ort, Thomas King and Larry Leibowitz, who each hold 30,000 Founder Shares with a total market value of approximately $318,000 based on the closing price of Concord III Class A Common Stock of $10.59 on the NYSE on January 26, 2024. The Founder Shares would become worthless if Concord III does not complete a business combination within the applicable time period, as the independent directors have waived any right to redemption with respect to these shares;

•
the fact that given the differential in the purchase price that the Sponsors paid for the Founder Shares as compared to the price of Concord III Units sold in the IPO and the substantial number of shares of Concord III Class A Common Stock that the initial stockholders will receive upon conversion of the Founder Shares in connection with the Business Combination, they and their affiliates may earn a positive rate of return on their investment, even if Public Stockholders experience a negative rate of return following the completion of the Business Combination, including if the share price of New GCT Common Stock after the Closing falls as low as $1.09 per share, as the market value of the 8,625,000 Founder Shares would be approximately equal to the initial stockholders’ initial investment in Concord III;

•
the economic interests in the Sponsor held directly or indirectly by certain of Concord III’s officers and directors, including Bob Diamond and Jeff Tuder, which gives them an indirect pecuniary interest in the securities of Concord III, including the Founder Shares and Private Warrants held by the Sponsor and which interest will become worthless if Concord III does not consummate an initial business combination within the applicable time period.

•
As of September 30, 2023, there was no balance outstanding in Working Capital Loans extended by the Sponsor to Concord III pursuant to the Sponsor Promissory Note. Other than repayment of Working Capital Loans in connection with the consummation of the Business Combination, there are presently no fees that will be paid and no out-of-pocket expenses that would be reimbursed to the Sponsor upon consummation of the Business Combination;

•
the continued right of the Sponsor to hold Concord III Class A Common Stock and the shares of Concord III Class A Common Stock to be issued to the Sponsor upon exercise of its Private Warrants following the Business Combination, subject to certain lock-up periods and forfeiture pursuant to the Sponsor Support Agreement;

•
the fact that the Sponsor and Concord III’s executive officers and directors, for no compensation, have agreed not to redeem any shares of Concord III held by them in connection with a stockholder vote to approve the Business Combination and to vote any shares of Concord III Common Stock held by them in favor of the Business Combination Proposal;

•
the fact that if the Trust Account is liquidated, including in the event Concord III is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Concord III to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Concord III has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Concord III, but only if such a vendor or target business has not executed a waiver (other than Concord III’s independent public accountants) of any and all rights to amounts held in the Trust Account; and

•
the fact that Jeff Tuder, the current Chief Executive Officer and a director of Concord III, is expected to become a director of New GCT after the consummation of the Business Combination. As such, in the future he will receive any cash fees, stock options, stock awards or other remuneration that the New GCT board of directors determines to pay to him for his services as a director;

•
Concord III’s existing certificate of incorporation provides that the doctrine of corporate opportunity will not apply with respect to Concord III or any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. Concord III does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, Concord III’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to Concord III as well as the other entities with which they are affiliated. Concord III’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any entity with whom Concord III’s management has a pre-existing fiduciary obligation will be presented the opportunity before Concord III is presented with it. Concord III does not believe, however, that the fiduciary duties or contractual obligations of Concord III’s officers or directors or waiver of corporate opportunity materially affected Concord III’s search for a business combination. Concord III is not aware of any such corporate opportunity not being offered to Concord III and does not believe the renouncement of Concord III’s interest in any such corporate opportunities impacted Concord III’s search for an acquisition target; and

•
the continued indemnification of current directors and officers of Concord III and the continuation of directors’ and officers’ liability insurance after the Business Combination.

The existence of financial and personal interests of the Sponsor, board of directors and executive officers of Concord III may mean that they may be incentivized to recommend, approve and/or complete the Business Combination, or an alternative business combination, with a less favorable target company or on terms less favorable to Public Stockholders and holders of Public Warrants than they would otherwise recommend, approve or complete, as the case may be, rather than allow Concord III to wind up having failed to consummate a business combination and lose their entire investment. Further, because of these interests, the Sponsor, board of directors and executive officers of Concord III could benefit from the completion of a business combination that is not favorable to Public Stockholders and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Stockholders rather than liquidate.
Record Date and Voting
You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of Concord III Common Stock at the close of business on February 5, 2024, which is the record date for the special meeting of stockholders. You are entitled to one vote for each share of Concord III Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 12,566,361 shares of Concord III Common Stock outstanding, of which 7,957,727 are Founder Shares held by the Sponsor.
The Sponsor, Concord III’s directors and officers and CA2 have agreed to vote all of their Founder Shares and any Public Shares acquired by them in favor of the Business Combination Proposal. The issued and outstanding Concord III Warrants do not have voting rights at the special meeting of stockholders.
Voting Your Shares
Each share of Concord III Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of Concord III Common Stock that you own.

If you are a holder of record, there are two ways to vote your shares of Concord III Common Stock at the special meeting of stockholders:
•
Voting by Mail.   You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Concord III Common Stock will be voted as recommended by Concord III’s board of directors. Concord III encourages you to sign and return the proxy card even if you plan to attend the special meeting so that your shares will be voted if you are unable to attend the special meeting.

•
Voting at the Special Meeting.   You can attend the special meeting and vote in person. If your shares of Concord III Common Stock are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the special meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these shares.

Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your shares of Concord III Common Stock, you may contact our proxy solicitor at:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford CT 06902
Telephone: Toll-Free (800) 662-5200 or (203) 658-9400
Banks and brokers can call collect at: (203) 658-9400
Email: CND.info@investor.morrowsodali.com
Quorum and Vote Required for the Concord III Proposals
A quorum of Concord III’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Concord III Common Stock outstanding and entitled to vote at the meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.
The approval of the Business Combination Proposal, Governance Proposals, Incentive Award Plan Proposal, Employee Stock Purchase Plan Proposal, NYSE Proposal and Adjournment Proposal requires the affirmative vote in person or by proxy of the holders of a majority of the then outstanding shares of Concord III Common Stock present and entitled to vote at the special meeting.
The approval of the Charter Amendment Proposal requires the affirmative vote in person or by proxy of the holders of a majority of all then outstanding shares of Concord III Common Stock entitled to vote thereon at the special meeting.
The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of Concord III Common Stock entitled to vote and actually cast thereon at the special meeting. Concord III’s existing certificate of incorporation provides that prior to the closing of the initial Business Combination, the holders of Concord III Class B Common Stock have the exclusive right to elect directors. The Sponsor holds the only outstanding share of Concord III Class B Common Stock.

Abstentions and Broker Non-Votes
Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Concord III believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”
Abstentions will be counted for purposes of determining the presence of a quorum at the special meeting of Concord III stockholders. For purposes of approval, abstentions will have the same effect as a vote “against” the Charter Amendment Proposal, the Governance Proposals, the Business Combination Proposal, the Incentive Award Plan Proposal, the Employee Stock Purchase Plan Proposal, the NYSE Proposal, the Election of Directors Proposal and the Adjournment Proposal, if presented. Broker non-votes will have the same effect as a vote “against” the Charter Amendment Proposal and will have no effect on the remaining Concord III Proposals.
Revocability of Proxies
If you are a stockholder of record and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date;

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you may notify Concord III’s secretary in writing before the annual meeting that you have revoked your proxy; or

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you may attend the special meeting and submit a ballot during the special meeting.

If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote.
Redemption Rights
Any holder of Public Shares may demand that Concord III convert such shares into cash in connection with the Business Combination at the applicable conversion price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to Concord III to pay its franchise and income tax obligations, by (b) the total number of shares of Concord III Common Stock included as part of the Concord III Units issued in the IPO. For illustrative purposes, based on funds in the Trust Account of approximately $42.4 million as of December 31, 2023, the estimated per share conversion price would have been approximately $10.76.
Holders of Public Shares are not required to affirmatively vote on the Business Combination Proposal or be holders of Public Shares on the record date in order to exercise redemption rights with respect to such Public Shares. If a holder exercises its redemption rights and the Business Combination is consummated, then Concord III will convert such holder’s Public Shares into a pro rata portion of funds deposited in the Trust Account and such holder will no longer own these shares following the Business Combination.
The Sponsor and Concord III’s officers and directors will not have redemption rights with respect to any shares of Concord III Common Stock owned by them, directly or indirectly.

Concord III stockholders who seek to have their Public Shares converted must deliver their shares, either physically or electronically using DTC’s DWAC System, to Continental Stock Transfer & Trust Company, Concord III’s transfer agent, no later than two (2) business days prior to the special meeting at the following address:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com
If you hold the Public Shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the converting Concord III stockholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to stockholders for the return of their Public Shares. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Concord III’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Concord III does not have any control over this process and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be converted.
Any request to have such Public Shares converted, once made, may be withdrawn at any time prior to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its conversion and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically). You may make such request by contacting Concord III’s transfer agent at the phone number or address listed above.
If the Business Combination is not approved or completed for any reason, then Concord III’s Public Stockholders who elected to exercise their redemption rights will not be entitled to have their Public Shares converted. In such case, Concord III will promptly return any shares delivered by Public Stockholders.
The closing price of the Concord III Class A Common Stock on December 31, 2023 was $10.56. The cash held in the trust account on such date less taxes payable was approximately $42.4 million ($10.76 per Public Share). Prior to exercising redemption rights, stockholders should verify the market price of Concord III Class A Common Stock as they may receive higher proceeds from the sale of their Concord III Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the conversion price. Concord III cannot assure its stockholders that they will be able to sell their Concord III Class A Common Stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.
If you exercise your redemption rights, your shares of Concord III Class A Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including interest not previously released to Concord III to pay its franchise and income tax obligations. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand conversion.
If the Business Combination Proposal is not approved and Concord III does not consummate an initial business combination by August 8, 2024 or obtain the approval of Concord III stockholders to extend the deadline for Concord III to consummate an initial business combination, it will be required to dissolve and liquidate and the Concord III Warrants will expire worthless.

Redemption rights are not available to holders of Concord III Warrants in connection with the Business Combination. Assuming maximum redemptions of 3,941,361 shares of Concord III Class A Common Stock and based on the closing price of such Concord III Warrants of $0.07 on NYSE as of January 30, 2024, the aggregate value that can be retained by Public Stockholders who have properly exercised their redemption rights is $1,207,500. The actual market price of Concord III Warrants may be higher or lower on the date that a holder of Concord III Warrants seeks to sell or exercise such Concord III Warrants. Additionally, Concord III cannot assure the holders of Concord III Warrants that they will be able to sell their Concord III Warrants in the open market as there may not be sufficient liquidity in such Concord III Warrants when a holder thereof desires to sell. Further, while the level of redemptions of Concord III Class A Common Stock will not directly change the value of Concord III Warrants, as Concord III Warrants will remain outstanding regardless of the level of redemptions, as redemptions of Concord III Class A Common Stock increase, a holder of Concord III Warrants will ultimately own a greater interest in Concord III (or, after completion of the Business Combination, New GCT) because there would be fewer shares of Concord III Class A Common Stock (or, after completion of the Business Combination, shares of New GCT Common Stock) outstanding overall. Further, the potential for the issuance of a substantial number of shares of Concord III Class A Common Stock (or, after completion of the Business Combination, shares of New GCT Common Stock) upon exercise of Concord III Warrants (or, after completion of the Business Combination, New GCT Warrants) could make New GCT less attractive to investors. Any such issuance will increase the number of issued and outstanding shares of Concord III Class A Common Stock (or, after completion of the Business Combination, shares of New GCT Common Stock) and reduce the value of the outstanding Concord III Class A Common Stock (or, after completion of the Business Combination, New GCT Common Stock). Therefore, the outstanding Concord III Warrants (or, after completion of the Business Combination, New GCT Warrants) could have the effect of depressing the market price of Concord III Class A Common Stock (or, after completion of the Business Combination, New GCT Common Stock).
Appraisal or Dissenters’ Rights
No appraisal or dissenters’ rights are available to holders of shares of Concord III Common Stock or Concord III Warrants in connection with the Business Combination.
Solicitation of Proxies
Concord III will pay the cost of soliciting proxies for the special meeting. Concord III has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. Concord III has agreed to pay Morrow Sodali LLC a fee of $15,000. Concord III will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. Concord III also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Concord III Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Concord III Common Stock and in obtaining voting instructions from those owners. Concord III’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Stock Ownership
As of the record date, the Sponsor, directors and officers of Concord III and CA2 beneficially owned an aggregate of approximately 68.6% of the outstanding shares of Concord III Common Stock. The Sponsor, directors and officers of Concord III and CA2 have agreed to vote all of its Founder Shares and any Public Shares acquired by them in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Sponsor, directors and officers of Concord III and CA2 have not acquired any Public Shares.

PROPOSALS TO BE CONSIDERED BY CONCORD III’S STOCKHOLDERS
PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
THE BUSINESS COMBINATION
The Background of the Business Combination
The terms of the Business Combination Agreement are the result of arm’s-length negotiations between representatives of Concord III and GCT. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and related transactions.
Concord III is a blank check company formed under the laws of the State of Delaware on February 18, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While Concord III may pursue a merger opportunity in any industry or sector, Concord III sought to capitalize on the ability of its management team and Sponsor with an initial focus on identifying, acquiring and managing a business in the financial services and financial technology sectors, including payments, enterprise software, and data analytics, that could benefit from its differentiated deal flow and global network. Concord III sought to acquire established and growing businesses that it believes are fundamentally sound with an attractive financial profile and poised for continued and accelerating growth, but potentially in need of some form of financial, operational, strategic or managerial guidance to maximize value. Concord III’s management considered a variety of factors in evaluating prospective target businesses, including, but not limited to, the following:
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financial condition and historical results of operation;

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growth potential and outlook;

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attractiveness of the business model;

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innovative product and/or service offerings;

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experience and skill of management;

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capital requirements;

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competitive position;

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barriers to entry;

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stage of development of the products, processes or services;

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existing distribution and potential for expansion;

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degree of current or potential market acceptance of the products, processes or services;

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proprietary aspects of products and the extent of intellectual property or other protection for products or formulas;

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impact of regulation on the business;

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regulatory environment of the industry;

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costs associated with effecting the business combination;

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ability to benefit from long-term sponsorship;

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ability to benefit from being a public company;

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industry leadership, sustainability of market share and attractiveness of market industries in which a target business participates; and

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macro competitive dynamics in the industry within which the target company competes.

The Business Combination with GCT is a result of an extensive search for a potential transaction utilizing Concord III management’s relationships with management teams of public and private companies,

investment professionals at private equity firms, family offices and other financial sponsors, owners of private businesses, investment bankers, consultants and attorneys.
On an ongoing basis, GCT and its board of directors, together with their legal and financial advisors, have reviewed and evaluated strategic opportunities and alternatives with a view to enhancing stockholder value. Such opportunities and alternatives included, among other things, mergers, acquisitions and various capital markets transactions.
On November 8, 2021, Concord III completed its initial public offering of 34,500,000 Concord III Units, including the issuance of 4,500,000 Concord III Units as a result of the underwriters’ exercise in full of their over-allotment option. The Concord III Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $345,000,000. Simultaneously with the consummation of the IPO, Concord III completed a private placement of an aggregate of 9,400,000 Private Warrants at a price of $1.00 per Private Warrant, generating total gross proceeds of $9,400,000 (the “Private Placement”). Concord III also executed promissory notes with the Sponsor and CA2, evidencing the Sponsor Loans in the aggregate amount of $6,900,000. The Sponsor Loans may, by their terms, be repaid or converted into warrants at a conversion price of $1.00 per warrant, at the holders’ discretion. Pursuant to the Sponsor Support Agreement, the Sponsor and CA2 agreed to forgive all amounts outstanding under the Sponsor Loans at the Closing. A total of $351,900,000 of the net proceeds from the IPO, the Private Placement and the Sponsor Loans was deposited in the Trust Account.
On May 4, 2023, Concord III’s stockholders approved a proposal to amend its amended and restated certificate of incorporation to extend the date by which it had to consummate a business combination from May 8, 2023 to November 8, 2023, or such earlier date as may be determined by the Concord III’s board of directors. In connection with the votes to approve the First Extension, the holders of 30,460,066 shares of Concord III Class A Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.42 per share, for an aggregate redemption amount of approximately $317.4 million, leaving approximately $42.1 million in the Trust Account immediately following the First Extension.
On November 7, 2023, Concord III’s stockholders approved a proposal to further amend its amended and restated certificate of incorporation, as amended, to extend the date by which it has to consummate a business combination from November 8, 2023 to August 8, 2024, or such earlier date as may be determined by the Concord III’s board of directors. In connection with the votes to approve the Second Extension, the holders of 98,573 shares of Concord III Class A Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.70 per share, for an aggregate redemption amount of approximately $1.1 million, leaving approximately $42.2 million in the Trust Account immediately following the Second Extension.
Except for a portion of the interest earned on the funds held in the Trust Account that may be released to Concord III to pay taxes, none of the funds held in the Trust Account will be released until the earlier of the completion of Concord III’s initial business combination and the redemption of 100% of its Public Shares if Concord III is unable to consummate a business combination by August 8, 2024, or such earlier date as may be determined by the Concord Board, unless such date is extended upon approval by the Concord III stockholders.
Prior to the consummation of the IPO, neither Concord III, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Concord III.
From the date of IPO through the signing of the Business Combination Agreement on November 2, 2023, members of Concord III’s management reviewed self-generated ideas and contacted, and were contacted by, a number of individuals and entities with respect to over 100 business combination opportunities. As part of this process, representatives of Concord III considered and evaluated over 40 potential acquisition targets in a wide variety of industry sectors and engaged in discussions with owners or management team members of over two dozen such potential targets. From the date of the IPO through June 2023, representatives of Concord III submitted non-binding letters of intent to four potential acquisition targets (including GCT) following evaluation of, and discussions with, each such potential acquisition target.

Representatives of Concord III engaged in significant due diligence and detailed discussions directly with the senior executives and/or shareholders of each of the potential business combination targets that received non-binding letters of intent from Concord III. Concord III did not pursue a potential transaction with the other potential acquisition targets for a variety of factors, including Concord III’s views of industry, sector and/or business prospects, the target companies’ preparedness to become publicly listed, and divergent expectations on timing and/or valuation.
Concord III decided to pursue a combination with GCT because it determined that GCT represented a compelling opportunity based upon GCT’s position within the fabless semiconductor industry generally, and its position within the 4G/-5G segments of that market in particular. Compared to GCT, Concord III and its advisors did not consider the other alternative combination targets to be as compelling when taking into consideration their business prospects, strategy, management teams, structure, likelihood of execution and valuation considerations.
In March 2023, TD Cowen, as part of its regular interaction with Concord III regarding potential SPAC opportunities, reached out to Jeff Tuder, Concord III’s Chief Executive Officer, regarding a potential business combination opportunity with GCT.
On March 27 and 28, 2023, Mr. Tuder and John Schlaefer, GCT’s Chief Executive Officer, met via conference call to have a preliminary, high-level discussion about GCT, its target markets, and Concord III’s relevant experience in related sectors. During those discussions, Mr. Schlaefer indicated GCT’s interest in potentially entering into a business combination with a SPAC and that it had formally engaged B. Riley Securities, Inc. (“B. Riley”) as its advisor to assist it in evaluating such a transaction.
Following that preliminary discussion, the parties negotiated and entered into a non-disclosure agreement on or about April 18, 2023. Concord III was informed by B. Riley as to GCT’s desire to determine Concord III’s level of interest via a non-binding letter of interest as soon as it deemed appropriate. The parties conducted additional management meetings and discussions after executing the non-disclosure agreement.
On June 1, 2023, Concord III submitted to GCT an initial draft of a non-binding letter of intent. Concord III’s draft non-binding letter of intent included a proposed pre-transaction enterprise value of GCT of $350 million. The parties discussed Concord III’s letter of intent over the course of the following week, and Concord III received a markup to its letter of intent from B. Riley on June 9, 2023.
Between June 1, 2023 and June 23, 2023, the parties exchanged multiple drafts of the letter of intent and held multiple video and telephonic calls at which the terms of the letter of intent were discussed. Key matters addressed in these drafts were the pre-transaction enterprise value of GCT, the minimum cash condition of the Business Combination, the pro forma ownership of the post-Business Combination company, the lock-up applicable to GCT’s stockholders, the terms of potential forfeiture of a portion of Sponsor’s founder shares subject to a performance based earn-out, the terms under which GCT could raise additional capital between execution of the letter of intent and signing of a transaction agreement, the exclusivity provision and the termination rights of the parties.
On June 23, 2023, after the parties continued discussions and further negotiation of the letter of intent, the parties executed a non-binding letter of intent (the “Original LOI”) following the approval of the board of directors of GCT and Concord III. The Original LOI contained a mutual exclusivity period of 45 days, subject to an automatic extension of an additional 15 days if the parties were continuing to negotiate in good faith with respect to definitive documentation for a transaction at the end of the initial 45-day period.
Beginning on June 23, 2023 and continuing through execution of the Business Combination Agreement, the Concord III management team, its advisors and representatives of TD Cowen continued their due diligence of GCT, including reviewing materials in GCT’s online data room, requesting additional documentation, reviewing additional information provided, and holding multiple due diligence video and telephonic conference calls with GCT’s management team, employees and advisors, including customer calls with GCT’s largest existing customers and suppliers as well as future anticipated customers and suppliers working with GCT on its 5G chipset. Additional information was provided in the data room and a number of follow-up diligence calls were hosted as requested by GCT during which Concord III and GCT discussed an overview of GCT and its current and future products, GCT’s technology, operations, customer pipeline, sales and marketing, corporate legal structure and material contracts, intellectual property portfolio, historical financial results, financial modeling, employment structure, human resources and related matters and other diligence matters. Such diligence continued as requested by Concord III up through finalization and signing of the definitive documentation, including bring down diligence calls undertaken prior to signing the Business Combination Agreement.
During this time, the parties conducted weekly calls to update the parties and their advisors on the status of Concord III’s due diligence process as well as updates regarding the preparation of GCT’s investor presentation and audited financial statements for the year ended 2022. In addition, Concord III and TD Cowen reviewed and provided comments on GCT’s investor presentation to be used in connection with the PIPE Investment.
Beginning on August 8, 2023, the parties began to discuss certain adjustments and amendments to the Original LOI that they believed would be required to complete the Business Combination under current market conditions, in particular the difficult market for obtaining traditional PIPE financing. These adjustments included eliminating the minimum cash condition contained in the Original LOI and requiring GCT to work with its existing and new investors to secure a minimum of $25 million in financing to support the proposed transaction as well as adjusting the allocation of the founder shares among the various parties.
On August 18, 2023, TD Cowen sent a revised non-binding letter of intent to B. Riley on behalf of Concord III.
On August 29, 2023, the parties entered into a revised non-binding letter of intent (the “Revised LOI”). The Revised LOI did not change the $350 million valuation of GCT reflected in the Original LOI, or the earn-out pursuant to which New GCT may issue up to an additional 20 million shares of New GCT Common Stock subject to the achievement of specified minimum trading price targets. The Revised LOI eliminated the minimum cash condition contained in the Original LOI and replaced it with a requirement that GCT raise at least $25 million through a combination of the PIPE Investment and the Note Financing, and provided for a portion of the Founder Shares held by the Sponsor and CA2 to be re-allocated among the stockholders of GCT and the Financing Investors, among other changes. The Revised LOI contained a mutual exclusivity period of 45 days, subject to an automatic extension of an additional 15 days if the parties were continuing to negotiate in good faith with respect to definitive documentation for a transaction at the end of the initial 45-day period.
Beginning on August 28, 2023 through the execution of the Business Combination Agreement, GCT secured signed letters of intent from various of its existing and new investors to invest in the PIPE Investment and/or the Note Financing to satisfy the condition reflected in the Revised LOI. By September 8, 2023, GCT had entered into letters of intent with investors in an aggregate amount sufficient to satisfy such condition.
On or about September 13, 2023, Concord III’s U.S. counsel, Greenberg Traurig, LLP (“Greenberg Traurig”) began a legal due diligence review of GCT. On October 3, 2023, Concord III engaged Bae, Kim & Lee LLC as Korean counsel, and such counsel began a legal due diligence review of GCT’s Korean business and operations.
From September 27, 2023 through November 1, 2023, representatives of Concord III, GCT and their respective legal counsel conducted various telephonic conferences regarding the terms of the Business Combination Agreement and exchanged drafts and negotiated the terms of the Business Combination Agreement and the ancillary agreements related to the Business Combination, including the disclosure schedules to the Business Combination Agreement, the Stockholder Support Agreement, the Sponsor Support Agreement, and the forms of Registration Rights Agreement and Lock-Up Agreement. During this time, the parties negotiated and resolved open items in the Business Combination Agreement and the Ancillary Agreements. In particular the negotiations focused on (i) the allocation of transaction expenses between the parties and the reimbursement of certain of Concord III’s transaction expenses by GCT, (ii) the payment of a termination fee by GCT to Concord III if the Business Combination Agreement is terminated under certain circumstances, (iii) the re-allocation of certain founder shares and Private Placement Warrants held by the Sponsor and CA2 among the parties and the Financing Investors, (iv) the timeframe with respect to

GCT’s covenant to deliver audited financial statements, (v) the conversion of GCT’s existing convertible notes in connection with the Business Combination and GCT’s obligations with respect to its convertible note holders, and (vi) New GCT’s governance structure.
On October 27, 2023, GCT’s board of directors held a meeting in which the chairman, management managers and GCT’s advisors presented a final draft of the Business Combination Agreement and discussed the material terms of such agreement, including recommendation from GCT’s financial advisor, B. Riley, the valuation of GCT and earnout structure, the structure and size of PIPE and convertible note financing and impact on GCT stockholders. Following such discussion, the GCT board of directors unanimously approved the final draft of the Business Combination Agreement, subject to completion of further negotiation and resolution of certain outstanding items in the Business Combination Agreement. Thereafter, GCT continued to work with Concord III and its advisors to resolve these items and finalized the Business Combination Agreement. On November 2, 2023, GCT’s board of directors executed a unanimous written consent to approve the Business Combination Agreement and related transactions.
On November 2, 2023, a special meeting of the Concord III board of directors was held. In addition to the full Concord III board, the meeting was attended by officers of Concord III and representatives of the Sponsor, TD Cowen and Greenberg Traurig. In advance of the meeting, the Concord III board was provided presentation materials regarding GCT prepared by TD Cowen, information prepared by GT regarding fiduciary duties, and the then current drafts of the Business Combination Agreement, and each of the ancillary agreements. The Concord III board, with the assistance of its financial and legal advisors, discussed and reviewed the proposed Business Combination, including the terms and conditions of the Business Combination Agreement and the ancillary agreements, the potential benefits of, and risks relating to, the Business Combination, the potential benefits of entering into the Business Combination Agreement, the proposed timeline for entering into the definitive transaction agreements and announcing the Business Combination, and related fiduciary duties. Upon completion of the various presentations from TD Cowen and GT, the Concord III board approved the Business Combination by unanimous vote and determined, among other things, that the Business Combination Proposal is in the best interests of Concord III and its stockholders and recommended that its stockholders vote “FOR” the proposal. See “— Concord III Board’s Reasons for the Approval of the Business Combination” for additional information related to the factors considered by the Concord III board in approving the Business Combination.
On November 2, 2023, Concord III, GCT and Merger Sub executed the Business Combination Agreement. Concurrently with the execution of the Business Combination Agreement, Concord III also entered into the Stockholder Support Agreement and the Sponsor Support Agreement, in each case, with the counterparties thereto. See “— Related Agreements” for additional information.
On November 3, 2023, the parties finalized the proposed materials in respect of the public announcement of the Business Combination, including a press release and Form 8-K.
On the morning of November 3, 2023, Concord III and GCT issued a press release announcing the execution of the Business Combination Agreement and Concord III filed a Form 8-K with the SEC including a copy of the press release, the Business Combination Agreement and other ancillary agreements.
Concord III’s Board of Directors’ Reasons for the Approval of the Business Combination
As described under “Background of the Business Combination” above, Concord III’s board of directors, in evaluating the Business Combination, consulted with Concord III’s management and financial and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the Concord III board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the combination, the Concord III board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Concord III board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of Concord III’s reasons for the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”
In approving the Business Combination, the Concord III board determined not to obtain a fairness opinion. The officers and directors of Concord III have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the sector expertise of Concord III’s financial advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination.
The Concord III board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:
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meetings and calls with the management team and advisors of GCT regarding, among other things, operations and plans;

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review of material contracts and other material matters;

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financial, tax, legal, insurance, accounting, operational, business and other due diligence;

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analysis of comparable target companies;

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review of GCT’s current and target markets;

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review and analyze GCT’s technology and intellectual property portfolio;

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consultation with Concord III management and its legal counsel;

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review of historical financial performance of GCT (including audited and unaudited financials); and

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analyses of GCT’s potential market opportunity, conducted by Concord III with assistance from TD Cowen.

The Concord III board also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:
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Benefits May Not Be Achieved.   The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

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Closing Conditions.   The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Concord III’s control;

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Redemption Risk.   The risk that a significant number of Concord III’s stockholders may elect to redeem their shares prior to the consummation of the Business Combination pursuant to Concord III’s second amended and restated certificate of incorporation;

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Listing Risks.   The requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain GCT’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than GCT anticipates;

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Concord III Stockholders Receiving a Minority Position.   The fact that Concord III’s stockholders will hold a minority position in the combined company;

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Fees and Expenses.   The significant fees and expenses associated with completing the Business Combination and the substantial time and effort of Concord III’s management required to complete the Business Combination;

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No Third Party Valuation.   The risk that Concord III did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination;

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Interests of Concord III’s Directors and Officers.   The interests of Concord III’s directors and officers in the Business Combination (see “Interests of Certain Persons in the Business Combination”);

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Readiness to be a Public Company.   As GCT has not previously been a public company and some of its executives and employees are located outside the United States, GCT may not have all the different types of employees necessary for it to timely and accurately prepare reports for filing with the SEC. There is a risk that GCT will not be able to hire the right people to fill in these gaps by the time of the Closing or that additional issues could arise after the Closing due to its failure to have hired these people in advance of Closing; and

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Other Risk Factors.   Various other risk factors associated with GCT’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this document.

The Concord III board of directors also considered the Business Combination in light of the investment criteria set forth in Concord III’s final prospectus for the IPO including, without limitation, GCT’s attractive business model and current customer base, strong competitive position, innovative product offering, position within its target market, potential for significant growth and experienced management team all of which the Concord III board believed have a strong potential to create meaningful stockholder value following the consummation of the Business Combination.
The above discussion of the material factors considered by the Concord III board is not intended to be exhaustive but does set forth the principal factors considered by the Concord III board.
Interests of Concord III’s Directors and Officers in the Business Combination
When you consider the recommendation of Concord III’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of Concord III’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder or warrant holder. These interests include, among other things:
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the beneficial ownership of the Sponsor, which is governed by a board of managers consisting of three managers, Bob Diamond, David Schamis and Jeff Tuder, of an aggregate of 16,218,333 shares of Concord III Common Stock, consisting of:

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7,957,727 Founder Shares purchased by the Sponsor for an aggregate price of $25,000;

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8,260,606 shares of Concord III Class A Common Stock underlying Private Warrants purchased by the Sponsor at $1.00 per warrant for an aggregate purchase price of approximately $8.26 million.

All of the above Founder Shares and warrants would become worthless if Concord III does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $84.3 million and $700,000, respectively, based on the closing price of Concord III Class A Common Stock of $10.59 and the closing price of Concord III Warrants of $0.0839 on the NYSE on January 26, 2024;

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the beneficial ownership of Concord III’s independent directors, Peter Ort, Thomas King and Larry Leibowitz, who each hold 30,000 Founder Shares with a total market value of approximately $318,000 based on the closing price of Concord III Class A Common Stock of $10.59 on the NYSE on January 26, 2024. The Founder Shares would become worthless if Concord III does not complete a business combination within the applicable time period, as the independent directors have waived any right to redemption with respect to these shares;

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the fact that given the differential in the purchase price that the Sponsors paid for the Founder Shares as compared to the price of Concord III Units sold in the IPO and the substantial number of shares of Concord III Class A Common held by the initial stockholders, they and their affiliates may earn a positive rate of return on their investment, even if Public Stockholders experience a negative rate of return following the completion of the Business Combination, including if the share price of New GCT Common Stock after the Closing falls as low as $1.09 per share, as the market value of the Sponsor’s 8,625,000 Founder Shares would be approximately equal to the initial stockholders’ initial investment in Concord III;

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the economic interests in the Sponsor held directly or indirectly by certain of Concord III’s officers and directors, including Bob Diamond and Jeff Tuder, which gives them an indirect pecuniary interest in the securities of Concord III, including the Founder Shares and Private Warrants held by the Sponsor and which interest will become worthless if Concord III does not consummate an initial business combination within the applicable time period;

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As of September 30, 2023, there was no balance outstanding in Working Capital Loans extended by the Sponsor to Concord III pursuant to the Sponsor Promissory Note. Other than repayment of Working Capital Loans in connection with the consummation of the Business Combination, there are presently no fees that will be paid and no out-of-pocket expenses that would be reimbursed to the Sponsor upon consummation of the Business Combination;

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the continued right of the Sponsor to hold Concord III Class A Common Stock and the shares of Concord III Class A Common Stock to be issued to the Sponsor upon exercise of its Private Warrants following the Business Combination, subject to certain lock-up periods and forfeiture pursuant to the Sponsor Support Agreement;

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the fact that the Sponsor and Concord III’s executive officers and directors, for no compensation, have agreed not to redeem any shares of Concord III held by them in connection with a stockholder vote to approve the Business Combination and to vote any shares of Concord III Common Stock held by them in favor of the Business Combination Proposal;

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the fact that if the Trust Account is liquidated, including in the event Concord III is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Concord III to ensure that the proceeds in the Trust Account are not reduced below $10.20 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Concord III has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Concord III, but only if such a vendor or target business has not executed a waiver (other than Concord III’s independent public accountants) of any and all rights to amounts held in the Trust Account;

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the fact that Jeff Tuder, the current Chief Executive Officer and a director of Concord III, is expected to become a director of New GCT after the consummation of the Business Combination. As such, in the future he will receive any cash fees, stock options, stock awards or other remuneration that the New GCT board of directors determines to pay to him for his services as a director;

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Concord III’s existing certificate of incorporation provides that the doctrine of corporate opportunity will not apply with respect to Concord III or any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. Concord III does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, Concord III’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to Concord III as well as the other entities with which they are affiliated. Concord III’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any entity with whom Concord III’s management has a pre-existing fiduciary obligation will be presented the opportunity before Concord III is presented with it. Concord III does not believe, however, that the fiduciary duties or contractual obligations of Concord III’s officers or directors or waiver of corporate opportunity materially affected Concord III’s search for a business combination. Concord III is not aware of any such corporate opportunity not being offered to Concord III and does not believe the renouncement of Concord III’s interest in any such corporate opportunities impacted Concord III’s search for an acquisition target; and

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the continued indemnification of current directors and officers of Concord III and the continuation of directors’ and officers’ liability insurance after the Business Combination.

The existence of financial and personal interests of the Sponsor, board of directors and executive officers of Concord III may mean that they may be incentivized to recommend, approve and/or complete the Business Combination, or an alternative business combination, with a less favorable target company or on terms less favorable to Public Stockholders and holders of Public Warrants than they would otherwise recommend, approve or complete, as the case may be, rather than allow Concord III to wind up having failed to consummate a business combination and lose their entire investment. Further, because of these interests, the Sponsor, board of directors and executive officers of Concord III could benefit from the completion of a business combination that is not favorable to Public Stockholders and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to Public Stockholders rather than liquidate.
Waiver of Deferred Underwriting Fees by Citi
Citi and TD Cowen served as representatives in the IPO. In connection with such role, Citi was entitled to payment of a deferred underwriting fee in the amount of $6,991,425 upon consummation of an initial business combination by Concord III. At the request of Concord III, in order to reduce transaction costs in connection with the Business Combination, on December 8, 2023, Citi notified Concord III that it waived its entitlement to the payment of any deferred compensation in connection with its role as underwriter in Concord III’s IPO.
Neither Concord III nor GCT has engaged Citi to act as an advisor in any capacity related to the Business Combination. Additionally, Citi has not been involved in the preparation and review of this proxy statement/prospectus and was not responsible for the preparation of any disclosure that is included in this proxy statement/prospectus, or any materials underlying any such disclosure. Citi was not involved in the preparation of any materials received by Concord III’s board of directors or GCT’s board of directors related to the Business Combination. Concord III did not engage Citi in any advisory role or have any relationship with Citi following the IPO.
Citi expressly waived all deferred underwriting discounts and commissions owed to it upon consummation of the Business Combination pursuant to the underwriting agreement from the IPO by means of a letter delivered to Concord III by Citi on December 8, Citi has performed all of its obligations under the underwriting agreement to obtain its deferred underwriting discounts and commissions and is therefore gratuitously waiving its right to these deferred underwriting discounts and commissions in connection with the Business Combination. Citi did not provide a reason for waiving its deferred underwriting discounts and commissions in connection with the Business Combination. Concord III expects to use the funds previously reserved for these deferred underwriting discounts and commissions to pay additional transaction expenses.
Except with respect to Citi’s right to the deferred underwriting discounts and commissions, none of the rights and obligations of Concord III or Citi under the Underwriting Agreement have been terminated or otherwise amended, suspended or modified. Concord III continues to have customary obligations under the Underwriting Agreement, including obligations to (i) indemnify and hold harmless each underwriter, its directors, officers, employees, agents, affiliates and each person, if any, who controls the underwriter within the meaning of the Securities Act or the Exchange Act, against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (as defined in the Underwriting Agreement) for the registration of the Securities (as defined in the Underwriting Agreement) as originally filed or in any amendment thereof, or in any Preliminary Prospectus (as defined in the Underwriting Agreement), the Statutory Prospectus (as defined in the Underwriting Agreement), the Prospectus (as defined in the Underwriting Agreement), any “road show” as defined in Rule 433(h) under the Securities Act or any Written Testing-the-Waters Communication (as defined in the Underwriting Agreement) or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending against any loss, claim, damage, liability or action.

In addition, the Underwriting Agreement contains a contribution provision in the event that the indemnity obligations are unavailable or insufficient to hold harmless an indemnified party; however, no underwriter shall be required to contribute any amount in excess of the underwriting discount or commission applicable to the securities purchased by such underwriter pursuant to the Underwriting Agreement. There can be no assurance that Concord III would have sufficient funds to satisfy such indemnification claims.
At no time prior to the date of this proxy statement/prospectus did Citi indicate that it had any specific concerns with the Business Combination. Citi was not responsible for any part of this proxy statement/prospectus. Concord III requested that Citi confirm that it agrees with the disclosure regarding the waiver of its deferred underwriting discounts and commissions and the risks and conclusions stated herein, and Citi declined to provide such a letter. Accordingly, Concord III stockholders should not place any reliance on the participation of Citi in the IPO in respect of the Business Combination and Concord III’s investors will not have the benefit of Citi’s independent review and investigation of the disclosures provided in this proxy statement/prospectus. While Citi did not participate in any aspect of the proposed Business Combination with GCT and Concord III has no other contractual relationship with Citi, investors should be aware that the waiver of a deferred underwriting fee is unusual and some investors may find the Business Combination less attractive as a result. This may make it more difficult for Concord III to complete the Business Combination with GCT.
Certain Other Interests in the Business Combination
In addition to the interests of Concord III’s board of directors and executive officers in the Business Combination, TD Cowen and certain of its affiliates have financial interests that are different from, or in addition to, the interests of Concord III stockholders.
TD Cowen was an underwriter in the IPO, and upon consummation of the Business Combination, TD Cowen will be entitled to $4,660,950 of deferred underwriting commissions. Such deferred commissions relate solely to TD Cowen’s services in connection with the IPO, rather than any services provided in connection with the Business Combination, and were fully earned upon completion of the IPO. TD Cowen agreed to waive its rights to the deferred underwriting commissions held in the Trust Account in the event Concord III does not complete an initial business combination within the time period set forth in the second amended and restated certificate of incorporation. Accordingly, if the Business Combination, or any other initial business combination, is not consummated by that time and Concord III is therefore required to be liquidated, TD Cowen will not receive any of the deferred underwriting commissions and such funds will be returned to the Public Stockholders upon its liquidation. TD Cowen has provided certain advisory services to Concord III in connection with the Business Combination, and TD Cowen and certain related parties are entitled to indemnification against liabilities from Concord III in connection with its rendering of such advisory services. TD Cowen is not entitled to receive any additional fees for providing those advisory services.
CA2, an affiliate of TD Cowen, currently holds 577,273 Founder Shares and 1,139,394 Private Warrants, which were purchased in connection with the IPO. There are no redemption rights or liquidating distributions from the Trust Account with respect such Founder Shares, or Private Warrants, which will expire worthless if Concord III does not consummate an initial business combination by November 8, 2024. If the Business Combination is consummated, CA2 may earn a positive rate of return on its investment in Concord III. In addition, CA2 issued a Sponsor Loan to Concord III in the principal amount of $836,364. Such Sponsor Loan may be repaid or converted into Sponsor Loan Warrants at a conversion price of $1.00 per warrant, at CA2's discretion. Pursuant to the Sponsor Support Agreement, CA2 agreed to forgive all amounts outstanding under such Sponsor Loan at the Closing. Therefore, no Sponsor Loan Warrants will be issued in connection with the Closing.
Potential Actions to Secure Requisite Stockholder Approvals
At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Concord III or its securities, Concord III, Concord III’s officers, directors and advisors, the Sponsor, GCT and/or their respective affiliates may purchase Public Shares and/or Public Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Concord III Common Stock. In such transactions, the purchase price for the Concord III Common Stock is not expected to exceed the redemption price. In addition, the persons and entities described above will waive redemption rights, if any, with respect to the Concord III Common Stock they acquire in such transactions. However, any Concord III Common Stock acquired by the persons or entities described above would not vote on the Business Combination Proposal.
The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination which may not otherwise have been possible.
As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Concord III will file with the SEC a Current Report on Form 8-K prior to the special meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons or entities. Any such report will include: (i) the amount of Public Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Public Shares for which Concord III has received redemption requests.
Accounting Treatment of the Business Combination
The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP because GCT has been determined to be the accounting acquirer under all redemption scenarios presented. Under this method of accounting, Concord III, which is the legal acquirer, will be treated as the accounting acquiree for financial reporting purposes and GCT, which is the legal acquiree, will be treated as the accounting acquirer. Accordingly, the consolidated assets, liabilities and results of operations of GCT will become the historical financial statements of New GCT, and Concord III’s assets, liabilities and results of operations will be consolidated with GCT’s beginning on the Closing Date. For accounting purposes, the financial statements of New GCT will represent a continuation of the financial statements of GCT with the Merger being treated as the equivalent of GCT issuing stock for the net assets of Concord III, accompanied by a recapitalization. The net assets of Concord III will be stated at historical costs and no goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be presented as those of GCT in future reports of New GCT.

THE BUSINESS COMBINATION AGREEMENT
The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Business Combination Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Concord III, GCT or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the Business Combination and the terms and conditions of the Business Combination Agreement.
The Business Combination Agreement contains representations and warranties that Concord III and Merger Sub, on the one hand, and GCT, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Business Combination Agreement. While Concord III and GCT do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Concord III or GCT, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Concord III, Merger Sub and GCT and are modified by the disclosure schedules.
General; Structure of the Business Combination
On November 2, 2023, Concord III entered into the Business Combination Agreement with GCT and Merger Sub. Pursuant to the Business Combination Agreement, the parties will consummate a business combination transaction pursuant to which Merger Sub will merge with and into GCT, with GCT surviving the merger as a wholly-owned subsidiary of Concord III. In connection with the Closing, it is expected that Concord III will change its name to GCT Semiconductor Holding, Inc.
The Aggregate Transaction Consideration will be equal to the quotient of (i) the Company Value divided by (ii) $10.00. Immediately prior to the Closing, all of the outstanding principal and accrued interest under the outstanding promissory notes issued by GCT that can be converted into shares of GCT Common Stock will be so converted in accordance with their terms. The “Company Value” means $350 million, minus the amount of indebtedness of GCT immediately prior to the Closing, plus the amount of GCT’s cash and cash equivalents immediately prior to the Closing, plus the aggregate exercise price of all “in-the-money” warrants of GCT outstanding immediately prior to the Closing.
At the Closing, each share of GCT Common Stock that is issued and outstanding immediately prior to the effective time of the Merger (other than Dissenting Shares, as defined in the Business Combination Agreement) will be cancelled and converted into the right to receive a number of shares of New GCT Common Stock equal to the Exchange Ratio.
At the Closing, each option and warrant to purchase GCT Common Stock, whether or not exercisable and whether or not vested, will automatically be converted into an option or warrant, as applicable, to purchase a number of shares of New GCT Common Stock in the manner set forth in the Business Combination Agreement.
At the Closing, each award of restricted stock units relating to a share of GCT Common Stock granted under GCT’s existing equity plans will automatically be converted into an award of restricted stock units covering the number of shares of New GCT Common Stock in the manner set forth in the Business Combination Agreement.

Earnout
Following the Closing, New GCT will issue up to an aggregate of 20,000,000 additional shares of New GCT Common Stock to the stockholders of GCT as of immediately prior to the Closing and the Financing Investors if the VWAP of the shares of New GCT Common Stock equals or exceeds certain minimum share prices at any time during the period starting 60 days following the Closing and expiring on the fifth anniversary of the Closing, as follows:
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6,666,667 shares if the VWAP of the shares of New GCT Common Stock equals or exceeds $12.50 for any 20 trading days within a period of 30 consecutive trading days during the Earnout Period;

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6,666,666 shares if the VWAP of the shares of New GCT Common Stock equals or exceeds $15.00 for any 20 trading days within a period of 30 consecutive trading days during the Earnout Period; and

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6,666,667 shares if the VWAP of the shares of New GCT Common Stock equals or exceeds $17.50 for any 20 trading days within a period of 30 consecutive trading days during the Earnout Period.

Such shares will also become issuable under certain circumstances if a “change of control” of New GCT occurs prior to the applicable earnout expiration date and the price per share in the change of control equals or exceeds the applicable price target.
Representations and Warranties
The Business Combination Agreement contains customary representations and warranties of the parties, which will terminate and be of no further force and effect as of the Closing.
The representations and warranties made by GCT to Concord III and Merger Sub relate to a number of matters, including the following:
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organization and qualification; subsidiaries;

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certificate of incorporation and bylaws;

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capitalization;

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authority relative to the Business Combination Agreement;

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no conflict; required filings and consents;

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permits; compliance

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financial statements;

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absence of certain changes or events;

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absence of litigation;

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employee benefit plans;

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labor and employment matters;

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real property; title to assets;

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intellectual property;

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taxes;

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environmental matters;

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material contracts;

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insurance;

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GCT stockholder required approval; board approval; vote required;

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anti-corruption compliance; certain business practices;

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sanctions and export control compliance

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interested party transactions;

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Exchanges Act;

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Brokers;

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registration statement;

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stockholder support agreement;

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PIPE investment

The representations and warranties made by Concord III and Merger Sub to GCT relate to a number of matters, including the following:
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corporate organization;

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certificate of incorporation and bylaws;

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capitalization;

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authority relative to the Business Combination Agreement;

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no conflict; required filings and consents;

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compliance;

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SEC filings; financial statements; Sarbanes-Oxley

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absence of certain changes or events;

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absence of litigation;

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board approval; vote required;

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no prior operations of Merger Sub;

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brokers;

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Concord III trust fund;

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PIPE investment;

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employees;

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taxes;

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listing;

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Concord III’s and Merger Sub’s investigation and reliance;

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certain business practices;

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Investment Company Act;

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takeover statutes and charter provisions.

Covenants
The Business Combination Agreement contains customary covenants of the parties, including, among others, covenants providing for (i) certain limitations on the operation of the parties’ respective businesses prior to consummation of the Business Combination, (ii) the parties’ efforts to satisfy conditions to consummation of the Business Combination, including by obtaining necessary approvals from governmental agencies, (iii) prohibitions on the parties soliciting alternative transactions, (iv) the parties preparing and Concord III filing a registration statement on Form S-4 with the SEC and taking certain other actions to obtain the requisite approval of Concord III’s stockholders to vote in favor of certain matters (the “Company Stockholder Matters”), including the adoption and approval of the Business Combination Agreement and the Business Combination, at a special meeting to be called therefor (the “Company Stockholders’ Meeting”), (v) GCT using reasonable best efforts to prepare and deliver certain financial statements required to be included in the Form S-4 (the “Required Financials”), (vi) the parties’ efforts to obtain commitments from additional investors as to the Financings and to consummate the Financings and (vii) the protection of, and access to, confidential information of the parties.
Conditions to Closing
The consummation of the Business Combination is subject to customary closing conditions, including, among others: (i) approval by Concord III’s and GCT’s respective stockholders, (ii) no law, regulation, judgment, decree, executive order or award enjoining or prohibiting the consummation of the Business Combination, (iii) Concord III having at least $5,000,001 of net tangible assets upon the consummation of the Closing, (iv) the effectiveness of the Form S-4, (v) receipt of approval for listing on NYSE of the shares of New GCT Common Stock to be issued in connection with the Business Combination, (vi) no material adverse effect with respect to Concord III or GCT having occurred and continuing, (vii) the accuracy of the parties’ respective representations and warranties (subject to specified materiality thresholds) and the material performance of the parties’ respective covenants and other obligations and (viii) the PIPE Investors having invested at least $25,000,000 in the PIPE Financing.
Termination
The Business Combination Agreement may be terminated at any time prior to the effective time of the Merger: (i) by mutual written consent of Concord III and GCT; (ii) by either Concord III or GCT (a) if the effective time of the Merger has not occurred on or before September 30, 2024 (or such later date as Concord III’s deadline to consummate a business combination shall be extended to, if applicable) (the “Outside Date”), (b) if a governmental entity has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling that is final and nonappealable and has the effect of making the consummation of the Business Combination, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Business Combination, including the Merger, (c)(1) if, at Concord III Stockholders’ Meeting, approval of Concord III Stockholder Matters is not obtained by reason of failure to obtain the requisite vote for approval or (2) if GCT does not deliver approval of the Business Combination by the requisite holders of its capital stock within ten business days after the date of the Business Combination Agreement or (d) in the event of certain uncured breaches by the other party; or (iii) by Concord III, by written notice to GCT, if the Required Financials have not been delivered to Concord III by GCT within 45 days of the date of the Business Combination Agreement.
Transaction Expenses
GCT has agreed to, during the period between the date of the Business Combination Agreement and the Closing or the earlier termination of the Business Combination Agreement, pay for certain expenses incurred by GCT and Concord III in connection with the Business Combination that by their terms are to be paid prior to the Closing, including the SPAC Extension Expenses (as defined in the Business Combination Agreement), subject to certain limits set forth in the Business Combination Agreement.
The Company has agreed to use its reasonable best efforts to ensure that (i) Concord III’s transaction expenses (excluding SPAC Extension Expenses, as defined in the Business Combination Agreement) that remain unpaid as of the Closing do not exceed $16,000,000 and (ii) the creditors of such unpaid transaction expenses of Concord III enter into novation, waiver or similar agreements with Concord III and/or the Sponsor, as applicable, so that Concord III’s unpaid transaction expenses at the Closing do not exceed $16,000,000.
If the Closing occurs, New GCT will pay for (i) all of GCT’s then unpaid transaction expenses, (ii) up to $16,000,000 of Concord III’s then unpaid transaction expenses (excluding SPAC Extension Expenses, as defined in the Business Combination Agreement) and (iii) the then unpaid SPAC Extension Expenses (as defined in the Business Combination Agreement), subject to certain limits set forth in the Business Combination Agreement.
If the Closing does not occur, all expenses incurred by the parties in connection with the Business Combination will be paid by the party that incurred such expenses; provided that if the Business Combination Agreement is terminated (i) for any reason if the Closing does not occur by the Outside Date, GCT will pay for 50% of Concord III’s then unpaid transaction expenses, limited to $2,000,000 and (ii) as a result of a Terminating Company Breach (as defined in the Business Combination Agreement), Concord III will pay for all of Concord III’s then unpaid transaction expenses, limited to $5,000,000.
Vote Required for Approval
The Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted if the holders of a majority of the shares of Concord III Common Stock represented in person or by proxy at the special meeting vote “FOR” the Business Combination Proposal.
Failure to vote by proxy or to vote in person at the special meeting and broker non-votes will have no effect on the vote. Abstentions will have the same effect as a vote “against” the Business Combination Proposal.
The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.
Recommendation of the Board
CONCORD III’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION
PROPOSAL.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Business Combination Agreement, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. You are encouraged to read the Related Agreements in their entirety.
Registration Rights Agreement
The Business Combination Agreement provides that, in connection with the Closing, New GCT, certain stockholders of GCT, the Sponsor and certain stockholders of Concord III will enter into the Registration Rights Agreement, pursuant to which New GCT will agree to register for resale certain shares of New GCT Common Stock and other equity securities that are held by the parties thereto from time to time.
Lock-Up Agreement
The Business Combination Agreement also provides that, in connection with the Closing, New GCT and certain stockholders of GCT, including its directors, officers, affiliates and holders of more than 5% of outstanding shares of GCT Common Stock as of the Closing, will enter into the Lock-Up Agreement, pursuant to which such stockholders will agree to not effect any sale or other transfer of New GCT Common Stock, subject to certain customary exceptions set forth in the Lock-Up Agreement, during the period commencing at the Closing and ending on the earlier of (i) one year following the Closing, (ii) such date as New GCT completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of New GCT’s stockholders having the right to exchange their shares of New GCT Common Stock for cash, securities or other property or (iii) the date on which the last sale price of New GCT Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing.
PIPE Subscription Agreements; Convertible Note Financing
Concurrently with the execution of the Business Combination Agreement, the PIPE Investors entered into the PIPE Subscription Agreements pursuant to which the PIPE Investors have committed to purchase in a private placement an aggregate of 4,484,854 shares of New GCT Common Stock at a purchase price of $6.67 per share and an aggregate purchase price of approximately $29.9 million. The purchase of the PIPE Shares is conditioned upon, among other things, the consummation of the Business Combination and will be consummated immediately prior to or substantially concurrently with the Closing. The PIPE Shares to be issued pursuant to the PIPE Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance on the availability of an exemption from such registration.
In addition, in connection with the execution of the Business Combination Agreement, GCT issued convertible promissory notes to the CVT Investors, pursuant to which GCT borrowed an aggregate principal amount of $18.3 million, which notes will convert into shares of New GCT Common Stock at a conversion price of $6.67 per share concurrently with the Closing. The purchase price of PIPE Shares and the conversion price of Note Financing Shares are substantially below the redemption price, which could have a negative impact on the value of the New GCT Common Stock after the Closing.
Furthermore, Concord III’s warrants include certain down-round provisions under which their exercise price may be reduced, if (a) Concord III issues additional shares of Concord III Class A Common Stock or securities convertible into or exercisable or exchangeable for shares of Concord III Class A Common Stock for capital raising purposes in connection with the closing of its initial business combination at the Newly Issued Price, (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial business combination on the date of the consummation of such initial business combination (net of redemptions), and (c) the Market Value is below $9.20 per share, the price per share (including in cash or by payment of warrants pursuant to a “cashless exercise,” to the extent permitted) at which shares of the Concord III Class A Common Stock may be purchased at the time a warrant is exercised will be adjusted (to the nearest cent) to be equal to 115%

of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. Those adjustment provisions may be triggered by the issuance of the PIPE Shares and/or the Note Financing Shares. However, since the Market Value will not be available until twenty (20) trading days after the trading day prior to the day on which Concord III consummates an initial business combination, we cannot confirm whether the issuance of the PIPE Shares and/or the Note Financing Shares will trigger the adjustment provisions discussed above until then. Any such adjustments, if triggered, or the potential for such adjustments could make it more difficult for us to raise capital, cause the market price of New GCT securities to decline significantly or cause a higher level of redemptions in connection with our Business Combination.
Significant differences exist between the securities issued at the time of the IPO compared to the Financings. Concord III Units were issued in the IPO, whereas the PIPE Shares will be issued immediately prior to or substantially concurrently with the Closing, and the CVT Convertible Note will convert into Note Financing Shares concurrently with the Closing. The purchase price of Concord III Units was $10.00 per unit, each consisting of one share of Concord III Class A Common Stock and one-half of one Public Warrant, whereas the purchase price of PIPE Shares and conversion price of Note Financing Shares are $6.67 per share. Concord III’s sponsors, directors, officers or their affiliates are not participating in the Financings.
Sponsor Support Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, Concord III entered into the Sponsor Support Agreement with GCT, the Sponsor and CA2. Pursuant to the Sponsor Support Agreement, the Sponsor and CA2 have, among other things, agreed to vote all of their shares of Concord III’s common stock in favor of the approval of the Business Combination, including the Merger, not to redeem any of their shares of Concord III’s common stock and to waive their anti-dilution protections with respect to their Founder Shares.
In addition, the Sponsor and CA2 agreed that up to an aggregate of 1,920,375 Sponsor Earnout Shares will be unvested and subject to forfeiture as of the Closing and will only vest if, during the period starting 6 months following the Closing and expiring on the fifth anniversary of the Closing, with respect to one-third of the Sponsor Earnout Shares, the VWAP of New GCT Common Stock equals or exceeds $12.50, with respect to one-third of the Sponsor Earnout Shares, the VWAP of New GCT Common Stock equals or exceeds $15.00 and with respect to one-third of the Sponsor Earnout Shares, the VWAP of New GCT Common Stock equals or exceeds $17.50, in each case for any 20 trading days within a period of 30 consecutive trading days and as such share price targets may be adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like. Any Sponsor Earnout Shares that remain unvested after the fifth anniversary of the Closing will be forfeited. The number of Sponsor Earnout Shares is determined based on the aggregate amount of (i) funds remaining in Concord III’s trust account at the Closing, after giving effect to the exercise of redemption rights, (ii) any proceeds of the PIPE Financing that is not provided by existing stockholders of GCT or investors introduced by existing stockholders of GCT or by GCT or its affiliates and (iii) net proceeds available to New GCT as of the Closing pursuant to any debt financing. If the aggregate of such amounts is equal to or greater than $40 million, then 1,920,375 shares of New GCT Common Stock to be held by the Sponsor and CA2 at the Closing will be Sponsor Earnout Shares. Any portion of the 1,920,375 shares of New GCT Common Stock to be held by the Sponsor and CA2 at the Closing that are not Sponsor Earnout Shares (the “Sponsor Unretained Earnout Shares”) will be allocated by GCT as described below.
The Sponsor and CA2 further agreed that (i) 1,399,107 shares of New GCT Common Stock to be held by them at the Closing, (ii) any Sponsor Unretained Earnout Shares and (iii) up to an aggregate of 2,820,000 of Concord III’s Private Placement Warrants to be held by them at Closing (the “Incentive Warrants”), will be allocated by GCT to GCT’s existing stockholders and investors in the Financings, and transferred to such stockholders and investors at the Closing (without any vesting conditions). The number of Incentive Warrants is determined based on the aggregate amount of proceeds raised on or prior to the Closing pursuant to any (i) PIPE Financing in excess of $25,000,000 and (ii) Note Financing, in each case, that is provided by existing stockholders of GCT or investors introduced by existing stockholders of GCT or by GCT or its affiliates. If the aggregate of such amounts is equal to or greater than $25 million, then 2,820,000 Private Warrants to be held by Sponsor and CA2 at Closing will be deemed Incentive Warrants.
The Sponsor and CA2 also agreed (i) to forfeit up to an additional 2,820,000 Private Warrants held by them, to the extent not allocated prior to the Closing to prospective investors in the Financings or to holders of shares of Concord III’s Class A Common Stock who agree not to redeem their shares in connection with any extension of Concord III’s deadline to consummate an initial business combination, and (ii) to forgive all amounts outstanding under the Sponsor Loans in the aggregate amount of $6.9 million made by them to Concord III in connection with Concord III’s initial public offering.
Stockholder Support Agreement
In connection with the execution of the Business Combination Agreement, Concord III entered into the Stockholder Support Agreement with certain stockholders of GCT pursuant to which such stockholders have, among other things, agreed to (i) provide their written consent to adopt and approve the Business Combination Agreement and all other documents and transactions contemplated thereby within 10 business days as of the date of the Business Combination Agreement and (ii) subject their shares of GCT Common Stock to certain transfer restrictions.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF
THE REDEMPTION RIGHTS AND THE BUSINESS COMBINATION
The following is a discussion of the material U.S. federal income tax consequences for (i) holders of Concord III Class A Common Stock that elect to have their Concord III Class A Common Stock converted into cash if the Business Combination is completed and (ii) holders of GCT capital stock who exchange their GCT capital stock for Concord III Class A Common Stock in the Business Combination. This discussion applies only to shares of Concord III Class A Common Stock or GCT capital stock, as the case may be, held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).
This discussion does not address all U.S. federal income tax consequences that may be relevant to your particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:
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the Sponsor or its members, PIPE Subscribers, or any holders of Founder Shares;

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U.S. expatriates and former citizens or long-term residents of the United States;

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persons subject to the alternative minimum tax;

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persons holding Concord III Class A Common Stock or GCT capital stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

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banks, insurance companies and other financial institutions;

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brokers, dealers or traders in securities;

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“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

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partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

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tax-exempt organizations or governmental organizations;

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persons subject to special tax accounting rules as a result of any item of gross income with respect to Concord III Class A Common Stock or GCT capital stock being taken into account in an applicable financial statement;

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persons who received Concord III Class A Common Stock or GCT capital stock as compensation for services;

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U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

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regulated investment companies or real estate investment trusts;

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tax-qualified retirement plans; and

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“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.
This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Concord III has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Concord III Class A Common Stock or GCT capital stock, as the case may be, who or that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States,

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,

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an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

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an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of Concord III Class A Common Stock or GCT capital stock, as the case may be, who or that is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.
INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE
APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR
SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL
ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S.
TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
U.S. Federal Income Tax Considerations of the Conversion to the Holders of Concord III Class A Common Stock
Subject to the qualifications, assumptions and limitations described herein and in the opinion attached as Exhibit 8.1, the statements of law and legal conclusions set forth below represent the opinion of Greenberg Traurig, LLP.
The discussion below applies to you if you exercise the redemption rights described above under “The Special Meeting of Concord III Stockholders — Redemption Rights.” Holders of Concord III Class A Common Stock who do not exercise their redemption rights will not be selling, exchanging, or otherwise transferring their Concord III Class A Common Stock as described in this section and will therefore not be subject to any material U.S. federal income tax consequences as a result of the Business Combination.
U.S. Holders
Treatment of Conversion
In the event that a U.S. holder’s Concord III Class A Common Stock is converted pursuant to the conversion provisions described in the section entitled “The Special Meeting of Concord III Stockholders —  Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the conversion qualifies as a sale of the Concord III Class A Common Stock under Section 302 of the Code. If the conversion qualifies as a sale of the Concord III Class A Common Stock, the U.S. holder will be treated as described under “— U.S. Holders — Taxation of Conversion Treated as a Sale of Concord III Class A Common Stock” below. If the conversion does not qualify as a sale of the Concord III Class A Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “— U.S. Holders — Taxation of Conversion Treated as a Distribution.”
Whether a conversion qualifies for sale treatment will depend largely on whether the U.S. holder owns any of Concord III’s stock following the conversion (including any stock treated as constructively owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities), and if so, the total number of shares of Concord III Common Stock held by the U.S. holder both before and after the conversion (including any stock constructively treated as owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities) relative to all of shares of Concord III Common Stock outstanding both before and after the conversion. The conversion of Concord III Class A Common Stock generally will be treated as a sale of the Concord III Class A Common Stock (rather than as a corporate distribution) if the conversion (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in Concord III or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of Concord III Common Stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include Concord III Common Stock that could be acquired pursuant to the exercise of the warrants. Moreover, any Concord III Common Stock that a U.S. holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the conversion.
In order to meet the substantially disproportionate test, the percentage of Concord III’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the conversion of Concord III Class A Common Stock must, among other requirements, be less than 80% of the percentage of Concord III’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the conversion (taking into account both conversions by other holders of Concord III Common Stock and the shares of Concord III Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of Concord III’s capital stock actually and constructively owned by the U.S. holder are converted or (ii) all of the shares of Concord III’s capital stock actually owned by the U.S. holder are converted, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The conversion of Concord III Class A Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s conversion results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Concord III. Whether the conversion will result in a meaningful reduction in a U.S. holder’s proportionate interest in Concord III will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a conversion.
If none of the foregoing tests is satisfied, then the conversion will be treated as a corporate distribution, and the tax effects will be as described under “— U.S. Holders — Taxation of Conversion Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the converted Concord III Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.
Taxation of Conversion Treated as a Sale of Concord III Class A Common Stock
If the conversion qualifies as a sale of Concord III Class A Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in the conversion and the U.S. holder’s adjusted tax basis in its disposed of Concord III Class A Common Stock. The amount realized is the sum of the amount of cash and the fair market value of any property received and a U.S. holder’s adjusted tax basis in its Concord III Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes.
Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Concord III Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Concord III Class A Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Taxation of Conversion Treated as a Distribution
If the conversion does not qualify as a sale of Concord III Class A Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.
Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Concord III Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Concord III Common Stock as described under “— U.S. Holders — Taxation of Conversion Treated as a Sale of Concord III Common Stock” above.
Dividends (including constructive dividends paid pursuant to a conversion of Concord III Class A Common Stock) Concord III pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a conversion of Concord III Class A Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends Concord III pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Concord III Class A Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Information Reporting and Backup Withholding
In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a conversion of Concord III Common Stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of Concord III Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.
Non-U.S. Holders
Treatment of Conversion
The characterization for U.S. federal income tax purposes of the conversion of a Non-U.S. holder’s Concord III Class A Common Stock pursuant to the conversion provisions described in the section entitled “The Special Meeting of Concord III Stockholders — Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a conversion of a U.S. holder’s Concord III Class A Common Stock, as described under “U.S. Holders — Treatment of Conversion” above, and the consequences of the conversion to the Non-U.S. holder will be as described below under “Taxation of Conversion Treated as a Sale of Concord III Class A Common Stock” and “Taxation of Conversion Treated as a Distribution,” as applicable.
Because it may not be certain at the time a Non-U.S. holder’s stock is converted whether such conversion will be treated as a sale of Concord III Class A Common Stock or a distribution constituting a dividend, and because such determination will depend in part on a Non-U.S. holder’s particular circumstances, Concord III or the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a divided for U.S. federal income tax purposes. Therefore,

Concord III or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. holder upon conversion of such Non-U.S. holder’s Concord III Class A Common Stock, unless (i) Concord III or the applicable withholding agent has established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. holders certify that they meet the requirements of such exemption (e.g., because such Non-U.S. holders are not treated as receiving a dividend under the tests in Section 302 of the Code described above under “— U.S. Holders  —  Treatment of Conversion”). However, there can be no assurance that Concord III or any applicable withholding agent will establish such special certification procedures. If Concord III or an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. holder, such Non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
Taxation of Conversion Treated as a Sale of Concord III Class A Common Stock
A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a conversion treated as a sale of Concord III Class A Common Stock unless:
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the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

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the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the conversion and certain other requirements are met; or

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we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held Concord III Class A Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of Concord III Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of Concord III Class A Common Stock (Concord III would be treated as a buyer with respect to a conversion of Concord III Common Stock) may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. Concord III believes that it is not, and has not been at any time since its formation, a United States real property holding corporation.
Taxation of Conversion Treated as a Distribution
If the conversion does not qualify as a sale of Concord III Class A Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Concord III’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Concord III’s current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in Concord III Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Concord III

Class A Common Stock and will be treated as described under “Taxation of Conversion Treated as a Sale of Concord III Class A Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation).
If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends (including constructive dividends received pursuant to a conversion of Concord III Class A Common Stock) on Concord III Class A Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on Concord III Class A Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of Concord III Class A Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of Concord III Class A Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
FATCA
Sections 1471 to 1474 of the Code (such sections commonly referred to as “FATCA”) impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a conversion of stock) on Concord III Class A Common Stock to stockholders that fail to meet prescribed information reporting or certification requirements. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and “non-financial foreign entities” unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interest in or accounts with those entities)

have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution or a non-financial foreign entity generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a conversion of Concord III Class A Common Stock.
U.S. Federal Income Tax Considerations of the Business Combination for GCT Stockholders
The following is a discussion of the material U.S. federal income tax consequences for holders who exchange their GCT capital stock for Concord III Common Stock in the Business Combination. This discussion applies only to shares of GCT capital stock held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).
The following does not purport to be a complete analysis of all potential tax effects for holders of GCT capital stock stemming from the completion of the Business Combination. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Neither Concord III nor GCT has sought and neither of them will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.
Characterization of the Business Combination
Each of Concord III and GCT intends and expects the Business Combination to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In the Business Combination Agreement, each of Concord III, Merger Sub and GCT agrees to use its commercially reasonable efforts to cause the Business Combination to qualify, and agrees not to take, and not to permit or cause any of its affiliates or subsidiaries to take any action which to its knowledge could reasonably be expected to prevent or impede the Business Combination from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.
The obligations of Concord III and GCT to complete the Business Combination are not conditioned on the receipt of an opinion of counsel to the effect that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and the Business Combination will occur even if it does not so qualify.
U.S. Federal Income Tax Consequences for U.S. Holders
Assuming the Business Combination is treated as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. holders of GCT capital stock will be as follows:
•
a U.S. holder will not recognize gain or loss upon the exchange of GCT stock for Concord III Common Stock pursuant to the Business Combination;

•
a U.S. holder’s aggregate tax basis for the shares of Concord III Common Stock received in the Business Combination will equal the U.S. holder’s aggregate tax basis in the shares of GCT stock surrendered in the Business Combination; and

•
the holding period of the shares of Concord III Common Stock received by a U.S. holder in the Business Combination will include the holding period of the shares of GCT stock surrendered in exchange therefor.

For purposes of the above discussion regarding the determination of the bases and holding periods for shares of Concord III Common Stock received in the Business Combination, U.S. holders who acquired different blocks of GCT stock at different times for different prices must calculate their bases and holding periods in their shares of GCT stock separately for each identifiable block of such stock exchanged in the Business Combination.
As provided in Treasury Regulations Section 1.368-3(d), each U.S. holder who receives shares of Concord III Common Stock in the Business Combination is required to retain permanent records pertaining to the Business Combination, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, U.S. holders who owned immediately before completion of the Business Combination at least 1% (by vote or value) of the total outstanding stock of GCT, or GCT “securities” (as specially defined for U.S. federal income tax purposes) the aggregate federal income tax basis of which was at least $1 million, are required to attach a statement to their tax returns for the year in which the Business Combination is completed that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the U.S. holder’s tax basis in and fair market value of such U.S. holder’s shares of GCT stock, and any such “securities” surrendered in the Business Combination, the date of completion of the Business Combination and the name and employer identification number of each of GCT and Concord III.
If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code and is a taxable transaction, then a U.S. holder would recognize gain or loss upon the exchange of the holder’s shares of GCT capital stock for shares of Concord III Common Stock equal to the difference between the fair market value, at the time of the exchange, of the Concord III Common Stock received in the Business Combination and such U.S. holder’s tax basis in the shares of GCT stock surrendered in the Business Combination. Such gain or loss would be long-term capital gain or loss if the GCT stock was held for more than one year at the time of the Business Combination. In addition, the U.S. holder’s aggregate tax basis in the shares of Concord III Common Stock received in the Business Combination would equal their fair market value at the time of the closing of the Business Combination, and the U.S. holder’s holding period of such shares of Concord III Common Stock would commence the day after the closing of the Business Combination.
Non-U.S. Holders
The U.S. federal income tax consequences of the Business Combination for Non-U.S. holders of GCT capital stock will generally be the same as for U.S. holders except as noted below.
Non-U.S. holders will not be subject to U.S. federal income tax on any gain recognized as a result of the Business Combination (i.e., if the Business Combination does not qualify as a reorganization under Section 368(a) of the Code and is a taxable transaction) unless:
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the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

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the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Business Combination and certain other requirements are met; or

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GCT is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Business Combination or the period that the Non-U.S. holder held GCT capital stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
If the third bullet point above applied to a Non-U.S. holder, any gain recognized by such holder with respect to such holder’s GCT capital stock as a result of the Business Combination would be subject to tax at generally applicable U.S. federal income tax rates and a U.S. federal withholding tax could apply. However, GCT believes that it is not, and has not been at any time since its formation, a United States real property holding corporation and neither GCT nor Concord III expects to be a United States real property holding corporation immediately after the Business Combination is completed.

PROPOSAL NO. 2 — THE CHARTER AMENDMENT PROPOSAL
Overview
If the Business Combination is consummated, Concord III will replace its current amended and restated certificate of incorporation (the “Existing Certificate of Incorporation”) with the proposed second amended and restated certificate of incorporation (the “Proposed Certificate of Incorporation”) in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of Concord III’s board of directors, is necessary to adequately address the needs of New GCT. Assuming the Business Combination Proposal is approved, you are also being asked to approve and adopt the Proposed Certificate of Incorporation in the form attached to this proxy statement/prospectus as Annex B.
The following is a summary of the material differences between the Existing Certificate of Incorporation and the Proposed Certificate of Incorporation, each of which would be effected by the filing of the Proposed Certificate of Incorporation: (i) to change the name of Concord III to “GCT Semiconductor Holding, Inc.” from the current name of “Concord Acquisition Corp III” and remove certain provisions related to Concord III’s status as a special purpose acquisition company that will no longer be relevant following the Closing; (ii) to increase the number of shares of (a) common stock Concord III is authorized to issue from 220,000,000 shares to 400,000,000 shares and (b) preferred stock Concord III is authorized to issue from 20,000,000 shares to 40,000,000 shares; (iii) to require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to remove a director from office; (iv) to require that special meetings of stockholders may only be called by or at the direction of the board of directors pursuant to a resolution adopted by a majority of the total number of directors, subject to any special rights of the holders of preferred stock; and (v) to modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act rather than providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act.
The Charter Amendment Proposal is conditioned upon the approval of the Business Combination Proposal and Closing of the Business Combination. If the Business Combination Proposal is not approved, the Charter Amendment Proposal will have no effect even if approved by our stockholders. Approval of the Charter Amendment Proposal is a condition to the Closing of the Business Combination. If the Charter Amendment Proposal is not approved, the Business Combination will not occur.
The tables below set forth a summary of the material differences between the Existing Certificate of Incorporation and the Proposed Certificate of Incorporation, as well as Concord III’s board of directors’ reasons for proposing the changes. These summaries are qualified by reference to the complete text of the Proposed Certificate of Incorporation. Each of these proposed changes were negotiated as part of the Business Combination. The Proposed Certificate of Incorporation, as will be in effect assuming approval of the Charter Amendment Proposal, upon the Closing of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the proposed certificate in its entirety for a more complete description of its terms.
Change of Name and Removal of Special Purpose Acquisition Company Provisions
The Proposed Certificate of Incorporation would adopt the name “GCT Semiconductor Holding, Inc.” and remove certain provisions related to Concord III’s status as a special purpose acquisition company that will no longer be relevant following the Closing.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
Name	Concord Acquisition Corp III	GCT Semiconductor Holding, Inc.	The change in name will reflect the identity of New GCT’s business following the consummation of the Business Combination.
Purpose	The purpose of Concord III is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon Concord III by law and those incidental thereto, Concord III shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of Concord III, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving Concord III and one or more businesses.	The purpose of New GCT is to engage in any lawful act or activity for which a corporation may be organized under the DGCL. New GCT shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of New GCT.	The provision that refers to effecting a business combination relates to the operation of Concord III as a special purpose acquisition company prior to the consummation of a business combination and will not be applicable to New GCT. Accordingly, Concord III’s board of directors believes that it will serve no further purpose and will be confusing.
Provisions Specific to Special Purpose Acquisition Companies	The Existing Certificate of Incorporation sets forth various provisions related to Concord III’s operations as a special purpose acquisition company prior to the consummation of an initial business combination, including the time period during which Concord III must consummate its initial business combination or wind up and liquidate if it does not, redemption rights for holders of Public Shares upon the consummation of its initial business combination, the creation of, and distributions from, the Trust Account, and share issuances prior to its initial business combination.	None.	The provisions of the Existing Certificate of Incorporation that relate to the operation of Concord III as a special purpose acquisition company prior to the consummation of the business combination would not be applicable to New GCT and would serve no purpose following the Business Combination.

Authorized Capital Stock
The Proposed Certificate of Incorporation would authorize capital stock of New GCT, which will be greater in number than the authorized capital stock of Concord III.
	Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
Capitalization	The total number of authorized shares of all classes of capital stock is 221,000,000 shares, each with a par value of $0.0001 per share, consisting of (a)220,000,000 shares of common stock, including (i) 200,000,000 shares of Concord III Class A Common Stock and (ii) 20,000,000 shares of Concord III Class B Common Stock, and (b) 1,000,000 shares of preferred stock.	The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 440,000,000 shares, consisting of: (a) 400,000,000 shares of common stock and (b) 40,000,000 shares of preferred stock.	Concord III’s board of directors believes that the greater number of authorized shares of capital stock is important and desirable for New GCT (i) to have sufficient shares to issue to the GCT Stockholders as consideration for the Business Combination, (ii) to have available for issuance a number of authorized shares of common stock sufficient to support New GCT’s growth and (iii) to provide flexibility for future corporate needs, including as part of financing for future growth acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.
Removal of Directors
The Proposed Certificate of Incorporation would provide that directors may be removed only for cause by the affirmative vote of at least two-thirds of the voting power of New GCT’s outstanding shares of capital stock.
	Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
Removal of Directors	Subject to rights of stockholders of preferred stock and the contractual rights of any stockholder, in accordance with the DGCL, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then	Subject to the special rights of the holders of any series of preferred stock to elect directors, the directors of New GCT may be removed only for cause by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of New GCT entitled to vote in the election of directors or	Concord III’s board of directors believes that increasing the percentage of voting power required to remove a director from office is a prudent corporate governance measure to reduce the possibility that a relatively small number of stockholders could seek to implement a sudden and

Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
outstanding shares of capital stock of Concord III entitled to vote generally in the election of directors, voting together as a single class.	class of directors, voting together as a single class, at a meeting of stockholders called for that purpose.	opportunistic change in control of New GCT’s Board without the support of the then incumbent board of directors. These changes will enhance the likelihood of continuity and stability in the composition of New GCT board of directors, avoid costly takeover battles, reduce New GCT’s vulnerability to a hostile change of control and enhance the ability of New GCT board of directors to maximize shareholder value in connection with any unsolicited offer to acquire New GCT.
Ability to Call Special Meetings of Stockholders
The Proposed Certificate of Incorporation would require that special meetings of stockholders may only be called by the board of directors, pursuant to a resolution adopted by a majority of the total number of directors, subject to any special rights of the holders of preferred stock.
	Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
Ability to Call Special Meetings of Stockholders	Subject to the rights, if any, of the holders of any outstanding series of the preferred stock, and to the requirements of applicable law, special meetings of stockholders of Concord III may be called only by the Chairman of the Board, the Chief Executive Officer of Concord III, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of Concord III to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of Concord III may not be called by another person or persons.	Subject to any special rights of the holders of any series of preferred stock, and to the requirements of applicable law, special meetings of stockholders of New GCT may be called only by or at the direction of the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors.	Concord III’s board of directors believes that special meetings to be called by individual board members could cause New GCT to incur substantial expense, be disruptive to its business operations and divert the focus of New GCT board and executive officers from effectively managing.

Choice of Forum
The Proposed Certificate of Incorporation would modify the forum selection provision contained in the Existing Certificate of Incorporation to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act rather than providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act.
	Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
Choice of Forum
Unless Concord III consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of Concord III, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Concord III to Concord III or its stockholders, (iii) any action asserting a claim against Concord III, its directors, officers or employees arising pursuant to any provision of the DGCL or the Existing Certificate of Incorporation or the existing Concord III bylaws, or (iv) any action asserting a claim against Concord III, its directors, officers or employees governed by the internal affairs doctrine.
Notwithstanding the foregoing, the Court of Chancery of the State of Delaware is not the sole and exclusive forum for any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware will have concurrent jurisdiction.

Unless New GCT consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action brought by a stockholder on behalf of New GCT, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or stockholder of New GCT to New GCT’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or New GCT Bylaws or the Proposed Certificate of Incorporation or (iv) any action asserting a claim against New GCT governed by the internal affairs doctrine.
Subject to the foregoing, the Proposed Certificate of Incorporation designates the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Furthermore, the foregoing will not apply to suits
Concord III’s board of directors believes that the choice of forum provision is desirable to delineate matters for which the Court of Chancery of the State of Delaware or the federal district courts of the U.S., as applicable, is the sole and exclusive forum, unless New GCT consents in writing to the selection of an alternative forum.

Existing Certificate of Incorporation	Proposed Certificate of Incorporation	Reason for the Proposed Change
Furthermore, the foregoing do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.	brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the U.S. have exclusive jurisdiction.
Vote Required for Approval
The Charter Amendment Proposal will be approved and adopted if the holders of a majority of the shares of Concord III Common Stock outstanding vote “FOR” the Charter Amendment Proposal.
The Charter Amendment Proposal is conditioned upon the approval of the Business Combination Proposal and Closing of the Business Combination. If the Business Combination Proposal is not approved, the Charter Amendment Proposal will have no effect even if approved by our stockholders. Approval of the Charter Amendment Proposal is a condition to the Closing of the Business Combination.
A copy of the Proposed Certificate of Incorporation, as will be in effect assuming approval of the Charter Amendment Proposal, upon Closing of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.
If the Charter Amendment Proposal is not approved, the Business Combination will not occur.
Recommendation of the Board
CONCORD III’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

PROPOSAL NOS. 3A-3E — THE GOVERNANCE PROPOSALS
Overview
You are also being asked to vote on five separate proposals with respect to certain governance provisions in the Proposed Certificate of Incorporation, which are separately being presented in order to give Concord III stockholders the opportunity to present their separate views on important corporate governance procedures and which will be voted upon on a non-binding advisory basis. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Concord III and GCT intend that the Proposed Certificate of Incorporation in the form attached to this proxy statement/prospectus as Annex B will take effect at the Closing of the Business Combination, assuming approval of the Charter Amendment Proposal (Proposal No. 2). In the judgment of the Concord III board of directors, these provisions are necessary to adequately address the needs of New GCT.
Proposal 3A:   Change of Name and Removal of Special Purpose Acquisition Company Provisions
See “Proposal No. 2 — The Charter Amendment Proposal — Change of Name and Removal of Special Purpose Acquisition Company Provisions” for a description and reasons for the amendment to change the name of Concord III to “GCT Semiconductor Holding, Inc.” from the current name of “Concord Acquisition Corp III” and remove certain provisions related to Concord III’s status as a special purpose acquisition company that will no longer be relevant following the Closing.
Proposal 3B:   Authorized Capital Stock
See “Proposal No. 2 — The Charter Amendment Proposal — Authorized Capital Stock” for a description and reasons for the amendment to increase the number of shares of (i) common stock Concord III is authorized to issue from 220,000,000 shares to 400,000,000 shares and (ii) preferred stock Concord III is authorized to issue from 20,000,000 shares to 40,000,000 shares.
Proposal 3C:   Removal of Directors
See “Proposal No. 2 — The Charter Amendment Proposal — Removal of Directors” for a description and reasons for the amendment to require the vote of at least two-thirds of the voting power of the outstanding shares of capital stock, rather than a simple majority, to remove a director from office.
Proposal 3D:   Ability to Call Special Meetings of Stockholders
See “Proposal No. 2 — The Charter Amendment Proposal — Ability to Call Special Meetings of Stockholders” for a description and reasons for the amendment to require that special meetings of stockholders may only be called by or at the direction of the board of directors pursuant to a resolution adopted by a majority of the total number of directors, subject to any special rights of the holders of preferred stock.
Proposal 3E:   Choice of Forum
See “Proposal No. 2 — The Charter Amendment Proposal — Choice of Forum” for a description and reasons for the amendment to modify the forum selection provision to designate the U.S. federal district courts as the exclusive forum for claims arising under the Securities Act rather than providing for concurrent jurisdiction in the Court of Chancery and the federal district court for the District of Delaware for claims arising under the Securities Act.
Vote Required for Approval
Approval of the Governance Proposals requires the affirmative vote in person or by proxy of holders of a majority of the outstanding shares of Concord III Common Stock present and entitled to vote at the special meeting.
The Business Combination is not conditioned upon the approval of the Governance Proposals.

As discussed above, a vote to approve each of the Governance Proposals is an advisory vote, and therefore, is not binding on Concord III, GCT or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, Concord III and GCT intend that the Proposed Certificate of Incorporation, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted above, will take effect at the Closing of the Business Combination, assuming approval of the Charter Amendment Proposal (Proposal No. 2).
Recommendation of the Board
CONCORD III’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE GOVERNANCE PROPOSALS.

PROPOSAL NO. 4 — THE ELECTION OF DIRECTORS PROPOSAL
Overview
Pursuant to the Existing Certificate of Incorporation, the Concord III board of directors is currently divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The Proposed Certificate of Incorporation also provides that the New GCT board of directors will be divided into three classes, designated as Class I directors, Class II directors and Class III directors. In addition, the Proposed Certificate of Incorporation provides that each director shall serve until his or her successor shall be duly elected at New GCT’s annual meeting of stockholders held in the third year following the year of their election (subject to the earlier term limits described in the paragraph below) and qualified or until his or her earlier resignation, removal from office, death or incapacity.
Assuming the Business Combination Proposal, the Charter Amendment Proposal, the Incentive Award Plan Proposal and the NYSE Proposal are approved at the special meeting, you are being asked to elect seven directors to the board, effective upon the Closing of the Business Combination, with each Class I director having a term that expires at New GCT’s annual meeting of stockholders in 2025, each Class II director having a term that expires at New GCT’s annual meeting of stockholders in 2026 and each Class III director having a term that expires at New GCT’s annual meeting of stockholders in 2027, or, in each case, until their respective successors are duly elected and qualified, or until their earlier resignation, removal, death or incapacity. The election of these directors is contingent upon approval of the Business Combination Proposal, the Charter Amendment Proposal, the Incentive Award Plan Proposal and the NYSE Proposal.
The Concord III board of directors has nominated Kukjin Chun and one director to be designated by the Sponsor pursuant to the Business Combination Agreement to serve as Class I directors, Robert Barker and Hyunsoo Shin to serve as Class II directors and John Schlaefer, Jeff Tuder and Dr. Kyeongho Lee to serve as Class III directors. Information regarding each nominee is set forth in the section entitled “Management of New GCT Following the Business Combination.”
Vote Required for Approval
If a quorum is present, directors are elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the special meeting. This means that the seven director nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Concord III’s existing certificate of incorporation provides that prior to the closing of the initial Business Combination, the holders of Concord III Class B Common Stock have the exclusive right to elect directors. The Sponsor holds the only outstanding share of Concord III Class B Common Stock. Accordingly, the Sponsor’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have the same effect as a vote against the director nominees in the Election of Directors Proposal.
The Election of Directors Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting, and the Business Combination is conditioned on the approval of the Election of Directors Proposal.
Recommendation of the Board
CONCORD III’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN DIRECTOR
NOMINEES TO THE BOARD OF DIRECTORS IN THE ELECTION OF DIRECTORS PROPOSAL.

PROPOSAL NO. 5 — THE INCENTIVE AWARD PLAN PROPOSAL
We are asking our stockholders to approve a proposal to adopt the 2024 Incentive Award Plan, under which up to 4,403,083 shares of New GCT Common Stock will be reserved for issuance (subject to adjustments described below in the section titled “Securities Subject to 2024 Incentive Award Plan” below).
The board of directors adopted the 2024 Incentive Award Plan on            , 2024, subject to stockholder approval at the special meeting. If approved by the stockholders, the 2024 Incentive Award Plan will become effective upon the Closing (the “Plan Effective Date”). If the 2024 Incentive Award Plan is not approved by Concord III’s stockholders, or if the Business Combination Agreement is terminated prior to the consummation of the Business Combination, the Incentive Plan will not become effective.
The 2024 Incentive Award Plan will allow us to grant equity-based awards to our officers and employees, non-employee directors, as well as consultants and other independent advisors in our employ or service (or the employ or service of any parent or subsidiary). We expect our equity-based compensation program as implemented under the 2024 Incentive Award Plan to play a pivotal role in our effort to attract and retain key personnel essential to our long-term growth and financial success and remain competitive in the industry. If this proposal is not approved, we would not be able to grant equity-based awards. We would accordingly be at a disadvantage against our competitors for recruiting, retaining, and motivating individuals critical to our success and could be forced to increase cash compensation, thereby reducing resources available to meet our business needs.
Summary Description of 2024 Incentive Award Plan
The principal terms and provisions of the 2024 Incentive Award Plan are set forth below. The summary, however, is not intended to be a complete description of all the terms of the 2024 Incentive Award Plan and is qualified in its entirety by reference to the complete text of the 2024 Incentive Award Plan, to be filed with this proxy statement/prospectus as Annex D.
Types of Awards.   The following types of awards may be granted under the 2024 Incentive Award Plan: options, stock appreciation rights, stock awards, restricted stock units, dividend equivalent rights, cash awards and other awards. The principal features of each type of award are described below.
Administration.   The Compensation Committee has the exclusive authority to administer the 2024 Incentive Award Plan with respect to awards made to our executive officers and non-employee directors and has the authority to make awards under the 2024 Incentive Award Plan to all other eligible individuals. However, our Board may at any time appoint a secondary committee of one (1) or more members of the Board to have separate but concurrent authority with the Compensation Committee to make awards under the 2024 Incentive Award Plan to individuals other than executive officers and non-employee directors. The Board or the Compensation Committee may also delegate authority to administer the 2024 Incentive Award Plan with respect to such individuals to one or more of our officers.
The term “plan administrator,” as used in this summary, will mean our Compensation Committee, the Board, any secondary committee, and any delegates thereof, to the extent each such entity or person is acting within the scope of its administrative authority under the 2024 Incentive Award Plan.
Eligibility.   Employees, non-employee directors, as well as consultants and other independent advisors, in our employ or service or in the employ or service of any parent or subsidiary are eligible to participate in the 2024 Incentive Award Plan. Immediately following the Business Combination we expect 103 employees (including 4 executive officers) and 6 non-employee directors to be eligible to participate in the 2024 Incentive Award Plan.
Securities Subject to 2024 Incentive Award Plan.   Initially, the maximum number of shares of New GCT Common Stock that may be issued under the 2024 Incentive Award Plan after it becomes effective will be set by New GCT’s Board at a number that represents 10% of New GCT’s fully diluted capital stock immediately after the Closing less the 600,000 shares reserved for issuance under the 2024 Employee Stock Purchase Plan (see Proposal No. 6). Based on New GCT’s anticipated capital stock upon the Closing, this will be approximately 4,403,083 shares of New GCT Common Stock, assuming no redemptions, or 3,816,909 shares of New GCT Common Stock if all Public Shares are redeemed. The number of shares reserved for issuance under the 2024 Incentive Award Plan will be subject to the capitalization adjustments, the add back provisions related to outstanding awards and the counting provisions, each as described below.
Shares subject to outstanding awards under the 2024 Incentive Award Plan that expire, are forfeited, or cancelled or otherwise terminate prior to the issuance of the shares subject to those awards or are settled in cash will be available for subsequent issuance under the 2024 Incentive Award Plan. Additionally, shares subject to stock options (“Assumed Options”) and restricted stock units that were assumed in the Merger (collectively the “Assumed Awards”) that expire, are forfeited, or cancelled or otherwise terminate prior to the issuance of the shares subject to those awards or are settled in cash will be available for subsequent issuance under the 2024 Incentive Award Plan.
In addition, the following share counting procedures will apply in determining the number of shares of New GCT Common Stock available from time to time for issuance under the 2024 Incentive Award Plan:
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If shares of New GCT Common Stock otherwise issuable upon exercise of an option granted under the 2024 Incentive Award Plan or an Assumed Option are surrendered in payment of the exercise price, then the number of shares of New GCT Common Stock available for issuance under the 2024 Incentive Award Plan shall be reduced only by the net number of shares issued by us upon such exercise and not by the gross number of shares as to which such option is exercised.

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Upon the exercise of any stock appreciation right under the 2024 Incentive Award Plan, the number of shares of New GCT Common Stock available for issuance under the 2024 Incentive Award Plan shall be reduced by the net number of shares as to which such right is exercised, and not by the gross number of shares issued by us upon such exercise.

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If shares of New GCT Common Stock otherwise issuable under the 2024 Incentive Award Plan or with respect to Assumed Awards are withheld by us in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of any award or the issuance of New GCT Common Stock thereunder, then the number of shares of New GCT Common Stock available for issuance under the 2024 Incentive Award Plan shall be reduced by the net number of shares issued under such award, calculated in each instance after payment of such share withholding.

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Unvested shares issued under the 2024 Incentive Award Plan or with respect to an Assumed Option and subsequently forfeited to or repurchased by us, at a price per share not greater than the original issue price paid per share, pursuant to our repurchase rights under the 2024 Incentive Award Plan shall be available for subsequent issuance under the 2024 Incentive Award Plan.

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Shares of New GCT Common Stock that have been repurchased by us on the open market using stock option exercise proceeds shall not be available for subsequent issuance under the 2024 Incentive Award Plan.

The maximum number of shares which may be issued pursuant to options intended to qualify as incentive stock options under the federal tax laws shall be limited to the number of shares available for issuance upon the 2024 Incentive Award Plan becoming effective (or 4,403,083 shares assuming no redemption).
The plan administrator may grant awards in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by us or with which we combine. Such substitute awards will not reduce the shares authorized for issuance under the 2024 Incentive Award Plan (but will count against the aggregate number of incentive stock options available for awards, as described above). Additionally, subject to applicable stock exchange requirements, if the acquired company’s equity plan has shares available, such shares may be available for grant under the 2024 Incentive Award Plan, which will not reduce (or be added back to) the shares authorized for issuance under the 2024 Incentive Award Plan.
The shares issuable under the 2024 Incentive Award Plan may be made available from our authorized but unissued shares or from shares that we reacquire, including shares purchased on the open market.
Non-Employee Director Award Limits.   The maximum aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial reporting rules) of all awards made to a non-employee director under the 2024 Incentive Award Plan in a single calendar year, taken together with any cash retainer paid to such non-employee director in respect of such calendar year, shall not exceed $500,000 in total value.

Awards
The plan administrator has complete discretion to determine (a) which eligible individuals are to receive awards, (b) the type, size, terms and conditions of the awards to be made, (c) the time or times when those awards are to be granted, (d) the number of shares or amount of payment subject to each such award, (e) the time when the award is to become exercisable, (f) the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, (g) the maximum term for which the award is to remain outstanding, (h) the vesting and issuance schedules applicable to the shares which are the subject of the award, (i) the cash consideration (if any) payable per share subject to the award and the form (cash or shares) in which the award is to be settled and (j) with respect to performance-based awards, the performance objectives, the amounts payable at one or more levels of attained performance, any applicable service vesting requirements, and the payout schedule.
Stock Options.   Each granted option will have an exercise price per share determined by the plan administrator, but the exercise price will not be less than 100% of the fair market value of the option shares on the grant date. No granted option will have a term in excess of ten years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date or upon the achievement of pre-established performance objectives. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. The shares acquired under such immediately exercisable options will be subject to repurchase by us, at the lower of the exercise price paid per share or the fair market value per share, if the optionee ceases service prior to vesting in those shares.
Payment of the exercise price may be paid in one or more of the following forms as determined by the plan administrator: cash, shares of New GCT Common Stock, through a cashless exercise procedure pursuant to which the optionee effects a same-day exercise of the option and sale of the purchased shares through a broker in order to cover the exercise price for the purchased shares and the applicable withholding taxes and/or through a net exercise procedure pursuant to which we withhold a number of shares of New GCT Common Stock otherwise issuable upon exercise of the option having a value equal to the exercise price and applicable withholding taxes.
Upon cessation of service, the optionee will have a limited period in which to exercise the optionee’s outstanding options to the extent exercisable for vested shares. The plan administrator will have complete discretion to extend the period following the optionee’s cessation of service during which the optionee’s outstanding options may be exercised and/or provide for vesting during the applicable post-service exercise period. Such discretion may be exercised at any time while the options remain outstanding.
Stock Appreciation Rights.   The 2024 Incentive Award Plan allows the issuance of two types of stock appreciation rights:
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Tandem stock appreciation rights granted in conjunction with options, which provide the holders with the right to surrender the related option grant for an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the vested shares of New GCT Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares.

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Stand-alone stock appreciation rights, which allow the holders to exercise those rights as to a specific number of shares of New GCT Common Stock and receive in exchange an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the shares of New GCT Common Stock as to which those rights are exercised over (ii) the aggregate exercise price in effect for those shares. The exercise price per share may not be less than the fair market value per underlying share of New GCT Common Stock on the date the stand-alone stock appreciation right is granted, and the right may not have a term in excess of ten years.

The appreciation distribution on any exercised stock appreciation right will be paid in (i) cash, (ii) shares of New GCT Common Stock or (iii) a combination of cash and shares of New GCT Common Stock.
Upon cessation of service with us, the holder of a stock appreciation right will have a limited period in which to exercise that right to the extent exercisable at that time. The plan administrator has complete discretion to extend the period following the holder’s cessation of service during which the holder’s outstanding stock appreciation rights may be exercised and/or provide for continued vesting during the applicable post-service exercise period. Such discretion may be exercised at any time while the stock appreciation rights remain outstanding.
Repricing.   The plan administrator may not implement any of the following repricing programs without stockholder approval: (i) the cancellation of outstanding options or stock appreciation rights in return for new options or stock appreciation rights with a lower exercise price per share, (ii) the cancellation of outstanding options or stock appreciation rights with exercise prices per share in excess of the then current fair market value per share of New GCT Common Stock for consideration payable in cash or our equity securities (except in the event of a change in control or in the case of a corporate transaction as described in the section titled “Changes in Capitalization” below) or (iii) the direct reduction of the exercise price in effect for outstanding options or stock appreciation rights.
Stock Awards and Restricted Stock Units.   Shares of New GCT Common Stock may be issued under the 2024 Incentive Award Plan subject to performance or service vesting requirements established by the plan administrator or as a fully-vested bonus for past services without any cash outlay required of the recipient.
Shares of New GCT Common Stock may also be issued under the 2024 Incentive Award Plan pursuant to restricted stock units, which entitle the recipients to receive those shares upon the attainment of designated performance goals or the completion of a prescribed service period or upon the expiration of a designated period following the vesting of those units, including (without limitation), a deferred distribution date following the termination of the recipient’s service with us.
The plan administrator will have the discretionary authority to structure one or more such awards so that the shares of New GCT Common Stock subject to those awards (or cash, as applicable) will vest only upon the achievement of any subjective or objective goals established by the plan administrator. These goals may be based on, without limitation, one or more of the following criteria: (i) cash flow, any derivative of operating cash flow, cash flow sufficient to achieve financial ratios or a specified cash balance, free cash flow, cash flow return on capital, net cash provided by operating activities, and cash flow per share; (ii) earnings (including earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price, net asset value, dividend, dividend payout ratio; (vi) return on equity or average stockholder equity; (vii) total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; (viii) return on capital or improvement in or attainment of working capital levels; (ix) return on assets or net assets or growth in assets; (x) invested capital, required rate of return on capital, return on invested capital, relative risk-adjusted investment performance and investment performance of capital; (xi) revenue, growth in revenue or return on sales; (xii) income or net income; (xiii) operating income, net operating income, or net operating income after tax; (xiv) operating profit or net operating profit; (xv) operating margin or gross margin; (xvi) return on operating revenue or return on operating profit; (xvii) collections and recoveries; (xviii) product research and development, implementation or completion of an identified special project, regulatory filings or approvals or other milestones, patent application or issuance, and manufacturing or process development; (xix) application approvals; (xx) litigation regulatory resolution, legal compliance, or safety and risk reduction goals; (xxi) any derivative of debt leverage (including debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios); (xxii) balance of cash, cash equivalents and marketable securities; (xxiii) overhead, savings, G&A and other expense control goals; (xxiv) budget comparisons and management; (xxv) growth in stockholder value relative to the growth of the S&P 400 or S&P 400 Index, the S&P Global Industry Classification Standards (“GICS”) or GICS Index, or another peer group or peer group index; (xxvi) credit rating, debt, fixed charge coverage, interest coverage; (xxvii) development and implementation of strategic plans and/or organizational restructuring goals; (xxviii) development and implementation of risk and crisis management programs, including business continuity plans; (xxix) improvement in workforce diversity, equity and inclusion; (xxx) market share, market penetration, and economic value added; (xxxi) inventory control; (xxxii) compliance requirements and compliance relief; (xxxiii) health and safety goals; (xxxiv) productivity goals or backlog; (xxxv) workforce management, key hires, and succession planning goals; (xxxvi) economic value added

(including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); (xxxvii) measures of customer satisfaction, employee satisfaction or staff development; (xxxviii) stakeholder engagement; (xxxix ) environmental and climate-change-related goals; (xl) development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance our revenue or profitability or enhance its customer base; (xli) business expansion, mergers, acquisitions, divestitures, joint ventures; (xlii) capital or fund raising to support operations, government grants, license arrangements; (xliv) acquisition of new customers, including institutional accounts or customer retention and/or repeat order rate; (xlv) progress of partnered programs; (lvi) partner satisfaction; (lvii) milestones related to samples received and/or tests run; (lviii) expansion of sales in additional geographies or markets; (liv) patient samples processed and billed; (lv) sample processing operating metrics (including, without limitation, failure rate maximums and reduction of repeat rates); or (xliii) such other performance criteria as the plan administrator may specify. In addition, such performance criteria may be based upon the attainment of specified levels of our performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of our business units or divisions or any parent or subsidiary. Each applicable performance goal may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. Each applicable performance goal may be structured at the time of the award to provide for appropriate adjustments or exclusions, including for one or more of the following items: (A) asset impairments or write-downs; (B) litigation judgments or claim settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) any extraordinary nonrecurring items; (F) the operations of any business acquired by us; (G) the divestiture of one or more business operations or the assets thereof; (H) the effects of any corporate transaction, such as a merger, consolidation, separation (including spin-off or other distributions of stock or property by us) or reorganization (whether or not such reorganization is within the definition of that term in Code Section 368); and (I) any other adjustment consistent with the operation of the 2024 Incentive Award Plan.
Should the participant cease to remain in service while holding one or more unvested shares or should the performance objectives not be attained with respect to one or more such unvested shares, then those shares will be immediately subject to cancellation. Outstanding restricted stock units will automatically terminate, and no shares of New GCT Common Stock will be issued in satisfaction of those awards, if the performance goals or service requirements established for such awards are not attained. The plan administrator, however, will have the discretionary authority to issue shares of New GCT Common Stock in satisfaction of one or more outstanding awards, or waive the surrender and cancellation of one or more unvested shares of New GCT Common Stock, as to which the designated performance goals or service requirements are not attained.
Dividend Equivalent Rights.   The plan administrator may provide a participant, as part of an award (other than options or stock appreciation rights) or as a stand-alone award, with dividend equivalent rights, payable in cash, shares of New GCT Common Stock, or a combination of cash and shares of New GCT Common Stock, on such terms as determined by the plan administrator. However, any dividend equivalent rights will only be paid if the underlying award vests and will be subject to a risk of forfeiture to the same extent as the underlying award.
Cash Awards.   Under the 2024 Incentive Award Plan, the plan administrator may grant cash awards to anyone eligible to participate in the 2024 Incentive Award Plan. Cash awards may be structured so as to vest in one or more installments over the participant’s period of continued service or upon the attainment of specified performance goals. The plan administrator will also have the discretionary authority to structure one or more cash awards so that those awards will vest only upon the achievement of certain pre-established performance goals based on one or more of the performance criteria described above in the section titled “Stock Awards and Restricted Stock Units”. The plan administrator will determine the terms and conditions of such awards.
Other Awards.   Under the 2024 Incentive Award Plan, the plan administrator may grant other types of awards that are denominated in shares of New GCT Common Stock to anyone eligible to participate in the 2024 Incentive Award Plan. The plan administrator will determine the terms and conditions of such awards.

New Plan Benefits
No awards have been granted under the 2024 Incentive Award Plan. Any awards following approval of this proposal to other participants shall be at the discretion of the plan administrator. Accordingly, the benefits or amounts that may be received by or allocated to any of our executive officers, employees, non-employee directors and nominees for election as a director are not determinable at this time.
General Provisions
Change in Control.   In the event we should experience a change in control, the following provisions are in effect for all outstanding awards under the 2024 Incentive Award Plan, unless provided otherwise in an award agreement entered into with the participant:
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Each outstanding award may, in whole or in part, be assumed, substituted, replaced with a cash retention program that preserves the intrinsic value of the award and provides for subsequent payout in accordance with the same vesting schedule applicable to the award or otherwise continued in effect by the successor corporation.

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To the extent an award is not so assumed, substituted, replaced, or continued, the award will automatically accelerate in full (with vesting of performance-based awards to be determined with reference to actual performance attained as of the change in control or based on target level), unless the acceleration of such award is precluded by other limitations imposed in the applicable award agreement.

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The plan administrator has complete discretion to grant one or more awards which will vest in the event the individual’s service with us or the successor entity is terminated within a designated period following a change in control transaction in which those awards are assumed or otherwise continued in effect.

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Unless the plan administrator establishes a different definition for one or more awards, a change in control will be deemed to occur for purposes of the 2024 Incentive Award Plan in the event (a) a merger or asset sale or (b) there occurs any transaction pursuant to which any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing 50% or more of the total combined voting power of our outstanding securities or (c) there is a change in the majority of the Board effected through one or more contested elections for board membership.

Changes in Capitalization.   In the event any change is made to the outstanding New GCT Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, or other change affecting the outstanding New GCT Common Stock without our receipt of consideration or should the value of our outstanding New GCT Common Stock be substantially reduced by reason of a spin-off transaction or extraordinary distribution (whether in cash, securities or other property) or an extraordinary dividend, or should there occur any merger, consolidation, reincorporation or other reorganization, equitable adjustments will be made to: (i) the maximum number and/or class of securities issuable under the 2024 Incentive Award Plan; (ii) the maximum number and/or class of securities for which incentive options may be granted under the 2024 Incentive Award Plan; (iii) the number and/or class of securities and the exercise or purchase price per share in effect for outstanding award and the consideration (if any) payable per share; (v) the number and/or class of securities subject to repurchase rights under the 2024 Incentive Award Plan and the repurchase price payable per share; and (vi) such other terms and conditions as the plan administrator deems appropriate. Such adjustments will be made in such manner as the plan administrator deems appropriate.
Valuation.   The fair market value per share of New GCT Common Stock on any relevant date under the 2024 Incentive Award Plan is deemed to be equal to the closing selling price per share on that date as determined on the NYSE. As of January 26, 2024, the fair market value of a share of New GCT Common Stock determined on such basis was $10.59 per share.
Stockholder Rights and Transferability.   A participant shall not have any of the rights of a stockholder (including the right to vote or receive dividends) with respect to shares of New GCT Common Stock covered by an award until the participant becomes the holder of record of such shares. A participant may be granted the right to receive dividend equivalents with respect to one or more outstanding awards as described above. Awards are not assignable or transferable other than by will or the laws of inheritance following participant’s death. However, the plan administrator may permit awards (other than incentive stock options) to be assignable during the participant’s lifetime, by gift or pursuant to a domestic relations order, to one or more members of the participant’s family or to a trust established for the participant and/or one or more such family members or to the participant’s former spouse.
Withholding Taxes.   A participant shall be required to pay to us, and we shall have the right to withhold, from any cash, shares or other securities or property issuable under any award or from any other compensation, any required withholding or any other applicable taxes or other amounts due in respect of an award. The plan administrator may provide one or more holders of awards under the 2024 Incentive Award Plan with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which they become subject in connection with the issuance, exercise, or settlement of those awards. Alternatively, the plan administrator may allow such individuals to deliver previously acquired shares of New GCT Common Stock in payment of such withholding tax liability.
Deferral Programs.   The plan administrator may structure one or more awards (other than options and stock appreciation rights) so that the participants may be provided with an election to defer the compensation associated with those awards for federal income tax purposes.
The plan administrator may also implement a non-employee director retainer fee deferral program that allows the non-employee directors the opportunity to elect to convert the Board and Board committee retainer fees to be earned for a year into restricted stock units that defer the issuance of the shares of New GCT Common Stock that vest under those units until a permissible date or event under Internal Revenue Code Section 409A.
To the extent we maintain one or more separate non-qualified deferred compensation arrangements which allow the participants the opportunity to make notional investments of their deferred account balances in shares of New GCT Common Stock, the plan administrator may authorize the share reserve under the 2024 Incentive Award Plan to serve as the source of any shares of New GCT Common Stock that become payable under those deferred compensation arrangements.
Clawback / Forfeiture.   All awards shall be subject to any clawback, recoupment or other similar policy adopted by the Board, and any cash, shares of New GCT Common Stock or other property or amounts due, paid, or issued to a participant shall be subject to the terms of such policy.
Amendment and Termination.   Our Board may amend or modify the 2024 Incentive Award Plan at any time subject to stockholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the stock exchange on which our shares are at the time primarily traded. Unless sooner terminated by our Board, the 2024 Incentive Award Plan will terminate on the earliest of (i) the date immediately preceding the tenth anniversary of the Plan Effective Date, (ii) the date on which all shares available for issuance under the 2024 Incentive Award Plan have been issued as fully-vested shares or (iii) the termination of all outstanding awards in connection with certain changes in control or ownership.
Summary of U.S. Federal Income Tax Consequences
The following is a summary of the U.S. federal income taxation treatment applicable to us and the participants who receive awards under the 2024 Incentive Award Plan.
Option Grants.   Options granted under the 2024 Incentive Award Plan may be either incentive options, which satisfy the requirements of Section 422 of the Code, or non-statutory options, which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:
Incentive Options.   No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying, and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two

(2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.
Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be a capital gain or loss.
If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition (subject to the limitations described below). We will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.
Non-Statutory Options.   No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option (subject to the limitations described below). The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.
Stock Appreciation Rights.   No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares on the exercise date over the exercise price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right (subject to the limitations described below). The deduction will be allowed for the taxable year in which such ordinary income is recognized.
Stock Awards.   The recipient of unvested shares of New GCT Common Stock issued under the 2024 Incentive Award Plan will not recognize any taxable income at the time those shares are issued but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The recipient may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the unvested shares of New GCT Common Stock are issued an amount equal to the excess of (i) the fair market value of those shares on the issue date over (ii) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the shares subsequently vest. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the unvested shares (subject to the limitations described below). The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the recipient.
Restricted Stock Units.   No taxable income is recognized upon receipt of restricted stock units. The holder will recognize ordinary income in the year in which the shares subject to the units are issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued (subject to the limitations described below). The deduction will be allowed for the taxable year in which such ordinary income is recognized.
Dividend Equivalent Rights.   No taxable income is recognized upon receipt of a dividend equivalent right award. The holder will recognize ordinary income in the year in which a dividend or distribution, whether in cash, securities, or other property, is paid to the holder. The amount of that income will be equal to the fair market value of the cash, securities or other property received, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the dividend equivalent right award at the time the dividend or distribution is paid to such holder (subject to the limitations described below). That deduction will be allowed for the taxable year in which such ordinary income is recognized.
Cash Awards.   In general, no taxable income is recognized upon receipt of cash awards. The holder will recognize ordinary income in the year in which the awards are settled, and the participant will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time of settlement (subject to the limitations described below). The deduction will be allowed for the taxable year in which such ordinary income is recognized.
Other Awards.   In general, no taxable income is recognized upon receipt of other awards. The holder will recognize ordinary income in the year in which the awards are settled, and the participant will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time of settlement (subject to the limitations described below). The deduction will be allowed for the taxable year in which such ordinary income is recognized.
Section 162(m) of the Code.   Subject to certain limitations and terms, Section 162(m) of the Code and its implementing regulations provide that we may not deduct compensation of more than $1,000,000 paid in any year to our CEO and certain other executive officers. While we intend to structure executive compensation to minimize any limitation imposed by Section 162(m) of the Code, we will continue to maintain flexibility and the ability to pay competitive compensation by not requiring all compensation to be deductible to the extent that doing so is consistent with the best interests of our company and stockholders.
Vote Required for Approval
Approval of the Incentive Award Plan Proposal requires the affirmative vote in person or by proxy of holders of a majority of the outstanding shares of Concord III Common Stock present and entitled to vote at the special meeting.
The Incentive Award Plan Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting.
Recommendation of Concord III’s Board of Directors
CONCORD III’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE AWARD PLAN PROPOSAL.

PROPOSAL NO. 6 — THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL
We are asking our stockholders to approve a proposal to adopt the 2024 Employee Stock Purchase Plan, under which up to 600,000 shares of New GCT Common Stock will be reserved for issuance (subject to adjustments described in the section titled “Stock Subject to the 2024 Employee Stock Purchase Plan” below).
The Board adopted the 2024 Employee Stock Purchase Plan on December 11, 2023, subject to stockholder approval at the special meeting. If approved by Concord III’s stockholders, the 2024 Employee Stock Purchase Plan will become effective on the Closing (the “Effective Date”), with the first offering period commencing at such time as determined by the plan administrator. If the 2024 Employee Stock Purchase Plan is not approved by Concord III’s stockholders, or if the Business Combination Agreement is terminated prior to the consummation of the Business Combination, the 2024 Employee Stock Purchase Plan will not become effective.
The 2024 Employee Stock Purchase Plan is a broad-based plan that allows us to provide eligible employees with the opportunity to periodically purchase shares of New GCT Common Stock at a discount through their accumulated periodic payroll deductions.
The 2024 Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (“Section 423”) for one or more specified offerings under the 2024 Employee Stock Purchase Plan. The 2024 Employee Stock Purchase Plan also authorizes us to establish offerings under the 2024 Employee Stock Purchase Plan that are not designed to comply with the requirements of Section 423 but that are intended to comply with local law.
Summary Description of the 2024 Employee Stock Purchase Plan
The following is a summary of the principal features of the 2024 Employee Stock Purchase Plan, but such summary does not purport to be a complete description of all the provisions of the 2024 Employee Stock Purchase Plan and is qualified in its entirety by reference to the provisions of the 2024 Employee Stock Purchase Plan to be attached hereto as Annex E.
Stock Subject to the 2024 Employee Stock Purchase Plan
A total of 600,000 shares of New GCT Common Stock have been reserved for issuance under the 2024 Employee Stock Purchase Plan. The shares issuable under the 2024 Employee Stock Purchase Plan may be made available from authorized but unissued shares of New GCT Common Stock or from shares of New GCT Common Stock reacquired by us, including shares purchased on the open market.
In the event that any change is made to our outstanding New GCT Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding New GCT Common Stock as a class without Concord III’s receipt of consideration, or should the value of outstanding shares of New GCT Common Stock be substantially reduced as a result of a spin-off transaction, extraordinary distribution (whether in cash, securities or other property) or an extraordinary dividend or distribution, or should there occur any merger, consolidation, reincorporation or other reorganization, then equitable adjustments shall be made to (i) the maximum number and class of securities issuable under the 2024 Employee Stock Purchase Plan, (ii) the maximum number and class of securities purchasable per participant on any purchase date and the maximum number and class of securities purchasable in total by all participants on any purchase date, if applicable, and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right. Any adjustments will be made in such manner as the plan administrator deems appropriate and such adjustments shall be final, binding, and conclusive.
Administration
Our Compensation Committee of the Board will administer the 2024 Employee Stock Purchase Plan, and in such role as plan administrator, our Compensation Committee has the authority to interpret and construe any provision of the 2024 Employee Stock Purchase Plan and adopt rules and regulations relating to administering the 2024 Employee Stock Purchase Plan as it deems necessary or advisable for the administration of the 2024 Employee Stock Purchase Plan.
Eligibility
All employees of Concord III and its participating parents or subsidiaries (whether now existing or subsequently established or acquired) may become eligible to participate in the 2024 Employee Stock Purchase Plan. Generally, an employee of Concord III or a participating parent or subsidiary who is employed on a basis under which the employee is regularly expected to work for more than twenty hours per week for more than five months per calendar year is eligible to participate in an offering period under the 2024 Employee Stock Purchase Plan. The plan administrator may waive one or all of the service requirements in advance with respect to an offering period.
Immediately following the Business Combination, we expect 103 employees (including 4 executive officers) to be eligible to participate in the 2024 Employee Stock Purchase Plan.
Offering Periods and Purchase Rights
Shares of New GCT Common Stock will be available for issuance under the 2024 Employee Stock Purchase Plan through a series of offering periods. The duration of each offering period will be set by the plan administrator prior to the start date and will not exceed 27 months. Each offering period will consist of a series of one or more successive purchase intervals, as determined by the plan administrator prior to the start date of such offering period. The first offering period will commence on the date as determined by the plan administrator and unless and until otherwise determined by the plan administrator, each offering period will have a six-month duration and will be comprised of one six-month purchase interval.
At the time the eligible employee joins an offering period, the employee will be granted a purchase right to acquire shares of New GCT Common Stock at a discount on each purchase date during that offering period. The purchase date will be the last business day of each purchase interval within the offering period. All payroll deductions collected from the participant during each purchase interval will be automatically applied to the purchase of New GCT Common Stock on the purchase date, subject to certain limitations.
Purchase Price
The plan administrator will establish the purchase price for each offering period prior to the start of the offering period, but such price may not be less than 85% of the lower of (i) the fair market value per share of New GCT Common Stock on the start date of that offering period or (ii) the fair market value on the purchase date.
Valuation
For purposes of the 2024 Employee Stock Purchase Plan, the fair market value per share of New GCT Common Stock on any relevant date will be deemed to be equal to the closing sale price per share of New GCT Common Stock on that date on the NYSE, or, if there is no closing share price on the particular date, then the closing sale share price on the immediately preceding date where there is a closing sale share price. On January 26, 2024, the fair market value was $10.59 per share, based on the closing sale price of New GCT Common Stock on that date on the NYSE.
Payroll Deductions
To participate in the 2024 Employee Stock Purchase Plan, an eligible employee must complete the enrollment procedure as prescribed by the plan administrator (or its designee). Each participant may authorize us to make payroll deductions of up to 15% from the participant’s salary on each regular payday. We will credit these payroll deductions to the participant’s book account under the 2024 Employee Stock Purchase Plan, and no interest will be applied to this amount. A participant may reduce the participant’s contribution percentage once per purchase interval (unless otherwise determined by the plan administrator) or may discontinue participation in the 2024 Employee Stock Purchase Plan in accordance with the terms of the 2024 Employee Stock Purchase Plan, but no other change can be made during an offering period. A participant may also increase the participant’s contribution percentage for the following offering period. To the extent necessary to comply with Section 423 or other 2024 Employee Stock Purchase Plan limits, a participant’s contributions may be reduced without the participant’s consent, in which event such contributions will resume when permitted unless the participant elects to discontinue contributions. If a participant’s employment terminates for any reason, all amounts credited to the participant’s account will be returned to the participant.
All funds held or received by us under the 2024 Employee Stock Purchase Plan may be used for any corporate purpose until applied to the purchase of New GCT Common Stock or refunded to employees and shall not be segregated from our general assets.
Special Limitations
The 2024 Employee Stock Purchase Plan imposes certain limitations upon a participant’s right to acquire New GCT Common Stock, including the following:
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Purchase rights may not be granted to any individual who owns stock (including stock purchasable under any outstanding purchase rights) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

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A participant may not be granted rights to purchase more than $25,000 worth of New GCT Common Stock (valued at the time each purchase right is granted) for each calendar year in which such purchase rights are outstanding.

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The plan administrator will establish the maximum number of shares purchasable by a participant on each purchase date during an offering period and may establish a maximum number of shares purchasable in total by all participants enrolled in that offering period on each purchase date that occurs during that offering period.

Stockholder Rights
No participant will have any stockholder rights with respect to the shares covered by the participant’s purchase rights until the shares are purchased on the participant’s behalf and the participant has become a holder of record of the purchased shares.
General Provisions
Assignability
No purchase rights will be assignable or transferable by the participant, and the purchase rights will be exercisable only by the participant.
Change in Control
In the event of a change in control (as defined in the 2024 Employee Stock Purchase Plan), the plan administrator may take such action as deemed appropriate including (i) accelerating the next purchase date in the then current offering period to a date immediately before the closing date of the change in control, and applying the accumulated payroll deductions to the purchase of shares of New GCT Common Stock at the purchase price in effect for that offering period, (ii) terminating all outstanding purchase rights and refunding all accumulated payroll deductions, or (iii) having the successor entity (or its parent or subsidiary corporation) assume our obligations under the 2024 Employee Stock Purchase Plan and the outstanding purchase rights.
Share Proration
Should the total number of shares of New GCT Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the 2024 Employee Stock Purchase Plan, then the plan administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the New GCT Common Stock pro-rated to such individual, will be refunded.
Amendment and Termination
The 2024 Employee Stock Purchase Plan will terminate upon the earliest of (i) ten years from the Effective Date, (ii) the date on which all shares available for issuance under the 2024 Employee Stock Purchase Plan have been sold pursuant to purchase rights exercised under the 2024 Employee Stock Purchase Plan, or (iii) the date on which all purchase rights are exercised or terminated in connection with a change in control. However, our Board may terminate the 2024 Employee Stock Purchase Plan at any time. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the 2024 Employee Stock Purchase Plan following its termination.
The Board may amend the 2024 Employee Stock Purchase Plan at any time, subject to stockholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the stock exchange on which New GCT Common Stock is at the time traded.
New Plan Benefits
The benefits to be received by our executive officers and employees as a result of the adoption of the 2024 Employee Stock Purchase Plan are not determinable, since the amounts of future purchases by participants are based on elective participant contributions and the purchase price of our shares of New GCT Common Stock, which are not determinable until the end of an offering period. Our non-employee directors are not eligible to participate in the 2024 Employee Stock Purchase Plan.
Summary of U.S. Federal Income Tax Consequences
The following is a summary of the U.S. Federal income taxation treatment, as of the date of this document, for offerings intended to comply with Section 423. Under an offering which so qualifies, no taxable income will be recognized by a participant subject to U.S. taxation, and no deductions will be allowable to us, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the 2024 Employee Stock Purchase Plan or in the event the participant should die while still owning the purchased shares.
Generally, if the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period in which such shares were acquired or within one year after the purchase date on which those shares were actually acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. Any additional gains will be treated as long-term capital gains.
If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which the shares were acquired and more than one year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) the amount by which the fair market value of the shares on the start date of that offering period exceeded the purchase price paid; and any additional gain upon the disposition will be taxed as a long-term capital gain. We will not be entitled to an income tax deduction with respect to such disposition.
If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) the amount by which the fair market value of the shares on the start date of that offering period exceeded the purchase price paid will constitute ordinary income in the year of death.

Vote Required for Approval
Approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote in person or by proxy of holders of a majority of the outstanding shares of Concord III Common Stock present and entitled to vote at the special meeting.
The Employee Stock Purchase Plan Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting.
Recommendation of Concord III’s Board of Directors
CONCORD III’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE
PLAN PROPOSAL.

PROPOSAL NO. 7 — THE NYSE PROPOSAL
Overview
In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing):
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the issuance, pursuant to the Business Combination Agreement, of 32,979,615 shares of New GCT Common Stock to the GCT Stockholders in the Business Combination;

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the issuance of an aggregate of 4,484,854 shares of New GCT Common Stock to the PIPE Investors in the PIPE Investment; and

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the issuance of an aggregate of 2,743,628 shares of New GCT Common Stock to the CVT Investors in the Note Financing, which will be consummated concurrently with the Closing.

For further information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal,” as well as the annexes to this proxy statement/prospectus.
Why Concord III Needs Stockholder Approval
We are seeking stockholder approval in order to comply with Rule 312.03 of the NYSE Listed Company Manual.
Under Rule 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock in certain circumstances, including if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance. The maximum aggregate number of shares of New GCT Common Stock issuable pursuant to the Business Combination Agreement represents greater than 20% of the number of shares of Concord III Common Stock before such issuance. As a result, stockholder approval of the issuance of shares of New GCT Common Stock issuable pursuant to the Business Combination Agreement is required under the NYSE regulations.
Stockholder approval of the NYSE Proposal is also a condition to the Closing under the Business Combination Agreement.
Effect of Proposal on Current Stockholders
If the NYSE Proposal is adopted, we will issue 32,979,615 shares of New GCT Common Stock to the GCT Stockholders upon the Closing. We will also issue an aggregate of 4,484,854 shares of New GCT Common Stock to the PIPE Investors upon the consummation of the PIPE Investment and 2,743,628 shares of New GCT Common Stock to the CVT Investors in the Note Financing.
The issuance of the shares of New GCT Common Stock described above would result in significant dilution to Concord III stockholders and result in Concord III stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of New GCT.
Vote Required for Approval
Approval of the NYSE Proposal requires the affirmative vote in person or by proxy of holders of a majority of the outstanding shares of Concord III Common Stock present and entitled to vote at the special meeting.
The NYSE Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting.
Recommendation of our Board of Directors
CONCORD III’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE APPROVAL THE NYSE PROPOSAL.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL
The Adjournment Proposal
The Adjournment Proposal, if adopted, will allow Concord III’s board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Concord III’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting. In no event will Concord III’s board of directors adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under Concord III’s Existing Certificate of Incorporation and Delaware law, unless such date is property extended.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by Concord III’s stockholders, Concord III’s board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal.
Vote Required for Approval
Approval of the Adjournment Proposal requires the affirmative vote in person or by proxy of holders of a majority of the outstanding shares of Concord III Common Stock present and entitled to vote at the special meeting.
Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.
Recommendation of the Board
CONCORD III’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT GCT
Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “Company” or “GCT” refers to GCT and its consolidated subsidiaries prior to the Closing. Some of the information contained in this section or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties.
Company Overview
GCT was founded in Silicon Valley, California in 1998 and is a fabless semiconductor company that specializes in the design, manufacturing and sale of communication semiconductors, including high-speed wireless communication technologies such as 5G/4.75G/4.5G/4G transceivers (“RF”) and modems, which are essential for a wide variety of industrial, B2B and consumer applications. The Company has successfully developed and supplied communication semiconductor chipsets and modules to leading wireless operators worldwide, as well as to original design manufacturers (“ODMs”) and original equipment manufacturers (“OEMs”) for portable wireless routers (e.g., Mobile Router/MiFi), indoor and outdoor fixed wireless routers (e.g., CPE), industrial M2M applications and smartphones.
The Company oversees sales, marketing and accounting operations from its headquarters in San Jose, California. The Company conducts product design, development and customer support through its fully owned subsidiaries, GCT Research, Inc. (“GCT R”) and MTH, Inc., both of which are located in South Korea. GCT R. serves as the Company’s research and development center. In addition, GCT utilizes separate sales offices for local technical support and sales in Taiwan, China, and Japan.
GCT’s current product portfolio includes RF and modem chipsets based on 4G LTE technology, offering a variety of chipsets differentiated by speed and functionality. These include 4G LTE, 4.5G LTE Advanced (twice the speed of LTE) and 4.75G LTE Advanced-Pro (four times the speed of LTE) chipsets. The Company also develops and sells cellular IoT chipsets for low-speed mobile networks such as eMTC/NB-IOT/Sigfox, and other network protocols.
Notably, GCT leverages its proprietary knowledge and patents, which have been proven in 4G products to employ up to eight receiving antennas in sub-6GHz wireless bands, extending the receive-coverage and throughput by more than two times compared to the case of using two or four receiving antennas. It also employs up to four transmitting antennas, enhancing the transmission coverage and throughput compared to using only one or two transmission antennas. Several top tier wireless operators have engaged the Company as a result of this unique technology. Building on this competitive advantage, GCT is currently developing RF and modem chipsets based on 5G NR, which is at the core of the next-generation mobile communication technology.
5G technology provides speeds up to ten times faster than traditional 4G LTE communication, significantly reduces latency and supports essential capabilities for the Fourth Industrial Revolution, such as high-speed, low-latency, and highly reliable and cost-effective internet connections for technologies like artificial intelligence, autonomous driving and the metaverse. Therefore, 5G communication semiconductors are considered a crucial and indispensable technology for the Fourth Industrial Revolution, particularly for enabling the metaverse, where social, economic and cultural activities take place in virtual environments.
GCT’s 5G chipsets, in particular, leverage the advantages of the Company’s proven patented technology which significantly improves performance through the use of multiple antennas for both transmission and reception. This makes them highly suitable for 5G-based ultra-high-speed wireless internet services, such as Fixed Wireless Access (“FWA”). 5G-based ultra-high-speed wireless internet offers cost-effective, high-speed internet services with a short latency time, enabling a new class of internet services and media offerings delivered over-the-air rather than via physical networks built on fiber, coax or legacy copper technologies. This positions GCT’s 5G chipsets as a promising solution for mobile operators to establish a foothold in next-generation services and to compete effectively against cable management services organizations (“MSOs”) and other network players.
Even as more and more applications are deployed on 5G networks, GCT nonetheless anticipates continued demand for its existing 4G LTE product lineup (4.75G/4.5G/4G, etc.) for the foreseeable future,

as 4G products are expected to coexist in the market with 5G products at lower price points for some time in the same way that 3G products coexisted with 4G products when 4G networks were first deployed. With the expected introduction of 5G NR products beginning in the second half of 2024, GCT anticipates a substantial increase in its revenue beginning in 2024. GCT expects the average sales prices for its 5G chipset to be approximately four times that of its 4G chipset, resulting in a significant inflection in revenue and gross margins. The Company plans to continuously expand its product lineup to support 5G chipsets for future applications such as vehicle-to-everything standard (e.g., C-V2X), 5G-based satellite communication (e.g., Non-Terrestrial Network) and 5G-based IoT standard (e.g., RedCap). GCT’s current chipset products are widely used in various applications, including fixed wireless subscriber terminals (e.g., CPE), mobile wireless routers (e.g., Mobile Router/MiFi), various communication modules and devices, and industrial products.
Evolution of Wireless Technologies
As the demand for mobile communication has evolved from voice-centric to data-centric, technology has continuously evolved. The 1st generation (“1G”) analog cellular system introduced the concept of the cell to facilitate frequency reuse. Due to the limitations of analog technology, the rapidly growing demand for mobile phones led to the transition to 2nd generation (“2G”) digital communication systems. Notable 2G digital mobile phone systems include Global System for Mobile Communication (“GSM”) using Time Division Multiple Access (“TDMA”) and Code Division Multiple Access (“CDMA”). GSM was adopted in Europe, while CDMA was adopted in the United States, Korea, and other regions.
2G had limitations due to the broad mixture of technologies and differences in frequency bands, making international roaming difficult and providing limited multimedia services due to low transmission speeds. The need to unify wireless transmission technologies for international roaming services and more led to the development of 3rd generation (“3G”) mobile communication, such as IMT-2000, W-CDMA, and CDMA2000. 3G not only provided voice and low-speed data like 2G but also supported multimedia services, including video. Up until the adoption of 3G, there was significant demand for circuit-switched services, but as the internet became widespread, the demand for packet services also grew. This led to technological advancements with 3G, resulting in technologies like Evolution-Data Only (“EV-DO”) and High Speed Packet Access (“HSPA”).
Generation	System	Multiple access technology	Peak user data rate
1G	AMPS	FDMA	—
2G	IS-95	CDMA	9600bps
	GSM	TDMA	0.104Mbps
3G	W-CDMA	W-CDMA	0.384Mbps
	CDMA2000	CDMA	0.153Mbps
3.5G	EV-DO	CDMA/TDMA	3.072Mbps
	HSPA	W-CDMA	14.4Mbps
4G	LTE	DL: OFDMA UL: SC-FDMA	DL: 100Mbps UL: 50Mbps
	WiMAX	OFDMA	DL: 128Mbps UL: 56Mbps
	LTE-A	DL: OFDMA UL: SC-FDMA	DL: 1Gbps UL: 500Mbps
5G	NR	OFDMA	Up-to 10Gbps
The increased demand for wireless data services after 3G led to the development of 4th generation (“4G”) technology, known as Long Term Evolution (“LTE”). While Worldwide Interoperability for Microwave Access (“WiMAX”) was another 4G technology, the market eventually consolidated around LTE. LTE was defined by the 3rd Generation Partnership Project (“3GPP”), which established the Rel-8/9 standards. LTE later evolved into LTE-Advanced (“LTE-A”) and 3Band LTE-A, including standards like Rel-10 and beyond, which introduced technologies like Carrier Aggregation (“CA”), Coordinated Multi-Point (“CoMP”), relaying, and Multi-Input Multi-Output (“MIMO”).

4G Technology	Features	Carrier Bandwidth	Downlink peak throughput
LTE (4G : CAT3)	Technology that is approximately 5 times faster for downloads and about 7 times faster for uploads than traditional WCDMA	10MHz	75Mbps
Wideband LTE (4G : CAT4)	Mobile communication services that are twice as fast as LTE, utilizing a 20MHz wideband LTE frequency	20MHz	150Mbps
Wideband LTE-A (4.5G : CAT6)	Mobile communication services that utilize CA (Carrier Aggregation) technology by combining a 20MHz wideband LTE frequency with a 10MHz LTE frequency	30MHz (20+10MHz)	225Mbps
4x4MIMO LTE-A (4.5G : CAT5)	Mobile communication services that use 4x4 MIMO (Multiple Input Multiple Output) with 4 antennas to double the speed on a 20MHz wideband LTE frequency	20MHz	300Mbps
3Band LTE-A (4.75G : CAT12)	Mobile communication services that utilize CA technology to use a 40MHz LTE frequency.	60MHz (20+20+20MHz)	600Mbps
5th generation (“5G”) communication evolved from 4G as a communication technology needed for the “Hyper-Connected Revolution” of the Fourth Industrial Revolution, where various industry technologies converge. The Fourth Industrial Revolution represents the convergence of ICT-based technologies and advanced digital technologies, like artificial intelligence, robotics, virtual reality, augmented reality, 3D printing, biotechnology and quantum computing, among others. This technology convergence creates a new era where “people + places + objects + products” are interconnected based on artificial intelligence. 5G is an essential communication technology that enables the Fourth Industrial Revolution and related technology convergence by realizing ultra-fast wireless communication (eMBB: enhanced Mobile Broadband), ultra-low latency reliable communication (URLLC: Ultra Reliable Low Latency Communication), and massive machine-type communication for hyper-connected objects (mMTC: massive machine type communication).
5G Technology	Features	Carrier Bandwidth	Downlink peak throughput
Sub-6Ghz (FR1) NR	5G that support frequency bands ranging from 400MHz to 6GHz, offering over 4 times faster response processing than LTE and more than twice the frequency bandwidth	100MHz	2.3Gbps
mmWave(FR2) NR	5G that utilize millimeter-wave frequency bands of 24GHz, 28GHz, and 39GHz, providing over 8 times faster response processing than LTE and supporting over 8 times wider frequency bandwidth	800MHz (8 x 100MHz)	6.5Gbps
EN-DC (NSA)	5G that transmit data combining both 4G LTE and 5G NR, aggregating them to increase transmission speed and address initial 5G network coverage issues	4G LTE band + 5G FR1 100MHz or 5G FR2 800MHz	3Gbps (FR1) 7Gbps (FR2)
FR1 NR SA	5G standalone mode mobile communication services in the Sub-6GHz frequency band without 4G LTE	200MHz (100 + 100MHz)	4.6Gbps
FR1+FR2 NR-DC	5G standalone mode dual-connectivity mobile communication services that connect Sub-6GHz frequency band NR and millimeter-wave frequency band NR simultaneously	500MHz (100 + 400MHz)	6Gbps

5G is now continuously growing in all regions around the world. According to the Ericsson Mobility Report published in June 2023, at the end of 2022, 5G subscribers accounted for 41% of the total communication subscribers in North America. During the first quarter of 2023, total 5G subscriptions reached 1.1 billion worldwide and are expected to reach 1.5 billion worldwide by the end of 2023. Further, it is anticipated that 5G subscriptions will continue to increase, reaching 4.6 billion globally by end of 2028.
Expanding Fixed Wireless Access
FWA service provides data and voice (“VoLTE” or “VoNR”) connectivity by connecting data terminals through indoor or outdoor fixed Customer Premises Equipment (“CPE”) to mobile communication networks, offering services comparable to traditional wired line networks such as xDSL, cable, or fiber optics. The wireless network connection approach is advantageous for quick installation in areas with existing mobile communication infrastructure, especially in regions where installing conventional wired networks is challenging or economically impractical. However, traditional wireless networks face limitations, such as lower speed when multiple devices are connected simultaneously, and the performance of user devices that vary based on the environment or location of such user devices relative to the base station, diminishing their competitiveness compared to wired line networks.
However, recently introduced FWA technologies, including gigabit-speed 4G LTE Advanced or 5G NR, offer speeds faster than DSL or cable networks, addressing the shortcomings of traditional wireless connections. Especially in frequency bands above 3 GHz, 5G FWA can deliver service with 100 MHz or more of bandwidth, or in the millimeter-wave spectrum above 20 GHz, 5G FWA can utilize 800 MHz or more of bandwidth, achieving performance comparable to optical fiber communications. This makes FWA an attractive alternative technology that can overcome the significant installation costs associated with fiber optics for new installation areas.
According to the Ericsson Mobility Report, as of 2022, FWA services based on 4G and 5G have already exceeded 100 million subscriptions. FWA services are projected to grow at an annual rate of 18% starting in 2023, reaching over 300 million subscriptions by 2028, which is three times the number of subscriptions in 2022. 5G-based FWA services are expected to grow even faster, surpassing 4G-based FWA subscriptions by 2025 and constituting 80% of the total FWA services by 2028. Particularly in the U.S. market, 5G-based FWA services are predicted to grow at a rate of 50% annually until 2025.

FWA devices come in two main types: Outdoor CPE (ODU, Outdoor Customer Premises Equipment) with performance-boosting external antennas for improved wireless signal reception in wider areas, and Indoor CPE (IDU, Indoor Customer Premises Equipment), which can be installed in various indoor locations for user convenience. Outdoor CPE has the advantage of higher performance but requires external antenna installation and the installation of separate cables to deliver power and data, resulting in higher installation and device costs. On the other hand, Indoor CPE, while having the disadvantage of impaired wireless reception due to the scattering and attenuation of external radio signals, offers ease of installation without the need for external antennas or additional cabling work, which results in lower installation and device costs.
Notably, with speeds exceeding Gbps and network latency of 1ms or less, 5G communication technology has faster data throughput and reduced delay compared to wired communication options like DSL or cable. Moreover, the deployment of 5G networks for FWA is facilitated by the presence of existing 5G infrastructure developed by mobile network operators for smartphones. This has prompted numerous prominent mobile service providers to view 5G-based FWA as a new growth driver, in contrast to saturation in the mobile phone market, leading to substantial anticipated subscriber expansion.
Business Development Overview
The Fourth Industrial Revolution is rapidly unfolding worldwide, driven by the increasing adoption of key enabling communication technologies such as 4.5G, 4.75G, and 5G wireless networks. This growth has led to the emergence of a high-speed wireless internet-based 4.5G/4.75G/5G Wireless Broadband market and related wireless devices and chipsets. GCT specializes in providing baseband modems, RF chipsets, and protocol software that enable stable communication on 4.5G/4.75G/5G wireless carrier networks. Wireless modems consist of both hardware components, such as RF transceivers and baseband modems, and software responsible for modem operation, protocol processing and system operation. These elements must work together seamlessly to deliver optimal performance and solutions, making this a critical technology for the Fourth Industrial Revolution. However, there are very few companies globally that can commercialize these technologies, given their high complexity and technological barriers. GCT has continuously focused on wireless communication product development since its establishment, and believes its core technologies and compatibility testing capabilities acquired during the development and sale of its competitive wireless communication chipsets are unique and not easily duplicated by new entrants in the market. Thus, GCT has secured a strong competitive position by providing competitive and optimized solutions in the mobile communication market where diverse generations of technology coexist.
GCT possesses essential core technologies for enhancing the wireless data communication capabilities of competitive 4G/4.5G/4.75G/5G chipsets. GCT commercialized wireless communication chipset technology using four or eight multiple antennas to achieve outstanding performance improvements in speed, coverage expansion, and interference reduction, earning recognition from top global carriers. GCT introduced the 4x4 MIMO 4.5G chipset technology with four antennas in Japan, followed by commercialization of eight-antenna products in the United States and Europe. RF/modem chipset technology using multiple antennas is particularly vital for FWA services that require stable data communication without interruptions in fixed locations. In countries and regions where it is challenging to install high-speed wired networks, such as optical fiber, due to geographical, technical and economic reasons, Wireless Broadband FWA using 4G and 5G is an increasingly cost-efficient alternative. This service is rapidly expanding worldwide as a core component of the Fourth Industrial Revolution.
GCT has successfully commercialized competitive wireless communication chipset products, including 4G/4.5G/4.75G, by actively adapting to the evolution of new wireless standard technologies and developing specialized technologies, such as multi antenna modem chipsets, in close collaboration with major carriers worldwide. In addition, GCT has taken a proactive role in chipset certification and product validation processes required for stable operation on wireless networks, which allows GCT to gain further credibility from major carriers.
GCT has successfully developed and commercialized chipsets for various product categories corresponding to 4G, 4.5G and 4.75G including LTE-based IoT chipsets. In collaboration with a leading worldwide wireless operator (the “Operator”), GCT is currently developing competitive and innovative 5G chipsets that support 5G sub-6GHz and mmWave spectrums. GCT has established a close relationship with the Operator for over 12 years. In 2019, GCT entered into a Joint Development Agreement (“JDA”) with the Operator for the design and development of 5G chipsets for FWA, mobile broadband and modules. Pursuant to the JDA, GCT agrees to perform certain services for and collaborate with such Operator to develop semiconductor chipsets, software and related reference designs, and then supply such items to the Operator and its suppliers. Under the JDA, GCT is required to perform certain services to achieve specified development milestones, and the Operator is required to pay a one-time payment to GCT upon achievement of each milestone. The JDA also includes other terms with respect to the supply of chipsets, including most favored status protection for the Operator and its suppliers and certain rebate fees based on worldwide sales of chipsets developed under the JDA. GCT also agrees to grant the Operator various non-exclusive, non-terminable licenses for the use of certain source code and work product developed under the JDA, provided that GCT retains all worldwide rights, title and interest in and to all intellectual property rights embedded and contained in the chipsets provided to the Operator.
The JDA includes customary representations, warranties and covenants and has an initial term of three (3) years, and thereafter automatically renews for one-year period at each annual anniversary of the effective date of the JDA unless written notice not to renew is provided by the parties 90 days prior to the expiration date. In addition, the Operator may terminate the JDA (i) at any time upon written notice to GCT; (ii) if GCT’s business is materially changed by sale of its business, transfer of control of its outstanding stock, merger or otherwise to a competitor of the Operator; or (iii) immediately upon written notice if there is a material breach of the JDA by GCT and GCT fails to cure such breach after 30 days.
As part of this arrangement, GCT is applying the same multiple antenna reception technology to its 5G chipsets that received recognition from top carriers worldwide for 4G, 4.5G and 4.75G products. GCT plans to offer three different 5G chipset solutions, taking into account various market demands for performance, functionality, and price ranges, similar to its existing 4G LTE products. Additionally, GCT differentiates itself from the dominant chipset provider in the market by providing customized solutions tailored to the specific needs of wireless carriers.
GCT’s wireless communication chipsets can be used in virtually all Wireless Broadband data devices driving the Fourth Industrial Revolution, excluding smartphones. These terminal devices that can use GCT’s wireless communication chipsets include essential customer premise equipment (“CPE”) for all Wireless Broadband FWA services and mobile routers (“MiFi”) that offer wireless internet connections sharing via WiFi, even while on the move. GCT chipsets can also be adopted into devices such as laptops and tablets, card-type modules that provide communication functionality for IoT and industrial applications, wireless monitoring equipment and wireless smart meters. In addition, GCT plans to expand its product lineup continuously to support 5G chipsets for future applications such as vehicle-to-everything standard (“C-V2X”), 5G-based satellite communication (Non-Terrestrial Network) and 5G-based IoT standard (RedCap), which can create additional markets with comparable volume to existing broadband markets.
GCT is one of only a handful of remaining companies worldwide with commercially proven 4G LTE & 5G solutions, leveraging leading-edge multi-antenna modem technology to provide differentiated solutions to wireless operators. High barriers to entry, market pushback against incumbents and political sanctions against certain offshore suppliers have led to few reliable alternatives for 4G/5G modem chipset suppliers. These factors have created a timely opportunity for GCT to expand rapidly. GCT plans to maintain collaboration with its existing 4G Wireless Broadband FWA device manufacturers and partners as they transition to 5G. In the 5G space, GCT is considered an alternative solution provider with competitive pricing, as other options are limited except for the high-priced products of the top-ranked supplier In particular, for medium-sized FWA device manufacturers, choosing the leading chipset supplier can create a significant cost burden as it often requires large upfront licensing fees and ongoing royalty payments, after commercialization. GCT’s strategy is to offer the advantage of lower initial licensing costs and no additional licensing fee after commercialization. Moreover, having previously adopted GCT’s 4G solution and successfully commercializing it, FWA device manufacturers may find ease and convenience in seamless transition to GCT’s 5G solution. In particular, the strong core technologies offered by GCT, such as the eight-antenna reception technology for improved efficiency and network coverage expansion, are highly recognized and needed by many wireless carriers and FWA device manufacturers. This can serve as significant motivation for wireless carriers and FWA device manufacturers to adopt GCT’s 4G/5G chipsets.
GCT Competitive Strengths
GCT believes the following competitive strengths enable it to be a strong 4G and 5G wireless semiconductor provider by effectively addressing the challenges faced by customers:
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A strong track record of 4G execution:   GCT was one of the first suppliers of 4G LTE chipsets for commercialization in many devices including smartphone, USB dongles, embedded wireless modem and CPE products. Also, GCT was the first provider of 4.5G 4x4 MIMO LTE chipsets for commercialization in 2015. This history as a proven supplier provides strong commercial and technology foundations to build upon to secure GCT’s position as a leading 5G supplier.

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GCT’s proprietary multi-antenna technology:   GCT was the first eight-antenna LTE solution provider which is uniquely suited to relieve carriers’ looming network overloads arising from rapid FWA adoption. GCT believes this technology is prized by network operators given that it enables lower infrastructure costs and improved service. GCT believes it is one of the only suppliers with an eight-antenna solution in entry-level baseband/RF chipsets, positioning it uniquely in the marketplace.

Multi-User (“MU”)-MIMO is a network capacity enhanced solution to support multiple UEs (User Equipment such as CPE) with multiple beams from the base station and is usually implemented with Massive-MIMO architecture. MU-MIMO provides the peak throughput for the whole network while Single-User (SU)-MIMO provides the peak throughput only for a single user. The best way to implement MU-MIMO is to use Massive-MIMO architecture with multiple antenna array at the base station, which can provide high spectrum efficiency through large multiplexing gain as well as antenna array gain. In MU-MIMO, beam control by the base station is not always perfect. As such, the dedicated beam to a specific UE can cause interference to another adjacent UE nearby. This can result in performance degradation unless there is an appropriate interference cancellation technology on the UE side. GCT’s Multi-Antenna Modem provides superior interference cancellation performance on the UE side, even in the harsh MU-MIMO environment with multiple adjacent EUs, by utilizing eight-antenna reception technology implemented in GCT’s cost-effective dedicated hardware modem engine.
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Longstanding relationships with Tier 1 and Tier 2 network operators worldwide:   GCT enjoys relationships with a global stable of network operators, who in some cases have done business with the Company for over a decade. These trusted relationships are central to GCT’s 5G business plan and its expectations of meaningful deployments in the United States as well as in Europe and Asia. Some of these customers have actively contributed to funding and defining GCT’s 5G roadmap in order to obtain strategic access to mission-critical components. In addition to network operators, GCT has longstanding relationships with ODMs and OEMs who in turn play a critical supply chain function for operators. GCT believes its proven ability to deliver products to specs and on time positions it favorably as the Company deploys its 5G portfolio.

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Highly differentiated & innovative modem architecture:   Unlike traditional DSP-based modem solutions, GCT employs a scalable modular modem design based on optimized data-flow dedicated hardware engines, which provides scalable products with optimized cost structure without the de-featuring approach that other competitors usually take. Adoption of innovative, scalable 5G modern architecture to expand different product SKUs with minimum design effort and cost allows GCT to use cheaper wafer process nodes without trading off performance and complexity.

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Deep knowledge and expertise on wireless system-level architecture and signal processing:   GCT engineering has deep and end-to-end knowledge and expertise on wireless system-level architectures and networks in relation to a broad range of wireless technologies including Wi-Fi, 4G/5G LTE and IoT. This enables GCT to serve as a trusted advisor and partner to wireless carriers, OEMs and infrastructure vendors to optimize the performance of their 4G/5G devices and networks.

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Fully integrated 4G/5G solutions:   GCT provides the industry with highly integrated 4G/5G system-on-chips, or SoCs, integrating not only the baseband modem and RF but also the application CPU for networking function, which is an essential feature of FWA and can save on total solution cost by eliminating an extra network processor or interface ASIC in the platform.

Products
GCT has developed and commercialized a portfolio of 4G semiconductor solutions to address a variety of applications and market segments from high performance 4.75G (CAT12) solution to low power, low performance 4G IoT (CAT-M1/NB1). GCT offers baseband modem solutions to encode and decode data based on 4G protocols that serve as the core wireless processing platform for a 4G device; RF transceivers to transmit and receive wireless transmissions; and highly integrated SoC solutions that combine these and other functions into a single die or package. GCT SoC solutions integrate the baseband modem and RF transceiver functions, and in some cases, with an applications processor and memory. This advanced level of integration reduces the size, cost, design complexity, and power consumption of the 4G solution. All of GCT’s baseband modem SoC products are provided with comprehensive software, including relevant source code, to enable manufacturers to efficiently integrate GCT solutions into their devices in a wide variety of environments. In addition, GCT provides customers with design support. This includes reference designs that specify recommended methods for interconnecting GCT chips to peripheral devices, such as host processors, memory and RF front-end components. Further, GCT provides customers with a warranty that GCT solutions are free from defects in materials and workmanship and will operate in material conformance with the provided specifications, entitling the customer to have the defective product repaired or replaced.
In addition to GCT’s various 4G LTE solutions that are currently available to GCT’s customers, GCT also has a number of 5G NR solutions in development that are expected to become available during 2024. GCT’s products, including the expected availability of those products currently in the design stage of development, are summarized in the table and future roadmap below.

Technology	Product	Type	Function	Expected Availability	Key Features
4G	GDM7243S	CAT1/4	RF+BB	NOW	Integrated DRAM, multi-band RF
	GDM7243ST	CA1/4	RF+BB	NOW	Integrated DRAM, 400MHz~3.8GHz
	GDM7243SL	CAT1/4	RF+BB	H2 2024	Enhancement features
	GDM7243Si	CAT1	RF+BB	H2 2024	Cost optimization integrating RAM/ROM
	GDM7243i	CAT-M1/NB1	RF+BB	NOW	eMTC/NB-IoT
	GDM7243iX	CAT-1/M1/NB1	RF+BB	H2 2024	Combo CAT1 + eMTC/NB-IoT
4.5G	GDM7243Q	CAT-5/6/7	RF+BB	NOW	2CA, 4x4MIMO, Integrating DRAM
	GDM7243QT	CAT-5/6/7	RF+BB	NOW	2CA, 4x4MIMO, 600MHz~3.8GHz RF
4.75G	GDM7243A	CAT-12/15	RF+BB	NOW	4CA, 4x4MIMO, 256QAM
	GDM7243AU	CAT-12/15	RF+BB	NOW	4CA, 4x4MIMO, 256QAM, 600MHz~6GHz
	GRF7243AU	—	BB	NOW	600MHz~6GHz, 4Rx/2Tx
5G	GDM7259X	FR1, FR2, CAT19	BB	H2 2024	8Rx/4Tx, 8CA, 400MHz FR1, 800MHz FR2
	GRF7259NR	—	RF	H2 2024	16Rx/4Tx, 400MHz~7GHz RF
	GRF7255IF	—	RF	H2 2024	2Rx/2Tx, 800MHz BW, 7~9GHz IF
	GDM7265X	FR1, FR2, CAT15	BB	H2 2024	8Rx/4Tx, 4CA, 200MHz FR1, 400MHz FR2
	GRF7265NR	—	RF	H2 2024	8Rx/2Tx, 400MHz~7GHz RF
	GDM7262X	FR1, FR2, CAT15	BB	H2 2024	8Rx/2Tx, 2CA, 100MHz FR1, V2X/NTN
	GDM7235X	Redcap, CAT1	RF+BB	2025	2Rx/2Tx, FR1

Seasonality
Wireless communication chipsets for FWA devices or industrial IoT modules typically have a relatively long lifespan because they are closely tied to network deployments, which are not easily changed due to significant capital expenditures. However, semiconductor solution sales can be subject to fluctuations over time due to the cyclicality inherent in the semiconductor industry and the supply and demand characteristics specific to this industry. GCT anticipates that these cyclical conditions will persist. While GCT has not observed a firmly established pattern of seasonality, business activities in Asia tend to slow down in the first quarter of each year during the Lunar New Year period. This is consistent with potential first quarter softness that other semiconductor suppliers experience in the consumer electronics space as a result of the fourth quarter holiday season (specifically the period from the last week of November to the second week of January). This slowdown could potentially impact GCT’s sales and operational results during that the first quarter period.
Regulation
GCT conducts reviews for all products from the early stages of development to determine whether they qualify as strategic items according to the U.S. Department of Commerce’s regulations. GCT prepares relevant documentation and submits it to the U.S. Department of Commerce for evaluation. The U.S. Department of Commerce reviews the items for Export Administration Regulations (“EAR”) compliance and ultimately assigns an Export Control Classification Number (“ECCN”) for the product, which is required for the export and shipment of products during both the manufacturing process and final product delivery. By attaching the relevant ECCN, GCT can ensure smooth movement and transportation without any issues. When an ECCN for a commercial product is classified as a strategic item, it may be subject to stricter export regulations. Therefore, if there is a perceived trend toward easing the classification approval by the U.S. Department of Commerce, GCT will seek re-evaluation for previously approved products that were classified as strategic items. GCT aims to have these products reclassified as non-strategic items to minimize regulatory constraints on export activities.
Wireless devices equipped with GCT modem chipsets must undergo formal certification through official regulatory bodies, as well as specific testing and field verification by network operators before they can be approved for sale by those operators or approved for use on the operators network. Beyond the standard reliability testing for products, all critical aspects related to the performance and functionality of wireless devices are managed and executed by GCT’s modem chipsets and software. Therefore, the completeness of the solution provided by GCT is considered the most essential factor in the commercialization process. GCT offers chipset solutions that comply with radio certification regulations in different countries. Furthermore, leading mobile operators often implement their own product certification processes to ensure network security, performance optimization, and efficiency. In some cases, particularly with major operators, they may enforce the use of certified chipsets only in their products, even before product certification. GCT has collaboratively engaged with major operators in North America and Asia on multiple occasions to facilitate chipset certification This cooperation has resulted in successful chipset certifications with various operators, including Verizon, AT&T, T-Mobile, US Cellular, KDDI, SoftBank in Japan, and the three major telecom operators in South Korea. GCT continues to pursue ongoing certification for its evolving chipsets to ensure compliance with regulatory and operator requirements, and to make adoption by ODM and OEMs as carefree as possible.
Competition
GCT believes that its competitive strengths will enable GCT to compete favorably in the 4G and 5G markets. Companies in this industry primarily compete on the following elements: functionality, form factor and cost; product performance, as measured by network throughput, signal reach, latency and power consumption; track record of providing high-volume deployments in the industry; and systems knowledge.
Companies offering wireless modem chipset can be categorized into those primarily focused on wireless modem chipsets for smartphones and those, like GCT, dedicated to wireless modem chipsets for wireless broadband applications including FWA CPE, mobile routers and modules. Qualcomm and HiSilicon, for example, offer wireless modem chipsets for both smartphones and wireless broadband applications. In the mid and low-end 4G wireless broadband market, there are Qualcomm, GCT, MediaTek , HiSilicon and

Sequans among others. However, in the high-speed 4G LTE space, such as 4.75G and 5G wireless broadband market, chipsets are primarily offered by Qualcomm, GCT and MediaTek, while Samsung LSI concentrates only on modem chipsets for smartphones (most notably the Samsung Galaxy line). HiSilicon has encountered difficulties in its modem business due to political sanctions, and companies like Sequans are limited to lower end IoT chipset developments.
GCT establishes high technology barriers by offering highly integrated solutions incorporating RF transceivers, baseband modems, and protocol software. In this field, any issues in either the hardware or software components can impede the progress towards actual commercialization. While some specific components can be sourced through external intellectual property (“IP”) providers, there are no IP companies that can provide turn-key integrated solutions. Consequently, GCT believes it is highly unlikely for others to replicate all of these hardware and software components, insulating GCT from competition by newcomers, startups, and other risk factors. A recent example of the challenges in wireless communication chipsets development, including baseband modem development, can be seen in Apple’s experience in this space. In their pursuit of 5G modem development, Apple has acquired the entire modem development division of Intel, emphasizing that independent development alone is not feasible. Even after acquiring Intel’s modem development division, Apple still ostensibly faces obstacles in development and still primarily relies on Qualcomm’s modem products.
Accordingly, due to the combined impact of high barriers to entry, market pushback against large incumbents with excessive market power or political sanctions against certain offshore suppliers, there are few reliable alternatives for 4G/5G modem chipset suppliers and this has created a timely opportunity for GCT to expand rapidly. This has also provided GCT with high scarcity value as one of only a handful of remaining companies worldwide with commercially-proven 4G LTE and 5G solutions.
Customers
GCT maintains close relationships with wireless carriers and with OEMs and ODMs who supply devices to those carriers and their end users. GCT does not typically sell chipsets directly to wireless carriers. GCT’s sales are conducted on a purchase order basis with OEMs, ODMs, contract manufacturers or system integrators, and distributors who provide certain customer communications, logistics and customer support functions.
Sales and Marketing
GCT’s sales efforts are focused on securing design wins at leading OEMs and ODMs for wireless broadband devices. GCT works closely with key players across the 4G/5G wireless broadband industry to understand their requirements and enable them to certify and deploy 4G/5G solutions in high volume. GCT’s sales force is organized regionally to provide account management and customer support functions as close to customer physical locations as practical. GCT has a direct sales force consisting of five individuals serving GCT OEM and ODM customers in the Asia-Pacific region, including Taiwan, China, Korea and Japan, Europe, North America and South America. In China, Taiwan, Japan and Korea, GCT supplements its direct sales team with local distributors and sales representatives who handle certain customer communications, logistics and customer support functions. The headquarters and regional sales teams maintain close relationships with customers, identify distributors, and are responsible for the distribution of GCT products. They also provide education and support for products, including maintenance. These teams handle customer orders, issue quotations, and negotiate prices.
When customers intend to use GCT chips for product development, GCT ensures that technical support from its in-house experts is readily available to them. To address potential concerns or challenges in the production and sales processes, GCT connects customers with its internal technical teams to resolve any issues promptly, ensuring that they do not hinder the timely realization of revenue. Additionally, GCT collects real-time information from customers to facilitate monthly demand forecasts and maximize quarterly sales performance.
GCT’s sales force is complemented by a team of field applications engineers (“FAEs”) that assists customers in solving technical challenges during the design, manufacturing implementation and certification phases of a customer’s product life cycle. This high-touch approach allows GCT to facilitate the successful certification and acceptance by the wireless carriers of GCT customers’ products, which speeds time-to-market for GCT customers and reinforces GCT’s role as a trusted advisor to its customers.
GCT’s sales cycles typically take 12 months or more to complete and its solutions are generally incorporated into its customers’ products at the design stage. Prior to an end customer’s selection and purchase of GCT solutions, GCT’s sales force and FAEs provide GCT end customers with technical assistance in the use of GCT solutions in their products. Once a GCT solution is designed into a customer’s product offering, it becomes more difficult for a competitor to sell its semiconductor solutions to that end customer for that particular product offering given the significant cost, time, effort and risk involved in changing suppliers. In addition, GCT believes that upon achieving a particular design win with a customer, its ability to achieve other design wins with that same customer increases significantly.
GCT’s marketing strategy is focused on enabling broad adoption of 4G/5G solutions and communicating GCT’s technological advantages to the marketplace with a focus on wireless carriers. This includes building awareness of and preference for GCT’s technology at wireless carriers who generate demand for 4G/5G-enabled devices. By working to understand carrier services strategies, device roadmaps and technical requirements, GCT believes it is better positioned to drive its roadmap to meet these needs, to influence carriers’ choice of technology suppliers, and to identify manufacturers in the wireless industry who are best prepared to serve the needs of the wireless carrier.
The GCT marketing team is also responsible for product management, strategic planning, product roadmap creation, OEM, ODM and wireless carrier business development and corporate communications. All of these functions are aimed at strengthening the competitiveness of GCT solutions in response to evolving industry needs and competitive activities, and at articulating the value proposition of GCT technology throughout the 4G/5G broadband wireless industry. GCT’s sales and marketing organizations work closely together to ensure that evolving industry requirements are reflected in GCT product plans, and that customers have early access to GCT roadmaps and can communicate the value of GCT technology to the wireless carriers. This end-to-end value chain management approach is designed to preserve and grow GCT’s market share in the segments it serves. Based upon successful execution of its sales and marketing strategy, GCT has established a long history of successful commercialization as shown below.
Intellectual Property
GCT relies on a combination of intellectual property rights, including patents, trade secrets, copyrights and trademarks, and contractual protections, to protect GCT’s core technology and intellectual property. As of September 30, 2023, GCT holds approximately 100 patent rights in relation to 5G/4G and next-generation wireless communication semiconductor technology. GCT’s patent portfolio consists of modem design-related technologies (44 items, 44%), which includes multi-antenna solution for modular modem design and interference cancellation technology, system impairment (such as IQ mismatch) calibration technology, communication system technology and signal processing modem technology, RF transceiver technologies (28 cases, 28%), frequency synthesis technologies (25 cases, 25%), and other wireless related technologies (3 cases, 3%).
Most of the issued patents have been already applied to GCT’s commercial products. Among those patents, there are three key aspects: multi-antenna modem solution which provides scalable, module modem core design technology and base line architecture of GCT 4G and 5G modem; impairment calibration technology to compensate system impairment from direct-conversion RF and analogy parts, such as I/Q imbalance and carrier leakage, calibration technology; and RF transceiver architecture and related circuit technology for CMOS direct-conversion RF technology. In addition to GCT’s U.S. patents, patents have been issued in multiple countries where production facilities, product markets, and competitors are located. As of September 30, 2023, GCT holds 35 US patents, 35 Korean patents, 13 Taiwanese patents, 4 Japanese patents 6 Chinese patents, and 7 patents issued in other countries.
In July 2020, GCT entered into a research and development agreement (the “Samsung Agreement”) with Samsung Electronics Co., Ltd (“Samsung”), pursuant to which Samsung agreed to provide GCT with certain development support and intellectual property license, mass production set up support, including mask sets for manufacturing and engineering sample chip supply, and such support enables GCT to develop and produce 5G chip sets for its customers. The total amount of fees payable by GCT to Samsung under the Samsung Agreement is $21.1 million, consisting of $11.7 million to be paid upon achievements of certain development milestones over time and $9.4 million additional NREs (non-recurring engineering) to be paid within maximum 4 years after planned product first shipment date.
Manufacturing
GCT operates a fabless semiconductor business model and uses third-party foundries and assembly and test vendors to manufacture, assemble and test its semiconductor solutions. The Company’s foundry vendors are Samsung Foundry, UMC and TSMC. From Samsung Foundry, GCT currently uses 28nm mixed-signal and digital CMOS production processes for 4G baseband modem, and 8nm technology for 5G baseband modem products. which are under development. The use of these commercially available standard processes enables GCT to produce its products more cost-effectively and, by migrating to lower process geometries, GCT expects to achieve advantages in cost, size and power consumption. Particularly, given the fact that foundry companies, which can provide the leading-edge foundry technology for fabless semiconductor companies to access, are very few and practically limited to TSMC and Samsung Foundry in this market, it is very important for GCT to establish close relationships with such foundry companies. Currently, GCT and Samsung Foundry enjoy a mutually beneficial foundry relationship providing secure access to leading-edge technology and manufacturing capacity as GCT’s 5G business ramps.
From UMC, GCT currently uses 110 RF production process for 4G RF only, and 40nm RF, mixed-signal and digital CMOS production processes for 4G baseband, 4G RF and 5G RF. From TSMC, GCT currently uses 40nm RF, mixed-signal and digital CMOS production processes for 4G RF only.
GCT uses Hana Micron and Amkor Technology for most of its assembly and testing. GCT conducts extensive simulation, practical application and standardized test bed studies to validate and verify its products.
GCT closely monitors the production cycle from wafer to finished goods by reviewing electrical parameters, manufacturing processes and test yield data. GCT also runs routine reliability monitoring programs to ensure long term product reliability. This enables GCT to operate certain test processes on demand to reduce the time-to-market for its products and to help ensure their quality and reliability. GCT and all of GCT’s outsourcing partners have implemented and adhered to the quality management system and environmental management system as required by ISO 9001:2015 and ISO 14001:2015 across the organization. This has enabled the establishment of a robust quality assurance system for production and products, securing trust from GCT’s customers. GCT is also proactively responding to the strengthening of international environmental regulations and meeting market demands.

Human Resources
As of October 31, 2023, GCT had 108 full-time employees, of whom 87 were located in Korea, 14 were in the United States, three were in Taiwan, two were in China and one were in each of Hong Kong and Japan. These employees include 68 in research and development, 16 in sales and marketing, 18 in general and administration and 6 in operations. Management considers labor relations to be positive. GCT also contracts with independent contractors and consultants.
Facilities
GCT’s principal executive offices are located in San Jose, California, and consist of approximately 5,900 square feet under a lease that expires in October 2026. This facility accommodates GCT’s product marketing and finance and administrative activities as well as a small research and development team. GCT has a 56,500 square-foot facility in Seoul, Korea, which accommodates a research and development center under a lease expiring in December 2023 that renews annually. GCT has a 1,200 square-foot facility in Taipei, Taiwan, which houses sales and technical support personnel, under a lease that expires in May 2024. GCT also has a 1,200 square-foot facility in Shanghai, China for sales and technical support personnel under a lease that expires in July 2024 and a 1,200 square-foot facility in Shenzhen, China, which accommodates sales and technical support personnel, under a lease that expires in May 2025.
GCT does not own any real property. GCT believes that its leased facilities are adequate to meet its current needs and that additional facilities will be available on suitable, commercially reasonable terms to accommodate any future needs.
Legal Proceedings
From time to time, GCT may become involved in legal proceedings arising in the ordinary course of business. GCT is not currently a party to any material legal proceedings, the outcome of which, if determined adversely to GCT, would individually or in the aggregate have a material adverse effect on GCT’s business, consolidated operating results, financial condition or cash flows.

EXECUTIVE COMPENSATION OF GCT
This section discusses the material components of GCT’s executive compensation program including a narrative description of the material factors necessary to understand the information disclosed in the “Summary Compensation Table” below. Concord III currently qualifies, and New GCT will qualify, as an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. In accordance with those rules, GCT has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for GCT’s principal executive officer and its two other most highly compensated executive officers other than the principal executive officer whose total compensation for the year ended December 31, 2023 exceeded $100,000 and who were serving as executive officers as of December 31, 2023. These individuals are referred to as GCT’s “named executive officers.”
For 2023, GCT’s named executive officers were:
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John Brian Schlaefer, Chief Executive Officer

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David Yoon, Vice President of Finance

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Alex Sum, Vice President of Sales and Marketing

Summary Compensation Table
The following table sets forth information for the years ended December 31, 2023 and December 31, 2022, regarding compensation awarded to, earned by or paid to GCT’s named executive officers.
Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
John Brian Schlaefer Chief Executive Officer	2023	373,333	78,844	8,155	460,332
	2022	337,500	0	9,728	347,228
David Yoon Vice President of Finance	2023	285,000	50,520	7,506	343,026
	2022	285,000	0	8,931	293,931
Alex Sum Vice President of Sales and Marketing	2023	296,517	32,890	5,272	334,679
	2022	263,600	0	7,888	271,488

(1)
Includes deferred base salary that will be paid at or following Closing.

(2)
The amounts in this column represent the grant date fair value of the restricted stock unit awards granted during 2023 determined in accordance with FASB ASC Topic 718 without taking into account any estimated forfeitures related to service vesting conditions. Assumptions used in the calculation of these amounts are described in Note 9 to GCT’s consolidated financial statements included in this proxy statement/prospectus.

(3)
The amounts in this column represent 401(k) matching contributions and group term life insurance premiums.

Narrative to the Summary Compensation Table
Our compensation program for our named executive officers is comprised of base salary and periodic equity awards under the GCT Amended and Restated 2011 Incentive Compensation Plan (the “2011 Incentive Compensation Plan”) described below. Historically, the equity awards granted to the named executive officers has consisted of stock options under the 2011 Incentive Compensation Plan. On December 11, 2023, each named executive officer was granted a restricted stock unit award under the 2011 Incentive Compensation Plan. For a description of the stock options and restricted stock unit awards granted to the named executive officers, please see the “Outstanding Equity Awards” table below. GCT’s named executive officers are eligible to participate in our perquisites and benefits on the same basis as our employees, including health and welfare benefits and a 401(k) program.

Amended and Restated 2011 Incentive Compensation Plan
The 2011 Incentive Compensation Plan was adopted by GCT’s board of directors and approved by its stockholders on May 5, 2011. The 2011 Incentive Compensation Plan permits the grant of options, stock awards, and restricted stock unit awards. The maximum aggregate number of shares of GCT Common Stock that may be issued under the 2011 Incentive Compensation Plan is 16,747,041 shares, subject to adjustment as provided therein. GCT’s compensation committee of the board of directors administers the 2011 Incentive Compensation Plan and has the authority, among other matters, to construe and interpret the terms of the 2011 Incentive Compensation Plan and awards granted thereunder.
Upon the Closing, the 2011 Incentive Compensation Plan will be terminated and the New GCT will not grant any further awards under such plan. However, the outstanding awards under the 2011 Incentive Compensation Plan will be assumed and continued in connection with the Business Combination.
GCT 2024 Incentive Award Plan
In connection with the Business Combination, New GCT’s board of directors intends to adopt the GCT 2024 Incentive Award Plan subject to approval by stockholders, under which New GCT may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which GCT competes, which is essential to GCT’s long-term success. The GCT 2024 Incentive Award Plan will become effective on the Closing Date. For additional information about the GCT 2024 Incentive Award Plan, please see “The Incentive Award Plan Proposal” in this proxy statement/prospectus.
Outstanding Equity Awards at December 31, 2023
The following table presents information regarding outstanding equity awards held by GCT’s named executive officers as of December 31, 2023. All awards were granted under the 2011 Incentive Compensation Plan.
	Option Awards				Stock Awards
Name	Number of securities underlying unexercised stock options (#) Exercisable(1)	Number of securities underlying unexercised stock options (#) unexercisable	Stock option exercise price ($)	Stock option expiration date	Number of shares or units of stock that have not vested(7)	Market Value of shares or units of stock that have not vested(8)
John Brian Schlaefer Chief Executive Officer		—			68,560
		—
	190,990(2)	—	$0.02	2/23/2025
	150,950(3)	—	$0.02	3/14/2028
	115,300(4)	—	$0.02	4/19/2029
	270,000(5)	—	$0.02	6/8/2030
David Yoon Vice President of Finance		—			43,930
	35,000(2)	—	$0.02	2/23/2025
	50,500(3)	—	$0.02	3/14/2028
	72,500(4)	—	$0.02	4/19/2029
	110,000(5)	—	$0.02	6/8/2030
	100,000(6)	—	$0.02	11/4/2031
Alex Sum Vice President of Sales and Marketing		—			28,600
		—
	71,000(2)	—	$0.02	2/23/2025
	74,000(3)	—	$0.02	3/14/2028
	72,500(4)	—	$0.02	4/19/2029
	50,000(5)	—	$0.02	6/8/2030

(1)
All stock options are exercisable immediately, subject to a repurchase right in favor of GCT which lapses as the option vests. All options vest with respect to 25% of the option shares upon completion of one year of service and with respect to the remaining shares in 36 equal successive monthly installments upon completion of each month of service thereafter.

(2)
The option was granted on February 23, 2015 and is fully vested.

(3)
The option was granted on March 14, 2018 and is fully vested.

(4)
The option was granted on April 19, 2019 and is fully vested.

(5)
The option was granted on June 8, 2020 and vests with respect to (i) twenty-five percent (25%) of the shares upon completion of one (1) year of service measured from January 1, 2020 and (ii) the balance of the shares subject to the option in a series of thirty-six (36) successive equal monthly installments upon completion of each additional month of service over the thirty-six (36)-month period measured from January 1, 2021.

(6)
The option was granted on November 4, 2021 and vests with respect to (i) twenty-five percent (25%) of the shares upon completion of one (1) year of service measured from January 1, 2021 and (ii) the balance of the shares subject to the option in a series of thirty-six (36) successive equal monthly installments upon completion of each additional month of service over the thirty-six (36)-month period measured from January 1, 2022.

(7)
The restricted stock unit awards were granted on December 11, 2023 and are subject to a time-vesting and a liquidity event vesting requirement, the latter of which is expected to be satisfied by the Closing. The time-vesting requirement is satisfied upon completion of each year of service over the 4-year period measured from the grant date.

(8)
Determined using $       per share, which is the fair market value of our shares as of December 31, 2023 as determined by the Board.

Employment, Termination or Change in Control Agreements
GCT has adopted an executive retention plan, pursuant to which each of GCT’s named executive officers is entitled to receive severance payments and benefits upon an involuntary termination of the officer’s employment. Should the named executive officer’s employment be involuntarily terminated by GCT without cause or by the officer for good reason at any time other than during the 12 months following a change in control of GCT, the officer will be entitled to receive (i) continued base salary for a period of 6 months, (ii) continued health care coverage for the officer and the officer’s eligible dependents for a period of 6 months, and (iii) accelerated vesting of 50% of the unvested shares subject to any outstanding equity awards. In the event that such involuntary termination occurs within 12 months following a change in control of GCT, then the officer will be entitled to receive (i) continued base salary for a period of 12 months, (ii) continued health care coverage for the officer and the officer’s eligible dependents for a period of 12 months, and (iii) full accelerated vesting of outstanding equity awards.
If any payment or benefit in connection with a change in control or the subsequent termination of a named executive officer’s employment would be subject to an excise tax under Section 280G of the Internal Revenue Code, then such payment of benefit will be reduced to the extent necessary to maximize the named executive officer’s net after tax benefits.
As a condition to the severance payments and benefits, each named executive officer must deliver a general release of all claims against GCT and its affiliates.

Director Compensation
The following table sets forth the compensation awarded to, earned by or paid to Messrs. Robert Barker, Kukjin Chun, Hyunsoo Shin and Dr. Kyeongho Lee for services as GCT’s non-employee directors during 2023. There was no director compensation policy in place beyond the compensation and awards set forth in the following table.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Robert Barker	$30,000	$23,000	$53,000
Kukjin Chun	$30,000	$23,000	$53,000
Hyunsoo Shin	$30,000	$23,000	$53,000
Dr. Kyeongho Lee		$575,000	$575,000

(1)
The amounts in this column represent the grant date fair value of restricted stock unit awards granted on December 11, 2023 computed in accordance with FASB Accounting Standards Codification Topic 718 without taking into account any estimated forfeitures related to service vesting conditions. Assumptions used in the calculation of these amounts are described in Note 9 to GCT’s consolidated financial statements included in this proxy statement/prospectus. The restricted stock unit awards are subject to a time-vesting and a liquidity event vesting requirement, the latter of which is expected to be satisfied by the Closing. The time-vesting requirement is satisfied upon completion of each year of service over the 4-year period measured from the grant date. As of December 31, 2023, our non-employee directors held the following equity awards: Mr. Barker, stock options covering 15,000 shares and restricted stock units covering 20,000 shares; Mr. Chun, stock option covering 35,000 shares and restricted stock units covering 20,000 shares; Mr. Shin, stock options covering 35,000 shares and restricted stock units covering 20,000 shares and Dr. Lee, restricted stock units covering 500,000 shares.

GCT MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information that GCT’s management believes is relevant to an assessment and understanding of GCT’s consolidated results of operations and financial condition. The discussion should be read together with the historical audited annual consolidated financial statements as of and for the years ended December 31, 2022 and 2021 and the unaudited condensed consolidated financial statements as of September 30, 2023 and for the nine months ended September 30, 2023 and 2022 and the related respective notes that are included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the unaudited pro forma condensed combined financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion contains forward-looking statements based upon GCT’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed in the sections entitled “Risk Factors — Risks Related to GCT’s Business” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this section to “GCT,” the “Company,” “we,” “us,” “our,” and other similar terms refer to the business of GCT and its subsidiaries prior to the consummation of the business combination, which will be the business of New GCT following the consummation of the Business Combination.
Overview
GCT was founded in Silicon Valley, California in 1998 and is a fabless semiconductor company that specializes in the design, manufacturing and sale of communication semiconductors, including high-speed wireless communication technologies such as 5G/4.75G/4.5G/4G transceivers (“RF”) and modems, which are essential for a wide variety of industrial, B2B and consumer applications. The Company has successfully developed and supplied communication semiconductor chipsets and modules to leading wireless operators worldwide, as well as to original design manufacturers (“OEMs”) and original equipment manufacturers (“OEMs”) for portable wireless routers (e.g., Mobile Router/MiFi), indoor and outdoor fixed wireless routers (e.g., CPE), industrial M2M applications and smartphones.
The Company oversees sales, marketing and accounting operations from its headquarters in San Jose, California. The Company conducts product design, development and customer support through its fully owned subsidiaries, GCT Research, Inc. (“GCT R”) and MTH, Inc., both of which are located in South Korea. GCT R serves as the Company’s research and development center. In addition, GCT utilizes separate sales offices for local technical support and sales in Taiwan, China, and Japan.
GCT’s current product portfolio includes RF and modem chipsets based on 4G LTE technology, offering a variety of chipsets differentiated by speed and functionality. These include 4G LTE, 4.5G LTE Advanced (twice the speed of LTE) and 4.75G LTE Advanced-Pro (four times the speed of LTE) chipsets. The Company also develops and sells cellular IoT chipsets for low-speed mobile networks such as eMTC/NB- IOT/Sigfox, and other network protocols.
To date, our operations have been funded primarily through the issuance of redeemable convertible preferred stock, convertible promissory notes, borrowings and issuance of common stock.
The Business Combination
On November 2, 2023, we entered into the Business Combination Agreement with Concord III. If the Business Combination is approved by our stockholders and by Concord III’s stockholders, and the conditions outlined in the Business Combination Agreement and other customary closing conditions are satisfied or waived, GCT will merge with Merger Sub, with GCT surviving as a wholly-owned subsidiary of Concord III.
The Business Combination is anticipated to be accounted for as a reverse recapitalization. GCT will be the deemed acquiror for accounting purposes and the New GCT will be the successor SEC registrant, meaning that GCT’s consolidated financial statements for historical periods will be disclosed in New GCT’s future periodic reports filed with the SEC. Under this method of accounting, Concord III will be treated as the acquired company for financial reporting purposes. Upon consummation of the Business Combination, the most significant change in New GCT’s future reported financial position and results are expected to be an estimated increase in cash and cash equivalents to approximately $58.4 million in a minimum redemption scenario and to $16.3 million in a maximum redemption scenario. Total direct and incremental transaction costs of Concord III and GCT are estimated at approximately $32.3 million and will be treated as a reduction of the cash proceeds with $15.3 million deducted from additional paid-in capital for underwriting, accounting, legal and other fees, and the remaining balance is expensed in the financial reporting incurred. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
As a result of the Business Combination, GCT will become the successor to a publicly traded company, which will require the hiring of additional personnel and implementation of procedures and processes to comply with public company regulatory requirements and customary practices. Consistent with the election initially made by Concord III, New GCT will be classified as an emerging growth company, as defined under the Jumpstart Our Business Startups Act (the “JOBS Act”), which was enacted on April 5, 2012. Upon completion of the Business Combination, New GCT will be provided certain disclosure and regulatory relief, provided by the SEC by virtue of the JOBS Act, as an Emerging Growth Company (“EGC”).
Key Factors Affecting Our Performance
We believe that our future success and financial performance depend on a number of factors that present significant opportunities for our business, but also pose risks and challenges, including those discussed in the section of this proxy statement/prospectus titled “Risk Factors.”
Commercial Deployment of 4G LTE and 5G Market
Our business depends upon the continued commercial deployment of 4G and 5G wireless communications equipment, products and services based on GCT’s technology. Deployment of new networks by wireless carriers requires significant capital expenditures, well in advance of any revenue from such networks. If the rate of deployment of new networks by wireless carriers is slower than our expectation, this will reduce the sales of its products and could cause OEMs and ODMs to hold excess inventory. This would harm our revenues and our financial results. The worldwide commercial deployment and adoption of the narrow band LTE variants, Cat M and Cat NB, are expected to expand further the markets for Internet of Things devices. If deployments of the Cat M or Cat NB standards are delayed or if competing standards for Internet of Things devices become favored by wireless carriers, we may not be able to successfully increase sales of our Cat M and Cat NB products, which would harm our revenues and financial results.
Development of new products
The markets in which we and our customers compete or plan to compete are characterized by rapidly changing technologies and industry standards and technological obsolescence. Our ability to compete successfully depends on our ability to design, develop, market and support new products and enhancements on a timely and cost-effective basis. A fundamental shift in technologies in any of our target markets, such as the 5G wireless communications markets, could harm our competitive position within these markets. Our failure to anticipate these shifts, develop new technologies or react to changes in existing technologies could delay our development of new products, which could result in product obsolescence, decreased revenue and loss of design wins.
The success of our new products will depend on accurate forecasts of long-term market demand, customer and consumer requirements and future technological developments, as well as a variety of specific implementation factors, including:
•
accurate prediction of the size and growth of the 4G and 5G markets;

•
accurate prediction of the growth of the Internet of Things markets and the timing of commercial availability of 4G and 5G networks;

•
accurate prediction of changes in device manufacturer requirements, technology, industry standards or consumer expectations, demands and preferences;

•
timely and efficient completion of product design and transfer to manufacturing, assembly and test, and securing sufficient manufacturing capacity to allow us to continue to timely and efficiently deliver products to our customers;

•
market acceptance, adequate consumer demand and commercial production of the products in which our mobile and wireless broadband semiconductor solutions are incorporated;

•
the quality, performance and reliability of the product as compared to competing products and technologies;

•
effective marketing, sales and service; and

•
the ability to obtain licenses to use third-party technology to support the development of our products

If we fail to introduce new products that meet the demands of our customers or our target markets, or if we fail to penetrate new markets, our revenue will likely decrease over time and our financial condition could suffer.
Semiconductor and Communications Industry
The semiconductor industry has historically exhibited a pattern of cyclicality, which at various times has included significant downturns in customer demand. Cyclical downturns can result in substantial declines in semiconductor demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. Such downturns result from a variety of market forces, including constant and rapid technological change, quick product obsolescence, price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand.
Recently, downturns in the semiconductor industry have been attributed to a variety of factors, including the COVID-19 pandemic, ongoing trade disputes between the United States and China, weakness in demand and pricing for semiconductors across applications, and excess inventory. In addition, since the end of 2022, the semiconductor industry has experienced a downturn due to inventory corrections and reduced consumer demands. These downturns have directly impacted GCT’s business, suppliers, distributors and end customers.
Because a significant portion of our expenses is fixed in the near term or is incurred in advance of anticipated sales, we may not be able to reduce our expenses rapidly enough to offset any unanticipated shortfall in revenue. If this situation were to occur, it could adversely affect our operating results, cash flow and financial condition. In addition, the semiconductor industry has periodically experienced increased demand and production constraints. As a fabless semiconductor company, GCT relies exclusively on third-party foundries, including certain major semiconductor foundries such as UMC, Samsung and TSMC, for the manufacturing and supplies of its wafer and products. GCT does not have any formal foundry agreements that guarantee minimum level of manufacturing capacity. In time of significant increasing demand for capacity, these foundries may experience production shortage and may not allocate sufficient manufacturing capacity to GCT. If this happens, we may not be able to produce sufficient quantities of our products to meet the increased demand. Any disruption in our supply chain can make it more difficulty for us to obtain sufficient wafer, assembly and test resources from our subcontract manufacturers. Any factor adversely affecting the semiconductor industry in general, or the particular segments of the industry that our products target, may adversely affect our ability to generate revenue and impact our operating results
In addition, shortage of manufacturing capacity can also impact the product development strategies of our major customers, which may in turn affect GCT’s business operation. For example, in 2022, the supply shortage caused GCT’s largest customer to change its priority on product development from 4G to the next generation 5G products, which resulted in the reduction of 4G activity and decline for demand of GCT’s products. GCT’s business is expected to increase again with this customer after we launch its 5G products and the recovery of its 4G business in 2024 as supply and inventory return to more normal level.
The wireless communications industry has, in the past, experienced pronounced downturns, and these cycles may continue in the future. A future decline in global economic conditions could have adverse, wide- ranging effects on demand for our products and for the products of our customers, particularly wireless communications equipment manufacturers or other members of the wireless industry, such as wireless network operators. Inflation, deflation and economic recessions that adversely affect the global economy and capital markets also adversely affect our customers and our end consumers. For example, our customers’ ability to purchase or pay for our products and services, obtain financing and upgrade wireless networks could be adversely affected, which may lead to many networking equipment providers slowing their research and development activities, canceling or delaying new product development, reducing their inventories and taking a cautious approach to acquiring our products, which would have a significant negative impact on our business. If this situation were to occur, it could adversely affect our operating results, cash flow and financial condition. In the future, any of these trends may also cause our operating results to fluctuate significantly from year to year, which may increase the volatility of the price of our stock.
Key Components of Results of Operations
Net Revenues
The timing of revenue recognition and the amount of revenue recognized in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of the underlying performance obligations. Our net revenues are comprised of the following components:
Product Revenues
Product sales are generated from the sale of mobile semiconductor products. Product revenues are recognized at a point in time once control has been transferred to a customer, which is generally at the time of shipment.
Service Revenues
Service revenues are generated from the sale of mobile semiconductor platform solutions aimed at the 4G LTE and WiMax industries, development services and technical advice and maintenance services. Service revenues are generally recognized over time as the customer obtains control of the promised services.
Cost of Net Revenues
Our cost of net revenues consists of product and service costs. The cost of product net revenues consists of direct and indirect costs related to the manufacturing of the Company’s products. Direct costs include wafer costs and costs relating to assembly and testing performed by third-party contract manufacturers. Indirect costs consist of provisions for excess and obsolete inventory, royalties, allocated overhead for employee costs and facility costs, warranty, and the amortization of the Company’s production mask sets and certain intangible assets. Shipping and handling costs incurred for inventory purchases related to the units sold and costs of product shipments are also recorded in cost of net product revenues. Service costs consist of non-recurring engineering costs for service projects.
Operating Expenses
Our operating expenses consist of the following components:
Research and Development Expenses
Our research and development (“R&D”) expenses consist of costs incurred to develop our products and services. These costs consist of personnel costs, including salaries, employee benefit costs and stock-based compensation expense for employees engaged in R&D activities, software costs, computing costs, hardware and experimental supplies, and expenses for outside engineering consultants. We expense all R&D costs in the periods in which they are incurred.
Sales and Marketing Expenses
Our sales and marketing (“S&M”) expenses consist of employee-related expenses, including salaries, commissions, employee benefits costs and stock-based compensation expense for all employees engaged in marketing, sales, and sales support. S&M expenses also include local and centralized advertising costs, as well as the infrastructure required to support our marketing efforts. We expense S&M costs in the reporting period incurred.
General and Administrative Expenses
Our general and administrative (“G&A”) expenses consist of various components not related to R&D or S&M, such as personnel costs, regulatory fees, promotion expenses, costs associated with maintaining and filing intellectual property, meals and entertainment expenses, travel expenses, insurance expenses, and other expenditures related to external professional services including legal, engineering, marketing, human resources, audit, and accounting services. Personnel costs include salaries, benefits, and stock-based compensation expenses. As we continue to grow and expand our workforce and operations, and in light of the increased costs associated with operating as a public company, we anticipate that our G&A expenses will rise for the foreseeable future.
Interest Income
Interest income consists of interest income and other income from our cash and cash equivalents.
Interest Expense
Interest expense consists of interest and amortization of related debt issuance costs related to our borrowings, convertible promissory notes, and interest on finance lease liabilities.
Other Income (Expense), Net
Other income (expense), net consists of foreign currency gains and losses, change in fair value of convertible promissory notes, gains and losses associated with the redemption of convertible notes, and other miscellaneous income (expense).
Provision for Income Taxes
Provision from income taxes primarily consists of income taxes in certain jurisdictions in which we conduct business, which involves estimating current tax exposures as well as making judgments regarding the recoverability of deferred tax assets in each jurisdiction. We have a valuation allowance for deferred tax assets, including net operating loss carryforwards and tax credits related primarily to research and development.
Results of Operations
The following tables set forth our results of operations for the periods presented. The period-to-period comparison of financial results is not necessarily indicative of future results.

Comparison of the Nine Months Ended September 30, 2023 and 2022
The following table sets forth our historical results for the periods indicated, and the changes between periods (in thousands):
	Nine Months Ended September 30,
	2023	2022	$ — change	% — change
Net revenues:
Product	$8,667	$9,689	$(1,022)	(11)%
Service	3,172	4,817	(1,645)	(34)%
Total net revenues	11,839	14,506	(2,667)	(18)%
Cost of net revenues:
Product	5,954	7,555	(1,601)	(21)%
Service	1,006	1,171	(165)	(14)%
Total cost of net revenues	6,960	8,726	(1,766)	(20)%
Gross profit	4,879	5,780	(901)	(16)%
Operating expenses:
Research and development	7,254	14,856	(7,602)	(51)%
Sales and marketing	2,337	2,142	195	9%
General and administrative	5,537	3,129	2,408	77%
Total operating expenses	15,128	20,127	(4,999)	(25)%
Loss from operations	(10,249)	(14,347)	4,098	(29)%
Interest income	16	1	15	1500%
Interest expense	(4,878)	(2,543)	(2,335)	92%
Other income (expense), net	2,930	1,140	1,790	157%
Loss before provision for income taxes	(12,181)	(15,749)	3,568	(23)%
Provision for income taxes	125	606	(481)	(79)%
Net loss	$(12,306)	$(16,355)	$4,049	(25)%
Net Revenues
Net revenues decreased by $2.7 million, or 18%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. This change included a net decrease of $1.0 million in product sales and a decrease of $1.6 million in services revenues.
A decrease in product sales of $1.0 million relates to a $5.7 million reduction in sales of our legacy products, including 4G and 4.5G units, partially offset by a $3.6 million increase in newer products sales, including 4.75G and 5G units and reference development platforms and boards, and further offset by a $1.1 million decrease in sales return reserve due to lower estimated sales returns.
Reduction in product sales for the nine months ended September 2023 was primarily due to customer supply shortages and channel inventory corrections in the semiconductor market as the impact of COVID-19 pandemic gradually subsided. This supply shortage caused our largest customer in 2022 to change its priority on product development from 4G to the next generation 5G products, which resulted in the reduction of 4G activity and decline for demand of our products. Our business is expected to increase again with this customer after we launch our 5G products and the recovery of our 4G business in 2024 as supply and inventory return to more normal level.
Service revenues decreased by $1.6 million as several projects initiated in prior years were approaching their completion during 2023.

Cost of Net Revenues
The cost of net revenues decreased by $1.8 million, or 20%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. This change included a net decrease of $1.6 million in product costs and a net decrease of $0.2 million in service costs.
The decrease in product costs of $1.6 million was primarily driven by a $2.9 million decrease in direct product costs as we sold fewer units, partially offset by a $1.1 million increase in indirect costs, including $0.7 million in allocated costs and $0.5 million in royalty and other costs.
Service costs decreased by $0.2 million due to a $0.3 million decrease in non-recurring engineering costs incurred for the three major projects nearing their completion stages in 2023, partially offset by an increase of $0.2 million from the newly initiated project.
The overall decrease in the total cost of net revenues (20%) corresponds with the decline in total net revenues (18%) for 2023. This 2% difference was primarily caused by reduced product cost, as a result of a higher percentage of platform sales in the revenue mix for the nine months ended September 30, 2023. This in turn resulted in a higher gross profit for the same period.
Research and Development Expenses
R&D expenses decreased by $7.6 million, or 51%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The decrease in research and development costs included a $7.9 million reduction in the scope of our R&D engineering service expenses driven by our liquidity constraints in 2023, partially offset by a $0.4 million increase in personnel costs driven by an increase in base compensation.
Sales and Marketing Expenses
S&M expenses increased by $0.2 million, or 9%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The $0.2 million increase is primarily attributable to an increase in overall personnel costs due to the base compensation revisions in 2023.
General and Administrative Expenses
G&A expenses increased by $2.4 million, or 77%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase was primarily due to an increase of $1.6 million in professional services costs related to accounting, legal and tax services incurred in preparation for the Business Combination in 2023, an increase of $0.7 million in the provision for credit losses, and an increase of $0.3 million of personnel costs, resulting from an increase in base compensation in 2023.
Interest Expense
Interest expense increased by $2.3 million, or 92%, for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. This increase was primarily due to amendments on GCT’s outstanding debt and new debt arrangements executed with higher interest rates during the nine months ended September 30, 2023.
Other Income (Expense), net
Other income (expense), net of $2.9 million for the nine months ended September 30, 2023 included a $1.8 million net gain from foreign currency transactions and a $1.1 million gain from the fair value measurement related to our convertible promissory notes.
Other income (expense), net of $1.1 million for the nine months ended September 30, 2022 included a $3.5 million net gain from foreign currency transactions partially offset by a $2.4 million loss from the fair value measurement of our convertible promissory notes.
Provision for Income Taxes
Provision for income taxes decreased by $0.5 million, or 79%, for the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022. The change was primarily driven by a decrease in foreign income tax of $0.5 million as a result of a decrease in net revenues.

Comparison of the Years Ended December 31, 2022 and 2021
The following table sets forth our historical results for the periods indicated and the changes between periods (in thousands):
	Year Ended December 31,
	2022	2021	$ — change	% — change
Net revenues:
Product	$12,977	$18,997	$(6,020)	(32)%
Service	3,692	6,527	(2,835)	(43)%
Total net revenues	16,669	25,524	(8,855)	(35)%
Cost of net revenues:
Product	10,250	13,846	(3,596)	(26)%
Service	1,366	3,519	(2,153)	(61)%
Total cost of net revenues	11,616	17,365	(5,749)	(33)%
Gross profit	5,053	8,159	(3,106)	(38)%
Operating expenses:
Research and development	17,385	19,132	(1,747)	(9)%
Sales and marketing	2,836	2,823	13	0%
General and administrative	7,585	4,008	3,577	89%
Total operating expenses	27,806	25,963	1,843	7%
Loss from operations	(22,753)	(17,804)	(4,949)	28%
Interest income	4	1	3	300%
Interest expense	(3,364)	(4,539)	1,175	(26)%
Other income (expense), net	(178)	(4,110)	3,932	(96)%
Loss before provision for income taxes	(26,291)	(26,452)	161	(1)%
Provision for income taxes	121	359	(238)	(66)%
Net loss	$(26,412)	$(26,811)	$399	(1)%
Net Revenues
Net revenues decreased by $8.9 million, or 35%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021. The change was primarily due to a decrease of $6.4 million in product sales, offset by a $0.4 million decrease in sales return reserve due to lower estimated sales returns with the decrease in product sales, and a decrease of $2.8 million in service revenues. The reduction in product revenue was the result of a major shift in focus by our top four customers in 2021 (representing 71% of our revenue in 2021), which led to a significant reduction of our revenue in 2022. All four of these customers were negatively affected by pandemic-related supply shortages. For two of these customers, the supply shortages caused them to significantly reduce product sales in the 4G market and refocus on the development of their next generation 5G products. Our business is expected to increase again with these two customers after we launch our 5G products in 2024. For the other two customers, one customer changed strategic focus in 2022 as a result of difficulty competing in their target markets and one customer was adversely impacted by channel inventory correction in 2022 resulting in lower shipments from GCT. The reduction of service revenue in 2022 was due to the progress and timing of achievement of earned milestones under service contracts as we achieved lower level of milestones in 2022 as compared to 2021.
Cost of Net Revenues
The cost of net revenues decreased by $5.7 million, or 33%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021. The change was primarily due to a decrease of $3.6 million of product costs that is comprised of a decrease in direct costs of product sales of $4.3 million due to a decrease in product revenues, offset by a decrease in inventory write-downs of $0.7 million. The decrease of $2.2 million in cost of service revenues is primarily attributable to a decrease in service revenues during the year ended December 31, 2022.
The overall decrease in the total cost of net revenues (33%) corresponds with the reduction in total net revenues (35%) for 2022. This 2% difference was mainly caused by increased product unit cost from GCT’s supply vendors (wafer, assembly and test) in 2022, which in turn resulted in a lower gross profit for 2022 (30.3%) as compared to 2021 (32%).
Research and Development Expenses
R&D expenses decreased by $1.7 million, or 9%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021. The change was primarily due to a decrease of $2.3 million in third party engineering services costs, offset by an increase in severance benefits of $0.7 million due to a headcount reduction in 2022 as compared to 2021.
Sales and Marketing Expenses
S&M expenses were consistent for the year ended December 31, 2022 as compared to the year ended December 31, 2021.
General and Administrative Expenses
G&A expenses increased by $3.6 million, or 89%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021. The change was partially due to an increase of $2.9 million in professional services fees in preparation of the attempted initial public offering in Korea and accounting and tax fees and a $0.6 million increase in the provision for doubtful accounts.
Interest Expense
Interest expense decreased by $1.2 million, or 26% for the year ended December 31, 2022 compared to the year ended December 31, 2021. The decrease in interest expense is primarily due to the conversion of convertible promissory notes during the year ended December 31, 2022 and CPN concession fees recorded during the year ended December 31, 2021, partially offset by new borrowings entered into during the year ended December 31, 2022.
Other Income (Expense), Net
Other income (expense), net was a net expense of $0.2 million and decreased by $3.9 million, or 96%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021. The change is due to a decrease in the change in fair value of convertible promissory notes accounted for under the fair value option of $4.5 million, a decrease in losses on the redemption of convertible promissory notes of $0.4 million, a net decrease in gains and losses on foreign currency transactions of $0.6 million.
Provision for Income Taxes
Provision for income taxes decreased by $0.2 million, or 66%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021. The change was primarily driven by an increase in federal income tax of $0.1 million and a decrease in foreign income tax of $0.3 million.
Liquidity, Going Concern and Capital Resources
Since inception, we have financed our operations primarily through the issuance of redeemable convertible preferred stock, convertible promissory notes, borrowings, and the exercise of stock options.
In November 2023, in part to augment our cash resources, we have entered into the Business Combination Agreement, which is expected to close in mid-2024. Our consolidated financial statements do not reflect the transactions contemplated by the Business Combination Agreement. However, even assuming maximum redemptions by Concord III stockholders pursuant to the Business Combination, we believe that the pro forma cash and cash equivalents of approximately $11.3 million from the Business Combination, in addition to other financings currently in progress, will be adequate to fund operations, research and development, and administration, as well as sales and marketing costs for at least the next year.
As of September 30, 2023 and December 31, 2022, our cash and cash equivalents were $0.1 million and $1.4 million, respectively. We continue to incur significant operating losses. For the nine months ended September 30, 2023 and for the years ended December 31, 2022 and 2021, we had a net loss of $12.3 million, $26.4 million, and $26.8 million, respectively, and used cash in operating activities of $7.9 million, $18.1 million, and $17.7 million, respectively. As of September 30, 2023, we had an accumulated deficit of $539.5 million. Management expects that significant on-going operating expenditures will be necessary to successfully implement our business plan and market our products. We are currently planning to commence the manufacturing and production of our first 5G chipset during the second quarter of 2024 of 2024 with the goal of starting our first commercial shipments of our 5G product during the third quarter of 2024. Accordingly, we expect significant funding will be required to pay for mass-production related costs, including mask sets, wafers, and design service fees, and most such costs will be required to be paid prior to prior to commencement of manufacturing and production as described above. We intend to rely on several sources of funding to cover these costs, including PIPE and CVT note financing, commercial loan and funds remaining in the trust account after the closing of the Business Combination. If we do not secure sufficient funds to make such payments, or if we fail to close the Business Combination or experience significant or substantial level of redemption of trust fund in connection with the closing, or if we are not able extend terms of existing commercial loans, the execution of the payment can be delayed, which can adversely affect our business operations and financial performance.
Our significant historical operating losses require us to raise additional funds to meet our obligations and sustain our operations. In addition, the report of our independent registered public accounting firm for the year ended December 31, 2021 and 2022 contains a statement that our historic operating losses, negative cash flow and negative working capital raise substantial doubt about our ability to continue as a going concern. In connection with closing the Business Combination, we expect to receive approximately $29.9 million in gross proceeds from the PIPE financing and approximately $18.3 million of gross proceeds in convertible note financing. We may also receive additional cash proceeds up to $40 million in the trust account, depending on the extent of redemptions in connection with the closing of the Business Combination. We expect to use the net proceeds of these funds at the closing of the Business Combination as follows:
•
Cost of mass production of 5G products, including masks, wafers and design house fees;

•
Acquisition of IP and tool enhancement to develop next generation of product;

•
Hiring of additional personnel in engineering and sales and marketing functions; and

•
Improvement of engineering equipment.

In the event we experience a significant level of redemption of the trust fund at closing of the Business Combination, we may continue to experience material working capital deficit. However, we intend to mitigate the risk of such working capital deficit by continuing to seek and execute appropriate to secure funding as a publicly traded company, including extension and refinancing of existing loans, securing equity line of credits and public or private equity offerings, debt financings, and other means. We have historically been able to raise capital through the issuance and sale of equity and equity-linked instruments, such as redeemable convertible preferred stock, convertible promissory notes, and borrowings, although no assurance can be provided that we would continue to be successful in doing so in the future. While we believe that we have a reasonable basis for our expectation and we will be available to raise additional funds, we cannot provide assurance that we will be able to complete additional financing in a timely manner. Should we enter into definitive collaboration and/or joint venture agreements or engage in business combinations in the future, we may be required to seek additional financing.
Our consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary if we are unable to continue as a going concern due to the inability to obtain adequate financing in the future.

We have received $7.6 million in borrowings during the nine months ended September 30, 2023. In November 2023, we issued a convertible promissory note for $2.0 million to a Korean investor. The convertible promissory note matures in November 2026 and has a conversion price of $6.67 per share. The convertible promissory note will be automatically converted to the GCT common stock upon the closing of the Business Combination with Concord Acquisition Corp. III.
Cash flow Comparison for the Nine Months Ended September 30, 2023 and 2022
The following table summarizes our cash flows for the periods indicated (in thousands):
	Nine Months Ended September 30,
	2023	2022
Cash used in operating activities	$(7,920)	$(12,942)
Cash used in investing activities	(284)	(493)
Cash provided by financing activities	7,591	17,969
Effect of exchange rate changes on cash	(665)	(576)
Net increase (decrease) in cash	$(1,278)	$3,958
Operating Activities
Cash used in operating activities of $7.9 million during the nine months ended September 30, 2023, was primarily attributable to our net loss of $12.3 million, partially offset by $0.9 million in non-cash adjustments and a $3.5 million net cash inflow due to changes in our operating assets and liabilities. Non-cash adjustments consisted primarily of $0.6 million in operating lease right-of-use amortization, $0.7 million in depreciation and amortization, $0.8 million in the provision for credit losses, and partially offset by $1.1 million in gains on the change in fair value of convertible promissory notes accounted for under the fair value option.
Cash used in operating activities of $12.9 million during the nine months ended September 30, 2022 was primarily attributable to our net loss of $16.4 million, a $0.3 million net cash outflow due to changes in our operating assets and liabilities and partially offset by $3.7 million in non-cash adjustments. Non-cash adjustments consisted primarily of $0.6 million in operating lease right-of-use amortization $0.6 million in depreciation and amortization, and $2.4 million in losses from the change in fair value of convertible promissory notes accounted for under the fair value option.
Investing Activities
Cash used in investing activities of $0.3 million during the nine months ended September 30, 2023 was related to our purchase of property and equipment.
Cash used in investing activities of $0.5 million during the nine months ended September 30, 2022 was related to our purchases of property and equipment of $0.2 million and purchases of intangibles of $0.3 million.
Financing Activities
Cash provided by financing activities of $7.6 million during the nine months ended September 30, 2023 was primarily due to proceeds from borrowings of $7.6 million.
Cash provided by financing activities of $18.0 million during the nine months ended September 30, 2022 was primarily due to proceeds from borrowings of $11.8 million and the issuance of convertible promissory notes of $9.0 million, partially offset by $1.2 million for the repayment of convertible promissory notes and $1.7 million for the repayment of borrowings.

Cash flow Comparison for the Years Ended December 31, 2022 and 2021
The following table summarizes our cash flows for the periods indicated (in thousands):
	Years Ended December 31,
	2022	2021
Cash used in operating activities	$(18,087)	$(17,740)
Cash used in investing activities	(903)	(637)
Cash provided by financing activities	19,273	10,570
Effect of exchange rate changes on cash	(136)	539
Net increase (decrease) in cash	$147	$(7,268)
Operating Activities
Cash used in operating activities of $18.1 million during the year ended December 31, 2022 was primarily attributable to our net loss of $26.4 million, partially offset by $2.6 million in non-cash adjustments and a $5.7 million decrease in our working capital. Non-cash adjustments consisted primarily of $0.8 million in operating lease right-of-use amortization, $0.8 million in depreciation and amortization, $0.5 million increase in the provision of doubtful accounts, and $0.5 million in losses on the change in fair value of convertible promissory notes.
Cash used in operating activities of $17.7 million during the year ended December 31, 2021, was primarily attributable to our net loss of $26.8 million, partially offset by $6.1 million in non-cash adjustments and a $2.9 million decrease in our working capital. Non-cash adjustments consisted primarily of $0.8 million in operating lease right-of-use amortization, $0.5 million in depreciation and amortization, $0.1 million decrease in the provision for doubtful accounts, $0.5 million gain on extinguishment of debt, $5.0 million in losses on the change in fair value of convertible promissory notes, and $0.4 million in loss on redemption of convertible promissory notes.
Investing Activities
Cash used in investing activities of $0.9 million during the year ended December 31, 2022 consisted of $0.6 million for the purchase of property and equipment and $0.3 million for the purchase of intangibles.
Cash used in investing activities of $0.6 million during the year ended December 31, 2021 consisted of $0.5 million for the purchase of property and equipment and $0.1 million for the purchase of intangibles.
Financing Activities
Cash provided by financing activities of $19.3 million during the year ended December 31, 2022 consisted of proceeds from borrowings of $13.4 million and the issuance of convertible promissory notes of $9.0 million, partially offset by $1.2 million for the repayment of convertible promissory notes, and $2.0 million for the repayment of borrowings.
Cash provided by financing activities of $10.6 million during the year ended December 31, 2021 consisted primarily of proceeds from borrowings of $6.7 million and the issuance of convertible promissory notes of $9.8 million, partially offset by $4.4 million for the repayment of convertible promissory notes, and $1.6 million for the repayment of borrowings.
Commitments and Contractual Obligations
We have material commitments and contractual obligations including leases, purchase commitments, and research and development agreements. We have various operating leases, under which we lease office equipment and office space, and finance leases covering certain IT equipment. The operating leases have various expiration dates through 2026 and the finance leases expire during 2023. See Note 3, “Balance Sheet Components”, to our audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for more information regarding our leases. We have certain commitments for outstanding purchase orders related to the manufacture of certain wafers utilized by the Company and other services and we have entered into a material research and development agreement. See Note 5, “Commitments and Contingencies”, to our audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for more information regarding our additional commitments and contractual obligations.
Critical Accounting Policies and Significant Judgments and Estimates
Our consolidated financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts and related disclosures in our consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions due to the inherent uncertainty involved in making those estimates and any such differences may be material.
We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. See Note 2 to our audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus for a description of our other significant accounting policies.
Revenue Recognition
Our revenues are generated by the sale of mobile semiconductor solutions consisting of product and platform solutions aimed at the LTE and WiMax industries, development services and technical advice and maintenance services.
The timing of revenue recognition and the amount of revenue recognized in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of the underlying performance obligations. Revenues from sales of our products are recognized upon transfer of control to the customer, which is generally at the time of shipment. Service Revenues from development services, technical advice, and maintenance services are generally recognized over time as these performance obligations are satisfied.
We make estimates of potential future returns and sales allowances related to current period product revenue. We analyze historical return rates and changes in customer demand when evaluating the adequacy of returns and sales allowances. Although we believe we have a reasonable basis for our estimates, such estimates may differ from actual returns and sales allowances. These differences may materially impact reported net product revenues and amounts ultimately collected on accounts receivable.
Allowance for Doubtful Accounts and Provision for Credit Losses
Accounts receivable are primarily derived from revenues earned from customers located in the United States, China, Korea, Japan and Taiwan. We perform ongoing credit evaluations of our customers’ and distributors’ financial condition and generally do not require collateral from our customers. We continuously monitor collections and payments from customers and maintain a provision for credit losses based upon the collectability of our customer accounts. We review the provision by considering certain factors such as historical experience, industry data, credit quality, age of balances and current economic conditions that may affect a customer’s ability to pay. Uncollectible receivables are written off when all efforts to collect have been exhausted and recoveries are recognized when they are recovered. While such credit losses have historically been minimal, within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past. A significant change in the liquidity or financial position of any of our significant customers could have a material adverse effect on the collectability of our accounts receivable and our future operating results. The provision for credit losses was $1.3 million as of September 30, 2023 and the allowance for doubtful accounts was $0.5 million as of December 31, 2022, respectively.
Fair Value of Convertible Promissory Notes
We have made an election to account for our convertible promissory notes under the fair value option as per ASC 825, Financial Instruments. Under the fair value option, the convertible promissory notes are recorded at their initial fair value on the date of issuance and then are adjusted to fair value upon any modification and at each balance sheet date thereafter. Changes in the estimated fair value of the convertible promissory notes are recognized as non-cash gains or losses in the consolidated statements of operations within other income (expense), net.
Our convertible promissory notes are valued using a combination of an option pricing model and Probability Weighted Expected Return Method (“PWERM”), which is considered to be a Level 3 fair value measurement. The PWERM is a scenario-based methodology that estimates the fair value based upon an analysis of future values for the company that assumes various outcomes. The value is based on the probability- weighted present value of expected future investment returns considering each of the possible outcomes available. The future value under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value. Significant assumptions used in determining the fair value of convertible promissory notes include volatility, discount rate, and the probability of a future liquidity event.
Stock-based Compensation
We grant various types of equity-based awards to our employees and nonemployees. Stock-based compensation is measured using a fair value-based method for all equity-based awards. The cost of awarded equity instruments is recognized based on each instrument’s grant-date fair value over the period during which the grantee is required to provide service in exchange for the award. The determination of fair value requires significant judgment and the use of estimates, particularly with regard to Black-Scholes assumptions such as our common stock fair value, stock price volatility, and expected option lives.
We measure the fair value of each stock option at the date of grant using a Black-Scholes option pricing model. We use the simplified method to determine the expected term of options granted, which calculates the expected term as the average of the time-to-vesting and contractual life of the option. We use the treasury yield curve rates for the risk-free interest rate in the option valuation model with maturities approximately equal to the expected term of the options. Volatility is determined by reference to the actual volatility of several publicly traded companies that are similar to us in our industry sector. We do not anticipate paying any cash dividends in the foreseeable future and therefore use an expected dividend yield of zero in the option valuation model.
Compensation costs related to stock option grants are based on the fair value of the options on the date of grant, net of estimated forfeitures. We estimate our forfeiture rate based on an analysis of our actual forfeitures and will continue to evaluate the adequacy of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover behavior and other factors. The impact from a forfeiture rate adjustment will be recognized in full in the period of adjustment, and if the actual number of future forfeitures differs from that estimated, we may be required to record adjustments to stock-based compensation expense in future periods.
There is substantial judgment in selecting the assumptions which we use to determine the fair value of such stock awards and other companies could use similar market inputs and experience and arrive at different conclusions with respect to those used to calculate fair value. Using alternative assumptions could cause there to be differences in the resulting fair value. If the fair value were to increase, the amount of expense that would result would also increase. Conversely, if the fair value were to decrease, the amount of expense would decrease.
Income Taxes
As part of the process of preparing our consolidated financial statements, we are required to estimate our provision (benefit) for income taxes in each of the jurisdictions in which we operate. This process involves estimating our current income tax provision (benefit) together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheets. We then assess the likelihood that our deferred tax assets will be recovered from future taxable income. Actual results could differ from this assessment if adequate taxable income is not generated in future periods. To the extent it is more likely than not that some portion or all of a deferred asset will not be realized, valuation allowances are established. To the extent valuation allowances are established or increased in a period, we include an expense within the tax provision in our consolidated statements of operations. These deferred tax valuation allowances may be released in future years when we consider that it is more likely than not that some portion or all of the deferred tax assets will be realized. In making such a determination, we will need to periodically evaluate whether or not all available evidence, such as future taxable income and reversal of temporary differences, tax planning strategies, and recent results of operations, provides sufficient positive evidence to offset any other negative evidence that may exist at such time. In the event the deferred tax valuation allowance is released, we would record an income tax benefit for a portion or all of the deferred tax valuation allowance released.
Income tax reserves for uncertain tax positions are determined using the methodology required ASC 740, Income Taxes. This methodology requires companies to assess each income tax position taken using a two-step process. A determination is first made as to whether it is more likely than not that the position will be sustained, based upon the technical merits, upon examination by the taxing authorities. If the tax position is expected to meet the more likely than not criteria, the benefit recorded for the tax position equals the largest amount that is greater than 50% likely to be realized upon ultimate settlement of the respective tax position. Uncertain tax positions require determinations and estimated liabilities to be made based on provisions of the tax law which may be subject to change or varying interpretation. If our determinations and estimates prove to be inaccurate, the resulting adjustments could be material to our future financial results. See Note 10, “Income Taxes”, to our consolidated financial statements for additional information related to income taxes.
Emerging Growth Company Accounting Election
Upon completion of the Business Combination, we expect to be an EGC within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. We could be an EGC until December 31, 2026, although circumstances could cause us to lose that status earlier, including if the market value of common stock held by non-affiliates exceeds $700,000,000 as of any September 30 before that time, in which case we would no longer be an EGC as of the following December 31.
Further, Section 102(b)(1) of the JOBS Act exempts EGCs from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-EGCs but any such election to opt out is irrevocable. We intend to take advantage of the benefits of this extended transition period.
Recent Accounting Pronouncements
See Note 1 to our audited / unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one yet, of their potential impact on our financial condition or results of operations.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to certain market risks as part of our ongoing business operations, including risks from changes in interest rates on debt obligations and foreign currency exchange rates that could impact our financial condition, results of operations and cash flows. We manage our exposure to these and other market risks through regular operating and financing activities.

Interest Rate Risk
Our exposure to market risk for changes in interest rates relates primarily to our debt obligations. Our long-term debt is carried at fair value and fluctuations in interest rates may impact our consolidated financial statements. The fair value of our long-term debt, which pays interest at a fixed rate, will generally fluctuate with movements of interest rates, increasing in periods of declining rates of interest and declining in periods of increasing rates of interest.
Foreign Currency Exchange Risk
We maintain business operations in foreign countries, most significantly in China, Taiwan, Korea, Japan and Singapore. Additionally, a portion of our business is conducted outside of the U.S. through subsidiaries with functional currencies other than the U.S. dollar, most notably including the Chinese Yuan, New Taiwan Dollar, South Korean Won, Japanese Yen and Singapore Dollar.
As a result, we face exposure to adverse movements in currency exchange rates as the financial results of our international operations are translated from local currency into U.S. dollars upon consolidation. The resulting translation adjustments are recorded as a component of accumulated other comprehensive (loss) income in the stockholders’ equity section of the consolidated balance sheets. Net sales and expenses in our foreign operations’ foreign currencies are translated into varying amounts of U.S. dollars depending upon whether the U.S. dollar weakens or strengthens against other currencies. Therefore, changes in exchange rates may either positively or negatively affect our net sales and expenses from foreign operations as expressed in U.S. dollars. Additionally, foreign exchange rate fluctuations on transactions denominated in currencies other than the functional currency result in gains or losses that are reflected in our consolidated statements of operations within other income (expense), net. Our foreign operations are subject to the same risks present when conducting business internationally, including, but not limited to, changes in economic conditions and geopolitical climate, differing tax structures, foreign exchange rate volatility and other regulations and restrictions.

CERTAIN GCT RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Convertible Note
In May 2019, GCT issued a convertible promissory note in the aggregate principal amount of up to $450 thousand to Dr. Kyeongho Lee, GCT’s founder and Chairman of the Board. The convertible promissory note has a three-year term with an interest rate of 4% per annum and a conversion price of $3.50 per share. The convertible promissory note and accrued interest of $55 thousand were converted into 144,183 shares of GCT Common Stock on April 28, 2022 upon GCT’s submission of the initial public offering eligibility review application to Korean Stock Exchange (“KOSDAQ”).
Term Loan and Security Agreement
In July of 2016, Anapass loaned to GCT Research, Inc., a subsidiary of GCT (“GCT Research”), ₩6,000.0 million, or $4.6 million based on the currency exchange rate on November 9, 2023, pursuant to a secured term note bearing 5.5% annual interest, paid monthly, and maturing on July 25, 2017. Dr. Lee serves as the chairman of the board of Anapass, which is currently a beneficial owner of approximately 27% of the issued and outstanding shares of GCT Common Stock. In addition, Anapass and GCT executed that certain Intellectual Property and Asset Security Agreement (the “Security Agreement”), dated as of July 18, 2016, pursuant to which GCT granted a security interest in substantially all of GCT’s assets to secure the loan. The Security Agreement was amended in January 2017 to secure a loan in the principal amount of ₩9,200.0 million (or $7.0 million) by the Industrial Bank of Korea (“IBK”) to GCT Research. In addition, on May 10, 2022, GCT executed Amendment No. 2 to the Security Agreement to secure an additional loan in the amount of ₩3,000.0 million (or $2.3 million) from Anapass to GCT Research. In September 2022, GCT executed Amendment No. 3 to the Security Agreement to secure a loan in the amount of ₩4,000.0 million (or $3.1 millions) from Anapass to GCT Research. The terms of the secured term note have been extended annually for additional one-year terms since 2017, and the current maturity date is July 25, 2024.
In July of 2016, KEB Hana Bank loaned ₩9,000.0 million (or $6.9 million) to GCT Research pursuant to an unsecured term loan agreement bearing a variable interest rate (2.562% initial annual interest rate), paid monthly, and maturing on July 18, 2017. The terms of such unsecured term loan agreement have been extended annually for additional one-year terms since 2017, and the current maturity date is July 12, 2024 with annual interest rate of 5.23%. Anapass provided certificates of deposit as collateral to KEB Hana Bank to secure GCT Research’s obligations under this loan.
In January of 2017, IBK loaned ₩9,200.0 million ($7.0 million) to GCT Research pursuant to an unsecured term loan agreement bearing a variable interest rate (2.11% initial annual interest rate), paid monthly and maturing on January 10, 2018. The terms of the unsecured term loan agreement have been extended annually for additional one-year terms from 2018 to 2023 and extended for ten-months in January 2023, and the current maturity date is November 18, 2023 with an annual interest rate of 2.162%. Anapass provided certificates of deposit as collateral to IBK to secure the loan.
On May 19, 2017, Dr. Lee loaned ₩500.0 million (or $0.4 million) to GCT Research pursuant to an unsecured term note bearing an 8.5% annual interest rate, paid monthly, and maturing on November 19, 2017. The terms of the unsecured term note have been extended annually for additional one-year terms since 2017, and the current maturity date is November 19, 2023 with an annual interest rate of 9.0%.
On May 24, 2017, Dr. Lee loaned ₩700.0 million (or $0.5 million) to GCT Research pursuant to an unsecured term note bearing 8.5% annual interest, paid monthly, with a monthly redemption of ₩10.0 million (or $0.008 million) and maturity date of November 24, 2017. The terms of the unsecured term note have been extended annually for additional one-year terms since 2017, and the latest maturity date was November 24, 2023 with an annual interest rate of 6.8%. The unsecured term note was paid off in full on March 19, 2023.

On May 30, 2017, Dr. Lee loaned ₩500.0 million (or $0.4 million) to GCT Research pursuant to an unsecured term note bearing 8.5% annual interest, paid monthly, and maturing on November 30, 2017. The terms of the unsecured term note have been extended annually for additional one-year terms since 2017, and the current maturity date is November 30, 2023 with an annual interest rate of 7.5%.
On May 27, 2020, Dr. Lee loaned ₩400.0 million (or $0.31 million) to GCT Research pursuant to an unsecured and non-interest bearing term loan agreement maturing on November 27, 2020. GCT Research redeemed ₩200.0 million (or $0.15 million) under such term loan in July 2020. The terms of the unsecured term loan agreement were extended for six months in November 2020, and further extended annually for additional one-year terms since May 2021 pursuant to that certain Amendment No. 2, dated as of May 27, 2021; Amendment No. 4, dated as of May 27, 2022, and Amendment No. 5, dated as of May 27, 2023. Pursuant to that certain Amendment No. 3, dated as of November 30, 2021, ₩90.0 million (or $.07 million) were forgiven by Dr. Kyeongho Lee. The current outstanding balance under the loan is ₩110.0 million.
On December 2, 2021, Dr. Lee loaned ₩1,000.0 million (or $0.8 million) to GCT Research pursuant to an unsecured term loan agreement bearing 7.5% annual interest, paid monthly, and maturing on December 2, 2022. The loan agreement was subsequently extended and currently has a maturity date of December 1, 2023.
On December 17, 2021, Dr. Lee loaned ₩2,000.0 million (or $1.5 million) to GCT Research pursuant to an unsecured term loan agreement bearing 7.5% annual interest, paid monthly, and maturing on March 17, 2022. The loan was fully redeemed on March 10, 2022.

COMPARISON OF CONCORD III STOCKHOLDERS’ RIGHTS
General
Concord III is incorporated under the laws of the State of Delaware and the rights of Concord III stockholders are governed by the laws of the State of Delaware, including the DGCL, the Existing Certificate of Incorporation and Concord III’s current bylaws. GCT is incorporated under the laws of the State of Delaware, and the rights of GCT Stockholders are governed by the laws of the State of Delaware, including the DGCL, GCT’s current amended and restated certificate of incorporation (the “GCT Charter”) and the current amended and restated bylaws of GCT (the “GCT Bylaws”). As a result of the Business Combination, Concord III stockholders who do not elect to redeem their shares of Concord III Class A Common Stock and GCT Stockholders who receive shares of New GCT Common Stock will each become New GCT stockholders. New GCT will be incorporated under the laws of the State of Delaware and the rights of New GCT stockholders will be governed by the laws of the State of Delaware, including the DGCL, and, assuming the adoption of the Charter Amendment Proposal, the Proposed Certificate of Incorporation and the New GCT Bylaws. Thus, following the Business Combination, the rights of Concord III stockholders and GCT Stockholders who become New GCT stockholders will continue to be governed by Delaware law but will no longer be governed by the Existing Certificate of Incorporation or Concord III’s current bylaws (with respect to Concord III stockholders) or the GCT Charter or GCT Bylaws (with respect to GCT Stockholders) and instead will be governed by the Proposed Certificate of Incorporation and New GCT Bylaws.
Comparison of Stockholders’ Rights
Set forth below is a summary comparison of material differences between the rights of Concord III stockholders under the Existing Certificate of Incorporation and Concord III’s current bylaws (left column), and the rights of New GCT stockholders under the forms of the Proposed Certificate of Incorporation and New GCT Bylaws (right column), which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of the DGCL.
Concord III	New GCT
Authorized Capital Stock
The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which Concord III is authorized to issue is 221,000,000 shares, consisting of (a) 220,000,000 shares of common stock, including (i) 200,000,000 shares of Concord III Class A Common Stock and (ii) 20,000,000 shares of Concord III Class B Common Stock, and (b) 1,000,000 shares of preferred stock.
The total number of shares of all classes of capital stock of New GCT, each with a par value of $0.0001 per share, which New GCT is authorized to issue is 440,000,000 shares, consisting of: (a) 400,000,000 shares of New GCT Common Stock and (b) 40,000,000 shares of preferred stock of New GCT.
Upon the filing of the Proposed Certificate of Incorporation, each outstanding share of Concord III Class A Common Stock and Concord III Class B Common Stock will be redesignated as New GCT Common Stock.

Rights of Preferred Stock
Subject to certain requirements relating to an initial business combination set forth in the Existing Certificate of Incorporation, the board of directors of Concord III is authorized to provide, out of the unissued shares of Concord III preferred stock, for one or more series of Concord III preferred stock and to establish the number of shares to be included in each such series and to fix the voting rights, if	The Proposed Certificate of Incorporation authorizes New GCT’s board of directors, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of preferred stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish

Concord III	New GCT
any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as will be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation.	from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and the qualifications and restrictions, if any, including without limitation dividend rights, conversion rights, voting rights (if any), redemption privileges, and liquidation preferences of any such series.
Voting Rights
Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock will be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.	Each outstanding share of New GCT Common Stock will entitle the holder thereof to one vote on each matter properly submitted to the stockholders of New GCT for their vote; provided, however, that, except as otherwise required by law, holders of New GCT Common Stock will not be entitled to vote on any amendment to the Proposed Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Proposed Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock).
Cumulative Voting
Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation. However, the Existing Certificate of Incorporation does not authorize cumulative voting.	Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the Proposed Certificate of Incorporation does not authorize cumulative voting.
Number of Directors and Structure of Board
Concord III’s current Bylaws provide that the number of directors of Concord III, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, will be fixed exclusively by the Board of Concord III pursuant to a resolution adopted by a majority of the Board of Concord III. The Existing Certificate of Incorporation divides the Concord III board of directors into three classes of directors, as nearly equal in number as possible, with each class being elected to a staggered three-year term. Each director will hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation or removal.
The Proposed Certificate of Incorporation provides that, subject to the special rights of the holders of any series of preferred stock of New GCT to elect directors, the number of directors which will constitute the New GCT board of directors will be fixed exclusively by the New GCT board of directors from time to time in accordance with the New GCT Bylaws. No decrease in the number of directors constituting the whole board will shorten the term of any incumbent director.
The Proposed Certificate of Incorporation divides the board of directors into three classes of directors, as nearly equal as reasonably possible, with each class being elected to a staggered three-year term. Each director will hold office until the annual meeting at which such director’s term expires and

Concord III	New GCT
until such director’s successor is elected and qualified, or until such director’s earlier death, incapacity, resignation or removal.
Election of Directors
Subject to the rights of the holders of any series of the preferred stock to elect directors, the Existing Certificate of Incorporation and Concord III’s current Bylaws require that the election of directors will be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote.	The New GCT Bylaws require that directors be elected by a plurality of the votes cast, present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
Manner of Acting by Board
Concord III’s current Bylaws provide that a majority of the Concord III board of directors will constitute a quorum for the transaction of business at any meeting of the Board of Concord III, and the act of a majority of the directors present at any meeting at which there is a quorum will be the act of the Concord III’s board of directors, except as may be otherwise specifically provided by applicable law, the Existing Certificate of Incorporation or these Bylaws. If a quorum will not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.	The New GCT Bylaws provide that a majority of the members of the New GCT board of directors will constitute a quorum for the transaction of business, and the vote of a majority of the directors present at a meeting at which a quorum is present will be the act of the board.
Removal of Directors
The Existing Certificate of Incorporation provides that any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of Concord III entitled to vote generally in the election of directors, voting together as a single class.	The Proposed Certificate of Incorporation provides that, subject to the special rights of the holders of any series of preferred stock, no director may be removed from the board of directors except for cause and only by the affirmative vote of the holders of at least 66 2∕3% of the outstanding shares of capital stock of New GCT entitled to vote for the election of directors or class of directors, voting together as a single class.
Vacancies on the Board
Subject to Concord III’s current Bylaws and the contractual rights of any stockholder, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board of Concord III resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen will hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such	The Proposed Certificate of Incorporation provides that any new directorships or vacancies in the New GCT board of directors, including new directorships resulting from any increase in the number of directors to serve in the New GCT board of directors and/or any unfilled vacancies by reason of death, resignation, disqualification, removal for cause, failure to elect or otherwise with respect to any director, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

Concord III	New GCT
director’s earlier death, resignation, retirement, disqualification or removal.
Special Meetings of the Board
Concord III’s current Bylaws provide that special meetings of board of directors of Concord III (a) may be called by the chairman of the board or president and (b) shall be called by the chairman of the board, president or secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request.	Special meetings of the New GCT board of directors may be called by the chairperson of the New GCT board of directors, if any, or the chief executive officer or shall be called by the secretary on the written request of two or more directors.
Amendments to Certificate of Incorporation
The Existing Certificate of Incorporation provides that Concord III reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the Existing Certificate of Incorporation (including any preferred stock designation); and, except as set forth in the Existing Certificate of Incorporation, all rights, preferences and privileges of stockholders, directors or any other persons by and pursuant to this Existing Certificate of Incorporation in its present form or as hereafter amended are granted; provided, however, that no amendment to Article IX of the Existing Certificate of Incorporation will be effective prior to the consummation of the initial business combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Concord III Common Stock.
Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires the approval of the New GCT board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.
New GCT reserves the right to amend, alter, change, or repeal any provision contained in the Proposed Certificate of Incorporation, in the manner prescribed by the DGCL.

Amendments to Bylaws
The Existing Certificate of Incorporation provides that the Concord III board of directors will have the power and is expressly authorized to adopt, amend, alter or repeal Concord III’s current Bylaws. The affirmative vote of a majority of the Board will be required to adopt, amend, alter or repeal Concord III’s current Bylaws. Concord III’s current Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of Concord III required by law, the Existing Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of Concord III entitled to vote generally in the election of directors, voting together as a single class, will be required for	The Proposed Certificate of Incorporation provides that the New GCT Bylaws may be adopted, amended or repealed by a majority of the outstanding shares entitled to vote generally in the election of directors. Concord III’s current Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of a majority of all of the members of the New GCT board of directors.

Concord III	New GCT
the stockholders to adopt, amend, alter or repeal Concord III’s current Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders will invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
Quorum for Stockholder Meeting
Except as otherwise provided by applicable law, the Existing Certificate of Incorporation, or Concord III’s current Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of Concord III representing a majority of the voting power of all outstanding shares of capital stock of Concord III entitled to vote at such meeting will constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series will constitute a quorum of such class or series for the transaction of such business.	At all meetings of the New GCT’s stockholders the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum requisite for the transaction of business.
Stockholder Action by Written Consent
The Existing Certificate of Incorporation provides that, except as may be otherwise provided for, subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of Concord III must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to Concord III Class B Common Stock with respect to which action may be taken by written consent.	Unless otherwise provided in the Proposed Certificate of Incorporation, any action required to be taken at any annual or special meeting of New GCT’s stockholders, or any action that may be taken at any annual or special meeting of such New GCT’s stockholders, may be taken only at such a meeting, and not by written consent of New GCT’s stockholders.
Special Stockholder Meetings
Concord III’s current Bylaws provide that, subject to the rights of the holders of any outstanding series of the Preferred Stock, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, the Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person.
The Proposed Certificate of Incorporation provides that special meetings of New GCT’s stockholders may be called only by or at the direction of the New GCT board of directors pursuant to a resolution adopted by a majority of the total number of directors.

Manner of Acting by Stockholders
Concord III’s current Bylaws provide that at all meetings of stockholders all matters other than the election of directors presented to the stockholders at a meeting at which a quorum is present will be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to	In all other matters, unless otherwise required by law, the Proposed Certificate of Incorporation or New GCT By-laws, the affirmative vote of the holders of a majority of the votes cast at the meeting will be the act of New GCT’s stockholders.

Concord III	New GCT
vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these By Laws or applicable stock exchange rules, a different vote is required, in which case such provision will govern and control the decision of such matter.
Notice of Stockholder Meetings
Concord III’s current Bylaws provide that written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, will be given in the manner permitted by Concord III’s current Bylaws to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by Concord III not less than 10 nor more than 60 days before the date of the meeting unless otherwise required. If said notice is for a stockholders meeting other than an annual meeting, it will in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting will be limited to the matters so stated in Concord III’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement given before the date previously scheduled for such meeting.	The New GCT Bylaws provide that notice of annual meetings of New GCT’s stockholders will be given not less than 10, nor more than 60, days before the date of the meeting to each stockholder of record entitled to vote at such meeting. Written notice of special meetings of GCT’s stockholders, stating the time and place and purpose or purposes thereof, will be given not less than 10, nor more than 60, days before the date of the meeting to each stockholder of record entitled to vote at such meeting.
Advance Notice Provisions

Business other than nomination of persons for election as directors
No business (other than nominations of individual(s) for election to the Board) may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in Concord III’s notice of meeting (or any supplement thereto), (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of Concord III (x) who is a stockholder of record on the date of the giving of the notice provided for in Concord III’s current Bylaws and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice

Business other than nomination of persons for election as directors
The New GCT Bylaws provide that business proposals to be considered by the stockholders of New GCT may be made at an annual meeting of stockholders only: (i) pursuant to New GCT’s notice of such meeting (or any supplement thereto) or (ii) by any stockholder of New GCT who was a stockholder of record at the time of giving of the notice (the “Record Stockholder”), who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in the New GCT Bylaws.
To be timely, a Record Stockholder’s notice must be delivered to the Secretary of New GCT at the

Concord III	New GCT
procedures set forth in Concord III’s current Bylaws. Notwithstanding anything in Concord III’s current Bylaws to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Concord III’s current Bylaws will be considered for election at such meeting.
In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of Concord III and such business must otherwise be a proper matter for stockholder action. A stockholder’s notice to the Secretary with respect to such business, to be timely, must be delivered to the Secretary at the principal executive offices of Concord III not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by Concord III. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in Concord III’s current Bylaws.	principal executive offices of New GCT not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than 30 days before, or more than 60 days after, such anniversary date, notice by the Record Stockholder to be timely must be so delivered (a) no earlier than the close of business on the 120th day prior to such annual meeting and (b) no later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by New GCT.

Stockholder nominations of persons for election as directors
Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in Concord III’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of Concord III (x) who is a stockholder of record on the date of the giving of the notice provided for in Concord III’s current Bylaws on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in Concord III’s current Bylaws.

Stockholder nominations of persons for election as directors
The New GCT Bylaws provide that nominations of persons for election to the board of directors may be made at an annual meeting of stockholders only: (i) pursuant to New GCT’s notice of such meeting (or any supplement thereto) or (ii) by any stockholder of New GCT who was a Record Stockholder, who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in the New GCT Bylaws.
To be timely, a Record Stockholder’s notice must be delivered to the Secretary of New GCT at the principal executive offices of New GCT not later than the close of business on the 90th day nor

Concord III	New GCT
For a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of Concord III. To be timely, a stockholder’s notice to the Secretary must be delivered to the Secretary at the principal executive offices of Concord III (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Concord III; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by Concord III. In no event will the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in Concord III’s current Bylaws.	earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than 30 days before, or more than 60 days after, such anniversary date, notice by the Record Stockholder to be timely must be so delivered (a) no earlier than the close of business on the 120th day prior to such annual meeting and (b) no later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by New GCT.
Limitation of Liability of Directors and Officers
The Existing Certificate of Incorporation provides that a director of Concord III will not be personally liable to Concord III or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, modification or repeal of the foregoing sentence will not adversely affect any right or protection of a director of Concord III hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.	The DGCL permits limiting or eliminating the monetary liability of a director or certain officers to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit. The Proposed Certificate of Incorporation provides that the liability of the directors and officers of New GCT to New GCT or New GCT’s stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, will be eliminated or limited to the fullest extent permitted under applicable law.
Indemnification of Directors, Officers, Employees and Agents
The Existing Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, Concord III will indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed	The DGCL generally permits a corporation to indemnify its directors, officers, employees and agents acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed

Concord III	New GCT
action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of Concord III or, while a director or officer of Concord III, is or was serving at the request of Concord III as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. Concord III will to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it will ultimately be determined that the indemnitee is not entitled to be indemnified.	with the statutory provisions governing indemnity. The New GCT Bylaws provide that to the fullest extent permitted by applicable law, New GCT will indemnify and hold harmless each natural person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of New GCT or, while a director or officer of New GCT, is or was serving at the request of New GCT as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. New GCT will to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it will ultimately be determined that the indemnitee is not entitled to be indemnified under Section 7.1 of the New GCT By-laws or otherwise.
Corporate Opportunity
The Existing Certificate of Incorporation provides that, to the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, will not apply with respect to Concord III or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future, and Concord III renounces any expectancy that any of the directors or officers of Concord III will offer any such corporate opportunity of which he or she	The Proposed Certificate of Incorporation of New GCT provides that New GCT renounces, to the fullest extent permitted by law, any interest or expectancy of New GCT in, or in being offered an opportunity to participate in, any Excluded Opportunity pursuant to Section 122(17) of the DGCL. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the New GCT who is not an employee of the New GCT or any of its subsidiaries, or (ii) any holder of GCT Common Stock or GCT Preferred

Concord III	New GCT
may become aware to Concord III, except, the doctrine of corporate opportunity will apply with respect to any of the directors or officers of Concord III only with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of Concord III and such opportunity is one Concord III is legally and contractually permitted to undertake and would otherwise be reasonable for Concord III to pursue.	Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the New GCT or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the New GCT, such opportunity is one the New GCT is legally and contractually permitted to undertake and would otherwise be reasonable for the New GCT to pursue, and to the extent the director is permitted to refer that opportunity to the New GCT without violating any legal or contractual obligation.
Exclusive Forum Selection

Unless Concord III consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will to the fullest extent permitted by law be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Concord III, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Concord III to Concord III or Concord III’s stockholders, (iii) any action asserting a claim against Concord III, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or Concord III’s current Bylaws, or (iv) any action asserting a claim against Concord III, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.
Notwithstanding the foregoing, the Existing Certificate of Incorporation provides that the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act, the Securities, or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates
Unless New GCT consents in writing to the selection of an alternative forum, (i) (a) any derivative action or proceeding brought on behalf of New GCT, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of New GCT to New GCT or New GCT’s stockholders, (c) any action asserting a claim against New GCT or its current or directors, officers, employees, or New GCT’s stockholders arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Proposed Certificate of Incorporation or the New GCT’s Bylaws (as either may be amended or restated) or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim against New GCT or its current or former directors, officers, employees, or stockholders governed by the internal affairs doctrine of the law of the State of Delaware will, to the fullest extent permitted by law, be brought by any stockholder (including a beneficial owner) exclusively in the Court of Chancery of the State of Delaware or, solely if such court does not have subject matter jurisdiction thereof, in the United States District Court for the District of Delaware; and (ii) the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Concord III	New GCT
exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Liquidation
The Existing Certificate of Incorporation provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock and the provisions of Article IX, in the event of any voluntary or involuntary liquidation, dissolution or winding up of Concord III, after payment or provision for payment of the debts and other liabilities of Concord III, the holders of shares of Concord III Common Stock will be entitled to receive all the remaining assets of Concord III available for distribution to its stockholders, ratably in proportion to the number of shares of Concord III Class A Common Stock (on an as converted basis with respect to the Concord III Class B Common Stock) held by them.	Upon the dissolution or liquidation or winding up of the affairs of New GCT, whether voluntary or involuntary, holders of New GCT Common Stock will be entitled to receive all assets of New GCT available for distribution to New GCT’s stockholders equally on a per share basis, subject to any preferential rights of any then outstanding shares of preferred stock of New GCT and after payment or provision for payment of New GCT’s debts.
Redemption Rights
Prior to the consummation of the initial business combination, Concord III will provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of the initial business combination pursuant to the Existing Certificate of Incorporation for cash equal to the applicable redemption price per share determined in accordance with Existing Certificate of Incorporation.	None.

INFORMATION ABOUT CONCORD III
Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Concord III.
Overview
We are a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination. We may pursue a merger opportunity in any industry or sector. We have sought to acquire established and growing businesses that we believe are fundamentally sound with an attractive financial profile and poised for continued and accelerating growth, but potentially in need of some form of financial, operational, strategic or managerial guidance to maximize value.
Initial Public Offering
On November 8, 2021, we completed our IPO of 34,500,000 Concord III Units, including the issuance of 4,500,000 Concord III Units as a result of the underwriters’ exercise in full of their over-allotment option. The Concord III Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $345,000,000. Simultaneously with the consummation of the IPO, we completed a private placement of an aggregate of 9,400,000 Private Warrants at a price of $1.00 per Private Warrant, generating total gross proceeds of $9,400,000. We also executed promissory notes with the Sponsor and CA2, evidencing loans to Concord III in the aggregate amount of $6,900,000. The terms of the Sponsor Loans provide for them to be repaid or converted into warrants (the “Sponsor Loan Warrants”) at a conversion price of $1.00 per warrant, at the Sponsors’ discretion. The Business Combination Agreement provides that the Sponsor Loans will be canceled at the Closing.
A total of $351,900,000 of the net proceeds from the IPO, the private placement and the Sponsor Loans was deposited in the Trust Account immediately following the IPO.
The First Extension
On May 4, 2023, Concord III’s stockholders approved a proposal to amend its amended and restated certificate of incorporation to extend the date by which it had to consummate a business combination from May 8, 2023 to November 8, 2023, or such earlier date as may be determined by Concord III’s board of directors. In connection with the votes to approve the First Extension, the holders of 30,460,066 shares of Concord III Class A Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.42 per share, for an aggregate redemption amount of approximately $317.4 million, leaving approximately $42.1 million in the Trust Account immediately following the First Extension.
In April 2023, the Sponsor entered into non-redemption agreements with certain holders of Concord III Class A Common Stock in exchange for them agreeing not to redeem their shares of Concord III Class A Common Stock in connection with the First Extension. The non-redemption agreements provide for the transfer and assignment of economic interest of an aggregate of 999,665 shares of Concord III Class B Common Stock held by the Sponsor. Pursuant to the non-redemption agreements, the Sponsor has agreed to transfer such Founder Shares to the investors upon closing of an initial business combination.
The Second Extension
On November 7, 2023, Concord III’s stockholders approved a proposal to further amend its amended and restated certificate of incorporation, as amended, to extend the date by which it has to consummate a business combination from November 8, 2023 to August 8, 2024, or such earlier date as may be determined by Concord III’s board of directors. In connection with the votes to approve the Second Extension, the holders of 98,573 shares of Concord III Class A Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.70 per share, for an aggregate redemption amount of approximately $1.1 million, leaving approximately $42.2 million in the Trust Account immediately following the Second Extension.
In November 2023, Concord III and the Sponsor entered into non-redemption agreements with certain holders of Concord III Class A Common Stock in exchange for them agreeing not to redeem their shares of Concord III Class A Common Stock in connection with the Second Extension. In exchange for the foregoing commitments not to redeem such shares, Concord III agreed to allocate to such investors an aggregate of 781,961 shares of Concord III Class A Common Stock, and the Sponsor agreed to surrender and forfeit to Concord III for no consideration an equal number of Founder Shares, upon closing of an initial business combination. In connection with the Second Extension, the Sponsor and the holders of Concord III Class B Common Stock converted an aggregate of 8,624,999 shares of Concord III Class B Common Stock to shares of Concord III Class A Common Stock in accordance with the Existing Certificate of Incorporation (the “Class B Conversion”). Following the Class B Conversion, there was one share of Concord III Class B Common Stock outstanding, which is held by the Sponsor.
NYSE Notification
On January 19, 2024, Concord III received a notification (the “Notice”) from the NYSE informing Concord III that, because the number of public stockholders is less than 300, Concord III is not in compliance with Section 802.01B of the NYSE Listed Company Manual (the “Listing Rule”). The Listing Rule requires Concord III to maintain a minimum of 300 public stockholders on a continuous basis. The Notice specifies that Concord III has 45 days to submit a business plan that demonstrates how Concord III expects to return to compliance with the Listing Rule within 18 months of receipt of the Notice.
Concord III plans to promptly submit a business plan that demonstrates how Concord III expects to return to compliance with the Listing Rule within 18 months of receipt of the Notice. Concord III expects that upon completion of an initial business combination it will have at least 300 public stockholders. The Notice has no immediate impact on Concord III’s common stock, and provided the NYSE approves the plan, Concord III’s common stock will continue to be listed and traded on the NYSE during the 18-month period, subject to Concord III’s compliance with other NYSE listing standards and periodic review by the NYSE of Concord III’s progress under the plan.
Fair Market Value of Target Business
Pursuant to the NYSE listing rules, our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. The Concord III board of directors has determined that this test is met in connection with the proposed Business Combination. Notwithstanding the foregoing, if we are not then listed on the NYSE, these rules will not be applicable to us.
Stockholder Approval of Business Combination
Under the Existing Certificate of Incorporation, in connection with any proposed business combination, we must seek stockholder approval of an initial business combination at a meeting called for such purpose at which Public Stockholders may seek to redeem their Public Shares, regardless of whether they vote for or against the proposed business combination. Accordingly, in connection with the Business Combination, the Public Stockholders may seek to redeem their Public Shares in accordance with the procedures set forth in this proxy statement/prospectus.
Voting Restrictions in Connection with Stockholder Meeting
In connection with any vote for a proposed business combination, including the vote with respect to the Business Combination Proposal, the Sponsor and all of our officers and directors have agreed to vote their Founder Shares and any Public Shares held by them in favor of such proposed business combination.
No directors or officers of Concord III have purchased any securities of Concord III in any open market transactions. However, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Concord III or its securities, Concord III, Concord III’s officers, directors and advisors, the Sponsor, GCT and/or their respective affiliates may purchase Public Shares and/or Public Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Concord III Common Stock. In such transactions, the purchase price for the Concord III Common Stock is not expected to exceed the redemption price. In addition, the persons and entities described above will waive redemption rights, if any, with respect to the Concord III Common Stock they acquire in such transactions. However, any Concord III Common Stock acquired by the persons or entities described above would not vote on the Business Combination Proposal.
The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination which may not otherwise have been possible.
As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Concord III will file with the SEC a Current Report on Form 8-K prior to the special meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons or entities. Any such report will include: (i) the amount of Public Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Public Shares for which Concord III has received redemption requests.
Liquidation if No Business Combination
Under our Existing Certificate of Incorporation, we will have until August 8, 2024 to consummate an initial business combination, or such earlier date as may be determined by our board of directors. If we are unable to consummate an initial business combination within such time period, we will redeem 100% of our issued and outstanding Public Shares for a pro rata portion of the funds held in the Trust Account, equal to the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, subject to applicable law and as further described herein, and then seek to dissolve and liquidate Concord III. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete a Business Combination within the required timeframe.
Prior to the IPO, the Sponsor, and our officers and directors waived their rights to participate in any liquidation distribution with respect to their Founder Shares. As a consequence of such waivers, a liquidating distribution will be made only with respect to the Public Shares.
To protect amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below: (1) $10.20 per Public Share; or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of Concord III and, therefore, our Sponsor may not be able to satisfy those obligations. We have not asked our Sponsor to reserve for such obligations. As a result, if we liquidate, the per-share distribution from the Trust Account could be less than $10.20 due to claims or potential claims of creditors. We will distribute to all of the Public Stockholders, in proportion to their respective equity interests, an aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses).
Redemption Rights for Public Stockholders upon Completion of our Initial Business Combination
We will provide our Public Stockholders with the opportunity to redeem all or a portion of their shares of common stock upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the initial business combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations described herein. At completion of the business combination, we will be required to purchase any Public Shares properly delivered for redemption and not withdrawn. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Prior to the IPO, the Sponsor, and our officers and directors agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of our initial business combination. None of such persons received any specific consideration for agreeing not to seek redemption of such shares.
Facilities
We currently maintain our principal executive offices at 477 Madison Avenue, 22nd Floor, New York, NY 10022. The cost for this space is included in the $20,000 per month fee that we pay an affiliate of our Sponsor for office space, administrative and support services. We consider our current office space adequate for our current operations.
Upon consummation of the Business Combination, the principal executive offices of New GCT will be those of GCT.
Employees
We currently have two officers and do not intend to have any full-time employees prior to the completion of our initial business combination. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any such person will devote in any time period to our company will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.
Directors and Executive Officers
Our Current directors and executive officers are listed below:
Name	Age	Title
Bob Diamond	72	Chairman of the Board
Jeff Tuder	50	Chief Executive Officer and Director
Michele Cito	34	Chief Financial Officer
Peter Ort	53	Director
Thomas King	63	Director
Larry Leibowitz	63	Director
Bob Diamond serves as Chairman of our board of directors. Mr. Diamond is Founding Partner and Chief Executive Officer of Atlas Merchant Capital LLC (“Atlas”). Mr. Diamond has also been the Chairman of Concord Acquisition Corp (“Concord I”) and Concord Acquisition Corp II (“Concord II”). Until 2012, Mr. Diamond was Chief Executive of Barclays, having previously held the position of President of Barclays, responsible for Barclays Capital and Barclays Global Investors (“BGI”). He became an executive director of Barclays in 2005 and had been a member of the Barclays Executive Committee since 1997. Prior to Barclays, Mr. Diamond held senior executive positions at Credit Suisse First Boston and Morgan Stanley in the United States, Europe and Asia. Mr. Diamond worked at Credit Suisse First Boston from 1992 to 1996, where his roles included Vice Chairman and Head of Global Fixed Income and Foreign Exchange in New York, as well as Chairman, President and CEO of Credit Suisse First Boston Pacific. Mr. Diamond worked at Morgan Stanley from 1979 to 1992, including as the Head of European and Asian Fixed Income Trading. Mr. Diamond is currently a member of the Board of Directors of South Street Securities Holdings, Inc. and Crux Informatics. He is also a Trustee of The American Foundation of the Imperial War Museum Inc., a Life Member of The Council on Foreign Relations and is involved in several non-profit initiatives, including being a Director of the Diamond Foundation. He is also Life Trustee and former Chair of the Colby College Board of Trustees. Mr. Diamond also serves on the board of directors of Concord II.
Jeff Tuder serves as our Chief Executive Officer and on our board of directors. Mr. Tuder is currently an Operating Partner of Atlas, having joined in September 2020. Mr. Tuder has also been the Chief Executive Officer of Concord I and Concord II. Previously, Mr. Tuder founded Tremson Capital Management, LLC to invest in undervalued public equities and to make private equity and credit investments in partnership with a number of family offices. Prior to founding Tremson, Mr. Tuder held various investment positions at JHL Capital Group, a $3 billion multi-strategy hedge fund, KSA Capital Management, a deep value long/short equity fund, and CapitalSource Finance, where he was a Managing Director and Head of its Special Opportunity credit investment business. Mr. Tuder began his career as a private equity professional at Fortress Investment Group, where he underwrote and managed private equity investments for Fortress’ various investment vehicles; Nassau Capital, LLC, which managed the private assets of Princeton University’s Endowment; and ABS Capital Partners, a private equity firm affiliated with Alex. Brown & Sons. Mr. Tuder is currently a member of the board of directors of Inseego Corporation (NASDAQ: INSG) and serves as a board advisor to various private companies. He previously served on the board of directors of Unico American (NASDAQ: UNAM). Mr. Tuder received a B.A. in English Literature from Yale College. Mr. Tuder also serves as Chief Executive Officer of Concord II.
Michele Cito serves as our Chief Financial Officer. Ms. Cito is Chief Financial Officer and a Managing Director of Atlas Merchant Capital LLC, having joined in June 2014. Ms. Cito joined Atlas as Controller and later served as Vice President of Finance and Operations prior to becoming Chief Financial Officer. Ms. Cito has also been the Chief Financial Officer of Concord I and Concord II. Previously, Ms. Cito worked as an Auditor at Deloitte & Touche LLP in financial services. Ms. Cito is a Certified Public Accountant and received a B.A. in Public Accounting, and an MBA from Pace University. Ms. Cito also serves as Chief Financial Officer of Concord II.
Peter Ort serves on our board of directors. Mr. Ort is Head of Product at FS Investments and is a Partner at Cambium Capital. He previously co-founded CurAlea Associates and was a Managing Director at Goldman Sachs, where he was co-head of the Hedge Fund Strategies Group and also worked in the firm’s Private Equity Group and Financial Institutions Group in New York and Tokyo. Mr. Ort graduated from Duke University, obtained J.D. and M.B.A. degrees from New York University, is a member of the New York and New Jersey State Bars, and was a Fulbright Scholar in Japan. Mr. Ort also serves on the board of directors of Concord II.
Thomas King serves on our board of directors. Mr. King is an Operating Partner of Atlas. He has more than 30 years of experience in the investment banking and financial services industry. Most recently, Mr. King served as Chief Executive Officer of Investment Banking at Barclays and Chairman of the Investment Banking Executive Committee. Mr. King was also a member of the Barclays Group Executive Committee, which oversees all of the Barclays plc businesses. Mr. King began his career at Salomon Brothers, which was later acquired by Citigroup. During his tenure at Citigroup, he served as Global Head of Mergers and Acquisitions, Head of Investment Banking for the EMEA (Europe, Middle East and Africa) Region and Head of Corporate and Investment Banking for the EMEA region. In 2009, Mr. King moved to Barclays Investment Bank and held several senior roles before becoming CEO, including Head of European Investment Banking, Co-Head of Global Corporate Finance, Global Head of Investment Banking. Mr. King received his MBA with distinction from the Wharton School, University of Pennsylvania and his Bachelor of Arts degree from Bowdoin College. He previously served on the Board of Directors of Radius Global

Infrastructure, Inc. (Nasdaq: RADI) and currently serves on the board of directors of SVB Financial Group and Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) and various private boards and Chairs the Board of Trustees at the King School in Stamford, Connecticut.
Larry Leibowitz serves on our board of directors. Mr. Leibowitz is a finance and technology entrepreneur who specializes in business transformation and capital markets. Mr. Leibowitz is an Operating Partner of Atlas Merchant Capital, and Board Director of Enfusion Inc. (NYSE:ENFN), as well as Vice Chairman of XCHG Xpansiv, an intelligent commodities exchange focusing on renewable energy products, and is on the board of various other private companies in the data management, fintech, digital law, and site logistics businesses. Most recently, Mr. Leibowitz served as Chief Operating Officer, Head of Global Equities Markets and as a Member of the board of directors of NYSE Euronext, from 2007 to 2013. Prior to that, Mr. Leibowitz served as Chief Operating Officer of Americas Equities at UBS, Co-head of Schwab Soundview Capital Markets, and CEO of Redibook. Mr. Leibowitz was formerly a founding partner at Bunker Capital, and Managing Director and Head of Quantitative Trading and Equities technology at CS First Boston. Mr. Leibowitz also serves on the board of directors of Concord II.
Director Independence
The rules of the NYSE require that a majority of our board of directors be independent within one year of our initial public offering. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). We have three “independent directors” as defined in the NYSE rules and applicable SEC rules. Our board of directors has determined that each of Peter Ort, Thomas King and Larry Leibowitz is an independent director under applicable SEC and NYSE rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Number and Terms of Office of Officers and Directors
Our board of directors consists of five members. Our board of directors is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Peter Ort, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Larry Leibowitz and Thomas King, will expire at our second annual meeting of stockholders. The term of office of the third class of directors, consisting of Bob Diamond and Jeff Tuder, will expire at our third annual meeting of stockholders.
Prior to consummation of our initial business combination, holders of Concord III Class B Common Stock have the right to elect all of our directors and remove members of our board of directors for any reason. Holders of our Public Shares do not have the right to vote on the election of directors during such time. These provisions of our amended and restated certificate of incorporation may only be amended if approved by holders of a majority of at least 90% of the outstanding shares of our common stock voting at a stockholder meeting. Approval of our initial business combination will require the affirmative vote of a majority of our board directors, which must include a majority of our independent directors. Subject to any other special rights applicable to the stockholders, prior to our initial business combination, any vacancies on our board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board of directors that includes any directors representing the Sponsor then on our board of directors, or by holders of a majority of the outstanding shares of Concord III Class B Common Stock.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provides that our officers may consist of a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a President, Vice Presidents, Assistant Secretaries, and a Treasurer) as our board of directors from time to time may determine.

Committees of the Board of Directors
Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, each of which is composed solely of independent directors. Each committee operates under a charter that has been approved by our board of directors and has the composition and responsibilities described below. The charter of each committee is available on our website.
Audit Committee
The members of our audit committee are Peter Ort, Thomas King and Larry Leibowitz. Mr. Ort serves as chairman of the audit committee.
Each member of the audit committee is financially literate and our board of directors has determined that Mr. Ort qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:
•
assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

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the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

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pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

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reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

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setting clear hiring policies for employees or former employees of the independent auditors;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;

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reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

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reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
The members of our compensation committee are Peter Ort, Thomas King and Larry Leibowitz. Thomas King serves as chairman of the compensation committee.

We have adopted a compensation committee charter, which details the purpose and responsibilities of the compensation committee, including:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Peter Ort, Thomas King and Larry Leibowitz. Larry Leibowitz serves as chair of the nominating and corporate governance committee.
We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:
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identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

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developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

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coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

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reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our Public Shares will not have the right to recommend director candidates for nomination to our board of directors.
Code of Ethics, Corporate Governance Guidelines and Committee Charters
We have adopted a Code of Ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws. We have filed a copy of our Code of Ethics, our Audit Committee Charter, our Compensation Committee Charter and our Nominating and Corporate Governance Committee Charter as exhibits to our registration statement for our initial public offering. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
Our board of directors has also adopted Corporate Governance Guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which our board of directors and its committees operate. Copies of our Corporate Governance Guidelines, our Code of Ethics, our Audit Committee Charter, our Compensation Committee Charter and our Nominating and Corporate Governance Committee Charter are available on our corporate website. The information contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference into this report.
Executive Officer and Director Compensation
None of our officers or directors have received any compensation for services rendered to us. The Sponsors, officers, directors and their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to the Sponsors, officers, directors or our or any of their respective affiliates.
After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other compensation from the combined company. All compensation will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time such materials are distributed, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our officers after the completion of our initial business combination will be determined by a compensation committee constituted solely by independent directors.
We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business, and we do not believe that the ability of our management to remain with us after the consummation of our initial business combination should be a determining factor in our decision to proceed with any potential business combination.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team.

CONCORD III MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Information About Concord III” and the audited financial statements, including the related notes, appearing elsewhere in this proxy statement/prospectus. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” “the Company” or “Concord III” refer to Concord Acquisition Corp III.
Overview
We are a blank check company incorporated on February 18, 2021 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of our initial public offering and the sale of the Private Placement Warrants, our capital stock, debt or a combination of cash, stock and debt.
We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.
Recent Developments
Proposed Business Combination
See “The Business Combination” elsewhere in this proxy statement/prospectus, which disclosure is incorporated herein by reference.
The Business Combination Agreement
See “The Business Combination Agreement” elsewhere in this proxy statement/prospectus, which disclosure is incorporated herein by reference.
PIPE Subscription Agreements
See “Certain Agreements Related to the Business Combination — PIPE Subscription Agreements; Convertible Note Financing” elsewhere in this proxy statement/prospectus, which disclosure is incorporated herein by reference.
Sponsor Support Agreement
See “Certain Agreements Related to the Business Combination — Sponsor Support Agreement” elsewhere in this proxy statement/prospectus, which disclosure is incorporated herein by reference.
Stockholder Support Agreement
See “Certain Agreements Related to the Business Combination — Stockholder Support Agreement” elsewhere in this proxy statement/prospectus, which disclosure is incorporated herein by reference.
Second Extension
On November 7, 2023, Concord III’s stockholders approved a proposal to further amend its amended and restated certificate of incorporation, as amended, to extend the date by which it has to consummate a business combination from November 8, 2023 to August 8, 2024, or such earlier date as may be determined by the Concord III’s board of directors (the “Second Extension”). In connection with the votes to approve the Second Extension, the holders of 98,573 shares of Concord III Class A Common Stock properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.70 per share, for an aggregate redemption amount of approximately $1.1 million, leaving approximately $42.2 million in the Trust Account immediately following the Second Extension.
In November 2023, Concord III and the Sponsor entered into non-redemption agreements with certain holders of Concord III Class A Common Stock in exchange for them agreeing not to redeem their shares of Concord III Class A Common Stock in connection with the Second Extension. In exchange for the foregoing commitments not to redeem such shares, Concord III agreed to allocate to such investors an aggregate of 781,961 shares of Concord III Class A Common Stock, and the Sponsor agreed to surrender and forfeit to Concord III for no consideration an equal number of Founder Shares, upon closing of an initial business combination. In connection with the Second Extension, the Sponsor and the holders of Concord III Class B Common Stock converted an aggregate of 8,624,999 shares of Concord III Class B Common Stock to shares of Concord III Class A Common Stock in accordance with the Existing Certificate of Incorporation. Following the Class B Conversion, there was one share of Concord III Class B Common Stock outstanding, which is held by the Sponsor.
Waiver of Deferred Underwriting Fees by Citi
Citi and TD Cowen served as representatives in the IPO. In connection with such role, Citi was entitled to payment of a deferred underwriting fee upon consummation of an initial business combination by Concord III. On December 8, 2023, Citi notified Concord III that it waived its entitlement to the payment of $6,991,425 of deferred compensation in connection with its role as underwriter in Concord III’s IPO. See “Proposal No. 1 — The Business Combination Proposal — Waiver of Deferred Underwriting Fees by Citi” for additional information.
NYSE Notification
On January 19, 2024, Concord III received the Notice from the NYSE informing Concord III that, because the number of public stockholders is less than 300, Concord III is not in compliance with Section 802.01B of the Listing Rule. The Listing Rule requires Concord III to maintain a minimum of 300 public stockholders on a continuous basis. The Notice specifies that Concord III has 45 days to submit a business plan that demonstrates how Concord III expects to return to compliance with the Listing Rule within 18 months of receipt of the Notice.
Concord III plans to promptly submit a business plan that demonstrates how Concord III expects to return to compliance with the Listing Rule within 18 months of receipt of the Notice. Concord III expects that upon completion of an initial business combination it will have at least 300 public stockholders. The Notice has no immediate impact on Concord III’s common stock, and provided the NYSE approves the plan, Concord III’s common stock will continue to be listed and traded on the NYSE during the 18-month period, subject to Concord III’s compliance with other NYSE listing standards and periodic review by the NYSE of Concord III’s progress under the plan.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities and those necessary for our initial public offering and activities related to seeking and consummating an acquisition target. We do not expect to generate any operating revenues until after completion of our initial business combination. Until such time that a business combination occurs, we will generate non-operating income in the form of investment income on cash and cash equivalents in the form of specified U.S. government treasury bills or specified money market funds after the IPO and non-operating income or expense from the changes in the fair value of warrant liabilities and Sponsor loans. There has been no significant change in our financial or trading position and no material adverse change has occurred since the date of our audited financial statements. Until the completion of our initial business combination, we expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the three months ended September 30, 2023, we had net loss of $1,107,189 which consisted of operating costs of $500,148, a change in the fair value of the warrant liability and sponsor loans of $1,057,000 and income taxes of $106,318, partially offset by income from investments held in Trust Account of $555,280 and income from operating bank account of $997.
For the three months ended September 30, 2022, we had net income of $3,200,859 which consisted of a change in the fair value of the warrant liability and sponsor loans of $2,222,000 and income from investments held in the Trust Account of $1,588,513 partially offset by operating costs of $286,566 and income taxes of $323,088.
For the nine months ended September 30, 2023, we had net income of $762,879 which consisted of income from investments held in Trust Account of $6,289,385 and income from operating bank account of $3,205, partially offset by operating costs of $3,788,909, a change in the fair value of the warrant liability and sponsor loans of $450,800 and income taxes of $1,290,002.
For the nine months ended September 30, 2022, we had net income of $18,757,827 which consisted of a change in the fair value of the warrant liability and sponsor loans of $17,918,000 and income from investments held in Trust Account of $2,116,670 partially offset by operating costs of $895,786 and income taxes of $381,057.
For the year ended December 31, 2022, we had net income of $24,256,284, which consisted of formation and operating costs of $1,172,506, income tax expense of $995,207 offset by the change in the fair value of the warrant liability and sponsor loans of $21,332,800 and income from investments held in Trust Account of $5,091,197.
For the period from February 18, 2021 (inception) through December 31, 2021, we had net income of $9,169,605, which consisted of formation and operating costs of $361,567, fair value of Private Warrants in excess of purchase price of $886,420, and offering costs attributable to the warrant liability of $1,035,747 offset by the change in the fair value of the warrant liability and sponsor loans of $11,431,645 and interest earned on investment held in the Trust Account of $21,694.
Liquidity and Capital Resources
Until the consummation of the IPO, as described below, our only source of liquidity was an initial purchase of shares of common stock by the sponsors and loans from our Sponsor. We also executed promissory notes with the Sponsors, evidencing loans to the Company in the aggregate amount of $6,900,000. The Sponsor Loans shall be repaid or converted into Sponsor Loan Warrants at a conversion price of $1.00 per warrant, at the Sponsors’ discretion. The Sponsor Loan Warrants will be identical to the Private Warrants. Pursuant to the Sponsor Support Agreement, the Sponsor and CA2 each agreed to forgive, concurrently with the Closing, all amounts outstanding under the Sponsor Loans. Therefore, no Sponsor Loan Warrants will be issued in connection with the Closing.
We intend to use substantially all of the funds held in our Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of taxes payable) to complete our initial business combination. We may withdraw interest to pay our taxes. Delaware franchise tax is based on our authorized shares or on our assumed par and non-par capital, whichever yields a lower result. Under the authorized shares method, each share is taxed at a graduated rate based on the number of authorized shares with a maximum aggregate tax of $200,000 per year. Under the assumed par value capital method, Delaware taxes each $1,000,000 of assumed par value capital at the rate of $350; where assumed par value would be (1) our total gross assets following the IPO, divided by (2) our total issued shares of common stock following the IPO, multiplied by (3) the number of our authorized shares following the IPO. Based on the number of shares of our common stock authorized and outstanding and our total gross proceeds after the completion of the IPO, our annual franchise tax obligation is expected to be capped at the maximum amount of annual franchise taxes payable by us as a Delaware corporation of $200,000. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account. We expect the only taxes payable by us out of the funds in the Trust Account will be for taxes. We expect the interest earned on the amount in the Trust Account will be sufficient to pay our taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2023, we had available to us $212,936 of cash held outside the Trust Account (which included $203,663 of cash withdrawn by the Company from the Trust Account to pay taxes yet to be paid and excluding excise taxes). We will use these funds primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination, and to pay taxes to the extent the interest earned on the Trust Account is not sufficient to pay our taxes.
In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsors, an affiliate of the Sponsors or our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsors. The terms of such loans by the Sponsors, an affiliate of the Sponsors or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our business combination, we do not expect to seek loans from parties other than the Sponsors, an affiliate of the Sponsors or our officers and directors, if any, as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account. As of September 30 , 2023, no such loans had been arranged.
If the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate our business prior to a Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because the Company becomes obligated to redeem a significant number of Public Shares upon consummation of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of a Business Combination. If the Company is unable to complete a Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following a Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.
The Company has until August 8, 2024 to consummate a Business Combination. If a Business Combination is not consummated by this date and extension(s) are not obtained, there will be a mandatory liquidation and subsequent dissolution of the Company. Although the Company intends to consummate a Business Combination on or before August 8, 2024, it is uncertain whether the Company will be able to consummate a Business Combination by this time. In connection with the Company’s assessment of going concern considerations in accordance with ASC Subtopic 205-40, “Presentation of Financial Statements — Going Concern”, Concord III has determined that the mandatory liquidation, should a Business Combination not occur, and an extension is not obtained, and potential subsequent dissolution, as well as the potential for the Company to have insufficient funds available to operate its business prior to a Business Combination, raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 8, 2024.
Off-Balance Sheet Financing Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $20,000 for office space, administrative and support services. We began incurring these fees on November 3, 2021 and will continue to incur these fees monthly until the earlier of the completion of our initial business combination and our liquidation. Further, on May 3, 2022, the Sponsor agreed to loan the Company up to $350,000 to be used to pay operating expenses. This loan is non-interest bearing, unsecured, is not convertible into warrants or any other securities, and due at the closing of a business combination. The Company had not borrowed any amount under the promissory note. There was no balance outstanding as of both September  30, 2023 and December 31, 2022. Additionally, our underwriters are entitled to a deferred underwriting discount of $5,083,575 of the gross proceeds of the IPO held in the Trust Account upon the completion of the Company’s initial business combination subject to the terms of the underwriting agreement.
On March 29, 2023, the Company engaged a capital markets advisor in connection with seeking an extension for completing a business combination, a possible acquisition of a third party by merger, consolidation, acquisition of stock or assets or other business combination, and as a placement agent in connection with a private placement of debt, equity, equity-linked or convertible securities. The Company agreed to pay the capital markets advisor a transaction fee in connection with the services provided, payable upon and subject to the Company’s consummation of an initial business combination. The fee consists of a fixed and determinable portion and a variable portion contingent upon certain future events expected to take place upon completion of a business combination. As of September 30, 2023, $2,500,000 was accrued for the fee as the amount was fixed and determinable. These costs may be paid for using the proceeds of the cash available once a business combination is completed.
Critical Accounting Policies and Significant Judgments and Estimates
We prepare our financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by our management. We have identified the following critical accounting policies:
Warrant Liability
The Company accounts for the 26,650,000 warrants issued in connection with the Initial Public Offering (the 17,250,000 Public Warrants and the 9,400,000 Private Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.
Sponsor Loans
The Company has elected to account for the $6,900,000 (original principal amount) in Sponsor Loans using the fair value option in accordance with the guidance contained in ASC 825-10-25. The fair value option provides an option to elect fair value as an alternative measurement for selected financial assets, financial liabilities, unrecognized firm commitments, and written loan commitments. The Company has elected to apply the fair value option to the Sponsor Loans to simplify the accounting model applied to that class of financial instruments.
Common Stock Subject to Possible Redemption
The Company accounts for its shares of Concord III Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Shares of Concord III Class A Common Stock subject to mandatory redemption (if any) are classified as a liability instrument and is measured at fair value. Conditionally redeemable shares of Concord III Class A Common Stock (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Concord III Class A Common Stock are classified as stockholders’ equity. The Company’s shares of Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, all shares of Concord III Class A Common Stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet.
Income Taxes
The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
Net Income per Common Share
We comply with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of shares, which are referred to as Concord III Class A Common Stock and Concord III Class B Common Stock. Earnings and losses are shared pro rata between the two classes of stock. For purposes of computing diluted earnings per share, the weighted-average shares outstanding of common stock reflects the dilutive effect that could occur if convertible securities or other contracts to issue common stock were converted into or exercised for common stock as of the beginning of the period in which the conditions were satisfied (or as of the date of the contingent stock agreement, if later). The calculation of diluted net income per share does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of over-allotment (iii) Private Placement and (iv) Sponsor Loans since the exercise of the warrants and sponsor loans would be anti-dilutive. The warrants (including warrants issuable in conjunction with the Sponsor Loans) are exercisable to purchase 33,550,000 shares of Concord III Class A Common Stock in the aggregate. Remeasurement associated with the redeemable shares of Concord III Class A Common Stock to redemption value is excluded from earnings per share as the redemption value approximates fair value.
Non-Redemption Agreements
In April 2023, the Sponsor and certain investors of the Concord III Class A Common Stock entered into non-redemption agreements. The non-redemption agreements provide for the assignment of economic interest of an aggregate of 999,665 shares of Concord III Class B Common Stock held by the Sponsor to the investors in exchange for such investors agreeing to hold and not redeem their shares of Concord Class A Common Stock at the special meeting of stockholders held on May 4, 2023 in connection with the First Extension. Pursuant to the non-redemption agreements, the Sponsor agreed to transfer to such investors an aggregate of 999,665 shares of Concord III Class B Common Stock upon the consummation of an initial Business Combination. Concord III estimated the aggregate fair value of the shares attributable to the investors to be $884,554 or $0.88 per share. Concord III complies with the requirements of SEC Staff Accounting Bulletin (“SAB”) Topic 5(A) — “Expenses of Offering” and SAB Topic 5(T): Miscellaneous Accounting — Accounting for Expenses or Liabilities Paid by Principal Stockholder(s). As such, the value of the Concord III Class B Common Stock assigned to the investors are recognized as offering costs and charged to shareholders’ deficit. The value of the Concord III Class B Common Stock contributed by the Sponsors is reported as an increase to shareholders’ deficit.
In November 2023, Concord III and the Sponsor entered into additional non-redemption agreements with certain holders of Concord III Class A Common Stock in exchange for them agreeing not to redeem their shares of Concord III Class A Common Stock in connection with the Second Extension. In exchange for the foregoing commitments not to redeem such shares, Concord III agreed to allocate to such investors an aggregate of 781,961 shares of Concord III Class A Common Stock, and the Sponsor agreed to surrender and forfeit to Concord III for no consideration an equal number of Founder Shares, upon closing of an initial business combination. In connection with the Second Extension, the Sponsor and the holders of Concord III Class B Common Stock converted an aggregate of 8,624,999 shares of Concord III Class B Common Stock to shares of Concord III Class A Common Stock in accordance with the Existing Certificate of Incorporation. Following the Class B Conversion, there was one share of Concord III Class B Common Stock outstanding, which is held by the Sponsor.
JOBS Act
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company”, we choose to rely on such exemptions we may not be required to, among other things: (1) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; (2) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (3) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (4) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the IPO or until we are no longer an “emerging growth company,” whichever is earlier.

CONCORD III RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Concord III.
On March 1, 2021, the Sponsor purchased an aggregate of 7,187,500 Founder Shares for a capital contribution of $25,000. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of Concord III Common Stock upon completion of the IPO. On March 25, 2021, the Sponsor sold 1,437,500 founder shares to CA2 and 25,000 to each of our independent directors, in each case at the original price per share. On May 6, 2021, CA2 sold 956,439 shares back to the Sponsor at the original purchase price, resulting in the Sponsor holding 6,631,439 founder shares and CA2 holding 481,061 founder shares. In November 2021, we effected a stock dividend of 1,437,500 shares with respect to the Concord III Class B Common Stock, resulting in the Sponsors and our three independent directors holding an aggregate of 8,625,000 Founder Shares (8,624,999 of which were converted to shares of Concord III Class A Common Stock in connection with the Second Extension). The Sponsor currently holds 7,957,727 Founder Shares, CA2 currently holds 577,273 Founder Shares and each of our three independent directors currently holds 30,000 Founder Shares.
The Sponsors purchased an aggregate of 9,400,000 Private Warrants at a price of $1.00 per warrant, for an aggregate purchase price of $9,400,000. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Founder Shares or Private Warrants, which will expire worthless if we do not consummate a business combination before November 8, 2024. As such, the Sponsors’ interest in this transaction is valued at $9,400,000. Among the Private Warrants, 8,260,606 warrants were purchased by the Sponsor and/or its designees and 1,139,394 warrants were purchased by CA2 and/or its designees.
In addition, the Sponsors lent to us an aggregate of $6,900,000 of Sponsor Loans as of the closing date of the IPO at no interest. The proceeds of the Sponsor Loans were added to the Trust Account and will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law). Of the total amount of the Sponsor Loans, $6,063,636 was provided by the Sponsor, and $836,364 was provided by CA2. The Sponsor Loans shall be repaid or converted into Sponsor Loan Warrants at a conversion price of $1.00 per warrant, at the Sponsors’ discretion. The Sponsor Loan Warrants are identical to the Private Warrants sold to the Sponsors concurrently with the closing of the IPO. The Sponsor Loans were extended in order to ensure that the amount in the Trust Account is $10.20 per public share. In connection with the Business Combination, the Sponsors entered into the Sponsor Support Agreement, pursuant to which each of the Sponsor and CA2 each agreed to forgive, concurrently with the Closing, all amounts outstanding under the Sponsor Loans. Therefore, no Sponsor Loan Warrants will be issued in connection with the Closing. If we do not complete an initial business combination, we will not repay the sponsor loan from amounts held in the Trust Account, and its proceeds will be distributed to our public stockholders. If any of our officers or directors becomes aware of a business combination opportunity which is suitable for one or more entities to which he or she has fiduciary, contractual or other obligations or duties, including Concord II, he or she may honor these obligations and duties to present such business combination opportunity to such entities first, including Concord II, and only present it to us if such entities reject the opportunity and he or she determines to present the opportunity to us. Our officers and directors currently have other relevant fiduciary, contractual or other obligations or duties that may take priority over their duties to us.
We have entered into an Administrative Services Agreement pursuant to which we will also pay an affiliate of the Sponsor a total of $20,000 per month for office space, administrative and support services. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. Accordingly, in the event the consummation of our initial business combination takes the maximum 18 months (or up to 24 months, as applicable) from the closing of the IPO, an affiliate of the Sponsor will be paid a total of $360,000 (or up to $480,000, as applicable) for office space, administrative and support services and will be entitled to be reimbursed for any out-of-pocket expenses. As of September 30, 2023 and December 31, 2022, the Company had no outstanding balance due to the affiliate of the Sponsor related to the administrative service fee.

The Sponsor and our officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all material payments that were made by us to the Sponsor, officers, directors or our or any of their respective affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf. As of September 30, 2023 the Company had an outstanding balance due to the affiliate of the Sponsor of $44,174.
Prior to the commencement of the offering, the Sponsor agreed to loan us up to $200,000 to be used for a portion of the expenses of the IPO. At the time of the IPO, we had borrowed $175,000 under such promissory note. The loan is non-interest bearing, unsecured and became due at the closing of the IPO. The loan has been repaid upon completion of the IPO out of the $600,000 of offering proceeds that has been allocated for the payment of offering expenses (other than underwriting commissions) not held in the Trust Account.
In addition, in order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsors, an affiliate of the Sponsors or our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsors. The terms of such loans by the Sponsors, an affiliate of the Sponsors or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our business combination, we do not expect to seek loans from parties other than the Sponsors, an affiliate of the Sponsors or our officers and directors, if any, as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account. No such loans were made through December 31, 2022, or subsequent thereto.
On May 3, 2022, the Sponsor agreed to loan us up to $350,000 to be used to pay operating expenses. This loan is non-interest bearing, unsecured, is not convertible into warrants or any other securities, and due at the closing of a business combination. At September 30, 2023, no amounts related to the loan were outstanding.
After our initial business combination, members of our management team who remain with us, if any, may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive officer and director compensation.
In connection with the IPO, we entered into a letter agreement with the Sponsor, CA2, and our officers and directors pursuant to which (x) they have agreed to waive: (1) their redemption rights with respect to any founder shares, the private placement shares and public shares, and shares underlying the Sponsor Loan Warrants held by them, as applicable, in connection with the completion of our initial business combination; (2) their redemption rights with respect to any founder shares, the private placement shares and public shares, and shares underlying the Sponsor Loan Warrants held by them in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemptions in connection with our initial business combination or to redeem 100% of our public shares if we have not consummated our initial business combination by August 8, 2024 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) their rights to liquidating distributions from the Trust Account with respect to any founder shares and private placement shares they hold if we fail to complete our initial business combination by August 8, 2024 (although they will be entitled to liquidating distributions from the Trust

Account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame), and (y) the Founder Shares are subject to certain transfer restrictions.
In connection with the IPO, we have entered into a registration rights agreement with respect to the Founder Shares, Private Warrants, Sponsor Loan Warrants and Concord III Warrants that may be issued upon conversion of working capital loans and Sponsor Loans and the shares (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of working capital loans or Sponsor Loans).
In April 2023, the Sponsor entered into non-redemption agreements with certain holders of Concord III Class A Common Stock in exchange for them agreeing not to redeem their shares of Concord III Class A Common Stock in connection with the First Extension. The non-redemption agreements provide for the transfer and assignment of economic interest of an aggregate of 999,665 shares of Concord III Class B Common Stock held by the Sponsor. Pursuant to the non-redemption agreements, the Sponsor has agreed to transfer such Founder Shares to the investors upon closing of an initial business combination.
In November 2023, Concord III and the Sponsor entered into non-redemption agreements with certain holders of Concord III Class A Common Stock in exchange for them agreeing not to redeem their shares of Concord III Class A Common Stock in connection with the Second Extension. In exchange for the foregoing commitments not to redeem such shares, Concord III agreed to allocate to such investors an aggregate of 781,961 shares of Concord III Class A Common Stock, and the Sponsor agreed to surrender and forfeit to Concord III for no consideration an equal number of Founder Shares, upon closing of an initial business combination.
Concurrently with the execution and delivery of the Business Combination Agreement, Concord III entered into the Sponsor Support Agreement with GCT, the Sponsor and CA2. See “Certain Agreements Related to the Business Combination — Sponsor Support Agreement.”
Contemporaneously with the Closing, Concord III, certain stockholders of GCT, the Sponsor and certain stockholders of Concord III will enter into the Registration Rights Agreement. See “Certain Agreements Related to the Business Combination — Registration Rights Agreement.”
Contemporaneously with the Closing, certain stockholders of GCT, including its directors, officers, affiliates and holders of more than 5% of outstanding shares of GCT Common Stock as of the Closing, will enter into the Lock-Up Agreement. See “Certain Agreements Related to the Business Combination — Lock-Up Agreement.”
The Sponsor and Concord III’s officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred by them in connection with activities on Concord III’s behalf, such as identifying potential target businesses, performing due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospectus target businesses to examine their operations. Concord III’s audit committee will review and approve all reimbursements and payments made to the Sponsor, officers, directors or their affiliates. There is no limit on the amount of such reimbursement by Concord III. To the extent such expenses exceed the available proceeds not deposited in the Trust Account and interest earned on the funds in the Trust Account that Concord III is entitled to withdraw, such expenses would not be reimbursed by Concord III unless it consummates an initial business combination.
Other than the foregoing, no compensation or fees of any kind will be paid to the Sponsor, members of Concord III’s management team or their respective affiliates, for services rendered prior to or in connection with the consummation of the initial business combination.
After Concord III’s initial business combination, members of its management team who remain with it may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to Concord III’s stockholders. However, the amount of such compensation may not be known at the time of the stockholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K or a periodic report, as required by the SEC.
All ongoing and future transactions between Concord III and any of its officers and directors or their respective affiliates will be on terms believed by Concord III to be no less favorable to it than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of Concord III’s uninterested “independent” directors or the members of its board who do not have an interest in the transaction, in either case who had access, at Concord III’s expense, to its attorneys or independent legal counsel. Concord III will not enter into any such transaction unless its disinterested “independent” directors determine that the terms of such transaction are no less favorable to Concord III than those that would be available to it with respect to such a transaction from unaffiliated third parties.
Related Party Policy
Our Code of Ethics requires us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board of directors) or as disclosed in our public filings with the SEC. Under our Code of Ethics, conflict of interest situations include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.
In addition, our audit committee, pursuant to a written charter, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. Our audit committee will review on a quarterly basis all payments that were made by us to the Sponsor, officers or directors, or our or any of their affiliates.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, officers or directors unless we, or a committee of independent and disinterested directors, have obtained an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that our initial business combination is fair to our company from a financial point of view. There will be no finder’s fees, reimbursements or cash payments made by us to the Sponsors, officers or directors or our or any of their respective affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination, other than the following payments, none of which will be made from the proceeds of our initial public offering and the sale of the private placement units held in the Trust Account prior to the completion of our initial business combination:
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repayment of an aggregate of up to $200,000 in loans made to us by the Sponsors to cover offering-related and organizational expenses;

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payment to an affiliate of the Sponsor of a total of $20,000 per month, for up to 24 months from the closing of the IPO, for office space, administrative and support services;

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reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination;

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payment to the underwriters of their underwriting discount, deferred underwriting commissions, fees for any financial advisory, placement agency or other similar investment banking services the underwriters may provide to our company in the future, and reimbursement of the underwriters for any out-of-pocket expenses incurred by it in connection with the performance of such services; and

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repayment of loans which may be made by the Sponsors, an affiliate of the Sponsors or our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender.
These payments may be funded using the net proceeds of our initial public offering and the sale of the private placement units not held in the Trust Account or, upon completion of the initial business combination, from any amounts remaining from the proceeds of the Trust Account released to us in connection therewith.

MANAGEMENT OF NEW GCT
FOLLOWING THE BUSINESS COMBINATION
References in this section to “we,” “our,” “us” and the “Company” generally refer to Combined Company and its consolidated subsidiaries after giving effect to the Business Combination.
Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination
Upon consummation of the Business Combination, New GCT’s board of directors will consist of seven members. Each of Concord III’s incumbent directors, except for Jeff Tuder, will resign from the Board upon the closing of the Business Combination. Concord III has the right to designate two initial directors following consummation of the Business Combination, and this right is only with respect to the initial board of directors following the consummation of Business Combination Agreement.
Directors and Executive Officers
The following sets forth certain information concerning the persons who are expected to serve as executive officers and members of the board of directors of New GCT following the consummation of the Business Combination.
Name	Age	Position
John Schlaefer	60	President, Chief Executive Officer and Class III Director
David Yoon	57	Vice President of Finance
Dr. Jeemee Kim	53	Vice President of Engineering and Chief Technology Officer
Alex Sum	76	Vice President of Marketing and Sales
Dr. Kyeongho Lee	54	Chairman and Class III Director
Robert Barker	77	Class II Director
Kukjin Chun	68	Class I Director
Hyunsoo Shin	69	Class II Director
Jeff Tuder	50	Class III Director
The foregoing table does not include one vacant Class I director position to be designated by the Sponsor pursuant to the Business Combination Agreement. Following the mailing of this proxy statement/prospectus to Concord III stockholders, and most likely following consummation of the Business Combination, the Sponsor will identify an additional candidate to fill the remaining directorship.
Director Nominees
Kyeongho Lee, Ph.D. is a co-founder of GCT and has served as a Chairman of GCT’s board of directors since 2000. Since 2002, Dr. Lee has served as a member of the board of directors of AnaPass, Inc., a KOSDAQ-listed fabless semiconductor company that supplies advanced panel controller solutions. From 1995 to 1998, Dr. Lee served as a member of the technical staff at Silicon Image Inc., a provider of advanced, interoperable connectivity solutions for high-definition displays. As a member of Silicon Image’s engineering division, Dr. Lee created and patented the technology for the PanelLink flat panel display, which was adopted as the worldwide standards known as DVI and HDMI. Dr. Lee holds 17 U.S. patents on RF direct conversion and other RF design techniques, which laid the foundation for the development of GCT’s proprietary CMOS RF and single-chip technology. Dr. Lee holds a B.S., M.S. and Ph.D. in Electrical Engineering from Seoul National University, where he was granted the Distinguished Dissertation award for his Ph.D. thesis on CMOS RF technology. We believe that Mr. Lee is well-qualified to serve on New GCT’s board of directors due to his extensive technological expertise and business experiences in the mobile communications industry and his knowledge of GCT’s day-to-day operations.
Robert J. Barker has served as a member of GCT’s board of directors since April 2011, and served as Chairman of the Audit Committee since 2013. From October 1999 to January 2010, Mr. Barker was Vice President of Corporate Business Development at Micrel, Incorporated (Micrel), a semiconductor company focused on developing analog power integrated circuits. Mr. Barker was Vice President of Human Resources at Micrel from February 2008 to January 2010. From October 2008 to January 2009, Mr. Barker served as Interim Vice President of Finance and Chief Financial Officer of Micrel. Mr. Barker also served as Micrel’s Secretary from May 2000 to May 2001 and was reappointed as Secretary in February of 2009. From April 1994 to September 1999, Mr. Barker was Vice President of Finance and Chief Financial Officer of Micrel. Prior to that, Mr. Barker was Vice President of Finance and Secretary of Waferscale Integration, Inc., a fabless semiconductor manufacturer focused on non-volatile memory products. Mr. Barker also held various accounting and financial positions at Monolithic Memories and Lockheed Missiles and Space Co. Mr. Barker holds a B.S. in Electric Engineering and an M.B.A. from the University of California at Los Angeles. We believe that Mr. Barker is well-qualified to serve on New GCT’s board of directors due to his extensive experience in managing a semiconductor company and his understanding of the business operations and financial reporting of publicly traded technology companies, which would bring significant financial expertise and in-depth knowledge of the semiconductor industry to our board of directors.
Kukjin Chun has served as a member of GCT’s board of directors since 2022. Dr. Chun offers extensive expertise in electrical engineering, serving as Professor of Electrical and Computer Engineering at Seoul National University from 1989 to 2020, and Assistant Professor in the Electrical Engineering Department as WSU from 1986 to 1989. Prior to 1989, he held several positions at Seoul National University such as Head of the department of EECS and Director of the Microsystem Technology Center. Dr. Chun is a member of the National Academy of Engineering of Korea and a Fellow at the Institute of Physics in the United Kingdom as well as a Fellow at the Institute of Electrical and Electronics Engineers (IEEE). He has served in various positions with IEEE such as Vice-President, Member of Geographical Activity; Member of the board of directors; and Member on several committees such as Audit, Sections Congress Organizing and MGA Award. Among numerous awards, Dr. Chun has earned the Order of Science and Technology Merit of Korea. Dr. Chun holds a B.S. in Electrical Engineering from Seoul National University, as well as a M.S. and Ph.D. in Electrical Engineering from the University of Michigan. We believe that Mr. Chun is well-qualified to serve on New GCT’s board of directors due to his intimate knowledge of the business operations of GCT, as well as his extensive experience in the semiconductor industry and scientific knowledge of semiconductor solutions.
Hyunsoo “Hans” Shin has served as a member of GCT’s board of directors since 2022. He offers extensive expertise in business development and management, currently serving as Advisor to CJ Corporation since December 2022. Prior, Mr. Shin was the CEO of CJ America, supporting and guiding all the CJ affiliates in North and South America since 2020. From 2016 to 2019, Mr. Shin was the Executive Vice President, Head of Global Food Business at CJ Cheil-Jedang, where he was responsible for all profits and losses of the processed food business outside Korea. From 2013 to 2015, he served as CEO for CJ Foods in Los Angeles. Mr. Shin served as President of Kellogg Asia from 2002 to 2009 after having served as President of Nhong Shim Kellogg from 1999 to 2002. From 1991 to 1998, he worked for Pepsi-Cola International as President (1995-1998) and Marketing Director (1992-1995) of Pepsi-Cola Korea. From 1984 to 1990, he held various positions at Hyundai Electronics Industries such as National Sales Manager, Marketing Director and Semiconductor Foundry & Assembly Sales Manager. Mr. Shin holds a M.S. in Management from Sloan School of Management of the Massachusetts Institute of Technology (MIT), and a B.S. in Economics from Seoul National University. We believe that Mr. Shin is well-qualified to serve on New GCT’s board of directors due to his intimate knowledge of GCT’s business development and management.
Jeff Tuder has served as a member of Concord III’s board of directors since Concord III’s formation in February 2021. For information regarding Mr. Tuder, please refer to the section entitled “Information About Concord III — Directors and Executive Officers” above. We believe that Mr. Tuder is well-qualified to serve on New GCT’s board of directors because of his extensive experience in investing and the telecommunications industry, as well as his experience service on public company boards.
Executive Officers
John B. Schlaefer has served as a Chief Executive Officer of GCT since December 2012, as Chief Operating Officer from 2006 to 2012 and as a member of the board of directors since 2013. Mr. Schlaefer also previously served as a Product Line Director at National Semiconductor Corporation from 2001 to 2006. From 1994 to 2000, Mr. Schlaefer held a variety of marketing and business development positions at

National Semiconductor Corporation. Prior to joining National Semiconductor Corporation, Mr. Schlaefer was a Program Manager at Watkins Johnson Company from 1987 to 1993. Mr. Schlaefer holds a B.S. and an M.S. in Electrical Engineering from Stanford University, and an MBA with an Emphasis in Finance and General Management from the University of California at Berkeley.
Jeongmin Kim has served as GCT’s Chief Technology Officer since 2013, and Vice President of Engineering since July 2003. Prior to 2003, Dr. Kim served as GCT’s Director of Engineering. Prior to joining GCT, Dr. Kim was involved in many industrial research projects relating to telecommunications technologies, including working as an independent design engineer in the development of an MPEG2 video decoder for HDTV with Daewoo Electronics, a home electronics company, from 1997 to 1998; a high performance H.263 video codec application-specific integrated circuit (ASIC) with Korea Telecom, an integrated wired/wireless telecommunication service provider, from 1995 to 1997; and a high performance microcontroller for Samsung Electronics from 1993 to 1995. Dr. Kim holds a B.S. and M.S. in Electrical Engineering from Seoul National University and a Ph.D. in the high performance CPU architecture, also from Seoul National University.
David Yoon has served as Vice President of Finance at GCT since 2020. Prior to his current role, Mr. Yoon served as GCT’s VP of International Finance & Treasurer from 2011 to 2020, and Corporate Controller from 2001 to 2011, and oversaw various financial reporting and treasury as well as managed the company’s audits. Mr. Yoon also played a major role in the company’s IPO application process including the S-1 filing in 2011. Prior to joining GCT in 2001, Mr. Yoon worked at PwC in Seoul, Korea, from 1992 to 2001 where he served from Associate to Senior Manager focusing on auditing, due diligence and business advisory services. He also worked at PwC in Colorado as a Senior Associate from 1998 to 1999. Mr. Yoon holds M.S. and B.S. degrees in Business Administration from Seoul National University. He is a Certified Public Accountant.
Alex Sum has served as Vice President and Sales of Marketing at GCT since 2013. From 2002 to 2013, Mr. Sum has served as GCT’s Vice President of Marketing and Business Development. From March 1992 to May 2002, Mr. Sum was Product Marketing Manager at Philips Semiconductor, the predecessor company of NXP Semiconductors, N.V., a semiconductor manufacturing company. From March 1983 to January 1992, Mr. Sum was Product/Test Engineering Supervisor at Supertex Inc., a technology company producing high voltage analog and mixed signal semiconductor components. From September 1977 to March 1983, Mr. Sum was Product / Test Engineering Supervisor at Fairchild Semiconductor International, Inc., a mixed signal, memory and discrete semiconductor company. From April 1975 to September 1977, Mr. Sum was Test/Wafer fab processing Engineering at Siliconix, the predecessor company of Vishay Intertechnology, Inc., a mixed signal, analog semiconductor company. Mr. Sum holds a B.S. in Electrical Engineering from San Jose State University.
Family Relationships
There are no family relationships between New GCT’s board of directors and any of its executive officers.
Classified Board of Directors
In accordance with the Proposed Certificate of Incorporation, New GCT’s board of directors will be divided into three classes with only one class of directors being elected at each annual meeting of New GCT’s stockholders and each director serving a three-year term. Each of the Class I Directors will have a term that expires at the next annual meeting of stockholders following the effectiveness of the Proposed Certificate of Incorporation, each of the Class II Directors will have a term that expires at the second annual meeting of stockholders following the effectiveness of the Proposed Certificate of Incorporation and each of the Class III Directors will have a term that expires at the third annual meeting of stockholders following the effectiveness of the Proposed Certificate of Incorporation, or, in each case, when their respective successors are elected and qualified, or upon their earlier death, resignation, retirement or removal. As discussed above, following the Business Combination, if elected, Kukjin Chun and one director to be designated by the Sponsor pursuant to the Business Combination Agreement will serve as Class I Directors, Robert Barker and Hyunsoo Shin will serve as Class II Directors and John Schlaefer, Jeff Tuder and Dr. Kyeongho Lee

will serve as Class III Directors of New GCT. The remaining directorship to be designated by the Sponsor pursuant to the terms of the Business Combination Agreement will serve as a Class I Director of New GCT.
Director Independence
Upon the consummation of the Business Combination, New GCT’s board of directors is expected to determine that each of the directors of New GCT, other than Mr. Schlaefer, will qualify as an independent director, as defined under the listing rules of the NYSE, and New GCT’s board of directors will consist of a majority of “independent directors,” as defined under the rules of the SEC and the NYSE listing rules relating to director independence requirements. In addition, New GCT will be subject to the rules of the SEC and the NYSE relating to the membership, qualifications, and operations of the audit committee, as discussed below.
Committees of the Board of Directors
New GCT’s board of directors will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and its standing committees. The Combined Company will have a standing audit committee, compensation committee, and nominating and corporate governance committee, each of which will operate under a written charter.
In addition, from time to time, special committees may be established under the direction of New GCT’s board of directors when it deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of New GCT’s committee charters will be available on New GCT’s website as required by applicable SEC and NYSE rules. The information on or available through such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.
Audit Committee
Our audit committee will be responsible for, among other things:
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retaining, overseeing and evaluating the independence and performance of our independent auditor;

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reviewing and discussing with our independent auditor their annual audit, including the timing and scope of audit activities;

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pre-approving audit services;

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overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

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reviewing the adequacy and effectiveness of our accounting and internal controls over financial reporting, disclosure controls and policies and procedures;

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reviewing and discussing guidelines and policies governing the process by which our senior management assesses and manages our exposure to risk;

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reviewing, and if appropriate, approving or ratifying any related party transactions and other significant conflicts of interest;

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establishing procedures for the receipt, retention and treatment of complaints received by us and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

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reviewing our program to monitor compliance with our code of ethics; and

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overseeing significant deficiencies and material weaknesses in the design or operation of our internal controls over financial reporting.

Upon the completion of the Business Combination, it is anticipated that our audit committee will consist of Robert Barker, Hyunsoo Shin, and Kukjin Chun, with Robert Barker serving as chair. Rule 10A-3 of the Exchange Act and the NYSE rules require that our audit committee must be composed entirely of independent members. We anticipate that each of Robert Barker, Hyunsoo Shin and Kukjin Chun will meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and NYSE rules. Each member of our audit committee also meets the financial literacy requirements of the NYSE listing standards. In addition, New GCT’s board of directors is expected to determine that Robert Barker will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The Combined Company’s board of directors will adopt a written charter for the audit committee, which will be available on our corporate website upon the completion of the Business Combination. The information on our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Compensation Committee
Our compensation committee will be responsible for, among other things:
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evaluating, determining, and recommending to our Board, the compensation of our executive officers;

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administering and recommending to our Board the compensation of our directors;

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reviewing and approving our executive compensation plan and recommending that our Board amend these plans if deemed appropriate;

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administering our general compensation plan and other employee benefit plans, including incentive compensation and equity-based plans and recommending that our Board amend these plans if deemed appropriate;

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reviewing and approving any severance or termination arrangements to be made with any of our executive officers; and

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reviewing and approving at least annually the corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers.

Upon the completion of the Business Combination, it is anticipated that our compensation committee will consist of Dr. Kyeongho Lee, Robert Barker and Kukjin Chun, with Dr. Kyeongho Lee serving as chair. The Combined Company’s board of directors will adopt a written charter for the compensation committee, which will be available on our corporate website upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serve, and in the past year have not served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or compensation committee.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee will be responsible for, among other things:
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identifying, screening and recommending to our Board director candidates for election (or re-election);

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overseeing the policies and procedures with respect to the consideration of director candidates recommended by stockholders;

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reviewing and recommending to our Board for approval, as appropriate, disclosures concerning our policies and procedures for identifying and screening Board nominee candidates, the criteria used to evaluate Board membership and director independence as well as any policies regarding Board diversity;

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reviewing independence qualifications of directors under the applicable NYSE rules;

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developing and coordinating with management on appropriate director orientation programs; and

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reviewing our stockholder engagement plan, if any, and overseeing relations with stockholders.

Upon the completion of the Business Combination, it is anticipated that our nominating and corporate governance committee will consist of Robert Barker, Dr. Kyeongho Lee and Kukjin Chun, with Robert Barker serving as chair. The Combined Company’s board of directors will adopt a written charter for the nominating and corporate governance committee, which will be available on our corporate website upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Limitation on Liability and Indemnification of Directors and Officers
The Proposed Certificate of Incorporation limits the liability for directors of New GCT to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for a breach of their fiduciary duties as directors, except for liability:
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for any transaction from which the director derives an improper personal benefit;

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for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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for any unlawful payment of dividends or redemption of shares; or

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for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of New GCT’s directors will be further eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and New GCT Bylaws provide that New GCT will, in certain situations, indemnify New GCT’s directors and officers and may indemnify other employees and agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
The Combined Company plans to maintain a directors’ and officers’ insurance policy pursuant to which New GCT’s directors and officers are insured against liability for actions taken in their capacities as directors and officers of New GCT. We believe these provisions in the Proposed Certificate of Incorporation and New GCT Bylaws are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Board Leadership Structure
The New GCT board of directors does not anticipate implementing a policy requiring the positions of the Chairman of the Board and Chief Executive Officer to be separate or held by the same individual. Any further determination to create such a policy is expected to be based on circumstances existing from time to time, based on criteria that are in New GCT’s best interests and the best interests of its stockholders, including the composition, skills and experience of New GCT’s board of directors and its members, specific challenges faced by New GCT or the industry in which it operates, and governance efficiency. We currently anticipate electing Dr. Kyeongho Lee as Chairman of the Board because Dr. Lee’s strategic vision for the business and his in-depth knowledge of New GCT’s operations as the founder of GCT make him well qualified to serve as Chairman of the Board of New GCT.
Risk Oversight
Upon the consummation of the Business Combination, New GCT’s board of directors will administer the risk oversight function directly through New GCT’s board of directors as a whole, as well as through its committees, where applicable, monitoring and assessing strategic risk exposure, enterprise risk, and governance risks. The audit committee will be responsible for considering and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The compensation committee will be responsible for reviewing and assessing the risks associated with the compensation arrangements of executive management, including the lack of alignment between the incentives of management and the interests of stockholders. The allocation of risk oversight responsibility may change, from time to time, based on the evolving needs of New GCT.
Code of Business Conduct and Ethics
The New GCT board of directors will adopt a Code of Ethics applicable to our directors, executive officers and employees that complies with the rules and regulations of the NYSE and the SEC. The Code of Ethics will be available on New GCT’s website following the Closing. In addition, New GCT intends to post on the Corporate Governance section of its website all disclosures that are required by law, including the NYSE listing standards, concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to New GCT’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on New GCT website into this proxy statement/prospectus.

DESCRIPTION OF NEW GCT’S SECURITIES
The following summary of the material terms of New GCT’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Proposed Certificate of Incorporation in its entirety for a complete description of the rights and preferences of New GCT’s securities following the Business Combination. The changes proposed to be made to the Existing Certificate of Incorporation through the adoption of the Proposed Certificate of Incorporation are described in “Proposal No. 2 — The Charter Amendment Proposal” and “Proposal Nos. 3A-3E — The Governance Proposals” and the full text of the Proposed Certificate of Incorporation is attached as Annex B to this proxy statement/prospectus/consent solicitation statement.
Authorized and Outstanding Capital Stock
The Proposed Certificate of Incorporation authorizes the issuance of 400,000,000 shares of common stock, $0.0001 par value per share and 40,000,000 shares of preferred stock, $0.0001 par value. The outstanding shares of Concord III Common Stock are, and the shares of New GCT Common Stock issued in the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the special meeting, there were 12,566,361 shares of Concord III Common Stock issued and outstanding and no shares of preferred stock of Concord III issued or outstanding.
Voting Power
Except as otherwise provided by the DGCL or the Proposed Certificate of Incorporation and subject to the rights of holders of any series of preferred stock, all of the voting power of the stockholders of New GCT will be vested in the holders of the New GCT Common Stock, and each holder of New GCT Common Stock will have one vote for each share held by such holder on all matters voted upon by the stockholders of New GCT; provided, however, that, except as otherwise required by law, holders of New GCT Common Stock, as such, will not be entitled to vote on any amendment to the Proposed Certificate of Incorporation (or on any amendment to a certificate of designations of any series of preferred stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to the Proposed Certificate of Incorporation (or pursuant to a certificate of designations of any series of preferred stock) or pursuant to the DGCL. There will be no cumulative voting.
Dividends
Except as otherwise provided by the DGCL or the Proposed Certificate of Incorporation, dividends may be declared and paid on New GCT Common Stock from funds lawfully available therefor if, as and when determined by the board of directors of New GCT and subject to any preferential dividend rights of any then outstanding shares of preferred stock.
Liquidation
Upon the dissolution or liquidation or winding up of the affairs of New GCT, whether voluntary or involuntary, holders of New GCT Common Stock will be entitled to receive all assets of New GCT available for distribution to its stockholders equally on a per share basis, subject to any preferential rights of any then outstanding shares of preferred stock and after payment or provision for payment of New GCT’s debts.
Preemptive Rights; Redemption rights
The holders of New GCT Common Stock will have no preemptive rights to subscribe for any shares of any class of stock of New GCT. New GCT Common Stock will not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of New GCT’s capital stock.
Election of Directors
The New GCT board of directors will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year.

Common Stock Prior to the Business Combination
Pursuant to the Existing Certificate of Incorporation, if Concord III does not consummate an initial business combination by August 8, 2024, its corporate existence will cease except for the purposes of winding up its affairs and liquidating. If Concord III is forced to liquidate prior to an initial business combination, its Public Stockholders will be entitled to share ratably in the Trust Account, based on the amount then held in the Trust Account. The Sponsor and Concord III’s officers and directors have agreed to waive their rights to participate in any liquidation distribution from the Trust Account occurring upon Concord III’s failure to consummate an initial business combination with respect to the shares of Concord III Common Stock held prior to the IPO. The Sponsor and Concord III’s officers and directors will therefore not participate in any liquidation distribution from the Trust Account with respect to such shares. They will, however, participate in any liquidation distribution from the Trust Account with respect to any shares of Concord III Common Stock acquired following the IPO.
The Concord III stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of Concord III Common Stock, except that Public Stockholders have the right to sell their Public Shares to Concord III in a tender offer or have their Public Shares converted to cash equal to their pro rata share of the Trust Account in connection with a business combination if completed. Public Stockholders who sell or convert their Public Shares into their share of the Trust Account still have the right to exercise the Public Warrants that they received as part of the Concord III Units.
If Concord III seeks to amend any provisions of the Existing Certificate of Incorporation that would affect the Public Stockholders’ ability to convert their Public Shares in connection with a business combination or the timing of its obligation to redeem 100% of the Public Shares if it does not complete a business combination within the required time period, Concord III will provide Public Stockholders with the opportunity to convert their Public Shares in connection with any such vote.
Preferred Stock
The Proposed Certificate of Incorporation provides that shares of New GCT preferred stock may be issued from time to time in one or more series. The New GCT board of directors will be authorized to establish the voting rights, if any, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, applicable to the shares of each series of New GCT preferred stock. The Post-Combination Board will be able to, without stockholder approval, issue New GCT preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of New GCT Common Stock and could have anti-takeover effects. The ability of the Post-Combination Board to issue New GCT preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of New GCT or the removal of existing management.
Concord III has no preferred stock outstanding at the date hereof, and will have no preferred stock outstanding immediately after the Closing.
Warrants
As of January 30, 2024, there were 26,650,000 Concord III Warrants to purchase Concord III Common Stock outstanding, consisting of 17,250,000 Public Warrants and 9,400,000 Private Warrants held by the Sponsor and CA2. Each whole Warrant entitles the registered holder to purchase one share of Concord III Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of an initial business combination or 12 months from the closing of the IPO. The Concord III Warrants will expire on the fifth anniversary of Concord III’s completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Holders of New GCT Warrants will not be exercisable for cash unless New GCT has an effective and current registration statement covering the shares of New GCT Common Stock issuable upon exercise of the New GCT Warrants and a current prospectus relating to such shares of New GCT Common Stock.

Notwithstanding the foregoing, if a registration statement covering the shares of New GCT Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of New GCT’s initial business combination, holders of Public Warrants may, until such time as there is an effective registration statement and during any period when New GCT has failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis. In the event of such a cashless exercise, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of New GCT Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New GCT Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” for this purpose means the average reported last sale price of the shares of New GCT Common Stock for the ten trading days ending on the third trading day prior to the date of exercise.
New GCT may call the New GCT Warrants for redemption (excluding the Private Warrants and any warrants underlying the Working Capital Loans made to New GCT), in whole and not in part, at a price of $0.01 per warrant, (i) at any time after the New GCT Warrants become exercisable, (ii) upon not less than 30 days’ prior written notice of redemption to each holder of New GCT Warrants after the warrants become exercisable, (iii) if, and only if, the reported last sale price of the shares of New GCT Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the New GCT Warrants become exercisable and ending on the third business day prior to the notice of redemption to holders of New GCT Warrants, and (iv) if, and only if, there is a current registration statement in effect with respect to the shares of New GCT Common Stock underlying such warrants.
The right to exercise will be forfeited unless the New GCT Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a New GCT Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.
If New GCT calls the New GCT Warrants for redemption as described above, New GCT’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the New GCT Warrants for that number of shares of New GCT Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New GCT Common Stock underlying the New GCT Warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” for this purpose means volume-weighted average price of New GCT Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date of exercise.
The exercise price and number of shares of New GCT Common Stock issuable on exercise of the New GCT Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the New GCT Warrants will not be adjusted for issuances of shares of New GCT Common Stock at a price below their respective exercise prices.
In addition, if (x) New GCT issues additional shares of New GCT Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per share of New GCT Common Stock (with such issue price or effective issue price to be determined in good faith by New GCT’s board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of New GCT’s initial business combination on the date of the consummation of its initial business combination (net of redemptions), and (z) the “market value” (as defined below) is below $9.20 per share, the exercise price of the New GCT Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the market value or (ii) the price at which New GCT issues the additional shares of New

GCT Common Stock or equity-linked securities. The “market value” for this purpose means the volume weighted average trading price of New GCT Common Stock during the 20 trading day period starting on the trading day prior to the day on which New GCT consummates its initial business combination.
No fractional shares will be issued upon exercise of the New GCT Warrants. If, upon exercise of the New GCT Warrants, a holder would be entitled to receive a fractional interest in a share, New GCT will, upon exercise, round up to the nearest whole number the number of shares of New GCT Common Stock to be issued to the warrant holder.
Dividends
Concord III has not paid any cash dividends on the Concord III Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New GCT’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Post-Combination Board at such time. New GCT’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.
Listing of Securities
The Concord III Common Stock, Concord III Warrants and Concord III Units are currently listed on the NYSE under the symbols “CNDB,” “CNDB.WS” and “CNDB.U,” respectively. Concord III intends to apply to continue the listing of its common stock and warrants on the NYSE under the symbols “GCTS” and “GCTSW,” respectively, upon the Closing.
Transfer Agent and Registrar
The transfer agent and registrar for Concord III Common Stock is, and for New GCT Common Stock is expected to be, Continental Stock Transfer & Trust Company.
Certain Anti-Takeover Provisions of Delaware Law
Classified Board of Directors
The Proposed Certificate of Incorporation provides that the New GCT board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the New GCT board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the New GCT board of directors.
Authorized but Unissued Shares
The authorized but unissued shares of New GCT Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved New GCT Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of New GCT by means of a proxy contest, tender offer, merger or otherwise.
Stockholder Action; Special Meetings of Stockholders
The Proposed Certificate of Incorporation provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of New GCT capital stock would not be able to amend New GCT Bylaws or remove directors without holding a meeting of stockholders called in accordance with New GCT Bylaws. This restriction does not apply to actions taken by the holders of any series of preferred stock of New GCT to the extent expressly provided in the applicable Preferred Stock Designation. Further, the Proposed Certificate

of Incorporation provides that, subject to any special rights of the holders of preferred stock of the Post Combination Company, special meetings of stockholders of New GCT may be called only by or at the direction of the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors, thus prohibiting a holder of New GCT Common Stock from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of New GCT capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
New GCT Bylaws provide that stockholders seeking to bring business before New GCT’s annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice will need to be delivered to, or mailed and received at, New GCT’s principal executive offices (x) not later than the close of business on the ninetieth (90th) calendar day, nor earlier than the close of business on the one hundred twentieth (120th) calendar day in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than thirty (30) calendar days in advance of the anniversary of the previous year’s annual meeting or not later than sixty (60) calendar days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, the close of business on the tenth (10th) calendar day following the date of public disclosure of the date of such meeting. In no event shall the Public Disclosure of an adjournment or postponement of an annual meeting commence a new notice time period (or extend any notice time period).
New GCT Bylaws will also specify certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude New GCT’s stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors at its annual meeting of stockholders.
Amendment of Charter or Bylaws
Upon consummation of the Business Combination, New GCT Bylaws may be amended or repealed by the board of directors at any regular or special meeting by the affirmative vote of a majority of all of the members of the board of directors, provided in the case of any special meeting at which all of the members of the board of directors are not present, that the notice of such meeting will have stated that the amendment of these Bylaws was one of the purposes of the meeting; but these Bylaws and any amendment thereof, including the Bylaws adopted by the board of directors, may be altered, amended or repealed and other Bylaws may be adopted by the affirmative vote of holders of at least fifty percent (50%) of the outstanding shares of capital stock of New GCT entitled to vote in the election of directors or class of directors, voting together as a single class, provided, in the case of any special meeting, that notice of such proposed alteration, amendment, repeal or adoption is included in the notice of the meeting.
New GCT also reserves the right to amend, alter, change or repeal any provision contained in the Proposed Certificate of Incorporation, in the manner prescribed by the DGCL.
Board Vacancies
Except as the DGCL may otherwise require, any new directorships or vacancies in New GCT board of directors, including new directorships resulting from any increase in the number of directors to serve in the board of directors and/or any unfilled vacancies by reason of death, resignation, disqualification, removal for cause, failure to elect or otherwise with respect to any director, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.
Forum Selection
The Proposed Certificate of Incorporation provides that unless New GCT consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: i) (a) any derivative action or proceeding brought on behalf of New GCT, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of New GCT to New GCT or New GCT’s stockholders, (c) any action asserting a claim against New GCT or its current or directors, officers, employees, or stockholders arising pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation or the Proposed Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim against New GCT or its current or former directors, officers, employees, or stockholders governed by the internal affairs doctrine of the law of the State of Delaware. In addition, the Proposed Certificate of Incorporation designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the Proposed Certificate of Incorporation will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Although Concord III believes these provisions benefit New GCT by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although New GCT stockholders will not be deemed to have waived its compliance with federal securities laws and the rules and regulations thereunder.
Section 203 of the DGCL
Concord III is, and New GCT will be, subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
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before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•
at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring New GCT to negotiate in advance with the New GCT board of directors because the stockholder approval requirement would be avoided if the New GCT board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the New GCT board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers
The Proposed Certificate of Incorporation provides that the liability of the directors and officers of New GCT to New GCT or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, shall be eliminated or limited to the fullest extent permitted under applicable law as it now exists or may in the future be amended.
The proposed New GCT Bylaws also permits New GCT to purchase and maintain insurance on behalf of any officer, director, employee or agent of New GCT for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.
These provisions may discourage stockholders from bringing a lawsuit against New GCT directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New GCT and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent New GCT pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. New GCT believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to New GCT directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE
Upon completion of the Business Combination, New GCT will have 400,000,000 shares of New GCT Common Stock authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 50,030,830  shares of New GCT Common Stock issued and outstanding, assuming no shares of New GCT Common Stock are converted in connection with the Business Combination. All of the shares of New GCT Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by New GCT’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of New GCT Common Stock in the public market could adversely affect prevailing market prices of New GCT Common Stock.
Registration Rights Agreement
The Business Combination Agreement provides that, in connection with the Closing, New GCT, certain stockholders of GCT, the Sponsor and certain stockholders of the Company will enter into the Registration Rights Agreement, pursuant to which New GCT will agree to register for resale certain shares of New GCT Common Stock and other equity securities that are held by the parties thereto from time to time.
Lock-Up Agreement
The Business Combination Agreement also provides that, in connection with the Closing, New GCT and certain stockholders of GCT, including its directors, officers, affiliates and holders of more than 5% of outstanding shares of GCT Common Stock as of the Closing, will enter into the Lock-Up Agreement, pursuant to which such stockholders will agree to not effect any sale or other transfer of New GCT Common Stock, subject to certain customary exceptions set forth in the Lock-Up Agreement, during the period commencing at the Closing and ending on the earlier of (i) one year following the Closing, (ii) such date as New GCT completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of New GCT’s stockholders having the right to exchange their shares of New GCT Common Stock for cash, securities or other property or (iii) the date on which the last sale price of New GCT Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing.
Rule 144
A person who has beneficially owned restricted shares of New GCT Common Stock or restricted New GCT Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of New GCT Common Stock or restricted New GCT Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of either of the following:

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1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal 500,308 shares of New GCT Common Stock (assuming no conversions) and 238,300 New GCT Warrants; or

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the average weekly trading volume of New GCT Common Stock of the same class or New GCT Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of New GCT under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about New GCT.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

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at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 12,566,361 shares of Concord III Common Stock outstanding. Of these shares, the 3,941,361 shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 8,625,000 shares owned collectively by the Sponsor, CA2 and directors and officers of Concord III are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.
As of the date of this proxy statement/prospectus, there are a total of 26,650,000 Concord III Warrants outstanding. Each warrant is exercisable for one share of Concord III Common Stock, in accordance with the terms of the warrant agreement governing the Concord III Warrants. 17,250,000 of these Concord III Warrants are Public Warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the 17,250,000 shares of New GCT Common Stock that may be issued upon the exercise of the public New GCT Warrants.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of GCT’s employees, consultants or advisors who purchases equity shares from New GCT in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CONCORD III
The following table sets forth information regarding the beneficial ownership of shares of Concord III’s Common Stock as of January 30, 2024 (pre-Business Combination) and the expected beneficial ownership of New GCT immediately after the Closing by:
•
each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by Concord III to be the beneficial owner of more than 5% of shares of Concord III’s Common Stock as of December 20, 2023 (pre-Business Combination) or of shares of Concord III’s Common Stock upon the closing of the Business Combination;

•
each of Concord III’s executive officers and directors;

•
each person who will become an executive officer or director of New GCT upon the closing of the Business Combination;

•
all of Concord III’s current executive officers and directors as a group; and

•
all executive officers and directors of New GCT as a group upon the closing of the Business Combination.

As of January 30, 2024, Concord III had 12,566,361 shares of Concord III Common Stock issued and outstanding and entitled to vote, of which 12,566,360 are shares of Concord III Class A Common Stock and one is a share of Concord III Class B Common Stock.
Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, Concord III believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after the consummation of the Business Combination, sole voting and investment power with respect to all shares of Concord III Common Stock that they beneficially own, subject to applicable community property laws. Any shares of Concord III’s Common Stock subject to options or warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.
Subject to the paragraph above, percentage ownership of outstanding shares post-Business Combination is based on 50,030,830 shares of New GCT Common Stock under the no redemptions scenario, and 44,169,094 shares of New GCT Common Stock under the maximum redemptions scenario, and is subject to the following additional assumptions:
•
includes the conversion of the outstanding shares of GCT Common Stock, GCT convertible promissory notes and GCT CVT convertible promissory notes and excludes the issuance of exchanged GCT Stock Options of 612,572 shares, GCT Warrants of 299,999 shares, and Earnout Shares of 20,000,000 shares. The GCT Stock Options and GCT Warrants will be converted into equivalent New GCT options and warrants with the same terms and conditions. The Earnout Shares will vest based on achieving the GCT Earnout Targets, which is based on the dollar VWAP of New GCT Common Stock or upon the equivalent per share consideration received as part of a Change of Control transaction;

•
no exercise of Concord III Warrants; and

•
no issuance of additional securities by Concord III prior to the Closing.

If the actual facts are different than these assumptions, the percentage ownership retained by Concord III’s existing stockholders in Concord III will be different.

The expected beneficial ownership of Common Stock post-Business Combination under the header “Post-Business Combination — Assuming No Redemptions” assumes none of the Public Shares having been redeemed.
The expected beneficial ownership of Common Stock post-Business Combination under the header “Post-Business Combination — Assuming Maximum Redemption” assumes 3,941,361 Public Shares having been redeemed.
The following table does not reflect record or beneficial ownership of Concord III warrants, including the Private Warrants as such securities are not exercisable within 60 days of the date of this proxy statement/prospectus. Assuming the exercise and conversion of all of securities, including Concord III warrants, beneficially owned by the Sponsor and its affiliates following the consummation of the Business Combination, the Sponsor and its affiliates’ total potential ownership in New GCT is estimated to comprise approximately 15.6% of outstanding shares of New GCT Common Stock in the no redemption scenario and 13.7% of outstanding shares of New GCT Common Stock in the maximum redemption scenario.
Name and Address of Beneficial Owner	Pre-Business Combination		Post-Business Combination
	Number of Shares		Assuming No Redemptions		Assuming Maximum Redemptions
	Number of Shares Beneficially Outstanding Owned	% of Common Stock	Number of Shares Outstanding	% of Common Stock	Number of Shares Outstanding	% of Common Stock
Pre-Business Combination directors and officers(1)
Bob Diamond(2)	—	—%	—	—%	—	—%
Jeff Tuder(2)	—	—	—	—	—	—
Michele Cito(2)	—	—	—	—	—	—
Peter Ort(2)	30,000	*	30,000	*	30,000	*
Thomas King(2)	30,000	*	30,000	*	30,000	*
Larry Leibowitz(2)	30,000	*	30,000	*	30,000	*
All pre-Business Combination officers and directors as a group (6 individuals)(2)	90,000	*%	90,000	*%	90,000	*%
Five Percent Holders
Concord Sponsor Group III LLC(3)	7,957,727	63.3%	4,992,126	10.0%	3,201,637	7.2%
683 Capital Management, LLC(4)(5)	2,475,000	19.7%	2,475,000	4.9%	2,475,000	5.6%
Saba Capital Management, L.P.(6)(5)	2,595,089	20.7%	2,595,089	5.2%	2,595,089	5.9%
Anapass, Inc.(7)	—	—	6,442,751	12.9%	6,422,751	14.5%
Post-Business Combination directors and officers(8)
John Schlaefer(9)	—	—	208,485	*	208,485	*
David Yoon(10)	—	—	91,155	*	91,155	*
Dr. Jeemee Kim(11)	—	—	285,755	*	285,755	*
Alex Sum(12)	—	—	136,639	*	136,639	*
Dr. Kyeongho Lee(13)	—	—	340,319	*	340,319	*
Robert Barker(14)	—	—	15,504	*	15,504	*
Kukjin Chun(15)	—	—	2,792	*	2,792	*
Hyunsoo Shin(16)	—	—	3,504	*	3,504	*
Jeff Tuder(2)	—	—	—	—	—	—
All post-Business Combination officers and directors as a group (9 individuals)	—	—%	1,084,153	2.2%	1,084,153	2.5%

*
Represents less than 1% of beneficial ownership

(1)
Unless otherwise noted, the business address of each of the following entities or individuals is c/o Concord Acquisitions Corp III., 477 Madison Ave., 22nd Floor, New York, NY, 10022.

(2)
Does not include certain shares indirectly owned by this individual as a result of his or her membership interest in the Sponsor.

(3)
Concord Sponsor Group III LLC, the Sponsor, is the record holder of the shares of the Concord III Common Stock reported herein. The Sponsor is governed by a board of managers consisting of three managers, Bob Diamond, David Schamis and Jeff Tuder. Each manager has one vote, and the approval of a majority of the managers is required to approve an action of the Sponsor. Under the so- called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing analysis, no manager of the Sponsor exercises voting or dispositive control over any of the securities held by the Sponsor, even those in which he or she directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. Interests shown pre-Business Combination consist of 7,957,726 shares of Concord III Class A Common Stock and 1 share of Concord III Class B Common Stock. Interests shown post-Business Combination consist of 6,176,061 shares of Concord III Class A Common Stock. Number of shares owned post-Business Combination gives effect to (i) the transfer by the Sponsor to certain third parties of an aggregate of 932,052 Founder Shares immediately following consummation of the Business Combination pursuant to certain non-redemption agreements entered into by the Sponsor, (ii) the forfeiture by the Sponsor of an aggregate of 729,072 Founder Shares immediately following consummation of the Business Combination pursuant to certain non-redemption agreements entered into by the Sponsor, (iii) an aggregate of 1.790,489 Founder Shares currently beneficially owned by the Sponsor becoming Sponsor Earnout Shares at the Closing and no longer being deemed to be beneficially owned by the Sponsor and (iv) the transfer by the Sponsor of an aggregate of 1,304,477 shares of New GCT Common Stock to GCT’s existing stockholders and investors in the Financings at the Closing.

(4)
Based on a Schedule 13G filed on November 17, 2021, by 683 Capital Management, LLC, a Delaware limited liability company; 683 Capital Partners, LP, a Delaware limited partnership; and Ari Zweiman, a citizen of the United States (collectively, the “683 Reporting Persons”). As of October 26, 2021, 683 Capital Partners, LP beneficially owned 2,475,000 units, which contain 2,475,000 shares of Common Stock. 683 Capital Management, LLC, as the investment manager of 683 Capital Partners, LP, may be deemed to have beneficially owned the 2,475,000 shares of Common Stock beneficially owned by 683 Capital Partners, LP. Ari Zweiman, as the Managing Member of 683 Capital Management, LLC, may be deemed to have beneficially owned the 2,475,000 shares of Common Stock beneficially owned by 683 Capital Management, LLC. The principal business address for each of the 683 Reporting Persons is 3 Columbus Circle, Suite 2205, New York, NY 10019.

(5)
Number of shares beneficially owned does not include the impact of any redemptions or dispositions that occurred subsequent to the Schedule 13G filing. As such, the shares and percentages may not represent the current voting interest in Concord III.

(6)
Based on a Schedule 13G/A filed on February 14, 2023, by Saba Capital Management, L.P., a Delaware limited partnership; Boaz R. Weinstein, a citizen of the United States; and Saba Capital Management GP, LLC, a Delaware limited liability company (collectively, the “Saba Reporting Persons”). The principal business address for each of the Saba Reporting Persons is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(7)
The principal business address for Anapass, Inc. is 7F, Dream-Markl Bldg. 61, Ditigal-ro 31-gil, Guro-gu, Seoul, 08375, Republic of Korea.

(8)
Unless otherwise noted, the business address of each of the following individuals is c/o GCT Semiconductor, Inc., 2290 North 1st Street, Suite 201, San Jose, CA 95131.

(9)
Includes 131,622 shares of common stock issuable upon exercise of stock options within 60 days of October 31, 2023.

(10)
Includes 61,765 shares of common stock issuable upon exercise of stock options within 60 days of October 31, 2023.

(11)
Includes 75,496 shares of common stock issuable upon exercise of stock options within 60 days of October 31, 2023.

(12)
Includes 48,601 shares of common stock issuable upon exercise of stock options within 60 days of October 31, 2023.

(13)
Includes 4,053 shares of common stock held by Dr. Lee’s spouse.

(14)
Includes 2,736 shares of common stock issuable upon exercise of stock options within 60 days of October 31, 2023.

(15)
Includes 2,792 shares of common stock issuable upon exercise of stock options within 60 days of October 31, 2023.

(16)
Includes 3,058 shares of common stock issuable upon exercise of stock options within 60 days of October 31, 2023.

MARKET PRICE AND DIVIDEND INFORMATION
Concord III
Market Price of Concord III Common Stock, Warrants and Units
The Concord III Class A Common Stock, Concord III Warrants and Concord III Units are currently listed on the NYSE under the symbols “CNDB,” “CNDB.WS” and “CNDB.U,” respectively. Concord III has applied to list the shares of common stock and warrants of New GCT on the NYSE under the symbols “GCTS” and “GCTSW” respectively, upon the Closing. All outstanding Concord III Units will be separated into their component securities immediately prior to the Closing. Accordingly, Concord III will not have any units following consummation of the Business Combination, and therefore there will be no NYSE listing of the Concord III Units following the consummation of the Business Combination.
The closing price of the Concord III Common Stock, Concord III Warrants and Concord III Units on November 1, 2023, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.71, $0.10 and $10.60, respectively. As of January 30, 2024, the most recent closing price for the Concord III Common Stock, Concord III Warrants and Concord III Units was $10.60, $0.07 and $10.63, respectively.
Holders
As of January 29, 2024, there were one holder of record Concord III Units, seven holders of record of Concord III Class A Common Stock, five holders of record of Concord III Class B Common Stock and four holders of record of Concord III Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Concord III Units, Concord III Common Stock and Concord III Warrants are held of record by banks, brokers and other financial institutions.
Dividends
Concord III has not paid any cash dividends on the Concord III Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New GCT’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Post-Combination Board at such time. New GCT’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.
GCT
Historical market price information regarding GCT is not provided because there is no public market for its securities. See “GCT Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

ADDITIONAL INFORMATION
Other Matters
Concord III’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.
As of the date of this proxy statement/prospectus, the Concord III board of directors does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.
Legal Matters
The validity of the shares of New GCT Common Stock to be issued in connection with the Business Combination will be passed upon by Greenberg Traurig, LLP.
Experts
The financial statements of Concord Acquisition Corp III as of December 31, 2022 and 2021, included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of GCT Semiconductor, Inc. as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, included in this proxy statement/prospectus, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to GCT Semiconductor, Inc.’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Delivery of Documents to Stockholders
Pursuant to the rules of the SEC, Concord III and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, Concord III will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement may likewise request delivery of single copies of the proxy statement in the future. Stockholders may notify Concord III of their requests by calling or writing Concord III at its principal executive offices at (212) 883-4330 and 477 Madison Avenue, 22nd Floor, New York, NY 10022.
Transfer Agent; Warrant Agent and Registrar
The registrar and transfer agent for the Concord III Common Stock and the warrant agent for the Concord III Warrants is Continental Stock Transfer & Trust Company. Concord III has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION
Concord III files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read Concord III’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact Concord III by telephone or in writing:
Concord Acquisition Corp III
477 Madison Avenue
22nd Floor
New York, New York 10022
Telephone: (212) 883-4330
Attention: Secretary
You may also obtain these documents by requesting them in writing or by telephone from Concord III’s proxy solicitor at:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford CT 06902
Telephone: Toll-Free (800) 662-5200 or (203) 658-9400
Banks and brokers can call collect at: (203) 658-9400
Email: CND.info@investor.morrowsodali.com
If you are a stockholder of Concord III and would like to request documents, please do so by one week prior to the meeting date to receive them before the Concord III special meeting of stockholders. If you request any documents from Concord III, we will mail them to you by first class mail, or another equally prompt means. You will not be charged for any of the documents you request.
This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of Concord III with respect to the shares of New GCT Common Stock to be issued if the Business Combination is consummated in addition to being a proxy statement of Concord III for its special meeting of stockholders. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus.
All information contained or incorporated by reference in this proxy statement/prospectus relating to Concord III has been supplied by Concord III, and all such information relating to GCT has been supplied by GCT. Information provided by either Concord III or GCT does not constitute any representation, estimate or projection of any other party.
Neither Concord III or GCT has authorized anyone to give any information or make any representation about the Business Combination or their respective companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

CONCORD ACQUISITION CORP III
CONDENSED BALANCE SHEETS
	September 30, 2023 (unaudited)	December 31, 2022
Assets
Current Assets:
Cash	$212,936	$521,149
Prepaid expenses	49,476	331,453
Total Current Assets	262,412	852,602
Marketable securities and cash held in Trust Account	43,181,282	356,190,233
Total Assets	$43,443,694	$357,042,835
Liabilities and Stockholders’ Deficit
Current Liabilities:
Due to related party	$44,174	$10,024
Accrued income taxes	248,950	485,207
Accounts payable and accrued expenses	2,856,179	79,569
Excise tax payable	3,173,873	—
Total Current Liabilities	6,323,176	574,800
Warrant liability	1,599,000	1,812,200
Sponsor loans, at fair value	1,664,000	1,000,000
Deferred underwriters’ discount	12,075,000	12,075,000
Total Liabilities	21,661,176	15,462,000
Commitments and Contingencies
Common stock subject to possible redemption, 4,039,934 and 34,500,000 shares at redemption value of $10.67 and $10.31 at September 30, 2023 and December 31, 2022, respectively	43,105,937	355,643,935
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 0 shares issued and outstanding, excluding 4,039,934 and 34,500,000 shares subject to possible redemption at September 30, 2023 and December 31, 2022, respectively	—	—
Class B Common stock, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding	863	863
Additional paid-in capital	—	—
Accumulated deficit	(21,324,282)	(14,063,963)
Total Stockholders’ Deficit	(21,323,419)	(14,063,100)
Total Liabilities and Stockholders’ Deficit	$43,443,694	$357,042,835
The accompanying notes are an integral part of these condensed financial statements.

CONCORD ACQUISITION CORP III
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Operating costs	$500,148	$286,566	$3,788,909	$895,786
Loss From Operations	(500,148)	(286,566)	(3,788,909)	(895,786)
Other (Expense) Income, net:
Income from operating Bank Account	997	—	3,205	—
Income from investments held in Trust Account	555,280	1,588,513	6,289,385	2,116,670
Change in fair value of warrant liability and sponsor loans	(1,057,000)	2,222,000	(450,800)	17,918,000
Total other (expense) income, net	(500,723)	3,810,513	5,841,790	20,034,670
(Loss) income before provision for income taxes	(1,000,871)	3,523,947	2,052,881	19,138,884
Provision for income taxes	(106,318)	(323,088)	(1,290,002)	(381,057)
Net (loss) income	$(1,107,189)	$3,200,859	$762,879	$18,757,827
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	4,039,934	34,500,000	17,875,275	34,500,000
Basic and diluted net (loss) income per share, Class A common stock subject to possible redemption	$(0.09)	$0.07	$0.03	$0.43
Basic and diluted weighted average shares outstanding, Class B common stock	8,625,000	8,625,000	8,625,000	8,625,000
Basic and diluted net (loss) income per share, Class B common stock	$(0.09)	$0.07	$0.03	$0.43
The accompanying notes are an integral part of these condensed financial statements.

CONCORD ACQUISITION CORP III
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(Unaudited)
	FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023
	Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 1, 2023	—	$—	—	$—	8,625,000	$863	$—	$(14,063,963)	$(14,063,100)
Increase in redemption value of shares subject to possible redemption	—	—	—	—	—	—	—	(4,450,363)	(4,450,363)
Net income	—	—	—	—	—	—	—	1,870,068	1,870,068
Contribution – non-redemption agreements	—	—	—	—	—	—	884,554	—	884,554
Fair value of shareholder non-redemption agreements	—	—	—	—	—	—	(884,554)	—	(884,554)
Excise tax payable attributable to redemption of common stock	—	—	—	—	—	—	—	(3,173,873)	(3,173,873)
Balance as of June 30, 2023	—	—	—	—	8,625,000	863	—	(19,818,131)	(19,817,268)
Increase in redemption value of shares subject to possible redemption	—	—	—	—	—	—	—	(398,962)	(398,962)
Net loss	—	—	—	—	—	—	—	(1,107,189)	(1,107,189)
Balance as of September 30, 2023	—	$—	—	$—	8,625,000	$863	$—	$(21,324,282)	$(21,323,419)
	FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022
	Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 1, 2022	—	$—	—	$—	8,625,000	$863	$—	$(34,576,312)	$(34,575,449)
Increase in redemption value of shares subject to possible redemption	—	—	—	—	—	—	—	(218,133)	(218,133)
Net income	—	—	—	—	—	—	—	15,556,968	15,556,968
Balance as of June 30, 2022	—	—	—	—	8,625,000	863	—	(19,237,477)	(19,236,614)
Increase in redemption value of shares subject to possible redemption	—	—	—	—	—	—	—	(1,215,425)	(1,215,425)
Net income	—	—	—	—	—	—	—	3,200,859	3,200,859
Balance as of September 30, 2022	—	$—	—	$—	8,625,000	$863	$—	$(17,252,043)	$(17,251,180)
The accompanying notes are an integral part of these condensed financial statements.

CONCORD ACQUISITION CORP III
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
	For the Nine months Ended September 30,
	2023	2022
Cash flows from Operating Activities:
Net income	$762,879	$18,757,827
Adjustments to reconcile net income to net cash used in operating activities:
Income from investments held in Trust Account	(6,289,385)	(2,116,670)
Changes in fair value of warrant liability and sponsor loans	450,800	(17,918,000)
Changes in operating assets and liabilities:
Prepaid expenses	281,977	278,480
Due to related party	34,150	5,140
Accrued income taxes	(236,257)	381,057
Accounts payable and accrued expenses	2,776,610	(192,744)
Net cash used in operating activities	(2,219,226)	(804,910)
Cash flows from Investing Activities:
Cash withdrawn from Trust Account to pay taxes	1,911,013	—
Cash withdrawn from Trust Account in connection with redemptions	317,387,323	—
Net cash provided by investing activities	319,298,336	—
Cash flows from Financing Activities:
Redemption of Common Stock	(317,387,323)	—
Net cash used in financing activities	(317,387,323)	—
Net change in cash	(308,213)	(804,910)
Cash, beginning of the period	521,149	1,214,555
Cash, end of the period	$212,936	$409,645
Supplemental disclosure of cash flow information:
Non-cash financing transactions:
Increase in redemption value of shares subject to possible redemption	$4,849,325	$1,433,558
Non-cash contribution – non-redemption agreements	$884,554	$—
Excise tax payable attributable to redemption of common stock	$3,173,873	$—
The accompanying notes are an integral part of these condensed financial statements.

CONCORD ACQUISITION CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
Note 1 — Organization, Business Operations and Liquidity
Organization and General
Concord Acquisition Corp III (the “Company”) is a blank check company incorporated on February 18, 2021, as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
As of September 30, 2023, the Company had not commenced any operations. All activity for the period from February 18, 2021 (inception) through September 30, 2023, relates to the Company’s formation, the Initial Public Offering (as defined below) and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of investment income on cash and cash equivalents from the proceeds derived from the Initial Public Offering, and non-operating income or expense from the changes in the fair value of warrant liability and sponsor loans.
The Company’s sponsors are Concord Sponsor Group III LLC (the “Sponsor”) (an affiliate of Atlas Merchant Capital LLC), and CA2 Co-Investment LLC (an affiliate of one of the underwriters of the Initial Public Offering) (“CA2 Co-Investment” and, together with the Sponsor, the “Sponsors”).
The registration statements for the Initial Public Offering were declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 3, 2021 (the “Effective Date”). On November 8, 2021, the Company completed its initial public offering (the “Initial Public Offering” or “IPO”) of 34,500,000 units (“Units”), including the issuance of 4,500,000 Units as a result of the underwriters’ exercise in full of their over-allotment option at an offering price of $10.00 per Unit, generating gross proceeds of $345,000,000.
Simultaneously with the closing of the IPO, the Company consummated the private placement of 8,260,606 warrants to the Sponsor and 1,139,394 warrants to CA2 Co-Investment (together, the “Private Placement Warrants”), each at a price of $1.00 per Private Placement Warrants, generating total proceeds of $9,400,000.
The Company also executed promissory notes with the Sponsors, evidencing loans to the Company in the aggregate amount of $6,900,000 (the “Sponsors Loans”). The Sponsor Loans may, by their terms, be repaid or converted into warrants (the “Sponsor Loan Warrants”) at a conversion price of $1.00 per warrant, at the Sponsors’ discretion. The Sponsor Loan Warrants will be identical to the Private Placement Warrants, which are described in Note 5.
The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held and taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.
Upon the closing of the Initial Public Offering, a total of $351,900,000 ($10.20 per Unit) of the net proceeds from the IPO, the Private Placement and the Sponsor Loans was deposited in a trust account (“Trust Account”) and was invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under

CONCORD ACQUISITION CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
Rule 2a-7 under the Investment Company Act. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company as described below, the funds held in the Trust Account will not be released from the Trust Account until the earliest of: (1) the completion of the initial Business Combination; (2) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (i) to modify the substance or timing of the Company’s obligation to provide for the redemption of the public shares in connection with the initial Business Combination or to redeem 100% of the public shares if the Company does not complete the initial Business Combination by the Current Extended Date (as defined below) or (ii) with respect to any other provisions relating to stockholders’ rights or pre-initial Business Combination activity; and (3) the redemption of all of the public shares if the Company has not completed the initial Business Combination by the Current Extended Date, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the public stockholders.
The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either: (1) in connection with a stockholder meeting called to approve the Business Combination; or (2) by means of a tender offer. Except as required by applicable law or stock exchange rules, the decision as to whether the Company will seek stockholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem all or a portion of their public shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the initial Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding public shares, subject to the limitations. As of September 30, 2023, the amount in the Trust Account available for redemption is approximately $10.67 per public share.
All of the public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the initial Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation.
The shares of common stock subject to redemption were recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with FASB ASC Topic 480, “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination, among other things, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.
In April 2023, the Company and the Sponsor entered into Non-Redemption Agreements with a number of the Company’s stockholders in exchange for them agreeing not to redeem shares of the Company’s Class A common stock sold in the IPO (the “Non-Redeemed Shares”) in connection with the special meeting of stockholders called by the Company and held on May 4, 2023 (described below). In exchange for the foregoing commitments not to redeem such shares, the Sponsor has agreed to transfer to such stockholders an aggregate of 999,665 shares of the Company’s Class B common stock (the “Class B shares”), par value $0.0001 per share, held by the Sponsor immediately following consummation of an initial business combination.
On May 4, 2023, the Company’s stockholders approved at the special meeting of stockholders a proposal to amend the Company’s amended and restated certificate of incorporation (the “charter”) to extend the date by which the Company has to consummate a business combination from May 8, 2023 (the “Termination Date”) to November 8, 2023, or such earlier date as may be determined by the board of directors of the Company (such later date, the “Extended Date”). In connection with the votes to approve the

CONCORD ACQUISITION CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
Charter Amendment, the holders of 30,460,066 shares of Class A common stock of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.42 per share, for an aggregate redemption amount of approximately $317,000,000, leaving approximately $42,000,000 in the Trust Account.
In November 2023, the Company and the Sponsor entered into certain Non-Redemption Agreements with a number of the Company’s stockholders in exchange for them agreeing not to redeem shares of the Company’s Class A common stock sold in the IPO in connection with the special meeting of stockholders called by the Company and held on November 7, 2023 (described below). In exchange for the foregoing commitments not to redeem such shares, the Company has agreed to allocate to such investors an aggregate of 782,001 shares of Class A common stock (the “Promote Shares”) and the Sponsor has agreed to surrender and forfeit to the Company for no consideration a number of shares of Class B common stock equal to the number of Promote Shares upon closing of an initial business combination.
On November 7, 2023, the Company’s stockholders approved at the special meeting of stockholders a proposal to amend the Company’s charter to further extend the date by which the Company has to consummate a Business Combination from the Extended Date to August 8, 2024, or such earlier date as may be determined by the board of directors of the Company (such later date, the “Current Extended Date”). In connection with the votes to approve such a proposal, the holders of an additional 98,573 shares of Class A common stock of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.70 per share, for an aggregate redemption amount of approximately $1.1 million, leaving approximately $42.2 million in the Trust Account and 3,941,361 shares of Class A common stock subject to possible redemption outstanding immediately following these redemptions.
Proposed Business Combination
On November 2, 2023, the Company entered into a business combination agreement (the “Business Combination Agreement”) with GCT Semiconductor, Inc., a Delaware corporation (“GCT”), and Gibraltar Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”). Pursuant to the Business Combination Agreement, the parties will, subject to the satisfaction or waiver of the conditions contained in the Business Combination Agreement, consummate a business combination transaction pursuant to which Merger Sub will merge with and into GCT, with GCT surviving the merger as a wholly-owned subsidiary of the Company (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions” and the closing of the Transactions, the “Closing”).
The aggregate equity consideration to be paid to GCT’s stockholders and other equity holders in the Transactions (the “Aggregate Transaction Consideration”) will be equal to the quotient of (i) the Company Value (as defined below) divided by (ii) $10.00. Immediately prior to the Closing, all of the outstanding principal and accrued interest under the outstanding promissory notes issued by GCT that can be converted into shares of GCT common stock will be so converted in accordance with their terms. The “Company Value” means an amount equal to $350 million, minus the amount of indebtedness of GCT immediately prior to the Closing, plus the amount of GCT’s cash and cash equivalents immediately prior to the Closing (with standard exceptions), plus the aggregate exercise price of all “in-the-money” warrants of GCT outstanding immediately prior to the Closing.
Following the Closing, the Company will issue up to an aggregate of 20,000,000 additional shares of its common stock to the stockholders of GCT as of immediately prior to the Closing and certain other persons, including the PIPE Investors (as defined below) (collectively, the “GCT Recipients”), if the volume weighted average price (the “VWAP”) of the shares of the Company’s common stock equals or exceeds certain minimum share prices at any time during the period starting 60 days following the Closing and expiring on the fifth anniversary of the Closing (the “Earnout Period”), as follows: (i) 6,666,667 shares if the

CONCORD ACQUISITION CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
VWAP of the shares of the common stock equals or exceeds $12.50 for any 20 trading days within a period of 30 consecutive trading days during the Earnout Period; (ii) 6,666,666 shares if the VWAP of the shares of the common stock equals or exceeds $15.00 for any 20 trading days within a period of 30 consecutive trading days during the Earnout Period; and (iii) 6,666,667 shares if the VWAP of the shares of the common stock equals or exceeds $17.50 for any 20 trading days within a period of 30 consecutive trading days during the Earnout Period. Such shares will also become issuable under certain circumstances if a “change of control” of the Company occurs following the Closing but prior to the applicable earnout expiration date and the price per share in the change of control equals or exceeds the applicable price target.
Concurrently with the execution of the Business Combination Agreement, certain investors (the “PIPE Investors”) entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have committed to purchase in a private placement an aggregate of 4,484,854 shares of the Company’s Class A common stock (the “PIPE Shares”) at a purchase price of $6.67 per share and an aggregate purchase price of approximately $29.9 million (the “PIPE Investment”). The purchase of the PIPE Shares is conditioned upon, among other things, the consummation of the Transactions and will be consummated immediately prior to or substantially concurrently with the Closing. The public warrants included as part of Units sold in the IPO (the “Public Warrants”) and Private Placement Warrants include certain down-round provisions under which their exercise price may be adjusted, if (a) the Company issues additional shares of the Company’s Class A common stock or securities convertible into or exercisable or exchangeable for shares of the Company’s Class A common stock for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per share of the Company’s Class A common stock (the “Newly Issued Price”), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial business combination on the date of the consummation of such initial business combination (net of redemptions), and (c) the volume weighted average trading price of the the Company’s Class A common stock during the twenty (20) trading day period starting on the trading day prior to the day on which the Company consummates an initial business combination (such price, the “Market Value”) is below $9.20 per share, the price per share (including in cash or by payment of warrants pursuant to a “cashless exercise,” to the extent permitted) at which shares of the Company’s Class A common stock may be purchased at the time a warrant is exercised will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
Concurrently with the execution of the Business Combination Agreement, the Company entered into a sponsor support agreement (the “Sponsor Support Agreement”) with GCT, the Sponsor and CA2 Co-Investment LLC (“CA2”). Pursuant to the Sponsor Support Agreement, the Sponsor and CA2 have, among other things, agreed to vote all of their shares of the Company’s common stock in favor of the approval of the Transactions, including the Merger, not to redeem any of their shares of the Company’s common stock and to waive their anti-dilution protections with respect to their shares of the Company’s Class B common stock. In addition, the Sponsor and CA2 agreed that a portion of up to an aggregate of 1,920,375 shares of common stock to be issued to them at Closing (collectively, the “Sponsor Earnout Shares”) will be unvested and subject to forfeiture as of the Closing, and will only vest if certain share price trading thresholds are satisfied during a specified period of time following the Closing. The Sponsor and CA2 further agreed that (i) 1,399,107 shares of common stock to be held by them at Closing, (ii) any portion of the Sponsor Earnout Shares not unvested and made subject to forfetiture as of the Closing and (iii) up to an aggregate of 2,820,000 Private Placement Warrants to be held by them at Closing may be allocated by GCT to the GCT Recipients, and transferred to the GCT Recipients at Closing (without any vesting conditions). The Sponsor and CA2 also agreed (i) to forfeit up to an additional 2,820,000 Private Placement Warrants held by them at Closing, to the extent not allocated prior to the Closing to certain third parties, including prospective PIPE Investors and holders of shares of the Company’s Class A common stock who agree not

CONCORD ACQUISITION CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
to redeem their shares in connection with any extension of the Company’s deadline to consummate an initial business combination, and (ii) to forgive all amounts outstanding under the Sponsor Loans.
Initial Business Combination
The Company has until the Current Extended Date (the “Combination Period”) to complete the initial Business Combination. If the Company is unable to complete the initial Business Combination within the Combination Period or during any Extension Period (as defined below), the Company will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), (3) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to their warrants, which will expire worthless if the Company fails to complete the initial Business Combination within the Combination Period.
The Sponsors, officers and directors have agreed to waive: (1) their redemption rights with respect to any Founder shares (as described in Note 5) and public shares held by them, as applicable, in connection with the completion of the initial Business Combination; (2) their redemption rights with respect to any Founder shares and public shares held by them in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the obligation to allow redemptions in connection with the initial Business Combination or to redeem 100% of the public shares if the Company has not consummated the initial Business Combination within the Combination Period or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity; and (3) their rights to liquidating distributions from the Trust Account with respect to any Founder shares they hold if the Company fails to complete the initial Business Combination within the Combination Period or during any extended time that the Company has to consummate a Business Combination beyond the Combination Period as a result of a stockholder vote to amend the Company’s amended and restated certificate of incorporation (an “Extension Period”) (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Combination Period).
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below: (1) $10.20 per public share; or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsors will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such obligations.

CONCORD ACQUISITION CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
Liquidity and Going Concern Considerations
As of September 30, 2023, the Company had cash on hand of $212,936 held outside of the Trust Account and available for working capital purposes (which included $203,663 of cash withdrawn by the Company from the Trust Account to pay taxes not yet paid and excluding excise taxes). Further, investment income on the funds held in the Trust Account may be released to the Company to pay taxes (excluding excise taxes) and up to $100,000 to pay dissolution expenses. During the nine months ended September 30, 2023, the Company withdrew $1,911,013 from the Trust Account for the payment of taxes.
If the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate our business prior to a Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because the Company becomes obligated to redeem a significant number of public shares upon consummation of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of a Business Combination. If the Company is unable to complete a Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following a Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.
The Company has until the Current Extended Date to consummate a Business Combination. If a Business Combination is not consummated by this date and any additional extension(s) are not obtained, there will be a mandatory liquidation and subsequent dissolution of the Company. Although the Company intends to consummate a Business Combination on or before the Current Extended Date, it is uncertain whether the Company will be able to consummate a Business Combination by this time. In connection with the Company’s assessment of going concern considerations in accordance with ASC Subtopic 205-40, “Presentation of Financial Statements — Going Concern”, Management has determined that the mandatory liquidation, should a Business Combination not occur, and an additional extension is not obtained, and potential subsequent dissolution, as well as the potential for the Company to have insufficient funds available to operate its business prior to a Business Combination, raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts and classification of assets or liabilities should the Company be required to liquidate after the Current Extended Date.
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8-03 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in

CONCORD ACQUISITION CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on February 27, 2023, which contains the audited financial statements and notes thereto. The accompanying condensed balance sheet as of December 31, 2022 has been derived from those audited financial statements. The interim results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future interim periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2023 and December 31, 2022. At September 30, 2023 and December 31, 2022, included in cash on the

CONCORD ACQUISITION CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
condensed balance sheets is $203,663 and $0, respectively, of cash withdrawn by the Company from the Trust Account to pay taxes not yet paid and excluding excise taxes.
Marketable Securities and Cash Held in Trust Account
As of September 30, 2023 and December 31, 2022, investments held in Trust Account consisted of mutual funds that invest primarily in US government securities and generally have a readily determinable fair value. Such securities and investments in mutual funds are presented on the condensed balance sheets at fair value at the end of the reporting period. Interest, dividends, gains and losses resulting from the change in fair value of these securities are included in income from investments held in the Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.
During the nine months ended September 30, 2022, premiums and discounts were amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “income from investments held in Trust Account” line item in the condensed statement of operations. Accretion of the discounts amounted to $320,031 and $0 for the nine and three months ended September 30, 2022, respectively. There were no such securities held with discounts or premiums during the nine and three months ended September 30, 2023, and as a result there was no accretion during such periods.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At September 30, 2023 and December 31, 2022, the Company has not experienced losses on this account.
Common Stock Subject to Possible Redemption
The Company accounts for its shares of Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and is measured at fair value. Conditionally redeemable shares of Class A common stock (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s shares of Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, all shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet.

CONCORD ACQUISITION CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
The shares of Class A common stock sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with a Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with the accounting treatment for redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require Class A common stock subject to redemption to be classified outside of permanent equity. Therefore, all shares of Class A common stock have been classified outside of permanent equity.
In connection with the votes to approve the Charter Amendment at the special meeting of stockholders on May 4, 2023, the holders of 30,460,066 shares of Class A common stock of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.42 per share, for an aggregate redemption amount of approximately $317,000,000.
In connection with the votes to approve the Second Charter Amendment at the special meeting of stockholders on November 7, 2023, the holders of 98,573 shares of Class A common stock of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.70 per share, for an aggregate redemption amount of approximately $1.1 million. See “Note 7 — Subsequent Events.”
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital (to the extent available) and accumulated deficit. During the nine months ended September 30, 2023, the Company recorded an increase in the redemption value of $4,849,325 as a result of earnings on the Trust Account that exceed amounts eligible for payment of taxes that had been incurred. During the nine months ended September 30, 2023, $1,911,013 was withdrawn by the Company from the Trust Account to pay its tax obligations.
For the nine months ended September 30, 2023 and 2022, the changes in Class A common stock subject to possible redemption is as follows:
	Shares	Amount
Class A common stock subject to possible redemption at January 1, 2022	34,500,000	$351,900,000
Plus:
Increase in redemption value of shares subject to possible redemption	—	1,433,558
Class A common stock subject to possible redemption at September 30, 2022	34,500,000	$353,333,558
Class A common stock subject to possible redemption at January 1, 2023	34,500,000	$355,643,935
Plus:
Increase in redemption value of shares subject to possible redemption	—	4,849,325
Less:
Decrease due to share redemption	(30,460,066)	(317,387,323)
Class A common stock subject to possible redemption at September 30, 2023	4,039,934	$43,105,937
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurement” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.

CONCORD ACQUISITION CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statement of operations. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Warrant Liability
The Company accounts for the 26,650,000 warrants issued in connection with the Initial Public Offering (the 17,250,000 Public Warrants and the 9,400,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s condensed statement of operations.
Sponsor Loans
The Company has elected to account for the $6,900,000 (original principal amount) in Sponsor Loans using the fair value option in accordance with the guidance contained in ASC 825-10-25. The fair value option provides an option to elect fair value as an alternative measurement for selected financial assets, financial liabilities, unrecognized firm commitments, and written loan commitments. The Company has elected to apply the fair value option to the Sponsor Loans to simplify the accounting model applied to that class of financial instruments. See Notes 3 and 6 for additional information.
Stock-Based Compensation
The sale or transfers of the Founder Shares to members of the Company’s board of directors, as described in Note 5, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation”

CONCORD ACQUISITION CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
(“ASC 718”). Under ASC 718, stock-based compensation associated with equity classified awards is measured at fair value upon the grant date. The Founder Shares were effectively sold or transferred subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. A business combination is not probable until it is completed. Stock-based compensation would be recognized at the date a Business Combination is considered probable in an amount equal to the number of Founder Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares. As of September 30, 2023 and for all prior periods, the Company determined that a Business Combination is not considered probable until a business combination is completed, and therefore, no stock-based compensation expense has been recognized.
Income Taxes
The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. The effective tax rate differs from the statutory tax rate of 21% for the nine and three months ended September 30, 2023 and 2022, primarily due to changes in fair value of the warrant liability and sponsor loans, which are not currently recognized in taxable income, non-deductible start-up costs, and the valuation allowance on the deferred tax assets.
While ASC 740 identifies usage of an effective annual tax rate for purposes of an interim provision, it does allow for estimating individual elements in the current period if they are significant, unusual or infrequent. Computing the effective tax rate for the Company is complicated due to the potential impact of the Company’s change in fair value of warrants (or any other change in fair value of a complex financial instrument), the timing of any potential business combination expenses and the actual interest income that will be recognized during the year. The Company has taken a position as to the calculation of income tax expense in a current period based on ASC 740-270-25-3 which states, “If an entity is unable to estimate a part of its ordinary income or loss or the related tax provision or benefit but is otherwise able to make a reasonable estimate, the tax provision or benefit applicable to the item that cannot be estimated shall be reported in the interim period in which the item is reported.” The Company believes its calculation to be a reliable estimate and allows it to properly take into account the usual elements that can impact its annualized book income and its impact on the effective tax rate. As such, the Company is computing its taxable income or loss and associated income tax provision or benefit based on actual results through September 30, 2023.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2023, and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company has identified the United States as its only “major” tax jurisdiction.

CONCORD ACQUISITION CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
The Company was formed in 2021 and files U.S. federal and various state income tax returns. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is subject to income tax examinations by major taxing authorities since inception.
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into federal law. The IRA provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations (each, a “covered corporation”). Because the Company is a Delaware corporation and its securities are trading on the NYSE, the Company is a “covered corporation” for this purpose. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of Treasury has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of the excise tax. The IRA applies only to repurchases that occur after December 31, 2022.
Any redemption or other repurchase that occurs in connection with a Business Combination may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with a Business Combination, (ii) the timing, nature and amount of the equity issued in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination), and (iii) the content of regulations and other guidance from the U.S. Department of the Treasury. In addition, because the excise tax would be payable by the Company, and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination. For the nine months ended September 30, 2023 and 2022, the Company has recognized $3,173,873 and $0, respectively, in excise tax payable related to share redemptions. In accordance with ASC 340-10-S99-1, the liability does not impact the condensed statements of operations and is offset against additional paid-in capital or accumulated deficit if additional paid-in capital is not available.
Net (Loss) Income Per Common Share
The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Earnings and losses are shared pro rata between the two classes of stock. For purposes of computing diluted earnings per share, the weighted-average shares outstanding of common stock reflects the dilutive effect that could occur if convertible securities or other contracts to issue common stock were converted into or exercised for common stock as of the beginning of the period in which the conditions were satisfied (or as of the date of the contingent stock agreement, if later). The calculation of diluted net (loss) income per share does not consider the effect of the warrants issued in connection with the (i) IPO,

CONCORD ACQUISITION CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
(ii) exercise of over-allotment (iii) Private Placement and (iv) sponsor loans since the exercise of the warrants and sponsor loans would be anti-dilutive. The warrants (including warrants issuable in conjunction with the Sponsor Loans) are exercisable to purchase 33,550,000 shares of Class A common stock in the aggregate. At September 30, 2023 and September 30, 2022, the Company did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. Remeasurement associated with the redeemable shares of Class A common stock to redemption value is excluded from earnings per share as the redemption value approximates fair value.
Net (loss) income per common share is as follows:
	For the Three Months Ended September 30,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per share
Numerator:
Allocation of net (loss) income	$(353,178)	$(754,011)	$2,560,687	$640,172
Denominator:
Weighted-average shares outstanding	4,039,934	8,625,000	34,500,000	8,625,000
Basic and diluted net (loss) income per share	$(0.09)	$(0.09)	$0.07	$0.07
	For the Nine months Ended September 30,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per share
Numerator:
Allocation of net income	$514,586	$248,293	$15,006,262	$3,751,565
Denominator:
Weighted-average shares outstanding	17,875,275	8,625,000	34,500,000	8,625,000
Basic and diluted net income per share	$0.03	$0.03	$0.43	$0.43
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2023, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2020-06 on its financial statements.
The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

CONCORD ACQUISITION CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
Non-Redemption Agreements
In April 2023, the Sponsor and certain investors (“Investors”) of the Company’s Class A common stock entered into Non-Redemption Agreements. The Non-Redemption Agreements provide for the assignment of economic interest of an aggregate of 999,665 shares of Class B common stock of the Company held by the Sponsor to the Investors in exchange for such Investors agreeing to hold and not redeem their Class A common stock at the special meeting of stockholders held on May 4, 2023. Pursuant to the Non-Redemption Agreements, the Sponsor has agreed to transfer to such Investors an aggregate of 999,665 shares of Class B common stock upon the consummation of an initial Business Combination. The Company estimated the aggregate fair value of the shares attributable to the Investors to be $884,554 or $0.88 per share. The Company complies with the requirements of SEC Staff Accounting Bulletin (“SAB”) Topic 5(A) — “Expenses of Offering” and SAB Topic 5(T): Miscellaneous Accounting — Accounting for Expenses or Liabilities Paid by Principal Stockholder(s). As such, the value of the Class B common stock assigned to the Investors are recognized as offering costs and charged to shareholders’ deficit. The value of the Class B common stock contributed by the Sponsors is reported as an increase to shareholders’ deficit.
Note 3 — Related Party Transactions
Founder Shares
On March 1, 2021, the Sponsor paid $25,000 in exchange for 7,187,500 shares of Class B common stock (the “Founder Shares”). On March 25, 2021, the Sponsor transferred an aggregate of 75,000 Founder Shares to three members of the board of directors (each received 25,000 Founder Shares). The number of Founder Shares outstanding was determined based on the expectation that the total size of the Initial Public Offering would be a maximum of 28,750,000 Units if the underwriters’ over-allotment option is exercised in full, and therefore that such Founder Shares would represent 20% of the outstanding shares after the Initial Public Offering.
On November 4, 2021, the Company’s board of directors approved the issuance of 1,437,500 additional shares of Class B common stock in the form of a stock dividend, resulting in an aggregate of 8,625,000 Class B common shares outstanding. At November 8, 2021, the total number of Class B common shares outstanding have been adjusted to reflect the issuance of the additional shares. The number of Founder Shares outstanding was adjusted based on the Initial Public Offering of 34,500,000 Units such that the Founder Shares would represent 20% of the outstanding shares after the Initial Public Offering. The issuance of 1,437,500 additional shares of Class B common stock in the form of a stock dividend has been retroactively reflected for all prior periods presented.
The Company’s initial stockholders, officers and directors have agreed not to transfer, assign or sell any Founder Shares held by them until the earlier to occur of: (1) one year after the completion of the initial Business Combination; and (2) subsequent to the initial Business Combination, (x) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property or (y) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination. Any permitted transferees would be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares (the “Lock-up”).
Promissory Note — Related Party
On May 3, 2022, the Sponsor agreed to loan the Company up to $350,000 to be used to pay operating expenses. This loan is non-interest bearing, unsecured, is not convertible into warrants or any other securities, and due at the closing of a business combination. The Company had not borrowed any amount under the promissory note.

CONCORD ACQUISITION CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
There was no balance outstanding as of both September 30, 2023 and December 31, 2022.
Sponsor Loans
The Company executed promissory notes with the Sponsors, evidencing loans to the Company in the aggregate amount of $6,900,000. The Sponsor Loans were extended in order to ensure that the amount in the Trust Account is $10.20 per public share upon completion of the IPO with the proceeds of the Sponsor Loans being added to the Trust Account. The Sponsor Loans are non-interest bearing with the principal balance to be repaid or converted into warrants at a conversion price of $1.00 per warrant, at the Sponsors’ discretion. All accrued and unpaid principal of the Sponsor Loans that is not converted into warrants shall continue to remain outstanding and to be subject to the terms and conditions of the Sponsor Loans and will become payable on the date the initial Business Combination is completed. If converted, the Sponsor Loan Warrants would be identical to the Private Placement Warrants. If the Company does not complete an initial Business Combination, the Company will not repay the Sponsor Loans from amounts held in the Trust Account, and its proceeds will be distributed to the Company’s public stockholders. See Note 6 for additional information.
Related Party Loans
In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsors, an affiliate of the Sponsors or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes an initial Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into Private Placement Warrants of the post Business Combination entity, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsors. As of September 30, 2023 and December 31, 2022, no such Working Capital Loans were outstanding.
Administrative Service Fee
The Company has agreed to pay an affiliate of its Sponsor a total of $20,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Company’s Business Combination or its liquidation, the Company will cease paying these monthly fees. The Company has recognized an expense of $60,000 and $180,000 for the administrative service fee for each of the three and nine months ended September 30, 2023 and 2022, respectively, and is included in operating costs on the condensed statements of operations. As of September 30, 2023 and December 31, 2022, the Company had $40,000 and $0, respectively, due to the affiliate of the Sponsor related to the administrative service fee.
Due to Related Party
In the normal course of business, certain expenses of the Company may be paid by, and then reimbursed to an affiliate of the Sponsor. As of September 30, 2023 and December 31, 2022, the Company had an outstanding balance due to the affiliate of the Sponsor of $44,174 and $10,024, respectively. The amount is included in due to related party on the condensed balance sheets and includes but is not limited to legal expense, expense related to identifying a target business, and other expenses.

CONCORD ACQUISITION CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
Note 4 — Commitments and Contingencies
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Sponsor Loans or Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Sponsor Loans or Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement entered into on November 3, 2021, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities.
Underwriters Agreement
The Company will pay the underwriters a deferred underwriting fee upon the consummation of an initial Business Combination in an amount equal to 3.5% of the gross proceeds of the IPO, or $12,075,000.
Capital Markets Advisor Agreement
On March 29, 2023, the Company engaged a capital markets advisor in connection with seeking an extension for completing a business combination, a possible acquisition of a third party by merger, consolidation, acquisition of stock or assets or other business combination, and as a placement agent in connection with a private placement of debt, equity, equity-linked or convertible securities. The Company agreed to pay the capital markets advisor a transaction fee in connection with the services provided, payable upon and subject to the Company’s consummation of an initial business combination (“Capital Markets Advisor Fee”). The fee consists of a fixed and determinable portion and a variable portion contingent upon certain future events expected to take place upon completion of a business combination. As of September 30, 2023, $2,500,000 was accrued for the fee as the amount was fixed and determinable. These costs may be paid for using the proceeds of the cash available once a business combination is complete.
Expenses Contingent on the Closing of a Business Combination
As of September 30, 2023 and 2022, the Company has incurred approximately $2,725,000 and $0, respectively, in fees contingent on the closing of a business combination, of which $2,500,000 and $0, respectively, is related to the Capital Markets Advisor Fee. These costs may be paid using the proceeds of the cash available once a business combination is complete. The amount is included in accounts payable and accrued expenses on the condensed balance sheets.
Excise Tax
In connection with the Special Meeting, stockholders holding 30,460,066 of the Company’s Public Stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account for an aggregate amount of $317,387,323. As such, the Company has recorded a 1% excise tax liability of $3,173,873 on the condensed balance sheet as of September 30, 2023. Any excise tax liability payable will not be paid out of the funds in the Trust Account.

CONCORD ACQUISITION CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
Note 5 — Stockholders’ Deficit
Preferred Stock
The Company is authorized to issue a total of 1,000,000 shares of preferred stock with a par value of $0.0001 per share. At September 30, 2023 and December 31, 2022, there were no shares of preferred shares issued or outstanding.
Class A Common Stock
The Company is authorized to issue a total of 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of September 30, 2023 and December 31, 2022, there were no shares of Class A common stock issued and outstanding, excluding 4,039,934 and 34,500,000 shares of Class A common stock subject to possible redemption, respectively, which are classified as temporary equity.
Class B Common Stock
The Company is authorized to issue a total of 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Class B common stock are entitled to one vote for each share. As of September 30, 2023 and December 31, 2022, there were 8,625,000 shares of Class B common stock issued and outstanding.
The Company’s initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (1) one year after the completion of the initial Business Combination; and (2) subsequent to the initial Business Combination, (x) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property or (y) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination. Any permitted transferees would be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the Class A common stock issuable upon exercise of the Private Placement Warrants or any Sponsor Loan Warrants) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (net of the number of shares of Class A common stock redeemed in connection with the initial Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination. In no event shall the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

CONCORD ACQUISITION CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
Warrants
Each whole warrant entitles the holder to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment.
The warrants will expire at 5:00 p.m., New York City time on the warrant expiration date, which is five years after the completion of the initial Business Combination or earlier upon redemption or liquidation. On the exercise of any warrant, the warrant exercise price will be paid directly to the Company and not placed in the Trust Account.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the satisfying the Company’s obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such Unit.
The Company did not register the shares of Class A common stock issuable upon exercise of the warrants in connection with the IPO. However, the Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC, and within 60 business days following the initial Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed; provided that, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.
Once the warrants become exercisable, the Company may redeem the outstanding public warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like)

CONCORD ACQUISITION CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00.
Once the warrants become exercisable, the Company may redeem the outstanding public warrants:
•
in whole and not in part;

•
at a price of $0.10 per warrant provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock based on the redemption date and the “fair market value” of the Class A common stock (as defined below) except as otherwise described below;

•
upon a minimum of 30 days’ prior written notice of redemption

•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•
if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The “fair market value” of the Class A common stock shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. This redemption feature differs from the typical warrant redemption features used in many other blank check offerings. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A common stock per warrant (subject to adjustment).
Note 6 — Fair Value Measurement
The following table presents fair value information as of September 30, 2023 and December 31, 2022, for the Company’s assets and liabilities that are accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.
Assets:	Level	September 30, 2023	December 31, 2022
Marketable securities and cash held in Trust Account	1	$43,181,282	$356,190,233
Liabilities:	Level	September 30, 2023	December 31, 2022
Warrant Liability – Public Warrants	2	$1,035,000	$1,173,000
Warrant Liability – Private Placement Warrants	3	$564,000	$639,200
Sponsor Loans	3	$1,664,000	$1,000,000
As of September 30, 2023 and December 31, 2022, investments held in Trust Account consisted of mutual funds and generally have a readily determinable fair value.
As of September 30, 2023 and December 31, 2022, the Company’s warrant liability for the Public Warrants is based on unadjusted quoted prices and were classified as Level 2 as there was insufficient activity for the Company’s Public Warrants to be classified as Level 1.
The fair value of the Company’s Private Placement Warrants for all periods presented is based on a Black-Scholes-Merton model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets.

CONCORD ACQUISITION CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
The Company valued the Sponsor Loans using the bond plus call approach, where the fair value of the Notes was calculated as the sum of (i) the fair value of the contractual cash flows of the Sponsor Loans absent the Conversion Option and (ii) the fair value of the Conversion Option which is determined using a risk-neutral framework based on the daily binomial lattice analysis. The inputs used to measure fair value of the Private Placement Warrants and the Sponsor Loans are classified within Level 3 of the fair value hierarchy. Significant deviations from these estimates and inputs could result in a material change in fair value.
The following table sets forth the fair value and unpaid principal balance as of September 30, 2023 and 2022 for the Sponsor Loans.
Fair Value Option
Liabilities:	Fair Value	Unpaid Principal Balance
September 30, 2023	$1,664,000	$6,900,000
December 31, 2022	$1,000,000	$6,900,000
The key inputs into the valuation model for the Sponsor Loans were as follows:
Input	September 30, 2023	December 31, 2022
Common stock price	$10.78	$10.19
Risk-free interest rate (Bond)	5.46%	4.51%
Risk-free forward interest rate (Conversion Option)	4.47%	3.91%
Expected term in years	0.41 years	0.36 years
Expected volatility	0.00%	0.00%
Credit spread	3.41%	5.33%
The key inputs into the model for the Private Placement Warrants were as follows:
Input	September 30, 2023	December 31, 2022
Common stock price	$10.78	$10.19
Risk-free interest rate	4.55%	3.95%
Expected term in years	5.41 years	5.36 years
Expected volatility	0.00%	0.00%
Exercise price	$11.50	$11.50
Warrant fair value	$0.06	$0.07
To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the investments existed. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for investments categorized in Level 3.

CONCORD ACQUISITION CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
The following table provides a reconciliation of changes in fair value of the beginning and ending balances for our financial instruments classified as Level 3:
	Private Placement Warrants	Sponsor Loans
Fair value as of January 1, 2023	$639,200	$1,000,000
Change in valuation inputs or other assumptions	394,800	(347,000)
Fair value as of March 31, 2023	1,034,000	653,000
Change in valuation inputs or other assumptions	(846,000)	1,020,000
Fair value as of June 30, 2023	188,000	1,673,000
Change in valuation inputs or other assumptions	376,000	(9,000)
Fair value as of September 30, 2023	$564,000	$1,664,000
Note 7 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were originally issued on November 13, 2023, in connection with the filing of Form 10-Q for the quarterly period ended September 30, 2023. Based upon this review, other than stated below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.
On November 2, 2023, the Company entered into the Business Combination Agreement with GCT and Merger Sub. Pursuant to the Business Combination Agreement, the parties will consummate a business combination transaction pursuant to which Merger Sub will merge with and into GCT, with GCT surviving the merger as a wholly-owned subsidiary of the Company. See “Note 1 — Organization, Business Operations and Liquidity — Proposed Business Combination.”
In November 2023, the Company and the Sponsor entered into Non-Redemption Agreements with a number of the Company’s stockholders in exchange for them agreeing not to redeem shares of the Company’s Class A common stock sold in the IPO in connection with the special meeting of stockholders called by the Company and held on November 7, 2023. In exchange for the foregoing commitments not to redeem such shares, the Company has agreed to allocate to such investors an aggregate of 782,001 Promote Shares and the Sponsor has agreed to surrender and forfeit to the Company for no consideration a number of shares of Class B common stock equal to the number of Promote Shares upon closing of an initial business combination.
On November 7, 2023, the Company’s stockholders approved at the special meeting of stockholders a proposal to amend the Company’s charter to further extend the date by which the Company has to consummate a Business Combination from the Extended Date to the Current Extended Date. In connection with the votes to approve such a proposal, the holders of an additional 98,573 shares of Class A common stock of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.70 per share, for an aggregate redemption amount of approximately $1.1 million, leaving approximately $42.2 million in the Trust Account and 3,941,361 shares of Class A common stock subject to possible redemption outstanding immediately following these redemptions.
Note 8 — Subsequent Events (Subsequent to the Filing of Form 10-Q for the Quarterly Period Ended September 30, 2023)
Subsequent to the filing of Form 10-Q for the quarterly period ended September 30, 2023, the Company evaluated subsequent events and transactions that occurred after the date that the unaudited

CONCORD ACQUISITION CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
condensed financial statements were issued. Based upon this review, the Company identified the following events:
In November 2023, the Company and the Sponsor entered into non-redemption agreements with certain holders of the Company Class A Common Stock in exchange for them agreeing not to redeem their shares of the Company Class A Common Stock in connection with the Second Extension. In connection with the Second Extension, the Sponsor and the holders of the Company Class B Common Stock converted an aggregate of 8,624,999 shares of the Company Class B Common Stock to shares of the Company Class A Common Stock in accordance with the Existing Certificate of Incorporation (the “Class B Conversion”). Following the Class B Conversion, there was one share of the Company Class B Common Stock outstanding, which is held by the Sponsor.
As discussed in Note 4, Citigroup Global Markets Inc. (“Citi”) and Cowen and Company, LLC served as representatives in the Company’s IPO. In connection with such role, Citi was entitled to payment of a deferred underwriting fee upon consummation of an initial business combination by the Company. On December 8, 2023, Citi notified the Company that it waived its entitlement to the payment of $6,991,425 of deferred compensation in connection with its role as underwriter in the Company’s IPO.

CONCORD ACQUISITION CORP III

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Concord Acquisition Corp III
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Concord Acquisition Corp III (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from February 18, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from February 18, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred significant operating losses and needs to raise additional funds to meet its obligations and sustain its operations. Additionally, the Company has until May 8, 2023 (or until August 8, 2023 or November 8, 2023, as applicable, if the period of time to consummate a business combination is extended), to consummate a business combination. If a business combination is not consummated by May 8, 2023, (or until August 8, 2023 or November 8, 2023, as applicable, if the period of time to consummate a business combination is extended), there will be a mandatory liquidation and subsequent dissolution of the Company. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2021.
Philadelphia, Pennsylvania
February 27, 2023

Concord Acquisition Corp III
Balance Sheets
December 31, 2022 and 2021
	December 31, 2022	December 31, 2021
Assets
Current Assets:
Cash	$521,149	$1,214,555
Prepaid expenses	331,453	396,482
Total Current Assets	852,602	1,611,037
Long-term prepaid expenses	—	323,985
Marketable securities and cash held in Trust Account	356,190,233	351,921,694
Total Assets	$357,042,835	$353,856,716
Liabilities and Stockholders’ Deficit
Current Liabilities:
Due to related party	10,024	2,727
Accrued income taxes	485,207	—
Accounts payable and accrued expenses	79,569	309,438
Total Current Liabilities	574,800	312,165
Warrant liability	1,812,200	18,655,000
Sponsor loans, at fair value	1,000,000	5,490,000
Deferred underwriters’ discount	12,075,000	12,075,000
Total Liabilities	15,462,000	36,532,165
Commitments and Contingencies
Common stock subject to possible redemption, 34,500,000 shares at redemption value of $10.31 and $10.20 at December 31, 2022 and 2021, respectively	355,643,935	351,900,000
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 0 shares issued and outstanding, excluding 34,500,000 shares subject to possible redemption	—	—
Class B Common stock, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding	863	863
Additional paid-in capital	—	—
Accumulated deficit	(14,063,963)	(34,576,312)
Total Stockholders’ Deficit	(14,063,100)	(34,575,449)
Total Liabilities and Stockholders’ Deficit	$357,042,835	$353,856,716
The accompanying notes are an integral part of these financial statements.

Concord Acquisition Corp III
Statements of Operations
	Year ended December 31, 2022	For the period from February18, 2021 (inception) through December 31, 2021
Formation and operating costs	$1,172,506	$361,567
Loss From Operations	(1,172,506)	(361,567)
Other Income (Expense):
Income from investments held in Trust Account	5,091,197	21,694
Change in fair value of warrant liability and sponsor loans	21,332,800	11,431,645
Offering costs attributable to warrant liability	—	(1,035,747)
Fair value of Private Placement Warrants in excess of purchase price	—	(886,420)
Total Other Income, Net	26,423,997	9,531,172
Income before provision for income taxes	25,251,491	9,169,605
Provision for income taxes	995,207	—
Net Income	$24,256,284	$9,169,605
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	34,500,000	5,876,972
Basic net income per share, Class A common stock subject to possible redemption	$0.56	$0.69
Diluted net income per share, Class A common stock subject to possible redemption	$0.56	$0.68
Basic weighted average shares outstanding, Class B common stock	8,625,000	7,459,967
Diluted weighted average shares outstanding, Class B common stock	8,625,000	7,619,690
Basic net income per share, Class B common stock	$0.56	$0.69
Diluted net income per share, Class B common stock	$0.56	$0.68
The accompanying notes are an integral part of these financial statements.

Concord Acquisition Corp III
Statements of Changes in Stockholders’ Deficit
For the year ended December 31, 2022 and
For the Period from February 18, 2021 (inception) through December 31, 2021
	Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid- In Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 1, 2022	—	$—	—	$—	8,625,000	$863	$—	$(34,576,312)	$(34,575,449)
Increase in redemption value of shares subject to possible redemption	—	—	—	—	—	—	—	(3,743,935)	$(3,743,935)
Net income	—	—	—	—	—	—	—	24,256,284	24,256,284
Balance as of December 31, 2022	—	$—	—	$—	8,625,000	$863	$—	$(14,063,963)	$(14,063,100)
	Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid- In Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance – February 18, 2021 (inception)	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	—	—	8,625,000	863	24,137		25,000
Remeasurement of shares subject to redemption	—	—	—	—	—	—	(24,137)	(43,745,917)	(43,770,054)
Net income	—	—	—	—	—	—	—	9,169,605	9,169,605
Balance as of December 31, 2021	—	$—	—	$—	8,625,000	$863	$—	$(34,576,312)	$(34,575,449)
The accompanying notes are an integral part of these financial statements.

Concord Acquisition Corp III
Statements of Cash Flows
	For the Year ended December 31, 2022	For the period from February 18, 2021 (inception) through December 31, 2021
Cash Flows From Operating Activities:
Net income	$24,256,284	$9,169,605
Adjustments to reconcile net income to net cash used in operating activities:
Income from investments held in Trust Account	(5,091,197)	(21,694)
Changes in fair value of warrant liability and sponsor loans	(21,332,800)	(11,431,645)
Fair value of Private Placement Warrants in excess of purchase price	—	886,420
Offering costs attributable to warrant liability	—	1,035,747
Changes in operating assets and liabilities:
Prepaid expenses	389,014	(720,467)
Due to related party	7,297	2,727
Accrued income taxes	485,207	—
Accounts payable and accrued offering costs	(229,869)	224,438
Net Cash Used In Operating Activities	(1,516,064)	(854,869)
Cash Flows From Investing Activities:
Amounts withdrawn from Trust Account to pay taxes	822,658	—
Investment of cash in Trust Account	—	(351,900,000)
Net Cash Provided (Used) In Operating Activities	822,658	(351,900,000)
Cash Flows From Financing Activities:
Proceeds from sale of Units, net of underwriters’ discount	—	338,100,000
Proceeds from issuance of private placement warrants	—	9,400,000
Proceeds from issuance of sponsor loans	—	6,900,000
Proceeds from sale of common stock to initial shareholders	—	25,000
Proceeds from issuance of promissory note to related party	—	175,000
Payment of offering costs	—	(455,576)
Repayment of promissory note to related party	—	(175,000)
Net Cash Provided By Financing Activities	—	353,969,424
Net change in cash	(693,406)	1,214,555
Cash, beginning of the period	1,214,555	—
Cash, end of the period	$521,149	$1,214,555
Supplemental disclosure of cash flow information:
Non-cash financing transactions:
Increase in redemption value of shares subject to possible redemption	$3,743,935	$—
Initial classification of warrant liability	$—	$28,676,645
Deferred underwriting fee payable	$—	$12,075,000
Offering costs included in accounts payable and accrued offering expenses	$—	$85,000
Other supplemental cash flow information:
Federal income tax paid	$510,000	$—
The accompanying notes are an integral part of these financial statements.

CONCORD ACQUISITION CORP III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
Note 1 — Organization, Business Operations and Liquidity
Organization and General
Concord Acquisition Corp III (the “Company”) is a blank check company incorporated on February 18, 2021, as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
As of December 31, 2022, the Company had not commenced any operations. All activity for the period from February 18, 2021 (inception) through December 31, 2022, relates to the Company’s formation, the Initial Public Offering (as defined below) and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of investment income on cash and cash equivalents from the proceeds derived from the Initial Public Offering, and non-operating income or expense from the changes in the fair value of warrant liability and sponsor loans.
The Company’s sponsors are Concord Sponsor Group III LLC (the “Sponsor”) (an affiliate of Atlas Merchant Capital LLC), and CA2 Co-Investment LLC (an affiliate of one of the underwriters of the Initial Public Offering) (“CA2 Co-Investment” and, together with the Sponsor, the “Sponsors”).
The registration statements for the Initial Public Offering were declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 3, 2021 (the “Effective Date”). On November 8, 2021, the Company completed its initial public offering (the “Initial Public Offering” or “IPO”) of 34,500,000 units (“Units”), including the issuance of 4,500,000 Units as a result of the underwriters’ exercise in full of their over-allotment option at an offering price of $10.00 per Unit, generating gross proceeds of $345,000,000, which is described in Note 3.
Simultaneously with the closing of the IPO, the Company consummated the private placement of 8,260,606 warrants to the Sponsor and 1,139,394 warrants to CA2 Co-Investment (together, the “Private Placement Warrants”), each at a price of $1.00 per Private Placement Warrants, generating total proceeds of $9,400,000, which is described in Note 4.
The Company also executed promissory notes with the Sponsors, evidencing loans to the Company in the aggregate amount of $6,900,000 (the “Sponsors Loans”). The Sponsor Loans shall be repaid or converted into warrants (the “Sponsor Loan Warrants”) at a conversion price of $1.00 per warrant, at the Sponsors’ discretion. The Sponsor Loan Warrants will be identical to the Private Placement Warrants, which are described in Note 7.
Offering costs amounted to $18,479,829, consisting of $6,900,000 of underwriting discount, $12,075,000 of deferred underwriting discount, and $540,576 of other offering costs offset by $1,035,747 of offering costs attributable to the warrant liability are recorded in accumulated deficit. In addition, $2,089,239 of cash was held outside of the Trust Account (as defined below) on November 8, 2021 and was available for working capital purposes.
The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held and taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the

CONCORD ACQUISITION CORP III
NOTES TO FINANCIAL STATEMENTS
Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.
Upon the closing of the Initial Public Offering, a total of $351,900,000 ($10.20 per Unit) of the net proceeds from the IPO, the Private Placement and the Sponsor Loans was deposited in a trust account (“Trust Account”) and was invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company as described below, the funds held in the Trust Account will not be released from the Trust Account until the earliest of: (1) the completion of the initial Business Combination; (2) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (i) to modify the substance or timing of the Company’s obligation to provide for the redemption of the public shares in connection with the initial Business Combination or to redeem 100% of the public shares if the Company does not complete the initial Business Combination within 18 months (or up to 24 months if the Company extends the period of time to consummate a Business Combination in accordance with the terms of its amended and restated certificate of incorporation) from the closing of the Initial Public Offering or (ii) with respect to any other provisions relating to stockholders’ rights or pre-initial Business Combination activity; and (3) the redemption of all of the public shares if the Company has not completed the initial Business Combination within 18 months (or up to 24 months, as applicable) from the closing of the Initial Public Offering, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the public stockholders.
The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either: (1) in connection with a stockholder meeting called to approve the Business Combination; or (2) by means of a tender offer. Except as required by applicable law or stock exchange rules, the decision as to whether the Company will seek stockholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem all or a portion of their public shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the initial Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding public shares, subject to the limitations. As of December 31, 2022, the amount in the Trust Account is approximately $10.31 per public share.
All of the public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the initial Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation.
In accordance with guidance on redeemable equity instruments, which has been codified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480-10-S99, redemption provisions not solely within the control of a company require common stock subject to redemption to be classified outside of permanent equity. The public shares are subject to FASB ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize this change immediately.
The shares of common stock subject to redemption were recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with FASB ASC

CONCORD ACQUISITION CORP III
NOTES TO FINANCIAL STATEMENTS
Topic 480, “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.
Initial Business Combination
The Company has 18 months (or up to 24 months if the Company extends the period of time to consummate a Business Combination in accordance with the terms of its amended and restated certificate of incorporation) from the closing of the Initial Public Offering (the “Combination Period”) to complete the initial Business Combination. If the Company is unable to complete the initial Business Combination within the Combination Period or during any Extension Period (as defined below), the Company will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), (3) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to their warrants, which will expire worthless if the Company fails to complete the initial Business Combination within the Combination Period.
The Sponsors, officers and directors have agreed to waive: (1) their redemption rights with respect to any Founder shares (as described in Note 5) and public shares held by them, as applicable, in connection with the completion of the initial Business Combination; (2) their redemption rights with respect to any Founder shares and public shares held by them in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the obligation to allow redemptions in connection with the initial Business Combination or to redeem 100% of the public shares if the Company has not consummated the initial Business Combination within the Combination Period or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity; and (3) their rights to liquidating distributions from the Trust Account with respect to any Founder shares they hold if the Company fails to complete the initial Business Combination within the Combination Period or during any extended time that the Company has to consummate a Business Combination beyond the Combination Period as a result of a stockholder vote to amend the Company’s amended and restated certificate of incorporation (an “Extension Period”) (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Combination Period).
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below: (1) $10.20 per public share; or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsors will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations

CONCORD ACQUISITION CORP III
NOTES TO FINANCIAL STATEMENTS
and believe that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such obligations.
Liquidity and Going Concern Considerations
As of December 31, 2022, the Company had cash on hand of $521,149 held outside of the Trust Account and available for working capital purposes. Further, investment income on the funds held in the Trust Account may be released to the Company to pay taxes and up to $100,000 to pay dissolution expenses. During the year ended December 31, 2022, the Company withdrew $822,658 from the Trust Account, all of which was used to pay taxes.
If the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate our business prior to a Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because the Company becomes obligated to redeem a significant number of public shares upon consummation of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of a Business Combination. If the Company is unable to complete a Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following a Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.
The Company has until May 8, 2023 (or until August 8, 2023, or November 8, 2023, if extended) to consummate a Business Combination. If a Business Combination is not consummated by this date and extension(s) are not obtained, there will be a mandatory liquidation and subsequent dissolution of the Company. Although the Company intends to consummate a Business Combination on or before May 8, 2023, it is uncertain whether the Company will be able to consummate a Business Combination by this time. In connection with the Company’s assessment of going concern considerations in accordance with ASC Subtopic 205-40, “Presentation of Financial Statements — Going Concern”, Management has determined that the mandatory liquidation, should a Business Combination not occur, and an extension is not obtained, and potential subsequent dissolution, as well as the potential for the Company to have insufficient funds available to operate its business prior to a Business Combination, raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 8, 2023 (or until August 8, 2023 or November 8, 2023, as applicable, if we extend the period of time to consummate a business combination).
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying financial statements of the Company are presented and prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

CONCORD ACQUISITION CORP III
NOTES TO FINANCIAL STATEMENTS
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021, respectively.
Marketable Securities and Cash Held in Trust Account
As of December 31, 2022, investments held in Trust Account consisted of mutual funds that invest primarily in US government securities and generally have a readily determinable fair value. Such securities and investments in mutual funds are presented on the balance sheets at fair value at the end of the reporting period. Interest, dividends, gains and losses resulting from the change in fair value of these securities are included in income from investments held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. As of December 31, 2021, the Company classified its U.S. Treasury securities as held-to-maturity in accordance with ASC Topic 320, “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet. Fair value of held-to-maturity securities amounted to $351,923,363 as of December 31, 2021. There were no held-to-maturity securities as of December 31, 2022. All U.S. Treasury securities held at December 31, 2021 matured during the year ended December 31, 2022.

CONCORD ACQUISITION CORP III
NOTES TO FINANCIAL STATEMENTS
A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.
For held-to-maturity securities, premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the income from investments held in the Trust Account line item in the statements of operations. Interest income is recognized when earned. Accretion of the discounts amounted to $320,030 for the year ended December 31, 2022 and $21,694 for the period from February 18, 2021 (inception) through December 31, 2021.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2022 and 2021, the Company has not experienced losses on this account.
Offering Costs
The Company complies with the requirements of ASC 340-10-S99-1 and SAB Topic 5A-“Expenses of Offering”. Offering costs consist of legal, accounting, underwriting discount and other costs that are directly related to the IPO. Accordingly, on November 8, 2021, offering costs totaling $18,479,829, consisting of $6,900,000 of underwriting discount, $12,075,000 of deferred underwriting discount, and $540,576 of other offering costs offset by $1,035,747 of offering costs attributable to the warrant liability are recorded in accumulated deficit. The Company adopted the residual method to allocate the gross proceeds between Class A common stock and warrants based on their relative fair values.
Common Stock Subject to Possible Redemption
The Company accounts for its shares of Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and is measured at fair value. Conditionally redeemable shares of Class A common stock (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s shares of Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, all shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet.
The 34,500,000 shares of Class A common stock sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with the accounting treatment for redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require Class A

CONCORD ACQUISITION CORP III
NOTES TO FINANCIAL STATEMENTS
common stock subject to redemption to be classified outside of permanent equity. Therefore, all shares of Class A common stock have been classified outside of permanent equity.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital (to the extent available) and accumulated deficit. During the year ended December 31, 2022, the Company recorded an increase in the redemption value of $3,743,935 as a result of earnings on the Trust Account that exceed amounts eligible for payment of taxes. During the year ended December 31, 2022, $822,658 was withdrawn by the Company from the Trust Account to pay its tax obligations.
At December 31, 2022 and 2021, the Class A common stock reflected in the balance sheets is reconciled in the following table:
Gross proceeds	$345,000,000
Less:
Deferred underwriting costs, net of amounts attributable to warrant liability	(11,431,342)
Paid underwriting fees, net of amounts attributable to warrant liability	(6,532,196)
Proceeds allocated to Public Warrants	(18,390,225)
Other offering costs paid	(516,291)
Plus:
Remeasurement of shares subject to redemption	43,770,054
Class A common stock subject to possible redemption, December 31, 2021	351,900,000
Plus:
Increase in redemption value of shares subject to possible redemption	3,743,935
Class A common stock subject to possible redemption, December 31, 2022	$355,643,935
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurement” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. In some

CONCORD ACQUISITION CORP III
NOTES TO FINANCIAL STATEMENTS
circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statement of operations. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Warrant Liability
The Company accounts for the 26,650,000 warrants issued in connection with the Initial Public Offering (the 17,250,000 Public Warrants and the 9,400,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.
Sponsor Loans
The Company has elected to account for the $6,900,000 (original principal amount) in Sponsor Loans using the fair value option in accordance with the guidance contained in ASC 825-10-25. The fair value option provides an option to elect fair value as an alternative measurement for selected financial assets, financial liabilities, unrecognized firm commitments, and written loan commitments. The Company has elected to apply the fair value option to the Sponsor Loans to simplify the accounting model applied to that class of financial instruments. See Notes 5 and 8 for additional information.
Stock-Based Compensation
The sale or transfers of the Founder Shares to members of the Company’s board of directors, as described in Note 5, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity classified awards is measured at fair value upon the grant date. The Founder Shares were effectively sold or transferred subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. A business combination is not probable until it is completed. Stock-based compensation would be recognized at the date a Business Combination is considered probable in an amount equal to the number of Founder Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares. As of December 31, 2022, the Company determined that a Business Combination is not considered probable until the business combination is completed, and therefore, no stock-based compensation expense has been recognized.
Income Taxes
The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit

CONCORD ACQUISITION CORP III
NOTES TO FINANCIAL STATEMENTS
to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022, and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company has identified the United States as its only “major” tax jurisdiction.
The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
The Company was formed in 2021 and files U.S. federal and various state income tax returns. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is subject to income tax examinations by major taxing authorities since inception.
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IRA”) was signed into federal law. The IRA provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations (each, a “covered corporation”). Because the Company is a Delaware corporation and its securities are trading on the NYSE, the Company is a “covered corporation” for this purpose. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of Treasury has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of the excise tax. The IRA applies only to repurchases that occur after December 31, 2022.
If such Business Combination occurs any time after December 31, 2022, any redemption or other repurchase that occurs in connection with the Business Combination may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, (ii) the nature and amount of the equity issued in connection with the Business Combination (or otherwise issued not in connection with the Business Combination but issued within the same taxable year of the Business Combination), and (iii) the content of regulations and other guidance from the U.S. Department of the Treasury. In addition, because the excise tax would be payable by the Company, and not

CONCORD ACQUISITION CORP III
NOTES TO FINANCIAL STATEMENTS
by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete the Business Combination.
Net Income Per Common Share
The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Earnings and losses are shared pro rata between the two classes of stock. For purposes of computing diluted earnings per share, the weighted-average shares outstanding of common stock reflects the dilutive effect that could occur if convertible securities or other contracts to issue common stock were converted into or exercised for common stock as of the beginning of the period in which the conditions were satisfied (or as of the date of the contingent stock agreement, if later). The calculation of diluted net income per share does not consider the effect of the warrants issued in connection with the (i) IPO, (ii) exercise of over-allotment (iii) Private Placement and (iv) sponsor loans since the exercise of the warrants and sponsor loans would be anti-dilutive. The warrants (including warrants issuable in conjunction with the Sponsor Loans) are exercisable to purchase 33,550,000 shares of Class A common stock in the aggregate. At December 31, 2022 and 2021, the Company did not have any other dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. Remeasurement associated with the redeemable shares of Class A common stock to redemption value is excluded from earnings per share as the redemption value approximates fair value.
Net income per common share is as follows:
	Year ended December 31, 2022		Period from February 18, 2021 (inception) through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per share
Numerator:
Allocation of net income (Basic net income per share)	$19,405,027	$4,851,257	$4,040,620	$5,128,985
Dilutive effect of contingently issued stock	$—	$—	$(47,817)	$47,817
Allocation of net income (Diluted net income per share)	$19,405,027	$4,851,257	$3,992,803	$5,176,802
Denominator
Basic weighted-average shares outstanding	34,500,000	8,625,000	5,876,972	7,459,967
Dilutive effect of contingently issued stock	—	—	—	159,723
Diluted weighted-average shares outstanding	34,500,000	8,625,000	5,876,972	7,619,690
Basic net income per share	$0.56	$0.56	$0.69	$0.69
Diluted net income per share	$0.56	$0.56	$0.68	$0.68
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2023, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2020-06 on its financial statements.

CONCORD ACQUISITION CORP III
NOTES TO FINANCIAL STATEMENTS
The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Note 3 — Initial Public Offering
On November 8, 2021, the Company completed its IPO of 34,500,000 units, including the issuance of 4,500,000 Units as a result of the underwriters’ exercise in full of their over-allotment option at an offering price of $10.00 per Unit, generating gross proceeds of $345,000,000. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole public warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. Each public warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.
The underwriters were paid a cash underwriting discount of $6,900,000, or $0.20 per Unit, of the gross proceeds of the IPO. Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% or $12,075,000 of the gross proceeds of the IPO held in the Trust Account upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.
Note 4 — Private Placement
Simultaneously with the closing of the IPO, the Company completed a private placement of an aggregate of 9,400,000 warrants at a price of $1.00 per Private Placement Warrant, generating total gross proceeds of $9,400,000. A portion of the proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the IPO held in the Trust Account. Amounts by which fair value of Private Placement Warrants exceeds cash proceeds have been recognized as expense.
Note 5 — Related Party Transactions
Founder Shares
On March 1, 2021, the Sponsor paid $25,000 in exchange for 7,187,500 shares of Class B common stock (the “Founder Shares”). On March 25, 2021, the Sponsor transferred an aggregate of 75,000 Founder Shares to three members of the board of directors (each received 25,000 Founder Shares). The number of Founder Shares outstanding was determined based on the expectation that the total size of the Initial Public Offering would be a maximum of 28,750,000 Units if the underwriters’ over-allotment option is exercised in full, and therefore that such Founder Shares would represent 20% of the outstanding shares after the Initial Public Offering.
On November 4, 2021, the Company’s board of directors approved the issuance of 1,437,500 additional shares of Class B common stock in the form of a stock dividend, resulting in an aggregate of 8,625,000 Class B common shares outstanding. At November 8, 2021, the total number of Class B common shares outstanding have been adjusted to reflect the issuance of the additional shares. The number of Founder Shares outstanding was adjusted based on the Initial Public Offering of 34,500,000 Units such that the Founder Shares would represent 20% of the outstanding shares after the Initial Public Offering. The issuance of 1,437,500 additional shares of Class B common stock in the form of a stock dividend has been retroactively reflected for all prior periods presented.
The Company’s initial stockholders, officers and directors have agreed not to transfer, assign or sell any Founder Shares held by them until the earlier to occur of: (1) one year after the completion of the initial Business Combination; and (2) subsequent to the initial Business Combination, (x) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property or (y) if the last reported sale price of the Class A common stock equals or

CONCORD ACQUISITION CORP III
NOTES TO FINANCIAL STATEMENTS
exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination. Any permitted transferees would be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares (the “Lock-up”).
Promissory Note — Related Party
On May 3, 2022, the Sponsor agreed to loan the Company up to $350,000 to be used to pay operating expenses. This loan is non-interest bearing, unsecured, is not convertible into warrants or any other securities, and due at the closing of a business combination. The Company had not borrowed any amount under the promissory note. There was no balance outstanding as of both December 31, 2022 and 2021.
Prior to May 3, 2022, the Sponsor agreed to loan the Company an aggregate of up to $200,000 to be used for a portion of the expenses of the IPO. The loan was also non-interest bearing, unsecured and due at the later of July 31, 2021, or the closing of the IPO. As of November 8, 2021, the Sponsor had loaned to the Company an aggregate of $175,000 under the promissory note to pay for formation costs and a portion of the expenses of the IPO. The entire loan was repaid at the closing of the IPO out of the offering proceeds not held in the Trust Account and as such there was no balance outstanding as of December 31, 2022 or December 31, 2021.
Sponsor Loans
The Company executed promissory notes with the Sponsors, evidencing loans to the Company in the aggregate amount of $6,900,000. The Sponsors Loans were extended in order to ensure that the amount in the Trust Account is $10.20 per public share with the proceeds of the Sponsors Loans being added to the Trust Account. The Sponsors Loans are non-interest bearing with the principal balance to be repaid or converted into warrants at a conversion price of $1.00 per warrant, at the Sponsors’ discretion. All accrued and unpaid principal of the Sponsor Loans that is not converted into warrants shall continue to remain outstanding and to be subject to the terms and conditions of the Sponsor Loans and will become payable on the date the initial Business Combination is completed. If converted, the Sponsor Loan Warrants would be identical to the Private Placement Warrants. If the Company does not complete an initial Business Combination, the Company will not repay the Sponsors Loans from amounts held in the Trust Account, and its proceeds will be distributed to the Company’s public stockholders. See Note 8 for additional information.
Related Party Loans
In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsors, an affiliate of the Sponsors or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes an initial Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into Private Placement Warrants of the post Business Combination entity, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsors. As of December 31, 2022 and 2021, no such Working Capital Loans were outstanding.
Related Party Extension Loans
The Company will have until May 8, 2023, to consummate an initial business combination. However, if the Company anticipates that it may not be able to consummate its initial business combination by May 8,

CONCORD ACQUISITION CORP III
NOTES TO FINANCIAL STATEMENTS
2023, the Company may, by resolution of its board if requested by the Sponsor, extend the period of time to consummate a business combination up to two times, each by an additional three months (or until August 8, 2023 or November 8, 2023, as applicable), subject to the sponsor depositing additional funds into the Trust Account as set out below. The Company’s stockholders will not be entitled to vote or redeem their shares in connection with any such extension. Pursuant to the terms of the Company’s amended and restated certificate of incorporation, in order for the time available for the Company to consummate its initial business combination to be extended for any such three-month period, the Sponsor or its affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the Trust Account $3,450,000 (or $0.10 per unit sold in this offering in either case, up to an aggregate of $6,900,000), on or prior to the date of the applicable deadline, for each three month extension. Any such payment would be made in the form of a non-interest-bearing loan in substantially the same form as the sponsor loan and would be repaid, if at all, from funds released to the Company upon completion of its initial business combination. Any such extension loan may be converted into warrants at the price of $1.00 per warrant at the option of the lender at or prior the time of the business combination.
The warrants would be identical to the private placement warrants issued to the Company’s sponsors. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete its initial business combination. If the Company is unable to consummate an initial business combination within such time period, it will redeem 100% of its issued and outstanding public shares for a pro rata portion of the funds held in the Trust Account, equal to the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, subject to applicable law and as further described herein, and then seek to dissolve and liquidate. No such loans were made as of December 31, 2022.
Administrative Service Fee
The Company has agreed to pay an affiliate of its Sponsor, commencing on November 3, 2021, a total of $20,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Company’s Business Combination or its liquidation, the Company will cease paying these monthly fees. The Company has recognized an expense of $240,000 for the administrative service fee for the year ended December 31, 2022 and $38,000 for the period from the November 3, 2021 to December 31, 2021. As of December 31, 2022 and 2021, the Company had no outstanding balance due to the affiliate of the Sponsor related to the administrative service fee.
Due to Related Party
In the normal course of business, certain expenses of the Company may be paid by, and then reimbursed to an affiliate of the Sponsor. As of December 31, 2022, and December 31, 2021, the Company had an outstanding balance due to the affiliate of the Sponsor of $10,024 and $2,727, respectively. The amount is included in due to related party on the balance sheets and includes but is not limited to legal expense, expense related to identifying a target business, and other expenses.
Note 6 — Commitments and Contingencies
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Sponsor Loans or Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Sponsor Loans or Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement entered into on November 3, 2021, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding

CONCORD ACQUISITION CORP III
NOTES TO FINANCIAL STATEMENTS
short form registration demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities.
Underwriters Agreement
On November 8, 2021, the underwriters were paid a cash underwriting discount of $6,900,000, or $0.20 per Unit, of the gross proceeds of the IPO. The Company will pay the underwriters an additional underwriting fee upon the consummation of an initial Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the IPO, or $12,075,000.
Expenses Contingent on the Closing of a Business Combination
As of December 31, 2022 and December 31, 2021, the Company has incurred approximately $1,000 and $0, respectively in fees contingent on the closing of a business combination. These costs may be paid using the proceeds of the cash available once the business combination is complete. The amount is included in accounts payable and accrued expenses on the balance sheets.
Note 7 — Stockholders’ Equity
Preferred Stock
The Company is authorized to issue a total of 1,000,000 shares of preferred stock with a par value of $0.0001 per share. At December 31, 2022 and 2021, there were no shares of preferred shares issued or outstanding.
Class A Common Stock
The Company is authorized to issue a total of 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of December 31, 2022 and 2021, there were no shares of Class A common stock issued and outstanding, excluding 34,500,000 shares of Class A common stock subject to possible redemption, which are classified as temporary equity.
Class B Common Stock
The Company is authorized to issue a total of 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Class B common stock are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 8,625,000 shares of Class B common stock issued and outstanding.
The Company’s initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (1) one year after the completion of the initial Business Combination; and (2) subsequent to the initial Business Combination, (x) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property or (y) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination. Any permitted transferees would be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares.

CONCORD ACQUISITION CORP III
NOTES TO FINANCIAL STATEMENTS
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the Class A common stock issuable upon exercise of the Private Placement Warrants or any Sponsor Loan Warrants) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (net of the number of shares of Class A common stock redeemed in connection with the initial Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination. In no event shall the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.
Warrants
Each whole warrant entitles the holder to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment.
The warrants will expire at 5:00 p.m., New York City time on the warrant expiration date, which is five years after the completion of the initial Business Combination or earlier upon redemption or liquidation. On the exercise of any warrant, the warrant exercise price will be paid directly to the Company and not placed in the Trust Account.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the satisfying the Company’s obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such Unit.
The Company did not register the shares of Class A common stock issuable upon exercise of the warrants in connection with the IPO. However, the Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC, and within 60 business days following the initial Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed; provided that, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the

CONCORD ACQUISITION CORP III
NOTES TO FINANCIAL STATEMENTS
Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.
Once the warrants become exercisable, the Company may redeem the outstanding public warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00.
Once the warrants become exercisable, the Company may redeem the outstanding public warrants:
•
in whole and not in part;

•
at a price of $0.10 per warrant provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock based on the redemption date and the “fair market value” of the Class A common stock (as defined below) except as otherwise described below;

•
upon a minimum of 30 days’ prior written notice of redemption

•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•
if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The “fair market value” of the Class A common stock shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. This redemption feature differs from the typical warrant redemption features used in many other blank check offerings. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A common stock per warrant (subject to adjustment).
Note 8 — Fair Value Measurement
The following table presents fair value information as of December 31, 2022 and 2021, for the Company’s assets and liabilities that are accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

CONCORD ACQUISITION CORP III
NOTES TO FINANCIAL STATEMENTS
		December 31,
Assets:	Level	2022	2021
Marketable securities and cash held in Trust Account	1	$356,190,233	$—
		December 31,
Liabilities:	Level	2022	2021
Warrant Liability – Public Warrants(a)	(a)	$1,173,000	$12,075,000
Warrant Liability – Private Placement Warrants	3	$639,200	$6,580,000
Sponsor Loans	3	$1,000,000	$5,490,000

(a)
Level 3 at December 31, 2021 and Level 2 at December 31, 2022

During the year ended December 31, 2022 there was insufficient activity for the Company’s Public Warrants to be classified as Level 1 and were reclassified as Level 2 on December 31, 2022. The Company’s Private Placement Warrants for all periods presented is based on a Black-Scholes-Merton model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. The Company valued the Sponsor Loans using the bond plus call approach, where the fair value of the Notes was calculated as the sum of (i) the fair value of the contractual cash flows of the Sponsor Loans absent the Conversion Option and (ii) the fair value of the Conversion Option which is determined using a risk-neutral framework based on the daily binomial lattice analysis. The inputs used to measure fair value of the Private Placement Warrants and the Sponsor Loans are classified within Level 3 of the fair value hierarchy. Significant deviations from these estimates and inputs could result in a material change in fair value. As of December 31, 2022, the Company’s warrant liability for the Public Warrants is based on unadjusted quoted prices. During the quarter ended March 31, 2022, the Public Warrant liability was reclassified from a Level 3 to a Level 1 classification as they began to have quoted prices in active markets.
As of December 31, 2022, investments held in Trust Account consisted of mutual funds and generally have a readily determinable fair value. Such securities and investments in mutual funds are presented on the balance sheet at fair value as of December 31, 2022.
Under the guidance in ASC 815-40, the warrants do not meet the criteria for equity treatment. As such, the warrants must be recorded on the balance sheet at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.
As of December 31, 2022 and 2021, the fair value of the sponsor loans amounted to $1,000,000 and $5,490,000, respectively. For the year ended December 31, 2022, the fair value adjustment amounted to $4,490,000. For the period from February 18, 2021 (inception) through December 31, 2021, the fair value adjustment amounted to $1,410,000. These amounts were credited to operations for each of these periods.
Fair Value Option
Liabilities:	Fair Value	Unpaid Principal Balance
December 31, 2022	$1,000,000	$6,900,000
December 31, 2021	$5,490,000	$6,900,000

CONCORD ACQUISITION CORP III
NOTES TO FINANCIAL STATEMENTS
The key inputs into the valuation model for the Sponsor Loans were as follows:
	December 31,
Input	2022	2021
Common stock price	$10.19	$9.90
Risk-free interest rate (Bond)	4.51%	0.33%
Risk-free forward interest rate (Conversion Option)	3.91%	1.50%
Expected term in years	0.36 years	0.85 years
Expected volatility	0.00%	10.40%
Credit spread	5.33%	3.19%
The Private Placement Warrant liability is measured at fair value on a recurring basis. The Company used a Black-Scholes-Merton valuation model to value the Private Placement Warrants as of December 31, 2022 and 2021.
The key inputs into the modified Black-Scholes-Merton model for the Private Placement Warrants were as follows:
	December 31,
Input	2022	2021
Common stock price	$10.19	$9.90
Risk-free interest rate	3.95%	1.34%
Expected term in years	5.36 years	5.85 years
Expected volatility	0.00%	10.40%
Exercise price	$11.50	$11.50
Warrant fair value	$0.07	$0.69
The key inputs into the Black-Scholes-Merton valuation model for the Public Warrants were as follows:
December 31, 2021
Input	Public Warrants
Common stock price	$9.90
Risk-free interest rate	1.34%
Expected term in years	5.85 years
Expected volatility	10.40%
Exercise price	$11.50
Warrant fair value	$0.69
To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the investments existed. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for investments categorized in Level 3.

CONCORD ACQUISITION CORP III
NOTES TO FINANCIAL STATEMENTS
The following table provides a reconciliation of changes in fair value of the beginning and ending balances for our warrants classified as Level 3 for the year ended December 31, 2022 and December 31, 2021:
Initial measurement of fair value of Warrant liabilities measured with level 3 inputs at November 8, 2021:	$28,676,645
Change in fair value	(10,021,645)
Fair Value at December 31, 2021 – Warrant liabilities	$18,655,000
Warrant liabilities measured with level 3 inputs at January 1, 2022:	$18,655,000
Public Warrants reclassified to level 1(1)	(6,727,500)
Change in fair value	(11,288,300)
Fair Value at December 31, 2022 – private placement warrants	$639,200

(1)
Assumes the Public Warrants were reclassified on March 31, 2022

The following table provides a reconciliation of changes in fair value of the beginning and ending balances for our Public and Private Placement Warrants and Sponsor Loans:
	Public Warrants	Private Placement Warrants	Warrant Liability	Sponsor Loans
Initial measurement of fair value on November 8, 2021	$18,390,225	$10,286,420	$28,676,645	$6,900,000
Change in valuation inputs or other assumptions	6,315,225	3,706,420	10,021,645	1,410,000
Fair value as of December 31, 2021	$12,075,000	$6,580,000	$18,655,000	$5,490,000
Change in valuation inputs or other assumptions	(10,902,000)	(5,940,800)	(16,842,800)	(4,490,000)
Fair value as of December 31, 2022	$1,173,000	$639,200	$1,812,200	$1,000,000
Note 9 — Income Taxes
As of December 31, 2022 and 2021, the Company’s net deferred tax assets are as follows:
Deferred tax asset:	2022	2021
Organizational costs/Startup expenses	$243,656	$39,442
Federal net operating loss	—	31,932
Total deferred tax asset	243,656	71,374
Valuation allowance	(243,656)	(71,374)
Deferred tax asset, net of allowance	$—	$—

CONCORD ACQUISITION CORP III
NOTES TO FINANCIAL STATEMENTS
The income tax provision consists of the following:
	For the year December 31, 2022	For the period from February 18, 2021 (inception) through December 31, 2021
Federal:
Current	$995,207	$—
Deferred	172,282	71,374
State:
Current	—	—
Deferred	—	—
Valuation allowance	(172,282)	(71,374)
Income tax provision	$995,207	$—
As of December 31, 2021 and December 31, 2022, the Company had $152,055 and $0, respectively, of U.S. federal net operating loss carryovers, which do not expire, and no state net operating loss carryovers available to offset future taxable income.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022, the change in the valuation allowance was $172,282. For the period from February 18, 2021 (inception) through December 31, 2021, the change in the valuation allowance was $71,374.
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 is as follows:
	For the year December 31, 2022	For the period from February 18, 2021 (inception) through December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
Transaction costs	0.0%	2.4%
Change in fair value of the warrant liability and Sponsor Loans	(17.7)%	(26.2)%
Fair value of Private Placement Warrants in excess of purchase price	0.0%	2.0%
Change in valuation allowance	0.7%	0.8%
Income tax provision	4.0%	0.0%
Note 10 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. The Company did not identify any subsequent events that would require adjustment or disclosure in the financial statements.

GCT SEMICONDUCTOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
September 30, 2023 and December 31, 2022
(in thousands, except share and per share data)	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$120	$1,398
Accounts receivable, net	6,950	4,453
Inventory	1,664	3,480
Contract assets	2,870	886
Prepaid expenses and other current assets	1,888	2,673
Total current assets	13,492	12,890
Property and equipment, net	899	1,111
Operating lease right-of-use assets	1,651	796
Finance lease right-of-use assets	2	14
Intangibles, net	478	672
Other assets	906	993
Total assets	$17,428	$16,476
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$18,273	$19,017
Contract liabilities	667	651
Accrued and other current liabilities	19,872	12,496
Borrowings	43,617	18,331
Convertible promissory notes	29,989	31,166
Opearating lease liabilities, current	664	228
Finance lease liabilities, current	4	17
Total current liabilities	113,086	81,906
Long-term borrowings	—	20,025
Net defined benefit liabilities	7,233	6,905
Long-term operating lease liabilities	994	570
Income tax payable	1,788	1,923
Other liabilities	73	76
Total liabilities	123,174	111,405
Commitments and contingencies (Note 5)
Stockholders’ deficit:
Common stock, par value $0.001 per share, 200,000,000 shares authorized; 128,905,177 and 127,760,265 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	129	128
Additional paid-in capital	434,092	433,990
Accumulated other comprehensive loss	(476)	(1,862)
Accumulated deficit	(539,491)	(527,185)
Total stockholders’ deficit	(105,746)	(94,929)
Total liabilities and stockholders’ deficit	$17,428	$16,476
The accompanying notes are an integral part of these condensed consolidated financial statements.

GCT SEMICONDUCTOR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
for the nine-month periods ended September 30, 2023 and 2022
	Nine-month periods ended September 30
(in thousands, except share and per share data)	2023	2022
Net revenues
Product	$8,667	$9,689
Service	3,172	4,817
Total net revenues	11,839	14,506
Cost of net revenues
Product	5,954	7,555
Service	1,006	1,171
Total cost of net revenues	6,960	8,726
Gross profit	4,879	5,780
Operating expenses:
Research and development	7,254	14,856
Sales and marketing	2,337	2,142
General and administrative	5,537	3,129
Total operating expenses	15,128	20,127
Loss from operations	(10,249)	(14,347)
Interest income	16	1
Interest expense	(4,878)	(2,543)
Other income (expense), net	2,930	1,140
Loss before provision for income taxes	(12,181)	(15,749)
Provision for income taxes	125	606
Net loss	(12,306)	(16,355)
Accretion of Series G redeemable convertible preferred stock to redemption amount	—	(2,237)
Net loss attributable to common stockholders	$(12,306)	$(18,592)
Net loss per common share – basic and diluted	$(0.10)	$(0.23)
Weighted average number of common shares used in computing net loss per common share – basic and diluted	128,154,343	81,230,525
The accompanying notes are an integral part of these condensed consolidated financial statements.

GCT SEMICONDUCTOR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(UNAUDITED)
for the nine-month periods ended September 30, 2023 and 2022
	Nine-month periods ended September 30
(in thousands)	2023	2022
Comprehensive loss, net of taxes
Net loss	$(12,306)	$(16,355)
Foreign currency translation adjustment	1,386	4,105
Comprehensive loss	$(10,920)	$(12,250)
The accompanying notes are an integral part of these condensed consolidated financial statements.

GCT SEMICONDUCTOR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(UNAUDITED)
for the nine-month periods ended September 30, 2023 and 2022
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
(in thousands, except share data)	Shares	Amount	Shares	Amount
Balances as of January 1, 2022	73,259,663	$382,288	13,183,259	$13	$13,682	$(3,445)	$(498,536)	$(488,286)
Accretion of Series G redeemable convertible preferred stock to redemption amount	—	2,237	—	—	—	—	(2,237)	(2,237)
Conversion of redeemable convertible preferred stock to common stock	(73,259,663)	(384,525)	73,203,888	74	384,451	—	—	384,525
Common stock dividends issued to Series C and Series G redeemable convertible preferred stock	—	—	28,685,582	29	(29)	—	—	—
Issuance of common stock from option exercises	—	—	2,459,014	2	49	—	—	51
Issuance of common stock from convertible promissory notes conversion	—	—	10,228,522	10	35,820	—	—	35,830
Stock-based compensation	—	—	—	—	12	—	—	12
Foreign currency translation adjustment	—	—	—	—	—	4,105	—	4,105
Net loss	—	—	—	—	—	—	(16,355)	(16,355)
Balances as of September 30, 2022	—	$—	127,760,265	$128	$433,985	$660	$(517,128)	$(82,355)
Balances as of January 1, 2023	—	$—	127,760,265	$128	$433,990	$(1,862)	$(527,185)	$(94,929)
Issuance of common stock from option exercises	—	—	1,120,898	1	22	—	—	23
Issuance of common stock from convertible promissory notes conversion			20,681	—	72	—	—	72
Issuance of common stock from cancellation of promissory note	—	—	3,333	—	—	—	—	—
Stock-based compensation	—	—	—	—	8	—	—	8
Foreign currency translation adjustment	—	—	—	—	—	1,386	—	1,386
Net loss	—	—	—	—	—	—	(12,306)	(12,306)
Balances as of September 30, 2023	—	$—	128,905,177	$129	$434,092	$(476)	$(539,491)	$(105,746)
The accompanying notes are an integral part of these condensed consolidated financial statements.

GCT SEMICONDUCTOR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
for the nine-month periods ended September 30, 2023 and 2022
	Nine-month periods ended September 30
(in thousands)	2023	2022
Cash flows from operating activities:
Net loss	$(12,306)	$(16,355)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	654	582
Operating lease right-of-use amortization	581	556
Stock-based compensation	8	12
Provision for credit losses	793	29
Loss (gain) on valuation of convertible promissory notes	(1,116)	2,445
Loss on redemption of convertible promissory notes	—	41
Changes in operating assets and liabilities:
Accounts receivable	(3,290)	2,506
Inventory	1,816	(2,247)
Contract assets	(1,984)	(2,392)
Prepaid expenses and other current assets	785	(1,188)
Other assets	87	83
Accounts payable	(744)	6,368
Contract liabilities	16	(766)
Accrued and other current liabilities	7,387	540
Net defined benefit liabilities	328	(1,646)
Income tax payable	(135)	(306)
Lease liabilities	(797)	(570)
Other liabilities	(3)	(634)
Net cash used in operating activities	(7,920)	(12,942)
Cash flows from investing activities:
Purchase of property and equipment	(284)	(213)
Purchase of intangibles	—	(280)
Net cash used in investing activities	(284)	(493)
Cash flows from financing activities:
Proceeds from:
Borrowings	7,604	11,848
Exercise of stock options	23	51
Issuance of convertible promissory note	—	9,000
Repayment of convertible promissory note	—	(1,180)
Payments of finance lease liabilities	(13)	(15)
Repayment of borrowings	(23)	(1,735)
Net cash provided by financing activities	7,591	17,969
Effect of exchange rate changes on cash and cash equivalents	(665)	(576)
Net increase (decrease) in cash and cash equivalents	(1,278)	3,958
Cash and cash equivalents:
Beginning of period	1,398	1,251
End of period	$120	$5,209
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,515	$3,677
Cash paid for income taxes	$47	$249
Noncash financing activities:
Accretion of Series G redeemable convertible preferred stock to redemption amount	$—	$2,237
Issuance of common stock from convertible promissory notes conversion	$72	$35,830
Conversion of redeemable convertible preferred stock to common stock	$—	$384,525
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$1,473	$111
The accompanying notes are an integral part of these condensed consolidated financial statements.

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
1.
The Company and Summary of Significant Accounting Policies

Business
GCT Semiconductor, Inc. (“GCT”) is a fabless semiconductor company that designs, develops and markets integrated circuits for the global wireless semiconductor industry. GCT was originally incorporated in California on June 15, 1998 and was reincorporated in Delaware on February 21, 2001.
In June 2000, GCT incorporated a wholly-owned subsidiary, GCT Asia Pacific, Inc. (“GCT AP”) in Seoul, South Korea. GCT AP was created to develop markets in the Asia Pacific region. In June 2000, GCT acquired Advanced CoreTech, Inc. (“ACT”), a South Korean corporation, to enhance its research and development (“R&D”) capacity for all product lines. Subsequent to the acquisition, ACT changed its name to GCT Research, Inc. (“GCT R&D”). In October 2012, GCT acquired MTH, Inc. (“MTH”), a South Korean corporation, to acquire 2G/3G LTE technology and further enhance research and development.
To date, GCT and its wholly-owned subsidiaries’, GCT AP, GCT R&D and MTH (collectively, the “Company”) operations have been funded primarily through the issuance of redeemable convertible preferred stock, promissory notes, borrowings and issuance of common stock.
On November 2, 2023, the Company entered into a definitive business combination agreement with Concord Acquisition Corp III, a publicly traded special purpose acquisition company, that would result in the Company becoming a publicly listed company subject to closing. Upon closing of the transaction, the combined company will be named GCT Semiconductor and will be traded on the NYSE under the new ticker symbol “GCTS.” The transaction is expected to be completed in the first quarter of 2024.
Basis of Presentation
The Company’s unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). In the opinion of management, the accompanying unaudited interim condensed consolidation financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of such interim results. The condensed consolidated balance sheet as of December 31, 2022 has been derived from the audited consolidated financial statements as of that date, but do not include all of the information and footnotes required by U.S. GAAP for complete financial statements as of an annual date. The results for the unaudited interim condensed consolidated statements of operations are not necessarily indicative of results to be expected for the year ending December 31, 2023 or for any future interim period. The unaudited interim condensed consolidated financial statements do not include all of the disclosures required by U.S. GAAP for complete financial statements. The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2022 and notes thereto.
Principles of Consolidation
The accompanying unaudited interim condensed consolidated financial statements include the accounts of GCT and its wholly-owned subsidiaries, GCT AP, GCT R&D and MTH. All significant intercompany balances and transactions have been eliminated in consolidation.
Net Loss Per Common Share
Basic net loss per share is computed by dividing net loss attributable to common stockholders (adjusted for preferred stock dividends declared or accumulated) by the weighted average number of common shares outstanding during the period. All participating securities are excluded from basic weighted average shares

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
1.
The Company and Summary of Significant Accounting Policies (continued)

outstanding. In computing diluted net loss attributable to common stockholders, undistributed earnings are reallocated to reflect the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by diluted weighted average shares outstanding, including potentially dilutive securities, unless anti-dilutive. Potentially dilutive securities that were excluded from the computation of diluted net loss per share consist of the following:
	Nine-month periods ended September 30,
	2023	2022
Convertible promissory notes	9,670,673	9,688,740
Warrants	11,857,142	3,942,853
Options	3,589,711	4,790,907
Total	25,117,526	18,422,500
As all potentially dilutive securities are anti-dilutive as of September 30, 2023 and 2022, diluted net loss per share is the same as basic net loss per share for each period.
Use of Estimates
The preparation of the accompanying condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities and reported amounts of net revenues and expenses. These judgments, estimates and assumptions are used for but not limited to: revenue recognition; provision for credit losses; warranty obligations; inventory obsolescence; recoverability of long-lived assets; stock-based compensation; determination of fair value of the Company’s convertible promissory notes, common stock, stock options, and redeemable convertible preferred stock warrants; and deferred income taxes including related valuation provisions. The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. However, actual results could differ from these estimates, and these differences may be material.
Liquidity and Management’s Plan
The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred operating losses and negative cash flows from operating activities for each of the nine-month periods ended September 30, 2023 and 2022. As of September 30, 2023, the Company had an accumulated deficit of approximately $539.5 million and negative working capital of approximately $99.6 million. During the nine-month periods ended September 30, 2023, the Company incurred a net loss of approximately $12.3 million and used cash from operations of approximately $7.9 million. These factors raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months from the date of this report.
The Company’s ability to continue to meet its obligations and to achieve its intended business objectives is dependent upon, among other things, negotiating a bank line of credit debt obligation, raising additional capital, and the timely launch of its new products and returning to profitability. Future capital requirements will depend on many factors, including the rate of revenue growth, the selling price of the Company’s products, the expansion of sales and marketing activities, and the timing and extent of research and development efforts.

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
1.
The Company and Summary of Significant Accounting Policies (continued)

The Company is actively pursuing a transaction with a special purpose acquisition company (“SPAC”). Management expects to use the proceeds from the SPAC transaction to support its operations. There can be no assurance that the SPAC transaction will be successful. In the event the Company does not complete its SPAC transaction, the Company will seek additional funding through other means, such as the issuance of debt or equity. Management’s plans also include managing the Company’s cash burn by controlling expenditures. While the Company has raised capital in the past, there can be no assurance that additional financing will be available at terms acceptable to the Company, if at all. Failure to generate sufficient cash flows from operations, raise additional capital and reduce discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives. The accompanying condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents. The Company deposits its cash primarily in checking and money market accounts with high quality financial institutions.
Fair Value of Financial Instruments
The carrying amount of certain financial instruments held by the Company, such as cash equivalents, accounts receivable, contract assets and liabilities, accounts payable, and accrued and other current liabilities, approximate fair value due to their short maturities. The carrying amount of the liabilities for the convertible preferred stock warrants represent their fair value. The carrying amounts of the Company’s borrowings and lease liabilities approximate fair value due to the market interest rates that these obligations bear and interest rates currently available to the Company.
Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy defines a three-level valuation hierarchy for disclosure of fair value measurements as follows:
Level 1
Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2
Inputs other than quoted prices included within Level 1 that are observable, unadjusted quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3
Unobservable inputs that are supported by little or no market activity for the related assets or liabilities.

The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
The Company has no assets with a fair value obtained using observable or unobservable markets. The Company did have liabilities with a fair value obtained using unobservable markets (Level 3). The Company’s Level 3 liabilities consist of the redeemable convertible preferred stock warrant liabilities and convertible promissory notes. The fair values of the outstanding redeemable convertible preferred stock warrants are measured using the Black-Scholes option-pricing model. The convertible promissory notes were valued using

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
1.
The Company and Summary of Significant Accounting Policies (continued)

a combination of option pricing model and Probability Weighted Expected Return Method (“PWERM”), which is considered to be a Level 3 fair value measurement.
Risk and Uncertainties
The Company is subject to certain risks and uncertainties and believes changes in any of the following areas could have a material adverse effect on the Company’s future financial position or results of operations or cash flows: new product development, including market receptivity, litigation or claims against the Company based on intellectual property, patent, product regulation or other factors, competition from other products, general economic conditions, the ability to attract and retain qualified employees and ultimately to sustain profitable operations.
The semiconductor industry is characterized by rapid technological change, competition, competitive pricing pressures and cyclical market patterns. The Company’s financial results are affected by a wide variety of factors, such as general economic conditions specific to the semiconductor industry and the Company’s particular market, the timely implementation of new products, new manufacturing process technologies and the ability to safeguard patents and intellectual property in a rapidly evolving market. In addition, the semiconductor market has historically been cyclical and subject to significant economic downturns. As a result, the Company may experience significant period-to-period fluctuations in consolidated operating results due to the factors mentioned above or other factors.
The Company’s revenue may be impacted by its ability to obtain adequate wafer supplies from foundries and back-end production capacity from the Company’s test and assembly subcontractors. The foundries with which the Company currently has arrangements may not be willing or able to satisfy all of the Company’s manufacturing requirements on a timely basis and/or at favorable prices. The Company is also subject to the risks of service disruptions, raw material shortages and price increases by its foundries. Such disruptions, shortages and price increases could harm the Company’s consolidated operating results.
Concentration Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents primarily with one financial institution located in the United States and another financial institution located in Korea where amounts deposited may exceed Federal Deposit Insurance Corporation or Korea Deposit Insurance Corporation limits.
The Company’s accounts receivable are primarily derived from revenues earned from customers located in the United States, China, Korea, Japan and Taiwan. The Company performs ongoing credit evaluations of its customers’ and distributors’ financial condition and generally does not require collateral from its customers.
Some of the components used in the Company’s products are purchased from a limited number of sources located in Asia. The loss of any of these suppliers may cause the Company to incur additional costs to transition these relationships, result in delays in the delivery of its products or cause the Company to carry excess or obsolete inventory.
GCT is a fabless semiconductor company and relies on third parties for all of its manufacturing operations, including wafer fabrication, assembly, testing, warehousing, and shipping and logistics. The Company relies on UMC Company (USA) (“UMC”) and Samsung Semiconductor System LSI Division to manufacture substantially all of the wafers for its products. The Company uses third-party vendors to assemble, package and test the products. The Company primarily uses the services of Tianshui Huatian Co., Ltd., ATSemicon Co., Ltd. Amkor, and STATS ChipPAC Ltd. for assembly, and Advanced Semiconductor

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
1.
The Company and Summary of Significant Accounting Policies (continued)

and Engineering, Inc. and Giga Solution Tech Co., Ltd. for testing. The Company depends on these third-party vendors to supply services and material of a requested quantity in a timely manner that meets the Company’s standards for yield, cost and manufacturing quality. The Company does not have long-term supply agreements with its third-party vendors other than a framework agreement with UMC. If one or more of these vendors terminates its relationship with the Company, or if the Company encounters any problems with its manufacturing supply chain, it could adversely impact the Company’s ability to ship products to its customers on time and in the quantity required, which in turn could cause an unanticipated decline in sales and possibly damage customer relationships.
Accounts Receivable and Provision for Credit Losses
Trade accounts receivable are recorded at invoiced amounts, net of provision for credit losses, if applicable, and do not bear interest.
The provision for credit losses is based on the Company’s assessment of the collectibility of its customer accounts. The Company reviews the provision for credit losses by considering certain factors such as historical experience, industry data, credit quality, age of balances and current economic conditions that may affect a customer’s ability to pay. Uncollectible receivables are written off when all efforts to collect have been exhausted and recoveries are recognized when they are recovered. The Company determined that provisions of approximately $1,342,000 and $549,000 for credit losses were necessary as of September 30, 2023 and December 31, 2022, respectively.
Inventory
Inventory is stated at the lower of cost or net realizable value. Cost is determined by actual cost on a first-in, first-out basis. The Company’s inventory is concentrated in high technology parts and components that may be specialized in nature or subject to rapid technological obsolescence. The Company considers the following characteristics, in addition to the specialized nature and potential technological obsolescence of the Company’s inventory, including age of inventory on hand and that the inventory may be returned from distributors, historical sales levels, estimated future demand within the next six months, inventory commitments or potential product revisions, in evaluating net realizable value. Once inventory has been written down below cost, it is not subsequently written up unless it is sold and scrapped.
Property and Equipment, Net
Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is recognized on a straight-line basis over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized over the shorter of the remaining lease term or the estimated useful life of the assets. Maintenance and repairs that do not extend the life or improve an asset are expensed in the period incurred.
Leases
The Company is a lessee in several noncancellable (1) operating leases, primarily for office equipment, warehouses, and office space, and (2) finance leases, for certain machinery and information technology (“IT”) equipment.
The Company accounts for leases in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 842, Leases (“Topic 842”). The Company determines if an arrangement is or contains a lease at contract inception. The Company recognizes a right-of-use (“ROU”) asset and a lease liability at the lease commencement date.

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
1.
The Company and Summary of Significant Accounting Policies (continued)

For operating and finance leases, the lease liability is initially measured at the present value of the unpaid lease payments at the lease commencement date. The lease liability is subsequently measured at amortized cost using the effective-interest method.
Key estimates and judgments include how the Company determines (1) the discount rate it uses to discount the unpaid lease payments to present value, (2) lease term, and (3) lease payments.
•
Topic 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. Generally, the Company cannot determine the interest rate implicit in the lease because it does not have access to the lessor’s estimated residual value or the amount of the lessor’s deferred initial direct costs. Therefore, the Company generally uses its incremental borrowing rate as the discount rate for the lease. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. Because the Company does not generally borrow on a collateralized basis, it uses the interest rate it pays on its noncollateralized borrowings as an input to deriving an appropriate incremental borrowing rate, adjusted for the amount of the lease payments, the lease term, and the effect on that rate of designating specific collateral with a value equal to the unpaid lease payments for that lease.

•
The lease term for all of the Company’s leases includes the noncancellable period of the lease plus any additional periods covered by either a Company option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor.

•
Lease payments included in the measurement of the lease liability comprise the following:

—
Fixed payments, including in-substance fixed payments, owed over the lease term (includes termination penalties the Company would owe if the lease term reflects the exercise of a termination option);

—
Variable lease payments that depend on an index or rate, initially measured using the index or rate at the lease commencement date;

—
Amounts expected to be payable under guaranteed residual value guarantee; and

—
The exercise price of an option to purchase the underlying asset if the Company is reasonably certain to exercise the option.

The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received.
For operating leases, the ROU asset is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term.
For finance leases, the ROU asset is subsequently amortized using the straight-line method from the lease commencement date to the earlier of the end of its useful life or the end of the lease term unless the lease transfers ownership of the underlying asset to the Company or the Company is reasonably certain to exercise an option to purchase the underlying asset. In those cases, the ROU asset is amortized over the useful life of the underlying asset. Amortization of the ROU asset is recognized and presented separately from interest expense on the lease liability.

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
1.
The Company and Summary of Significant Accounting Policies (continued)

Variable lease payments associated with the Company’s leases are recognized when the event, activity, or circumstance in the lease agreement on which those payments are assessed occurs. Variable lease payments are presented as operating expenses in the Company’s condensed consolidated statements of operations in the same line item as expenses arising from fixed lease payments (operating leases) or amortization of the ROU asset (finance leases). ROU assets for operating and finance leases are occasionally reduced by impairment losses. The Company uses the long-lived assets impairment guidance in ASC Subtopic 360-10, Property, Plant, and Equipment — Overall, to determine whether an ROU asset is impaired, and if so, the amount of the impairment loss to recognize.
The Company monitors for events or changes in circumstances that require a reassessment of one of its leases. When a reassessment results in the remeasurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding ROU asset unless doing so would reduce the carrying amount of the ROU asset to an amount less than zero. In that case, the ROU asset is reduced to zero and the remainder of the adjustment is recorded in profit or loss.
Operating lease and finance lease ROU assets are presented as operating lease right-of-use assets and finance lease right-of use assets, respectively on the condensed consolidated balance sheets. The current portion of finance lease liabilities is included in current installments of obligations under finance leases, and the long-term portion is included in obligations under finance leases on the condensed consolidated balance sheets.
The Company has elected not to recognize ROU assets and lease liabilities for short-term leases of transportation equipment that have a lease term of 12 months or less. The Company has elected not to apply the short-term lease recognition and measurement exemption for other classes of leased assets. The Company recognizes the lease payments associated with its short-term transportation equipment leases as an expense on a straight-line basis over the lease term. Variable lease payments associated with these leases are recognized and presented in the same manner as for all other Company leases.
The Company’s leases generally include non-lease maintenance services (i.e. equipment maintenance or common area maintenance). For leases of assets other than office equipment, the Company allocates the consideration in the contract to the lease and non-lease maintenance component based on each component’s relative stand-alone price. The Company determines stand-alone prices for the lease components in those leases based on the prices for which other lessors lease similar assets on a stand-alone basis. The Company determines stand-alone prices for the non-lease components (i.e. maintenance services) in those leases based on the prices that several suppliers charge for maintenance services for similar assets on a stand-alone basis. If observable stand-alone prices are not readily available, the Company estimates the stand-alone prices maximizing the use of observable information. For leases of office equipment, the Company has elected the practical expedient to account for the lease and non-lease maintenance components as a single lease component. Therefore, for those leases, the lease payments used to measure the lease liability include all the fixed consideration in the contract.
Impairment of Long-Lived Assets
The Company has long-lived assets such as tangible property and equipment, and identified intangible assets consisting of acquired patents and core technology. When events or changes in circumstances occur that could indicate the carrying value of long-lived assets may not be recoverable, the Company assesses recoverability by determining whether the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. If the undiscounted cash flow is less, an impairment charge is recognized for the excess of the carrying amounts of these assets over the fair values. Fair values are determined by discounted future cash flows, appraisals or other methods.

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
1.
The Company and Summary of Significant Accounting Policies (continued)

During the nine-month periods ended September 30, 2023 and 2022, the Company did not record any impairment from long-lived assets.
Revenue Recognition
The Company’s revenues are generated by the sale of 4G mobile semiconductor solutions consisting of product and platform solutions aimed at the 4G LTE and WiMax industries, development services and technical advice and maintenance services. To determine when revenues are recognized, the Company performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligation in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) we satisfy a performance obligation in accordance with ASC Topic 606, Revenue from Contracts with Customers.
The revenues from product sales are Identified and determined pursuant to purchase orders. The Company considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use and obtain the benefit of the product, which is generally at the time of shipment.
Service revenues are identified and determined based on each service agreement and recognized over time or at a point in time depending on the evaluation of when the customer obtains control of the promised goods or services, which is generally as services are rendered. For contracts that include multiple performance obligations, the Company allocates revenue to each performance obligation based on estimates of the relative stand-alone selling price that the Company would charge the customer for each promised product or service.
Disaggregation of revenues from contracts with customers is as following:
(in thousands)	Nine-month period ended September 30, 2023
	Product Revenues	Service Revenues	Total
Timing of revenue recognition
At a point in time	$8,667	$—	$8,667
Over time	—	3,172	3,172
Total	$8,667	$3,172	$11,839
(in thousands)	Nine-month period ended September 30, 2022
	Product Revenues	Service Revenues	Total
Timing of revenue recognition
At a point in time	$9,689	$—	$9,689
Over time	—	4,817	4,817
Total	$9,689	$4,817	$14,506

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
1.
The Company and Summary of Significant Accounting Policies (continued)

Net revenues categorized by customer location is as follows.
(in thousands)	Revenues from external customers Nine-month periods ended September 30,
	2023	2022
China	$5,133	$5,481
Taiwan	453	3,398
United States	2,888	4,269
Korea	3,010	1,333
Germany	353	—
Other	2	25
Total	$11,839	$14,506
Contract Assets and Liabilities
Contract assets primarily represent revenue earnings over time for which the Company does not presently have an unconditional right to payment (generally not yet billable) based on the terms of the contracts. The Company does not have impairment losses associated with contracts with customers for the nine-month periods ended September 30, 2023 and 2022.
Contract liabilities consist of fees invoiced to or paid by the Company’s customer for which the associated performance obligations have not been satisfied and revenue has not been recognized based on the Company’s revenue recognition criteria described above.
Contract assets and liabilities are reported in a net position on an individual contract basis at the end of each reporting period. Contract assets are classified as current in the condensed consolidated balance sheets when the Company expects to complete the related performance obligations and invoice the customers within one year of the balance sheet date, and as long-term when the Company expects to complete the related performance obligations and invoice the customers more than one year out from the balance sheet date. Contract liabilities are classified as current in the condensed consolidated balance sheets when the revenue recognition associated with the related customer payments and invoicing is expected to occur within one year of the balance sheet date and as long-term when the revenue recognition associated with the related customer payments and invoicing is expected in more than once year from the balance sheet date.
Details of contract assets and liabilities is as following:
(in thousands)	September 30, 2023	December 31, 2022
Contract assets	$2,870	$886
Assets recognized for costs incurred to fulfill a contract(*)	19	39
Contract liabilities	667	651

(*)
The balances are included in prepaid expenses and other current assets in the accompanying condensed consolidated balance sheets.

As of January 1, 2022, contract assets were approximately $661,000.
Assets recognized for costs incurred to fulfill a contract represent costs incurred in relation to a contract development and are intended for use in fulfilling that contract. The costs relate directly to the

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
1.
The Company and Summary of Significant Accounting Policies (continued)

contract, generate resources that will be used to satisfy the contract and are expected to be recovered. They were therefore recognized as assets from costs to fulfill a contract. The asset is amortized on the basis consistent with the method used in recognizing revenue for the specific contract it relates to. In the current period, management expected that the costs recognized as assets are to be recovered according to the contractual payment schedule. Thus, an impairment loss was not recognized as the expected amount of the remaining consideration minus direct costs which have not been recognized as expenses do not exceed the asset.
During the nine-month period ended September 30, 2023, there were significant changes in contract assets and liabilities, which are summarized below:
•
The Company recognized approximately $1,991,000 (prior period: $3,046,000) of contract assets during the current period as the Company has provided development services ahead of the receipt of consideration.

•
The Company recognized approximately $655,000 (prior period: zero) of contract liabilities during the current period due to contracts agreed with consideration to be received prior to provision of development services.

•
The Company recognized approximately $12,000 (prior period: zero) of contract liabilities during the current period due to contracts agreed with consideration to be received prior to provision of technical advice and maintenance services.

Revenues recognized in relation to contract liabilities is as follows.
(in thousands)	2023	2022
Revenues recognized that were included in the contract liability balance at the beginning of the nine-month periods ended September 30,	$651	$767
Product Warranty
The Company provides customers with warranty claims for certain products and warranty-related services are not considered a separate performance obligation. Pursuant to ASC Topic 450, Contingencies, the Company makes estimates of product warranty expense using historical experience rates and accrue estimated warranty expense as a cost of net revenues. The Company estimates the costs of warranty obligations based on historical experience of known product failure rates and anticipated rates of warranty claims, use of materials to repair or replace defective products, and service delivery costs incurred in correcting the product issues. In addition, from time to time, specific warranty accruals may be made if unforeseen technical problems arise.
Concentration of Revenues and Accounts Receivable
The Company’s net revenues and accounts receivable are concentrated among a few significant customers, which could expose the Company to financial risk in the event of adverse developments with these customers. For the nine-month period ended September 30, 2023, approximately 60% of the Company’s total net revenues were derived from three customers. Similar to the concentration of net revenues, approximately 73% of the total gross accounts receivable were derived from three customers at the end of the reporting period. For the nine-month period ended September 30, 2022, approximately 72% of the Company’s total net revenues were derived from five customers. Similar to the concentration of revenue, approximately 90% of the total gross accounts receivable were derived from five customers as of December 31, 2022.
Details of external customers, who contribute more than 10% of the Company’s net revenues for the nine-month periods ended September 30, 2023 and 2022, and more than 10% of the Company’s gross accounts receivable as of September 30, 2023, and December 31, 2022 are as follows:

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
1.
The Company and Summary of Significant Accounting Policies (continued)

(in thousands)	Net Revenues			Accounts Receivable
	Nine-month periods ended September 30,			September 30, 2023	December 31, 2022
	2023	2022
Customer A	$3,000	$	*	$3,000	$	*
Customer B	2,639		2,080	1,933		590
Customer C	1,486		1,702	*		*
Customer D	*		3,398	*		1,228
Customer E	*		1,670	*		687
Customer F	*		1,547	*		1,400
Customer G	*		*	1,088		*
Customer H	*		*	*		610

*
Less than 10%

Management closely monitors the creditworthiness and performance of these key customers and has established credit limits and terms to mitigate potential credit risks. The Company also continues to diversify its customer base and explore opportunities to reduce its reliance on a few major customers.
Cost of Net Revenues
Cost of net revenues consists of direct and indirect costs related to the manufacture of the Company’s products. Direct costs include wafer costs and costs relating to assembly and testing performed by third-party contract manufacturers. Indirect costs consist of provisions for excess and obsolete inventory, royalties, allocated overhead for employee costs and facility costs, warranty and the amortization of the Company’s production mask sets and certain intangible assets. Shipping and handling costs incurred for inventory purchases and product shipments are recorded in cost of net revenues in the condensed consolidated statements of operations.
Warranty
The Company generally provides warranties on its products for 12 months and provides for the estimated cost of product warranties at the time the revenue is recognized. The Company regularly monitors product returns and maintains a reserve for warranty expenses based upon its historical experience and any specifically identified failures. As of September 30, 2023, and December 31, 2022, the warranty accrual was $42,000 and $64,000 respectively.
Details and changes in provisions for product warranties for the nine-month periods ended September 30, 2023 and 2022, are as follows:
(in thousands)	Nine-month periods ended September 30,
	2023	2022
Beginning balance	$64	$106
Additional provisions	5	—
Adjustments to prior provisions	(27)	(38)
Ending balance	$42	$68

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
1.
The Company and Summary of Significant Accounting Policies (continued)

Stock-Based Compensation
Compensation costs related to stock option grants are based on the fair value of the options on the date of grant, net of estimated forfeitures. The Company determines the grant date fair value of the options using the Black-Scholes option-pricing model and the related stock-based compensation expense is generally recognized on a straight-line basis over the period in which an employee is required to provide service in exchange for the options, which generally equals the vesting period.
Income Taxes
The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets where, based upon the available evidence, management concludes that it is more-likely-than-not that the deferred tax assets will not be realized.
The Company records a liability for the uncertain tax positions taken or expected to be taken on the Company’s tax return when it is more-likely-than-not that the tax position might be challenged despite the Company’s belief that the tax return positions are fully supportable, and additional taxes will be due as a result. To the extent that the assessment of such tax positions changes, for example, based on the outcome of a tax audit, the change in estimate is recorded in the period in which the determination is made. The provision for income taxes includes the impact of provisions for uncertain tax positions. Interest and penalties related to unrecognized tax benefits are included within the provision for income taxes.
Foreign Currency
The Company’s foreign subsidiaries, located in Korea, use the local currency, or Korean won (“KRW”), as their functional currency. Financial statements of the foreign subsidiaries are translated into U.S. dollars at the end-of-period exchange rates except for capital stock issued, capital accounts and accumulated deficit which are translated at historical exchange rates for purposes of consolidation. Revenues and expenses are translated using average exchange rates prevailing during the period. Translation adjustments are included in accumulated other comprehensive income (loss) within stockholders’ deficit. Gains and losses resulting from transactions denominated in a currency other than the functional currency are included in other income (expense), net in the condensed consolidated statements of operations. The Company recognized foreign currency exchange gain, net for the nine-month periods ended September 30, 2023 and 2022, presented as follows:
(in thousands)	Nine-month periods ended September 30,
	2023	2022
Foreign currency gain, net	$1,784	$3,518
Convertible Promissory Notes
The Company accounts for its convertible promissory notes under ASC 815, Derivatives and Hedging. According to ASC 815-15-25, an election can be made at the inception of a financial instrument to account for the instrument under the fair value option as per ASC 825, Financial Instruments. The Company has made such an election for its convertible promissory notes. Under the fair value option, the convertible

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
1.
The Company and Summary of Significant Accounting Policies (continued)

promissory notes must be recorded at their initial fair value on the date of issuance, any modification, and each balance sheet date thereafter. Changes in the estimated fair value of the convertible promissory notes are recognized as non-cash gains or losses in the condensed consolidated statements of operations.
Redeemable Convertible Preferred Stock Warrant Liability
The Company’s freestanding warrants to purchase contingently redeemable stock, such as the Company’s redeemable convertible preferred stock, are classified as liabilities on the consolidated balance sheets at fair value upon issuance because these warrants may obligate the Company to transfer assets to the holders at a future date under certain circumstances, such as a change in control. The warrants are subject to re-measurement to fair value at each balance sheet date, and any change in fair value is recognized in the condensed consolidated statements of operations as other income (expense), net. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants. Upon exercise, the related warrant liability will be reclassified to redeemable convertible preferred stock or additional paid-in capital.
Comprehensive Income (Loss)
Comprehensive income (loss) includes all changes within equity that are not the result of transactions with stockholders. Accumulated other comprehensive loss includes foreign currency translation adjustments arising from the consolidation of the Company’s foreign subsidiaries.
Recent Accounting Pronouncements
In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments —  Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) which significantly changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life, instead of when incurred. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, which amends Subtopic 326-20 (created by ASU 2016-13) to explicitly state that operating lease receivables are not in the scope of Subtopic 326-20. Additionally, in April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments; in May 2019, the FASB issued ASU 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief; in November 2019, the FASB issued ASU 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, and ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments — Credit Losses; and in March 2020, the FASB issued ASU 2020-03, Codification Improvements to Financial Instruments, to provide further clarifications on certain aspects of ASU 2016-13 and to extend the nonpublic entity effective date of ASU 2016-13. The changes (as amended) are effective for the Company for annual and interim periods in fiscal years beginning after December 15, 2022. The adoption of ASU 2016-13 did not have a material effect on the condensed consolidated financial statements.
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 reduces the number of accounting models for convertible instruments and allows more contracts to qualify for equity classification. ASU 2020-06 is effective for the Company’s annual reporting periods beginning after December 15, 2023. Adoption is either a modified retrospective method or a fully retrospective method of transition. Early adoption is permitted, but no earlier than annual periods beginning after December 15,

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
1.
The Company and Summary of Significant Accounting Policies (continued)

2020. The Company is currently evaluating the effect the adoption of ASU 2020-06 will have on its condensed consolidated financial statements.
In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which provides an exception to fair value measurement for contract assets and contract liabilities related to revenue contracts acquired in a business combination. The ASU requires an entity (acquirer) to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. At the acquisition date, an acquirer should account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. The ASU is effective for the Company for annual and interim periods in fiscal years beginning after December 15, 2023. Early adoption is permitted. The ASU is applied to business combinations occurring on or after the effective date.
In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. The ASU clarifies that a contractual restriction on the sale of an equity security should not be considered in measuring the fair value of the equity security, and also cannot be recognized as a separate unit of account. The ASU also requires the investor to disclose the fair value of equity securities subject to contractual sale restrictions, the nature and remaining duration of the restriction(s), and the circumstances that could cause a lapse in the restriction(s). The ASU is effective for the Company for annual and interim periods beginning after December 15, 2024. Early adoption is permitted. The Company does not expect the adoption of ASU 2022-03 to have a material effect on its condensed consolidated financial statements.
In September 2022, the FASB issued ASU 2022-04, Liabilities — Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations. The ASU requires a buyer of goods and services to disclose information about its supplier finance program obligations. This ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2022, except for the rollforward disclosure, which is effective for annual and interim periods in fiscal years beginning after December 15, 2023, and annual periods thereafter. The amendments in this ASU are to be applied retrospectively to each period in which a balance sheet is presented, except for the rollforward disclosure, which is to be applied prospectively. Early adoption is permitted. The Company does not expect the adoption of ASU 2022-04 to have a material effect on its condensed consolidated financial statements.
2.
Fair Value of Measurements

Fair Value Hierarchy
Recurring fair value measurements
Fair value hierarchy classifications of the financial instruments that are measured at fair value on a recurring basis as of September 30, 2023 and December 31, 2022, are as follows:
(in thousands)	September 30, 2023
	Level 1	Level 2	Level 3	Total
Convertible promissory notes	$—	$—	$29,989	$29,989
(in thousands)	December 31, 2022
	Level 1	Level 2	Level 3	Total
Convertible promissory notes	$—	$—	$31,166	$31,166

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
2.
Fair Value of Measurements (continued)

Valuation techniques and the inputs
The table below presents valuation techniques and inputs used in the fair value measurement categorized within Level 3 of the fair value hierarchy as of September 30, 2023 and December 31, 2022.
(in thousands)	Valuation techniques	Inputs	September 30, 2023	December 31, 2022
Convertible promissory notes	PWERM	Scenario of initial public offering (“IPO”) and merger & acquisition (“M&A”)	$29,989	$31,166
The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities for the nine-month periods ended September 30, 2023 and 2022:
(in thousands)	Nine-month periods ended September 30,
	2023	2022
Fair value as of beginning of period	$31,166	$56,996
Change in fair value of convertible promissory notes	(1,116)	2,445
Conversion of convertible promissory notes	(61)	(33,140)
Repayment of convertible promissory notes	—	(1,140)
Transfer of convertible promissory notes to borrowings	—	(1,000)
Borrowing of convertible promissory notes	—	9,000
Fair value as of end of period	$29,989	$33,161
The gains and losses from fair value re-measurement of Level 3 financial liabilities are recorded as other income (expense), net in the condensed consolidated statements of operations.
Upon the conversion of convertible promissory notes, $11,000 and $2,690,000 of accrued interest was converted to common stock in the nine month periods ended September 30, 2023 and 2022, respectively.
3.
Balance Sheet Components

Inventory
Inventory as of September 30, 2023 and December 31, 2022, consists of the following:
(in thousands)	September 30, 2023	December 31, 2022
Raw materials	$507	$182
Work-in-process	848	891
Finished goods	309	2,407
	$1,664	$3,480

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
3.
Balance Sheet Components (continued)

Prepaid expenses and other assets
Prepaid expenses and other assets as of September 30, 2023 and December 31, 2022, consist of the following:
(in thousands)	September 30, 2023	December 31, 2022
Prepaid inventory	$569	$1,310
Costs incurred to fulfill a contract	19	39
Prepaid expenses	1,183	1,660
Other receivables	502	102
Lease deposit	521	555
	2,794	3,666
Less: Non-current assets	(906)	(993)
Prepaid expenses and other current assets	$1,888	$2,673
Property and equipment, net
Property and equipment, net as of September 30, 2023 and December 31, 2022, consists of the following:
(in thousands)	September 30, 2023	December 31, 2022
Production equipment	$14,380	$14,800
IT equipment	1,090	1,212
Furniture and fixtures	760	799
Leasehold improvements	284	388
Fixed assets in process	—	39
Total property and equipment	16,514	17,238
Less: accumulated depreciation and amortization	(15,615)	(16,127)
	$899	$1,111
Depreciation expense was approximately $450,000 and $398,000 for the nine-month periods ended September 30, 2023 and 2022, respectively.
Leases
The Company is obligated under finance leases covering certain IT equipment that expire at various dates during the next year.
The Company also has several noncancellable operating leases, primarily for office equipment and office space that expire over the next four years. The office space leases generally contain renewal options for periods ranging from two to four years. Because the Company is not reasonably certain to exercise these renewal options, the options are not considered in determining the lease term, and associated potential option payments are excluded from lease payments. The Company’s leases generally do not include termination options for either party to the lease or restrictive financial or other covenants.
Payments due under the lease contracts include fixed payments plus, for many of the Company’s leases, variable payments. For office space leases, variable payments include payments for the Company’s

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
3.
Balance Sheet Components (continued)

proportionate share of the building’s property taxes, insurance, and common area maintenance. For office equipment leases for which the Company has elected not to separate lease and non-lease components, maintenance services are provided by the lessor at a fixed cost and are included in the fixed lease payments for the single, combined lease component. The Company also elected to discount its office equipment lease liabilities using a risk-free rate.
The components of lease expense for the nine-month periods ended September 30, 2023 and 2022 were as follows:
	Nine-month periods ended September 30,
(in thousands)	2023	2022
Operating lease expense	$581	$557
Finance lease expense
Amortization of right of use assets	11	14
Interest on lease liabilities	1	2
Total finance lease expense	12	16
	$593	$573
Other information related to leases for the nine-month periods ended September 30, 2023 and 2022 was as follows:
	Nine-month periods ended September 30,
(in thousands	2023	2022
Supplemental cash flow information:
Cash paid for amounts included in the measurement of lease liabilities
Cash used in operations for operating leases	$797	$570
Cash used in operations for finance leases	1	2
Payments made on finance leases	13	15
ROU assets obtained in exchange for lease obligations:
Operating leases	1,473	111
Weighted average remaining lease term:
Operating leases	2.47 years	1.58 years
Finance leases	0.17 years	1.13 years
Weighted average discount rate:
Operating leases	5.28%	4.00%
Finance leases	9.65%	9.75%
Amounts disclosed for ROU assets obtained in exchange for lease obligations include amounts added to the carrying amount of ROU assets resulting from lease modifications and reassessments.

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
3.
Balance Sheet Components (continued)

Maturities of lease liabilities under noncancellable leases as of September 30, 2023 are as follows:
(in thousands)	Operating leases	Finance leases
2023 (remaining three months of 2023)	$188	$4
2024	722	—
2025	692	—
2026	169
Total undiscounted lease payments	1,771	4
Less imputed interest	113	—
Total lease liabilities	$1,658	$4
Intangibles, net
Intangibles, net as of September 30, 2023 and December 31, 2022 consist of the following:
(in thousands)	September 30, 2023	December 31, 2022
Intellectual properties	$927	$943
Intangible assets in process	180	180
Total acquired intangibles	1,107	1,123
Less: accumulated amortization	(629)	(451)
	$478	$672
Amortization expense was approximately $204,000 and $185,000 for nine-month periods ended September 30, 2023 and 2022, respectively.
Accrued and other current liabilities
Accrued and other current liabilities as of September 30, 2023 and December 31, 2022 consist of the following:
(in thousands)	September 30, 2023	December 31, 2022
Payroll and related expenses	$7,851	$6,635
Accrued payables	4,661	2,233
Royalty and license fee	478	37
Professional fees	436	479
Current portion of interest payable	6,306	2,944
Product warranty	42	64
Other	98	104
	$19,872	$12,496

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
3.
Balance Sheet Components (continued)

Other liabilities
Other liabilities as of September 30, 2023 and December 31, 2022 consist of the following:
(in thousands)	September 30, 2023	December 31, 2022
Severance payments liability	$73	$76

4.
Debt

Borrowings
Details of borrowings are as follows:
Category	Creditor	Maturity date	Annual interest rate (%)
Korean Won	KEB Hana Bank	7/12/2024	5.230%
Korean Won	IBK Industrial Bank	11/18/2023(*1)	5.654%
Korean Won	Anapass, Inc.	7/25/2024	5.50%
Korean Won	Anapass, Inc.	5/10/2024	5.50%
Korean Won	Anapass, Inc.	9/15/2024	5.50%
Korean Won	Kyeongho Lee	11/19/2023(*1)	9.00%
Korean Won	Kyeongho Lee	5/27/2024	0%
Korean Won	Kyeongho Lee	11/24/2023	6.80%
Korean Won	Kyeongho Lee	11/30/2023(*1)	7.50%
Korean Won	Kyeongho Lee	12/1/2023(*1)	7.50%
Korean Won	M-Venture Investment, Inc.(*3)	10/28/2023(*1)	6.50%
Korean Won	M-Venture Investment, Inc.	4/26/2024	6.50% – 8.65%(*5)
Korean Won	i Best Investment Co., Ltd.(*4)	12/14/2023(*2)	6.50%
Korean Won	i Best Investment Co., Ltd.	12/22/2023	6.50%
Korean Won	i Best Investment Co., Ltd.	10/12/2023(*2)	6.50%
Korean Won	i Best Investment Co., Ltd.	11/12/2023(*2)	6.50%
Korean Won	i Best Investment Co., Ltd.	12/14/2023	6.50%
Korean Won	i Best Investment Co., Ltd.	1/26/2024	6.50%
Promissory Note	One (1) individual investor	6/30/2024	4.00%

(*1)
Maturity date was extended for one (1) year after reporting period.

The limits for borrowings from KEB Hana Bank and IBK Industrial Bank are $6,692,000 and $6,841,000, respectively, and the bank deposit of Anapass, Inc. is pledged as collateral for borrowings from KEB Hana Bank and IBK Industrial Bank (see Notes 5 and 12).
As of September 31, 2023, collateral was provided to Anapass, Inc., the other related party, in relation to the borrowings from KEB Hana Bank, IBK Industrial Bank and Anapass, Inc. (see Notes 5 and 12).
(*2)
Maturity date was extended for two (2) months – five (5) months after reporting period.

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
4.
Debt (continued)

(*3)
For borrowings from M-Venture Investment, Inc., 170,000 common shares of Anapass were provided to creditors as collaterals by Kyeongho Lee, another related party (see Note 12).

(*4)
For borrowings from i-Best Investment, Co., Ltd., 40,000 common shares of Anapass were provided to creditors as collaterals by Kyeongho Lee, another related party (see Note 12).

(*5)
Loan agreement was amended on April 26, 2023, and new interest rates (6.50% for KRW1.0 billion, 8.65% for KRW5.0 billion) were applied from April 26, 2023.

(in thousands)	Creditor	September 30, 2023	December 31, 2022
Category
Korean Won	KEB Hana Bank	$6,692	$7,102
Korean Won	IBK Industrial Bank	6,841	7,260
Korean Won	Anapass, Inc.	4,462	4,735
Korean Won	Anapass, Inc.	2,231	2,367
Korean Won	Anapass, Inc.	2,974	3,156
Korean Won	Kyeongho Lee	372	395
Korean Won	Kyeongho Lee	82	87
Korean Won	Kyeongho Lee	—	24
Korean Won	Kyeongho Lee	372	395
Korean Won	Kyeongho Lee	744	789
Korean Won	M-Venture Investment, Inc.(*3)	2,974	3,156
Korean Won	M-Venture Investment, Inc.	4,462	4,734
Korean Won	i Best Investment Co., Ltd.(*4)	2,974	3,156
Korean Won	i Best Investment Co., Ltd.	744	—
Korean Won	i Best Investment Co., Ltd.	1,487	—
Korean Won	i Best Investment Co., Ltd.	2,231	—
Korean Won	i Best Investment Co., Ltd.	2,231	—
Korean Won	i Best Investment Co., Ltd.	744	—
Promissory Note	One (1) individual investor	1,000	1,000
Borrowings		$43,617	$38,356
Maturities of borrowings as of September 30, 2023, were as follows:
(in thousands)
September 30, 2024	$32,314
September 30, 2025	11,303
Total	$43,617

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
4.
Debt (continued)

Convertible Notes
Details of convertible notes are as follows:
(in thousands)		September 30, 2023	December 31, 2022
Category	Creditor
Current convertible notes(*6)
1st	SG Ace Inc.(*7)(*8)	$7,151	$8,461
2nd	M-Venture Investment, Inc. and one (1) institution(*7)(*9)	7,151	8,461
7th	NA Korea Trans Fund No.4, one(1) institution and nine(9) individual investors(*10) (*11)	2,064	1,932
16th	NA Korea Trans Fund No.4 and two(2) individual investors (*10)	364	330
22nd	i Best Investment Co., Ltd.	3,038	2,746
23rd	Jeju Semiconductor Corp.	854	771
24th	One (1) individual investor	625	565
25th	M-Venture Investment Inc. and one (1) individual investor	3,885	3,511
26th	Access Bio, Inc.	4,857	4,389
	Total	$29,989	$31,166

(*6)
As all outstanding convertible notes holders have the right to claim early redemption that can be exercised within 12 months after the reporting period, the convertible notes were classified as current liabilities as of September 30, 2023 and December 31, 2022.

(*7)
During the year ended December 31, 2021, the convertible notes holders were changed.

(*8)
During the current period, convertible note was amended and due date and interest rates were revised. As a result, revised due dates are December 31, 2023, January 31, 2024 and December 30, 2023 for $2.0 million installment, $3.0 million installment and $4.0 million installment, respectively. Interest rates were revised as 5.5%, 6.5% and 7.5% for $2.0 million installment, $3.0 million installment and $4.0 million installment, respectively.

(*9)
During the current period, convertible note was amended and due date was extended to December 31, 2023.

(*10)
During the year ended December 31, 2022, the convertible notes holders were changed.

(*11)
During the current period, $61,000 of convertible note and unpaid interest of $11,000 were converted into 20,681 shares of common stock.

During the year ended December 31, 2022, GNI Partners Co., Ltd. exercised their conversion right of the convertible note of $708,000, thereby 202,168 common shares were issued.
During the year ended December 31, 2022, the right to early redemption was exercised for 8th convertible notes of $740,000, 9th convertible notes of $100,000 and 12th convertible notes of $340,000 issued to seven (7) individual investors and redemption was made in full during 2022.
During the year ended December 31, 2022, the amendment to the 21st convertible note of $1 million issued to one (1) individual investor was made and conversion right was eliminated. The note with the right to claim early redemption was reclassed to short-term borrowings.
During the year ended December 31, 2022, convertible notes of $32.4 million and unpaid interest of $2.6 million were converted into common shares due to the submission of listing eligibility review application to Korea Exchange, and common shares of 10,026,354 were issued.

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
4.
Debt (continued)

Maturities of convertible notes as of September 30, 2023, were as follows:
(in thousands)
September 30, 2024	$20,622
September 30, 2025	9,367
Total	$29,989
Key terms for issuance of convertible notes were as follows:
	1st	2nd	7th	16th	22nd	23rd	24th	25th	26th
Issue Year	2017	2017	2019	2020	2021	2021	2021	2022	2022
Early repayment	(*1)	(*1)	(*2)	(*1)	(*1)	(*1)	(*1)	(*2)	(*3)
Repayment at maturity	The payment shall be made three years after the date of issue at an annual interest rate of 4%.						The payment shall be made three years after the date of issue at an annual interest rate of 7%.	The payment shall be made three years after the date of issue at an annual interest rate of 5%.	The payment shall be made three years after the date of issue at an annual interest rate of 4%.
Rates applied at the repayment date
Upon repayment, there is a clause to reimburse the US Dollar amount converted at the Won-Dollar exchange rate on the redemption date based on the Won amount converted at the Won-Dollar exchange rate at the date of issue.
				N/A	N/A	N/A	N/A	N/A	N/A
Conversion price	$3.50 per share
Conversion
—
The holder of convertible notes can covert it at any time.

—
If the Company issues a new equity instrument after issuing convertible notes, the holder of convertible notes may participate in conversion with the issuance value of the new equity instruments (1st and 2nd convertible notes)/$3.50 per share up to seven days prior to the issuance of the equity instruments.

—
Conversion upon demand at holder’s discretion with conversion price equal to $3.50 per share after issue date.

—
Automatic conversion in an initial public offering (“IPO”) (conversion price is adjusted to $3.50 per share).

—
If the price at the time of issuance of a new equity instrument or the IPO is lower than $3.50, the conversion price of the convertible note is adjusted.

—
Conversion price is adjusted every three months for one year after an IPO at KOSDAQ (However, adjusted price cannot be lower than 70% of $3.50 per share and cannot be higher than $3.50 per share) (7th convertible note).

Number of convertible shares(*4)	5,142,858 shares		553,790 shares	102,597 shares	874,286 shares	245,714 shares	180,000 shares	1,142,857 shares	1,428,571 shares
Collateral and guarantee	(*5)		(*6)	N/A	(*7)	N/A	(*6)	N/A	N/A

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
4.
Debt (continued)

(*1)
The right to early repayment can be exercised once every quarter (four times in total) for 7 day periods after 2 years from the date of issue of convertible notes until 3 years from the date of issue of convertible notes.

(*2)
The right to early repayment can be exercised once every quarter (four times in total) for 7 day periods after 1 year from the date of issue of convertible notes until 2 years from the date of issue of convertible notes.

(*3)
The right to early repayment can be exercised once every quarter (eight times in total) for 7 day periods after 1 year from the date of issue of convertible notes until 3 years from the date of issue of convertible notes.

(*4)
The number of convertible shares was calculated by applying the conversion value of $3.50 applied at the request of the convertible note holder.

(*5)
Kyeongho Lee, other related party, provided payment guarantee and 885,867 shares of common stock of Anapass, Inc. as collateral (see Note 12).

(*6)
Kyeongho Lee provided payment guarantee (see Note 12).

(*7)
Kyeongho Lee provided payment guarantee and 175,000 shares of common stock of Anapass, Inc. as collateral (see Note 12).

The convertible notes of the Company are designated as financial liabilities measured at fair value through profit or loss in accordance with ASC 840. Changes in fair value that occurred during the current period amounting to a gain of $2,619,000 (prior period: $677,000) and a loss of $1,503,000 (prior period: $3,123,000) were recognized as other income (expense) net on the condensed consolidated statement of operations, respectively.
In the year 2021, Amber International Ltd. acquired the 5th convertible note of $708,000, which was redeemed on behalf of the Company, in same conditions, and later the note was transferred to GNI Partners Co., Ltd. During the year 2022, GNI Partners Co., Ltd. exercised conversion rights and the note was converted to common shares in full.
The 3rd convertible note issued to Shinsojae Energy Holdings Limited was transferred to NJ Holdings Inc. in June 2021. NJ Holdings Inc. exercised its conversion right during 2022, and as a result the 3rd convertible note was converted to common shares in full.
5.
Commitments and Contingencies

Litigation
The Company is subject to various claims arising in the ordinary course of business. Although no assurance can be given, the Company believes that it is not presently a party to any litigation of which the outcome, if determined adversely, would individually, or in the aggregate, be reasonably expected to have a material adverse effect on the business, consolidated operating results, cash flows or financial position of the Company.
Third parties have from time to time claimed, and others may claim in the future, that the Company has infringed their past, current or future intellectual property rights. These claims, whether meritorious or not, could be time consuming, result in costly litigation, require expensive changes in the Company’s methods of doing business or could require the Company to enter into costly royalty or licensing agreements, if available. As a result, these claims could harm the Company’s business, consolidated operating results, cash flows and financial position.

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
5.
Commitments and Contingencies (continued)

Purchase Commitment
The Company has certain commitments for outstanding purchase orders related to the manufacture of certain wafers utilized by the Company and other services that, once the wafers are placed into production, are noncancelable. Otherwise, these production agreements are cancellable at any time with the Company required to pay all costs incurred through the cancellation date. However, the Company has rarely cancelled these agreements once production has started. As of September 30, 2023 and December 31, 2022, the Company had outstanding noncancelable purchase commitments for these production agreements of $0 and $0.5 million, respectively.
The Company entered into a research and development agreement with Samsung Electronics Co., Ltd (“Samsung”) in July 2020. According to the agreement, the Company designs 5G chip products and Samsung provides development and intellectual property support, mass production set up support including mask sets for manufacturing and engineering sample chip supply to the Company. Total fee amount of the agreement is $21.1 million composed of $11.7 million to be paid over development milestones and $9.4 million of additional NRE (non-recurring engineering) to be paid within maximum 4 years after planned product first shipment date. The Company bears the risk of R&D failure and is obligated to pay the fees based on milestones defined in the agreement. Pursuant to ASC 730-20, Research and Development, during the nine months ended September 30, 2023, the Company recorded a net credit to R&D expense of $0.5 million related to an extension of the expected NRE term. During the nine months ended September 30, 2022, the Company recorded a net expense of $7.2 million related to this agreement. As of September 30, 2023 and December 31, 2022, $14.9 million and $15.4 million, respectively, of unpaid recorded expenses were included in accounts payable on the condensed consolidated balance sheets. The aggregated unpaid amount on this agreement is $17.1 million as of September 30, 2023 and December 31, 2022.
Assets Pledged as Collateral
The Company has provided collateral to Anapass, Inc., a related party, for borrowings of GCT R&D, a subsidiary of GCT, from KEB Hana Bank, IBK Industrial Bank and Anapass, Inc. in the amount of $6.7 million, $6.8 million and $9.7 million, respectively, as of September 30, 2023, and $7.1 million, $7.3 million and $10.3 million, respectively, as of December 31, 2022 (see Note 4). Details of collateral provided to Anapass, Inc. are as follows:
(in thousands)	September 30, 2023	December 31, 2022	Secured Creditor
Cash and cash equivalents	$94	$1,363	Anapass, Inc.
Accounts receivable	6,950	4,453
Inventory	1,664	3,480
Property and equipment	401	485
Intangible assets and others	412	531

6.
Common Stock

The Company’s total number of authorized shares is 200,000,000 shares and the total number of common shares issued is 128,905,177 shares (December 31, 2022: 127,760,265 shares) with a par value of $0.001 per share.
The Company has reserved the following shares of authorized but unissued common stock as of September 30, 2023:

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
6.
Common Stock (continued)

Options outstanding	3,589,711
Options available for grant	2,704,962
Warrants	11,857,142
Convertible promissory notes	9,670,673
Total	27,822,488

7.
Redeemable Convertible Preferred Stock

As the conditions for automatic conversion under the Certificate of Incorporation were satisfied by submitting an eligibility review application to the Korea Exchange during the nine month period ended September 30, 2022, all redeemable convertible preferred stock were converted to common stock, except for cancellations related to unconfirmed shareholders, and the accumulated dividends for Series C redeemable convertible preferred stock and Series G redeemable convertible preferred stock were paid with 28,685,582 shares of common stock.
According to Certificate of Incorporation filed on April 27, 2022, the shares of common stock issued upon such automatic conversion of redeemable convertible preferred stock shall automatically convert back into the applicable series of redeemable convertible preferred stock if an IPO has not occurred within two (2) years from the date of the automatic conversion.
The Company recorded the redeemable convertible preferred stock at fair value on the dates of issuance, net of issuance costs. Significant terms of Series A redeemable convertible preferred stock (“Series A”), Series B redeemable convertible preferred stock (“Series B”), Series C redeemable convertible preferred stock (“Series C”), Series D redeemable convertible preferred stock (“Series D”), Series E redeemable convertible preferred stock (“Series E”), Series F redeemable convertible preferred stock (“Series F”) and Series G redeemable convertible preferred stock (“Series G”), collectively referred to as Series Preferred, are as follows:
Conversion Features
Each share of Series Preferred is convertible, at the option of the holder, according to a conversion formula, subject to adjustment for dilution. Each share of all Series Preferred automatically converts into the number of shares of common stock into which these shares are convertible at the then-effective conversion formula upon: (i) the closing of a U.S. IPO of common stock at a price of at least $2.14 per share with gross proceeds of at least $25.0 million, (ii) submitting an eligibility review application to the Korea Exchange, or (iii) the consent of a majority of the holders of Series A, B, C, D, E, F and G.
Upon conversion of Series C and Series G in connection with an IPO, all accrued but unpaid dividends with respect to all such shares were paid in shares of common stock valued at a rate per share of $3.50.
Voting Rights
Each share of Series Preferred has voting rights equal to the number of shares of common stock into which it is convertible and votes together as one class with the common stock.
In regards to the selection of the Company’s seven directors that make up its Board of Directors, provided there are at least 500,000 shares of Series G outstanding, the holders of Series G shall be entitled to elect three members of the Board of Directors. The holders of record of Junior Preferred Stock (Series A, B, C, D, E and F), voting together as a single class, shall be entitled to elect one member of the Board of Directors. The holders of record of common stock and Series Preferred, voting together as a single class, shall be entitled to elect three members of the Board of Directors.

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
7.
Redeemable Convertible Preferred Stock (continued)

So long as any shares of Series C, D, E, and F remain outstanding, the Company shall not, without the approval, by vote or written consent, of the holders of a majority of the Series C, D, E and F then outstanding, voting together as a single class on an as converted to common stock basis, amend the Certificate of Incorporation to reduce the liquidation preference amount per share paid to each series of Series C, D, E and F.
So long as any shares of Series G remain outstanding, the Company shall not, without the vote or written consent of, (i) holders of the majority of the Series G then outstanding and, (ii) holders of a majority of the Junior Preferred Stock, voting together as a single class on an as converted basis: take any action to alter or amend the Certificate of Incorporation or bylaws if such action would change the rights, preferences or privileges of the shares of Series Preferred; authorize create or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on parity with the existing Series Preferred as to dividend rights, redemption rights, conversion rights, protective provisions or liquidation preferences; amend the Certificate of Incorporation to increase or decrease the authorized number of shares of any series of Series Preferred; cause (i) the acquisition of the Company by means of merger, consolidation or other form of corporate reorganization or any transaction or series of related transactions in which the stockholders of the Company immediately preceding such reorganization or transaction do not own directly or indirectly outstanding securities possessing a majority of the voting power of the surviving entity or (ii) a sale or disposition of all or substantially all of the assets of the Company; cause the Company to redeem, repurchase or otherwise acquire, directly, through its subsidiaries or otherwise, its securities (other than repurchases from employees, directors, or consultants of the Company upon termination of their service with the Company); increase or decrease the authorized number of directors of the Company from seven; enter into any transaction involving issuance of any options, warrants or other stock rights to purchase the capital stock of the Company other than the issuance of options under the Company’s stock option plans and the issuance and grant of any Korean Underwriter Option; or recapitalize, reorganize, liquidate or otherwise dissolve the Company.
Dividend Rights
The holders of Series C and Series G are entitled to receive prior cumulative dividends at the rate of $0.45 and $0.17 per share per annum, when and if declared by the Board of Directors. The holders of Series A, B, D, E and F are entitled to receive dividends only when and if declared unanimously by the Board of Directors. No dividends or other distributions shall be paid to holders of Series A, B, D, E and F until dividends in the amount of $0.45 and $0.17 per share per annum on Series C and Series G, respectively, have been paid.
No dividends may be paid on the common stock until dividends are paid on all outstanding shares of Series Preferred. No dividends on Series Preferred or common stock have been declared by the Board of Directors from inception through September 30, 2023. The Company shall pay the cumulative dividends for the Company’s Series C and Series G in shares of common stock upon the automatic conversion of these shares in connection with a qualified IPO. The number of shares of common stock to be issued as a result of such payments was determined based on a rate per share of $3.50.
The Series A, B, D, E and F do not have a redemption clause and, therefore, cumulative unpaid dividends in arrears are not recorded on the condensed consolidated balance sheets.
Liquidation Preferences and Redemption Payments
In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series G shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Junior Preferred Stock or common

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
7.
Redeemable Convertible Preferred Stock (continued)

stock by reason of their ownership thereof, the amount of $2.675 per share of Series G, as adjusted for any stock dividends, combinations or splits with respect to such shares, plus all accrued but unpaid dividends on each such share then held by Series G (“Series G Preference”). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series G shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series G in proportion to the preferential amount each such holder is otherwise entitled.
After payment of the Series G Preference, the holders of the Series C, D, E, and F on an equal priority pari passu basis shall be entitled to receive, prior and in preference to any distribution of any assets or surplus funds of the Company to the holders of the Series A and Series B or common stock by reason of their ownership thereof, the amount of $16.32 per share of Series C, $13.38 per share of Series D, $14.85 per share of Series E and $16.20 per share of Series F, respectively, as adjusted for any stock dividends, combinations or splits with respect to such shares, plus all accrued but unpaid dividends on each such share then held by the holders of Series C (“Secondary Preference”). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C, D, E and F shall be insufficient to permit the payment in proportion to the preferential amount each such holder is otherwise entitled, then the entire amount legally available for distribution shall be distributed ratably among the holders of Series C, D, E and F in proportion to the preferential amount each such holder is otherwise entitled to receive.
After payment of the Series G Preference and the Secondary Preference, the holders of the Series A and B on an equal priority pari passu basis shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the common stock by reason of their ownership thereof, the amount of $2.25 and $22.50 per share, respectively, as adjusted for any stock dividends, combinations or splits with respect to such shares, plus all declared but unpaid dividends on each such share then held. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A and B shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A and B in proportion to the preferential amount each such holder is otherwise entitled.
After payment to the holders of the Series Preferred the amounts set forth above, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed ratably among the holders of the common stock.
Redemption Rights to Series C and Series G
According to the Certificate of Incorporation prior to amendment on April 27, 2022, upon the written election of holders of the outstanding shares of the Series C or Series G, outstanding shares of Series C or Series G held by such holders and specified in the written election can be redeemed at any time after April 17, 2017, if the Company has the funds legally available to redeem them. The redemption price for Series C and Series G are $5.73 and $2.14 per share, respectively, as adjusted for any stock dividends, combinations or splits, plus all accrued and unpaid dividends on such shares. Upon amendment of the Certificate of Incorporation dated April 27, 2022, redemption rights were removed for all Series Preferred.
Accretion of Redemption Amounts
The Company is accreting the carrying value of the Series C and Series G to the redemption values. The accretion amounts were determined using the effective interest rate method and dividend rights and amounted to zero and $2.2 million for the nine-month periods ended September 30, 2023 and 2022,

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
7.
Redeemable Convertible Preferred Stock (continued)

respectively, for Series G. Due to the modification to Series C, the carrying value of Series C is greater than the redemption value and, therefore, no further accretion has been recorded in the nine-month periods ended September 30, 2023 and 2022.
Upon amendment of the Certificate of Incorporation dated April 27, 2022, redemption rights were removed for all Series Preferred. As a result, all Series Preferred were changed to not redeemable. Also upon automatic conversion under the Certificate of Incorporation during the current period, all Series Preferred were converted to common stock, and accretion has stopped.
8.
Warrants

Stock Warrants
The Company has issued stock purchase warrants (the “Warrants”). The Warrants entitle the holder to purchase a specified number of shares of the Company’s common stock or new series of preferred stock at a specified price.
Date of issuance:	March 2019 ~ May 2020(*1)	December 2020	February 2021(*2)
Exercise period:	Earlier of within 2 years from the date of issuance or 2 weeks before U.S. IPO or K-IPO		Within 18 months from the date of issuance
Number of warrants issued (shares):	3,042,853	2,514,285	342,857
Type of shares to be issued at exercise:	Common stock or Preferred stock
Exercise price per share:	$3.50(*3)	$3.50(*4)	$3.50(*3)
Date of issuance:	August 2021	September 2021	February 2023 ~ June 2023(*6)(*8)	July 2023(*6)
Exercise period:	Within 3 years from the date of issuance
Number of warrants issued (shares):	999,997	428,571	7,685,717	228,572
Type of shares to be issued at exercise:	Common stock or Preferred stock
Exercise price per share:	$3.50 (*5)	$3.50 (*4)	$3.50(*7)	$3.50 (*7)

(*1)
The Company issued warrants to some of its vendors in exchange of wafer, raw material. 3,042,853 shares of common stock were issued as Mujin Electronics Co., Ltd. Exercised stock warrants at $3.50 per share in September 2021.

(*2)
The Warrants were not exercised until maturity date, and expired in August 2022.

(*3)
If, after the exercise of the warrant, the price of the new equity stock issued or the IPO subscription price is lower than the exercise price, the exercise price will be adjusted.

(*4)
If, after the issuance of warrant, the price per share in the next equity financing or 50% of the price in the IPO is lower than the exercise price, exercise price is adjusted.

(*5)
If, after issuance or the exercise of warrant, the price per share in the next equity financing or in the IPO (including de-SPAC IPO for 685,713 shares) is lower than the exercise price, exercise price is adjusted.

(*6)
The Company issued warrants to five of its term loan lenders and convertible notes holders in exchange of loan term extension.

(*7)
If, after the exercise of the warrant, the price of the new equity stock issued or the IPO subscription price (including de-SPAC IPO) is lower than the exercise price, the exercise price will be adjusted.

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
8.
Warrants (continued)

(*8)
In October 2023, Mujin Electronics Co., Ltd. Exercised a warrant to purchase 428,572 shares of common stock with a purchase price of $3.50 per share.

There were no exercises during the nine-month periods ended September 30, 2023. The number of warrants outstanding as of September 30, 2023 was 11,857,142 shares.
9.
Stock-Based Compensation

In September 2011, the Board of Directors adopted the 2011 Incentive Compensation Plan (the “2011 Plan”). The Company reserved 6,277,777 shares of common stock for issuance under the 2011 Plan. Such share reserve is comprised of (i) the number of shares that were available for issuance in the aggregate under prior option plans on the effective date of the 2011 Plan, including the shares subject to outstanding awards under those plans, that were transferred to the new 2011 Plan on the effective date, plus (ii) an additional 265,597 shares of the Company’s common stock so that the initial total shares reserve is 6,277,777. The share reserve will automatically increase on the first trading day of January each calendar year during the term of the 2011 Plan, beginning with calendar year 2012, by an amount equal to 5% of the total number of shares of common stock outstanding on the last trading day in the immediately preceding calendar month. In no event, however, will any such annual increase exceed 2,500,000 shares, and the Board of Directors may decide to waive the automatic increase. In September 2021, the Board of Directors approved the amendment of 2011 Plan to extend the termination of the 2011 Plan to September 11, 2031.
Option activities for the periods presented are as follows:
		Options Outstanding
	Shares Available for Grant	Number of Stock Options Outstanding	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balances as of December 31, 2021	1,679,763	8,194,822	$0.02	6.1
Granted	(105,000)	105,000	0.02
Exercised	—	(2,459,014)	0.02
Cancelled	1,049,901	(1,049,901)	0.02
Balances as of September 30, 2022	2,624,664	4,790,907	$0.02	5.5
Balances as of December 31, 2022	2,641,679	4,773,892	$0.02	5.1
Granted	—	—	—
Exercised	—	(1,120,898)	0.02
Cancelled	63,283	(63,283)	0.02
Balances as of September 30, 2023	2,704,962	3,589,711	$0.02	5.8
Vested as of September 30, 2023		3,168,876	$0.02	5.5
Vested and expected to be vest as of September 30, 2023		3,574,034	$0.02	5.8
The weighted average grant date fair value of options granted during the nine-month period ended September 30, 2022 was $0.01 per share. There was no options granted during the nine-month period ended September 30, 2023.
As of September 30, 2023, there was $4,000 of unrecognized compensation cost related to employee stock option compensation arrangements which is expected to be recognized on a straight-line basis over a weighted average period of 0.6 years.

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
9.
Stock-Based Compensation (continued)

There were no capitalized stock-based compensation costs or recognized stock-based compensation tax benefits during the nine-month periods ended September 30, 2023 and 2022.
Determining Fair Value of Stock Options
The fair value of each grant of stock options was determined by the Company and its Board of Directors using the methods and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.
Valuation Method
The Company estimates the fair value of its stock options using the Black-Scholes option-pricing model.
Expected Term
The expected term represents the period that the stock-based awards are expected to be outstanding. The option grants qualify to be “plain vanilla,” and the Company used the simplified method to determine the expected term. The simplified method calculates the expected term as the average of the time-to-vesting and contractual life of the option.
Fair Value of Common Stock
The fair value of the common stock underlying the stock options has historically been determined by the Company’s Board of Directors, with input from management. The Board of Directors is comprised of a majority of nonemployee directors with significant experience investing and operating companies in the semiconductor industry. As such, the Company believes that the Board of Directors has the relevant experience and expertise to determine a fair market value of the common stock on each respective grant date. Because there has been no public market for the Company’s common stock, the Board of Directors has determined the fair market value of the common stock at the time of the option grant by considering a number of objective and subjective factors including valuations of comparable companies, sales of convertible preferred stock to unrelated third parties, operating and financial performance, lack of liquidity of capital stock and general and industry-specific economic outlook, amongst other factors. The fair value of the underlying common stock shall be determined by the Board of Directors until such time that the Company’s common stock is listed on an established stock exchange or national market system.
Risk-Free Interest Rate
The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term of the options.
Expected Volatility
The expected volatility was based on the historical stock volatilities of several of the Company’s publicly listed peers over a period approximately equal to the expected term of the options as the Company did not have a sufficient trading history to use the volatility of its own common stock.
Expected Dividend Yield
The expected dividend yield has been zero as the Company has never paid dividends on common stock and does not expect to pay dividends on common stock.

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
9.
Stock-Based Compensation (continued)

Forfeiture Rate
The Company estimates its forfeiture rate based on an analysis of its actual forfeitures and will continue to evaluate the adequacy of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover behavior and other factors. The impact from a forfeiture rate adjustment will be recognized in full in the period of adjustment, and if the actual number of future forfeitures differs from that estimated, the Company may be required to record adjustments to stock-based compensation expense in future periods.
Summary of Assumptions
The fair value of the employee stock options were estimated on the grant dates using a Black-Scholes option-pricing model with the following weighted average assumptions:
	Nine-month periods ended September 30
	2023	2022
Estimated term (in years)	N/A	5.8
Risk-free interest rate	N/A	1.85%
Expected volatility	N/A	65%
Expected dividend yield	N/A	0%

10.
Income Taxes

For the nine-month periods ended September 30, 2023 and 2022, the Company recorded a provision for income taxes of $125,000 and $606,000, respectively. The effective tax rate is (1.0)% and (3.9)% for the nine-month periods ended September 30, 2023 and 2022, respectively.
For financial reporting purposes, the Company’s effective tax rate used for the interim periods is based on the estimated full-year income tax rate. For the nine-month periods ended September 30, 2023 and 2022, the Company’s effective tax rate differs from the statutory rate primarily due to the valuation allowance recorded against the net deferred tax asset balance.
As of September 30, 2023, the Company had unrecognized tax benefits of $3.5 million, only $1.5 million of which would currently affect the Company’s effective tax rate if recognized due to the Company’s deferred tax assets being fully offset by a valuation allowance.
The Company does not anticipate that the amount of unrecognized tax benefits relating to tax positions existing at September 30, 2023, will significantly increase or decrease within the next twelve months.
There were no interest expenses or penalties related to unrecognized tax benefits recorded through September 30, 2023.
A number of years may elapse before an uncertain tax position is audited and finally resolved. While it is often difficult to predict the final outcome or the timing of resolution of any particular uncertain tax position, the Company believes that its reserves for income taxes reflect the most likely outcome.
The Company adjusts these reserves, as well as the related interest, in light of changing facts and circumstances. Settlement of any particular position could require the use of cash.
Currently the Company is not under examination by any taxing authority.

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
11.
Employee Benefit Plans

The Company sponsors a 401(k) defined contribution plan covering all U.S. employees. Contributions made by the Company are determined annually by the Board of Directors. Employer contributions under this plan amounted to $49,000 and $47,000 for the nine-month periods ended September 30, 2023 and 2022, respectively.
Under Korean law, the Company is required to make severance payments to Korean employees leaving its employment. The Company’s severance pay liability to its Korean employees, which is a function of the salary of each employee’s years of employment and severance factor, is reflected in the Company’s condensed consolidated balance sheets as net defined benefit liabilities on an accrual basis. As of September 30, 2023 and December 31, 2022, the net liability for severance payments consisted of:
(in thousands)	September 30, 2023	December 31, 2022
Liability for severance payments	$7,547	$7,248
Deposit	(314)	(343)
	$7,233	$6,905

12.
Related Party Transactions

A summary of balances with the related parties who are stockholders of the Company as of September 30, 2023 and December 31, 2022 are approximately as follows:
(in thousands)	September 30, 2023		December 31, 2022
	Anapass	Kyeongho Lee	Anapass	Kyeongho Lee
Borrowings	$9,667	$1,570	$10,258	$1,690
Other current liabilities	143	188	11	150
A summary of transactions with the related parties who are stockholders of the Company for the nine-month periods ended September 30, 2023 and 2022 are approximately as follows:
(in thousands)	Nine-month periods ended September 30,
	2023		2022
	Anapass	Kyeongho Lee	Anapass	Kyeongho Lee
Interest expense	$411	$81	$253	$111

13.
Segments and Geographical Information

The Company operates in one segment. Revenue information by geographic region is presented in Note 1 to these condensed consolidated financial statements. Long-lived assets by geographic region are as follows:
(in thousands)	September 30, 2023	December 31, 2022
United States	$1,044	$1,295
South Korea	1,508	626
Total long-lived assets	$2,552	$1,921

GCT SEMICONDUCTOR, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
for the nine-month periods ended September 30, 2023 and 2022
14.
Subsequent Events

Management has evaluated all transactions and events through December 20, 2023, the date on which these condensed consolidated financial statements were available to be issued, and other than the following there are no other items that would adjust the condensed consolidated financial statements or require additional disclosures.
In October 2023, the Company issued warrants to one investor in which the investor can purchase the Company’s common stock or the next round of preferred stock up to 285,715 shares with an exercise price of $3.50 per share. The term of the warrants is 3 years from the issuance date.
From October to December 2023, the maturity date of the loans from IBK Industrial Bank, Kyeongho Lee and M-Venture Investment Inc. was extended for one (1) year from the disclosed maturity date. Also the maturity date of the loans from i Best Investment was extended for up to five (5) months from the disclosed maturity date (see Note 4).
In October 2023, Mujin Electronics Co., Ltd. exercised a warrant to purchase 428,572 shares of common stock with a purchase price of $3.50 per share.
As further discussed in Note 1, on November 2, 2023 the Company entered into a definitive business combination agreement with Concord Acquisition Corp III, a publicly traded SPAC, that would result in the Company becoming a publicly listed company subject to closing.
In November 2023, the Company issued a convertible promissory note for $2.0 million to a Korean investor. The convertible promissory note matures in November 2026 and has a conversion price of $6.67 per share. The convertible promissory note will be automatically converted to common stock upon the closing of the transaction with Concord Acquisition Corp III discussed in Note 1.
On December 11, 2023, the board of directors granted various employees and board members restricted stock unit (“RSU”) awards, under which the holders have the right to receive an aggregate of 2,099,970 shares of the Company’s common stock. These awards were granted under the 2011 Plan and vest in four equal annual installments and upon satisfaction of liquidity event requirement. Pursuant to the terms of the awards, the shares not vested are forfeited upon separation from the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
of GCT Semiconductor, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of GCT Semiconductor, Inc. (a Delaware corporation) and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s historic operating losses, negative cash flow and negative working capital as of December 31, 2022 raise substantial doubt about its ability to continue as a going concern for the next twelve months. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BPM LLP
We have served as the Company’s auditor since 2023.
San Jose, California
December 20, 2023

GCT SEMICONDUCTOR, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2022 and 2021
(in thousands, except share and per share data)	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,398	$1,251
Accounts receivable, net	4,453	5,860
Inventory	3,480	1,708
Contract assets	886	661
Prepaid expenses and other current assets	2,673	3,823
Total current assets	12,890	13,303
Property and equipment, net	1,111	1,032
Operating lease right-of-use assets	796	746
Finance lease right-of-use assets	14	31
Intangibles, net	672	668
Other assets	993	997
Total assets	$16,476	$16,777
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$19,017	$12,871
Contract liabilities	651	767
Accrued and other current liabilities	12,496	13,416
Borrowings	18,331	27,718
Convertible promissory notes	31,166	48,244
Opearating lease liabilities, current	228	742
Finance lease liabilities, current	17	20
Total current liabilities	81,906	103,778
Long-term borrowings	20,025	—
Convertible promissory notes, net of current	—	8,752
Net defined benefit liabilities	6,905	7,604
Long-term operating lease liabilities	570	22
Long-term finance lease liabilities	—	16
Income taxes payable	1,923	1,866
Other liabilities	76	737
Total liabilities	111,405	122,775
Commitments and contingencies (Note 5)
Redeemable convertible preferred stock, par value of $0.001 per share:
Series A: 622,215 shares authorized, zero and 622,215 shares issued and outstanding as of December 31, 2022 and 2021	—	1,397
Series B: 577,772 shares authorized, zero and 577,772 shares issued and outstanding as of December 31, 2022 and 2021	—	11,900
Series C: 7,809,400 shares authorized, zero and 7,809,400 shares issued and outstanding as of December 31, 2022 and 2021	—	80,664
Series D: 3,485,106 shares authorized, zero and 3,485,106 shares issued and outstanding as of December 31, 2022 and 2021	—	25,903
Series E: 631,311 shares authorized, zero and 631,311 shares issued and outstanding as of December 31, 2022 and 2021	—	5,825
Series F: 7,294,345 shares authorized; zero and 7,109,160 shares issued and outstanding as of December 31, 2022 and 2021	—	76,975
Series G: 61,932,242 shares authorized; zero and 53,024,699 shares issued and outstanding as of December 31, 2022 and 2021	—	179,624
Total redeemable convertible preferred stock	—	382,288
Stockholders’ deficit:
Common stock, par value $0.001 per share, 200,000,000 and 103,100,000 shares authorized; 127,760,265 and 13,183,259 shares issued and outstanding as of December 31, 2022 and 2021, respectively	128	13
Additional paid-in capital	433,990	13,682
Accumulated other comprehensive loss	(1,862)	(3,445)
Accumulated deficit	(527,185)	(498,536)
Total stockholders’ deficit	(94,929)	(488,286)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$16,476	$16,777
The accompanying notes are an integral part of these consolidated financial statements.

GCT SEMICONDUCTOR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ended December 31, 2022 and 2021
(in thousands, except share and per share data)	2022	2021
Net revenues
Product	$12,977	$18,997
Service	3,692	6,527
Total net revenues	16,669	25,524
Cost of net revenues
Product	10,250	13,846
Service	1,366	3,519
Total cost of net revenues	11,616	17,365
Gross profit	5,053	8,159
Operating expenses:
Research and development	17,385	19,132
Sales and marketing	2,836	2,823
General and administrative	7,585	4,008
Total operating expenses	27,806	25,963
Loss from operations	(22,753)	(17,804)
Interest income	4	1
Interest expense	(3,364)	(4,539)
Other income (expense), net	(178)	(4,110)
Loss before provision for income taxes	(26,291)	(26,452)
Provision for income taxes	121	359
Net loss	(26,412)	(26,811)
Accretion of Series G redeemable convertible preferred stock to redemption amount	(2,237)	(9,078)
Net loss attributable to common stockholders	$(28,649)	$(35,889)
Net loss per common share – basic and diluted	$(0.31)	$(3.55)
Weighted average number of common shares used in computing net loss per common share – basic and diluted	92,958,570	10,100,894
The accompanying notes are an integral part of these consolidated financial statements.

GCT SEMICONDUCTOR, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
for the years ended December 31, 2022 and 2021
(in thousands)	2022	2021
Comprehensive loss, net of taxes
Net loss	$(26,412)	$(26,811)
Foreign currency translation adjustment	1,583	2,474
Comprehensive loss	$(24,829)	$(24,337)
The accompanying notes are an integral part of these consolidated financial statements.

GCT SEMICONDUCTOR, INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
for the years ended December 31, 2022 and 2021
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
(in thousands, except share data)	Shares	Amount	Shares	Amount
Balances as of January 1, 2021	73,259,663	$373,210	7,050,240	$7	$992	$(5,919)	$(462,647)	$(467,567)
Accretion of Series G redeemable convertible preferred stock to redemption amount	—	9,078	—	—	—	—	(9,078)	(9,078)
Issuance of common stock from option exercises	—	—	2,451,587	2	46	—	—	48
Issuance of common stock from convertible promissory notes conversion	—	—	638,579	1	1,977	—	—	1,978
Issuance of common stock from warrant exercises	—	—	3,042,853	3	10,647	—	—	10,650
Stock-based compensation	—	—	—	—	20	—	—	20
Foreign currency translation adjustment	—	—	—	—	—	2,474	—	2,474
Net loss	—	—	—	—	—	—	(26,811)	(26,811)
Balances as of December 31, 2021	73,259,663	382,288	13,183,259	13	13,682	(3,445)	(498,536)	(488,286)
Accretion of Series G redeemable convertible preferred stock to redemption amount	—	2,237	—	—	—	—	(2,237)	(2,237)
Conversion of redeemable convertible preferred stock to common stock	(73,259,663)	(384,525)	73,203,888	74	384,451	—	—	384,525
Common stock dividends issued to Series C and Series G redeemable convertible preferred stockholders	—	—	28,685,582	29	(29)			—
Issuance of common stock from option exercises	—	—	2,459,014	2	49	—	—	51
Issuance of common stock from convertible promissory notes conversion			10,228,522	10	35,820			35,830
Stock-based compensation	—	—	—	—	17	—	—	17
Foreign currency translation adjustment	—	—	—	—	—	1,583		1,583
Net loss	—	—	—	—	—	—	(26,412)	(26,412)
Balances as of December 31, 2022	—	$—	127,760,265	$128	$433,990	$(1,862)	$(527,185)	$(94,929)
The accompanying notes are an integral part of these consolidated financial statements.

GCT SEMICONDUCTOR, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended December 31, 2022 and 2021
(in thousands)	2022	2021
Cash flows from operating activities:
Net loss	$(26,412)	$(26,811)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	781	521
Operating lease right-of-use amortization	766	766
Stock-based compensation	17	20
Allowance for (recovery of) doubtful accounts	549	(75)
Gain on extinguishment of debt	—	(541)
Loss on valuation of convertible promissory notes	450	5,033
Loss on redemption of convertible promissory notes	40	422
Changes in operating assets and liabilities:
Accounts receivable	858	(1,596)
Inventory	(1,772)	320
Contract assets	(225)	(314)
Prepaid expenses and other current assets	1,150	1,000
Other assets	4	146
Accounts payable	6,145	5,886
Contract liabilities	(116)	(1,064)
Accrued and other current liabilities	1,772	854
Net defined benefit liabilities	(699)	(1,858)
Income taxes payable	57	(42)
Lease liabilities	(791)	(802)
Other liabilities	(661)	395
Net cash used in operating activities	(18,087)	(17,740)
Cash flows from investing activities:
Purchase of property and equipment	(623)	(503)
Purchase of intangibles	(280)	(134)
Net cash used in investing activities	(903)	(637)
Cash flows from financing activities:
Proceeds from:
Borrowings	13,414	6,748
Exercise of stock options	51	48
Issuance of convertible promissory note	9,000	9,764
Repayment of convertible promissory note	(1,180)	(4,400)
Payments of finance lease liabilities	(24)	(21)
Repayment of borrowings	(1,988)	(1,569)
Net cash provided by financing activities	19,273	10,570
Effect of exchange rate changes on cash and cash equivalents	(136)	539
Net increase (decrease) in cash and cash equivalents	147	(7,268)
Cash and cash equivalents:
Beginning of year	1,251	8,519
End of year	$1,398	$1,251
Supplemental disclosures of cash flow information:
Cash paid for interest	$4,175	$3,614
Cash paid for income taxes	$333	$122
Noncash financing activities:
Accretion of Series G redeemable convertible preferred stock to redemption amount	$2,237	$9,078
Conversion of redeemable convertible preferred stock to common stock	$384,525	$—
Issuance of common stock from convertible promissory notes conversion	$35,830	$1,978
Exercise of common stock warrants	$—	$10,650
The accompanying notes are an integral part of these consolidated financial statements.

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
1.   The Company and Summary of Significant Accounting Policies
Business
GCT Semiconductor, Inc. (“GCT”) is a fabless semiconductor company that designs, develops and markets integrated circuits for the global wireless semiconductor industry. GCT was originally incorporated in California on June 15, 1998 and was reincorporated in Delaware on February 21, 2001.
In June 2000, GCT incorporated a wholly-owned subsidiary, GCT Asia Pacific, Inc. (“GCT AP”) in Seoul, South Korea. GCT AP was created to develop markets in the Asia Pacific region. In June 2000, GCT acquired Advanced CoreTech, Inc. (“ACT”), a South Korean corporation, to enhance its research and development (“R&D”) capacity for all product lines. Subsequent to the acquisition, ACT changed its name to GCT Research, Inc. (“GCT R&D”). In October 2012, GCT acquired MTH, Inc. (“MTH”), a South Korean corporation, to acquire 2G/3G LTE technology and further enhance research and development.
To date, GCT and its wholly-owned subsidiaries’, GCT AP, GCT R&D and MTH (collectively, the “Company”) operations have been funded primarily through the issuance of redeemable convertible preferred stock, promissory notes, borrowings and issuance of common stock.
On November 2, 2023, the Company entered into a definitive business combination agreement with Concord Acquisition Corp III, a publicly traded special purpose acquisition company, that would result in the Company becoming a publicly listed company subject to closing. Upon closing of the transaction, the combined company will be named GCT Semiconductor and will be traded on the NYSE under the new ticker symbol “GCTS.” The transaction is expected to be completed in the first quarter of 2024.
Basis of Presentation
The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”)
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of GCT and its wholly-owned subsidiaries, GCT AP, GCT R&D and MTH. All significant intercompany balances and transactions have been eliminated in consolidation.
Net Loss Per Common Share
Basic net loss per common share is computed by dividing net loss attributable to common stockholders (net adjusted for preferred stock dividends declared or accumulated) by the weighted average number of common shares outstanding during the period. All participating securities are excluded from basic weighted average shares outstanding. In computing diluted net loss attributable to common stockholders, undistributed earnings are re-allocated to reflect the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by diluted weighted average shares outstanding, including potentially dilutive securities, unless anti-dilutive. Potentially dilutive securities that were excluded from the computation of diluted net loss per common share consist of the following:
	2022	2021
Redeemable convertible preferred stock	—	73,259,663
Convertible promissory notes	9,688,740	17,230,950
Warrants	3,942,853	4,285,710
Options	4,773,892	8,194,822
Total	18,405,485	102,971,145

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
1.   The Company and Summary of Significant Accounting Policies (continued)
As all potentially dilutive securities are anti-dilutive as of December 31, 2022 and 2021, diluted net loss per common share is the same as basic net loss per common share for each period.
Use of Estimates
The preparation of the accompanying consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities and reported amounts of revenues and expenses. These judgments, estimates and assumptions are used for but not limited to: revenue recognition; allowance for doubtful accounts; warranty obligations; inventory obsolescence; recoverability of long-lived assets; stock-based compensation; determination of fair value of the Company’s convertible promissory notes, common stock, stock options, and redeemable convertible preferred stock warrants; and deferred income taxes including related valuation allowances. The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. However, actual results could differ from these estimates, and these differences may be material.
Liquidity and Management’s Plan
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred operating losses and negative cash flows from operating activities for each of the two years in the period ended December 31, 2022. As of December 31, 2022, the Company had an accumulated deficit of approximately $527.2 million and negative working capital of approximately $69.0 million. During the year ended December 31, 2022, the Company incurred a net loss of approximately $26.4 million and used cash from operations of approximately $18.1 million. These factors raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months from the date of this report.
The Company’s ability to continue to meet its obligations and to achieve its intended business objectives is dependent upon, among other things, negotiating a bank line of credit debt obligation, raising additional capital, and the timely launch of its new products and returning to profitability. Future capital requirements will depend on many factors, including the rate of revenue growth, the selling price of the Company’s products, the expansion of sales and marketing activities, and the timing and extent of research and development efforts.
The Company is actively pursuing a transaction with a special purpose acquisition company (“SPAC”). Management expects to use the proceeds from the SPAC transaction to support its operations. There can be no assurance that the SPAC transaction will be successful. In the event the Company does not complete its SPAC transaction, the Company will seek additional funding through other means, such as the issuance of debt or equity. Management’s plans also include managing the Company’s cash burn by controlling expenditures. While the Company has raised capital in the past, there can be no assurance that additional financing will be available at terms acceptable to the Company, if at all. Failure to generate sufficient cash flows from operations, raise additional capital and reduce discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents. The Company deposits its cash primarily in checking and money market accounts with high quality financial institutions.

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
1.   The Company and Summary of Significant Accounting Policies (continued)
Fair Value of Financial Instruments
The carrying amount of certain financial instruments held by the Company, such as cash equivalents, accounts receivable, contract assets and liabilities, accounts payable, and accrued and other current liabilities, approximate fair value due to their short maturities. The carrying amount of the liabilities for the convertible preferred stock warrants represent their fair value. The carrying amounts of the Company’s borrowings, convertible promissory notes and lease liabilities approximate fair value due to the market interest rates that these obligations bear and interest rates currently available to the Company.
Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy defines a three-level valuation hierarchy for disclosure of fair value measurements as follows:
Level 1
Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2
Inputs other than quoted prices included within Level 1 that are observable, unadjusted quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3
Unobservable inputs that are supported by little or no market activity for the related assets or liabilities.

The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
The Company has no assets with fair value obtained using observable or unobservable markets. The Company did have liabilities with a fair value obtained using unobservable markets (Level 3). The Company’s Level 3 liabilities consist of the redeemable convertible preferred stock warrant liabilities and convertible promissory notes. The fair values of the outstanding redeemable convertible preferred stock warrants are measured using the Black-Scholes option-pricing model. The convertible promissory notes were valued using a combination of option pricing model and Probability Weighted Expected Return Method (“PWERM”), which is considered to be a Level 3 fair value measurement.
Risk and Uncertainties
The Company is subject to certain risks and uncertainties and believes changes in any of the following areas could have a material adverse effect on the Company’s future financial position or results of operations or cash flows: new product development, including market receptivity, litigation or claims against the Company based on intellectual property, patent, product regulation or other factors, competition from other products, general economic conditions, the ability to attract and retain qualified employees and ultimately to sustain profitable operations.
The semiconductor industry is characterized by rapid technological change, competition, competitive pricing pressures and cyclical market patterns. The Company’s financial results are affected by a wide variety of factors, such as general economic conditions specific to the semiconductor industry and the Company’s particular market, the timely implementation of new products, new manufacturing process technologies and the ability to safeguard patents and intellectual property in a rapidly evolving market. In addition, the semiconductor market has historically been cyclical and subject to significant economic downturns. As a

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
1.   The Company and Summary of Significant Accounting Policies (continued)
result, the Company may experience significant period-to-period fluctuations in consolidated operating results due to the factors mentioned above or other factors.
The Company’s revenue may be impacted by its ability to obtain adequate wafer supplies from foundries and back-end production capacity from the Company’s test and assembly subcontractors. The foundries with which the Company currently has arrangements may not be willing or able to satisfy all of the Company’s manufacturing requirements on a timely basis and/or at favorable prices. The Company is also subject to the risks of service disruptions, raw material shortages and price increases by its foundries. Such disruptions, shortages and price increases could harm the Company’s consolidated operating results.
Concentration Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents primarily with one financial institution located in the United States and another financial institution located in Korea where amounts deposited may exceed Federal Deposit Insurance Corporation or Korea Deposit Insurance Corporation limits.
The Company’s accounts receivable are primarily derived from revenues earned from customers located in the United States, China, Korea, Japan and Taiwan. The Company performs ongoing credit evaluations of its customers’ and distributors’ financial condition and generally does not require collateral from its customers.
Some of the components used in the Company’s products are purchased from a limited number of sources located in Asia. The loss of any of these suppliers may cause the Company to incur additional costs to transition these relationships, result in delays in the delivery of its products or cause the Company to carry excess or obsolete inventory.
GCT is a fabless semiconductor company and relies on third parties for all of its manufacturing operations, including wafer fabrication, assembly, testing, warehousing, and shipping and logistics. The Company relies on UMC Company (USA) (“UMC”) and Samsung Semiconductor System LSI Division to manufacture substantially all of the wafers for its products. The Company uses third-party vendors to assemble, package and test the products. The Company primarily uses the services of Tianshui Huatian Co., Ltd., ATSemicon Co., Ltd. Amkor, and STATS ChipPAC Ltd. for assembly, and Advanced Semiconductor and Engineering, Inc. and Giga Solution Tech Co., Ltd. for testing. The Company depends on these third-party vendors to supply services and material of a requested quantity in a timely manner that meets the Company’s standards for yield, cost and manufacturing quality. The Company does not have long-term supply agreements with its third-party vendors other than a framework agreement with UMC. If one or more of these vendors terminates its relationship with the Company, or if the Company encounters any problems with its manufacturing supply chain, it could adversely impact the Company’s ability to ship products to its customers on time and in the quantity required, which in turn could cause an unanticipated decline in sales and possibly damage customer relationships.
Accounts Receivable and Allowance for Doubtful Accounts
Trade accounts receivable are recorded at invoiced amounts, net of allowances for doubtful accounts, if applicable, and do not bear interest.
The allowance for doubtful accounts is based on the Company’s assessment of the collectibility of its customer accounts. The Company reviews the allowance by considering certain factors such as historical experience, industry data, credit quality, age of balances and current economic conditions that may affect a customer’s ability to pay. Uncollectible receivables are written off when all efforts to collect have been

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
1.   The Company and Summary of Significant Accounting Policies (continued)
exhausted and recoveries are recognized when they are recovered. The Company determined that allowances of approximately $549,000 and zero for doubtful accounts were necessary as of December 31, 2022 and 2021, respectively.
Inventory
Inventory is stated at the lower of cost or net realizable value. Cost is determined by actual cost on a first-in, first-out basis. The Company’s inventory is concentrated in high technology parts and components that may be specialized in nature or subject to rapid technological obsolescence. The Company considers the following characteristics, in addition to the specialized nature and potential technological obsolescence of the Company’s inventory, including age of inventory on hand and that the inventory may be returned from distributors, historical sales levels, estimated future demand within the next six months, inventory commitments or potential product revisions, in evaluating net realizable value. For the years ended December 31, 2022 and 2021, the Company wrote-down approximately $338,000 and $1.1 million, respectively, of inventory into cost of net revenues. Once inventory has been written down below cost, it is not subsequently written up.
Property and Equipment, Net
Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is recognized on a straight-line basis over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized over the shorter of the remaining lease term or the estimated useful life of the assets. Maintenance and repairs that do not extend the life or improve an asset are expensed in the period incurred.
Leases
The Company is a lessee in several noncancellable (1) operating leases, primarily for office equipment, warehouses, and office space, and (2) finance leases, for certain machinery and information technology (“IT”) equipment.
The Company accounts for leases in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 842, Leases (“Topic 842”). The Company determines if an arrangement is or contains a lease at contract inception. The Company recognizes a right-of-use (“ROU”) asset and a lease liability at the lease commencement date.
For operating and finance leases, the lease liability is initially measured at the present value of the unpaid lease payments at the lease commencement date. The lease liability is subsequently measured at amortized cost using the effective-interest method.
Key estimates and judgments include how the Company determines (1) the discount rate it uses to discount the unpaid lease payments to present value, (2) lease term, and (3) lease payments.
•
Topic 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. Generally, the Company cannot determine the interest rate implicit in the lease because it does not have access to the lessor’s estimated residual value or the amount of the lessor’s deferred initial direct costs. Therefore, the Company generally uses its incremental borrowing rate as the discount rate for the lease. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. Because the Company does not generally borrow on a collateralized basis, it uses the interest rate it pays on its noncollateralized borrowings as an input to deriving an appropriate incremental borrowing rate,

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
1.   The Company and Summary of Significant Accounting Policies (continued)
adjusted for the amount of the lease payments, the lease term, and the effect on that rate of designating specific collateral with a value equal to the unpaid lease payments for that lease.
•
The lease term for all of the Company’s leases includes the noncancellable period of the lease plus any additional periods covered by either a Company option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor.

•
Lease payments included in the measurement of the lease liability comprise the following:

—
Fixed payments, including in-substance fixed payments, owed over the lease term (includes termination penalties the Company would owe if the lease term reflects the exercise of a termination option);

—
Variable lease payments that depend on an index or rate, initially measured using the index or rate at the lease commencement date;

—
Amounts expected to be payable under guaranteed residual value guarantee; and

—
The exercise price of an option to purchase the underlying asset if the Company is reasonably certain to exercise the option.

The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received.
For operating leases, the ROU asset is subsequently measured throughout the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term.
For finance leases, the ROU asset is subsequently amortized using the straight-line method from the lease commencement date to the earlier of the end of its useful life or the end of the lease term unless the lease transfers ownership of the underlying asset to the Company or the Company is reasonably certain to exercise an option to purchase the underlying asset. In those cases, the ROU asset is amortized over the useful life of the underlying asset. Amortization of the ROU asset is recognized and presented separately from interest expense on the lease liability.
Variable lease payments associated with the Company’s leases are recognized when the event, activity, or circumstance in the lease agreement on which those payments are assessed occurs. Variable lease payments are presented as operating expenses in the Company’s consolidated statements of operations in the same line item as expenses arising from fixed lease payments (operating leases) or amortization of the ROU asset (finance leases). ROU assets for operating and finance leases are occasionally reduced by impairment losses. The Company uses the long-lived assets impairment guidance in ASC Subtopic 360-10, Property, Plant, and Equipment — Overall, to determine whether an ROU asset is impaired, and if so, the amount of the impairment loss to recognize.
The Company monitors for events or changes in circumstances that require a reassessment of one of its leases. When a reassessment results in the remeasurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding ROU asset unless doing so would reduce the carrying amount of the ROU asset to an amount less than zero. In that case, the ROU asset is reduced to zero and the remainder of the adjustment is recorded in profit or loss.
Operating lease and finance lease ROU assets are presented as operating lease right-of-use assets and finance lease right-of use assets, respectively, on the consolidated balance sheets. The current portion of

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
1.   The Company and Summary of Significant Accounting Policies (continued)
finance lease liabilities is included in current installments of obligations under finance leases, and the long-term portion is included in obligations under finance leases on the consolidated balance sheets.
The Company has elected not to recognize ROU assets and lease liabilities for short-term leases of transportation equipment that have a lease term of 12 months or less. The Company has elected not to apply the short-term lease recognition and measurement exemption for other classes of leased assets. The Company recognizes the lease payments associated with its short-term transportation equipment leases as an expense on a straight-line basis over the lease term. Variable lease payments associated with these leases are recognized and presented in the same manner as for all other Company leases.
The Company’s leases generally include non-lease maintenance services (i.e. equipment maintenance or common area maintenance). For leases of assets other than office equipment, the Company allocates the consideration in the contract to the lease and non-lease maintenance component based on each component’s relative stand-alone price. The Company determines stand-alone prices for the lease components in those leases based on the prices for which other lessors lease similar assets on a stand-alone basis. The Company determines stand-alone prices for the non-lease components (i.e. maintenance services) in those leases based on the prices that several suppliers charge for maintenance services for similar assets on a stand-alone basis. If observable stand-alone prices are not readily available, the Company estimates the stand-alone prices maximizing the use of observable information. For leases of office equipment, the Company has elected the practical expedient to account for the lease and non-lease maintenance components as a single lease component. Therefore, for those leases, the lease payments used to measure the lease liability include all the fixed consideration in the contract.
Impairment of Long-Lived Assets
The Company has long-lived assets such as tangible property and equipment, and identified intangible assets consisting of acquired patents and core technology. When events or changes in circumstances occur that could indicate the carrying value of long-lived assets may not be recoverable, the Company assesses recoverability by determining whether the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. If the undiscounted cash flow is less, an impairment charge is recognized for the excess of the carrying amounts of these assets over the fair values. Fair values are determined by discounted future cash flows, appraisals or other methods.
During the years ended December 31, 2022 and 2021, the Company did not record any impairment from long-lived assets.
Revenue Recognition
The Company’s revenues are generated by the sale of 4G mobile semiconductor solutions consisting of product and platform solutions aimed at the 4G LTE and WiMax industries, development services and technical advice and maintenance services. To determine when revenues are recognized, the Company performs the following five steps: (1) identify the contract(s) with a customer, (2) identify the performance obligation in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) we satisfy a performance obligation in accordance with ASC Topic 606, Revenue from Contracts with Customers.
The revenues from product sales are identified and determined pursuant to purchase orders. The Company considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use and obtain the benefit of the product, which is generally at the time of shipment.
Service revenues are identified and determined based on each service agreement and recognized over time or at a point in time depending on the evaluation of when the customer obtains control of the promised

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
1.   The Company and Summary of Significant Accounting Policies (continued)
goods or services, which is generally as services are rendered. For contracts that include multiple performance obligations, the Company allocates revenue to each performance obligation based on estimates of the relative stand-alone selling price that the Company would charge the customer for each promised product or service.
Disaggregation of revenues from contracts with customers is as following:
	For the year ended December 31, 2022
(in thousands)	Product Revenues	Service Revenues	Total
Timing of revenue recognition
At a point in time	$12,977	$—	$12,977
Over time	—	3,692	3,692
Total	$12,977	$3,692	$16,669
	For the year ended December 31, 2021
(in thousands)	Product Revenues	Service Revenues	Total
Timing of revenue recognition
At a point in time	$18,997	$—	$18,997
Over time	—	6,527	6,527
Total	$18,997	$6,527	$25,524
Net revenues categorized by customer location is as follows.
	Revenues from external customers
(in thousands)	2022	2021
China	$5,608	$9,729
Taiwan	4,639	6,694
United States	4,379	5,529
Korea	1,360	485
Singapore	658	2,924
Japan	—	95
Other	25	68
Total	$16,669	$25,524
Contract Assets and Liabilities
Contract assets primarily represent revenue earnings over time for which the Company does not presently have an unconditional right to payment (generally not yet billable) based on the terms of the contracts. The Company does not have impairment losses associated with contracts with customers for the years ended December 31, 2022 and 2021.
Contract liabilities consist of fees invoiced to or paid by the Company’s customer for which the associated performance obligations have not been satisfied and revenue has not been recognized based on the Company’s revenue recognition criteria described above.

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
1.   The Company and Summary of Significant Accounting Policies (continued)
Contract assets and liabilities are reported in a net position on an individual contract basis at the end of each reporting period. Contract assets are classified as current in the consolidated balance sheets when the Company expects to complete the related performance obligations and invoice the customers within one year of the balance sheet date, and as long-term when the Company expects to complete the related performance obligations and invoice the customers more than one year out from the balance sheet date. Contract liabilities are classified as current in the consolidated balance sheets when the revenue recognition associated with the related customer payments and invoicing is expected to occur within one year of the balance sheet date and as long-term when the revenue recognition associated with the related customer payments and invoicing is expected in more than once year from the balance sheet date.
Details of contract assets and liabilities is as following:
(in thousands)	December 31, 2022	December 31, 2021
Contract assets	$886	$661
Assets recognized for costs incurred to fulfill a contract(*)	39	161
Contract liabilities	651	767

(*)
The balances are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

As of January 1, 2021, contract assets were $347,000.
Assets recognized for costs incurred to fulfill a contract represent costs incurred in relation to a contract development and are intended for use in fulfilling that contract. The costs relate directly to the contract, generate resources that will be used to satisfy the contract and are expected to be recovered. They were therefore recognized as assets from costs to fulfill a contract. The asset is amortized on the basis consistent with the method used in recognizing revenue for the specific contract it relates to. In the current period, management expected that the costs recognized as assets are to be recovered according to the contractual payment schedule. Thus, an impairment loss was not recognized as the expected amount of the remaining consideration minus direct costs which have not been recognized as expenses do not exceed the asset.
During the year ended December 31, 2022, there were significant changes in contract assets and liabilities, which are summarized as below:
•
The Company has recognized approximately $879,000 (2021: $554,000) of contract assets during the current period as the Company has provided development services ahead of the receipt of consideration.

•
The Company has recognized approximately $650,000 (2021: $741,000) of contract liabilities during the current period due to contracts agreed with consideration to be received prior to provision of development services.

•
The Company has recognized $0 (2021: approximately $26,000) of contract liabilities during the current period due to contracts agreed with consideration to be received prior to provision of technical advice and maintenance services.

Revenues recognized in relation to contract liabilities is as follows.
(in thousands)	2022	2021
Revenues recognized that were included in the contract liability balance at the beginning of the year	$766	$1,831

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
1.   The Company and Summary of Significant Accounting Policies (continued)
Product Warranty
The Company provides customers with warranty claims for certain products and warranty-related the services are not considered a separate performance obligation. Pursuant to ASC Topic 450, Contingencies, the Company makes estimates of product warranty expense using historical experience rates and accrue estimated warranty expense as a cost of net revenues. The Company estimates the costs of warranty obligations based on historical experience of known product failure rates and anticipated rates of warranty claims, use of materials to repair or replace defective products, and service delivery costs incurred in correcting the product issues. In addition, from time to time, specific warranty accruals may be made if unforeseen technical problems arise.
Concentration of Revenues and Accounts Receivable
The Company’s revenue and accounts receivable are concentrated among a few significant customers, which could expose the Company to financial risk in the event of adverse developments with these customers. In fiscal 2022, approximately 66% of the Company’s total net revenues were derived from four customers. Similar to the concentration of revenue, approximately 90% of the total gross accounts receivable was derived from five customers at the end of the reporting period. During fiscal 2021, around 83% of the Company’s total net revenues were derived from five customers. Similar to the concentration of revenue, approximately 90% of the total gross accounts receivable was derived from three customers at the end of the reporting period.
Details of external customers, who contribute more than 10% of the Company’s net revenues and gross accounts receivable as of December 31, 2022 and 2021 are as follows:
	Net Revenues		Accounts Receivable
(in thousands)	December 31 2022	December 31 2021	December 31, 2022	December 31, 2021
Customer A	$4,639	$6,693	$1,228	$1,530
Customer B	2,979	3,285	590	*
Customer C	1,712	4,970	1,400	2,740
Customer D	1,670	*	687	*
Customer E	*	*	610	*
Customer F	*	2,924	*	*
Customer G	*	3,201	*	1,013

*
Less than 10%

Management closely monitors the creditworthiness and performance of these key customers and has established credit limits and terms to mitigate potential credit risks. The Company also continues to diversify its customer base and explore opportunities to reduce its reliance on a few major customers.
Cost of Net Revenues
Cost of net revenues consists of direct and indirect costs related to the manufacture of the Company’s products. Direct costs include wafer costs and costs relating to assembly and testing performed by third-party contract manufacturers. Indirect costs consist of provisions for excess and obsolete inventory, royalties, allocated overhead for employee costs and facility costs, warranty and the amortization of the Company’s production mask sets and and certain intangible assets. Shipping and handling costs incurred for inventory purchases and product shipments are recorded in cost of net revenues in the consolidated statements of operations.

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
1.   The Company and Summary of Significant Accounting Policies (continued)
Warranty
The Company generally provides warranties on its products for 12 months and provides for the estimated cost of product warranties at the time the revenue is recognized. The Company regularly monitors product returns and maintains a reserve for warranty expenses based upon its historical experience and any specifically identified failures. As of December 31, 2022 and 2021, the warranty accrual was $64,000 and $106,000 respectively.
Details and changes in provisions for product warranties for the years ended December 31, 2022 and 2021, are as follows:
(in thousands)	2022	2021
Beginning balance	$106	$106
Reversed	(42)	—
Ending balance	$64	$106
Stock-Based Compensation
Compensation costs related to stock option grants are based on the fair value of the options on the date of grant, net of estimated forfeitures. The Company determines the grant date fair value of the options using the Black-Scholes option-pricing model and the related stock-based compensation expense is generally recognized on a straight-line basis over the period in which an employee is required to provide service in exchange for the options, which generally equals the vesting period.
Income Taxes
The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets where, based upon the available evidence, management concludes that it is more-likely-than-not that the deferred tax assets will not be realized.
The Company records a liability for the uncertain tax positions taken or expected to be taken on the Company’s tax return when it is more-likely-than-not that the tax position might be challenged despite the Company’s belief that the tax return positions are fully supportable, and additional taxes will be due as a result. To the extent that the assessment of such tax positions changes, for example, based on the outcome of a tax audit, the change in estimate is recorded in the period in which the determination is made. The provision for income taxes includes the impact of provisions for uncertain tax positions. Interest and penalties related to unrecognized tax benefits are included within the provision for income taxes.
Foreign Currency Translation
The Company’s foreign subsidiaries, located in Korea, use the local currency, or Korean won (“KRW”), as their functional currency. Financial statements of the foreign subsidiaries are translated into U.S. dollars at the end-of-period exchange rates except for capital stock issued, capital accounts and accumulated deficit which are translated at historical exchange rates for purposes of consolidation. Revenues and expenses are translated using average exchange rates prevailing during the period. Translation adjustments are included in accumulated other comprehensive income (loss) within stockholders’ deficit. Gains and losses

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
1.   The Company and Summary of Significant Accounting Policies (continued)
resulting from transactions denominated in a currency other than the functional currency are included in other income (expense), net in the consolidated statements of operations. The Company recognized foreign currency exchange gains and losses for the years ended December 31, 2022 and 2021 presented as follows:
	For the years ended December 31
(in thousands)	2022	2021
Foreign currency gain, net	$181	$773
Convertible Promissory Notes
The Company accounts for its convertible promissory notes under ASC 815, Derivatives and Hedging. According to ASC 815-15-25, an election can be made at the inception of a financial instrument to account for the instrument under the fair value option as per ASC 825, Financial Instruments. The Company has made such an election for its convertible promissory notes. Under the fair value option, the convertible promissory notes must be recorded at their initial fair value on the date of issuance, any modification, and each balance sheet date thereafter. Changes in the estimated fair value of the convertible promissory notes are recognized as non-cash gains or losses in the consolidated statements of operations.
Redeemable Convertible Preferred Stock Warrant Liability
The Company’s freestanding warrants to purchase contingently redeemable stock, such as the Company’s redeemable convertible preferred stock, are classified as liabilities on the consolidated balance sheets at fair value upon issuance because these warrants may obligate the Company to transfer assets to the holders at a future date under certain circumstances, such as a change in control. The warrants are subject to re-measurement to fair value at each balance sheet date, and any change in fair value is recognized in the consolidated statements of operations as other income (expense), net. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants. Upon exercise, the related warrant liability will be reclassified to redeemable convertible preferred stock or additional paid-in capital.
Comprehensive Income (Loss)
Comprehensive income (loss) includes all changes within equity that are not the result of transactions with stockholders. Accumulated other comprehensive loss includes foreign currency translation adjustments arising from the consolidation of the Company’s foreign subsidiaries.
Recent Accounting Pronouncements
In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) which significantly changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life, instead of when incurred. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, which amends Subtopic 326-20 (created by ASU 2016-13) to explicitly state that operating lease receivables are not in the scope of Subtopic 326-20. Additionally, in April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments; in May 2019, the FASB issued ASU 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief; in November 2019, the FASB issued ASU 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, and ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments — Credit Losses; and in

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
1.   The Company and Summary of Significant Accounting Policies (continued)
March 2020, the FASB issued ASU 2020-03, Codification Improvements to Financial Instruments, to provide further clarifications on certain aspects of ASU 2016-13 and to extend the nonpublic entity effective date of ASU 2016-13. The changes (as amended) are effective for the Company for annual and interim periods in fiscal years beginning after December 15, 2022. The entity may early adopt ASU 2016-13, as amended, for annual and interim periods in fiscal years beginning after December 15, 2018. While the Company expects its allowance for credit losses to increase upon adoption of ASU 2016-13, the Company does not expect the adoption of ASU 2016-13 to have a material effect on its consolidated financial statements.
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 reduces the number of accounting models for convertible instruments and allows more contracts to qualify for equity classification. ASU 2020-06 is effective for the Company’s annual reporting periods beginning after December 15, 2023. Adoption is either a modified retrospective method or a fully retrospective method of transition. Early adoption is permitted, but no earlier than annual periods beginning after December 15, 2020. The Company is currently evaluating the effect the adoption of ASU 2020-06 will have on its consolidated financial statements.
In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which provides an exception to fair value measurement for contract assets and contract liabilities related to revenue contracts acquired in a business combination. The ASU requires an entity (acquirer) to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. At the acquisition date, an acquirer should account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. The ASU is effective for the Company for annual and interim periods in fiscal years beginning after December 15, 2023. Early adoption is permitted. The ASU is applied to business combinations occurring on or after the effective date.
In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. The ASU clarifies that a contractual restriction on the sale of an equity security should not be considered in measuring the fair value of the equity security, and also cannot be recognized as a separate unit of account. The ASU also requires the investor to disclose the fair value of equity securities subject to contractual sale restrictions, the nature and remaining duration of the restriction(s), and the circumstances that could cause a lapse in the restriction(s). The ASU is effective for the Company for annual and interim periods beginning after December 15, 2024. Early adoption is permitted. The Company does not expect the adoption of ASU 2022-03 to have a material effect on its consolidated financial statements.
In September 2022, the FASB issued ASU 2022-04, Liabilities — Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations. The ASU requires a buyer of goods and services to disclose information about its supplier finance program obligations. This ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2022, except for the rollforward disclosure, which is effective for annual and interim periods in fiscal years beginning after December 15, 2023, and annual periods thereafter. The amendments in this ASU are to be applied retrospectively to each period in which a balance sheet is presented, except for the rollforward disclosure, which is to be applied prospectively. Early adoption is permitted. The Company does not expect the adoption of ASU 2022-04 to have a material effect on its consolidated financial statements.

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
2.   Fair Value of Measurements
Fair Value Hierarchy
Recurring fair value measurements
Fair value hierarchy classifications of the financial instruments that are measured at fair value on a recurring basis as of December 31, 2022 and 2021, are as follows:
	December 31, 2022
(in thousands)	Level 1	Level 2	Level 3	Total
Convertible promissory notes	$—	$—	$31,166	$31,166
	December 31, 2021
(in thousands)	Level 1	Level 2	Level 3	Total
Convertible promissory notes	$—	$—	$48,244	$48,244
Convertible promissory notes, net of current	—	—	8,752	8,752
Valuation techniques and the inputs
The table below presents valuation techniques and inputs used in the fair value measurement categorized within Level 3 of the fair value hierarchy as of December 31, 2022 and 2021.
(in thousands)	Valuation techniques	Inputs	December 31, 2022	December 31, 2021
Convertible promissory notes	PWERM	Scenario of initial public offering (“IPO”) and merger & acquisition (“M&A”)	$31,166	$48,244
Convertible promissory notes, net of current			—	8,752
The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities for the years ended December 31, 2022 and 2021:
(in thousands)	2022	2021
Fair value as of beginning of period	$56,996	$47,212
Change in fair value of convertible promissory notes	450	5,034
Conversion of convertible promissory notes	(33,140)	(1,742)
Repayment of convertible promissory notes	(1,140)	(3,979)
Transfer of convertible promissory notes to borrowings	(1,000)	707
Borrowing of convertible promissory notes	9,000	9,764
Fair value as of end of period	$31,166	$56,996
The gains and losses from fair value re-measurement of Level 3 financial liabilities are recorded as other income (expense), net in the consolidated statements of operations.

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
3.   Balance Sheet Components
Inventory
Inventory as of December 31, 2022 and 2021 consists of the following:
(in thousands)	December 31, 2022	December 31, 2021
Raw materials	$182	$18
Work-in-process	891	496
Finished goods	2,407	1,194
	$3,480	$1,708
Prepaid expenses and other assets
Prepaid expenses and other assets as of December 31, 2022 and 2021 consist of the following:
(in thousands)	December 31, 2022	December 31, 2021
Prepaid inventory	$1,310	$593
Costs incurred to fulfill a contract	39	161
Prepaid expenses	1,660	3,489
Other receivables	102	96
Lease deposit	555	481
	3,666	4,820
Less: Non-current assets	(993)	(997)
Prepaid expenses and other current assets	$2,673	$3,823
Property and equipment, net
Property and equipment, net as of December 31, 2022 and 2021 consists of the following:
(in thousands)	December 31, 2022	December 31, 2021
Production equipment	$14,800	$15,084
IT equipment	1,212	1,834
Furniture and fixtures	799	840
Leasehold improvements	388	365
Fixed assets in process	39	60
Total property and equipment	17,238	18,183
Less: accumulated depreciation and amortization	(16,127)	(17,151)
	$1,111	$1,032
Depreciation expense was approximately $518,000 and $339,000 for the years ended December 31, 2022 and 2021, respectively.
Leases
The Company is obligated under finance leases covering certain IT equipment that expire at various dates during the next year.

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
3.   Balance Sheet Components (continued)
The Company also has several noncancellable operating leases, primarily for office equipment and office space that expire over the next four years. The office space leases generally contain renewal options for periods ranging from two to four years. Because the Company is not reasonably certain to exercise these renewal options, the options are not considered in determining the lease term, and associated potential option payments are excluded from lease payments. The Company’s leases generally do not include termination options for either party to the lease or restrictive financial or other covenants.
Upon adoption of ASC 842, the Company elected certain practical expedients and accordingly has (1) carried forward its prior assessments of (a) whether existing contracts on the January 1, 2021 adoption date contain leases, (b) classification of leases as operating or finance and (c) initial direct costs for existing leases and (2) considered hindsight in determining the lease term and assessing impairment of the ROU. In addition, the Company used a portfolio approach for its facility leases when making judgments and estimates, such as the discount rate. As of January 1, 2021, the Company recognized $1.4 million of ROU assets and corresponding lease liabilities.
Payments due under the lease contracts include fixed payments plus, for many of the Company’s leases, variable payments. For office space leases, variable payments include payments for the Company’s proportionate share of the building’s property taxes, insurance, and common area maintenance. For office equipment leases for which the Company has elected not to separate lease and non-lease components, maintenance services are provided by the lessor at a fixed cost and are included in the fixed lease payments for the single, combined lease component. The Company also elected to discount its office equipment lease liabilities using a risk-free rate.
The components of lease expense for the years ended December 31, 2022 and 2021 were as follows:
(in thousands)	2022	2021
Operating lease expense	$733	$784
Finance lease expense
Amortization of right of use assets	18	20
Interest on lease liabilities	2	4
Total finance lease expense	20	24
	$753	$808
Other information related to leases for the years ended December 31, 2022 and 2021 was as follows:
(in thousands)	2022	2021
Supplemental cash flow information:
Cash paid for amounts included in the measurement of lease liabilities
Cash used in operations for operating leases	$770	$777
Cash used in operations for finance leases	2	4
Payments made on finance leases	21	24
ROU assets obtained in exchange for lease obligations:
Operating leases	826	68
Weighted average remaining lease term:
Operating leases	3.57 years	1.04 years
Finance leases	0.90 years	1.80 years

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
3.   Balance Sheet Components (continued)
(in thousands)	2022	2021
Weighted average discount rate:
Operating leases	4.00%	3.21%
Finance leases	9.70%	9.82%
Amounts disclosed for ROU assets obtained in exchange for lease obligations include amounts added to the carrying amount of ROU assets resulting from lease modifications and reassessments.
Maturities of lease liabilities under noncancellable leases as of December 31, 2022 are as follows:
(in thousands)	Operating leases	Finance leases
2023	$255	$18
2024	225	—
2025	210	—
2026	169	—
2027	—	—
Thereafter	—	—
Total undiscounted lease payments	859	18
Less imputed interest	61	1
Total lease liabilities	$798	$17
As of December 31, 2022, the Company also has additional operating leases that have not yet commenced, primarily for office space, with fixed payments over their noncancellable terms of approximately $511,000 for the operating leases. These operating leases will commence in 2023 with noncancellable terms of 1 year.
Intangibles, net
Intangibles, net as of December 31, 2022 and 2021 consist of the following:
(in thousands)	December 31, 2022	December 31, 2021
Intellectual properties	$943	$563
Intangible assets in process	180	300
Total acquired intangibles	1,123	863
Less: accumulated amortization	(451)	(195)
	$672	$668
Amortization expense was approximately $147,000 and $172,000 for the years ended December 31, 2022 and 2021, respectively.

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
3.   Balance Sheet Components (continued)
Accrued and other current liabilities
Accrued and other current liabilities as of December 31, 2022 and 2021 consist of the following:
(in thousands)	December 31, 2022	December 31, 2021
Payroll and related expenses	$6,635	$6,489
Accrued payables	2,233	2,327
Royalty and license fee	37	54
Professional fees	479	953
Current portion of success fee liability	—	247
Current portion of interest payable	2,944	3,151
Product warranty	64	106
Other	104	89
	$12,496	$13,416
Other liabilities
Other liabilities as of December 31, 2022 and 2021 consist of the following:
(in thousands)	December 31, 2022	December 31, 2021
Severance payments liability	$76	$133
Interest payable	—	604
	$76	$737
4.   Debt
Borrowings
Category	Creditor	Maturity date	Annual interest rate (%)
Korean Won	KEB Hana Bank	7/18/2023(*2)	6.533%
Korean Won	IBK Industrial Bank	1/11/2023	2.162%
Korean Won	Anapass, Inc.	7/25/2023(*2)	5.50%
Korean Won	Anapass, Inc.	5/10/2023(*2)	5.50%
Korean Won	Anapass, Inc.	9/15/2023	5.50%
Korean Won	Kyeongho Lee	11/19/2023	4.20%
Korean Won	Kyeongho Lee	5/27/2023(*2)	0%
Korean Won	Kyeongho Lee	11/24/2023	6.80%
Korean Won	Kyeongho Lee	11/30/2023	7.50%
Korean Won	Kyeongho Lee	12/1/2023	7.50%
Korean Won	Kyeongho Lee	3/17/2023	7.50%
Korean Won	M-Venture Investment, Inc.(*3)	10/28/2023	6.50%
Korean Won	M-Venture Investment, Inc.	4/26/2023(*2)	6.50%
Korean Won	i Best Investment Co., Ltd.(*4)	9/14/2023(*5)	6.50%
Promissory Note(*1)	One(1) individual investor	6/30/2024	4.00%

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
4.   Debt (continued)

(*1)
This note was classified as short-term since the right to early repayment can be exercised once every quarter (four times in total) for 7 day periods after 2 years from the date of issue of note until 3 years from the date of issue of note, and the right to claim early redemption can be exercised within 12 months from the end of the reporting period. The note was issued to be repaid at once after 3 years from the date of issue with accumulated unpaid interest, at interest rate of 4% compounded annually.

(*2)
Maturity date was extended for one (1) year after fiscal year end.

The limits for borrowings from KEB Hana Bank and IBK Industrial Bank are $7,102,000 and $7,260,000, respectively, and the bank deposit of Anapass, Inc. is pledged as collateral for borrowings from KEB Hana Bank and IBK Industrial Bank (see Notes 5 and 12).
As at the end of the current fiscal year end, collateral was provided to Anapass, Inc., the other related party, in relation to the borrowings from KEB Hana Bank, IBK Industrial Bank and Anapass, Inc. (see Notes 5 and 12).
(*3)
For borrowings from M-Venture Investment, Inc., 170,000 common shares of Anapass were provided to creditors as collaterals by Kyeongho Lee, another related party (see Note 12).

(*4)
For borrowings from i-Best Investment, Co., Ltd., 40,000 common shares of Anapass were provided to creditors as collaterals by Kyeongho Lee, another related party (see Note 12).

(*5)
Maturity date was extended for three (3) months after reporting period.

The Company borrowed $465,000 in April 2020 from the U.S. Small Business Administration (“SBA”) through Comerica Bank under government program (PPP, Paycheck Protection Program). Loan principal $465,000 plus accrued interest $5,000 were forgiven in May 2021 by satisfying forgiveness conditions required by SBA.
Maturities of borrowings as of December 31, 2022 were as follows:
(in thousands)
2023	$18,331
2024	20,025
2025	—
2026	—
2027	—
Thereafter	—
Total	$38,356

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
4.   Debt (continued)
(in thousands)
Category	Creditor	December 31, 2022	December 31, 2021
Korean Won	KEB Hana Bank	$7,102	$7,592
Korean Won	IBK Industrial Bank	7,260	7,760
Korean Won	Anapass, Inc.	4,735	5,061
Korean Won	Anapass, Inc.	2,367	—
Korean Won	Anapass, Inc.	3,156	—
Korean Won	Kyeongho Lee	395	422
Korean Won	Kyeongho Lee	87	93
Korean Won	Kyeongho Lee	24	126
Korean Won	Kyeongho Lee	395	422
Korean Won	Kyeongho Lee	789	844
Korean Won	Kyeongho Lee	—	1,687
Korean Won	M-Venture Investment, Inc.(*3)	3,156	3,711
Korean Won	M-Venture Investment, Inc.	4,734	—
Korean Won	i Best Investment Co., Ltd.(*4)	3,156	—
Promissory Note(*1)	One (1) individual investor	1,000	—
Borrowings		$38,356	$27,718
Convertible Notes
Details of convertible notes are as follows:
(in thousands)
Category	Creditor	December 31, 2022	December 31, 2021
Current convertible notes(*1)
1st	SG Ace Inc.(*2)	$8,461	$8,732
2nd	M-Venture Investment, Inc. and one (1) institution(*2)	8,461	8,732
4th	M-Venture Investment Inc.(*7)	—	494
5th	GNI Partners Co., Ltd.(*3)	—	708
6th	ASAM Global Mezzanine Focus Hedge Fund 1(*7)	—	3,352
7th	NA Korea Trans Fund No.4, one (1) institution and nine (9) individual investors(*8)(*9)	1,932	12,803
8th	Amber International Ltd. and eight (8) other individual investors(*4)(*8)	—	2,681
9th	Two (2) individual investors(*4)(*8)	—	575
10th	One (1) individual investor(*7)	—	287
11th	One (1) individual investor(*7)	—	48
12th	One (1) individual investor(*4)	—	326

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
4.   Debt (continued)
(in thousands)
Category	Creditor	December 31, 2022	December 31, 2021
13th	Renaissance Assets Management Funds(*7)	—	369
14th	One (1) individual investor(*7)	—	916
15th	M-Venture Investment Inc., one (1) institution, and one (1) individual investor(*7)	—	5,036
16th	NA Korea Trans Fund No.4 and two (2) individual investors(*8)(*9)	330	3,185
22nd	i Best Investment Co., Ltd.	2,746	—
23rd	Jeju Semiconductor Corp.	771	—
24th	One (1) individual investor	565	—
25th	M-Venture Investment Inc.	3,511	—
26th	Access Bio, Inc.	4,389	—
Subtotal		31,166	48,244

(in thousands) Category	Creditor	December 31, 2022	December 31, 2021
Non-current convertible notes(*1)
18th	JK Company Inc.(*7)	—	1,569
19th	M-Venture Investment Inc.(*7)	—	807
20th	Lode Investment Co., Ltd.(*7)	—	1,222
21st	One (1) individual investor(*6)	—	896
22nd	i Best Investment Co., Ltd.	—	2,743
23rd	Jeju Semiconductor Corp. and one (1) individual investor(*8)	—	950
24th	One (1) individual investor	—	565
Subtotal		—	8,752
Total		$31,166	$56,996

(*1)
As all outstanding convertible notes holders have the right to claim early redemption that can be exercised within 12 months after the reporting period, the convertible notes were classified as current liabilities at the end of the current period.

(*2)
During prior period, the convertible notes holders were changed.

(*3)
During current period, conversion right was exercised in full, thereby 202,168 common shares were issued.

(*4)
During current period, the right to early redemption was exercised for 8th convertible notes of $740,000, 9th convertible notes of $100,000 and 12th convertible notes of $340,000 issued to seven (7) individual investors and redemption was made in full during current period.

(*6)
During current period, the amendment to the 21st convertible note of $1 million issued to one (1) individual investor was made and conversion right was eliminated. The note with the right to claim early redemption was reclassed to short-term borrowings.

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
4.   Debt (continued)
(*7)
Total amount was converted into common shares due to the submission of listing eligibility review application to Korea Exchange. Common shares of 4,609,867 were issued in place of convertible notes of $15.3 million and unpaid interest of $867,000.

(*8)
A portion of amounts were converted into common shares due to the submission of listing eligibility review application to Korea Exchange. Common shares of 5,416,487 were issued in place of convertible notes of $17.2 million and unpaid interest of $1.7 million.

(*9)
During current period, the convertible note holders were changed.

Maturities of convertible notes as of December 31, 2022 were as follows:
(in thousands)
2023	$19,184
2024	4,082
2025	7,900
2026	—
2027	—
Thereafter	—
Total	$31,166
Key terms for issuance of convertible notes
Issue date	1st	2nd	3rd	4th	5th	6th	7th	8th	9th	10th	11th	12th
	2017	2017	2018	2018	2019	2019	2019	2019	2019	2019	2019	2019
Early repayment			(*1)		(*2)	(*3)	(*2)			(*1)
Repayment at maturity	The payment shall be made three years after the date of issue at an annual interest rate of 4%.
Rates applied at the repayment date
Upon repayment, there is a clause to reimburse the US Dollar amount converted at the Won-Dollar exchange rate on the redemption date based on the Won amount converted to the Won-Dollar exchange rate at the date of issue.
			N/A	N/A	N/A
Upon repayment, there is a clause to reimburse the US Dollar amount converted at the Won-Dollar exchange rate on the redemption date based on the Won amount converted to the Won-Dollar exchange rate at the date of issue.
								N/A	N/A
Upon repayment, there is a clause to reimburse the US Dollar amount converted at the Won-Dollar exchange rate on the redemption date based on the Won amount converted to the Won-Dollar exchange rate at the date of issue.
N/A
Conversion price	$3.50 per share
Conversion
 —
The holder of convertible note can convert it at any time.

 —
If the Company issues a new equity instrument after issuing convertible notes, the holder of convertible notes may participate in conversion with the issuance value of the new equity instruments. (1st to 2nd and one individual investor of 8th convertible note)/$3.50 per share up to seven days prior to the issuance of the equity instruments.

 —
Conversion upon demand at holder’s discretion with conversion price equal to $3.50 per share after issue date.

 —
Automatic conversion in an initial public offering (“IPO”) (conversion price is adjusted to $3.50 per share (public offering price in the case of U.S. IPO for one individual investor of 8th convertible note)).

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
4.   Debt (continued)
Issue date	1st	2nd	3rd	4th	5th	6th	7th	8th	9th	10th	11th	12th
	2017	2017	2018	2018	2019	2019	2019	2019	2019	2019	2019	2019

 —
If the price at the time of issuance of a new equity instrument or the IPO is lower than $3.50, the conversion price of the convertible note is adjusted.

 —
Conversion price is adjusted every three months for one year after an IPO at KOSDAQ (However, adjusted price cannot be lower than 70% of $3.50 per share and cannot be higher than $3.50 per share) (7th convertible note).

Number of convertible shares(*4)	5,142,858 shares		—	—	—	—	571,857 shares	—	—	—	—	—
Collateral and Guarantee	(*5)		N/A	N/A	N/A	N/A	(*5)	N/A	N/A	N/A	N/A	N/A
Issue date	13th	14th	15th	16th	17th	18th	19th	20th	21st	22nd	23rd	24th
	2020	2020	2020	2020	2020	2021	2021	2021	2021	2021	2021	2021
Early repayment	(*2)		(*1)		(*2)				(*1)
Repayment at maturity	The payment shall be made three years after the date of issue at an annual interest rate of 4%.											The payment shall be made three years after the date of issue at an annual interest rate of 7%.
Rates applied at the repayment date
Upon repayment, there is a clause to reimburse the US Dollar amount converted at the Won-Dollar exchange rate on the redemption date based on the Won amount converted to the Won-Dollar exchange rate at the date of issue.
		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
4.   Debt (continued)
Issue date	13th	14th	15th	16th	17th	18th	19th	20th	21st	22nd	23rd	24th
	2020	2020	2020	2020	2020	2021	2021	2021	2021	2021	2021	2021
Conversion price	$3.50 per share
Conversion
 —
The holder of convertible note can convert it at any time.

 —
If the Company issues a new equity instrument after issuing convertible notes, the holder of convertible notes may participate in conversion with the issuance value of $3.50 per share up to seven days prior to the issuance of the equity instruments.

 —
Conversion upon demand at holder’s discretion with conversion price equal to $3.50 per share after issue date.

 —
Automatic conversion in an IPO (conversion price is adjusted to $3.50 per share).

 —
If the price at the time of issuance of a new equity instrument or the IPO is lower than $3.50, the conversion price of the convertible note is adjusted.

 —
Conversion price is adjusted every three months for one year after an IPO at KOSDAQ (However, adjusted price cannot be lower than 70% of $3.50 per share and cannot be higher than $3.50 per share) (13th convertible note).

Number of convertible shares(*4)	—	—	—	102,597 shares	—	—	—	—	—	874,286 shares	245,714 shares	180,000 shares
Collateral and Guarantee	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	(*5)	N/A	(*5)
Issue Year	25th	26th
	2022	2022
Early repayment	(*2)	(*3)
Repayment at maturity	The payment shall be made three years after the date of issue at an annual interest rate of 5%.	The payment shall be made three years after the date of issue at an annual interest rate of 4%.
Rates applied at the repayment date	N/A	N/A
Conversion price
$3.50 per share
 —
The holder of convertible note can covert it at any time.

 —
If the Company issues a new equity instrument after issuing convertible notes, the holder of convertible notes may participate in conversion with the issuance value of $3.50 per share up to seven days prior to the issuance of the equity instruments.

 —
Conversion upon demand at holder’s discretion with conversion price equal to $3.50 per share after issue date.

 —
Automatic conversion in an IPO (conversion price is adjusted to $3.50 per share).

 —
If the price at the time of issuance of a new equity instrument or the IPO is lower than $3.50 per share, the conversion price of the convertible note is adjusted.

Conversion
 —
Conversion price is adjusted every three months for one year after an IPO at KOSDAQ (However, adjusted price cannot be lower than 70% of $3.50 per share and cannot be higher than $3.50 per share) (13th convertible note).

Number of convertible shares4	1,142,857 shares	1,428,571 shares
Collateral and guarantee	N/A	N/A

(*1)
The right to early repayment can be exercised once every quarter (four times in total) for 7 day periods after 2 years from the date of issue of convertible notes until 3 years from the date of issue of convertible notes.

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
4.   Debt (continued)
(*2)
The right to early repayment can be exercised once every quarter (four times in total) for 7 day periods after 1 year from the date of issue of convertible notes until 2 years from the date of issue of convertible notes.

(*3)
The right to early repayment can be exercised once every quarter (eight times in total) for 7 day periods after 1 year from the date of issue of convertible notes until 3 years from the date of issue of convertible notes.

(*4)
The number of convertible shares was calculated by applying the conversion value of $3.50 applied at the request of the convertible note holder.

(*5)
Kyeongho Lee, other related party, provided payment guarantee or common shares of Anapass, Inc. as collateral (see Note 12).

The convertible notes of the Company are designated as financial liabilities measured at fair value through profit or loss in accordance with ASC 840. Changes in fair value that occurred during the current period amounting to $2,673,000 (2021: $1,024,000) and $3,123,000 (2021: $6,058,000) were recognized as other income and other expenses, respectively.
In the year 2021, Amber International Ltd. acquired the 5th convertible note of $708,000, which was redeemed on behalf of the Company, in same conditions, and later the note was transferred to GNI Partners Co., Ltd. During current period, GNI Partners Co., Ltd. Exercised conversion rights and the note was converted to common shares in full.
The 3rd convertible note issued to Shinsojae Energy Holdings Limited was transferred to NJ Holdings Inc. in June, 2021. NJ Holdings Inc. exercised conversion during prior period, and as a result the 3rd convertible note was converted to common shares in full.
5.   Commitments and Contingencies
Litigation
The Company is subject to various claims arising in the ordinary course of business. Although no assurance can be given, the Company believes that it is not presently a party to any litigation of which the outcome, if determined adversely, would individually, or in the aggregate, be reasonably expected to have a material adverse effect on the business, consolidated operating results, cash flows or financial position of the Company.
Third parties have from time to time claimed, and others may claim in the future, that the Company has infringed their past, current or future intellectual property rights. These claims, whether meritorious or not, could be time consuming, result in costly litigation, require expensive changes in the Company’s methods of doing business or could require the Company to enter into costly royalty or licensing agreements, if available. As a result, these claims could harm the Company’s business, consolidated operating results, cash flows and financial position.
Purchase Commitment
The Company has certain commitments for outstanding purchase orders related to the manufacture of certain wafers utilized by the Company and other services that, once the wafers are placed into production, are noncancelable. Otherwise, these production agreements are cancellable at any time with the Company required to pay all costs incurred through the cancellation date. However, the Company has rarely cancelled these agreements once production has started. As of December 31, 2022 and 2021, the Company had outstanding noncancelable purchase commitments for these production agreements of $0.5 million and $2.3 million, respectively.

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
5.   Commitments and Contingencies (continued)
The Company entered into a research and development agreement with Samsung Electronics Co., Ltd (“Samsung”) in July 2020. According to the agreement, the Company designs 5G chip products and Samsung provides development and intellectual property support, mass production set up support, including mask sets for manufacturing and engineering sample chip supply to the Company. Total fee amount of the agreement is $21.1 million composed of $11.7 million to be paid over development milestones and $9.4 million additional NREs (non-recurring engineering) to be paid within maximum 4 years after planned product first shipment date. The Company bears the risk of R&D failure and is obligated to pay the fees based on milestones defined in the agreement. Pursuant to ASC 730-20, Research and Development, the Company expensed $7.1 million and $8.0 million related to this agreement for the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022 and 2021, $15.4 million and $8.3 million, respectively, of unpaid recorded expenses were included in accounts payable on the consolidated balance sheets. The aggregate unpaid amount on this agreement is $17.1 million as of December 31, 2022.
Assets Pledged as Collateral
The Company has provided collateral to Anapass, Inc., a related party, for borrowings of GCT R&D, a subsidiary of GCT, from Hana Bank, IBK Industrial Bank of Korea and Anapass, Inc. in the amount of $7.1 million, $7.3 million and $10.3 million, respectively (see Note 4). Details of collateral provided to Anapass, Inc. are as follows:
(in thousands)	December 31, 2022	December 31, 2021	Secured Creditor
Cash and cash equivalents	$1,363	$496
Accounts receivable	4,453	5,860
Inventory	3,480	1,708	Anapass, Inc.
Property and equipment	485	307
Intangible assets and others	531	416
6.   Common Stock
The Company’s total number of authorized shares is 200,000,000 shares and the total number of common shares issued is 127,760,265 shares (2021: 13,183,259 shares) with a par value of $0.001 per share.
The Company has reserved the following shares of authorized but unissued common stock as of December 31, 2022:
Options outstanding	4,773,892
Options available for grant	2,641,679
Warrants	3,942,853
Convertible promissory notes	9,688,740
Total	21,047,164

7.
Redeemable Convertible Preferred Stock

As the conditions for automatic conversion under the Certificate of Incorporation were satisfied by submitting an eligibility review application to the Korea Exchange during the current period, all redeemable convertible preferred stock were converted to common stocks, except for cancellations related to unconfirmed shareholders, and the accumulated dividends for Series C redeemable convertible preferred stock and Series G redeemable convertible preferred stock were paid with 28,685,582 shares of common stock.

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
7.
Redeemable Convertible Preferred Stock (continued)

According to Certificate of Incorporation filed on April 27, 2022, the shares of common stock issued upon such automatic conversion of redeemable convertible preferred stock shall automatically convert back into the applicable series of redeemable convertible preferred stock if an IPO has not occurred within two (2) years from the date of the automatic conversion.
The Company recorded the redeemable convertible preferred stock at fair value on the dates of issuance, net of issuance costs. Significant terms of Series A redeemable convertible preferred stock (“Series A”), Series B redeemable convertible preferred stock (“Series B”), Series C redeemable convertible preferred stock (“Series C”), Series D redeemable convertible preferred stock (“Series D”), Series E redeemable convertible preferred stock (“Series E”), Series F redeemable convertible preferred stock (“Series F”) and Series G redeemable convertible preferred stock (“Series G”), collectively referred to as Series Preferred, are as follows:
Conversion Features
Each share of Series Preferred is convertible, at the option of the holder, according to a conversion formula, subject to adjustment for dilution. Each share of all Series Preferred automatically converts into the number of shares of common stock into which these shares are convertible at the then-effective conversion formula upon: (i) the closing of a U.S. IPO of common stock at a price of at least $2.14 per share with gross proceeds of at least $25.0 million, (ii) submitting an eligibility review application to the Korea Exchange, or (iii) the consent of a majority of the holders of Series A, B, C, D, E, F and G.
Upon conversion of Series C and Series G in connection with an IPO, all accrued but unpaid dividends with respect to all such shares were paid in shares of common stock valued at a rate per share of $3.50.
Voting Rights
Each share of Series Preferred has voting rights equal to the number of shares of common stock into which it is convertible and votes together as one class with the common stock.
In regards to the selection of the Company’s seven directors that make up its Board of Directors, provided there are at least 500,000 shares of Series G outstanding, the holders of Series G shall be entitled to elect three members of the Board of Directors. The holders of record of Junior Preferred Stock (Series A, B, C, D, E and F), voting together as a single class, shall be entitled to elect one member of the Board of Directors. The holders of record of common stock and Series Preferred, voting together as a single class, shall be entitled to elect three members of the Board of Directors.
So long as any shares of Series C, D, E, and F remain outstanding, the Company shall not, without the approval, by vote or written consent, of the holders of a majority of the Series C, D, E and F then outstanding, voting together as a single class on an as converted to common stock basis, amend the Certificate of Incorporation to reduce the liquidation preference amount per share paid to each series of Series C, D, E and F.
So long as any shares of Series G remain outstanding, the Company shall not, without the vote or written consent of, (i) holders of the majority of the Series G then outstanding and, (ii) holders of a majority of the Junior Preferred Stock, voting together as a single class on an as converted basis: take any action to alter or amend the Certificate of Incorporation or bylaws if such action would change the rights, preferences or privileges of the shares of Series Preferred; authorize create or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on parity with the existing Series Preferred as to dividend rights, redemption rights, conversion rights, protective provisions or liquidation preferences; amend the Certificate of Incorporation to increase or decrease the authorized number of shares of any series of Series Preferred; cause (i) the acquisition of the

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
7.
Redeemable Convertible Preferred Stock (continued)

Company by means of merger, consolidation or other form of corporate reorganization or any transaction or series of related transactions in which the stockholders of the Company immediately preceding such reorganization or transaction do not own directly or indirectly outstanding securities possessing a majority of the voting power of the surviving entity or (ii) a sale or disposition of all or substantially all of the assets of the Company; cause the Company to redeem, repurchase or otherwise acquire, directly, through its subsidiaries or otherwise, its securities (other than repurchases from employees, directors, or consultants of the Company upon termination of their service with the Company); increase or decrease the authorized number of directors of the Company from seven; enter into any transaction involving issuance of any options, warrants or other stock rights to purchase the capital stock of the Company other than the issuance of options under the Company’s stock option plans and the issuance and grant of any Korean Underwriter Option; or recapitalize, reorganize, liquidate or otherwise dissolve the Company.
Dividend Rights
The holders of Series C and Series G are entitled to receive prior cumulative dividends at the rate of $0.45 and $0.17 per share per annum, when and if declared by the Board of Directors. The holders of Series A, B, D, E and F are entitled to receive dividends only when and if declared unanimously by the Board of Directors. No dividends or other distributions shall be paid to holders of Series A, B, D, E and F until dividends in the amount of $0.45 and $0.17 per share per annum on Series C and Series G, respectively, have been paid.
No dividends may be paid on the common stock until dividends are paid on all outstanding shares of Series Preferred. No dividends on Series Preferred or common stock have been declared by the Board of Directors from inception through December 31, 2022. The Company shall pay the cumulative dividends for the Company’s Series C and Series G in shares of common stock upon the automatic conversion of these shares in connection with a qualified IPO. The number of shares of common stock to be issued as a result of such payments was determined based on a rate per share of $3.50.
The Series A, B, D, E and F do not have a redemption clause and, therefore, cumulative unpaid dividends in arrears are not recorded on the consolidated balance sheets.
Liquidation Preferences and Redemption Payments
In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series G shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Junior Preferred Stock or common stock by reason of their ownership thereof, the amount of $2.675 per share of Series G, as adjusted for any stock dividends, combinations or splits with respect to such shares, plus all accrued but unpaid dividends on each such share then held by Series G (“Series G Preference”). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series G shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series G in proportion to the preferential amount each such holder is otherwise entitled.
After payment of the Series G Preference, the holders of the Series C, D, E, and F on an equal priority pari passu basis shall be entitled to receive, prior and in preference to any distribution of any assets or surplus funds of the Company to the holders of the Series A and Series B or common stock by reason of their ownership thereof, the amount of $16.32 per share of Series C, $13.38 per share of Series D, $14.85 per share of Series E and $16.20 per share of Series F, respectively, as adjusted for any stock dividends, combinations or splits with respect to such shares, plus all accrued but unpaid dividends on each such share then held by the holders of Series C (“Secondary Preference”). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C, D, E and F shall be insufficient to permit the

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
7.
Redeemable Convertible Preferred Stock (continued)

payment in proportion to the preferential amount each such holder is otherwise entitled, then the entire amount legally available for distribution shall be distributed ratably among the holders of Series C, D, E and F in proportion to the preferential amount each such holder is otherwise entitled to receive.
After payment of the Series G Preference and the Secondary Preference, the holders of the Series A and B on an equal priority pari passu basis shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the common stock by reason of their ownership thereof, the amount of $2.25 and $22.50 per share, respectively, as adjusted for any stock dividends, combinations or splits with respect to such shares, plus all declared but unpaid dividends on each such share then held. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A and B shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A and B in proportion to the preferential amount each such holder is otherwise entitled.
After payment to the holders of the Series Preferred the amounts set forth above, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed ratably among the holders of the common stock.
Redemption Rights to Series C and Series G
According to the Certificate of Incorporation prior to amendment on April 27, 2022, upon the written election of holders of the outstanding shares of the Series C or Series G, outstanding shares of Series C or Series G held by such holders and specified in the written election can be redeemed at any time after April 17, 2017, if the Company has the funds legally available to redeem them. The redemption price for Series C and Series G are $5.73 and $2.14 per share, respectively, as adjusted for any stock dividends, combinations or splits, plus all accrued and unpaid dividends on such shares. Upon amendment of the Certificate of Incorporation dated April 27, 2022, redemption rights were removed for all Series Preferred.
Accretion of Redemption Amounts
The Company is accreting the carrying value of the Series C and Series G to the redemption values. The accretion amounts were determined using the effective interest rate method and dividend rights and amounted to $2.2 million and $9.1 million for the years ended December 31, 2022 and 2021, respectively, for Series G. Due to the modification to Series C, the carrying value of Series C is greater than the redemption value and, therefore, no further accretion has been recorded in the years ended December 31, 2022 and 2021.
Upon amendment of the Certificate of Incorporation dated April 27, 2022, redemption rights were removed for all Series Preferred. As a results, all Series Preferred were changed to not redeemable. Also upon automatic conversion under the Certificate of Incorporation during the current period, all Series Preferred were converted to common stock, and accretion has stopped.
8.   Warrants
Stock Warrants
The Company has issued stock purchase warrants (the “Warrants”). The Warrants entitle the holder to purchase a specified number of shares of the Company’s common stock or new series of preferred stock at a specified price.

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
8.   Warrants (continued)
Date of issuance:	March 2019 ~ December 2019(*1)	February 2020 ~ May 2020(*1)	December 2020
Exercise period:	Earlier of within 2 years from the date of issuance or 2 weeks before US IPO or K-IPO
Number of warrants issued (shares):	2,185,711	857,142	2,514,285
Type of shares to be issued at exercise:	Common stock or Preferred stock
Exercise price per share:	$3.50(*2)	$3.50(*2)	$3.50(*3)
Date of issuance:	February 2021(*5)	August 2021	September 2021
Exercise period:	Within 18 months from the date of issuance	Within 3 years from the date of issuance
Number of warrants issued (shares):	342,857	999,997	428,571
Type of shares to be issued at exercise:	Common stock or Preferred stock
Exercise price per share:	$3.50(*2)	$3.50(*4)	$3.50(*3)

(*1)
The Company issued warrants to some of its vendors in exchange of wafer, raw material. 3,042,853 shares of common stock were issued as Mujin Electronics Co., Ltd. exercised stock warrants at $3.50 per share in September 2021.

(*2)
If, after the exercise of the warrant, the price of the new equity stock issued or the IPO subscription price is lower than the exercise price, the exercise price will be adjusted.

(*3)
If, after the issuance of warrant, the price per share in the next equity financing or 50% of the price in the IPO is lower than the exercise price, exercise price is adjusted.

(*4)
If, after issuance or the exercise of warrant, the price per share in the next equity financing or in the IPO is lower than the exercise price, exercise price is adjusted.

(*5)
The Warrants were not exercised until maturity date, and expired in August 2022.

There were no exercises during the year ended December 31, 2022. The number of warrants outstanding as of December 31, 2022 were 3,942,853 shares.
9.   Stock-Based Compensation
In September 2011, the Board of Directors adopted the 2011 Incentive Compensation Plan (the “2011 Plan”). The Company reserved 6,277,777 shares of common stock for issuance under the 2011 Plan. Such share reserve is comprised of (i) the number of shares that were available for issuance in the aggregate under prior option plans on the effective date of the 2011 Plan, including the shares subject to outstanding awards under those plans, that were transferred to the new 2011 Plan on the effective date, plus (ii) an additional 265,597 shares of the Company’s common stock so that the initial total shares reserve is 6,277,777. The share reserve will automatically increase on the first trading day of January each calendar year during the term of the 2011 Plan, beginning with calendar year 2012, by an amount equal to 5% of the total number of shares of common stock outstanding on the last trading day in the immediately preceding calendar month. In no event, however, will any such annual increase exceed 2,500,000 shares, and the Board of Directors may decide to waive the automatic increase. In September 2021, the Board of Directors approved the amendment of 2011 Plan to extend the termination of the 2011 Plan to September 11, 2031.

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
9.   Stock-Based Compensation (continued)
Option activities for the periods presented are as follows:
	Options Outstanding
	Shares Available for Grant	Number of Stock Options Outstanding	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balances as of January 1, 2021	1,997,973	10,328,199	$0.02	5.9
Granted	(611,000)	611,000	0.02
Exercised	—	(2,451,587)	0.02
Cancelled	292,790	(292,790)	0.02
Balances as of December 31, 2021	1,679,763	8,194,822	0.02	6.1
Granted	(105,000)	105,000	0.02
Exercised	—	(2,459,014)	0.02
Cancelled	1,066,916	(1,066,916)	0.02
Balances as of December 31, 2022	2,641,679	4,773,892	$0.02	5.1
Vested as of December 31, 2022		3,819,337	$0.02	4.4
Vested and expected to be vest as of December 31, 2022		4,726,116	$0.02	$5.1
The weighted average grant date fair value of options granted during the years ended December 31, 2022 and 2021 were $0.01 per share and $0.01 per share, respectively.
As of December 31, 2022, there was $9,000 of unrecognized compensation cost related to employee stock option compensation arrangements which is expected to be recognized on a straight-line basis over a weighted average period of 0.8 years.
There were no capitalized stock-based compensation costs or recognized stock-based compensation tax benefits during the years ended December 31, 2022 and 2021.
Determining Fair Value of Stock Options
The fair value of each grant of stock options was determined by the Company and its Board of Directors using the methods and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.
Valuation Method
The Company estimates the fair value of its stock options using the Black-Scholes option-pricing model.
Expected Term
The expected term represents the period that the stock-based awards are expected to be outstanding. The option grants qualify to be “plain vanilla,” and the Company used the simplified method to determine the expected term. The simplified method calculates the expected term as the average of the time-to-vesting and contractual life of the option.

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
9.   Stock-Based Compensation (continued)
Fair Value of Common Stock
The fair value of the common stock underlying the stock options has historically been determined by the Company’s Board of Directors, with input from management. The Board of Directors is comprised of a majority of nonemployee directors with significant experience investing and operating companies in the semiconductor industry. As such, the Company believes that the Board of Directors has the relevant experience and expertise to determine a fair market value of the common stock on each respective grant date. Because there has been no public market for the Company’s common stock, the Board of Directors has determined the fair market value of the common stock at the time of the option grant by considering a number of objective and subjective factors including valuations of comparable companies, sales of convertible preferred stock to unrelated third parties, operating and financial performance, lack of liquidity of capital stock and general and industry-specific economic outlook, amongst other factors. The fair value of the underlying common stock shall be determined by the Board of Directors until such time that the Company’s common stock is listed on an established stock exchange or national market system.
Risk-Free Interest Rate
The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term of the options.
Expected Volatility
The expected volatility was based on the historical stock volatilities of several of the Company’s publicly listed peers over a period approximately equal to the expected term of the options as the Company did not have a sufficient trading history to use the volatility of its own common stock.
Expected Dividend Yield
The expected dividend yield has been zero as the Company has never paid dividends on common stock and does not expect to pay dividends on common stock.
Forfeiture Rate
The Company estimates its forfeiture rate based on an analysis of its actual forfeitures and will continue to evaluate the adequacy of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover behavior and other factors. The impact from a forfeiture rate adjustment will be recognized in full in the period of adjustment, and if the actual number of future forfeitures differs from that estimated, the Company may be required to record adjustments to stock-based compensation expense in future periods.
Summary of Assumptions
The fair value of the employee stock options were estimated on the grant dates using a Black-Scholes option-pricing model with the following weighted average assumptions:
	2022	2021
Estimated term (in years)	5.8	5.8
Risk-free interest rate	1.85%	1.20%
Expected volatility	65%	65%
Expected dividend yield	0%	0%

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
9.   Stock-Based Compensation (continued)
Nonemployee Stock-Based Compensation
For the years ended December 31, 2022 and 2021, the Company granted zero and 35,000, respectively, options to consultants in exchange for services to be performed. Stock-based compensation expense related to these options is recognized as incurred and immaterial for each of the years ended December 31, 2022 and 2021.
The fair value for the years ended December 31, 2022 and 2021 was determined using the Black-Scholes option-pricing model with the following assumptions:
	2022	2021
Estimated term (in years)	6.9	7.81
Risk-free interest rate	3.96%	1.46%
Expected volatility	65%	65%
Expected dividend yield	0%	0%
10.   Income Taxes
Determining the provision for income taxes, income taxes payable, and deferred tax assets and liabilities involves judgment. The Company calculates and provides for income taxes in each of the tax jurisdictions in which it operates, which involves estimating current tax exposures as well as making judgments regarding the recoverability of deferred tax assets in each jurisdiction. The estimates used could differ from actual results, and this may have a significant impact on financial position, operating results and cash flows in future periods.
The domestic and foreign components of loss before provision for income taxes were as follows:
(in thousands)	2022	2021
Domestic	$(30,559)	$(26,569)
Foreign	4,268	117
Loss before provision for income taxes	$(26,291)	$(26,452)
The provision for income taxes for the years ended December 31, 2022 and 2021 consisted of the following:
(in thousands)	2022	2021
Current
Federal	$128	$13
State	1	1
Foreign	(8)	345
Total current	121	359
Deferred
Federal	—	—
State	—	—
Foreign	—	—
Total deferred	—	—
Total provision for income taxes	$121	$359

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
10.   Income Taxes (continued)
The reconciliation of federal statutory income tax to the Company’s provision for (benefit from) for income taxes is as follows:
(in thousands)	2022	2021
Expected benefit at statutory federal rate	$(6,717)	$(5,330)
State tax – net of federal benefit	100	80
Research and development credits	(564)	(227)
Foreign income/losses taxed at different rates	15	17
Unrecognized tax benefits	126	75
Stock-based compensation	3	4
Interest expense	233	166
Exchange rate difference	551	1,609
Change in tax rate	(92)	(22)
True-up deferred taxes	3,254	3,426
Accumulated deficit	10	(118)
Change in valuation allowance	3,246	731
Other	(44)	(52)
Total provision for income taxes	$121	$359
For the years ended December 31, 2022 and 2021, the Company’s provision for income taxes differed from the federal statutory tax rate due primarily to the full valuation allowance for federal and state purposes, true-up deferred taxes, research and development credits, and exchange rate differences.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2022 and 2021 are as follows:
(in thousands)	December 31, 2022	December 31, 2021
Deferred tax assets
Net operating loss carryforwards	$78,583	$79,661
Capitalized costs	3,095	26
Accruals and reserves	4,830	5,138
Inventory reserves	402	467
Stock compensation	368	361
(Gain)/Loss on unrealized currency translation	160	157
Research and development credits	2,490	1,976
Financial guarantee liabilities	5,320	4,327
Lease liability	4	8
Allowance for doubtful accounts	119	—
Gross deferred tax assets	95,371	92,121
Valuation allowance	(94,446)	(91,200)
Net deferred tax assets	925	921

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
10.   Income Taxes (continued)
(in thousands)	December 31, 2022	December 31, 2021
Deferred tax liabilities
Revaluation of convertible promissory notes	(742)	(832)
Contract assets	(8)	(34)
ROU assets	(175)	(55)
Gross deferred tax liabilities	(925)	(921)
Net deferred tax assets/liabilities	$—	$—

The Company provided a valuation allowance for net operating losses, credits and other deferred tax assets of its United States and foreign entities. A valuation allowance is provided when, based upon the available evidence, management concludes that it is more-likely-than-not that some portion of the deferred tax assets will not be realized. The Company maintained a valuation allowance as of December 31, 2022 and 2021 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets. There was an increase in the valuation allowance for the years ended December 31, 2022 and 2021 of $3.2 million and $0.7 million, respectively.
The Company had net operating loss carryforwards (NOL) for federal, state and foreign income tax purposes of approximately $320 million, $44 million and $27 million, respectively, as of December 31, 2022. State NOL will begin to expire in 2028 and $103 million of the Company’s federal NOL will last indefinitely (limited to 80% of taxable income in a given year).
As of December 31, 2022, the Company had federal and state research credit carryforwards of approximately $2.4 million and $2.3 million, respectively. The federal research credit carryforwards will begin to expire in 2024 while the California research credits carryforward have an indefinite life.
Section 382 of the Internal Revenue Code of 1986, as amended, imposes restrictions on the utilization of NOL carryforwards and research tax credits in the event of a change in ownership. While the Company believes that it is probable that its ability to utilize NOL carryforwards may be limited due to past ownership changes, the Company has not yet completed an analysis to determine the amount of such limitation, if any.
A reconciliation of the unrecognized tax benefits (“UTBs”) as of December 31, 2022 and 2021 is as follows:
(in thousands of USD)	2022	2021
Beginning gross UTBs	$3,106	$2,769
Additions for tax positions taken in a prior year	(35)	(31)
Additions for tax provision taken in the current year	1,093	556
Adjustments for tax positions for changes in currency translation	(223)	(100)
Reductions for tax positions taken in the prior year	(270)	—
Reductions for tax positions taken in the prior year due to statutes lapsing	(468)	(88)
Ending gross UTBs	3,203	3,106
UTBs offset by deferred tax assets and/or valuation allowance	(1,714)	(1,647)
Net UTBs	$1,489	$1,459
The amount of unrecognized tax benefits that, if recognized, would affect the Company’s effective tax rate is $1.5 million as of December 31, 2022. The remaining amounts in unrecognized tax benefits would

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
10.   Income Taxes (continued)
not impact the rate as they are offset by valuation allowances. As of December 31, 2022 and 2021 accrued interest and penalties were $449,000 and $401,000, respectively.
The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying consolidated statements of operations. Accrued interest and penalties are included within the related tax liability line in the consolidated balance sheets. The Company has classified the unrecognized tax benefits as long term, as it does not expect them to be realized over the next 12 months. The Company also does not expect its unrecognized tax benefits to change significantly over the next 12 months.
Due to the Company’s net losses, the Company remains open for audit by the United States Internal Revenue Service and state tax authorities since inception. Most foreign jurisdictions have statute of limitations that range from three to six years. The Company is not currently under examination by income tax authorities in federal, state or other foreign jurisdictions.
11.   Employee Benefit Plans
The Company sponsors a 401(k) defined contribution plan covering all U.S. employees. Contributions made by the Company are determined annually by the Board of Directors. Employer contributions under this plan amounted to $71,000 and $61,000 for the years ended December 31, 2022 and 2021, respectively.
Under Korean law, the Company is required to make severance payments to Korean employees leaving its employment. The Company’s severance pay liability to its Korean employees, which is a function of the salary of each employee’s years of employment and severance factor, is reflected in the Company’s consolidated balance sheets as net defined benefit liabilities on an accrual basis. As of December 31, 2022 and 2021, the net liability for severance payments consisted of:
(in thousands)	December 31, 2022	December 31, 2021
Liability for severance payments	$7,248	$7,978
Deposit	(343)	(374)
	$6,905	$7,604
12.   Related Party Transactions
A summary of balances and transactions with the related parties who are stockholders of the Company as of and for the years ended December 31, 2022 and 2021 are approximately as follows:
	December 31, 2022		December 31, 2021
(in thousands)	Anapass	Kyeongho Lee	Anapass	Kyeongho Lee
Borrowings	$10,257	$1,690	$5,061	$3,594
Convertible promissory notes	—	—	—	431
Other current liabilities	11	150	5	145
Net revenues	—	—	33	—
Interest expenses	389	140	288	114

GCT SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the years ended December 31, 2022 and 2021
13.   Segments and Geographical Information
The Company operates in one segment. Revenue information by geographic region is presented in Note 1 to these consolidated financial statements. Long-lived assets by geographic region are as follows:
(in thousands)	December 31, 2022	December 31, 2021
United States	$1,295	$569
South Korea	626	1,240
Total long-lived assets	$1,921	$1,809
14.   Subsequent Events
Management has evaluated all transactions and events through December 20, 2023, the date on which these consolidated financial statements were available to be issued, and other than the following there are no other items that would adjust the consolidated financial statements or require additional disclosures.
In March through July 2023, GCT R&D, subsidiary of the Company, entered into a borrowing agreement with the Company’s shareholder company in which the Company borrowed an aggregate of KRW10 billion or $7.9 million. The borrowings have 6 months maturity and carry an annual interest rate of 6.5%.
From February to October 2023, the Company issued warrants to 5 investors in which the investors can purchase the Company’s common stock or the next round of preferred stock up to 8,200,004 shares with an exercise price of $3.50 per share. The warrants term is 3 years from issuance date.
During 2023, the maturity date of the loans from KEB Hana Bank, IBK Industrial Bank of Korea, Anapass, Kyeongho Lee and M-Venture Investment Inc. was extended for one (1) year from the disclosed maturity date. Also, the maturity date of the loans from i Best Investment was extended for up to five (5) months from the disclosed maturity date (see Note 4).
In February 2023, the Company and M-Venture Investment, Inc. and one (1) institution agreed to extend the maturity date of convertible promissory notes of $9 million to December 31, 2023.
In May 2023, the Company and SG Ace Inc. amended a convertible promissory note of $9 million, and agreed to an installment payment schedule with a final maturity date of December 30, 2023.
In October 2023, Mujin Electronics Co., Ltd. exercised a warrant to purchase 428,572 shares of common stock with a purchase price of $3.50 per share.
As further discussed in Note 1, on November 2, 2023 the Company entered into a definitive combination agreement with Concord Acquisition Corp III, a publicly traded SPAC, that would result in the Company becoming a publicly listed company subject to closing.
In November 2023, the Company issued a convertible promissory note for $2.0 million to a Korean investor. The convertible promissory note matures in November 2026 and a conversion price of $6.67 per share. The convertible promissory note will be automatically converted to common stock upon the closing of the transaction with Concord Acquisition Corp III discussed in Note 1.
On December 11, 2023, the board of directors granted various employees and board members restricted stock unit (“RSU”) awards, under which the holders have the right to receive an aggregate of 2,099,970 shares of the Company’s common stock. These awards were granted under the 2011 Plan and vest in four equal annual installments and upon satisfaction of liquidity event requirement. Pursuant to the terms of the awards, the shares not vested are forfeited upon separation from the Company.

Annex A
EXECUTION VERSION
BUSINESS COMBINATION AGREEMENT
by and among
Concord Acquisition Corp III,
Gibraltar Merger Sub Inc.,
and
GCT Semiconductor, Inc.
Dated as of November 2, 2023

A-i

A-ii

A-iii

BUSINESS COMBINATION AGREEMENT, dated as of November 2, 2023 (this “Agreement”), by and among Concord Acquisition Corp III, a Delaware corporation (“SPAC”), Gibraltar Merger Sub Inc., a Delaware corporation (“Merger Sub”), and GCT Semiconductor, Inc., a Delaware corporation (the “Company”).
WHEREAS, SPAC is a blank check company and was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, Merger Sub is a wholly owned direct subsidiary of SPAC;
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), SPAC and the Company shall enter into a business combination, pursuant to which Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of SPAC;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Transactions, including the Merger, and (b) recommended the approval and adoption of this Agreement and the Transactions, including the Merger, by the stockholders of the Company;
WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Aggregate Transaction Consideration to the stockholders of the Company pursuant to this Agreement and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the Transactions by the stockholders of SPAC;
WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Transactions, including the Merger, and (b) recommended the approval and adoption of this Agreement and the Transactions, including the Merger, by the sole stockholder of Merger Sub;
WHEREAS, SPAC, the Company and the Key Company Stockholders, concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders shall (a) vote all of their shares of Company Common Stock in favor of the adoption and approval of this Agreement and the Transactions, including the Merger and (b) subject their shares of Company Common Stock to certain restrictions; in each case, on the terms and subject to the conditions set forth therein;
WHEREAS, the Company, the Sponsor and CA2, concurrently with the execution and delivery of this Agreement, are entering into the Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), providing that, among other things, each of Sponsor and CA2 shall (a) vote all of its shares of SPAC Common Stock in favor of the Transactions, including the Merger, (b) not redeem its shares of SPAC Common Stock, (c) waive its anti-dilution protection with respect to its shares of SPAC Class B Common Stock and (d) forfeit or subject to an earnout certain shares of SPAC Class B Common Stock and certain SPAC Private Placement Warrants; in each case, on the terms and subject to the conditions set forth therein;
WHEREAS, in connection with the Closing, SPAC, certain stockholders of SPAC and certain stockholders of the Company shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit A;
WHEREAS, in connection with the Closing, SPAC and certain stockholders of the Company (including its directors, officers, affiliates and holders of more than 5% of the outstanding shares of Company Common

Stock as of the Closing) shall enter into a Lock-Up Agreement (the “Lock-Up Agreement”), substantially in the form attached hereto as Exhibit B;
WHEREAS, concurrently with the execution and delivery of this Agreement, (a) each of SPAC and the Company has entered into subscription agreements (each, a “PIPE Subscription Agreement”) with certain investors (collectively, the “PIPE Investors”) pursuant to which such investors, upon the terms and subject to the conditions set forth therein, will purchase shares of New SPAC Common Stock at a purchase price of $6.67 per share, in a private placement or placements to be consummated immediately prior to the consummation of the Transactions (collectively, together with any similar financing entered into after the date hereof in accordance with this Agreement, the “PIPE Financing”), and (b) the Company has entered into agreements to issue promissory notes (collectively, together with any similar financing entered into after the date hereof in accordance with this Agreement, the “Company CVT Convertible Notes”) to certain investors (the “CVT Investors”, and together with the PIPE Investors, the “Financing Investors”), which Company CVT Convertible Notes shall automatically convert, concurrently upon the consummation of the Transactions, into shares of New SPAC Common Stock at a value of $6.67 per share (the “CVT Financing”, and together with the PIPE Financing, the “Concurrent Financings”);
WHEREAS, within ten (10) Business Days after the execution of this Agreement, certain stockholders of the Company (including the Key Company Stockholders) satisfying the Company Stockholder Requisite Approval will deliver to SPAC an executed irrevocable written consent pursuant to Section 251 of the DGCL in form and substance reasonably acceptable to SPAC (the “Company Stockholder Written Consent”) in favor of the approval and adoption of this Agreement and the Transactions, including the Merger; and
WHEREAS, for United States federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Merger Sub and SPAC are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) (collectively, the “Merger Intended Tax Treatment”).
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.01   Certain Definitions.   For purposes of this Agreement:
“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Aggregate Transaction Consideration” means a number of shares of New SPAC Common Stock equal to the quotient of (i) the Company Value divided by (ii) $10.00.
“AICPA” means the American Institute of Certified Public Accountants.
“Ancillary Agreements” means the Stockholder Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Lock-Up Agreement, the PIPE Subscription Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub and/or the Company in connection with the Transactions and expressly contemplated by this Agreement.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the provisions of any other applicable domestic or foreign anti-corruption laws.
“Antitrust Laws” means any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the HSR Act.

“Business Data” means all business information and data, excluding Personal Information that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems, Products or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.
“Business Day” means any day other than a Saturday, a Sunday or a day on which the SEC or banks are not required to be closed in New York, New York, San Francisco, California or Seoul, South Korea.
“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.
“CA2” means CA2 Co-Investment LLC, a Delaware limited liability company.
“Change of Control” means (a) a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of SPAC and its subsidiaries, taken as a whole; (b) a merger, consolidation or other business combination of SPAC resulting in any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect at any particular point in time) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of SPAC or the surviving person outstanding immediately after such combination (for the avoidance of doubt, excluding any Company Earnout Shares that may be issued in connection with such transaction(s) pursuant to Section 3.06); or (c) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect at any particular point in time) (i) obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect at any particular point in time) of the voting stock of SPAC representing more than fifty percent (50%) of the voting power of the capital stock of SPAC entitled to vote for the election of directors of SPAC or (ii) otherwise acquiring, directly or indirectly, the power to direct or cause the direction of the management or policies of SPAC, whether through the ability to exercise voting power, by contract or otherwise.
“Class B Conversion Ratio” means the ratio at which the shares of SPAC Class B Common Stock are automatically convertible into shares of SPAC Class A Common Stock pursuant to Section 4.3(b) of the SPAC Certificate of Incorporation.
“Company Acquisition Proposal” means any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than SPAC, Merger Sub or their respective affiliates) relating to, in a single transaction or a series of related transactions, (a) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the assets of the Company and the Company Subsidiaries, taken as a whole (based on the fair market value thereof, as determined by the Company Board in good faith), or (b) acquisition of beneficial ownership of 20% or more of the total voting power of the equity securities of the Company, whether by way of merger, asset purchase, equity purchase or otherwise.
“Company Aggregate In-The-Money Warrant Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company In-The-Money Warrants if they were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).
“Company Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company, dated April 27, 2022, as such may have been amended, supplemented or modified from time to time.
“Company Closing Cash” means, without duplication, all cash and cash equivalents of the Company determined in accordance with GAAP as of the close of business on the Business Day immediately prior to the Closing Date; provided, that (a) Company Closing Cash shall exclude (i) the amount of all checks and other wire transfers and drafts that are issued by the Company but uncleared as of the close of business on the Business Day immediately prior to the Closing Date, (ii) any cash or cash equivalents to the extent attributable or allocable to any minority or non-controlling interest in the Company and (iii) restricted cash; and (b) Company Closing Cash shall include the amount of all checks and other wire transfers and drafts deposited for the account of the Company as of the close of business on the Business Day immediately prior to the Closing Date.

“Company Closing Indebtedness” means the Indebtedness of the Company as of the close of business on the Business Day immediately prior to the Closing Date. For the avoidance of doubt, the Company Convertible Notes and Company CVT Convertible Notes shall not be treated as Company Closing Indebtedness.
“Company Common Stock” means the shares of common stock, par value $0.001, of the Company.
“Company Convertible Note” means any convertible promissory note that can be converted into shares of Company Common Stock, whether or not converted, that is outstanding as of immediately prior to the Effective Time.
“Company Equity Plan” means the GCT Semiconductor, Inc. Amended and Restated 2011 Incentive Compensation Plan.
“Company Fully-Diluted Number” means the sum, without duplication, of (a) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, the Note Conversion Stock), (b) the aggregate number of shares of Company Common Stock issuable upon exercise of the Company Vested Options (assuming exercise on a cashless basis), (c) the aggregate number of shares of Company Common Stock subject to Company RSUs that have vested based on completion of service immediately prior to the Effective Time and (d) the aggregate number of shares of Company Common Stock issuable upon exercise of the Company In-The-Money Warrants (assuming exercise on a cashless basis).
“Company In-The-Money Warrant” means a Company Warrant that, as of immediately prior to the Effective Time, has an exercise price that is less than the Company Share Implied Price.
“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.
“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company and/or the Company Subsidiaries or to which the Company and/or the Company Subsidiaries otherwise has a right to use.
“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, that has had or would reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) the ability of the Company to timely consummate the Merger and the other Transactions on the terms set forth herein or to perform their agreements or covenants hereunder; provided, however, solely with respect to clause (a), that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak (including COVID-19) or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the date of this Agreement, pandemic, or acts of God; (vi) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement; (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, Suppliers, employees or Governmental Authorities); (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has requested in writing or to which it has consented in writing or which actions are expressly contemplated by this Agreement, except in the cases of clauses

(i) through (iii), to the extent that the Company is disproportionately affected thereby as compared to other participants in the industries in which the Company operates.
“Company Option” means an option to purchase a share of Company Common Stock, whether or not exercisable and whether or not vested, granted under the Company Equity Plan.
“Company Out-Of-The-Money Warrant” means a Company Warrant that, as of immediately prior to the Effective Time, has an exercise price that is equal to or greater than the Company Share Implied Price.
“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.
“Company RSU” means a restricted stock unit representing the right to receive a share of Company Common Stock granted under the Company Equity Plan.
“Company Share Awards” means all outstanding Company Options, Company RSUs and Company Warrants.
“Company Share Implied Price” means the dollar amount equal to the quotient of (a) the Company Value divided by (b) the Company Fully-Diluted Number.
“Company Stockholder Requisite Approval” means the affirmative vote of at least a majority of the then outstanding shares of Company Common Stock.
“Company Transaction Expenses” means all out-of-pocket fees and expenses payable by or on behalf of the Company, any Company Subsidiary, or their respective affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation or consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options (including any Company Options), warrants (including any Company Warrants) or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of the Company, any Company Subsidiary, or the Merger Sub which become payable (including if subject to continued employment) as a result of or in connection with the execution of this Agreement or the consummation of the Transactions, plus any employer portion of any payroll Taxes required to be paid thereon; (c) any and all filing fees paid to Governmental Authorities in connection with the Transactions and expenses related thereto (including, for the avoidance of doubt, fees paid to the SEC; (d) the costs for the preparation, printing, filing and mailing of the Proxy Statement and Registration Statement (excluding the fees and expenses of any other party’s outside counsels, financial advisors, consultants and other advisors); (e) expenses incurred in connection with any filings with or approvals from the NYSE; (f) the premium and other costs and expenses associated with the Company’s D&O Tail; and (g) the SPAC Extension Expenses up to the SPAC Extension Expense Global Cap.
“Company Unvested Option” means a Company Option that, as of immediately prior to the Effective Time, is not vested.
“Company Value” means an amount equal to (a) $350,000,000, minus (b) the Company Closing Indebtedness, plus (c) the Company Closing Cash, plus (d) the Company Aggregate In-The-Money Warrant Exercise Price.
“Company Vested Option” means a Company Option that, as of immediately prior to the Effective Time, is vested.
“Company Warrant” means a warrant to purchase shares of Company Common Stock, whether or not exercisable.
“Compliant” means, with respect to the Required Financials, that the Required Financials: (a) comply in all material respects with all requirements of Regulation S-K and Regulation S-X of the SEC applicable to the Registration Statement, (b) would not be deemed stale or otherwise be unusable pursuant to the requirements of the Securities Act including Regulation S-X thereof, and (c) are sufficient to permit the Company’s independent public accountants or independent auditors, as the case may be, to issue customary “comfort letters” in connection with the offering pursuant to the Registration Statement, including as to customary negative assurances and change periods, in order to consummate the offering pursuant to the Registration Statement (and such auditors have confirmed that they are prepared to issue a comfort letter subject to their completion of customary procedures).
“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or any Suppliers or customers of the Company or the Company Subsidiaries or SPAC or its subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Official, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act, as amended or supplemented from time to time, and Families First Act, as amended or supplemented from time to time.
“Deferred Underwriting Commission” means the deferred underwriting commission payable upon the consummation of the Transactions from the Trust Account to the underwriters of SPAC’s initial public offering.
“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.
“Environmental Claim” means any third party (including proceeding, Governmental Authority and private parties) action, an order from a Governmental Authority, claim or proceeding Lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any person alleging which alleges liability of whatever kind or nature (including liability for or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or and remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, release of, or exposure to, any Hazardous Substances; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit, applicable to any property owned, leased or managed by the Company or the Company Subsidiaries prior to the Closing Date.
“Environmental Laws” means any United States federal, state or local or non-United States laws, rulings, regulations, or orders from a Governmental Authority relating to public health and safety, worker health and safety, and pollution or protection of the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any Hazardous Substances, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, per- and poly-fluoroalkyl substances, mold or radiation, as previously, now or hereafter in effect relating to the protection of the environment, natural resources or human health or safety in connection with environmental protection, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means any entity that together with the Company or any Company Subsidiary would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.
“Export Control Laws” means the U.S. Export Controls Reform Act, U.S. International Emergency Economic Powers Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations administered by the U.S. State Department and the U.S. Commerce Department, and other similar export control Laws or restrictions applicable to the Company, its subsidiaries, and their operations from time to time.
“GAAP” means United States generally accepted accounting principles.
“Government Official” means any officer or employee of a government or any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity or on behalf of any such government, department, agency or instrumentality or for, or on the behalf of, such public international organization, including but not limited to directors, officers, managers, employees and other agents of any enterprise owned directly or indirectly by a government or public international organization.
“Hazardous Substance(s)” means any materials, substances, pollutants, or contaminants, including any hazardous, toxic, dangerous, flammable, explosive, infectious or radioactive substances or wastes that are regulated by, defined, declared, or controlled in or under, or may give rise to standards of conduct or liability pursuant to, any Environmental Laws or order from a Governmental Authority, including, without limitation, any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls or related waste, per- and poly-fluoroalkyl substances, mold, or radon.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means for any person on a consolidated basis an amount equal to, without duplication, (a) indebtedness for borrowed money, including indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (b) net obligations of such person in respect of interest rate swaps, hedges or similar arrangements, including any swaps, hedges or similar arrangements related to foreign exchange, (c) obligations of such person under capitalized leases, (d) any deferred purchase price liabilities such person related to past acquisitions, whether or not represented by a note, earn-out or contingent purchase payment or otherwise, (e) obligations of such person under or in connection with off balance sheet financing arrangements, (f) all accrued obligations under any pension, defined contribution (including employer contributions), deferred compensation and/or similar plans and (g) all amounts (including for the avoidance of doubt, the principal amounts, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties) and obligations of the type referred to in the foregoing clauses of this definition of other persons for the payment of which such person is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. For the avoidance of doubt, trade payables arising in the ordinary course of business shall not be deemed to be Indebtedness.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof (“Patents”); (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith (“Trademarks”); (c) copyrights and registrations and applications for registration, renewals and extensions thereof (“Copyrights”) and other works of authorship (whether or not copyrightable) and moral rights; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; (f) rights of privacy; (g) all mask works, mask work registrations and applications therefore, and any equivalent or similar rights; (h) all other intellectual property or proprietary rights of any kind or description; (i) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (j) all legal rights arising from items (a) through (h), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.
“Key Company Stockholders” means the persons and entities listed on Schedule B.
“knowledge” or “to the knowledge” of a person means, in the case of the Company, the actual knowledge of the persons listed on Schedule A-1 after reasonable investigation, and in the case of SPAC, the actual knowledge of the persons listed on Schedule A-2 after reasonable investigation.
“Leased Real Property” means the real property leased by the Company or any Company Subsidiary as tenant, together with, to the extent leased by the Company or any Company Subsidiary, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or any Company Subsidiary relating to the foregoing.
“Lien” means any lien, security interest, mortgage, deeds of trust, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws, and not including any license of Intellectual Property).
“Lookback Date” means January 1, 2022.
“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.
“New SPAC Common Stock” means the common stock of SPAC, par value $0.0001 per share, as set forth in the SPAC Second Amended and Restated Certificate of Incorporation.
“NYSE” means the New York Stock Exchange or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.
“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation.
“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Per Share Exchange Ratio” means the quotient of (a) the Aggregate Transaction Consideration divided by (b) the Company Fully-Diluted Number.
“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not, individually or in the aggregate, materially impair the current use, value or occupancy of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens imposed by Law and arising in the ordinary course of business, for which deposits to obtain the release of such Liens have been made in accordance with GAAP; (c) Liens for Taxes (i) not yet due and payable, or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities which do not, individually or in the aggregate, materially impair the current use, value or occupancy of the Company’s or any Company Subsidiary’s assets that are subject thereto; (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company granted to any licensee in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not individually or in the aggregate, materially interfere with the present use, value or occupancy of such real property; and (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest for which a commercially reasonable non-disturbance agreement has been obtained.
“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by applicable Privacy/Data Security Laws.
“Plan” means each employee benefit plan, program or arrangement, including, without limitation, any “employee benefit plan”, “employee pension benefit plan” or “employee welfare benefit plan” (including, but not limited to, as such terms are defined in Sections 3(3), 3(2) and 3(1) of ERISA, respectively), each employment agreement, each bonus, supplemental unemployment benefit, termination pay, vacation, incentive or deferred compensation, retention, change in control, pension, retirement, savings, welfare, post-employment welfare, medical, life, or disability insurance, profit-sharing, severance, stock purchase, stock option or equity (or phantom equity) incentive, fringe or other benefit plan, policy, agreement, arrangement or program, whether or not terminated, whether or not subject to ERISA and whether or not funded, in each case, sponsored, maintained or contributed to by the Company or any Company Subsidiaries with respect to which the Company or any Company Subsidiary has any liability (actual or potential).
“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Personal Information or Business Data.
“Products” mean any products or services, designed, developed, manufactured, performed, licensed, sold, distributed other otherwise made available by or on behalf of the Company or any Company Subsidiaries (including any Software or Technology that interoperates with or is bundled or made available as part of any such product or service), from which the Company or any Company Subsidiaries has derived previously, is currently deriving or expect to derive, revenue from the sale or provision thereof, including products or services currently under development by the Company or any Company Subsidiaries.
“Redemption Rights” means the redemption rights provided for in Section 9.2 of the SPAC Certificate of Incorporation.
“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Exchange Act.
“Sanctioned Country” means any country, jurisdiction, or territory that is the subject or target of comprehensive Sanctions (at the time of this Agreement, the Crimea Region, the occupied Ukrainian regions of Kherson, Zaporizhzhia, Luhansk, and Donetsk, Russia, Belarus, Cuba, Iran, North Korea, and Syria).
“Sanctioned Person” means any person that is or was the subject or target of Sanctions or restrictions under Sanctions laws, including: (a) any person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including but not limited to the U.S. Department of the Treasury’s Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, List of Persons Identified as Blocked Solely Pursuant to Executive Order 13599, and Sectoral Sanctions Identifications List; the Denied Persons, Unverified, and Entity Lists, maintained by the U.S. Department of Commerce; and the Debarred List or non-proliferation sanctions lists maintained by the U.S. State Department; and similar lists maintained by the United Nations Security Council; (b) any person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (a); or (c) any person located, organized or resident in a Sanctioned Country.
“Sanctions” means economic sanctions laws, regulations, and executive orders of the United States (including those administered by OFAC, the U.S. Department of State, and the U.S. Department of Commerce), the United Nations Security Council, the European Union, any European Union member state, the United Kingdom, and any other relevant sanctions authority.
“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.
“SPAC Certificate of Incorporation” means the Amended and Restated SPAC Certificate of Incorporation, dated November 3, 2021, as amended on May 4, 2023.
“SPAC Class A Common Stock” means SPAC’s Class A common stock, par value $0.0001 per share.
“SPAC Class B Common Stock” means SPAC’s Class B common stock, par value $0.0001 per share.
“SPAC Common Stock” means, collectively, the SPAC Class A Common Stock and the SPAC Class B Common Stock.
“SPAC Extension” means an extension of the time period for SPAC to consummate a business combination, as set forth on the SPAC Certificate of Incorporation.
“SPAC Extension Expenses” means, without duplication, (a) any out-of-pocket fees and expenses paid or payable by or on behalf of SPAC or its affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of a SPAC Extension (including (i) submitting a proposal to the stockholders of SPAC pursuant to a definitive proxy statement filed by SPAC with the SEC, (ii) providing such definitive proxy statement to the stockholders of SPAC, and (iii) holding and organizing a stockholder meeting); (b) any cash deposits made or to be made into the Trust Account by the Sponsor or its affiliates or permitted designees for the purpose of a SPAC Extension; and (c) any operating costs, fees and expenses paid or payable by or on behalf of SPAC in the ordinary course of business (including, but not limited to, for and in connection with accountants, auditors, directors and officers’ insurance, NYSE listing, and financial printers) during the period of time at and following a SPAC Extension.
“SPAC Extension Expense Global Cap” means $1,000,000.
“SPAC Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, that has had or would reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities or results of operations of SPAC; or (b) SPAC’s or Merger Sub’s ability to timely consummate the Merger and the other Transactions on the terms set forth herein or to perform their agreements or covenants hereunder; provided, however, that, solely with respect to clause (a), none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which SPAC operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, wild fire or other natural disaster, epidemic, disease outbreak, pandemic, or acts of God; (vi) any actions taken or not taken by SPAC as required by this Agreement or any Ancillary Agreement; (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction; (viii) any actions taken, or failures to take action, or such other changed or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement; or (ix) any event, circumstance, change or effect arising from or related to the exercise of Redemption Rights by holders of SPAC Common Stock, except in the cases of clauses (i) through (iii), to the extent that SPAC is disproportionately affected thereby as compared with other participants in the industry in which SPAC operate.
“SPAC Organizational Documents” means the SPAC Certificate of Incorporation, bylaws, and Trust Agreement of SPAC dated as of November 3, 2021, in each case as amended, modified or supplemented from time to time.
“SPAC Private Placement Warrants” means SPAC Warrants sold by SPAC at a price of $1.00 per warrant in a private placement to the Sponsor and CA2.
“SPAC Transaction Expenses” means (a) all out-of-pocket fees and expenses paid or payable by or on behalf of SPAC (whether or not billed or accrued for) in preparation for, as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, underwriters, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) any out-of-pocket fees and expenses paid or payable by or on behalf of SPAC (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of SPAC’s initial public offering (including the Deferred Underwriting Commission); (c) the aggregate amount owed by SPAC under the Sponsor Promissory Note and any SPAC Working Capital Loans (for the avoidance of doubt, excluding such amounts elected to be converted into SPAC Warrants in connection with the Closing pursuant to the terms SPAC Working Capital Loans); (d) the premium any other costs and expenses associated with the SPAC’s D&O Tail; and (e) any and all SPAC Extension Expenses in excess of the SPAC Extension Expense Global Cap or which have not been properly invoiced to the Company pursuant to Section 9.03(c).
“SPAC Units” means one share of SPAC Class A Common Stock and one-half of one SPAC Warrant.
“SPAC Warrant Agreement” means that certain warrant agreement dated November 3, 2021, by and between SPAC and Continental Stock Transfer & Trust Company.
“SPAC Warrants” means warrants to purchase shares of SPAC Class A Common Stock as contemplated under the SPAC Warrant Agreement, with each warrant exercisable for one share of SPAC Class A Common Stock at an exercise price of $11.50.
“SPAC Working Capital Loans” means the working capital loans as described in SPAC’s final prospectus filed with the SEC in connection with its initial public offering.
“Sponsor” means Concord Sponsor Group III LLC, a Delaware limited liability company.
“Sponsor Loans” means the loans in the aggregate amount of $6,900,000 made by Sponsor and CA2 to SPAC as described in SPAC’s final prospectus filed with the SEC in connection with its initial public offering.
“Sponsor Promissory Note” means that certain promissory note issued by SPAC in favor of Sponsor on May 3, 2022, in the amount of up to $350,000.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, SPAC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.
“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company or any of the Company Subsidiaries.
“Technology” means all designs, formulas, algorithms, procedures, techniques, methods, processes, concepts, ideas, know-how, programs, models, routines, data, databases, tools, inventions, creations, improvements and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.
“Trading Day” means any day on which the NYSE is open for trading.
“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub or the Company in connection with the Transaction and specifically contemplated by this Agreement.
“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.
“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.
“VWAP” means, for shares of New SPAC Common Stock as of any Trading Day, the dollar volume-weighted average price for such shares (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and other similar events) traded on the NYSE during the period beginning at 9:30:01 a.m., New York time, on such Trading Day and ending at 4:00:00 p.m., New York time, on such Trading Day, as reported by Bloomberg through its “HP” function (set to weighted average).
Section 1.02   Further Definitions.   The following terms have the meaning set forth in the Sections set forth below:
Defined Term	Location of Definition
2023 Interim Financial Statements	§ 4.07(b)
Acquired Company Financials	§ 7.15
Action	§ 4.09
Agreement	Preamble
Assumed Company Option	§ 3.01(c)(i)
Assumed Company RSU	§ 3.01(c)(ii)
Assumed Company Warrant	§ 3.01(c)(iii)
Blue Sky Laws	§ 4.05(b)
Business Combination Proposal	§ 7.04(b)
Certificate of Merger	§ 2.02(a)
Certificates	§ 3.02(b)
Claims	§ 6.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Code	§ 3.02(i)
Company	Preamble
Company Board	Recitals
Company CVT Convertible Notes	Recitals
Company Disclosure Schedule	Article IV

Defined Term	Location of Definition
Company Earnout Period	§ 3.06(a)
Company Earnout Recipients	§ 3.06(a)(i)
Company Earnout Shares	§ 3.06(a)(ii)
Company Earnout Targets	§ 3.06(a)(ii)
Company Permits	§ 4.06
Company Stockholder Written Consent	Recitals
Company Subsidiary	§ 4.01(a)
Company Unaudited Financials	§ 7.15
Company Waiving Parties	§ 10.11(b)
Concurrent Financings	Recitals
Confidentiality Agreement	§ 7.03(b)
CVT Financing	Recitals
CVT Investors	Recitals
Data/Privacy Security Requirements	§ 4.13(h)
Data Security Requirements	§ 4.13(g)
DGCL	Recitals
Dissenting Shares	§ 3.05(a)
D&O Tail	§ 7.06(b)
Effective Time	§ 2.02(a)
Environmental Permits	§ 4.15(e)
Equity Incentive Plan	§ 7.17
ESPP	§ 7.17
Exchange Act	§ 4.22
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Financial Statements	§ 4.07(a)
First Level Company Earnout Shares	§ 3.06(a)(i)
First Level Company Earnout Target	§ 3.06(a)(i)
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.10(h)
Interim Period	§ 6.01(a)
IRS	§ 4.10(b)
Law	§ 4.05(a)
Lease	§ 4.12(b)
Letter of Transmittal	§ 3.02(b)
Lock-Up Agreement	Recitals
Material Contracts	§ 4.16(a)
Merger	Recitals
Merger Intended Tax Treatment	Preamble
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03(b)
Outside Date	§ 9.01(b)

Defined Term	Location of Definition
Payment Spreadsheet	§ 3.01(a)
PCAOB Audited Financials	§ 7.15
PIPE Financing	Recitals
PIPE Investors	Recitals
PIPE Subscription Agreements	Recitals
Plans	§ 4.10(a)
PPACA	§ 4.10(h)
Privacy Policies	§ 4.13(h)
Pro Forma Financials	§ 7.15
Proxy Statement	§ 7.01(a)
Registered IP	§ 4.13(a)
Registration Rights Agreement	Recitals
Registration Statement	§ 7.01(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.03(a)
Required Financials	§ 7.15
SEC	§ 5.07(a)
Second Level Company Earnout Shares	§ 3.06(a)(ii)
Second Level Company Earnout Target	§ 3.06(a)(ii)
Securities Act	§ 5.07(a)
Service Agreements	§ 4.10(a)
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	§ 7.02(a)
SPAC Disclosure Schedule	Article V
SPAC Extension Expense Monthly Cap	§ 9.03(d)
SPAC Preferred Stock	§ 5.03(a)
SPAC Proposals	§ 7.01(a)
SPAC SEC Reports	§ 5.07(a)
SPAC Second Amended and Restated Certificate of Incorporation	§ 2.04(c)
SPAC Stockholders’ Meeting	§ 7.01(a)
SPAC Waiving Parties	§ 10.11(a)
Sponsor Support Agreement	Recitals
Stockholder Support Agreement	Recitals
Surviving Corporation	§ 2.01
Tax	§ 4.14(q)
Tax Return	§ 4.14(q)
Terminating Company Breach	§ 9.01(e)
Terminating SPAC Breach	§ 9.01(f)
Third Level Company Earnout Shares	§ 3.06(a)(ii)
Third Level Company Earnout Target	§ 3.06(a)(ii)
Transfer Taxes	§ 7.10(b)
Trust Account	§ 5.13

Defined Term	Location of Definition
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
Trustee	§ 5.13
Unpaid Company Transaction Expenses	§ 3.04(a)
Unpaid SPAC Transaction Expenses	§ 3.04(b)
Section 1.03   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (x) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States, and (xi) the word “shall” and the word “will” indicate a mandatory obligation.
(b)   The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(c)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(d)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
ARTICLE II.
AGREEMENT AND PLAN OF MERGER
Section 2.01   The Merger.   Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence under the DGCL as the surviving corporation of the Merger (the “Surviving Corporation”) and become a wholly owned subsidiary of SPAC.
Section 2.02   Effective Time; Closing.
(a)   As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by the due execution, acknowledgement and filing with the Secretary of State of the State of Delaware of a certificate of merger in the form required by Section 251 of the DGCL (the “Certificate of Merger”), with the Merger becoming effective immediately upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such other subsequent date and time as SPAC and the Company agree and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).
(b)   Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), the closing (the “Closing”) shall take place electronically through the exchange of documents via email or other form of electronic transmission, at 9:00 a.m., New York City time, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”
Section 2.03    Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall (as applicable) be vested in and become the property of the Surviving Corporation, which shall include the assumption by the surviving corporation of any and all agreements, covenants, duties and obligations of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement and any other Transaction Documents to which Merger Sub or the Company is a party.
Section 2.04   Certificate of Incorporation; Bylaws.
(a)   The Company Certificate of Incorporation as in effect immediately prior to the Effective Time shall, at the Effective Time, be amended and restated to read in its entirety as set forth in Exhibit D attached hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by applicable Law and such amended and restated certificate of incorporation.
(b)   At the Effective Time, the Company shall cause the bylaws of the Company as in effect immediately prior to the Effective Time to be amended and restated to read in their entirety as those of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by applicable Law, the amended and restated certificate of incorporation of the Surviving Corporation and such bylaws, as applicable.
(c)   At the Closing, SPAC shall amend and restate, effective as of the Effective Time, (i) the SPAC Certificate of Incorporation in the form set forth on Exhibit C-1 (the “SPAC Second Amended and Restated Certificate of Incorporation”) and (ii) the SPAC bylaws in the form set forth on Exhibit C-2.
Section 2.05    Directors and Officers.
(a)   The Company shall take all lawful actions so that, at the Effective Time, the directors and officers of the Surviving Corporation shall be the individuals designated by the Company, each to hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
(b)   SPAC shall take all lawful actions so that, at the Effective Time, the directors and officers of SPAC shall be the individuals designated by the Company (provided, that Sponsor shall have the right to designate two (2) initial directors of SPAC, which right shall be solely with respect to the initial post-Closing SPAC board; provided, further, that such directors designated by Sponsor shall be reasonably acceptable to the Company and at least one of which shall be an industry expert and qualify as an independent director), each to hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal in accordance with the SPAC Certificate of Incorporation and the bylaws of SPAC.
ARTICLE III.
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
Section 3.01    Conversion of Securities.
(a)   Payment Spreadsheet.    Not less than five (5) Business Days prior to the Effective Time, the Company shall deliver to SPAC a schedule (the “Payment Spreadsheet”) setting forth (A) the calculation of the Company Closing Cash, the Company Closing Indebtedness, the Company Value, the Aggregate Transaction Consideration and the Per Share Exchange Ratio, (B) the allocation of the Aggregate Transaction Consideration among the holders of Company Common Stock, (C) the number of shares of Company Common Stock underlying Company RSUs, Company Vested Options, Company Unvested Options, Company In-The-Money Warrants and Company Out-Of-The-Money Warrants for each holder, and (D) the allocation of the Company Earnout Shares among the Company Earnout Recipients (which, in the case of this subsection (F), shall be done in accordance with, and taking into account and reflecting the provisions of, Section 3.06). The Payment Spreadsheet shall be prepared in good faith by the Company and in a form and substance reasonably satisfactory to SPAC and accompanied by documentation reasonably satisfactory to SPAC. The Company shall provide SPAC with reasonable access to the relevant books, records and personnel of the Company to enable SPAC to review the Payment Spreadsheet. The Company shall consider all reasonable comments of SPAC and its representatives in good faith and the parties shall make such amendments to the Payment Spreadsheet as the parties may mutually and in good faith agree. The allocations and calculations set forth in the Payment Spreadsheet (as may be amended in accordance with the preceding sentence) shall, to the fullest extent permitted by applicable Law, be binding on all parties hereto and be used by SPAC for purposes of issuing all consideration in accordance with this Agreement, absent manifest error.
(b)   At the Effective Time, by virtue of the Merger and without any action on the part of SPAC, Merger Sub, the Company or the holders of any of the following securities:
(i)   each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (but excluding Dissenting Shares) shall automatically be converted into the right to receive the number of shares of New SPAC Common Stock pursuant to the Per Share Exchange Ratio, with each holder of such shares of Company Common Stock issued and outstanding immediately prior to the Effective Time being entitled to receive: (A) the number of shares of New SPAC Common Stock out of the Aggregate Transaction Consideration equal to (1) the number of shares of Company Common Stock (other than Dissenting Shares) held by such holder as of immediately prior to the Effective Time multiplied by (2) the Per Share Exchange Ratio, with the product rounded up to the nearest whole share, as set forth opposite such holder’s name on the Payment Spreadsheet; and (B) on the terms and subject to the conditions of Section 3.06, Company Earnout Shares, in each case, as set forth opposite such holder’s name on the Payment Spreadsheet;
(ii)   all shares of Company Common Stock held in the treasury of the Company shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto;
(iii)   each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;
(iv)   each share of SPAC Class B Common Stock issued and outstanding immediately prior to the Effective Time will automatically be converted into and exchanged for a number of validly issued, fully paid and nonassessable shares of SPAC Class A Common Stock equal to the Class B Conversion Ratio (for the avoidance of doubt, after taking into account the waiver of Section 4.3(b)(ii) of the SPAC Certificate of Incorporation pursuant to the Sponsor Support Agreement); and
(v)   each Company CVT Convertible Note that is issued and outstanding immediately prior to the Effective Time shall automatically convert into a number of shares of New SPAC Common Stock in accordance with the terms of such Company CVT Convertible Note. Following such conversion, all of the Company CVT Convertible Notes shall thereafter be cancelled and terminated in their entirety, shall be of no further force or effect, and each holder of such Company CVT Convertible Notes shall thereafter cease to have any rights with respect to such securities.
(c)   Prior to the Effective Time, the Company shall take all lawful actions necessary (including, without limitation, obtaining any resolutions of the Company Board and Company security holder consents) so that, effective as of the Effective Time:
(i)   SPAC shall assume the Company Equity Plan for purposes of governing the terms of the Assumed Company Options and Assumed Company RSUs in accordance with the terms of this Agreement. Each Company Option, together with the option agreement representing each such Company Option, shall be assumed by SPAC and converted into an option to purchase shares of New SPAC Common Stock having the same terms and conditions as the Company Option, including the applicable vesting schedule and exercise schedule as in effect on the date of this Agreement (each, an “Assumed Company Option”), except that each such Assumed Company Option will entitle the holder, upon exercise, to that number of whole shares of New SPAC Common Stock equal to the product of (x) the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time, multiplied by (y) the Per Share Exchange Ratio, and rounding such product down to the nearest whole number of shares of New SPAC Common Stock, with an exercise price per share of New SPAC Common Stock subject to the Assumed Company Option equal to (A) the exercise price per share of Company Common Stock for which the Company Option was exercisable immediately prior to the Effective Time divided by (B) the Per Share Exchange Ratio (with any resulting fractional cent rounded up to the nearest whole cent); provided that the exercise price and the number of shares of New SPAC Common Stock purchasable pursuant to the Assumed Company Options shall be determined in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D); provided, further, that in the case of any Assumed Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of New SPAC Common Stock purchasable pursuant to the Assumed Company Options shall be subject to such adjustments as are necessary in order to satisfy the requirements of Treasury Regulation Section 1.424-1(a). At or prior to the Effective Time, the Company shall adopt any resolutions, take any actions and obtain any consents that are necessary to effectuate the treatment of the Company Options in accordance with this subsection. Notwithstanding the foregoing, for the avoidance of doubt, the shares of New SPAC Common Stock underlying the Assumed Company Options that are converted from Company Vested Options shall be included in, and shall not be in addition to, the total number of shares of New SPAC Common Stock constituting the Aggregate Transaction Consideration.
(ii)   Each Company RSU issued and outstanding immediately prior to the Effective Time, together with the award agreement representing each such Company RSU, shall be assumed by SPAC and converted into a restricted share unit representing the right to receive shares of New SPAC Common Stock having the same terms and conditions as the Company RSUs, including the applicable vesting and issuance schedule as in effect on the date of this Agreement (each, an “Assumed Company RSU”), except that each such Assumed Company RSU will entitle the holder, upon exercise, to that number of whole shares of New SPAC Common Stock equal to the product of (x) the number of shares of Company Common Stock that were subject to such Company RSU immediately prior to the Effective Time, multiplied by (y) the Per Share Exchange Ratio, and rounding such product down to the nearest whole number of shares of New SPAC Common Stock. At or prior to the Effective Time, the Company shall adopt any resolutions, take any actions and obtain any consents that are necessary to effectuate the treatment of the Company RSUs in accordance with this subsection. Notwithstanding the foregoing, for the avoidance of doubt, the shares of New SPAC Common Stock underlying the Assumed Company RSUs shall be included in, and shall not be in addition to, the total number of shares of New SPAC Common Stock constituting the Aggregate Transaction Consideration.
(iii)   Each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a Company Warrant in respect of shares of Company Common Stock and shall be assumed by SPAC and automatically converted into a warrant to acquire shares of New SPAC Common Stock (each, an “Assumed Company Warrant”). SPAC shall assume each such Company Warrant in accordance with its terms and, except as expressly provided above, following the Effective Time, each Assumed Company Warrant shall continue to be governed by the same terms and conditions as were applicable to the applicable Company Warrants immediately prior to the Effective Time, except that (i) the number of shares of New SPAC Common Stock subject to each such Assumed Company Warrant shall be equal to the product (rounded to the nearest whole number, with 0.5 shares rounded up) of (A) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by (B) the Per Share Exchange Ratio, and (ii) the exercise price per share of New SPAC Common Stock shall be equal to the quotient of (A) the exercise price per share of Company Common Stock immediately prior to the Effective Time divided by (B) the Per Share Exchange Ratio (with any resulting fractional cent rounded up to the nearest whole cent), with each holder of Company Warrants to receive Assumed Company Warrants to purchase the number of shares of New SPAC Common Stock as set forth opposite such holder’s name on the Payment Spreadsheet. At or prior to the Effective Time, the Company shall adopt any resolutions, take any actions and obtain any consents that are necessary to effectuate the treatment of the Company Warrants in accordance with this subsection. Notwithstanding the foregoing, for the avoidance of doubt, the shares of New SPAC Common Stock underlying the Assumed Company Warrants that are converted from Company In-The-Money Warrants shall be included in, and shall not be in addition to, the total number of shares of New SPAC Common Stock constituting the Aggregate Transaction Consideration.

(iv)   Each Company Convertible Note that is issued and outstanding immediately prior to the Effective Time shall, immediately prior to the Effective Time, automatically convert into a number of shares of Company Common Stock (collectively, the “Note Conversion Stock”) in accordance with the terms of such Company Convertible Note. Following such conversion, all of the Company Convertible Notes shall thereafter be cancelled and terminated in their entirety, shall be of no further force or effect, and each holder of such Convertible Notes shall thereafter cease to have any rights with respect to such securities. At or prior to the Effective Time, the Company shall adopt any resolutions, take any actions and obtain any consents that are necessary to effectuate the treatment of the Company Convertible Notes in accordance with this subsection. Each share of Note Conversion Stock issued in accordance with this Section 3.01(c)(iv) and outstanding immediately prior to the Effective Time (but excluding Dissenting Shares) shall automatically be converted into the right to receive the number of shares of New SPAC Common Stock pursuant to the Per Share Exchange Ratio and in accordance with Section 3.01(b)(i).
Section 3.02    Exchange of Certificates.
(a)   Exchange Agent.   On the Closing Date, SPAC shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by SPAC and is reasonably satisfactory to the Company (the “Exchange Agent”), it being agreed that Continental Stock Transfer & Trust Company is satisfactory to all parties, for the benefit of the holders of Company Common Stock for exchange in accordance with this Article III, the number of shares of New SPAC Common Stock sufficient to deliver the Aggregate Transaction Consideration payable pursuant to this Agreement (such certificates for shares of New SPAC Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(d), being hereinafter referred to as the “Exchange Fund”). SPAC shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Aggregate Transaction Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(d), the Exchange Fund shall not be used for any other purpose.
(b)   Exchange Procedures.   No fewer than fifteen (15) Business Days prior to the Closing Date, SPAC shall, or shall cause the Exchange Agent to, mail to each holder of Company Common Stock entitled to receive the Aggregate Transaction Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to SPAC and the Company (the “Letter of Transmittal”), together with any notice required pursuant to Section 262 of the DGCL, and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Common Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the Company’s transfer agent; and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Subject to the satisfaction of the conditions in Article VIII, within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and SPAC shall cause the Exchange Agent to deliver, the Aggregate Transaction Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the Aggregate Transaction Consideration in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Aggregate Transaction Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.
(c)   No Fractional Shares.   Notwithstanding anything to the contrary contained herein, no fraction of a share of New SPAC Common Stock will be issued by virtue of this Agreement or the Transactions, and unless otherwise specifically provided in this Agreement, each person who would otherwise be entitled to a fraction of a share of New SPAC Common Stock (after aggregating all shares of New SPAC Common Stock to which such person otherwise would be entitled) shall instead have the number of shares of New SPAC Common Stock issued to such person rounded to the nearest whole share of New SPAC Common Stock.

(d)   Distributions with Respect to Unexchanged Shares of SPAC Common Stock.   No dividends or other distributions declared or made after the Effective Time with respect to the SPAC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SPAC Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, SPAC shall pay or cause to be paid to the holder of such Certificate, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of SPAC Common Stock evidenced by such Certificate, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of SPAC Common Stock evidenced by such Certificate.
(e)   No Further Rights in Company Common Stock.   The Aggregate Transaction Consideration payable upon conversion of the Company Common Stock in accordance with the terms hereof shall, once so paid, be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock.
(f)   Adjustments to Aggregate Transaction Consideration.   The Aggregate Transaction Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Common Stock occurring on or after the date hereof and prior to the Effective Time.
(g)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to SPAC, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to SPAC for the Aggregate Transaction Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the fullest extent permitted by applicable law, become the property of SPAC free and clear of any claims or interest of any person previously entitled thereto.
(h)   No Liability.   None of the Exchange Agent, SPAC or the Surviving Corporation shall, to the fullest extent permitted by applicable law, be liable to any holder of Company Common Stock for any such Company Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.
(i)   Withholding Rights.   Each of the Surviving Corporation, SPAC, and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Share Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax law. Notwithstanding the foregoing, SPAC or the Exchange Agent, as applicable, shall use commercially reasonable efforts to provide the Company with at least five (5) Business Days prior written notice of any amounts that it intends to deduct or withhold (together with any legal basis therefor and method of calculation) in connection with the payment of the consideration (other than any compensatory payments to be made pursuant to this Agreement or backup withholding), shall use commercially reasonable efforts to provide the applicable holder of Company Common Stock or Company Share Awards a reasonable opportunity to provide documentation establishing exemptions from or reductions of such deductions or withholdings, and shall reasonably cooperate with the Company to reduce or eliminate any applicable deductions or withholding. To the extent that amounts are so withheld by the Exchange Agent, Surviving Corporation or SPAC, as the case may be, such withheld amounts shall be remitted to the appropriate Tax authority, and shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Company Share Awards (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by the Exchange Agent, Surviving Corporation or SPAC, as the case may be.
(j)   Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the provision by such person of a customary indemnity against any claim that may be made against the Company, the Surviving Corporation, SPAC or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Aggregate Transaction Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01.
Section 3.03    Stock Transfer Books.   At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or SPAC for any reason shall be converted into the Aggregate Transaction Consideration in accordance with the provisions of Section 3.01.
Section 3.04    Payment of Expenses.
(a)   No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of Company Transaction Expenses, together with written invoices and wire transfer instructions for the payment thereof, solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (such fees and expenses, the “Unpaid Company Transaction Expenses”). On the Closing Date, SPAC shall pay or cause to be paid by wire transfer of immediately available funds all such Unpaid Company Transaction Expenses. For the avoidance of doubt, the Unpaid Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.
(b)   No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, SPAC shall provide to the Company a written report setting forth a list of SPAC Transaction Expenses, together with written invoices and wire transfer instructions for the payment thereof, solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (such fees and expenses, the “Unpaid SPAC Transaction Expenses”). On the Closing Date, SPAC shall pay or cause to be paid by wire transfer of immediately available funds (i) up to $16,000,000 of such Unpaid SPAC Transaction Expenses (excluding SPAC Extension Expenses) and (ii) any unpaid SPAC Extension Expenses, subject to the SPAC Extension Expense Global Cap. For the avoidance of doubt, neither the Company nor the Surviving Corporation shall be responsible for any Unpaid SPAC Transaction Expenses in excess of the amounts set forth in the preceding sentence.
(c)   SPAC shall not pay or cause to be paid any Unpaid SPAC Transaction Expenses or Unpaid Company Transaction Expenses other than in accordance with this Section 3.04.
Section 3.05    Appraisal Rights.
(a)   Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall be cancelled, cease to exist, represent the right to receive only those rights provided by Section 262 of the DGCL and not be converted into, and such stockholders shall have no right to receive, a portion of the Aggregate Transaction Consideration in accordance with the provisions of Section 3.01. Any holder of Dissenting Shares who, after the Effective Time, fails to perfect or effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted his, her or its shares of Company Common Stock, as of the Effective Time, into the right to receive a portion of the Aggregate Transaction Consideration in accordance with the provisions of Section 3.01, without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such shares.

(b)   Prior to the Closing, the Company shall give SPAC (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.
Section 3.06    Company Earnout.
(a)   Following the Closing, if, at any time during the period starting sixty (60) Trading Days following the Closing and expiring on the fifth (5th) anniversary of the Closing Date (such period, the “Company Earnout Period”):
(i)   The VWAP of the shares of New SPAC Common Stock equals or exceeds $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “First Level Company Earnout Target”), then as soon as commercially practicable and in any event within ten (10) Business Days following the achievement of the First Level Company Earnout Target, the stockholders of the Company as of immediately prior to the Closing (including, for the avoidance of doubt, any stockholders of the Company who received Note Conversion Stock upon conversion of any Company Convertible Notes) and the Financing Investors (collectively, the “Company Earnout Recipients”) shall be entitled to receive, and SPAC shall cause the issuance to the Company Earnout Recipients of, 6,666,667 shares of New SPAC Common Stock (the “First Level Company Earnout Shares”), to be allocated among the Company Earnout Recipients in accordance with, and pursuant to, the Payment Spreadsheet;
(ii)   The VWAP of the shares of New SPAC Common Stock equals or exceeds $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Second Level Company Earnout Target”), then as soon as commercially practicable and in any event within ten (10) Business Days following the achievement of the Second Level Company Earnout Target, (A) the Company Earnout Recipients shall be entitled to receive, and SPAC shall cause the issuance to the Company Earnout Recipients of, an additional 6,666,666 shares of New SPAC Common Stock (the “Second Level Company Earnout Shares”), to be allocated among the Company Earnout Recipients in accordance with, and pursuant to, the Payment Spreadsheet; and
(iii)   The VWAP of the shares of New SPAC Common Stock equals or exceeds $17.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Third Level Company Earnout Target” and, together with the First Level Company Earnout Target and the Second Level Company Earnout Target, the “Company Earnout Targets”), then as soon as commercially practicable and in any event within ten (10) Business Days following the achievement of the Third Level Company Earnout Target, (A) the Company Earnout Recipients shall be entitled to receive, and SPAC shall cause the issuance to the Company Earnout Recipients of, an additional 6,666,667 shares of New SPAC Common Stock (the “Third Level Company Earnout Shares” and, together with the First Level Company Earnout Shares and the Second Level Company Earnout Shares, the “Company Earnout Shares”), to be allocated among the Company Earnout Recipients in accordance with, and pursuant to, the Payment Spreadsheet.
(b)   Notwithstanding the foregoing, none of the Company Earnout Shares issuable pursuant to Section 3.06(a) will be released to any Company Earnout Recipient who is required to file a notification pursuant to the HSR Act or under any applicable Antitrust Laws until any applicable waiting period pursuant to the HSR Act or applicable Antitrust Laws has expired or been terminated, or required approval under any other Antitrust Law is obtained; provided, that any such Company Earnout Recipient has notified SPAC of such required filing pursuant to the HSR Act or other Antitrust Law in connection therewith following reasonable advance notice from SPAC of the reasonably anticipated issuance of Company Earnout Shares.
(c)   For the avoidance of doubt, the Company Earnout Targets may all be satisfied over the same period of Trading Days or any other periods that have overlapping Trading Days and, if each Company Earnout Target is separately met (i) the Company Earnout Shares in connection with each such Company

Earnout Target shall be earned and no longer subject to the restrictions set forth in this Section 3.06, and shall be cumulative with the Company Earnout Shares earned prior to such time and (ii) in no event shall the Company Earnout Recipients be entitled to receive in the aggregate more than 20,000,000 Company Earnout Shares.
(d)   If any Company Earnout Target is not satisfied during the Company Earnout Period, the obligations to issue Company Earnout Shares in this Section 3.06 with respect to such Company Earnout Target shall terminate and no longer apply.
(e)   The Company Earnout Shares and the Company Earnout Targets shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of New SPAC Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of New SPAC Common Stock, occurring on or after the date hereof and prior to the time any such Company Earnout Shares are delivered to the Company Earnout Recipients, if any.
(f)   Notwithstanding anything to the contrary, in the event of a transaction that results in a Change of Control in which shares of New SPAC Common Stock are converted into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by the SPAC Board in good faith) equal to or in excess of a Company Earnout Target that does not constitute a Change of Control, then the Company Earnout Shares subject to the applicable Company Earnout Target that have not been previously issued pursuant to this Section 3.06, shall be issued to the Company Earnout Recipients effective as of immediately prior to the consummation of such transaction, or otherwise treated as so issued in connection therewith, so as to ensure that the Company Earnout Recipients shall receive such Company Earnout Shares, and all proceeds thereof, in connection with such transaction.
(g)   The parties intend that none of the rights to receive Company Earnout Shares, and any interest therein, shall be deemed to be a “security” for purposes of any securities law of any jurisdiction. The right to receive Company Earnout Shares are deemed contractual rights in connection with the Merger and the parties do not view the right to receive the Company Earnout Shares as an investment by the holders thereof. The right to receive Company Earnout Shares (1) will not be represented by any physical certificate or similar instrument and (2) does not represent an equity or ownership interest in any entity. No interest in the right to receive Company Earnout Shares may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of, except (i) by operation of law or (ii) transfers or distributions by entity holders to their affiliates, and any attempt to do so shall be null and void.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company’s disclosure schedule delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”) and which such Company Disclosure Schedule may be amended or supplemented at any time prior to the Effective Time (provided, that no such amendment or supplement shall adversely affect any of SPAC’s or Merger Sub’s rights or obligations under this Agreement as in effect prior to such amendment or supplement), the Company hereby represents and warrants to SPAC and Merger Sub as follows:
Section 4.01    Organization and Qualification; Subsidiaries.
(a)   The Company and each subsidiary of the Company (each a “Company Subsidiary”) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(b)   A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule, which has been prepared by the Company and delivered by the Company to SPAC and Merger Sub prior to the execution and delivery of this Agreement. Except as disclosed in Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other entity.
Section 4.02    Certificate of Incorporation and Bylaws.   The Company has made available to SPAC a complete and correct copy of the certificate of incorporation and bylaws, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation or bylaws.
Section 4.03    Capitalization.
(a)   The Company’s authorized and outstanding capital stock, together with the outstanding Company Share Awards, as of the date of this Agreement is as set forth on Section 4.03(a)(i) of the Company Disclosure Schedule. Except as set forth in this Section 4.03 or the Company Certificate of Incorporation, and other than the Company Options, Company RSUs and Company Warrants, there are no options, warrants, restricted stock units, preemptive rights, calls or convertible securities relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Other than awards granted under the Company Equity Plan, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and the neither the Company nor any Company Subsidiary has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Except as set forth in Section 4.03(a)(ii) of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the shares of stock of the Company or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. The Company does not own any equity interests in any person, other than the Company Subsidiaries.
(b)   Section 4.03(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option: (i) the name of the Company Option recipient; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted; (v) the vesting schedule applicable to such Company Option; and (vi) the date on which such Company Option expires. The Company has made available to SPAC accurate and complete copies of the Company Equity Plan pursuant to which Company has granted the Company Options that are currently outstanding and all forms of award agreements evidencing such Company Options. Each Company Option was granted under, and in all material respects in accordance with the terms of, the Company Equity Plan. No Company Option is subject to Section 409A of the Code, and each Company Option (A) has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code if applicable and (B) that is intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies. All shares of Company Common Stock issuable upon exercise of the Company Options will be duly authorized, validly issued, fully paid and nonassessable.
(c)   Section 4.03(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Warrant: (i) the name of the Company Warrant holder; (ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the exercise price of such Company Warrant; (iv) the date on which such Company Warrant was granted; (v) the vesting schedule applicable to such Company Warrant, if any; and (vi) the date on which such Company Warrant expires, if applicable. The Company has made available to SPAC accurate and complete copies of the Company Warrants. All shares of the Company Stock issuable upon exercise of the Company Warrants will be duly authorized, validly issued, fully paid and nonassessable.

(d)   Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens, options and rights of first refusal on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.
(e)   There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.
(f)   (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option solely as a result of the proposed transactions herein, and (ii) all outstanding shares of the Company and all outstanding Company Options under the Company Equity Plan have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company is a party.
(g)   The stockholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of the Company).
Section 4.04    Authority Relative to this Agreement.   The Company has all necessary power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is contemplated to be a party, to perform all of its obligations hereunder and thereunder and, subject to receiving the Company Stockholder Written Consent, to consummate the Transactions. The execution and delivery of this Agreement, the execution and delivery at Closing by the Company of each of the other Transaction Documents to which the Company is contemplated to be a party and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or such other Transaction Documents or to consummate the Transactions (other than, (a) with respect to the Merger, the Company Stockholder Requisite Approval, which the Company Stockholder Written Consent satisfies and (b) and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been and, at the Closing, subject to receiving the Company Stockholder Written Consent, each other Transaction Document to which the Company is contemplated to be a party will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC and Merger Sub, constitutes, or will at the Closing constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions.
Section 4.05    No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement and each of the other Transaction Documents by the Company does not, and subject to receipt of Company Stockholder Written Consent, the filing and recordation of appropriate merger documents as required by the DGCL the receipt of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement and each of the other Transaction Documents by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws of the Company or any Company Subsidiary, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree, treaty, convention, government directive or other order of any Governmental Authority (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any material payment or penalty under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or material asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or would not reasonably be expected to have a Company Material Adverse Effect.
(b)   The execution and delivery of this Agreement and each of the other Transaction Documents by the Company does not and will not, and the performance of this Agreement and each of the other Transaction Documents by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, quasi-governmental, supranational, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and the filing and recordation of appropriate merger documents as required by the DGCL, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.
(c)   The “ultimate parent entity,” as defined under 16 C.F.R. § 801.1(a)(3), of the Company does not meet the thresholds described in 15 U.S.C. § 18a(a)(2)(B)(ii)(III).
Section 4.06    Permits; Compliance.   Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Section 4.06 of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all of the Company Permits. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any material property or material asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.07    Financial Statements.
(a)   The Company has made available to SPAC true, correct and complete copies, in draft forms, of the audited condensed balance sheet of the Company as of December 31, 2021 and December 31, 2022, and the related unaudited condensed statements of operations and cash flows of the Company for each of the years then ended (collectively, the “Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule. The Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and the absence of notes.
(b)   The Company has made available to SPAC a true, correct and complete copies, in draft forms, of the unaudited condensed balance sheets of the Company as of June 30, 2023 (the “2023 Interim Financial Statements”) and June 30, 2022, and the related unaudited condensed statements of operations and cash flows of the Company for the six-month periods then ended, which are attached as Section 4.07(b) of the Company Disclosure Schedule. Such unaudited financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.
(c)   Except as and to the extent set forth on the Financial Statements or the 2023 Interim Financial Statements, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2023 Interim Financial Statements, (ii) obligations for future performance under any commercial contract to which the Company is a party or (iii) liabilities and obligations which would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole.
(d)   Since the Lookback Date, (i) neither the Company nor any director, officer, and, to Company’s knowledge, its employees, auditor, accountant or Representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.
(e)   To the knowledge of the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).
(f)   The Required Financials, when delivered by the Company, shall (i) be true, correct and complete, (ii) be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company or persons acquired by the Company, as the case may be, as at the date thereof and for the period indicated therein, except as otherwise noted therein. The PCAOB Audited Financials and the Company Unaudited Financials shall be substantially similar to the Financial Statements in respect of the presentation of cash, account receivables, operating liabilities and billings.
(g)   The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(h)   Since the Lookback Date, the Company has not identified and has not received notice from the Company’s auditors of any fraud or allegation of fraud, whether or not material, that involves management of the Company or other employees of the Company who have a role in the Company’s internal controls over financial reporting.
Section 4.08    Absence of Certain Changes or Events.   Since the date of the 2023 Interim Financial Statements, except as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) neither the Company nor any Company Subsidiary has sold, assigned or otherwise transferred any right, title, or interest in or to any of its material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants or require the consent of SPAC pursuant to Section 6.01.

Section 4.09    Absence of Litigation.   There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. Neither the Company nor any Company Subsidiary nor any material property or asset or business of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.
Section 4.10    Employee Benefit Plans.
(a)   Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, each Plan. In addition, all non-standard employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party, and with respect to which the Company or any Company Subsidiary has any severance obligation (and, for the avoidance of doubt, excluding standard form agreements for employees outside of the United States and contracts or agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days) (collectively, the “Service Agreements”) have been made available to SPAC and are set forth on Section 4.10(a) of the Company Disclosure Schedule.
(b)   With respect to each Plan, the Company has made available to SPAC, if applicable (i) a true and complete copy of the current Plan document (or a written summary thereof if such Plan is not reduced to writing) and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary Plan description and any summaries of material modifications, (iii) copies of the Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules and nondiscrimination testing results, in each case, for the two (2) most recent Plan years, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years with respect to which any material liability remains outstanding. The Company does not have any express, legally-binding commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.
(c)   Neither the Company nor any Company Subsidiary nor any ERISA Affiliate currently sponsors, maintains or contributes to, nor has, within the past six (6) years, sponsored, maintained or been required to contribute to, nor has any liability or obligation (contingent or otherwise) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan within the meaning of Section 413 of the Code, or (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.
(d)   Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions (either alone or in combination with another event) would reasonably be expected to (i) result in any obligation by the Company under any Plan, Service Agreement or otherwise, to pay separation, severance or termination pay to any current or former employee, director and/or individual independent contractor of the Company or any Company Subsidiary (ii) accelerate the time of payment or vesting, or increase the amount, of any material benefit or other compensation due to any current or former employee, director and/or individual independent contractor of the Company or any Company Subsidiary, or (iii) result in any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code. The Company has no obligation to provide for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code to any current or former employee, director and/or individual independent contractor of the Company or any Company Subsidiary.
(e)   None of the Plans or Service Agreements provides, nor does the Company or any Company Subsidiary have or reasonably expect to have any obligation to provide retiree medical or life insurance benefits (whether insured or not) to any current or former employee, officer, director or consultant of the

Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.
(f)   Each Plan and each Service Agreement is in compliance, in all material respects, with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) or Service Agreement and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.
(g)   Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 403(a) of the Code has (i) timely received or applied for a favorable determination letter from the IRS, covering all of the provisions applicable to the Plan for which determination letters are currently available, that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to result in the loss of the qualified status of any such Plan or the exempt status of any such trust.
(h)   All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company, except such as would not result in material liability to the Company and the Company Subsidiaries.
(i)   The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.
(j)   The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), no event has occurred and, and to the knowledge of the Company, no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.
(k)   Each Plan and each Service Agreement that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder.
Section 4.11    Labor and Employment Matters.
(a)   (i) Since the Lookback Date, there have been, and there are, no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of its current or former employees, consultants, contractors, or service providers, (ii) neither the Company nor any Company Subsidiary is, or has been since the Lookback Date, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are, and since the Lookback Date there have been, no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any Governmental Authority; and (iv) since the Lookback Date, there has not been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute against the Company or any Company Subsidiary.
(b)   The Company and the Company Subsidiaries are and, since the Lookback Date, have been in material compliance with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, collective bargaining and the payment and withholding of employment-related Taxes.
(c)   Since the Lookback Date, neither the Company nor any Company Subsidiary has been a party to a settlement agreement with a current or former officer, director, employee or independent contractor, that relates primarily to material allegations of sexual harassment. Since the Lookback Date, to the knowledge of the Company, no allegation of sexual harassment has been made by any current or former employee against any officer, director, employee, or independent contractor of the Company or any Company Subsidiary. No disclosure pursuant to Item 401(f) of Regulation S-K of the SEC would be required with respect to any current director or officer of the Company or any Company Subsidiary.
(d)   Each current service provider of the Company or any Company Subsidiary has at all times since the Lookback Date been properly classified: (i) as either an employee or independent contractor; and (ii) for employees, overtime exempt or non-exempt under applicable Law.
Section 4.12    Real Property; Title to Assets.
(a)   The Company does not own, and has never owned, any real property. The Company is not a party to any agreement or option to purchase or sell any real property or material interest therein.
(b)   Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, license or other use/occupancy agreement pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, and together with all amendments, modifications, supplements, extensions, renewals, guaranties, non-disturbance agreements and other material agreements with respect thereto, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to SPAC. There are no leases, subleases, concessions or other contracts granting to any person other than the Company or any Company Subsidiary the right to use or occupy any real property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the respective Lease. Neither the Company nor any Company Subsidiary has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property. The Company and Company Subsidiaries have not entered into any leases, subleases, arrangements, licenses, management agreements, occupancy agreements, profit sharing agreements, services agreements or other agreements or contracts relating to the use, occupancy, sale, option, disposition or alienation of all or any portion of the Leased Real Property. The Company or applicable Company Subsidiary enjoys peaceful and undisturbed possession and quiet enjoyment of the applicable Leased Real Property and there is no person (other than the Company or applicable Company Subsidiary) in possession or control of the Leased Real Property. No owner of any Leased Real Property is an affiliate of the Company or a Company Subsidiary.
(c)   There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, consistent with past practice. There are no latent defects or adverse physical conditions affecting the Leased Real Property, or the improvements thereon, As of the Closing: (i) all rents, required deposits and additional rents due to date pursuant to the Leases have been paid in full, (ii) no security deposit or portion thereof deposited with respect to the Leases has been applied in respect of a breach or default under such Lease which has not been redeposited in full, (iii) neither the Company nor any Company Subsidiary owes any brokerage commissions or finder’s fees with respect to any Lease, and (iv) neither the Company nor any Company Subsidiary has collaterally assigned or granted any security interest in any Lease or any interest therein.

(d)   Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens.
(e)   Each Leased Real Property is supplied with utilities and other services reasonably necessary for the operation of the business of the Company or applicable Company Subsidiary as currently conducted at such Leased Real Property, and no fact or condition exists that would result in the termination or impairment of the furnishing of service to any of the Leased Real Property of water, sewer, gas, electric, telephone, drainage and other such utility services. The Leased Real Property and all improvements thereon, including without limitation, the mechanical systems, HVAC systems, plumbing, electrical, security, utility and sprinkler systems, are in reasonably good working condition and repair, subject only to normal, scheduled maintenance and are reasonably sufficient for the operation thereof for its current use.
(f)   Neither the Company nor any Company Subsidiary has received any notice of any special Tax, levy or assessment for benefits or betterments that affect the Leased Real Property and no such special Taxes, levies or assessments are pending or contemplated. Neither the Leased Real Property nor the use or occupancy thereof violates in any way any applicable permits, licenses, certificates of occupancy, covenants, conditions or restrictions, whether federal, state, local or private, and the Leased Real Property or the Company or applicable Company Subsidiary holding the leasehold interest therein has received all required permits, certificates of occupancy, licenses, authorizations and approvals in connection with the use and occupancy thereof, whether in connection with the business of the Company or any Company Subsidiary or otherwise.
(g)   Each Leased Real Property enjoys direct and continuous ingress and egress from dedicated public highways or streets, and no action has been instituted or is pending, threatened or contemplated that would impair or curtail such ingress and egress and there is no reasonable basis for any such action.
(h)   Neither the Company nor any Company Subsidiary has received any notice from any insurance company or board of fire underwriters of any defects or inadequacies that could adversely affect the insurability of any Leased Real Property or requesting the performance of any material work or alteration with respect to any Leased Real Property.
(i)   To the knowledge of the Company, the Leased Real Property is not subject to any outstanding purchase or sale contracts, options or rights of first offer or refusal, in favor of any person other than the Company, and there are no leases or rights of occupancy or use in favor of any person other than the Company. There are no documents related to the Company or the Company Subsidiary’s use of the Leased Real Property other than those included in the definition of Lease. Other than the Company or the Company Subsidiary, there are no persons occupying any portion of the Leased Real Property, as tenants-at-sufferance, trespassers or otherwise. To the knowledge of the Company, there are no special assessments, pending or certified, with respect to any of the Leased Real Property. To the knowledge of the Company, the owners of the Leased Real Property have not made any assignment, mortgage, pledge or hypothecation of any Lease or the rents or use fees due thereunder.
(j)   The Company or applicable Company Subsidiary has failed to renew any Lease that by its terms would otherwise expire, except in the ordinary course of business, consistent with past practice. Except as set forth on Section 4.12(j) of the Company Disclosure Schedule, the consummation of the transaction contemplated by this Agreement does not require the consent of any party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing.
(k)   The Leased Real Property listed on Section 4.12(k) of the Company Disclosure Schedule constitutes all of the real property and improvements used and occupied by the Company and the Company Subsidiaries necessary to conduct the business of the Company and the Company Subsidiaries as is presently conducted, consistent with practice, and no business activities of the Company and the Company Subsidiaries takes place, occurs or is located on lands or premises other than those included in the Leased Real Property. None of the Leased Real Property is used for any purpose other than the operation of the business of the Company and the Company Subsidiaries.

Section 4.13    Intellectual Property.
(a)   Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) registered Patents, Trademarks, domain names and Copyrights and applications for any of the foregoing that have been filed with the applicable Governmental Authority that are owned or purported to be owned for use by the Company and/or the Company Subsidiaries (“Registered IP”) (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar and any Patents that is a standard essential patent), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software, Technology, or Business Systems of any other persons that are material to the Products and/or business of the Company and/or the Company Subsidiaries as currently conducted (other than unmodified, commercially available, “off-the-shelf” Software, Technology or Business Systems with a replacement cost and/or aggregate annual license and maintenance fees of less than $50,000); and (iii) any Software, Technology, or Business Systems owned or purported to be owned by the Company and/or the Company Subsidiaries that is material to the Products and/or business of the Company and/or the Company Subsidiaries as currently conducted and would have a replacement cost of more than $50,000. The Company IP specified on Section 4.13(a) of the Company Disclosure Schedule, constitutes all material Intellectual Property rights used in the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the date hereof.
(b)   The Company or one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any material Company-Owned IP is threatened or pending. Section 4.13(b) of the Company Disclosure Schedule sets forth all standards-setting organizations or multi-party special interest groups that the Company or any Company Subsidiaries participates, or has, in the past, participated in, where such participation requires the Company or any Company Subsidiaries to grant third parties a license to patents. Except as specified in Section 4.13(b) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is obligated to grant licenses or rights to or otherwise restrict the ability of the Company or any Company Subsidiary to enforce, license or exclude others from using or practicing, any material Company-Owned IP as a result of the Company’s or any Company Subsidiary’s membership or affiliation with any such standards setting organizations or multi-party special interest groups.
(c)   The Company and each of its applicable Company Subsidiaries have taken and take commercially reasonable actions to maintain, protect and enforce Intellectual Property rights in the trade secrets and other Confidential Information in their possession or control, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Neither the Company nor any Company Subsidiaries have disclosed any such trade secrets or Confidential Information that is material to the business of the Company and/or the Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such trade secret or Confidential Information.
(d)   In the past six (6) years, (i) there have been no claims filed with a Governmental Authority and served on the Company and/or any of the Company Subsidiaries, or threatened in writing (including email) to be filed, against the Company and/or any of the Company Subsidiaries with any Governmental Authority, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Registered IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person); (ii) the operation of the business of the Company or any of the Company Subsidiaries (including Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons (including any standard essential patent); (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries have received any formal written opinions of counsel regarding any of the foregoing.

(e)   All current and past founders, officers, management, employees, and contractors who have contributed to, developed or conceived any Company-Owned IP have executed valid, written agreements with the Company or a Company Subsidiary, substantially in the form made available to SPAC, and pursuant to which such persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with the Company or a Company Subsidiary and assigned to the Company or a Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or a Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property, except as otherwise required or prohibited by applicable Law.
(f)   No third person has the current or contingent right to access or possess any material source code that is owned or purported to be owned by the Company or the Company Subsidiaries. Neither the Company nor any Company Subsidiary uses or has used any Open Source Software or any modification or derivative thereof in a manner that would (i) grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or (ii) require the Company or any Company Subsidiary under the terms of any license, (A) to disclose or distribute the source code to any Product components or Business Systems owned or purported to be owned by the Company or any Company Subsidiary which are incorporated in or necessary for the use of the Products, or (B) to license or provide the source code to any such Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Product components at no or minimal charge.
(g)   The Company and the Company Subsidiaries own, lease, license, or otherwise have a valid and enforceable legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company as currently conducted. The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since the Lookback Date, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects without material cost or liability. The Company and the Company Subsidiaries have purchased a sufficient number of seat licenses for its Business Systems.
(h)   The Company and each of the Company Subsidiaries currently and previously since the Lookback Date have complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) industry standards relating to the access, use, processing, and security of Personal Information applicable to the Company, (iii) all published, posted, and internal policies, procedures, and notices of the Company relating to its processing of Personal Information (collectively, the “Privacy Policies”) and (iv) all contractual commitments that the Company and each of the Company Subsidiaries has entered into or is otherwise bound with respect to privacy and/or data security of Personal Information and/or Business Data held or processed by or on behalf of the Company (collectively, the “Data/Privacy Security Requirements”). Since the Lookback Date, the Company and each of the Company Subsidiaries have implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems, any Business Data held or processed by or on behalf of the Company or the Company Subsidiaries, including implementing reasonable procedures designed to prevent unauthorized access and the introduction of Disabling Devices. Neither the Company nor any Company Subsidiary has inserted and, to the knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. All Products operate in material compliance with their documentation.
(i)   Since the Lookback Date, neither the Company nor any Company Subsidiary has experienced (i) any breaches to the Data/Privacy Security Requirements that were required to be reported under applicable Privacy/Data Security Laws, (ii) unauthorized access or unauthorized use of any of the Company’s, or the Company’s Subsidiaries’, information systems, or other Technology necessary for the operations of the Company or its subsidiaries that resulted in material disruption to the Company or a Company Subsidiary’s operations or harm to a third party, or (iii) any unauthorized access to, or acquisition of, any Personal Information or Business Data maintained by the Company, or its subsidiaries, or by any third-party service provider on behalf of the Company or any of its subsidiaries that resulted in material disruption to the Company or a Company Subsidiary’s operations or harm to a third party.

(j)   Since the Lookback Date, neither the Company nor any Company Subsidiary has been subject to or received written notice of any audits, proceedings, inquiries (whether formal or informal), or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or relating to the actual, alleged, or potential violation of any applicable Data Security Requirements.
(k)   The Company and each Company Subsidiary has all rights to use the Business Data, in whole or in part, in the manner in which the Company and each Company Subsidiary receives and uses such Business Data prior to the Closing Date. Since the Lookback Date, no person has made a complaint in writing to the Company or the Company Subsidiaries as to any violation of the Data/Privacy Security Requirements, other than claims that have since been resolved without material liability or that would not result in material liability even if unresolved. Neither the Company nor any Company Subsidiary is subject to any contractual requirements, Privacy Policies, or other legal obligations, including based on the Transactions, that would prohibit Merger Sub or SPAC from receiving or using Personal Information or Business Data held or processed by or on behalf of the Company, in a materially similar manner to which the Company receives and uses such Personal Information and Business Data prior to the Closing Date or result in material liabilities in connection with Data/Privacy Security Requirements.
Section 4.14    Taxes.
(a)   The Company and each Company Subsidiary: (i) has filed (taking into account any validly obtained extension of time within which to file) all income and other material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are true, complete and accurate in all material respects; (ii) has paid all material Taxes payable by the Company or any Company Subsidiary (whether or not shown on any Tax Return), except with respect to Taxes that are being contested in good faith and are disclosed in Section 4.14(a) of the Company Disclosure Schedule and for which adequate reserves have been made in accordance with U.S. GAAP, and no material penalties or charges are due with respect to the late filing of any Tax Return of each of the Company and the Company Subsidiaries; (iii) has not waived any statute of limitations with respect to any material Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency in respect of any material amounts of Taxes (other than ordinary course extensions of time to file Tax Returns); and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of material amounts of Taxes or other material Tax matters pending or proposed or threatened in writing, in each case which has not been paid or fully resolved.
(b)   Neither the Company nor any Company Subsidiary is a party to, bound by, or has obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) and has no potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than pursuant to commercial agreements entered into in the ordinary course of business the principal purpose of which does not relate to Taxes.
(c)   No claim has been made in writing (nor to the Company’s knowledge has any claim been made) by any Tax authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.
(d)   Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or incorrect method of accounting, including by reason of the application of Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date, other than in the ordinary course of business; (iv) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Company Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Company Financial Statements; (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any analogous provision of state, local or foreign Tax law); or (vi) an election under Section 965(h) of the Code.
(e)   The Company and each Company Subsidiary has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party, and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.
(f)   Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.
(g)   Neither the Company nor any Company Subsidiary has liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor.
(h)   Neither the Company nor any Company Subsidiary has a request for a ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority.
(i)   The Company and each Company Subsidiary has made available to SPAC true, correct and complete copies of the final filed income Tax Returns filed by each of the Company and Company Subsidiaries for tax years 2019 through 2022.
(j)   Neither the Company nor any Company Subsidiary has within the last two (2) years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(k)   Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(l)   Neither the IRS nor any other United States or non-United States Tax authority or agency has asserted in writing any deficiency or claim for any material Taxes that has not been fully resolved.
(m)   There are no material Tax Liens upon any assets of the Company or any Company Subsidiary except for Permitted Liens.
(n)   Neither the Company nor any Company Subsidiary has liability for a material amount of unpaid Taxes that has not been accrued for or reserved on the Company’s or any Company Subsidiary’s Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the Company or the Company Subsidiaries in the ordinary course of business.
(o)   To the knowledge of the Company, the Company and each Company Subsidiary is in compliance in all material respects with all applicable transfer pricing laws and regulations.
(p)   Neither the Company nor any Company Subsidiary has taken any action, nor to the knowledge of the Company are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying for the Merger Intended Tax Treatment.
(q)   As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as any schedules or attachments thereto and amendments thereof) required to be supplied or supplied to a Tax authority relating to Taxes.

Section 4.15    Environmental Matters.
(a)   Neither the Company nor any Company Subsidiary is, or has been since the Lookback Date, in violation in any material respect of any applicable Environmental Law.
(b)   To the knowledge of the Company, neither the Company nor any Company Subsidiary has released or caused any release of Hazardous Substances on, under or emanating from any property currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) in violation of any Environmental Law or in a manner or quantity which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws.
(c)   Neither the Company nor any Company Subsidiary has received from any person or Governmental Authority, any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(d)   To the Company’s knowledge, neither the Company nor any Company Subsidiary has manufactured, treated, stored, handled, distributed, transported or disposed of, or arranged for the transportation or disposal of, Hazardous Substances at any real property owned, operated or leased by the Company or any Company Subsidiary, in violation in any material respect of any Environmental Law or otherwise in a manner or quantity that has resulted or would reasonably be expected to result in a liability to the Company under any Environmental Law.
(e)   The Company and the Company Subsidiaries have all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”).
(f)   The Company and the Company Subsidiaries are in compliance in all material respects with the terms and conditions of its Environmental Permits.
(g)   The Company and the Company Subsidiaries have not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any liability of any other person under any Environmental Law or order by a Governmental Authority.
(h)   The Company and each of the Company Subsidiaries has delivered to SPAC true, correct and complete copies of all environmental Phase I reports and other material investigations, studies, audits, tests, records, sampling data, tests, reviews or other similar health and safety documents commenced or conducted by or on behalf of the Company (or by a third-party of which the Company has knowledge) in relation to the current or prior business of the Company or any Company Subsidiary or any real property presently or formerly owned, leased, or operated by the Company or any Company Subsidiary (or its or their predecessors) that are in possession, custody or control of the Company or any Company Subsidiary.
Section 4.16    Material Contracts.
(a)   Section 4.16(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all of the following types of contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth on Section 4.16(a) of the Company Disclosure Schedule being the “Material Contracts”):
(i)   each contract and agreement with consideration paid or payable to or by the Company or any Company Subsidiary in each case of more than $500,000, over the 12-month period ending June 30, 2023;
(ii)   each contract and agreement with Suppliers to the Company or any Company Subsidiary for expenditures paid or payable by the Company or any Company Subsidiary in each case of more than $500,000, over the 12-month period ending June 30, 2023;
(iii)   each contract and agreement with customers of the Company or any Company Subsidiary that involves consideration payable to the Company or any Company Subsidiary in each case of more than $500,000, over the 12-month period ending June 30, 2023;

(iv)   all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party that are material to the business of the Company or any Company Subsidiary;
(v)   all contracts and agreements evidencing Indebtedness (or any guaranty therefor for borrowed money), has the right to draw upon credit that has been extended for Indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, in each case, in an amount greater than $500,000;
(vi)   all contracts and agreements that are a definitive purchase and sale or similar agreement entered into in connection with an acquisition or disposition by the Company since the Lookback Date of any person or of any business entity or division or business of any person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such person or by any other manner), excluding any such contracts or agreements in which the applicable acquisition or disposition has been consummated and there are no material obligations of the Company ongoing;
(vii)   all partnership, joint venture, profits sharing, carry interest or similar agreements that are material to the business of the Company or any Company Subsidiary;
(viii)   all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;
(ix)   all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or in any geographic area or during any period of time or to hire or retain any person, excluding customary confidentiality agreements;
(x)   all contracts or arrangements that result in any person holding a power of attorney from the Company or any Company Subsidiary that relates to the Company or any Company Subsidiary or their business;
(xi)   all leases or master leases of personal property reasonably likely to result in annual payments of $500,000 or more in a 12-month period;
(xii)   all contracts and agreements with outstanding obligations for the sale, purchase or dispositions of any property, assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000 in any calendar year, in each case, other than any sale, purchase or disposition in the ordinary course of business;
(xiii)   all contracts and agreements involving use of any Company-Licensed IP required to be listed in Section 4.13(a) of the Company Disclosure Schedule;
(xiv)   contracts which involve the license or grant of rights to Company-Owned IP by the Company, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted: (A) to customers in the ordinary course of business consistent with past practice; (B) to Suppliers in the ordinary course of business consistent with past practice for the purpose of providing the applicable services to the Company or any Company Subsidiary; or (C) in the ordinary course of business where the grant of rights to Company-Owned IP is incidental to the purpose of the agreement, including use of a Trademark of the Company or any Company Subsidiary for marketing or similar purposes;
(xv)   any contract that (A) grants to any person any preferred pricing, “most favored nation” or similar rights or (B) grant exclusivity to any person in respect of any geographic location, any customer or any product or service;
(xvi)   any contract or agreement not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.16(a) and expected to result in revenue or require expenditures in excess of $500,000 in the calendar year ending December 31, 2023;

(xvii)   any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or any other contract that is material to the Company or any Company Subsidiary, taken as a whole; and
(xviii)   any commitment to enter into any contract or agreement of the type described in the foregoing clauses of this Section 4.16(a).
(b)   (i) each Material Contract is a legal, valid and binding obligation of the Company or any Company Subsidiary and, to the knowledge of the Company, the counterparties thereto, and is enforceable in accordance with its terms and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the counterparty; (ii) to the Company’s knowledge, no counterparty is in material breach or violation of, or material default under, any Material Contract; and (iii) neither the Company nor any Company Subsidiary has received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company and each Company Subsidiary has furnished or made available to SPAC true, correct and complete copies of all Material Contracts without redaction, including all modifications, amendments and supplements thereto.
Section 4.17    Insurance.
(a)   Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, and the principal insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.
(b)   With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole: (i) the policy is legal, valid, binding and enforceable against the Company or the applicable Company Subsidiary in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) no such action has been threatened; and (iv) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.
Section 4.18    Company Stockholder Requisite Approval; Board Approval; Vote Required.   The Company Board (including any required committee or subgroup of such board), by resolutions unanimously adopted at a meeting duly called, noticed and held and not subsequently rescinded or modified in any way, or by unanimous written consent in lieu of a meeting if permitted by applicable Law, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement and the Merger and declared their advisability and approved the Merger and the other Transactions, (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and (d) directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The adoption of this Agreement and the Transactions by the Company Stockholder Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Company Stockholder Written Consent, when delivered, shall qualify as the Company Stockholder Requisite Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company is necessary to adopt this Agreement and approve the Transactions.
Section 4.19    Anti-Corruption Compliance; Certain Business Practices.   The Company and each of its subsidiaries, and each of their respective directors and officers, and, to Company’s knowledge, its employees, agents, and representatives have at all times during the past five (5) years complied in all respects with the provisions of Anti-Corruption Laws. None of the Company, any Company Subsidiary nor, to the Company’s knowledge, any directors or officers, agents or employees of the Company or any Company Subsidiary, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic Government Officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Anti-Corruption Laws; or (c) made any payment that would constitute a bribe, kickback or illegal or improper payment to assist the Company or any Company Subsidiary in obtaining or retaining business for, or with, or directing business to, any person, or in securing any improper advantage. There have been no false or fictitious entries made in the books or records of the Company or any Company Subsidiary relating to any illegal payment or secret or unrecorded fund and the Company has not established or maintained a secret or unrecorded fund. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company and Company Subsidiaries, and their respective directors, officers, employees, agents, and representatives with Anti-Corruption Laws.
Section 4.20    Sanctions and Export Control Compliance.
(a)   The Company and the Company Subsidiaries, and their respective officers and directors, and to the Company’s knowledge, their respective employees, agents, and representatives have at all times during the past five (5) years complied with all applicable Sanctions. During the past five (5) years, none of the Company or its subsidiaries, nor any of their respective directors or officers, nor, to the Company’s knowledge, any of their respective employees, agents, representatives, or beneficial owners: (i) has been or is a Sanctioned Person; (ii) has been or is owned or controlled by a Sanctioned Person; (iii) has maintained or maintains any offices, branches, operations, assets, investments, employees, or agents in any Sanctioned Country; (iv) has participated in any transaction or business dealing with any Sanctioned Person or in any Sanctioned Country; (v) has received from any Governmental Authority or any other person any notice, inquiry, or internal or external allegation regarding an actual or alleged violation of Sanctions; or (vi) made any voluntary or involuntary disclosure to a Governmental Authority regarding an actual or alleged violation of Sanctions.
(b)   The Company and each of its subsidiaries, and each of their respective directors and officers, and to the Company’s knowledge, its employees, agents and representatives have at all times during the past five (5) years complied with Export Control Laws. During the past five (5) years, none of the Company, its subsidiaries, or their respective directors or officers, nor, to the Company’s knowledge, any of its agents, employees, or representatives: (i) has received from any Governmental Authority or any other person any notice, inquiry, or internal or external allegation regarding an actual or alleged violation of Export Control Laws; or (ii) made any voluntary or involuntary disclosure to a Governmental Authority regarding an actual or alleged violation of Export Control Laws.
Section 4.21    Interested Party Transactions.   Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director or officer of the Company or, to the Company’s knowledge, no other affiliate of the Company or any Company Subsidiary has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements and customary employment-related agreements and arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.21. Neither the Company nor any Company Subsidiary has, since the Lookback Date, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or any Company Subsidiary, or (ii) materially modified any term of any such extension or maintenance of credit.
Section 4.22    Exchange Act.   Neither the Company nor any Company Subsidiary are currently (or has not previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 4.23    Brokers.   Except as set forth on Section 4.23 of the Company Disclosure Schedule, no broker, finder, investment banker or other person is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.
Section 4.24    Registration Statement.   None of the information relating to the Company or the Company Subsidiaries supplied by the Company, or by any other person acting on behalf of the Company, in writing specifically for inclusion in the Registration Statement will, as of (i) the time the Registration Statement becomes effective under the Securities Act, (ii) the date of mailing of the Proxy Statement to stockholders of SPAC or (iii) the time of the SPAC Stockholders’ Meeting (including any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.24, no representation or warranty is made by the Company with respect to information or statements made in the Registration Statement that were not supplied by or on behalf of the Company for use therein.
Section 4.25    Stockholder Support Agreement.   The Company has delivered to SPAC a true, correct and complete copy of the Stockholder Support Agreement. The Stockholder Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and, to the knowledge of the Company, no withdrawal, termination, amendment or modification is contemplated. The Stockholder Support Agreement is a legal, valid and binding obligation of the Key Company Stockholders and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Stockholder Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law in any material respect. To the knowledge of the Company, no event has occurred that, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of any Key Company Stockholder under any term or condition of the Stockholder Support Agreement. The Key Company Stockholders hold a number of shares of the Company sufficient to provide the Company Stockholder Requisite Approval.
Section 4.26    PIPE Investment.
(a)   The Company has delivered to SPAC true, correct and complete copies of each of the PIPE Subscription Agreements and Company CVT Convertible Notes entered into by it with the applicable PIPE Investors and CVT Investors named therein, pursuant to which the PIPE Investors or CVT Investors have provided, or committed to provide, the PIPE Financing or CVT Financing, as applicable. To the knowledge of the Company, with respect to each PIPE Investor or CVT Investor, each PIPE Subscription Agreement and each Company CVT Convertible Note is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the Company. Each PIPE Subscription Agreement and each Company CVT Convertible Note is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, each PIPE Investor or CVT Investor that is party thereto, and none of the execution, delivery or performance of obligations under such PIPE Subscription Agreement and Company CVT Convertible Note by the Company or, to the knowledge of the Company, such PIPE Investor or CVT Investor, as applicable, violates any applicable laws. There are no other agreements, side letters, or arrangements between the Company and any PIPE Investor or CVT Investor relating to any PIPE Subscription Agreement or Company CVT Convertible Note that could affect the obligation of such PIPE Investors or CVT Investors to contribute to the Company or SPAC, as applicable, the applicable portion of the PIPE Financing amount set forth in the PIPE Subscription Agreement of such PIPE Investor or CVT Financing amount set forth in the Company CVT Convertible Note of such CVT Investor, and, as of the date hereof, the Company does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any PIPE Subscription Agreement or Company CVT Convertible Note not being satisfied, or the PIPE Financing amount or CVT Financing Amount not being available to the Company or SPAC, as applicable, when due pursuant to the terms thereof (and in any event, at or prior to the Closing Date). No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Company under any material term or condition of any PIPE Subscription Agreement or Company CVT Convertible Note and, as of the date hereof, the Company has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any PIPE Subscription Agreement or Company CVT Convertible Note. The PIPE Subscription Agreements and Company CVT Convertible Notes contain all of the conditions precedent (other than the conditions contained in the other agreements related to the Transactions) to the obligations of the PIPE Investors or CVT Investors to contribute to the Company or SPAC, as applicable, the applicable portion of the PIPE Financing amount or CVT Financing amount set forth therein.
(b)   No fees, consideration or other discounts are payable or have been agreed by the Company to any PIPE Investor in respect of its portion of the PIPE Financing amount or any CVT Investor in respect of its portion of the CVT Financing Amount, except as set forth in the PIPE Subscription Agreements or the Company CVT Convertible Notes.
Section 4.27    Exclusivity of Representations and Warranties.   Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company or any Company Subsidiary, their affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, Company or any Company Subsidiary, and any such representations or warranties are expressly disclaimed and none of SPAC or Merger Sub shall have any claim with respect to their purported use of, or reliance on, any such representations and warranties, except those representations or warranties set forth in this Agreement. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company or any Company Subsidiary nor any other person on behalf of Company or any Company Subsidiary has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any Company Subsidiary (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUB
Except as set forth (i) on SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement (“SPAC Disclosure Schedule”) or (ii) in the SPAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such SPAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to this Agreement)), SPAC hereby represents and warrants to the Company as follows:
Section 5.01    Corporate Organization.
(a)   Each of SPAC and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.
(b)   Merger Sub is the only subsidiary of SPAC. Except for Merger Sub, SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02    Certificate of Incorporation and Bylaws.   Each of SPAC and Merger Sub has heretofore furnished to the Company complete and correct copies of the SPAC Organizational Documents and the Merger Sub Organizational Documents. The SPAC Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither SPAC nor Merger Sub is in violation of any of the provisions of the SPAC Organizational Documents and the Merger Sub Organizational Documents.
Section 5.03    Capitalization.
(a)   The authorized capital stock of SPAC consists of (i) 200,000,000 shares of SPAC Class A Common Stock, (ii) 20,000,000 shares of SPAC Class B Common Stock, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“SPAC Preferred Stock”). As of the date of this Agreement (i) 4,039,934 shares of SPAC Class A Common Stock are issued and outstanding, all of which are subject to Redemption Rights and all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 8,625,000 shares of SPAC Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of SPAC Common Stock are held in the treasury of SPAC, (iv) 17,250,000 SPAC Warrants and 9,400,000 SPAC Private Placement Warrants are issued and outstanding, (v) 17,250,000 shares of SPAC Class A Common Stock are reserved for future issuance pursuant to the SPAC Warrants and (vi) 9,400,000 shares of SPAC Class A Common Stock are reserved for future issuance pursuant to the SPAC Private Placement Warrants. As of the date of this Agreement, there are no shares of SPAC Preferred Stock issued and outstanding. Except as set forth in this Section 5.03(a), there are no equity interests in SPAC.
(b)   As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”). As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to, nor where they issued in violation of any, preemptive rights, rights of first refusal or similar rights, and are held by SPAC free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.
(c)   All outstanding SPAC Units, shares of SPAC Common Stock and SPAC Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the SPAC Organizational Documents.
(d)   The Aggregate Transaction Consideration being delivered by SPAC hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the SPAC Organizational Documents. The Aggregate Transaction Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.
(e)   Except for securities issued pursuant to the PIPE Subscription Agreements, securities issued by SPAC as permitted by this Agreement and the SPAC Warrants, and securities issuable by SPAC pursuant to the Sponsor Loans and any SPAC Working Capital Loans, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. All shares of SPAC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any subsidiary of SPAC is a party to, or otherwise bound by, and neither SPAC nor any subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC or any of its subsidiaries. Other than the Redemption Rights, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any shares of equity interests in SPAC.

There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.
Section 5.04    Authority Relative to this Agreement.   Each of SPAC and Merger Sub have all necessary power and authority to execute and deliver this Agreement and each Transaction Document to which they are contemplated to be a party, to perform all of its respective obligations hereunder and thereunder and, subject to the approval and adoption of the SPAC Proposals by the stockholders of SPAC, to consummate the Transactions. The execution and delivery of this Agreement and each Transaction Document to which SPAC or Merger Sub are contemplated to be a party by each of SPAC and Merger Sub and the consummation by each of SPAC and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of SPAC or Merger Sub are necessary to authorize this Agreement or and Transaction Document to which they are contemplated to be a party or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of the SPAC Proposals by the stockholders of SPAC as the SPAC Stockholders’ Meeting and (b) the filings required by applicable Law). This Agreement and each Transaction Document to which such party is contemplated to be a party has been duly and validly executed and delivered by SPAC and Merger Sub and, assuming due authorization, execution and delivery by the Company or any Company Subsidiary, constitutes a legal, valid and binding obligation of SPAC or Merger Sub, enforceable against SPAC or Merger Sub in accordance with its terms subject to the Remedies Exceptions.
Section 5.05    No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement and each Transaction Document to which they are contemplated to be a party by each of SPAC and Merger Sub do not, and the performance of this Agreement and each Transaction Document to which they are contemplated to be a party by each of SPAC and Merger Sub will not, (i) conflict with or violate the SPAC Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of SPAC or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of SPAC or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of SPAC or Merger Sub is a party or by which each of SPAC or Merger Sub or any of their properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a SPAC Material Adverse Effect.
(b)   The execution and delivery of this Agreement and each Transaction Document to which they are contemplated to be a party by each of SPAC and Merger Sub do not, and the performance of this Agreement and each Transaction Document to which they are contemplated to be a party by each of SPAC and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, and the filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC or Merger Sub from performing its material obligations under this Agreement.
(c)   The “ultimate parent entity,” as defined under 16 C.F.R. § 801.1(a)(3), of SPAC does not meet the thresholds described in 15 U.S.C. § 18a(a)(2)(B)(ii)(I).
Section 5.06    Compliance.   Neither SPAC nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC or Merger Sub or by which any property or asset of SPAC or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC or Merger Sub is a party or by which SPAC or Merger Sub or any property or asset of SPAC or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a SPAC Material Adverse Effect. Each of SPAC and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted, except, where the failure to have such material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority would not, individually or in the aggregate, have or reasonably be expected to have a SPAC Material Adverse Effect.
Section 5.07    SEC Filings; Financial Statements; Sarbanes-Oxley.
(a)   SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since November 8, 2021, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.
(b)   Each of the financial statements (including, in each case, any notes and schedules thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to have a SPAC Material Adverse Effect). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports and SPAC and Merger Sub have no material liability, debt or obligation, except for liabilities, debts and obligations (i) reflected or reserved for on SPAC’s balance sheet for the fiscal quarter ended June 30, 2023 as reported on Form 10-Q or disclosed in the notes thereto, (ii) that have arisen since June 30, 2023 in the ordinary course of the operation of business of SPAC consistent with past practice or (iii) incurred in connection with the Transactions. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.
(c)   Except as and to the extent set forth in the SPAC SEC Reports, neither SPAC nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s and Merger Sub’s business.
(d)   SPAC is in compliance in all material respects with the applicable corporate governance rules and regulations of NYSE.
(e)   SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act and the listing standards of NYSE). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s co-principal executive officers and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley

Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s co-principal executive officers and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.
(f)   SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.
(g)   There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(h)   Since SPAC’s formation, neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC (whether or not remediated), (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.
(i)   As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 5.08    Absence of Certain Changes or Events.   Since its formation through the date of this Agreement, except as expressly contemplated by this Agreement, (a) SPAC has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any SPAC Material Adverse Effect.
Section 5.09    Absence of Litigation.   There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority. There is no unsatisfied judgment or any open injunction binding upon SPAC.
Section 5.10    Board Approval; Vote Required.
(a)   The SPAC Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of SPAC and its stockholders, (ii) determined that the fair market value of the Company is equal to at least 80% of the Trust Account, as applicable, (iii) approved this Agreement and the Transactions and declared their advisability, (iv) recommended that the stockholders of SPAC approve and adopt this Agreement and the Transactions, and directed that this Agreement and the Transactions, be submitted for consideration by the stockholders of SPAC at the SPAC Stockholders’ Meeting.
(b)   The only vote of the holders of any class or series of capital stock of SPAC necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of SPAC Common Stock, except as required to amend, alter or repeal any provisions of the SPAC Certificate of Incorporation, for which a vote or written consent of the holders of a majority of the shares of SPAC Class B Common Stock then outstanding shall be required, according to Section 4.3(b)(iii) of the SPAC Certificate of Incorporation.

(c)   The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub.
(d)   The only vote of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.
Section 5.11    No Prior Operations of Merger Sub.   Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement. Except as contemplated by this Agreement, Merger Sub will have no material assets, liabilities or obligations at all times prior to the Effective Time.
Section 5.12    Brokers.   Except as set forth on Section 5.12 of the SPAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC or Merger Sub.
Section 5.13    SPAC Trust Fund.   As of the date of this Agreement, SPAC has no less than $43,348,622 in the trust fund established by SPAC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at Morgan Stanley Smith Barney LLC (the “Trust Account”). The monies of such Trust Account are invested in interest bearing deposits, United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of November 3, 2021, between SPAC and the Trustee (as amended, the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions, and no termination, repudiation, rescission, amendment, supplement or modification is contemplated. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between SPAC and the Trustee or any other person that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of SPAC, that would entitle any person (other than (i) stockholders of SPAC who shall have elected to redeem their shares of SPAC Class A Common Stock pursuant to the SPAC Organizational Documents, (ii) the underwriters of SPAC’s initial public offering who would be entitled to the Deferred Underwriting Commission upon consummation of the Transactions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate. Subject to the foregoing, the liabilities and obligations of SPAC due and owing or incurred at or prior to the Effective Time shall be paid pursuant to the terms of this Agreement. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Effective Time.

Section 5.14    PIPE Investment.
(a)   Each PIPE Subscription Agreement is a legal, valid and binding obligation of SPAC, and none of the execution, delivery or performance of obligations under such PIPE Subscription Agreement by SPAC violates any applicable laws. There are no other agreements, side letters, or arrangements between SPAC and any PIPE Investor relating to any PIPE Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to SPAC the applicable portion of the PIPE Financing amount set forth in the PIPE Subscription Agreement of such PIPE Investors, and, as of the date hereof, SPAC does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any PIPE Subscription Agreement not being satisfied, or the PIPE Financing amount not being available to SPAC, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC under any material term or condition of any PIPE Subscription Agreement and, as of the date hereof, SPAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any PIPE Subscription Agreement.
(b)   No fees, consideration or other discounts are payable or have been agreed by SPAC or Merger Sub (including, from and after the Closing, the Surviving Corporation and its Subsidiaries) to any PIPE Investor in respect of its portion of the PIPE Financing amount, except as set forth in the PIPE Subscription Agreements.
Section 5.15    Employees.   Other than any officers as described in the SPAC SEC Reports, SPAC and Merger Sub have never employed any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee, officer or director. SPAC and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions (either alone or in combination with another event) would reasonably be expected to (i) result in any payment (including separation, severance, termination, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting, or increase the amount, of any material benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the SPAC, Merger Sub or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which SPAC or Merger Sub is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.
Section 5.16    Taxes.
(a)   Each of SPAC and Merger Sub: (i) has filed (taking into account any validly obtained extension of time within which to file) all income and other material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are true, complete and accurate in all material respects; (ii) has paid all material Taxes payable by SPAC or Merger Sub (whether or not shown on any Tax Return), except with respect to Taxes that are being contested in good faith and are disclosed in Section 5.16(a) of the SPAC Disclosure Schedule and for which adequate reserves have been made in accordance with U.S. GAAP, and no material penalties or charges are due with respect to the late filing of any Tax Return of each of SPAC and Merger Sub; (iii) has not waived any statute of limitations with respect to any material Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency in respect of any material amounts of Taxes (other than ordinary course extensions of time to file Tax Returns); and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of material amounts of Taxes or other material Tax matters pending or proposed or threatened in writing, in each case which has not been paid or fully resolved.

(b)   Neither SPAC nor Merger Sub is a party to, bound by, or has obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) and has no potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than pursuant to commercial agreements entered into in the ordinary course of business the principal purpose of which does not relate to Taxes.
(c)   No claim has been made in writing (nor to the SPAC’s knowledge has any claim been made) by any Tax authority in a jurisdiction in which SPAC or Merger Sub does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.
(d)   Neither SPAC nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or incorrect method of accounting, including by reason of the application of Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date, other than in the ordinary course of business; (iv) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the SPAC SEC Reports, or received in the ordinary course of business since the date of the most recent balance sheet included in the SPAC SEC Reports; (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any analogous provision of state, local or foreign Tax law); or (vi) an election under Section 965(h) of the Code.
(e)   Each of SPAC and Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.
(f)   Neither SPAC nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.
(g)   Neither SPAC nor Merger Sub has liability for the Taxes of any person (other than SPAC) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor.
(h)   Neither SPAC nor Merger Sub has a request for a ruling in respect of Taxes pending between SPAC or Merger Sub and any Tax authority.
(i)   SPAC and Merger Sub has made available to Company true, correct and complete copies of the final filed income Tax Returns filed by each of SPAC and Merger Sub for tax years 2020 through 2022.
(j)   Neither SPAC nor Merger Sub has within the last two (2) years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(k)   Neither SPAC nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(l)   Neither the IRS nor any other United States or non-United States Tax authority or agency has asserted in writing any deficiency or claim for any material Taxes that has not been fully resolved.
(m)   There are no material Tax Liens upon any assets of SPAC or Merger Sub except for Permitted Liens.
(n)   Neither SPAC nor Merger Sub has liability for a material amount of unpaid Taxes that has not been accrued for or reserved on SPAC or Merger Sub financial statements set forth in the SPAC SEC Reports, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of SPAC or Merger Sub in the ordinary course of business.
(o)   To the knowledge of SPAC, each of SPAC and Merger Sub is in compliance in all material respects with all applicable transfer pricing laws and regulations.
(p)   Neither SPAC nor Merger Sub has taken any action, nor to the knowledge of SPAC are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying for the Merger Intended Tax Treatment.
Section 5.17    Listing.   The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CNDB.U” The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CNDB”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CNDB.WS”. As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the NYSE or the SEC with respect to any intention by such entity to deregister the SPAC Units, the shares of SPAC Class A Common Stock, or SPAC Warrants or terminate the listing of SPAC on the NYSE. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the shares of SPAC Class A Common Stock, or the SPAC Warrants under the Exchange Act.
Section 5.18    SPAC’s and Merger Sub’s Investigation and Reliance.   Each of SPAC and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Company Subsidiaries and the Transactions, which investigation, review and analysis were conducted by SPAC and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither SPAC nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Representatives and each of SPAC and Merger Sub expressly disclaim and negate any other express or implied representation or warranty whatsoever (whether at Law or in equity), except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to SPAC, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or Merger Sub or any of their Representatives, whether orally or in writing, in any Confidential Information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and the Company Subsidiaries.
Section 5.19    Certain Business Practices.   Since November 8, 2021, none of SPAC, Merger Sub, nor, to SPAC’s knowledge, any directors or officers, agents or employees of SPAC or Merger Sub has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic Government Officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.
Section 5.20    Investment Company Act.   Neither SPAC nor Merger Sub is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 5.21    Takeover Statutes and Charter Provisions.   The SPAC Board has taken all action necessary so that the restrictions on business combination set forth in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Transactions, including the Merger and the issuance of New SPAC Common Stock. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to SPAC or Merger Sub in connection with this Agreement, the Merger, the issuance of New SPAC Common Stock or any of the other Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which SPAC or Merger Sub is subject, party or otherwise bound.
ARTICLE VI.
CONDUCT OF BUSINESS PENDING THE MERGER
Section 6.01    Conduct of Business by the Company Pending the Merger.
(a)   The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement (such period, the “Interim Period”), except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01(a) of the Company Disclosure Schedule, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):
(i)   the Company and each Company Subsidiary shall conduct its business in the ordinary course of business and in a manner consistent with past practice; and
(ii)   the Company and each Company Subsidiary shall use its commercially reasonable efforts to preserve substantially intact the current business organization of the Company and each Company Subsidiary, to keep available the services of the current officers and key employees of the Company and each Company Subsidiary and to preserve intact the current business relationships and ongoing relationships of the Company and each Company Subsidiary with material customers, Suppliers, joint venture partners, distributors, creditors, landlords and other business relations of the Company.
(b)   By way of amplification and not limitation, except (1) as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including, for the avoidance of doubt, as contemplated pursuant to the PIPE Subscription Agreements), (2) as set forth in Section 6.01(b) of the Company Disclosure Schedule, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither the Company nor any Company Subsidiary shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed):
(i)   amend or otherwise change the Company Certificate of Incorporation or the Company’s bylaws or equivalent organizational documents, except for any amendment to the Company Certificate of Incorporation strictly necessary to facilitate the Closing in accordance with the terms and conditions of this Agreement;
(ii)   form or create any subsidiaries;
(iii)   issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary; provided however, that (1) grants of Company Options or Company RSUs pursuant to and in accordance with the Company Equity Plan in the ordinary course of business, shall not be subject to the limitations of this Section 6.01(b)(iii) to the extent that the number of shares of Company Common Stock subject to such Company Options and Company RSUs, in the aggregate, do not exceed the lesser of (x) 2,705,000 or (y) that number of shares remaining in the share pool of the Company Equity Plan as of the date hereof and (2) the exercise of any Company Options or settlement of any Company RSUs shall not be subject to the limitations of this Section 6.01(b)(iii), or (B) except in the ordinary course of business and in a manner consistent with past practice, any material assets of the Company;
(iv)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests;

(v)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities or other equity interests;
(vi)   (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof; or (B) incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;
(vii)   Except as required by the terms of any Plan or Service Agreement set forth on Section 4.10(a) of the Company Disclosure Schedule or the grant of equity awards as permitted under Section 6.01(b)(iii): (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary, other than increases in base compensation to employees or other individual service providers whose base compensation would not exceed, on an annualized basis, $250,000, (B) enter into any new, or amend any existing Service Agreement or severance or termination agreement with or grant any change of control or retention payments or benefits to, in each case, any current or former director, officer, employee or consultant whose base compensation would exceed, on an annualized basis, $250,000, (C) take any action that will result in the acceleration of vesting or payment timing or requirement for funding of any compensation or benefits to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary or (D) hire any person whose base compensation would exceed, on an annualized basis, $250,000, or terminate any current director, officer, employee or consultant provider whose base compensation would exceed, on an annualized basis, $250,000 other than for cause;
(viii)   institute a layoff resulting in the termination of employment of (x) one or more key employees or (y) more than five (5) employees who are not key employees;
(ix)   voluntarily recognize a labor union or similar organization or enter into a collective bargaining agreement or other labor union contract;
(x)   other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule, grant any severance or termination pay to, any director, officer, or other employee of the Company or any Company Subsidiary;
(xi)   adopt, amend and/or terminate any Plan (or any arrangement that would be considered a Plan if in effect on the date hereof) except (x) as may be required by applicable Law or (y) in the event of annual renewals of health and welfare programs in the ordinary course and consistent with past practice;
(xii)   except in the ordinary course of business consistent with past practice, make any material Tax election, amend any material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability, in each case, that could reasonably be expected to have an adverse and material impact on the Company or any Company Subsidiary;
(xiii)   materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole;
(xiv)   (x) permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, (y) fail to pay all required fees and taxes required or advisable to maintain and protect its interest in any material item of Company IP, or

(z) sell, assign, license or sublicense (other than nonexclusive licenses and sublicenses of Company IP granted in the ordinary course of business) any material item of Company IP;
(xv)   modify any Privacy Policy or the operation or security of any Business Systems, except as reasonably determined by the Company to be required by Privacy/Data Security Laws;
(xvi)   acquire any fee interest in real property;
(xvii)   waive, release, compromise, settle or satisfy any pending or threatened material claim or compromise or settle any liability, other than in the ordinary course of business;
(xviii)   enter into any material new line of business outside of the business currently conducted by the Company or any of the Company Subsidiaries; or
(xix)   enter into any agreement or otherwise make a binding commitment to do any of the foregoing.
Section 6.02    Conduct of Business by SPAC and Merger Sub Pending the Merger.   Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including, for the avoidance of doubt, as contemplated pursuant to the PIPE Subscription Agreements), set forth on Section 6.02 of the SPAC Disclosure Schedule, or required by applicable Law (including as may be requested or compelled by any Governmental Authority), SPAC agrees that during the Interim Period, unless the Company or Company Subsidiary shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of SPAC and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, as set forth on Section 6.02 of the SPAC Disclosure Schedule, or as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither SPAC nor Merger Sub shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of the Company or Company Subsidiary (which consent shall not be unreasonably withheld, delayed or conditioned):
(a)   amend or otherwise change the SPAC Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of SPAC other than Merger Sub, other than as strictly necessary to facilitate the Closing in accordance with the terms and conditions of this Agreement;
(b)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;
(c)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Common Stock or SPAC Warrants except for redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;
(d)   issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SPAC or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SPAC or Merger Sub;
(e)   acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;
(f)   form or create any subsidiaries;
(g)   incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;
(h)   enter into, renew or amend in any material respect, any transaction or contract with an affiliate of SPAC (including, for the avoidance of doubt, (x) the Sponsor or anyone related by blood, marriage or adoption to Sponsor and (y) any person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(i)   waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened action) or compromise or settle any liability in excess of $50,000 individually or $150,000 in the aggregate;
(j)   make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;
(k)   except in the ordinary course of business consistent with past practice, make any material Tax election, amend any material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability, in each case, that could reasonably be expected to have an adverse and material impact on SPAC or the Merger Sub;
(l)   amend the Trust Agreement or any other agreement related to the Trust Account; or
(m)   enter into any agreement or otherwise make a binding commitment to do any of the foregoing.
Section 6.03    Claims Against Trust Account.   The Company acknowledges that SPAC is a special purpose acquisition company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read SPAC’s final prospectus, dated as of November 3, 2021, and other SPAC SEC Reports, the SPAC Organizational Documents and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public stockholders, and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that SPAC’s sole assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the Merger and the other Transactions are not consummated by November 8, 2023, or such later date pursuant to a SPAC Extension, SPAC will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its affiliates) agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company (on behalf of itself and its affiliates) hereby irrevocably waives any Claim they may have, now or in the future and will not seek recourse against the Trust Fund or any trustee of the Trust Account and SPAC for any reason whatsoever; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC, Merger Sub or any other person (a) for legal relief against monies or other assets of SPAC or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its affiliates to induce SPAC to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its affiliates under applicable law. This Section 6.03 shall survive the termination of this Agreement for any reason.

ARTICLE VII.
ADDITIONAL AGREEMENTS
Section 7.01    Proxy Statement; Registration Statement.
(a)   As promptly as practicable after the execution of this Agreement and receipt of the Required Financials, (i) SPAC and the Company shall prepare and SPAC shall file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of SPAC with respect to the special meeting of SPAC’s stockholders (the “SPAC Stockholders’ Meeting”) to be held to consider the (A) approval and adoption of this Agreement and the Transactions as a business combination, (B) the adoption and approval of the Merger, (C) the issuance of shares of New SPAC Common Stock in connection with the Merger, (D) the amendment and restatement of the SPAC Certificate of Incorporation in the form of the SPAC Second Amended and Restated Certificate of Incorporation, (E) the election of members of the SPAC Board in accordance with Section 2.05, (F) the adoption and approval of any other proposals as the SEC (or staff member thereof) or NYSE may indicate are necessary in its comments to the Proxy Statement, the Registration Statement or correspondence related thereto, (G) the adoption and approval of any other proposals as reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the Transactions and (H) the adjournment of the SPAC Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (H), together, the “SPAC Proposals”), and (ii) SPAC and the Company shall prepare, and SPAC shall file with the SEC, a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of New SPAC Common Stock (A) that constitute the Aggregate Transaction Consideration and (B) held by the stockholders of SPAC immediately prior to the Effective Time. Without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), the SPAC Proposals shall be the only matters (other than procedural matters) that SPAC shall propose to be acted on by SPAC’s stockholders at the SPAC Stockholders’ Meeting, as adjourned or postponed. The Registration Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Company shall furnish all information concerning the Company as SPAC may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement, including updates to the Required Financials as required prior to the effective date of the Registration Statement to address subsequent interim periods and to ensure compliance with PCAOB or AICPA requirements, as the case may be. SPAC and the Company each shall use their reasonable best efforts to (i) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement and the Registration Statement, (ii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing with the SEC and (iii) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, SPAC shall take any and all action required under any applicable federal or state securities laws in connection with the issuance of shares of New SPAC Common Stock, in each case to be issued or issuable to the stockholders of the Company in connection with this Agreement. SPAC shall cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the SPAC Board in accordance with Section 7.02(a), as promptly as practicable (but in no event later than five (5) Business Days except as otherwise required by applicable Law) following the earlier to occur of: (x) in the event the Registration Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (y) in the event the Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC and promptly (and in no event later than the fifth (5th) Business Day following the date of this Agreement) commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act.
(b)   No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by SPAC or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). SPAC and the Company each will advise the other, promptly after they receive notice thereof, (i) of the time when the Registration Statement has become effective or any supplement or amendment has been filed, (ii) of the issuance of any stop order, (iii) of the suspension of the qualification of the New SPAC Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, (iv) of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or (v) written or oral comments thereon and responses thereto or requests by the SEC for additional information. Each of SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.
(c)   SPAC represents that the information supplied by SPAC for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SPAC and the Company, (iii) the time of the SPAC Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to SPAC or Merger Sub, or their respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, SPAC shall promptly inform the Company. All documents that SPAC is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
(d)   The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SPAC and the Company, (iii) the time of the SPAC Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform SPAC. Any documents that the Company is responsible for filing with the SEC in connection with the Merger or the other Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
(e)   If, at any time prior to the SPAC Stockholders’ Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, SPAC and the Company shall prepare and SPAC shall promptly file an amendment or supplement to the Registration Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform SPAC of such information, event or circumstance.
(f)   If, in connection with the preparation and filing of the Registration Statement (including the Proxy Statement contained therein) or the SEC’s review thereof, the SEC requests or requires that a Tax opinion with respect to the U.S. federal income tax consequences of the Transactions be prepared and submitted, the parties shall deliver to counsel tasked with preparing such Tax opinion customary Tax representation letters satisfactory to such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such Tax opinion. Notwithstanding anything to the contrary in this Agreement, none of SPAC, the Company or their respective Tax advisors are obligated to provide any opinion that the Transactions qualify for the Merger Intended Tax Treatment, other than a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of the Transactions included in the Registration Statement (including the Proxy Statement contained therein) as may be required to satisfy applicable rules and regulations promulgated by the SEC, nor will a Tax opinion by any party’s advisors be a condition precedent to the Transactions.
Section 7.02    SPAC Stockholders’ Meeting; and Merger Sub Stockholder’s Approval.
(a)   SPAC shall establish a record date (which date shall be mutually agreed with the Company) for, call, give notice of and hold the SPAC Stockholders’ Meeting in accordance with the SPAC Certificate of Incorporation and applicable Law as promptly as practicable after the date on which the Registration Statement becomes effective (and in no event later than the date the Proxy Statement is required to be mailed in accordance with Section 7.01(a)) for the purpose of voting solely upon the SPAC Proposals, and SPAC shall use its reasonable best efforts to hold the SPAC Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. SPAC shall use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Stockholders’ Meeting (or any adjournment or postponement thereof), including by soliciting from its stockholders proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other lawful action necessary or advisable to secure the required vote or consent of its stockholders. The SPAC Board shall recommend to its stockholders that they approve the SPAC Proposals (the “SPAC Board Recommendation”), shall include the SPAC Board Recommendation in the Proxy Statement, and shall not withhold, withdraw, qualify or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to the Company, the SPAC Board Recommendation.
(b)   Promptly following the execution of this Agreement, SPAC shall approve and adopt this Agreement and approve the Merger and the Transactions, as the sole stockholder of Merger Sub.
(c)   SPAC shall take use commercially reasonable efforts to complete the SPAC Extension, including but not limited to, any solicitation of proxies for a special meeting of shareholders to approve such extension and maintain applicable listing requirements.
Section 7.03    Access to Information; Confidentiality.
(a)   During the Interim Period, the Company and SPAC shall (and shall cause their respective subsidiaries and instruct their respective Representatives to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof, provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or any Company Subsidiary without the prior written consent of the Company; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, but without limiting the Company’s obligations under Section 7.07, neither the Company nor SPAC shall be required to provide access to or disclose information to the extent such party has been advised by legal counsel that the access or disclosure would (x) violate its obligations of confidentiality or similar legal restrictions with respect to such information, (y) jeopardize the protection of attorney-client privilege or (z) contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such inconsistency, conflict, jeopardy or contravention).
(b)   All information obtained by the parties pursuant to this Section 7.03 shall be kept confidential in accordance with the confidentiality agreement, dated April 13, 2023 (the “Confidentiality Agreement”), between SPAC and the Company.
(c)   Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.04    No Solicitation.
(a)   During the Interim Period, the Company shall not and shall cause the Company Subsidiaries not to, and shall direct its Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives or the Company Subsidiaries to take any such action. The Company shall and shall cause the Company Subsidiaries, and shall instruct its Representatives and the Company Subsidiaries, to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Company Acquisition Proposal. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date hereof.
(b)   During the Interim Period, SPAC shall not take, nor shall it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “Business Combination Proposal”) other than with the Company, its stockholders and its affiliates and Representatives. SPAC shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.
Section 7.05    Employee Benefits Matters.
(a)   SPAC shall, or shall cause the Surviving Corporation to, assume, honor and fulfill all of the Plans in accordance with their terms as in effect immediately prior to the Closing Date, as such Plans may be modified or terminated from time to time in accordance with their terms.
(b)   The provisions of this Section 7.05 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any continuing employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or any Company Subsidiary or shall require the Company, SPAC, the Surviving Corporation and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.06    Directors’ and Officers’ Indemnification; D&O Tail.
(a)   The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any Company Subsidiary, unless such modification shall be required by applicable Law.
(b)   Each of SPAC and the Surviving Corporation shall purchase and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by the Company or SPAC as of the Closing with respect to matters occurring prior to the Effective Time; provided, however, that the Company shall provide written approval prior to the purchase of the D&O Tail by SPAC, and each of SPAC, the Company and the Surviving Corporation agree that it shall use commercially reasonable efforts to obtain D&O Tail at a reasonable price and on reasonable terms favorable to SPAC and the Surviving Corporation, as applicable. The D&O Tail shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the policy in effect immediately prior to the Effective Time for the benefit of the Company’s or SPAC’s directors and officers, as applicable, and shall remain in effect for six (6) years following the Closing.
(c)   Notwithstanding anything contained in this Agreement to the contrary, this Section 7.06 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on SPAC and the Surviving Corporation and all successors and assigns of SPAC and the Surviving Corporation. In the event that SPAC or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of SPAC or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.06.
Section 7.07    Notification of Certain Matters.
(a)   The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of: (a) any Action or investigation that would have been required to be disclosed to the other party under this Agreement if such party had knowledge of it as of the date hereof; (b) any event which a party becomes aware of during the Interim Period, the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail at any time from the date of this Agreement to the Effective Time; (c) any notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the Merger or the other Transactions; (d) without limiting Section 7.08, any regulatory notice or report from a Governmental Authority in respect of the Transactions.
(b)   Notwithstanding anything to the contrary in this Agreement (including anything set forth in Section 7.04), the Company shall give prompt written notice to SPAC, but in any event within no less than five (5) Business Days following such event, if (i) any Material Contract set forth in Section 4.16(a)(i), Section 4.16(a)(vii) or Section 4.16(a)(xvi) of the Company Disclosure Schedule has been terminated (or such termination has been threatened) or any material modifications or amendments have been made to any Material Contract set forth in Section 4.16(a)(i), Section 4.16(a)(vii) or Section 4.16(a)(xvi) of the Company Disclosure Schedule (or if any such material modification or amendment has been proposed); or (ii) there are any material discussions with personnel who have decision-making authority as to any changes that would reasonably be expected to have an adverse impact on any of the Company’s business relations or arrangements with any of the parties to any Material Contract set forth in Section 4.16(a)(i), Section 4.16(a)(vii) or Section 4.16(a)(xvi) of the Company Disclosure Schedule. Notwithstanding anything to the contrary in this Agreement (including anything set forth in Section 7.04), if the Company reasonably determines in good faith on the advice of outside legal counsel that it is restricted by or prohibited under applicable confidentiality or similar undertakings or by applicable Law from providing any notice required to be delivered under this

Section 7.07, the Company shall (A) notify SPAC or SPAC’s outside legal counsel of that fact and shall provide such notice and the grounds for such determination as shall be permitted under the circumstances; and (B) use its reasonable best efforts to cause such notice to be provided in a manner that would not be so restricted or prohibited.
(c)   No notification given by the Company under this Section 7.07 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.
Section 7.08    Further Action; Reasonable Best Efforts.
(a)   Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (and shall cause each of its affiliates to) use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws, including the proposed rules issued by the SEC on March 30, 2022 relating to certain aspects of initial public offerings by special purpose acquisition companies and their subsequent business combinations if such proposed rules are adopted by the SEC, as so adopted, or otherwise to consummate and make effective the Transactions, as promptly as practicable, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.
(b)   Each of the parties shall (and shall cause each of its affiliates to) keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.
(c)   At the written request of SPAC (email being sufficient), the Company shall make members of its management reasonably available to participate in management presentations, “road shows,” rating agency presentations, meetings with financing sources and similar events in connection with obtaining the approval of the stockholders of SPAC, SPAC’s “share recycling” efforts and/or the obtaining of any debt or equity financing or the obtaining of ratings or Governmental Authority and other third-party approvals.
Section 7.09    Public Announcements.   The initial press release relating to this Agreement shall be a joint press release the text of which shall be agreed to by SPAC and the Company. Thereafter, during the Interim Period, unless otherwise required by applicable Law or the rules of the NYSE, each of SPAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party; provided, however, that each of SPAC and the Company may make any such announcement or other communication (a) if such announcement or other communication is required by applicable Law or the rules of NYSE, in which case the disclosing party shall, to the fullest extent permitted by applicable Law, first allow the other party to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith, (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 7.09, and (c) to Governmental Authorities in connection with any consents, approvals and authorizations required to be made under this Agreement or in connection with the Transactions. Furthermore, nothing contained in this Section 7.09 shall prevent SPAC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors or PIPE Investors.
Section 7.10    Tax Matters.
(a)   SPAC and the Company intend that, for United States federal income Tax purposes, the Merger will qualify for Merger Intended Tax Treatment. None of the Company or SPAC has taken or will take any action, if such action or failure would be reasonably expected to cause the Merger to fail to qualify for the Merger Intended Tax Treatment. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.
(b)   All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions (collectively, “Transfer Taxes”) shall be paid by the Company following the Closing. Unless otherwise required by applicable Law, SPAC will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the parties will, and will cause their applicable affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation.
(c)   At or prior to the Closing, the Company shall deliver to SPAC a properly executed certification that shares of Company Common Stock are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by the Company with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations; provided that, notwithstanding anything to the contrary, SPAC’s sole remedy in the event the Company fails to deliver such certificate shall be to make a proper withholding of Tax to the extent required by applicable Tax law.
Section 7.11    Stock Exchange Listing.   SPAC will use its reasonable best efforts to cause the New SPAC Common Stock comprising the Aggregate Transaction Consideration issued in connection with the Transactions to be approved for listing on the NYSE at Closing. During the period from the date hereof until the Closing, SPAC shall use its reasonable best efforts to keep the SPAC Units, SPAC Class A Common Stock and SPAC Warrants listed for trading on the NYSE.
Section 7.12    Section 16 Matters.   Prior to the Effective Time, SPAC shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the SPAC Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.
Section 7.13    SPAC Public Filings.   From the date hereof through the Closing, SPAC shall use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
Section 7.14    Qualification as an Emerging Growth Company.   SPAC shall, at all times during the period from the date hereof until the occurrence of the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012; and (b) not take any action that would cause SPAC to not qualify as an “emerging growth company” within the meaning of such Act.
Section 7.15    Required Financials.    The Company shall use its reasonable best efforts to (A) prepare and deliver, by November 10, 2023, true, correct and complete copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2021 and December 31, 2022, and the related audited consolidated statements of income and cash flows of the Company for such years, each audited in accordance with the auditing standards of the PCAOB, together with an unqualified audit report thereon from the Company’s independent public accountants (collectively, the “PCAOB Audited Financials”), (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2023 and as of the last day of each subsequent fiscal quarter of the Company (collectively, the “Company Unaudited Financials”), (iii) any historical financial statements of any persons acquired or to be acquired by the Company required by Rule 3-05 of Regulation S-X of the SEC for the corresponding periods set forth in (i) and (ii) above or otherwise required by the rules and regulations of the SEC governing the Registration Statement (in the case of any such financial statements required to be audited, each audited in accordance with the auditing standards of the AICPA, together with an unqualified audit report thereon from the Company’s independent auditors) (the “Acquired Company Financials”) and (iv) any unaudited pro forma financial statements required by Regulation S-X of the SEC to be included in the Registration Statement (the “Pro Forma Financials” and, together with the PCAOB Audited Financials, the Company Unaudited Financials, and the Acquired Company Financials, the “Required Financials”), and (B) promptly make any necessary amendments, restatements or revisions to the Required Financials, including any audited or unaudited financial statements for additional periods as required pursuant to rules and regulations of the SEC, such that they remain Compliant through the date of completion of the offering pursuant to the Registration Statement and completion of the PIPE Financing. The Company shall use commercially reasonable efforts to promptly remedy or otherwise address any significant deficiency, material weakness or other issue with respect to the Company’s internal control over financial reporting or otherwise in the preparation of the Required Financials, as identified by the Company’s accountants. The PCAOB Audited Financials shall not be materially different from the Financial Statements.
Section 7.16    Trust Account.   As of the Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in SPAC’s Certificate of Incorporation will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Merger or otherwise, and no stockholder of SPAC shall be entitled to receive any amount from the Trust Account. At least forty-eight (48) hours prior to the Effective Time, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC (to be held as available cash on the balance sheet of SPAC, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.
Section 7.17    Equity Incentive Plan; Employee Stock Purchase Plan.
(a)   Prior to the Effective Time, SPAC shall approve and adopt, subject to the approval of the stockholders of SPAC, an equity incentive plan (the “Equity Incentive Plan”) in the form prepared by the Company, after review and approval by SPAC, to be effective as of the Closing.
(b)   Prior to the Effective Time, SPAC shall approve and adopt, subject to the approval of the stockholders of SPAC, an employee stock purchase plan (the “ESPP”) in the form prepared by the Company, after review and approval by SPAC, to be effective as of the Closing.
(c)   The Equity Incentive Plan and the ESPP, taken together, shall provide for an initial aggregate share reserve thereunder equal to no more than 10% of the number of shares of New SPAC Common Stock outstanding on a pre-diluted basis immediately following the Closing. All shares of New SPAC Common Stock that may be issued in respect of any (i) Assumed Company Option or (ii) Assumed Company RSU, shall be included in, and issued from, such initial aggregate share reserve.
Section 7.18    Concurrent Financings.   During the Interim Period:
(a)   Each of SPAC and the Company shall use their commercially reasonable efforts to (i) obtain commitments from additional investors as to the Concurrent Financings and shall apprise the other party as to the status of the Concurrent Financings during such process, (ii) as applicable, enforce the obligations of the PIPE Investors and CVT Investors under the PIPE Subscription Agreements and the Company CVT Convertible Notes, and consummate the purchases contemplated by the PIPE Subscription Agreements and the Company CVT Convertible Notes on the terms and subject to the conditions set forth therein, (iii) satisfy all conditions to the Concurrent Financings set forth in the PIPE Subscription Agreements and the Company CVT Convertible Notes that are within their control and (iv) satisfy and comply with their applicable obligations under the PIPE Subscription Agreements and the Company CVT Convertible Notes. Each of SPAC and the Company shall use its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its respective Representatives to, cooperate with the other party and their Representatives in connection with the matters specified in this Section 7.18(a). If reasonably requested by the other party, SPAC or the Company shall, to the extent it has such rights under any PIPE Subscription Agreement or Company CVT Convertible Notes, waive any breach of any representation, warranty, covenant or agreement of such PIPE Subscription Agreement or Company CVT Convertible Note by the applicable PIPE Investor or CVT Investor to the extent necessary to cause the satisfaction of the conditions to closing of the Concurrent Financings set forth therein and solely for the purpose of consummating the Closing; provided that (x) any such waiver may be subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of the Concurrent Financings, (y) subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of the Concurrent Financings, the Company or SPAC, as applicable, also waives any such breach to the extent the Company or SPAC, as applicable, is a third-party beneficiary of the provision that was so breached and (z) any such waiver shall be subject to the rights of the placement agent, as applicable, under such PIPE Subscription Agreement or Company CVT Convertible Note with respect to such waiver.
(b)   Each of SPAC and the Company, as applicable, shall not amend, modify or waive any provisions of any PIPE Subscription Agreement or Company CVT Convertible Note without the prior written consent of the other party; provided that any amendment, modification or waiver that is solely ministerial in nature or otherwise immaterial, and, in each case, that does not affect any economic or any other material term, shall not require the prior written consent of the other party, so long as no less than two (2) Business Days’ prior written notice of such amendment, modification or waiver (including the form thereof) has been given, it being understood, but without limiting the foregoing, that it shall be deemed material if any amendment, modification or waiver (i) reduces or is reasonably expected to reduce the amount of the Concurrent Financings available under any PIPE Subscription Agreement or Company CVT Convertible Note, (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Concurrent Financings or (iii) prevents, impedes or delays or is expected to prevent, impede or delay the consummation of the Transactions.
(c)   Each of SPAC and the Company, as applicable, shall (i) promptly notify the other party upon having knowledge of any material breach or default under, or termination of, any PIPE Subscription Agreement or Company CVT Convertible Note (including any refusal or repudiation by any PIPE Investor or CVT Investor, as applicable, with respect to its obligation and/or ability to provide the full financing contemplated by the applicable PIPE Subscription Agreement or Company CVT Convertible Note), (ii) at least 24 hours prior to delivering any written notice (or any other material notice) to a PIPE Investor or CVT Investor with respect to any PIPE Subscription Agreement or Company CVT Convertible Note, deliver such notice to the Company or SPAC, as applicable, for their prior review and consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (iii) promptly, and in any event, within two (2) Business Days following the Company’s or SPAC’s reasonable request, deliver the Closing Notice (as such term (or similar term) will be defined in the PIPE Subscription Agreement or Company CVT Convertible Note) to the PIPE Investors and CVT Investors if conditions to the delivery of such notice under the PIPE Subscription Agreement or Company CVT Convertible Note have been satisfied or waived in accordance with the terms hereof and thereof and all of the conditions to the Closing set forth in Article VIII have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing, but that would, as of such date, reasonably be expected to be satisfied if the Closing were to occur).
Section 7.19    SPAC Transaction Expenses.   SPAC agrees to use its reasonable best efforts to ensure that (i) the Unpaid SPAC Transaction Expenses (other than SPAC Extension Expenses) do not exceed $16,000,000 and (ii) all creditors and debtors of Unpaid SPAC Transaction Expenses (other than SPAC Extension Expenses) shall, by the Closing Date, have entered into novation, waiver or substantially similar agreements with SPAC and/or Sponsor, as applicable, so that all Unpaid SPAC Transaction Expenses (other than SPAC Extension Expenses) do not exceed $16,000,000.

ARTICLE VIII.
CONDITIONS TO THE MERGER
Section 8.01    Conditions to the Obligations of Each Party.   The obligations of the Company, SPAC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible), at or prior to the Closing of the following conditions:
(a)   SPAC Stockholders’ Approval.   The SPAC Proposals shall have been approved and duly adopted at the SPAC Stockholders’ Meeting by the requisite affirmative vote of the stockholders of SPAC in accordance with the Proxy Statement, the DGCL, the SPAC Organizational Documents and the rules and regulations of the NYSE.
(b)   Company Stockholder Requisite Approval.   The Company Stockholder Requisite Approval shall have been obtained.
(c)   No Order.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.
(d)   Net Tangible Assets.   SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining upon the consummation of the Closing (after giving effect to redemptions from the Trust Account, the receipt of the Concurrent Financings, and the other Transactions contemplated to occur on the Closing Date, including the payment of the Unpaid SPAC Transaction Expenses and the Unpaid Company Transaction Expenses).
(e)   Registration Statement.   The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.
(f)   Stock Exchange Listing.   The New SPAC Common Stock to be issued or issuable pursuant to this Agreement shall have been approved for listing on the NYSE, subject only to official notice of issuance thereof.
Section 8.02    Conditions to the Obligations of SPAC and Merger Sub.   The obligations of SPAC and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of the following additional conditions:
(a)   Representations and Warranties.   The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.04 (Authority Relative to this Agreement), Section 4.08 (Absence of Certain Changes or Events) and Section 4.23 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the Company contained in Section 4.03 (Capitalization), shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b)   Agreements and Covenants.   The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
(c)   Material Adverse Effect.   No Company Material Adverse Effect shall have occurred and be continuing and no event or circumstance that may result in or cause a Company Material Adverse Effect shall have occurred and be continuing as of immediately prior to the Closing.
(d)   Officer Certificate.   The Company shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c).
(e)   Resignations.   Other than those persons designated as continuing directors or officers of the Surviving Corporation pursuant to Section 2.05(a), all officers and directors of the Company shall have executed written resignations effective as of immediately prior to the Effective Time.
(f)   Registration Rights Agreement; Lock-Up Agreement.   The Company shall have delivered, or caused to be delivered, to SPAC copies of the Registration Rights Agreement and the Lock-Up Agreement duly executed by all parties thereto (other than SPAC and the holders of equity securities of SPAC prior to the Closing contemplated to be party thereto).
(g)   Payment Spreadsheet.   The Company shall have delivered to SPAC the Payment Spreadsheet in accordance with Section 3.01(a).
(h)   PIPE Financing Proceeds.   The PIPE Investors set forth on Section 8.02(h) of the Company Disclosure Schedule shall have invested an aggregate amount of $25,000,000 in the PIPE Financing.
Section 8.03    Conditions to the Obligations of the Company.   The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:
(a)   Representations and Warranties.   The representations and warranties of SPAC contained in Section 5.01 (Corporation Organization), Section 5.04 (Authority Relative to this Agreement), Section 5.08 (Absence of Certain Changes or Events) and Section 5.12 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of SPAC contained in Section 5.03 (Capitalization), shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of SPAC contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a SPAC Material Adverse Effect.
(b)   Agreements and Covenants.   SPAC and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.
(c)   Material Adverse Effect.   No SPAC Material Adverse Effect shall have occurred and be continuing and no event or circumstance that may result in or cause a SPAC Material Adverse Effect shall have occurred and be continuing as of immediately prior to the Closing.
(d)   Officer Certificate.   SPAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of SPAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(c).

(e)   Registration Rights Agreement.   SPAC shall have delivered, or caused to be delivered, to the Company copies of the Registration Rights Agreement duly executed by SPAC and the holders of equity securities of SPAC prior to the Closing contemplated to be party thereto.
(f)   Resignations.   Other than those persons designated as continuing directors or officers of SPAC pursuant to Section 2.05(b), all officers and directors of SPAC shall have executed written resignations effective as of immediately prior to the Effective Time.
(g)   Sponsor Support Agreement.   Each of the material covenants of the Sponsor and CA2 required under the Sponsor Support Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and neither the Sponsor nor CA2 shall have, orally or in writing, (i) challenged the validity or effectiveness of the Sponsor Support Agreement or (ii) sought to terminate the Sponsor Support Agreement other than pursuant to its terms.
ARTICLE IX.
TERMINATION, AMENDMENT AND WAIVER
Section 9.01    Termination.   This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any Requisite Approval and adoption of this Agreement and the Transactions by the stockholders of the Company or SPAC, as follows:
(a)   by mutual written consent of SPAC and the Company; or
(b)   by written notice from either SPAC or the Company, if the Effective Time shall not have occurred prior to September 30, 2024 (the “Outside Date”); provided, that if a SPAC Extension shall have been approved by the stockholders of SPAC, the Outside Date shall be automatically extended, without any further action by any party, to the last day of the time period for SPAC to consummate a business combination, as extended by such SPAC Extension; provided, further, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or
(c)   by written notice from either SPAC or the Company, if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger; or
(d)   by written notice from either SPAC or the Company, if any of the SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Stockholders’ Meeting or any adjournment or postponement thereof; provided, that the right to terminate this Agreement under this Section 9.01(d) shall not be available to SPAC or the Company if, at the time of such termination, such party is in material breach of its respective obligations under Section 7.01 or Section 7.02; or
(e)   by written notice from SPAC to the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any material representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach, that SPAC and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement, and that SPAC’s or Merger Sub’s failure to fulfill any obligation under this Agreement has not been a proximate cause of Company’s breach of any such representation, warranty, covenant or agreement; provided, further, that, if such Terminating Company Breach is curable by the Company, SPAC may not terminate this Agreement under this Section 9.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within forty-five (45) days after notice of such breach is provided by SPAC to the Company; or

(f)   by written notice from the Company to SPAC, upon a material breach of any representation, warranty, covenant or agreement on the part of SPAC and Merger Sub set forth in this Agreement, or if any material representation or warranty of SPAC and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach, that the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement, and that the Company’s failure to fulfill any obligation under this Agreement has not been a proximate cause of SPAC’s or Merger Sub’s breach of any such representation, warranty, covenant or agreement; provided, further, that, if such Terminating SPAC Breach is curable by SPAC or Merger Sub, the Company may not terminate this Agreement under this Section 9.01(f) for so long as SPAC and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within forty-five (45) days after notice of such breach is provided by the Company to SPAC; or
(g)   by written notice from SPAC to the Company if the Company shall have failed to deliver the Company Stockholder Written Consent within ten (10) Business Days after the execution and delivery of this Agreement; or
(h)   by written notice from SPAC to the Company, if the Required Financials shall not have been delivered to SPAC by the Company on or before the date that is forty-five (45) days from the date of this Agreement.
Section 9.02    Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become null and void, and there shall be no liability under this Agreement on the part of any party hereto or its respective affiliates, officers, directors, employees or stockholders, except as set forth in this Section 9.02, Article X, and any corresponding definitions set forth in Article I. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 9.01 shall not affect any liability on the part of any party for a willful and material breach of any covenant or agreement set forth in this Agreement or fraud.
Section 9.03    Expenses.
(a)   If the Closing occurs, the Unpaid Company Transaction Expenses and Unpaid SPAC Transaction Expenses shall be paid in accordance with Section 3.04.
(b)   If the Closing does not occur, all expenses (including the fees and expenses of any outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses; provided, that if this Agreement is terminated for any reason pursuant to (i) Section 9.01(b), the Company shall pay for 50% of the total amount of all then unpaid SPAC Transaction Expenses up to an aggregate amount not to exceed $2,000,000 and (ii) Section 9.01(e), the Company shall pay for all then unpaid SPAC Transaction Expenses up to an aggregate amount not to exceed $5,000,000.
(c)   Notwithstanding anything to the contrary set forth in this Agreement, during the Interim Period, the Company shall, within ten (10) Business Days of SPAC furnishing to the Company copies of the relevant written invoices and other reasonable supporting documentation, including but not limited to copies of invoices that SPAC received from vendors and/or creditors and wire transfer instructions for the payment thereof, pay (i) such invoiced expenses relating to all SEC and other regulatory filing fees incurred in connection with the Transactions, (ii) such expenses incurred in connection with printing, mailing, and soliciting proxies with respect to the Registration Statement and Proxy Statement (including the cost of all copies thereof and any amendments thereof or supplements thereto), (iii) such expenses incurred in connection with any filings with or approvals from the NYSE in connection with the Transactions, including any expenses and fees incurred by SPAC to maintain the minimum NYSE listing requirements, (iv) such expenses relating to the filing fees and notification requirements under the HSR Act, and (v) the SPAC Extension Expenses (subject to Section 9.03(d)) up to the SPAC Extension Expense Global Cap); in each case, as such expenses shall be incurred or otherwise be due and payable and to the extent such expenses shall not by their terms be paid at or after the Closing.

(d)   Notwithstanding the foregoing, the maximum monthly amount that the Company shall pay with respect to SPAC Extension Expenses during the Interim Period shall not exceed (i) $320,000 for the month of November 2023 and (ii) $150,000 for any calendar month thereafter until the earlier of the termination of this Agreement or the Effective Time (each such monthly cap, a “SPAC Extension Expense Monthly Cap”); provided that if the SPAC Extension Expenses for a particular month are less than the applicable SPAC Extension Expense Monthly Cap for that month, then such unused amount shall roll over and increase, until exhausted, the SPAC Extension Expense Monthly Cap applicable to one or more subsequent months, at SPAC’s written election (subject in all respects to the SPAC Extension Expense Global Cap).
Section 9.04    Amendment.   This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time; provided, however, that any amendment to this Agreement made subsequent to the adoption of this Agreement by the stockholders of the Company shall not (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of Company Common Stock, (b) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of shares of Company Common Stock. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
Section 9.05    Waiver.   At any time prior to the Effective Time, (i) SPAC may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of SPAC or Merger Sub, (b) waive any inaccuracy in the representations and warranties of SPAC or Merger Sub contained herein or in any document delivered by SPAC and/or Merger Sub pursuant hereto and (c) waive compliance with any agreement of SPAC or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
ARTICLE X.
GENERAL PROVISIONS
Section 10.01    Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):
if to SPAC or Merger Sub:
Concord Acquisition Corp III
477 Madison Avenue
New York, NY 10022
Attention: Jeff Tuder
Email: jeff@tremsoncapital.com
with a copy (which shall not constitute notice) to:
Greenberg Traurig, LLP
One Vanderbilt Ave
New York, NY 10017
Attention: Michael Helsel; Jason Simon
Email: helselm@gtlaw.com; jason.simon@gtlaw.com

if to the Company:
GCT Semiconductor, Inc.
2290 North 1st Street, Suite 201
San Jose, CA 95131
Attention: John Schlaefer; Dr. Kyeongho (KH) Lee
Email: jschlaefer@gctsemi.net; lkh@gctsemi.net
with a copy (which shall not constitute notice) to:
Morgan Lewis & Bockius LLP
1400 Page Mill Road
Palo Alto, CA 94304
Attention: Albert Lung; John Park; Karen Abesamis
Email: albert.lung@morganlewis.com; john.park@morganlewis.com;
karen.abesamis@morganlewis.com
Section 10.02    Nonsurvival of Representations, Warranties and Covenants.   Except in the case of claims against a party in respect of such party’s fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly contemplate performance in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article X and (c) any corresponding definitions set forth in Article I.
Section 10.03    Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 10.04    Entire Agreement; Assignment.   This Agreement the Confidentiality Agreement and the Ancillary Agreements, including any exhibits and schedules attached hereto or thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.
Section 10.05    Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).
Section 10.06    Governing Law.   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 10.07    Waiver of Jury Trial.   Each of the parties hereto hereby waives, to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver, and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.
Section 10.08    Headings.   The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 10.09    Counterparts.   This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission, email or DocuSign) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
Section 10.10    Specific Performance.   The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if any provision of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Document were not performed in accordance with the terms hereof or thereof, and, accordingly, that the parties shall, to the fullest extent permitted by applicable Law, be entitled (without presentment of bond or other security) to an injunction or injunctions to prevent breaches of this Agreement or any Transaction Document or to enforce specifically the performance of the terms and provisions hereof or thereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives, to the fullest extent permitted by applicable Law, (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
Section 10.11    Legal Representation.
(a)   SPAC hereby agrees on behalf of its directors, managers, members, partners, officers, employees and affiliates (including after the Closing, the Company and its subsidiaries), and each of their respective successors and assigns (all such parties, the “SPAC Waiving Parties”), that Morgan Lewis & Bockius LLP (“Company Counsel”) may represent the Company or its subsidiaries or any of their respective directors, managers, members, partners, officers, employees or affiliates, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, whether before or after Closing, notwithstanding its representation (or any continued representation) of the Company or its subsidiaries or other SPAC Waiving Parties, and each of SPAC and the Company on behalf of itself and the SPAC Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. SPAC and the Company acknowledge that the foregoing provision applies whether or not Company Counsel provides legal services to any of the Company and its subsidiaries after the Closing Date. SPAC further agrees, on behalf of itself and the SPAC Waiving Parties, that, as to all communications prior to the Closing between or among the Company or any of the Company Waiving Parties (as defined below), on the one hand, and Company Counsel, on the other hand (the “Company Counsel Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company after the Closing. The parties hereto, together with their respective affiliates, successors, or assigns, agree that only the Company Waiving Parties may use or rely on any of the Company Counsel Privileged Communications, whether located in the records or email server of SPAC, the Company or their respective affiliates, in any Action against or involving any of the parties after the Closing, and the parties, together with their respective affiliates, successors, or assigns, agree not to assert that any privilege has been waived as to the Company Counsel Privileged Communications, by virtue of the Merger.
(b)   The Company hereby agrees on behalf of its directors, managers, members, partners, officers, employees and affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that Greenberg Traurig, LLP may represent Sponsor or any of their respective directors, managers, members, partners, officers, employees or affiliates, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of SPAC or other Company Waiving Parties, and the Company on behalf of itself and the Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Company acknowledges that the foregoing provision applies whether or not Greenberg Traurig, LLP provides legal services to SPAC or Sponsor after the Closing Date.
Section 10.12    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions. The provisions of this Section 10.12 are intended to be for the benefit of, and enforceable by the former, current and future direct or indirect equityholders, controlling persons, shareholders, optionholders, members, general or limited partners, affiliates, Representatives, and each of their respective successors and assigns of the parties hereto and each such person shall be a third-party beneficiary of this Section 10.12. This Section 10.12 shall be binding on all successors and assigns of parties hereto.
[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above.
CONCORD ACQUISITION CORP III
By /s/ Jeff Tuder Name: Jeff Tuder Title: Chief Executive Officer
GIBRALTAR MERGER SUB INC.
By /s/ Jeff Tuder Name: Jeff Tuder Title: President
GCT SEMICONDUCTOR, INC.
By /s/ John Schlaefer Name: John Schlaefer Title: Chief Executive Officer
[Signature Page to Business Combination Agreement]

EXHIBIT A
Form of Registration Rights Agreement
[See Exhibit 10.1]

EXHIBIT B
Form of Lock-Up Agreement
[See Exhibit 10.2]

EXHIBIT C-1
Form of SPAC Second Amended and Restated Certificate of Incorporation
[Attached.]

EXHIBIT C-1
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
CONCORD ACQUISITION CORP III
1.   The present name of the corporation is “Concord Acquisition Corp III”. The original certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on February 18, 2021. The amended and restated certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on November 3, 2021.
2.   This second amended and restated certificate of incorporation of the corporation, which both restates and amends the provisions of the corporation’s certificate of incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.
3.   The corporation’s certificate of incorporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
NAME
The name of the corporation is GCT Semiconductor Holding, Inc. (the “Corporation”).
ARTICLE II
REGISTERED AGENT
The address of the Corporation’s registered office is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent at such address is Corporation Service Company.
ARTICLE III
PURPOSE
The nature of the business or purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”).
ARTICLE IV
CAPITALIZATION
Section 4.1.   Authorized Shares.   The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [      ] shares, consisting of: (a) [      ] shares of common stock (the “Common Stock”) and (b) [      ] shares of preferred stock (the “Preferred Stock”). Such stock may be issued from time to time by the Corporation for such consideration as may be fixed by the board of directors of the Corporation (the “Board of Directors”). The following is a statement of the powers, designations, preferences, privileges, and relative rights in respect of each class of capital stock of the Corporation.
Section 4.2.   Common Stock.
(a)   General.   The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock.
(b)   Voting.   Except as otherwise provided by the DGCL or the certificate of incorporation of the Corporation (as the same may be amended or amended and restated, the “Certificate of Incorporation”) and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation (or on any amendment to a certificate of designations of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to the Certificate of Incorporation (or pursuant to a certificate of designations of any series of Preferred Stock) or pursuant to the DGCL. There shall be no cumulative voting.
(c)   Dividends.   Except as otherwise provided by the DGCL or the Certificate of Incorporation, dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding shares of Preferred Stock.
(d)   No Preemptive Rights.   The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.
(e)   No Conversion Rights.   The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.
(f)   Liquidation.   Upon the dissolution or liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders equally on a per share basis, subject to any preferential rights of any then outstanding shares of Preferred Stock and after payment or provision for payment of the Corporation’s debts.
Section 4.3.   Preferred Stock.   To the fullest extent authorized by the DGCL, shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and such qualifications and restrictions, if any, as are stated or expressed in the resolution or resolutions of the Board of Directors providing for such series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided in such resolution or resolutions.
Authority is hereby granted to the Board of Directors, acting by resolution or resolutions adopted at any time and from time to time, to create, provide for, designate and issue, out of the authorized but unissued shares of Preferred Stock, one or more series of Preferred Stock, and, in connection with the creation of any such series of Preferred Stock, to determine and fix the powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and the qualifications and restrictions, if any, including without limitation dividend rights, conversion rights, voting rights (if any), redemption privileges, and liquidation preferences, of such series of Preferred Stock (which need not be uniform among series), all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation or issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with, or be junior to any other series of Preferred Stock, all to the fullest extent permitted by law. No resolution, vote, or consent of the holders of the capital stock of the Corporation shall be required in connection with the creation or issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of Certificate of Incorporation, the right to any such resolution, vote, or consent being expressly waived by all present and future holders of the capital stock of the Corporation.
Except as may otherwise be provided by applicable law or the rules or regulations of any stock exchange applicable to the Corporation or by or pursuant to the provisions of the Certificate of Incorporation, no holder of one or more outstanding shares of any series of Preferred Stock then outstanding, as such, shall be entitled to any voting powers in respect thereof.
ARTICLE V
BOARD OF DIRECTORS
Section 5.1.   Classification of Directors.   The Board of Directors shall be divided into three classes of directors, Class I, Class II, and Class III, such classes to be as nearly equal in number of directors as possible, having staggered three-year terms of office (except to the extent otherwise provided in the next sentence with respect to the initial terms of such classes of directors). The initial term of office of the directors of Class I shall expire as of the first annual meeting of the Corporation’s stockholders following the initial classification of the Board; the initial term of office of the directors of Class II shall expire as of the second annual meeting of the Corporation’s stockholders following the initial classification of the Board; and the initial term of office of the directors of Class III shall expire as of the third annual meeting of the Corporation’s stockholders following the initial classification of the Board. At each annual meeting of stockholders of the Corporation, nominees will stand for election to succeed those directors whose terms are to expire as of such annual meeting of stockholders, and such nominees elected at such annual meeting of stockholders shall be elected for a term expiring at the third annual meeting of stockholders following their election. Directors shall hold office until the annual meeting of stockholders in which their term is scheduled to expire as set forth above in this Section 5.1 and until their respective successors are duly elected or qualified or until their earlier death, incapacity, resignation or removal. The successive directors shall be allocated among the three classes of directors contemplated under this Section 5.1 pursuant to a resolution or resolutions adopted by the Board of Directors.
Section 5.2.   Removal.   Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the directors of the Corporation may be removed only for cause by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors or class of directors, voting together as a single class, at a meeting of stockholders called for that purpose.
Section 5.3.   Vacancies.   Except as the DGCL may otherwise require, any new directorships or vacancies in the Board of Directors, including new directorships resulting from any increase in the number of directors to serve in the Board of Directors and/or any unfilled vacancies by reason of death, resignation, disqualification, removal for cause, failure to elect or otherwise with respect to any director, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.
Section 5.4.   Number of Directors.   Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the number of directors which shall constitute the Board of Directors shall be fixed exclusively by the Board of Directors from time to time in accordance with the Bylaws of the Corporation. No decrease in the number of directors constituting the whole board shall shorten the term of any incumbent director.
ARTICLE VI
POWERS OF BOARD OF DIRECTORS
Except as otherwise provided in this Certificate of Incorporation or Delaware Law, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Bylaws may be amended or repealed or new Bylaws adopted by the affirmative vote of at least fifty percent (50%) of the outstanding shares entitled to vote generally in the election of directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.
ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS
Except as otherwise provided for by any resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of the stockholders in which such action is properly brought before such meeting, and not by written consent in lieu of such a meeting. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

ARTICLE VIII
AMENDMENT OF CERTIFICATE OF INCORPORATION
The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation.
ARTICLE IX
LIMITED LIABILITY
The liability of the directors and officers of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, shall be eliminated or limited to the fullest extent permitted under applicable law. If applicable law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation to the Corporation or its stockholders shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.
ARTICLE X
FORUM SELECTION
Section 10.1.   Delaware Courts.   Unless the Corporation consents in writing to the selection of an alternative forum, (i) (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or its current or directors, officers, employees, or stockholders arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these Bylaws (as either may be amended or restated) or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim against the Corporation or its current or former directors, officers, employees, or stockholders governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be brought by any stockholder (including a beneficial owner) exclusively in the Court of Chancery of the State of Delaware or, solely if such court does not have subject matter jurisdiction thereof, in the United States District Court for the District of Delaware; and (ii) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
Section 10.2.   Foreign Action.   If any action, the subject matter of which is within the scope of Section 10.1, is filed in a court other than a court permitted by Section 10.1 (a “Foreign Action”) in the name of any stockholder, whether individually, representatively or derivatively on behalf of the corporation, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section 10.2 (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Section 10.3.   Application.   To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X. If any provision of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article X, and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
ARTICLE XI
EXCLUDED OPPORTUNITIES
The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity pursuant to

Section 122(17) of the DGCL. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Common Stock or Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation, such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and to the extent the director is permitted to refer that opportunity to the Corporation without violating any legal or contractual obligation. Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.
ARTICLE XII
SEVERABILITY
If any provision or provisions of the Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of the Certificate of Incorporation (including, without limitation, each portion of any paragraph of the Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of the Certificate of Incorporation (including, without limitation, each such portion of any paragraph of the Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
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IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this      day of                  , 2024.
CONCORD ACQUISITION CORP III
By: Name: Title:

EXHIBIT C-2
Form of SPAC Amended and Restated Bylaws
[Attached.]

EXHIBIT C-2
GCT SEMICONDUCTOR HOLDING, INC.
AMENDED AND RESTATED
BY-LAWS
Article I. — General.
1.1.   Registered Offices.   The registered office of GCT Semiconductor Holding, Inc. (the “Corporation”) shall be at 1013 Centre Road, in the City of Wilmington, County of New Castle, State of Delaware. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.
1.2.   Seal.   The seal, if any, of the Corporation shall be in the form of a circle and shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.”
1.3.   Fiscal Year.   The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.
Article II. — Stockholders.
2.1.   Place of Meetings.   Each meeting of the stockholders shall be held upon notice as hereinafter provided, at such place as the Board of Directors shall have determined and as shall be stated in such notice, either within or outside the State of Delaware, or by means of remote communication.
2.2.   Annual Meeting.   The annual meeting of the stockholders shall be held each year on such date and at such time as the Board of Directors may determine. At each annual meeting the stockholders entitled to vote shall elect such members of the Board of Directors as are standing for election, by plurality vote by ballot, and they may transact such other corporate business as may properly be brought before the meeting. At the annual meeting any business may be transacted, irrespective of whether the notice calling such meeting shall have contained a reference thereto, except where notice is required by law, the Corporation’s Certificate of Incorporation (as amended from time to time, the “Corporation’s Certificate of Incorporation”), or these By-laws.
2.3.   Quorum and Adjournment.   At all meetings of the stockholders the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum requisite for the transaction of business except as otherwise provided by law, the Corporation’s Certificate of Incorporation, or these By-laws. Whether or not there is such a quorum at any meeting, the presiding officer of the meeting may adjourn the meeting from time to time without notice other than announcement at the meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At such adjourned meeting, at which the requisite amount of voting stock shall be represented, any business may be transacted that might have been transacted if the meeting had been held as originally called. The stockholders present in person or by proxy at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
2.4.   Right to Vote; Proxies.   Subject to the provisions of the Corporation’s Certificate of Incorporation, each holder of a share or shares of capital stock of the Corporation having the right to vote at any meeting shall be entitled to one vote for each such share of stock held by such stockholder. Any stockholder entitled to vote at any meeting of stockholders may vote either in person or by proxy, but no proxy that is dated more than three (3) years prior to the meeting at which it is offered shall confer the right to vote thereat unless the proxy provides that it shall be effective for a longer period. A proxy may be granted by a writing executed by the stockholder or his or her authorized agent or by transmission or authorization of transmission by means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization, or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, subject to the conditions set forth in Section 212 of the Delaware General Corporation Law, as it may be amended from time to time (the “DGCL”).
2.5.   Voting.   At all meetings of stockholders, except as otherwise expressly provided for by statute, the Corporation’s Certificate of Incorporation, or these By-laws, (i) in all matters other than the election of directors, the majority of the votes cast at the meeting shall be the act of the stockholders, and (ii) directors shall be elected by a plurality of the votes cast, present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
(a)   Other Action by Stockholders.   In all other matters, unless otherwise required by law, the Certificate of Incorporation or these By-laws, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes, if any, will not count as a vote cast.
(b)   Separate Class Vote.   Where a separate vote by class or classes is required, the affirmative vote of the holders of a majority of the shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class or classes, except as otherwise required by law, the Certificate of Incorporation or these By-laws.
2.6.   Notice of Annual Meetings.   Written notice of the annual meeting of the stockholders shall be mailed to each stockholder of record entitled to vote thereat at such address as appears on the stock books of the Corporation at least ten (10) days (and not more than sixty (60) days) prior to the meeting. The Board of Directors may postpone any annual meeting of the stockholders at its discretion, even after notice thereof has been mailed. It shall be the duty of every stockholder to furnish to the Secretary of the Corporation or to the transfer agent, if any, of the class of stock owned by him or her, such stockholder’s post-office address, and to notify the Secretary of any change therein. Notice need not be given to any stockholder who submits a written waiver of notice signed by him or her before or after the time stated therein. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.
2.7.   Stockholders’ List.   A complete list of the stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order and showing the address of each stockholder, and the number of shares registered in the name of each stockholder, shall be prepared by the Secretary and shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days before such meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation, and said list shall be produced and kept at the time and place of such meeting during the whole time of said meeting, and may be inspected by any stockholder who is present at the place of said meeting, or, if the meeting is to be held solely by means of remote communication, on a reasonably accessible electronic network and the information required to access such list shall be provided with the notice of the meeting.
2.8.   Special Meetings.   Special meetings of the stockholders for any purpose or purposes, unless otherwise provided by law, may be called only in the manner set forth in the Corporation’s Certificate of Incorporation. Any such person or persons that has or have called a special meeting of stockholders in the manner set forth in the Corporation’s Certificate of Incorporation may postpone or cancel any special meeting of the stockholders at its or their discretion, even after notice thereof has been mailed.
2.9.   Notice of Special Meetings.   Written notice of a special meeting of stockholders, stating the time and place and purpose or purposes thereof, shall be mailed, postage prepaid, not less than ten (10) nor more than sixty (60) days before such meeting, to each stockholder of record entitled to vote thereat, at such address as appears on the books of the Corporation. No business may be transacted at such meeting except that referred to in said notice, or in a supplemental notice given also in compliance with the provisions hereof, or such other business as may be germane or supplementary to that stated in said notice or notices.

The individual or group calling such meeting shall have exclusive authority to determine the business included in such notice. Notice need not be given to any stockholder who submits a written waiver of notice signed by him or her before or after the time stated therein. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.
2.10.   Inspectors of Elections; Opening and Closing the Polls.
(a)   One or more inspectors may be appointed by the Board of Directors before or at any meeting of stockholders, or, if no such appointment shall have been made, the presiding officer may make such appointment at the meeting. At the meeting for which the inspector or inspectors are appointed, he, she or they shall open and close the polls, receive and take charge of the proxies and ballots, and decide all questions touching on the qualifications of voters, the validity of proxies, and the acceptance and rejection of votes. If any inspector previously appointed shall fail to attend or refuse or be unable to serve, the presiding officer shall appoint an inspector in his or her place.
(b)   At any time at which the Corporation has a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on an inter-dealer quotation system of a registered national securities association, or (iii) held of record by more than 2,000 stockholders, the provisions of Section 231 of the DGCL with respect to inspectors of election and voting procedures shall apply, in lieu of the provisions of paragraph (a) of this Section 2.10.
2.11.   Stockholders’ Consent in Lieu of Meeting.   Unless otherwise provided in the Corporation’s Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken only at such a meeting, and not by written consent of the stockholders.
2.12.   Advance Notice of Stockholder Business and Nominations.
(a)   Timely Notice.   At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be: (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee thereof, or (iii) otherwise properly brought before the meeting by a stockholder who is a stockholder of record or beneficial owner of shares of the Corporation’s capital stock at the time such notice of meeting is delivered, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.12. In addition, any proposal of business (other than the nomination of persons for election to the Board of Directors) must be a proper matter for stockholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder, the Proposing Stockholder (as defined below) must have given timely and proper notice thereof pursuant to this Section 2.12, in writing to the Secretary of the Corporation even if such matter is already the subject of any notice to the stockholders or a disclosure made in a press release reported by the Dow Jones News Services, The Associated Press or a comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) from the Board of Directors (a “Public Disclosure”). For purposes of these By-laws, Proposing Stockholder means (i) the stockholder providing the notice of proposed business or director nomination, (ii) the beneficial owner of the Corporation’s capital stock, if different, on whose behalf the proposed business or director nomination, as applicable, is given, (iii) any affiliate or associate (as defined under the Exchange Act) of such stockholder or beneficial owner, (iv) each person who is a member of a “group” (for purposes of these By-laws, as such term is used in Rule 13d-5 under the Exchange Act) with any such stockholder or beneficial owner (or their respective affiliates and associates) or is otherwise Acting in Concert (as defined below) with any such stockholder or beneficial owner (or their respective affiliates and associates) with respect to the proposals or proposed nominations, as applicable, and (v) any participant (as defined in paragraphs

(a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A, or any successor instructions) with such stockholder or beneficial owner in the solicitation of proxies in respect of any proposed nominations or other business proposed to be brought before the Corporation’s stockholders. To be timely, a Proposing Stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation: (x) not later than the close of business on the ninetieth (90th) calendar day, nor earlier than the close of business on the one hundred twentieth (120th) calendar day in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than thirty (30) calendar days in advance of the anniversary of the previous year’s annual meeting or not later than sixty (60) calendar days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, the close of business on the tenth (10th) calendar day following the date of Public Disclosure of the date of such meeting. In no event shall the Public Disclosure of an adjournment or postponement of an annual meeting commence a new notice time period (or extend any notice time period). For purposes of these By-laws, “close of business” shall mean 5:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not such day is a business day.
(b)   Stockholder Nominations.   For the nomination of any person or persons for election to the Board of Directors, a Proposing Stockholder’s notice to the Secretary of the Corporation shall set forth (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of capital stock of the Corporation which are owned of record and beneficially by each such nominee (if any), (iv) such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (v) the consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected, and (vi) as to the Proposing Stockholder: (A) the name and address of the Proposing Stockholder as they appear on the Corporation’s books and of the beneficial owner, if any, on whose behalf the nomination is being made, (B) the class and number of shares of the Corporation which are owned by the Proposing Stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the Proposing Stockholder’s notice, and a representation that the Proposing Stockholder will notify the Corporation in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (C) a description of any agreement, arrangement or understanding with respect to such nomination between or among the Proposing Stockholder and the beneficial owner, if any, on whose behalf the nomination is being made, and any of their affiliates or associates, and any others (including their names) Acting in Concert with any of the foregoing, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Stockholder’s notice by, or on behalf of, the Proposing Stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Proposing Stockholder, or any such beneficial owner, or any of its affiliates or associates with respect to shares of stock of the Corporation, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (E) a representation that the Proposing Stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (F) a representation as to whether the Proposing Stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination, (G) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (together, a “Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Stockholder with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Stockholder satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Stockholder that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Stockholder as a hedge with respect to a bona fide derivatives trade or position of such Proposing Stockholder arising in the ordinary course of such Proposing Stockholder’s business as a derivatives dealer and (H) all other information relating to such Proposing Stockholder that would be required to be disclosed in a proxy statement or other filing if such a filing was to be made by any Proposing Stockholder in connection with the contested solicitation of proxies or consents (even if a contested solicitation is not involved) by any Proposing Stockholder in support of the business or nomination proposed to be brought before the meeting pursuant to this Section 2.12 and Regulation 14A under the Exchange Act. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. For purposes of these By-laws, a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Corporation in parallel with, such other person where (A) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (B) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending however, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies, or special meeting demands from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a proxy statement filed on Schedule 14A. A person deemed to be Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.
(c)   Other Stockholder Proposals.   For all business other than director nominations, a Proposing Stockholder’s notice to the Secretary of the Corporation shall set forth as to each matter the Proposing Stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration), (iii) a description in reasonable detail of any interest of any Proposing Stockholder in such business, including any anticipated benefit to the stockholder or any other Proposing Stockholder therefrom, including any interest that will be disclosed to the Corporation’s stockholders in any proxy statement to be distributed to the Corporation’s stockholders, (iv) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder and (v) the information required by Section 2.12(b)(vi) above.
(d)   Proxy Rules.   In addition to the provisions of this Section 2.12, a Proposing Stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, the DGCL, and other applicable law with respect to any nominations of directors for election at any stockholders’ meeting and any business that may be brought before any stockholders’ meeting and any solicitations of proxies in connection therewith and any filings required to be made with the SEC in connection therewith. Nothing in this Section 2.12 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or any other rights conferred on stockholders by a rule under the Exchange Act.
(e)   Notwithstanding anything to the contrary contained in this Section 2.12, the information required to be included in a Proposing Stockholder’s notice of business or director nomination shall not include any ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who, in the ordinary course of business, is directed to prepare and submit such notice on behalf of a beneficial owner of the shares held of record by such broker, dealer, commercial bank, trust company or other nominee and who is not otherwise affiliated or associated with such beneficial owner.
(f)   Updating of Notice of Proposed Business or Director Nomination.
(i)   A stockholder providing notice of any business proposed to be conducted at an annual meeting or notice of a director nomination shall further update and supplement such notice, as necessary, from time to time, so that the information provided or required to be provided in such notice pursuant to Sections 2.12(b) and 2.12(c) shall be true, correct and complete in all respects not only prior to the deadline for submitting such notice but also at all times thereafter and prior to the annual meeting, and such update and supplement shall be received by the Secretary of the Corporation not later than the earlier of (A) five (5) business days following the occurrence of any event, development or occurrence which would cause the information provided to be not true, correct and complete in all respects, and (B) ten (10) business days prior to the meeting at which such proposals or nominations contained therein are to be considered.
(ii)   If the information submitted pursuant to Section 2.12(b) or 2.12(c) by any stockholder proposing business for consideration at an annual meeting or a director nomination shall not be true, correct and complete in all respects prior to the deadline for submitting such notice, such information may be deemed not to have been provided in accordance with this Section 2.12. For the avoidance of doubt, the updates required pursuant to this Section 2.12 do not cause a notice that was not in compliance with this Section 2.12 when first delivered to the Corporation prior to the deadline for submitting such notice to thereafter be in proper form in accordance with this Section 2.12.
(iii)   Upon written request by the Secretary of the Corporation, the Board of Directors (or any duly authorized committee thereof), any stockholder submitting a notice proposing business for consideration at an annual meeting or a director nomination shall provide, within five (5) business days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the reasonable discretion of the Board of Directors, any duly authorized committee thereof or any duly authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder in such notice delivered pursuant to this Section 2.12 (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring the business proposed or director nomination referenced in the notice before the meeting). If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 2.12.
(g)   Referencing and Cross-Referencing.   For a notice proposing business or a director nomination at a stockholders’ meeting to comply with the requirements of Sections 2.12(b) and 2.12(c), each of the requirements of Sections 2.12(b) and 2.12(c) shall be directly and expressly responded to and a notice must clearly indicate and expressly reference which provisions of Sections 2.12(b) and 2.12(c) the information disclosed is intended to be responsive to. Information disclosed in one section of a notice in response to one provision of Sections 2.12(b) or 2.12(c) shall not be deemed responsive to any other provision of Sections 2.12(b) or 2.12(c) unless it is expressly cross-referenced to such other provision and it is clearly apparent how the information included in one section of the notice is directly and expressly responsive to the information required to be included in another section of the notice pursuant to Sections 2.12(b) or 2.12(c). For the avoidance of doubt, statements purporting to provide global cross-references that purport to provide that all information provided shall be deemed to be responsive to all requirements of Sections 2.12(b) and 2.12(c) shall not satisfy the requirements of this paragraph (g) of this Section 2.12.
(h)   No Incorporation by Reference.   For a notice proposing business or a director nomination at a stockholders’ meeting to comply with the requirements of Sections 2.12(b) and 2.12(c), it must set forth in writing directly within the body of the notice (as opposed to being incorporated by reference from any other document or writing not prepared in response to the requirements of this Section 2.12) all the information required to be included therein as set forth in Sections 2.12(b) and 2.12(c) and each of the requirements of Sections 2.12(b) and 2.12(c) shall be directly responded to in a manner that makes it clearly apparent how the information provided is specifically responsive to any requirements of Sections 2.12(b) and 2.12(c). For the avoidance of doubt, a notice shall not be deemed to be in compliance with Section 2.12 if it attempts to include the required information by incorporating by reference into the body of the notice any other document, writing or part thereof, including, but not limited to, any documents publicly filed with the U.S. Securities and Exchange Commission. For the further avoidance of doubt, the body of the notice does not include any documents not prepared in response to the requirements of this Section 2.12.
(i)   Accuracy of Information.   A stockholder submitting a notice of proposed business or director nomination, by its delivery to the Corporation, represents and warrants that all information contained therein, as of the deadline for submitting such notice, is true, accurate and complete in all respects, contains no false and misleading statements and such stockholder acknowledges that it intends for the Corporation and the Board of Directors to rely on such information as (i) being true, accurate and complete in all respects and (ii) not containing any false or misleading statements.
(j)   Special Meetings of Stockholders.   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or any committee thereof or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a beneficial owner or stockholder of record at the time the notice provided for in this Section 2.12 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 2.12. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by this Section 2.12 shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the later of the close of business on the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the date of Public Disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting and not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting. In no event shall the Public Disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any notice time period).
(k)   Effect of Noncompliance.   Notwithstanding anything in these By-laws to the contrary, (i) no nominations shall be made or business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 2.12, and (ii) unless otherwise required by law, if a Proposing Stockholder intending to propose business or make nominations at an annual meeting pursuant to this Section 2.12 does not provide the information required under this Section 2.12 to the Corporation promptly following the later of the record date or the date notice of the record date is first publicly disclosed, or the Proposing Stockholder (or a qualified representative of the Proposing Stockholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation. For purposes of these By-laws, “qualified representative” means (i) if the stockholder is a corporation, any duly authorized officer of such corporation, (ii) if the stockholder is a limited liability company, any duly authorized member, manager or officer of such limited liability company, (iii) if the stockholder is a partnership, any general partner or person who functions as general partner for such partnership, (iv) if the stockholder is a trust, the trustee of such trust, or (v) if the stockholder is an entity other than the foregoing, the persons acting in such similar capacities as the foregoing with respect to such entity.

Article III. — Directors.
3.1.   Number of Directors.
(a)   Except as otherwise provided by law, the Corporation’s Certificate of Incorporation, or these By-laws, the property and business of the Corporation shall be managed by or under the direction of the Board of Directors. Directors need not be stockholders, residents of Delaware, or citizens of the United States. The use of the phrase “whole board” herein refers to the total number of directors which the Corporation would have if there were no vacancies.
(b)   The number of directors constituting the whole Board of Directors shall be as determined by the Board of Directors from time to time by resolution adopted by the affirmative vote of at least a majority of the directors then in office.
(c)   The Board of Directors shall be divided into three classes of directors as set forth in the Corporation’s Certificate of Incorporation.
(d)   Directors shall hold office until the annual meeting of stockholders in which their term is scheduled to expire as set forth above in this Section 3.1 and until their respective successors are duly elected or qualified or until their earlier death, incapacity, resignation or removal. Any director serving as such pursuant to this Section 3.1 may be removed pursuant to Section 3.3.
(e)   Except as the DGCL, the Corporation’s Certificate of Incorporation or the Nomination Agreement may otherwise require, any new directorships or vacancies in the Board of Directors, including new directorships resulting from any increase in the number of directors to serve on the whole board and/or any unfilled vacancies by reason of death, resignation, disqualification, removal for cause, failure to elect or otherwise with respect to any director, may be filled by only the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.
(f)   No decrease in the number of directors constituting the whole board shall shorten the term of any incumbent director.
3.2.   Resignation.   Any director of the Corporation may resign at any time by giving notice in writing or by electronic transmission to the Chairperson of the Board, the President, or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, at the time of receipt if no time is specified therein and at the time of acceptance if the effectiveness of such resignation is conditioned upon its acceptance. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
3.3.   Removal.   Except as may otherwise be provided by the DGCL or the Corporation’s Certificate of Incorporation, any director or the entire Board of Directors may be removed only for cause and only by the vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of the Corporation entitled to vote for the election of directors or class of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.
3.4.   Place of Meetings and Books.   The Board of Directors may hold their meetings and keep the books of the Corporation outside the State of Delaware, at such places as they may from time to time determine.
3.5.   General Powers.   In addition to the powers and authority expressly conferred upon them by these By-laws, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Corporation’s Certificate of Incorporation or by these By-laws directed or required to be exercised or done by the stockholders.
3.6.   Committees.   The Board of Directors may designate one or more committees, by resolution or resolutions passed by at least a majority vote of the Board of Directors; such committee or committees shall consist of one or more directors of the Corporation, and to the extent provided in the resolution or resolutions designating them, shall have and may exercise specific powers of the Board of Directors in the management of the business and affairs of the Corporation to the extent permitted by law and shall have power to authorize the seal of the Corporation to be affixed to all papers that may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.
3.7.   Powers Denied to Committees.   Committees of the Board of Directors shall not, in any event, have any power or authority to amend the Corporation’s Certificate of Incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares adopted by the Board of Directors as provided in Section 151(a) of the DGCL, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series), adopt an agreement of merger or consolidation, recommend to the stockholders the sale, lease, or exchange of all or substantially all of the Corporation’s property and assets, recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amend the By-laws of the Corporation. Further, no committee of the Board of Directors shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the DGCL, unless the resolution or resolutions designating such committee expressly so provides.
3.8.   Substitute Committee Member.   In the absence or on the disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Director’s to act at the meeting in the place of such absent or disqualified member. Any committee shall keep regular minutes of its proceedings and report the same to the Board of Directors as may be required by the Board of Directors.
3.9.   Emergency Management Committee.   In the event that a quorum of the Board cannot readily be convened as a result of emergency conditions following a catastrophe or disaster, including, but not limited to, an epidemic or pandemic, a declaration of a national emergency by the United States government, or other similar emergency condition, then all the powers and duties vested in the Board shall vest automatically in an Emergency Management Committee which shall consist of all readily available members of the Board and which committee shall have and may exercise all of the powers of the Board in the management of the business and affairs of the Corporation. A meeting of the Emergency Management Committee may be called by any Director or any executive officer of the Corporation. Notice of any meeting of the Emergency Management Committee may be given to only such Directors as may be feasible to reach at the time and by such means as may be feasible at the time. Two (2) members shall constitute a quorum; provided, however, that the officers of the Corporation or other persons present who have been designated on a list approved by the Board before the emergency, all in order of priority and subject to such conditions and for such period of time as may be provided in the resolutions approving such list, shall, to the extent required to provide a quorum, be deemed to be Directors for such meeting. Other provisions of these By-laws notwithstanding, the Emergency Management Committee shall call a meeting of the Board as soon as circumstances permit, for the purpose of filling vacancies on the Board and its committees and to take such other action as may be appropriate. The powers of the Emergency Management Committee shall terminate upon the convening of the meeting of the Board above prescribed at which a majority of the members thereof shall be present. No Director, officer, or employee of the Corporation acting in accordance with this Section 3.9 shall be liable for any act or failure to act, except for willful misconduct.
3.10.   Compensation of Directors.   The Board of Directors shall have the power to fix the compensation of directors and members of committees of the Board. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors, a stated amount per annum as director and/or other forms of compensation as the Board of Directors may approve. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.
3.11.   Regular Meetings.   No notice shall be required for regular meetings of the Board of Directors for which the time and place have been fixed.

3.12.   Special Meetings.   Special meetings of the Board of Directors may be called by the Chairperson of the Board of Directors, if any, or the Chief Executive Officer, on two (2) days’ notice, which may be written, oral or by electronic transmission, to each director, or such shorter period of time before the meeting as will nonetheless be sufficient for the convenient assembly of the directors so notified; special meetings shall be called by the Secretary in like manner and on like notice, on the written request of two (2) or more directors.
3.13.   Quorum.   At all meetings of the Board of Directors, a majority of the members of the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically permitted or provided by statute, by the Corporation’s Certificate of Incorporation, or by these By-laws. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at said meeting that shall be so adjourned.
3.14.   Telephonic Participation in Meetings.   Members of the Board of Directors or any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting.
3.15.   Action by Consent.   Unless otherwise restricted by the Corporation’s Certificate of Incorporation or these By-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if written consent thereto is signed or submitted by electronic transmission by all members of the Board of Directors or of such committee as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or committee.
3.16.   Chairperson of the Board.   The Board of Directors may elect or remove, by the affirmative vote of at least a majority of the directors then in office, a Chairperson. Any Chairperson must be a director of the Corporation. The Chairperson shall preside at all meetings of the Board of Directors and at all meetings of the stockholders and, subject to the provisions of these By-laws and the direction of the Board of Directors, the Chairperson shall have such powers and perform such duties that are commonly incident to the position of chairperson of the board or as may be prescribed from time to time by the Board of Directors or provided in these By-laws.
Article IV. — Officers.
4.1.   Selection; Statutory Officers.   The officers of the Corporation shall be chosen by the Board of Directors. There shall be a President, a Secretary, and a Treasurer, and there may be a Chairperson of the Board of Directors, a Chief Executive Officer, one or more Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers, as the Board of Directors may elect. Any number of offices may be held by the same person.
4.2.   Time of Election.   The officers above named shall be chosen by the Board of Directors at its first meeting after each annual meeting of stockholders. Other than the Chairperson, none of said officers need be a director.
4.3.   Additional Officers.   The Board of Directors may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.
4.4.   Terms of Office.   Each officer of the Corporation shall hold office until such officer’s successor is chosen and qualified, or until such officer’s earlier death, resignation or removal. Any officer may be removed at any time by the Board of Directors.
4.5.   Compensation of Officers.   The Board of Directors shall have power to fix the compensation of all officers of the Corporation. It may authorize any officer, upon whom the power of appointing subordinate officers may have been conferred, to fix the compensation of such subordinate officers.

4.6.   Chief Executive Officer.   The Chief Executive Officer, if any, in the absence or disability of the Chairperson of the Board, shall preside at all meetings of the stockholders, shall have general and active management of the business of the Corporation, and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer shall execute bonds, mortgages, and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. In the absence of the Chief Executive Officer, the President, the Chairperson, or another officer of the Corporation, as designated by the Board of Directors, shall have the powers of the Chief Executive Officer.
4.7.   President and Vice-Presidents.   The President shall act in an executive capacity as shall be directed from time to time by the Board of Directors or the Chief Executive Officer, and shall have such powers and perform such other duties as the Board of Directors or the Chief Executive Officer may determine from time to time (which may include, without limitation, assisting the Chief Executive Officer in the operation and administration of the Corporation’s business and the supervision of its policies and affairs), with such limitations on such powers or performance of duties as either of the foregoing shall prescribe. The Vice-President, or if there shall be more than one, the Vice-Presidents in the order determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties and have such powers as the Board of Directors may, from time to time, determine or as these By-laws may prescribe.
4.8.   Treasurer.   The Treasurer shall have the care and custody of all the funds and securities of the Corporation that may come into his or her hands as Treasurer, and the power and authority to endorse checks, drafts and other instruments for the payment of money for deposit or collection when necessary or proper and to deposit the same to the credit of the Corporation in such bank or banks or depository as the Board of Directors, or the officers or agents to whom the Board of Directors may delegate such authority, may designate, and such officer may endorse all commercial documents requiring endorsements for or on behalf of the Corporation. The Treasurer may sign all receipts and vouchers for the payments made to the Corporation. The Treasurer shall render an account of such officer’s transactions to the Board of Directors as often as the Board of Directors or the committee shall require the same. The Treasurer shall enter regularly in the books to be kept by such officer for that purpose full and adequate account of all moneys received and paid by him or her on account of the Corporation. The Treasurer shall perform all acts incident to the position of Treasurer, subject to the control of the Board of Directors. The Treasurer shall when requested, pursuant to vote of the Board of Directors, give a bond to the Corporation conditioned for the faithful performance of such officer’s duties, the expense of which bond shall be borne by the Corporation.
4.9.   Secretary.   The Secretary shall keep the minutes of all meetings of the Board of Directors and of the stockholders; such officer shall attend to the giving and serving of all notices of the Corporation. Except as otherwise ordered by the Board of Directors, such officer shall attest the seal of the Corporation upon all contracts and instruments executed under such seal and shall affix the seal of the Corporation thereto and to all certificates of shares of capital stock of the Corporation. The Secretary shall have charge of the stock certificate book, transfer book and stock ledger, and such other books and papers as the Board of Directors may direct. The Secretary shall, in general, perform all the duties of Secretary, subject to the control of the Board of Directors.
4.10.   Assistant Secretary.   The Board of Directors or any two of the officers of the Corporation acting jointly may appoint or remove one or more Assistant Secretaries of the Corporation. Any Assistant Secretary upon such officer’s appointment shall perform such duties of the Secretary, and also any and all such other duties as the Board of Directors or the President or a Vice-President or the Treasurer or the Secretary may designate.
4.11.   Assistant Treasurer.   The Board of Directors or any two of the officers of the Corporation acting jointly may appoint or remove one or more Assistant Treasurers of the Corporation. Any Assistant Treasurer upon such officer’s appointment shall perform such of the duties of the Treasurer, and also any and all such other duties as the Board of Directors or the President or a Vice-President or the Treasurer or the Secretary may designate.

4.12.   Subordinate Officers.   The Board of Directors may select such subordinate officers as it may deem desirable. Each such officer shall hold office for such period, have such authority, and perform such duties as the Board of Directors may prescribe. The Board of Directors may, from time to time, authorize any officer to appoint and remove subordinate officers and to prescribe the powers and duties thereof.
4.13.   Delegation of Authority.   The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
4.14.   Removal.   The Board of Directors may remove any officer of the Corporation at any time, with or without cause.
Article V. — Stock.
5.1.   Stock.   The shares of the Corporation’s capital stock may be certificated or uncertificated and shall be entered in the books of the Corporation and registered as they are issued. Any certificate representing shares of stock issued to a stockholder of the Corporation (i) shall be numbered, (ii) shall certify the holder’s name, the number of shares and the class or series of stock, (iii) shall otherwise be in such form as the Board of Directors shall prescribe, (iv) shall be signed by both of (a) either the President or a Vice-President, and (b) any one of the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, and (v) shall be sealed with the corporate seal of the Corporation, if any. If such certificate is countersigned (l) by a transfer agent other than the Corporation or its employee, or, (2) by a registrar other than the Corporation or its employee, the signature of the officers of the Corporation and the corporate seal may be facsimiles. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature shall have been used thereon had not ceased to be such officer or officers of the Corporation.
5.2.   Fractional Share Interests.   The Corporation may, but shall not be required to, issue fractions of a share.
5.3.   Transfers of Stock.
Subject to any transfer restrictions then in force, the shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives.
If the shares of stock of the Corporation to be transferred are certificated shares, then, subject to the provisions of Section 5.7 below, the holder of the certificate or certificates representing such shares shall surrender to the Corporation or the transfer agent of the Corporation such certificate or certificates duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, and, subject to any transfer restrictions then in force, the Corporation or the transfer agent of the Corporation shall cancel such certificate or certificates upon receipt thereof or upon compliance by such holder with the provisions of Section 5.7 below and (i) deliver to the applicable stockholder transferee either a new certificate or certificates representing the number of shares transferred or appropriate documentation evidencing the applicable stockholder transferee’s record ownership of a number of uncertificated shares equal to the number of shares transferred, and, if applicable, (ii) deliver to the applicable stockholder transferor a new certificate or certificates representing the number of shares not transferred that were previously represented by the certificate or certificates so surrendered or appropriate documentation evidencing the applicable stockholder transferor’s record ownership of a number of uncertificated shares equal to such number of shares not transferred. Any transfer or transfers in compliance with the provisions of this paragraph shall be recorded upon the books of the Corporation.
If the shares of stock of the Corporation to be transferred are uncertificated shares, then the registered owner of such shares shall deliver to the Corporation or the transfer agent of the Corporation proper transfer instructions, with such proof of authenticity of signature as the Corporation or its transfer agent or registrar may reasonably require, and, subject to any transfer restrictions then in force that are applicable to such shares, the Corporation or the transfer agent of the Corporation shall cancel such shares upon receipt of such transfer instructions and (i) deliver to the applicable stockholder transferee either a new certificate or certificates representing such shares or appropriate documentation evidencing the applicable stockholder transferee’s record ownership of such shares in uncertificated form, and, if applicable and required, (ii) deliver to the applicable stockholder transferor appropriate documentation evidencing that the applicable stockholder transferor is no longer the record owner of such shares so transferred. Any transfer or transfers in compliance with the provisions of this paragraph shall be recorded upon the books of the Corporation.
The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof save as expressly provided by the laws of Delaware.
5.4.   Record Date.   For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or the allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, that shall not be more than sixty (60) calendar days nor less than ten (10) calendar days before the date of such meeting, nor more than sixty (60) calendar days prior to any other action. If no such record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held; the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
5.5.   Transfer Agent and Registrar.   The Board of Directors may appoint one or more transfer agents or transfer clerks and one or more registrars and may require all certificates of stock to bear the signature or signatures of any of them.
5.6.   Dividends.
(a)   Power to Declare.   Dividends upon the capital stock of the Corporation, subject to the provisions of the Corporation’s Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Corporation’s Certificate of Incorporation and the laws of Delaware.
(b)   Reserves.   Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.
5.7.   Lost, Stolen, or Destroyed Certificates.   No certificates for shares of stock of the Corporation shall be issued in place of any certificate alleged to have been lost, stolen, or destroyed, except upon production of such evidence of the loss, theft, or destruction and upon indemnification of the Corporation and its agents to such extent and in such manner as the officers of the Corporation may from time to time prescribe. Upon compliance with the foregoing provisions of this Section 5.7, the Corporation may issue (i) a new certificate or certificates of stock or (ii) uncertificated shares, in place of any certificate or certificates previously issued by the Corporation alleged to have been lost, stolen or destroyed.
Article VI. — Miscellaneous Management Provisions.
6.1.   Checks, Drafts, and Notes.   All checks, drafts, or orders for the payment of money, and all notes and acceptances of the Corporation shall be signed by such officer or officers, or such agent or agents, as the officers of the Corporation may designate.

6.2.   Notices.
(a) Notices to directors may, and notices to stockholders shall, be in writing or by electronic transmission, and delivered personally, electronically transmitted or mailed to the directors or stockholders at their postage or electronic mail addresses appearing on the books of the Corporation. Notice by mail and electronic transmission shall be deemed to be given at the time when the same shall be mailed or transmitted. Notice to directors may also be given by telegram, facsimile or orally, by telephone or in person.
(b) Whenever any notice is required to be given under the provisions of any applicable statute or of the Corporation’s Certificate of Incorporation or of these By-laws, an electronic transmission or written waiver of notice, signed by the person or persons entitled to said notice, whether before or after the time stated therein or the meeting or action to which such notice relates, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
6.3.   Conflict of Interest.   No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorized the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if: (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors may be less than a quorum; (ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders of the Corporation entitled to vote thereon, and the contract or transaction as specifically approved in good faith by vote of such stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified, by the Board of Directors, a committee or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.
6.4.   Voting of Securities owned by the Corporation.   Subject always to the specific directions of the Board of Directors, (i) any shares or other securities issued by any other corporation and owned or controlled by the Corporation may be voted in person at any meeting of security holders of such other corporation by the President of the Corporation if he or she is present at such meeting, or in his or her absence by the Treasurer of the Corporation if he or she is present at such meeting, and (ii) whenever, in the judgment of the President, it is desirable for the Corporation to execute a proxy or written consent in respect to any shares or other securities issued by any other corporation and owned by the Corporation, such proxy or consent shall be executed in the name of the Corporation by the President, without the necessity of any authorization by the Board of Directors, affixation of corporate seal or countersignature or attestation by another officer, provided that if the President is unable to execute such proxy or consent by reason of sickness, absence from the United States or other similar cause, the Treasurer may execute such proxy or consent. Any person or persons designated in the manner above stated as the proxy or proxies of the Corporation shall have full right, power and authority to vote the shares or other securities issued by such other corporation and owned by the Corporation the same as such shares or other securities might be voted by the Corporation.
Article VII. — Indemnification and Advancement.
7.1   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each natural person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 7.1 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 7.1 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 7.1, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.
7.2   The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article VII shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, the bylaws of the Corporation, an agreement, vote of stockholders or disinterested directors, or otherwise.
7.3   Any repeal, amendment, modification or elimination of this Article VII by the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of the Certificate of Incorporation inconsistent with this Article VII, shall, unless otherwise required by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification or advancement rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal, amendment, modification, elimination or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal, amendment, modification, elimination or adoption of such inconsistent provision.
7.4   This Article VII shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by applicable law, to indemnify and to advance expenses to persons other than indemnitees.
Article VIII. — Amendments
Subject always to any limitations imposed by the Corporation’s Certificate of Incorporation, these By-laws and any amendment thereof may be altered, amended or repealed, or new By-laws may be adopted, by the Board of Directors at any regular or special meeting by the affirmative vote of a majority of all of the members of the Board of Directors, provided in the case of any special meeting at which all of the members of the Board of Directors are not present, that the notice of such meeting shall have stated that the amendment of these By-laws was one of the purposes of the meeting; but these By-laws and any amendment thereof, including the By-laws adopted by the Board of Directors, may be altered, amended or repealed and other By-laws may be adopted by the affirmative vote of holders of at least fifty percent (50%) of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors or class of directors, voting together as a single class, provided, in the case of any special meeting, that notice of such proposed alteration, amendment, repeal or adoption is included in the notice of the meeting.

EXHIBIT D
Form of Certificate of Incorporation of the Surviving Corporation
[Attached.]

EXHIBIT D
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
[GCT SEMICONDUCTOR, INC.]
ARTICLE I
NAME
The name of the corporation is [GCT Semiconductor, Inc.] (the “Corporation”).
ARTICLE II
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and that incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.
ARTICLE III
REGISTERED AGENT
The address of the registered office of the Corporation in the State of Delaware is [251 Little Falls Drive, Wilmington, County of New Castle, State of Delaware 19808], and the name of the Corporation’s registered agent at such address is [Corporation Service Company].
ARTICLE IV
CAPITAL STOCK
The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 1,000 shares, all of which shall be shares of common stock, par value $0.01 per share (the “Common Stock”).
ARTICLE V
DIRECTORS
(1)   Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the By-laws of the Corporation.
(2)   To the fullest extent permitted by the DGCL as currently in effect, and as it may hereafter be amended, no director of the Corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
ARTICLE VI
BY-LAWS
In furtherance and not in limitation of the powers conferred upon it by law, the directors of the Corporation shall have the power to adopt, amend, alter or repeal the By-laws.
ARTICLE VII
INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS
(1)   The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
(2)   The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
(3)   To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (1) and (2) of this Article VII, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
(4)   Any indemnification under Sections (1) and (2) of this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in such Sections (1) and (2). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.
(5)   Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation authorized in this Article VII. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.
(6)   The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
(7)   The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Section 145 of the DGCL.
(8)   For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
(9)   For purposes of this Article VII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.
(10)   The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
ARTICLE VIII
AMENDMENT OF
CERTIFICATE OF INCORPORATION
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation, the DGCL and all rights conferred on stockholders, directors and officers on this Certificate of Incorporation are subject to this reserved power.

Annex B
Form of SPAC Second Amended and Restated Certificate of Incorporation
[Attached.]

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
CONCORD ACQUISITION CORP III
1.   The present name of the corporation is “Concord Acquisition Corp III”. The original certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on February 18, 2021. The amended and restated certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on November 3, 2021.
2.   This second amended and restated certificate of incorporation of the corporation, which both restates and amends the provisions of the corporation’s certificate of incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.
3.   The corporation’s certificate of incorporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
NAME
The name of the corporation is GCT Semiconductor Holding, Inc. (the “Corporation”).
ARTICLE II
REGISTERED AGENT
The address of the Corporation’s registered office is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent at such address is Corporation Service Company.
ARTICLE III
PURPOSE
The nature of the business or purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”).
ARTICLE IV
CAPITALIZATION
Section 4.1.   Authorized Shares.   The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [      ] shares, consisting of: (a) [      ] shares of common stock (the “Common Stock”) and (b) [      ] shares of preferred stock (the “Preferred Stock”). Such stock may be issued from time to time by the Corporation for such consideration as may be fixed by the board of directors of the Corporation (the “Board of Directors”). The following is a statement of the powers, designations, preferences, privileges, and relative rights in respect of each class of capital stock of the Corporation.
Section 4.2.   Common Stock.
(a)   General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock.
(b)   Voting.   Except as otherwise provided by the DGCL or the certificate of incorporation of the Corporation (as the same may be amended or amended and restated, the “Certificate of Incorporation”) and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation (or on any amendment to a certificate of designations of any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to the Certificate of Incorporation (or pursuant to a certificate of designations of any series of Preferred Stock) or pursuant to the DGCL. There shall be no cumulative voting.
(c)   Dividends.   Except as otherwise provided by the DGCL or the Certificate of Incorporation, dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding shares of Preferred Stock.
(d)   No Preemptive Rights.   The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.
(e)   No Conversion Rights.   The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.
(f)   Liquidation.   Upon the dissolution or liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders equally on a per share basis, subject to any preferential rights of any then outstanding shares of Preferred Stock and after payment or provision for payment of the Corporation’s debts.
Section 4.3.   Preferred Stock.   To the fullest extent authorized by the DGCL, shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and such qualifications and restrictions, if any, as are stated or expressed in the resolution or resolutions of the Board of Directors providing for such series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided in such resolution or resolutions.
Authority is hereby granted to the Board of Directors, acting by resolution or resolutions adopted at any time and from time to time, to create, provide for, designate and issue, out of the authorized but unissued shares of Preferred Stock, one or more series of Preferred Stock, and, in connection with the creation of any such series of Preferred Stock, to determine and fix the powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and the qualifications and restrictions, if any, including without limitation dividend rights, conversion rights, voting rights (if any), redemption privileges, and liquidation preferences, of such series of Preferred Stock (which need not be uniform among series), all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation or issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with, or be junior to any other series of Preferred Stock, all to the fullest extent permitted by law. No resolution, vote, or consent of the holders of the capital stock of the Corporation shall be required in connection with the creation or issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of Certificate of Incorporation, the right to any such resolution, vote, or consent being expressly waived by all present and future holders of the capital stock of the Corporation.
Except as may otherwise be provided by applicable law or the rules or regulations of any stock exchange applicable to the Corporation or by or pursuant to the provisions of the Certificate of Incorporation, no holder of one or more outstanding shares of any series of Preferred Stock then outstanding, as such, shall be entitled to any voting powers in respect thereof.
ARTICLE V
BOARD OF DIRECTORS
Section 5.1.   Classification of Directors.   The Board of Directors shall be divided into three classes of directors, Class I, Class II, and Class III, such classes to be as nearly equal in number of directors as possible, having staggered three-year terms of office (except to the extent otherwise provided in the next sentence with respect to the initial terms of such classes of directors). The initial term of office of the directors of Class I shall expire as of the first annual meeting of the Corporation’s stockholders following the initial classification of the Board; the initial term of office of the directors of Class II shall expire as of the second annual meeting of the Corporation’s stockholders following the initial classification of the Board; and the initial term of office of the directors of Class III shall expire as of the third annual meeting of the Corporation’s stockholders following the initial classification of the Board. At each annual meeting of stockholders of the Corporation, nominees will stand for election to succeed those directors whose terms are to expire as of such annual meeting of stockholders, and such nominees elected at such annual meeting of stockholders shall be elected for a term expiring at the third annual meeting of stockholders following their election. Directors shall hold office until the annual meeting of stockholders in which their term is scheduled to expire as set forth above in this Section 5.1 and until their respective successors are duly elected or qualified or until their earlier death, incapacity, resignation or removal. The successive directors shall be allocated among the three classes of directors contemplated under this Section 5.1 pursuant to a resolution or resolutions adopted by the Board of Directors.
Section 5.2.   Removal.   Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the directors of the Corporation may be removed only for cause by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors or class of directors, voting together as a single class, at a meeting of stockholders called for that purpose.
Section 5.3.   Vacancies.   Except as the DGCL may otherwise require, any new directorships or vacancies in the Board of Directors, including new directorships resulting from any increase in the number of directors to serve in the Board of Directors and/or any unfilled vacancies by reason of death, resignation, disqualification, removal for cause, failure to elect or otherwise with respect to any director, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.
Section 5.4.   Number of Directors.   Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the number of directors which shall constitute the Board of Directors shall be fixed exclusively by the Board of Directors from time to time in accordance with the Bylaws of the Corporation. No decrease in the number of directors constituting the whole board shall shorten the term of any incumbent director.
ARTICLE VI
POWERS OF BOARD OF DIRECTORS
Except as otherwise provided in this Certificate of Incorporation or Delaware Law, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Bylaws may be amended or repealed or new Bylaws adopted by the affirmative vote of at least fifty percent (50%) of the outstanding shares entitled to vote generally in the election of directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.
ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS
Except as otherwise provided for by any resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of the stockholders in which such action is properly brought before such meeting, and not by written consent in lieu of such a meeting. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

ARTICLE VIII
AMENDMENT OF CERTIFICATE OF INCORPORATION
The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation.
ARTICLE IX
LIMITED LIABILITY
The liability of the directors and officers of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, shall be eliminated or limited to the fullest extent permitted under applicable law. If applicable law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation to the Corporation or its stockholders shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.
ARTICLE X
FORUM SELECTION
Section 10.1.   Delaware Courts.   Unless the Corporation consents in writing to the selection of an alternative forum, (i) (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or its current or directors, officers, employees, or stockholders arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these Bylaws (as either may be amended or restated) or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim against the Corporation or its current or former directors, officers, employees, or stockholders governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be brought by any stockholder (including a beneficial owner) exclusively in the Court of Chancery of the State of Delaware or, solely if such court does not have subject matter jurisdiction thereof, in the United States District Court for the District of Delaware; and (ii) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
Section 10.2.   Foreign Action.   If any action, the subject matter of which is within the scope of Section 10.1, is filed in a court other than a court permitted by Section 10.1 (a “Foreign Action”) in the name of any stockholder, whether individually, representatively or derivatively on behalf of the corporation, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section 10.2 (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Section 10.3.   Application.   To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X. If any provision of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article X, and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
ARTICLE XI
EXCLUDED OPPORTUNITIES
The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity pursuant to

Section 122(17) of the DGCL. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Common Stock or Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation, such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and to the extent the director is permitted to refer that opportunity to the Corporation without violating any legal or contractual obligation. Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.
ARTICLE XII
SEVERABILITY
If any provision or provisions of the Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of the Certificate of Incorporation (including, without limitation, each portion of any paragraph of the Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of the Certificate of Incorporation (including, without limitation, each such portion of any paragraph of the Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
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IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this    day of            , 2024.
CONCORD ACQUISITION CORP III
By:

Name:
Title:

Annex C
Form of SPAC Amended and Restated Bylaws
[Attached.]

GCT SEMICONDUCTOR HOLDING, INC.
AMENDED AND RESTATED
BY-LAWS
Article I. — General.
1.1.   Registered Offices.   The registered office of GCT Semiconductor Holding, Inc. (the “Corporation”) shall be at 1013 Centre Road, in the City of Wilmington, County of New Castle, State of Delaware. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.
1.2.   Seal.   The seal, if any, of the Corporation shall be in the form of a circle and shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.”
1.3.   Fiscal Year.   The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.
Article II. — Stockholders.
2.1.   Place of Meetings.   Each meeting of the stockholders shall be held upon notice as hereinafter provided, at such place as the Board of Directors shall have determined and as shall be stated in such notice, either within or outside the State of Delaware, or by means of remote communication.
2.2.   Annual Meeting.   The annual meeting of the stockholders shall be held each year on such date and at such time as the Board of Directors may determine. At each annual meeting the stockholders entitled to vote shall elect such members of the Board of Directors as are standing for election, by plurality vote by ballot, and they may transact such other corporate business as may properly be brought before the meeting. At the annual meeting any business may be transacted, irrespective of whether the notice calling such meeting shall have contained a reference thereto, except where notice is required by law, the Corporation’s Certificate of Incorporation (as amended from time to time, the “Corporation’s Certificate of Incorporation”), or these By-laws.
2.3.   Quorum and Adjournment.   At all meetings of the stockholders the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum requisite for the transaction of business except as otherwise provided by law, the Corporation’s Certificate of Incorporation, or these By-laws. Whether or not there is such a quorum at any meeting, the presiding officer of the meeting may adjourn the meeting from time to time without notice other than announcement at the meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At such adjourned meeting, at which the requisite amount of voting stock shall be represented, any business may be transacted that might have been transacted if the meeting had been held as originally called. The stockholders present in person or by proxy at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
2.4.   Right to Vote; Proxies.   Subject to the provisions of the Corporation’s Certificate of Incorporation, each holder of a share or shares of capital stock of the Corporation having the right to vote at any meeting shall be entitled to one vote for each such share of stock held by such stockholder. Any stockholder entitled to vote at any meeting of stockholders may vote either in person or by proxy, but no proxy that is dated more than three (3) years prior to the meeting at which it is offered shall confer the right to vote thereat unless the proxy provides that it shall be effective for a longer period. A proxy may be granted by a writing executed by the stockholder or his or her authorized agent or by transmission or authorization of transmission by means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization, or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, subject to the conditions set forth in Section 212 of the Delaware General Corporation Law, as it may be amended from time to time (the “DGCL”).

2.5.   Voting.   At all meetings of stockholders, except as otherwise expressly provided for by statute, the Corporation’s Certificate of Incorporation, or these By-laws, (i) in all matters other than the election of directors, the majority of the votes cast at the meeting shall be the act of the stockholders, and (ii) directors shall be elected by a plurality of the votes cast, present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
(a)   Other Action by Stockholders.   In all other matters, unless otherwise required by law, the Certificate of Incorporation or these By-laws, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes, if any, will not count as a vote cast.
(b)   Separate Class Vote.   Where a separate vote by class or classes is required, the affirmative vote of the holders of a majority of the shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class or classes, except as otherwise required by law, the Certificate of Incorporation or these By-laws.
2.6.   Notice of Annual Meetings.   Written notice of the annual meeting of the stockholders shall be mailed to each stockholder of record entitled to vote thereat at such address as appears on the stock books of the Corporation at least ten (10) days (and not more than sixty (60) days) prior to the meeting. The Board of Directors may postpone any annual meeting of the stockholders at its discretion, even after notice thereof has been mailed. It shall be the duty of every stockholder to furnish to the Secretary of the Corporation or to the transfer agent, if any, of the class of stock owned by him or her, such stockholder’s post-office address, and to notify the Secretary of any change therein. Notice need not be given to any stockholder who submits a written waiver of notice signed by him or her before or after the time stated therein. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.
2.7.   Stockholders’ List.   A complete list of the stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order and showing the address of each stockholder, and the number of shares registered in the name of each stockholder, shall be prepared by the Secretary and shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days before such meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation, and said list shall be produced and kept at the time and place of such meeting during the whole time of said meeting, and may be inspected by any stockholder who is present at the place of said meeting, or, if the meeting is to be held solely by means of remote communication, on a reasonably accessible electronic network and the information required to access such list shall be provided with the notice of the meeting.
2.8.   Special Meetings.   Special meetings of the stockholders for any purpose or purposes, unless otherwise provided by law, may be called only in the manner set forth in the Corporation’s Certificate of Incorporation. Any such person or persons that has or have called a special meeting of stockholders in the manner set forth in the Corporation’s Certificate of Incorporation may postpone or cancel any special meeting of the stockholders at its or their discretion, even after notice thereof has been mailed.
2.9.   Notice of Special Meetings.   Written notice of a special meeting of stockholders, stating the time and place and purpose or purposes thereof, shall be mailed, postage prepaid, not less than ten (10) nor more than sixty (60) days before such meeting, to each stockholder of record entitled to vote thereat, at such address as appears on the books of the Corporation. No business may be transacted at such meeting except that referred to in said notice, or in a supplemental notice given also in compliance with the provisions hereof, or such other business as may be germane or supplementary to that stated in said notice or notices. The individual or group calling such meeting shall have exclusive authority to determine the business included in such notice. Notice need not be given to any stockholder who submits a written waiver of notice signed by him or her before or after the time stated therein. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.
2.10.   Inspectors of Elections; Opening and Closing the Polls.
(a)   One or more inspectors may be appointed by the Board of Directors before or at any meeting of stockholders, or, if no such appointment shall have been made, the presiding officer may make such appointment at the meeting. At the meeting for which the inspector or inspectors are appointed, he, she or they shall open and close the polls, receive and take charge of the proxies and ballots, and decide all questions touching on the qualifications of voters, the validity of proxies, and the acceptance and rejection of votes. If any inspector previously appointed shall fail to attend or refuse or be unable to serve, the presiding officer shall appoint an inspector in his or her place.
(b)   At any time at which the Corporation has a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on an inter-dealer quotation system of a registered national securities association, or (iii) held of record by more than 2,000 stockholders, the provisions of Section 231 of the DGCL with respect to inspectors of election and voting procedures shall apply, in lieu of the provisions of paragraph (a) of this Section 2.10.
2.11.   Stockholders’ Consent in Lieu of Meeting.   Unless otherwise provided in the Corporation’s Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken only at such a meeting, and not by written consent of the stockholders.
2.12.   Advance Notice of Stockholder Business and Nominations.
(a)   Timely Notice.   At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be: (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee thereof, or (iii) otherwise properly brought before the meeting by a stockholder who is a stockholder of record or beneficial owner of shares of the Corporation’s capital stock at the time such notice of meeting is delivered, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.12. In addition, any proposal of business (other than the nomination of persons for election to the Board of Directors) must be a proper matter for stockholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder, the Proposing Stockholder (as defined below) must have given timely and proper notice thereof pursuant to this Section 2.12, in writing to the Secretary of the Corporation even if such matter is already the subject of any notice to the stockholders or a disclosure made in a press release reported by the Dow Jones News Services, The Associated Press or a comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) from the Board of Directors (a “Public Disclosure”). For purposes of these By-laws, Proposing Stockholder means (i) the stockholder providing the notice of proposed business or director nomination, (ii) the beneficial owner of the Corporation’s capital stock, if different, on whose behalf the proposed business or director nomination, as applicable, is given, (iii) any affiliate or associate (as defined under the Exchange Act) of such stockholder or beneficial owner, (iv) each person who is a member of a “group” (for purposes of these By-laws, as such term is used in Rule 13d-5 under the Exchange Act) with any such stockholder or beneficial owner (or their respective affiliates and associates) or is otherwise Acting in Concert (as defined below) with any such stockholder or beneficial owner (or their respective affiliates and associates) with respect to the proposals or proposed nominations, as applicable, and (v) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A, or any successor instructions) with such stockholder or beneficial owner in the solicitation of proxies in respect of any proposed nominations or other business proposed to be brought before the Corporation’s stockholders.

To be timely, a Proposing Stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation: (x) not later than the close of business on the ninetieth (90th) calendar day, nor earlier than the close of business on the one hundred twentieth (120th) calendar day in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than thirty (30) calendar days in advance of the anniversary of the previous year’s annual meeting or not later than sixty (60) calendar days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, the close of business on the tenth (10th) calendar day following the date of Public Disclosure of the date of such meeting. In no event shall the Public Disclosure of an adjournment or postponement of an annual meeting commence a new notice time period (or extend any notice time period). For purposes of these By-laws, “close of business” shall mean 5:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not such day is a business day.
(b)   Stockholder Nominations.   For the nomination of any person or persons for election to the Board of Directors, a Proposing Stockholder’s notice to the Secretary of the Corporation shall set forth (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of capital stock of the Corporation which are owned of record and beneficially by each such nominee (if any), (iv) such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (v) the consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected, and (vi) as to the Proposing Stockholder: (A) the name and address of the Proposing Stockholder as they appear on the Corporation’s books and of the beneficial owner, if any, on whose behalf the nomination is being made, (B) the class and number of shares of the Corporation which are owned by the Proposing Stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the Proposing Stockholder’s notice, and a representation that the Proposing Stockholder will notify the Corporation in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (C) a description of any agreement, arrangement or understanding with respect to such nomination between or among the Proposing Stockholder and the beneficial owner, if any, on whose behalf the nomination is being made, and any of their affiliates or associates, and any others (including their names) Acting in Concert with any of the foregoing, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Stockholder’s notice by, or on behalf of, the Proposing Stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Proposing Stockholder, or any such beneficial owner, or any of its affiliates or associates with respect to shares of stock of the Corporation, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (E) a representation that the Proposing Stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (F) a representation as to whether the Proposing Stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination, (G) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (together, a “Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Stockholder with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Stockholder satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Stockholder that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Stockholder as a hedge with respect to a bona fide derivatives trade or position of such Proposing Stockholder arising in the ordinary course of such Proposing Stockholder’s business as a derivatives dealer and (H) all other information relating to such Proposing Stockholder that would be required to be disclosed in a proxy statement or other filing if such a filing was to be made by any Proposing Stockholder in connection with the contested solicitation of proxies or consents (even if a contested solicitation is not involved) by any Proposing Stockholder in support of the business or nomination proposed to be brought before the meeting pursuant to this Section 2.12 and Regulation 14A under the Exchange Act. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. For purposes of these By-laws, a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Corporation in parallel with, such other person where (A) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (B) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending however, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies, or special meeting demands from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a proxy statement filed on Schedule 14A. A person deemed to be Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.
(c)   Other Stockholder Proposals.   For all business other than director nominations, a Proposing Stockholder’s notice to the Secretary of the Corporation shall set forth as to each matter the Proposing Stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration), (iii) a description in reasonable detail of any interest of any Proposing Stockholder in such business, including any anticipated benefit to the stockholder or any other Proposing Stockholder therefrom, including any interest that will be disclosed to the Corporation’s stockholders in any proxy statement to be distributed to the Corporation’s stockholders, (iv) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder and (v) the information required by Section 2.12(b)(vi) above.
(d)   Proxy Rules.   In addition to the provisions of this Section 2.12, a Proposing Stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, the DGCL, and other applicable law with respect to any nominations of directors for election at any stockholders’ meeting and any business that may be brought before any stockholders’ meeting and any solicitations of proxies in connection therewith and any filings required to be made with the SEC in connection therewith. Nothing in this Section 2.12 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or any other rights conferred on stockholders by a rule under the Exchange Act.
(e)   Notwithstanding anything to the contrary contained in this Section 2.12, the information required to be included in a Proposing Stockholder’s notice of business or director nomination shall not include any ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who, in the ordinary course of business, is directed to prepare and submit such notice on behalf of a beneficial owner of the shares held of record by such broker, dealer, commercial bank, trust company or other nominee and who is not otherwise affiliated or associated with such beneficial owner.
(f)   Updating of Notice of Proposed Business or Director Nomination.
(i)   A stockholder providing notice of any business proposed to be conducted at an annual meeting or notice of a director nomination shall further update and supplement such notice, as necessary, from time to time, so that the information provided or required to be provided in such notice pursuant to Sections 2.12(b) and 2.12(c) shall be true, correct and complete in all respects not only prior to the deadline for submitting such notice but also at all times thereafter and prior to the annual meeting, and such update and supplement shall be received by the Secretary of the Corporation not later than the earlier of (A) five (5) business days following the occurrence of any event, development or occurrence which would cause the information provided to be not true, correct and complete in all respects, and (B) ten (10) business days prior to the meeting at which such proposals or nominations contained therein are to be considered.
(ii)   If the information submitted pursuant to Section 2.12(b) or 2.12(c) by any stockholder proposing business for consideration at an annual meeting or a director nomination shall not be true, correct and complete in all respects prior to the deadline for submitting such notice, such information may be deemed not to have been provided in accordance with this Section 2.12. For the avoidance of doubt, the updates required pursuant to this Section 2.12 do not cause a notice that was not in compliance with this Section 2.12 when first delivered to the Corporation prior to the deadline for submitting such notice to thereafter be in proper form in accordance with this Section 2.12.
(iii)   Upon written request by the Secretary of the Corporation, the Board of Directors (or any duly authorized committee thereof), any stockholder submitting a notice proposing business for consideration at an annual meeting or a director nomination shall provide, within five (5) business days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the reasonable discretion of the Board of Directors, any duly authorized committee thereof or any duly authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder in such notice delivered pursuant to this Section 2.12 (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring the business proposed or director nomination referenced in the notice before the meeting). If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 2.12.
(g)   Referencing and Cross-Referencing.   For a notice proposing business or a director nomination at a stockholders’ meeting to comply with the requirements of Sections 2.12(b) and 2.12(c), each of the requirements of Sections 2.12(b) and 2.12(c) shall be directly and expressly responded to and a notice must clearly indicate and expressly reference which provisions of Sections 2.12(b) and 2.12(c) the information disclosed is intended to be responsive to. Information disclosed in one section of a notice in response to one provision of Sections 2.12(b) or 2.12(c) shall not be deemed responsive to any other provision of Sections 2.12(b) or 2.12(c) unless it is expressly cross-referenced to such other provision and it is clearly apparent how the information included in one section of the notice is directly and expressly responsive to the information required to be included in another section of the notice pursuant to Sections 2.12(b) or 2.12(c). For the avoidance of doubt, statements purporting to provide global cross-references that purport to provide that all information provided shall be deemed to be responsive to all requirements of Sections 2.12(b) and 2.12(c) shall not satisfy the requirements of this paragraph (g) of this Section 2.12.
(h)   No Incorporation by Reference.   For a notice proposing business or a director nomination at a stockholders’ meeting to comply with the requirements of Sections 2.12(b) and 2.12(c), it must set forth in writing directly within the body of the notice (as opposed to being incorporated by reference from any other document or writing not prepared in response to the requirements of this Section 2.12) all the information required to be included therein as set forth in Sections 2.12(b) and 2.12(c) and each of the requirements of Sections 2.12(b) and 2.12(c) shall be directly responded to in a manner that makes it clearly apparent how the information provided is specifically responsive to any requirements of Sections 2.12(b) and 2.12(c). For the avoidance of doubt, a notice shall not be deemed to be in compliance with Section 2.12 if it attempts to include the required information by incorporating by reference into the body of the notice any other document, writing or part thereof, including, but not limited to, any documents publicly filed with the U.S. Securities and Exchange Commission. For the further avoidance of doubt, the body of the notice does not include any documents not prepared in response to the requirements of this Section 2.12.
(i)   Accuracy of Information.   A stockholder submitting a notice of proposed business or director nomination, by its delivery to the Corporation, represents and warrants that all information contained therein, as of the deadline for submitting such notice, is true, accurate and complete in all respects, contains no false and misleading statements and such stockholder acknowledges that it intends for the Corporation and the Board of Directors to rely on such information as (i) being true, accurate and complete in all respects and (ii) not containing any false or misleading statements.
(j)   Special Meetings of Stockholders.   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or any committee thereof or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a beneficial owner or stockholder of record at the time the notice provided for in this Section 2.12 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 2.12. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by this Section 2.12 shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the later of the close of business on the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the date of Public Disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting and not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting. In no event shall the Public Disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any notice time period).
(k)   Effect of Noncompliance.   Notwithstanding anything in these By-laws to the contrary, (i) no nominations shall be made or business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 2.12, and (ii) unless otherwise required by law, if a Proposing Stockholder intending to propose business or make nominations at an annual meeting pursuant to this Section 2.12 does not provide the information required under this Section 2.12 to the Corporation promptly following the later of the record date or the date notice of the record date is first publicly disclosed, or the Proposing Stockholder (or a qualified representative of the Proposing Stockholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation. For purposes of these By-laws, “qualified representative” means (i) if the stockholder is a corporation, any duly authorized officer of such corporation, (ii) if the stockholder is a limited liability company, any duly authorized member, manager or officer of such limited liability company, (iii) if the stockholder is a partnership, any general partner or person who functions as general partner for such partnership, (iv) if the stockholder is a trust, the trustee of such trust, or (v) if the stockholder is an entity other than the foregoing, the persons acting in such similar capacities as the foregoing with respect to such entity.
Article III. — Directors.
3.1.   Number of Directors.
(a)   Except as otherwise provided by law, the Corporation’s Certificate of Incorporation, or these By-laws, the property and business of the Corporation shall be managed by or under the direction of the Board of Directors. Directors need not be stockholders, residents of Delaware, or citizens of the United States. The use of the phrase “whole board” herein refers to the total number of directors which the Corporation would have if there were no vacancies.
(b)   The number of directors constituting the whole Board of Directors shall be as determined by the Board of Directors from time to time by resolution adopted by the affirmative vote of at least a majority of the directors then in office.
(c)   The Board of Directors shall be divided into three classes of directors as set forth in the Corporation’s Certificate of Incorporation.
(d)   Directors shall hold office until the annual meeting of stockholders in which their term is scheduled to expire as set forth above in this Section 3.1 and until their respective successors are duly elected or qualified or until their earlier death, incapacity, resignation or removal. Any director serving as such pursuant to this Section 3.1 may be removed pursuant to Section 3.3.
(e)   Except as the DGCL, the Corporation’s Certificate of Incorporation or the Nomination Agreement may otherwise require, any new directorships or vacancies in the Board of Directors, including new directorships resulting from any increase in the number of directors to serve on the whole board and/or any unfilled vacancies by reason of death, resignation, disqualification, removal for cause, failure to elect or otherwise with respect to any director, may be filled by only the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.
(f)   No decrease in the number of directors constituting the whole board shall shorten the term of any incumbent director.
3.2.   Resignation.   Any director of the Corporation may resign at any time by giving notice in writing or by electronic transmission to the Chairperson of the Board, the President, or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, at the time of receipt if no time is specified therein and at the time of acceptance if the effectiveness of such resignation is conditioned upon its acceptance. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
3.3.   Removal.   Except as may otherwise be provided by the DGCL or the Corporation’s Certificate of Incorporation, any director or the entire Board of Directors may be removed only for cause and only by the vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of the Corporation entitled to vote for the election of directors or class of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.
3.4.   Place of Meetings and Books.   The Board of Directors may hold their meetings and keep the books of the Corporation outside the State of Delaware, at such places as they may from time to time determine.
3.5.   General Powers.   In addition to the powers and authority expressly conferred upon them by these By-laws, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Corporation’s Certificate of Incorporation or by these By-laws directed or required to be exercised or done by the stockholders.

3.6.   Committees.   The Board of Directors may designate one or more committees, by resolution or resolutions passed by at least a majority vote of the Board of Directors; such committee or committees shall consist of one or more directors of the Corporation, and to the extent provided in the resolution or resolutions designating them, shall have and may exercise specific powers of the Board of Directors in the management of the business and affairs of the Corporation to the extent permitted by law and shall have power to authorize the seal of the Corporation to be affixed to all papers that may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.
3.7.   Powers Denied to Committees.   Committees of the Board of Directors shall not, in any event, have any power or authority to amend the Corporation’s Certificate of Incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares adopted by the Board of Directors as provided in Section 151(a) of the DGCL, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series), adopt an agreement of merger or consolidation, recommend to the stockholders the sale, lease, or exchange of all or substantially all of the Corporation’s property and assets, recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amend the By-laws of the Corporation. Further, no committee of the Board of Directors shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the DGCL, unless the resolution or resolutions designating such committee expressly so provides.
3.8.   Substitute Committee Member.   In the absence or on the disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Director’s to act at the meeting in the place of such absent or disqualified member. Any committee shall keep regular minutes of its proceedings and report the same to the Board of Directors as may be required by the Board of Directors.
3.9.   Emergency Management Committee.   In the event that a quorum of the Board cannot readily be convened as a result of emergency conditions following a catastrophe or disaster, including, but not limited to, an epidemic or pandemic, a declaration of a national emergency by the United States government, or other similar emergency condition, then all the powers and duties vested in the Board shall vest automatically in an Emergency Management Committee which shall consist of all readily available members of the Board and which committee shall have and may exercise all of the powers of the Board in the management of the business and affairs of the Corporation. A meeting of the Emergency Management Committee may be called by any Director or any executive officer of the Corporation. Notice of any meeting of the Emergency Management Committee may be given to only such Directors as may be feasible to reach at the time and by such means as may be feasible at the time. Two (2) members shall constitute a quorum; provided, however, that the officers of the Corporation or other persons present who have been designated on a list approved by the Board before the emergency, all in order of priority and subject to such conditions and for such period of time as may be provided in the resolutions approving such list, shall, to the extent required to provide a quorum, be deemed to be Directors for such meeting. Other provisions of these By-laws notwithstanding, the Emergency Management Committee shall call a meeting of the Board as soon as circumstances permit, for the purpose of filling vacancies on the Board and its committees and to take such other action as may be appropriate. The powers of the Emergency Management Committee shall terminate upon the convening of the meeting of the Board above prescribed at which a majority of the members thereof shall be present. No Director, officer, or employee of the Corporation acting in accordance with this Section 3.9 shall be liable for any act or failure to act, except for willful misconduct.
3.10.   Compensation of Directors.   The Board of Directors shall have the power to fix the compensation of directors and members of committees of the Board. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors, a stated amount per annum as director and/or other forms of compensation as the Board of Directors may approve. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.
3.11.   Regular Meetings.   No notice shall be required for regular meetings of the Board of Directors for which the time and place have been fixed.
3.12.   Special Meetings.   Special meetings of the Board of Directors may be called by the Chairperson of the Board of Directors, if any, or the Chief Executive Officer, on two (2) days’ notice, which may be written, oral or by electronic transmission, to each director, or such shorter period of time before the meeting as will nonetheless be sufficient for the convenient assembly of the directors so notified; special meetings shall be called by the Secretary in like manner and on like notice, on the written request of two (2) or more directors.
3.13.   Quorum.   At all meetings of the Board of Directors, a majority of the members of the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically permitted or provided by statute, by the Corporation’s Certificate of Incorporation, or by these By-laws. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at said meeting that shall be so adjourned.
3.14.   Telephonic Participation in Meetings.   Members of the Board of Directors or any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting.
3.15.   Action by Consent.   Unless otherwise restricted by the Corporation’s Certificate of Incorporation or these By-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if written consent thereto is signed or submitted by electronic transmission by all members of the Board of Directors or of such committee as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or committee.
3.16.   Chairperson of the Board.   The Board of Directors may elect or remove, by the affirmative vote of at least a majority of the directors then in office, a Chairperson. Any Chairperson must be a director of the Corporation. The Chairperson shall preside at all meetings of the Board of Directors and at all meetings of the stockholders and, subject to the provisions of these By-laws and the direction of the Board of Directors, the Chairperson shall have such powers and perform such duties that are commonly incident to the position of chairperson of the board or as may be prescribed from time to time by the Board of Directors or provided in these By-laws.
Article IV. — Officers.
4.1.   Selection; Statutory Officers.   The officers of the Corporation shall be chosen by the Board of Directors. There shall be a President, a Secretary, and a Treasurer, and there may be a Chairperson of the Board of Directors, a Chief Executive Officer, one or more Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers, as the Board of Directors may elect. Any number of offices may be held by the same person.
4.2.   Time of Election.   The officers above named shall be chosen by the Board of Directors at its first meeting after each annual meeting of stockholders. Other than the Chairperson, none of said officers need be a director.
4.3.   Additional Officers.   The Board of Directors may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.
4.4.   Terms of Office.   Each officer of the Corporation shall hold office until such officer’s successor is chosen and qualified, or until such officer’s earlier death, resignation or removal. Any officer may be removed at any time by the Board of Directors.

4.5.   Compensation of Officers.   The Board of Directors shall have power to fix the compensation of all officers of the Corporation. It may authorize any officer, upon whom the power of appointing subordinate officers may have been conferred, to fix the compensation of such subordinate officers.
4.6.   Chief Executive Officer.   The Chief Executive Officer, if any, in the absence or disability of the Chairperson of the Board, shall preside at all meetings of the stockholders, shall have general and active management of the business of the Corporation, and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer shall execute bonds, mortgages, and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. In the absence of the Chief Executive Officer, the President, the Chairperson, or another officer of the Corporation, as designated by the Board of Directors, shall have the powers of the Chief Executive Officer.
4.7.   President and Vice-Presidents.   The President shall act in an executive capacity as shall be directed from time to time by the Board of Directors or the Chief Executive Officer, and shall have such powers and perform such other duties as the Board of Directors or the Chief Executive Officer may determine from time to time (which may include, without limitation, assisting the Chief Executive Officer in the operation and administration of the Corporation’s business and the supervision of its policies and affairs), with such limitations on such powers or performance of duties as either of the foregoing shall prescribe. The Vice-President, or if there shall be more than one, the Vice-Presidents in the order determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties and have such powers as the Board of Directors may, from time to time, determine or as these By-laws may prescribe.
4.8.   Treasurer.   The Treasurer shall have the care and custody of all the funds and securities of the Corporation that may come into his or her hands as Treasurer, and the power and authority to endorse checks, drafts and other instruments for the payment of money for deposit or collection when necessary or proper and to deposit the same to the credit of the Corporation in such bank or banks or depository as the Board of Directors, or the officers or agents to whom the Board of Directors may delegate such authority, may designate, and such officer may endorse all commercial documents requiring endorsements for or on behalf of the Corporation. The Treasurer may sign all receipts and vouchers for the payments made to the Corporation. The Treasurer shall render an account of such officer’s transactions to the Board of Directors as often as the Board of Directors or the committee shall require the same. The Treasurer shall enter regularly in the books to be kept by such officer for that purpose full and adequate account of all moneys received and paid by him or her on account of the Corporation. The Treasurer shall perform all acts incident to the position of Treasurer, subject to the control of the Board of Directors. The Treasurer shall when requested, pursuant to vote of the Board of Directors, give a bond to the Corporation conditioned for the faithful performance of such officer’s duties, the expense of which bond shall be borne by the Corporation.
4.9.   Secretary.   The Secretary shall keep the minutes of all meetings of the Board of Directors and of the stockholders; such officer shall attend to the giving and serving of all notices of the Corporation. Except as otherwise ordered by the Board of Directors, such officer shall attest the seal of the Corporation upon all contracts and instruments executed under such seal and shall affix the seal of the Corporation thereto and to all certificates of shares of capital stock of the Corporation. The Secretary shall have charge of the stock certificate book, transfer book and stock ledger, and such other books and papers as the Board of Directors may direct. The Secretary shall, in general, perform all the duties of Secretary, subject to the control of the Board of Directors.
4.10.   Assistant Secretary.   The Board of Directors or any two of the officers of the Corporation acting jointly may appoint or remove one or more Assistant Secretaries of the Corporation. Any Assistant Secretary upon such officer’s appointment shall perform such duties of the Secretary, and also any and all such other duties as the Board of Directors or the President or a Vice-President or the Treasurer or the Secretary may designate.
4.11.   Assistant Treasurer.   The Board of Directors or any two of the officers of the Corporation acting jointly may appoint or remove one or more Assistant Treasurers of the Corporation. Any Assistant

Treasurer upon such officer’s appointment shall perform such of the duties of the Treasurer, and also any and all such other duties as the Board of Directors or the President or a Vice-President or the Treasurer or the Secretary may designate.
4.12.   Subordinate Officers.   The Board of Directors may select such subordinate officers as it may deem desirable. Each such officer shall hold office for such period, have such authority, and perform such duties as the Board of Directors may prescribe. The Board of Directors may, from time to time, authorize any officer to appoint and remove subordinate officers and to prescribe the powers and duties thereof.
4.13.   Delegation of Authority.   The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
4.14.   Removal.   The Board of Directors may remove any officer of the Corporation at any time, with or without cause.
Article V. — Stock.
5.1.   Stock.   The shares of the Corporation’s capital stock may be certificated or uncertificated and shall be entered in the books of the Corporation and registered as they are issued. Any certificate representing shares of stock issued to a stockholder of the Corporation (i) shall be numbered, (ii) shall certify the holder’s name, the number of shares and the class or series of stock, (iii) shall otherwise be in such form as the Board of Directors shall prescribe, (iv) shall be signed by both of (a) either the President or a Vice-President, and (b) any one of the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, and (v) shall be sealed with the corporate seal of the Corporation, if any. If such certificate is countersigned (l) by a transfer agent other than the Corporation or its employee, or, (2) by a registrar other than the Corporation or its employee, the signature of the officers of the Corporation and the corporate seal may be facsimiles. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature shall have been used thereon had not ceased to be such officer or officers of the Corporation.
5.2.   Fractional Share Interests.   The Corporation may, but shall not be required to, issue fractions of a share.
5.3.   Transfers of Stock.
Subject to any transfer restrictions then in force, the shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives.
If the shares of stock of the Corporation to be transferred are certificated shares, then, subject to the provisions of Section 5.7 below, the holder of the certificate or certificates representing such shares shall surrender to the Corporation or the transfer agent of the Corporation such certificate or certificates duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, and, subject to any transfer restrictions then in force, the Corporation or the transfer agent of the Corporation shall cancel such certificate or certificates upon receipt thereof or upon compliance by such holder with the provisions of Section 5.7 below and (i) deliver to the applicable stockholder transferee either a new certificate or certificates representing the number of shares transferred or appropriate documentation evidencing the applicable stockholder transferee’s record ownership of a number of uncertificated shares equal to the number of shares transferred, and, if applicable, (ii) deliver to the applicable stockholder transferor a new certificate or certificates representing the number of shares not transferred that were previously represented by the certificate or certificates so surrendered or appropriate documentation evidencing the applicable stockholder transferor’s record ownership of a number of uncertificated shares equal to such number of shares not transferred. Any transfer or transfers in compliance with the provisions of this paragraph shall be recorded upon the books of the Corporation.

If the shares of stock of the Corporation to be transferred are uncertificated shares, then the registered owner of such shares shall deliver to the Corporation or the transfer agent of the Corporation proper transfer instructions, with such proof of authenticity of signature as the Corporation or its transfer agent or registrar may reasonably require, and, subject to any transfer restrictions then in force that are applicable to such shares, the Corporation or the transfer agent of the Corporation shall cancel such shares upon receipt of such transfer instructions and (i) deliver to the applicable stockholder transferee either a new certificate or certificates representing such shares or appropriate documentation evidencing the applicable stockholder transferee’s record ownership of such shares in uncertificated form, and, if applicable and required, (ii) deliver to the applicable stockholder transferor appropriate documentation evidencing that the applicable stockholder transferor is no longer the record owner of such shares so transferred. Any transfer or transfers in compliance with the provisions of this paragraph shall be recorded upon the books of the Corporation.
The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof save as expressly provided by the laws of Delaware.
5.4.   Record Date.   For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or the allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, that shall not be more than sixty (60) calendar days nor less than ten (10) calendar days before the date of such meeting, nor more than sixty (60) calendar days prior to any other action. If no such record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held; the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
5.5.   Transfer Agent and Registrar.   The Board of Directors may appoint one or more transfer agents or transfer clerks and one or more registrars and may require all certificates of stock to bear the signature or signatures of any of them.
5.6.   Dividends.
(a)   Power to Declare.   Dividends upon the capital stock of the Corporation, subject to the provisions of the Corporation’s Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Corporation’s Certificate of Incorporation and the laws of Delaware.
(b)   Reserves.   Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.
5.7.   Lost, Stolen, or Destroyed Certificates.   No certificates for shares of stock of the Corporation shall be issued in place of any certificate alleged to have been lost, stolen, or destroyed, except upon production of such evidence of the loss, theft, or destruction and upon indemnification of the Corporation and its agents to such extent and in such manner as the officers of the Corporation may from time to time prescribe. Upon compliance with the foregoing provisions of this Section 5.7, the Corporation may issue (i) a new certificate or certificates of stock or (ii) uncertificated shares, in place of any certificate or certificates previously issued by the Corporation alleged to have been lost, stolen or destroyed.

Article VI. — Miscellaneous Management Provisions.
6.1.   Checks, Drafts, and Notes.   All checks, drafts, or orders for the payment of money, and all notes and acceptances of the Corporation shall be signed by such officer or officers, or such agent or agents, as the officers of the Corporation may designate.
6.2.   Notices.
(a)   Notices to directors may, and notices to stockholders shall, be in writing or by electronic transmission, and delivered personally, electronically transmitted or mailed to the directors or stockholders at their postage or electronic mail addresses appearing on the books of the Corporation. Notice by mail and electronic transmission shall be deemed to be given at the time when the same shall be mailed or transmitted. Notice to directors may also be given by telegram, facsimile or orally, by telephone or in person.
(b)   Whenever any notice is required to be given under the provisions of any applicable statute or of the Corporation’s Certificate of Incorporation or of these By-laws, an electronic transmission or written waiver of notice, signed by the person or persons entitled to said notice, whether before or after the time stated therein or the meeting or action to which such notice relates, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
6.3.   Conflict of Interest.   No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorized the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if: (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors may be less than a quorum; (ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders of the Corporation entitled to vote thereon, and the contract or transaction as specifically approved in good faith by vote of such stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified, by the Board of Directors, a committee or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.
6.4.   Voting of Securities owned by the Corporation.   Subject always to the specific directions of the Board of Directors, (i) any shares or other securities issued by any other corporation and owned or controlled by the Corporation may be voted in person at any meeting of security holders of such other corporation by the President of the Corporation if he or she is present at such meeting, or in his or her absence by the Treasurer of the Corporation if he or she is present at such meeting, and (ii) whenever, in the judgment of the President, it is desirable for the Corporation to execute a proxy or written consent in respect to any shares or other securities issued by any other corporation and owned by the Corporation, such proxy or consent shall be executed in the name of the Corporation by the President, without the necessity of any authorization by the Board of Directors, affixation of corporate seal or countersignature or attestation by another officer, provided that if the President is unable to execute such proxy or consent by reason of sickness, absence from the United States or other similar cause, the Treasurer may execute such proxy or consent. Any person or persons designated in the manner above stated as the proxy or proxies of the Corporation shall have full right, power and authority to vote the shares or other securities issued by such other corporation and owned by the Corporation the same as such shares or other securities might be voted by the Corporation.
Article VII. — Indemnification and Advancement.
7.1   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each natural person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 7.1 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 7.1 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 7.1, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.
7.2   The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article VII shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, the bylaws of the Corporation, an agreement, vote of stockholders or disinterested directors, or otherwise.
7.3   Any repeal, amendment, modification or elimination of this Article VII by the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of the Certificate of Incorporation inconsistent with this Article VII, shall, unless otherwise required by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification or advancement rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal, amendment, modification, elimination or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal, amendment, modification, elimination or adoption of such inconsistent provision.
7.4   This Article VII shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by applicable law, to indemnify and to advance expenses to persons other than indemnitees.
Article VIII. — Amendments
Subject always to any limitations imposed by the Corporation’s Certificate of Incorporation, these By-laws and any amendment thereof may be altered, amended or repealed, or new By-laws may be adopted, by the Board of Directors at any regular or special meeting by the affirmative vote of a majority of all of the members of the Board of Directors, provided in the case of any special meeting at which all of the members of the Board of Directors are not present, that the notice of such meeting shall have stated that the amendment of these By-laws was one of the purposes of the meeting; but these By-laws and any amendment thereof, including the By-laws adopted by the Board of Directors, may be altered, amended or repealed and other By-laws may be adopted by the affirmative vote of holders of at least fifty percent (50%) of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors or class of directors, voting together as a single class, provided, in the case of any special meeting, that notice of such proposed alteration, amendment, repeal or adoption is included in the notice of the meeting.

Annex D
GCT SEMICONDUCTOR HOLDING, INC.
2024 OMNIBUS INCENTIVE COMPENSATION PLAN
I
THE PURPOSE OF THE PLAN

The Plan is intended to promote the interests of the Company by providing eligible persons in the Company’s service (or the service of a Subsidiary or Parent) with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company, or receive monetary payments based on the value of the Company’s common stock, in each case as an incentive for them to continue in such service and to align their interests with the interests of the Company’s stockholders.
Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.
II
TYPES OF AWARDS

Awards may be made under the Plan in the form of (i) options, (ii) stock appreciation rights, (iii) stock awards, (iv) restricted stock units, (v) dividend equivalent rights, (vi) cash awards, and (vii) other awards.
III
ADMINISTRATION OF THE PLAN

A.   Administration.   The Compensation Committee shall have sole and exclusive authority to administer the Plan with respect to Section 16 Insiders. Administration of the Plan with respect to all other persons eligible to participate in the Plan may, at the Board’s discretion, be vested in the Compensation Committee or a Secondary Board Committee, or the Board may retain the power to administer the Plan with respect to such persons. Members of the Compensation Committee or any Secondary Board Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Board Committee and reassume all powers and authority previously delegated to such committee.
B.   Delegation of Authority.   To the extent permitted by law, the Board or the Compensation Committee may delegate any or all of its authority to administer the Plan with respect to one or more classes of eligible persons (other than Section 16 Insiders) to one or more officers of the Company.
C.   Power and Authority of the Plan Administrator.   Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full authority to determine (i) which eligible persons are to receive Awards under the Plan, (ii) the type, size, terms and conditions of the Awards to be made to each Participant, (iii) the time or times when those Awards are to be made, (iv) the number of shares or amount of payment to be covered by each such Award, (v) the time or times when the Award is to become exercisable, (vi) the status of an option for U.S. federal tax purposes, (vii) the maximum term for which an Award is to remain outstanding, (viii) the vesting and issuance schedules applicable to the shares that are the subject of the Award, (ix) the cash consideration (if any) payable for those shares and the form (cash or shares of Common Stock) in which the Award is to be settled, and (x) with respect to performance-based Awards, the performance objectives for each such Award, the amounts payable at designated levels of attained performance, any applicable service vesting requirements, and the payout schedule for each such Award.
D.   Plan Construction and Interpretation.   Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding Awards thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Plan or any Award thereunder.
E.   Indemnification.   No member of the Compensation Committee or the Secondary Board Committee, nor any other person to whom authority is delegated hereunder, shall be liable for any act or failure to act with respect to the Plan, except in circumstances involving such individual’s bad faith or willful misconduct. The Company shall indemnify members of the Compensation Committee, the Secondary Board Committee and the Board and any agent of the Compensation Committee, the Secondary Board Committee or the Board who is an employee of the Company or a subsidiary against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith or willful misconduct.
IV
ELIGIBILITY

The persons eligible to participate in the Plan are as follows:
(i)   Employees;
(ii)   Non-Employee Directors and non-employee members of the board of directors of any Parent or Subsidiary; and
(iii)   consultants and other independent advisors who provide services to the Company (or any Parent or Subsidiary).
V
SHARES SUBJECT TO THE PLAN

A.   Share Reserve.   Subject to adjustment as provided in Section V.D, the number of shares of Common Stock initially reserved for issuance over the term of the Plan shall be limited to [4,403,083(1)]. The shares issuable under the Plan shall be authorized but unissued or reacquired shares of Common Stock, including shares repurchased by the Company on the open market.
B.   Share Counting.   Shares of Common Stock subject to outstanding Awards or Assumed Awards shall be available for subsequent issuance under the Plan to the extent those Awards or Assumed Awards expire, are forfeited, or cancelled or terminate for any reason prior to the issuance of the shares of Common Stock subject to those Awards or Assumed Awards or are settled in cash. If shares of Common Stock otherwise issuable upon exercise of an option granted under the Plan or an Assumed Company Option are surrendered in payment of the exercise price of an option, then the number of shares of Common Stock available for issuance under the Plan shall be reduced only by the net number of shares issued by the Company upon such exercise and not by the gross number of shares as to which such option is exercised. Upon the exercise of any stock appreciation right under the Plan, the number of shares of Common Stock available for issuance under the Plan shall be reduced by the net number of shares as to which such right is exercised, and not by the gross number of shares issued by the Company upon such exercise. If shares of Common Stock otherwise issuable under the Plan or with respect to Assumed Awards, are withheld by the Company in satisfaction of the Withholding Taxes incurred in connection with the issuance, vesting or exercise of any Award or Assumed Award or the issuance of Common Stock thereunder, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the net number of shares issued under such Award or Assumed Award, calculated in each instance after payment of such share withholding. Unvested shares issued under the Plan or with respect to an Assumed Company Option and subsequently forfeited to or repurchased by the Company, at a price per share not greater than the original issue price paid per share, pursuant to the Company’s repurchase rights under the Plan shall be available for subsequent issuance under the Plan. Shares of Common Stock that have been repurchased by the Company on the open market using stock option exercise proceeds shall not be available for subsequent issuance under the Plan.
C.   Limitation on Awards.
(i)   Subject to adjustment pursuant to Section V.D, the maximum number of shares of Common Stock that may be issued pursuant to Incentive Options granted under the Plan shall be 4,403,083(1) shares.

(1)
The number of shares will be equal to 10% of the total number of Company shares outstanding (the “Outstanding Shares”) as of the closing of the business combination pursuant to which GCT Semiconductor, Inc. was merged into a subsidiary of the Company (the “Closing”), less the 600,000 shares reserved for issuance under the Company’s 2024 Employee Stock Purchase Plan. The Outstanding Shares will be determined after Closing and will depend on the number of shares redeemed.

(ii)   The maximum aggregate value of Awards granted to any Non-Employee Director under the Plan in any calendar year, taken together with any cash retainer paid to such Non-Employee Director in respect of such calendar year, shall not exceed five hundred thousand dollars ($500,000) in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes and excluding, for this purpose, the value of any dividends or dividend equivalents paid on any shares of Common Stock or Awards).
D.   Adjustments.   Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction, extraordinary distribution (whether in cash, securities or other property) or an extraordinary dividend, or should there occur any merger, consolidation, reincorporation or other reorganization (each, a “Corporate Event”), then equitable adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities that may be issued pursuant to Incentive Options granted under the Plan, (iii) the number and/or class of securities and the exercise, purchase or base price per share in effect under each outstanding Award and the consideration (if any) payable per share, and (iv) the number and/or class of securities subject to the Company’s outstanding repurchase rights under the Plan and the repurchase price payable per share, and (v) such other terms and conditions for outstanding Awards as the Plan Administrator deems appropriate. In the event of a Change in Control, the adjustments (if any) shall be made in accordance with the applicable provisions of the Plan governing Change in Control transactions. Additionally, in the event of a Corporate Event, the Plan Administrator may substitute, on an equitable basis as the Plan Administrator determines, for each share of Common Stock then subject to an Award and the shares subject to this Plan (if this Plan will continue in effect), the number and kind of shares of stock, other securities, cash or other property to which holders of Common Stock are or will be entitled in respect of each share of Common Stock pursuant to the Corporate Event. The adjustments under this Section V.D shall be made in such manner as the Plan Administrator deems appropriate and such adjustments shall be final, binding, and conclusive. Outstanding Awards granted pursuant to the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
E.   Substitute Awards.   Awards may, in the sole discretion of the Plan Administrator, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the share limit (nor shall Substitute Awards be added to the share limit as provided above), provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Options within the meaning of Code Section 422 shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Options under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce (or be added back to) the number of shares of Common Stock available for issuance under the Plan.
VI
OPTIONS

A.   Authority.   The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant Incentive Options and Non-Statutory Options evidenced by an Award Agreement in the form approved by the Plan Administrator, provided, however, that the terms of each such Award Agreement shall not be inconsistent with the Plan. Each Award Agreement evidencing an Incentive Option shall, in addition, be subject to the provisions of Section VI.F below.
B.   Exercise Price.
(i)   The exercise price per share shall be fixed by the Plan Administrator, provided, however, that such exercise price shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the grant date, except as determined otherwise by the Plan Administrator with respect to a Substitute Award.
(ii)   The exercise price shall be payable in one or more of the following forms as determined by the Plan Administrator:
(a)   cash or check made payable to the Company;
(b)   shares of Common Stock (whether delivered in the form of actual share certificates or through attestation of ownership) valued at Fair Market Value on the Exercise Date and held for the period (if any) necessary to avoid a charge to the Company’s earnings for financial reporting purposes and;
(c)   shares of Common Stock otherwise issuable upon exercise of the option but withheld by the Company in satisfaction of the exercise price, with such withheld shares valued at Fair Market Value on the Exercise Date; or
(d)   to the extent the option is exercised for vested shares of Common Stock, through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide irrevocable instructions to (x) a brokerage firm (with such brokerage firm reasonably satisfactory to the Company for purposes of administering such procedure in compliance with the Company’s pre-clearance/pre-notification policies) to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable taxes and other amounts required to be withheld by the Company by reason of such exercise and (y) the Company to deliver the certificates for the purchased shares directly to such brokerage firm on the settlement date in order to complete the sale.
Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.
(iii)   The Plan Administrator shall have the discretion (exercisable at any time) to permit the exercise price of an outstanding option to be paid in one or more of the forms specified in Section VI.B(ii).
C.   Exercise and Term of Options.   Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the Award Agreement evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date.
D.   Effect of Termination of Service.
(i)   The following provisions shall govern the exercise of any options that are held by the Participant at the time of the Participant’s cessation of Service or death:
(a)   Any option held by the Participant at the time of the Participant’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the Award Agreement, but no such option shall be exercisable after the expiration of the option term.
(b)   Any option held by the Participant at the time of the Participant’s death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Participant’s estate or by the person or persons to whom the option is transferred pursuant to the Participant’s will or the laws of inheritance or by the Participant’s designated beneficiary or beneficiaries of that option.
(c)   Should the Participant’s Service be terminated for Cause or should the Participant otherwise engage in conduct constituting grounds for a termination for Cause while holding one or more outstanding options, then all such options shall terminate immediately and cease to remain outstanding.

(d)   During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable at the time of cessation of the Participant’s Service or death. No additional shares shall vest under the option following the Participant’s cessation of Service except to the extent (if any) specifically authorized by the Plan Administrator in its sole discretion pursuant to an express written agreement with the Participant. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding.
(ii)   The Plan Administrator shall have the discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:
(a)   extend the period of time for which the option is to remain exercisable following the Participant’s cessation of Service or death from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term;
(b)   include an automatic extension provision whereby the specified post-Service exercise period in effect for any option shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-Service exercise period during which the exercise of that option or the immediate sale of the shares acquired under such option could not be effected in compliance with applicable federal and state securities laws, but in no event shall such an extension result in the continuation of such option beyond the expiration date of the term of that option; and/or
(c)   permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Participant’s cessation of Service or death but also with respect to one or more additional installments in which the Participant would have vested under the option had the Participant continued in Service.
E.   Early Exercise.   The Plan Administrator shall have the discretion to grant options that are exercisable for unvested shares of Common Stock. Should the Participant cease Service while holding unvested shares received upon such early exercise of an option, the Company shall have the right to repurchase any or all such unvested shares at a price per share equal to the lower of (i) the exercise price paid per share or (ii) the Fair Market Value per share of Common Stock at the time of repurchase. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.
F.   Incentive Options.   The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section VI.F, all the provisions of the Plan shall be applicable to Incentive Options. Options that are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section VI.F.
(i)   Eligibility.   Incentive Options may only be granted to Employees.
(ii)   Dollar Limitation.   The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Company or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000).
To the extent the Employee holds two (2) or more such options that become exercisable for the first time in the same calendar year, then for purposes of the foregoing limitations on the exercisability of those options as Incentive Options, such options shall be deemed to become first exercisable in that calendar year based on the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.
(iii)   10% Stockholder.   If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.
VII
STOCK APPRECIATION RIGHTS

A.   Authority.   The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant stock appreciation rights evidenced by an Award Agreement in the form approved by the Plan Administrator, provided, however, that the terms of each such Award Agreement shall not be inconsistent with the Plan.
B.   Types.   Two types of stock appreciation rights shall be authorized for issuance under this Section VII: (i) tandem stock appreciation rights (“Tandem Rights”) and (ii) stand-alone stock appreciation rights (“Stand-alone Rights”).
C.   Tandem Rights.   The following terms and conditions shall govern the grant and exercise of Tandem Rights.
(i)   One or more Participants may be granted a Tandem Right, exercisable upon such terms and conditions as the Plan Administrator may establish, to elect between the exercise of the underlying option for shares of Common Stock or the surrender of that option in exchange for a distribution from the Company in an amount equal to the excess of (a) the Fair Market Value (on the option surrender date) of the number of shares in which the Participant is at the time vested under the surrendered option (or surrendered portion thereof) over (b) the aggregate exercise price payable for such vested shares.
(ii)   Any distribution to which the Participant becomes entitled upon the exercise of a Tandem Right may be made in (a) shares of Common Stock valued at Fair Market Value on the option surrender date, (b) cash or (c) a combination of cash and shares of Common Stock, as specified in the applicable Award Agreement.
D.   Stand-Alone Rights.   The following terms and conditions shall govern the grant and exercise of Stand-alone Rights:
(i)   One or more Participants may be granted a Stand-alone Right not tied to any underlying option. The Stand-alone Right shall relate to a specified number of shares of Common Stock and shall be exercisable upon such terms and conditions as the Plan Administrator may establish. In no event, however, may the Stand-alone Right have a maximum term in excess of ten (10) years measured from the grant date.
(ii)   Upon exercise of the Stand-alone Right, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (a) the aggregate Fair Market Value (on the exercise date) of the shares of Common Stock underlying the exercised right over (b) the aggregate base price in effect for those shares.
(iii)   The number of shares of Common Stock underlying each Stand-alone Right and the base price in effect for those shares shall be determined by the Plan Administrator in its sole discretion at the time the Stand-alone Right is granted. In no event, however, may the base price per share be less than the Fair Market Value per underlying share of Common Stock on the grant date.
(iv)   The distribution with respect to an exercised Stand-alone Right may be made in (a) shares of Common Stock valued at Fair Market Value on the exercise date, (b) cash or (c) a combination of cash and shares of Common Stock, as specified in the applicable Award Agreement.
(v)   The holder of a Stand-alone Right shall have no stockholder rights with respect to the shares subject to the Stand-alone Right unless and until such person shall have exercised the Stand-alone Right and become a holder of record of the shares of Common Stock issued upon the exercise of such Stand-alone Right.
E.   Post-Service Exercise.   The provisions governing the exercise of Tandem Rights and Stand-alone Rights following the cessation of the Participant’s Service shall be substantially the same as those set forth in Section VI.D for the options granted under the Plan, and the Plan Administrator’s discretionary authority under Section VI.D(ii) shall also extend to any outstanding Tandem Rights and Stand-alone Rights.
VIII
STOCK AWARDS

A.   Authority.   The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant stock awards either as vested or unvested shares of Common Stock, through direct and immediate issuances. Each stock award shall be evidenced by an Award Agreement in the form approved by the Plan Administrator, provided, however, that the terms of each such Award Agreement shall not be inconsistent with the Plan.
B.   Consideration.   Shares of Common Stock may be issued under a stock award for any of the following items of consideration that the Plan Administrator may deem appropriate in each individual instance:
(i)   cash or check made payable to the Company;
(ii)   past services rendered to the Company (or any Parent or Subsidiary); or
(iii)   any other valid consideration under applicable law.
C.   Vesting Provisions.
(i)   Stock awards may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance as a bonus for Service rendered or may vest in one or more installments over the Participant’s period of Service and/or upon the attainment of specified performance objectives. The Plan Administrator shall also have the discretionary authority to structure one or more stock awards so that the shares of Common Stock subject to those Awards shall vest upon the achievement of pre-established performance objectives based on one or more Performance Goals and measured over the performance period specified by the Plan Administrator at the time of the grant of the Award. The elements of the vesting schedule applicable to any stock award shall be determined by the Plan Administrator and incorporated into the Award Agreement.
(ii)   Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under a stock award or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Company for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent, the Company shall repay to the Participant the lower of (a) the cash consideration paid for the surrendered shares or (b) the Fair Market Value of those shares at the time of cancellation.
(iii)   The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock that would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares. Any such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies.
(iv)   Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) that the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding shares of Common Stock as a class without the Company’s receipt of consideration shall be issued subject to (a) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (b) such escrow arrangements as the Plan Administrator shall deem appropriate, unless and to the extent the Plan Administrator determines at the time to vest and distribute such securities or other property. Equitable adjustments to reflect each such transaction shall also be made by the Plan Administrator to the repurchase price payable per share by the Company for any unvested securities subject to its existing repurchase rights under the Plan, provided the aggregate repurchase price shall in each instance remain the same.
IX
RESTRICTED STOCK UNITS

A.   Authority.   The Plan Administrator shall have the full power and authority, exercisable in its sole discretion, to grant restricted stock units evidenced by an Award Agreement in the form approved by the Plan Administrator, provided, however, that the terms of each such Award Agreement shall not be inconsistent with the terms specified below.
B.   Terms.   Each restricted stock unit award shall entitle the Participant to receive the shares underlying that Award (or an amount based on the value of the shares) upon vesting or upon the expiration of a designated time period following the vesting of the Award. Payment of shares underlying a restricted stock unit award may be deferred for a period specified by the Plan Administrator at the time the restricted stock unit award is initially granted or (to the extent permitted by the Plan Administrator) designated by the Participant pursuant to a timely deferral election made in accordance with the requirements of Code Section 409A. Restricted stock units subject to performance vesting may also be structured so that the underlying shares are convertible into shares of Common Stock (or a payment based on the value of the shares), but the rate at which each share is to so convert shall be based on the attained level of performance for each applicable performance objective.
C.   Vesting Provisions.
(i)   Restricted stock units may, in the discretion of the Plan Administrator, vest in one or more installments over the Participant’s period of Service or upon the attainment of specified performance objectives.
(ii)   The Plan Administrator shall also have the discretionary authority to structure one or more restricted stock unit awards so that the shares of Common Stock subject to those Awards shall vest (or vest and become issuable) upon the achievement of pre-established performance objectives based on one or more Performance Goals and measured over the performance period specified by the Plan Administrator at the time of the grant of the Award.
(iii)   Outstanding restricted stock units shall automatically terminate without any payment if the performance goals or Service requirements established for those Awards are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to make a payment under one or more outstanding Awards of restricted stock units as to which the designated performance goals or Service requirements have not been attained or satisfied.
D.   Payment.   Restricted stock units that vest may be settled in (i) cash, (ii) shares of Common Stock valued at Fair Market Value on the payment date or (iii) a combination of cash and shares of Common Stock, as determined by the Plan Administrator in its sole discretion and set forth in the Award Agreement.
X
DIVIDEND EQUIVALENT RIGHTS

A.   Authority.   The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant dividend equivalent rights evidenced by an Award Agreement in the form approved by the Plan Administrator, provided however, that the terms of each such Award Agreement shall not be inconsistent with the terms specified below.
B.   Terms.   The dividend equivalent rights may be granted as stand-alone awards or in tandem with other Awards made under the Plan, except dividend equivalent rights shall not be granted in connection with an option or stock appreciation right. The term of each dividend equivalent right award shall be established by the Plan Administrator at the time of grant, but no such award shall have a term in excess of ten (10) years.
C.   Entitlement.   Each dividend equivalent right shall represent the right to receive the economic equivalent of each dividend or distribution, whether in cash, securities, or other property (other than shares of Common Stock), which is made per issued and outstanding share of Common Stock during the term the dividend equivalent right remains outstanding. A special account on the books of the Company shall be maintained for each Participant to whom a dividend equivalent right is granted, and that account shall be credited per dividend equivalent right with each such dividend or distribution made per issued and outstanding Common Stock during the term of that dividend equivalent right remains outstanding.
D.   Timing of Payment.   Payment of the amounts credited to such book account shall not be made to the Participant prior to the vesting of that Award (or the portion thereof to which the dividend equivalent right award relates), and no dividend equivalents shall vest or become payable until the underlying Award vests and becomes payable. Accordingly, dividend equivalent rights shall be subject to cancellation and forfeiture to the same extent as the underlying Award. Payment may be deferred for a period specified by the Plan Administrator at the time the dividend equivalent right award is initially granted or (to the extent permitted by the Plan Administrator) designated by the Participant pursuant to a timely deferral election made in accordance with the requirements of Code Section 409A.
E.   Form of Payment.   Payment of the amounts due with respect to dividend equivalent rights may be made in (i) cash, (ii) shares of Common Stock or (iii) a combination of cash and shares of Common Stock, as determined by the Plan Administrator in its sole discretion and set forth in the Award Agreement. If payment is to be made in the form of shares of Common Stock, the number of shares of Common Stock into which the cash dividend or distribution amounts are to be converted for purposes of the Participant’s book account may be based on the Fair Market Value per share of Common Stock on the date of conversion, a prior date or an average of the Fair Market Value per share of Common Stock over a designated period, as determined by the Plan Administrator in its sole discretion.
XI
CASH AWARDS

A.   The Plan Administrator shall have the discretionary authority under the Plan to make cash awards that are to vest in one or more installments over the Participant’s period of continued Service with the Company or upon the attainment of specified performance goals. Each such cash award shall be evidenced by an Award Agreement in the form approved by the Plan Administrator, provided however, that the terms of each such Award Agreement shall not be inconsistent with the terms specified below.
B.   The elements of the vesting schedule applicable to each cash award shall be determined by the Plan Administrator and incorporated into the Award Agreement.
(i)   The Plan Administrator shall also have the discretionary authority to structure one or more cash awards so that those Awards shall vest upon the achievement of pre-established corporate performance objectives based upon one or more Performance Goals.
(ii)   Outstanding cash awards shall automatically terminate, and no cash payment or other consideration shall be due the holders of those Awards, if the performance goals or Service requirements established for the Awards are not attained or satisfied. The Plan Administrator may in its discretion waive the cancellation and termination of one or more unvested Cash Awards which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those Awards. Any such waiver shall result in the immediate vesting of the Participant’s interest in the cash award as to which the waiver applies. Such wavier may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives.
(iii)   Cash awards that become due and payable following the attainment of the applicable performance goals or satisfaction of the applicable Service requirement (or the waiver of such goals or Service requirement) may be paid in (a) cash, (b) shares of Common Stock valued at Fair Market Value on the payment date or (c) a combination of cash and shares of Common Stock, as specified in the Award Agreement.
XII
OTHER AWARDS

The Plan Administrator may grant other Awards denominated in shares of Common Stock (including performance shares or performance units) and other Awards providing for cash payments based in whole or in part on the value or future value of the Common Stock, alone or in tandem with other Awards, in such amounts as the Plan Administrator shall from time to time in its sole discretion determine. Other awards shall also include cash payments under the Plan that may be based on one or more criteria determined by the Plan Administrator that are unrelated to the value of Common Stock and that may be granted in tandem with, or independent of, other Awards under the Plan. Each other award granted under the Plan shall be evidenced by an Award Agreement in the form approved by the Plan Administrator. Each other award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
XIII
EFFECT OF CHANGE IN CONTROL

A.   In the event of a Change in Control, each outstanding Award, as determined by the Plan Administrator in its sole discretion, may, in whole or in part, be (i) assumed by the successor corporation (or parent thereof), (ii) canceled and substituted with an Award granted by the successor corporation (or parent thereof), (iii) otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction, or (iv) replaced with a cash retention program of the Company or any successor corporation (or parent thereof) that preserves the spread existing on the unvested Award shares subject to the Award at the time of the Change in Control (the excess of the Fair Market Value of those shares over the aggregate purchase price payable for such shares) and, subject to Section XII.C below, provides for subsequent payout of that spread in accordance with the same exercise/vesting schedule applicable to those unvested Award shares.
B.   To the extent an outstanding Award is not assumed, substituted, continued, or replaced in accordance with Section XII.A, such Award shall automatically vest in full immediately prior to the effective date of the Change in Control, unless the acceleration of such Award is subject to other limitations imposed by the Plan Administrator at the time of the grant of the Award. The Plan Administrator in its sole discretion shall have the authority to provide that to the extent any such Award, as so accelerated, remains unexercised and outstanding on the effective date of the Change in Control, such Award shall terminate and cease to be outstanding. The holder of such Award shall become entitled to receive, upon consummation of the Change in Control and subject to Section XII.C, a lump sum cash payment in an amount equal to the product of (i) the number of shares of Common Stock subject to such Award and (ii) the excess of (a) the Fair Market Value per share of Common Stock on the date of the Change in Control over (b) the per share exercise price, base price or purchase price in effect for such Award. However, any such Award shall be subject to cancellation and termination, without cash payment or other consideration due the Award holder, if the Fair Market Value per share of Common Stock on the date of such Change in Control is less than the per share exercise price, base price, or purchase price in effect for such Award. Notwithstanding the foregoing, if any Award is subject to a performance-vesting condition tied to the attainment of one or more specified performance goals, and such Award is not to be so assumed, substituted, continued, or replaced, that Award shall vest based on actual performance attainment as of the date of the Change in Control or based on target level, immediately prior to the effective date of the actual Change in Control transaction, and the shares of Common Stock underlying the portion of the Award that vests on such accelerated basis shall be issued in accordance with the applicable Award Agreement, unless such accelerated vesting is precluded by other limitations imposed in the Award Agreement.
C.   The Plan Administrator shall have the authority to provide that any escrow, holdback, earn-out or similar provisions in the definitive agreement effecting the Change in Control shall apply to any cash payment made pursuant to Section XII.A or Section XII.B to the same extent and in the same manner as such provisions apply to a holder of a share of Common Stock.
D.   Immediately following the consummation of the Change in Control, all outstanding Awards shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.
E.   In the event of any Change in Control, the Plan Administrator in its sole discretion may determine that all outstanding repurchase or cancellation rights (i) are to be assigned to the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction or (ii) are to be terminated and the shares of Common Stock subject to those terminated rights are to immediately vest in full, unless such accelerated vesting is precluded by limitations imposed by the Plan Administrator at the time the right is issued.
F.   Each Award that is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities into which the shares of Common Stock subject to that Award would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time. Notwithstanding the foregoing, unless provided otherwise in the Award Agreement, if any Award is subject to a performance-vesting condition tied to the attainment of one or more specified performance goals and such Award is to be so assumed or continued, the performance-vesting conditions shall terminate, and the assumption or continuation of the Award shall be effected in accordance with this Section XII.F with the number of shares of Common Stock subject to the Award determined based on actual performance attainment as of the date of the Change in Control or based on target level, as determined by the Plan Administrator, and the service vesting and issuance provisions of the Award shall continue in effect with respect to the Award. Appropriate adjustments to reflect such Change in Control shall also be made to (i) the exercise or base price or cash consideration payable per share in effect under each outstanding Award, provided the aggregate exercise or base price or cash consideration in effect for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan, (iii) the maximum number and/or class of securities for which Incentive Options may be granted under the Plan, (iv) the maximum number and/or class of securities for which any one person may be granted Awards under the Plan per calendar year and (v) the number and/or class of securities subject to the Company’s outstanding repurchase rights under the Plan and the repurchase price payable per share. To the extent the actual holders of the Company’s outstanding shares of Common Stock receive cash consideration for their shares of Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding Awards under the Plan and subject to the Plan Administrator’s approval, substitute, for the securities underlying those assumed Awards, one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per shares of Common Stock in such Change in Control transaction.
G.   The Plan Administrator shall have the discretion, exercisable either at the time an Award is granted or at any time while an Award remains outstanding, to structure such Award so that the shares subject to such Award will automatically vest on an accelerated basis should the Participant’s Service terminate by reason of an Involuntary Termination within a designated period following the effective date of any Change in Control in which the Award is assumed or otherwise continued in effect and the repurchase rights applicable to those shares do not otherwise terminate.
H.   The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the Federal tax laws.
XIV
REPRICING PROGRAMS

The Plan Administrator shall not have the discretionary authority, except pursuant to Section V.D, to (i) implement cancellation/regrant programs pursuant to which outstanding options or stock appreciation rights under the Plan are cancelled and new options or stock appreciation rights are granted in replacement with a lower exercise or base price per share, (ii) cancel outstanding options or stock appreciation rights under the Plan with exercise or base prices per share in excess of the then current Fair Market Value per share of Common Stock for consideration payable in cash or in equity securities of the Company (except in the case of a Change in Control) or (iii) reduce the exercise or base price in effect for outstanding options or stock appreciation rights under the Plan, in any case without stockholder approval.
XV
MISCELLANEOUS

A.   Deferred Compensation; Code Section 409A
(i)   The Plan Administrator may, in its sole discretion, structure one or more Awards (other than options and stock appreciation rights) so that the Participants may be provided with an election to defer the compensation associated with those Awards for federal income tax purposes. Any such deferral opportunity shall comply with all applicable requirements of Code Section 409A.
(ii)   The Plan Administrator may implement a Non-Employee Director retainer fee deferral program under the Plan so as to allow the Non-Employee Director the opportunity to elect, prior to the start of each calendar year, to convert the Board and Board committee retainer fees to be earned for such year into restricted stock units under the Plan that will defer the issuance of the shares of Common Stock that vest under those restricted stock units until a permissible date or event under Code Section 409A. If such program is implemented, the Plan Administrator shall have the authority to establish such rules and procedures as it deems appropriate for the filing of such deferral elections and the designation of the permissible distribution events under Code Section 409A.
(iii)   To the extent the Company maintains one or more separate non-qualified deferred compensation arrangements that allow the participants the opportunity to make notional investments of their deferred account balances in shares of Common Stock, the Plan Administrator may authorize the share reserve under the Plan to serve as the source of any shares of Common Stock that become payable under those deferred compensation arrangements. In such event, the share reserve under the Plan shall be reduced on a share-for-share basis for each share of Common Stock issued under the Plan in settlement of the deferred compensation owed under those separate arrangements.
(iv)   If an Award is subject to Code Section 409A, (a) distributions shall only be made in a manner and upon an event permitted under Code Section 409A, (b) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under Code Section 409A, (c) payments to be made upon a Change in Control shall only be made upon a “change of control event” under Code Section 409A, (d) unless the Award specifies otherwise, each payment shall be treated as a separate payment for purposes of Code Section 409A, and (e) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Code Section 409A. Any Award granted under the Plan that is subject to Code Section 409A and that is to be distributed to a specified employee (as defined under Code Section 409A) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six (6) months following the date of the Participant’s separation from service, if required by Code Section 409A. If a distribution is delayed pursuant to Code Section 409A, the distribution shall be paid within thirty (30) days after the end of the six (6)-month period. If the Participant dies during such six (6)-month period, any postponed amounts shall be paid within sixty (60) days of the Participant’s death. The Plan Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions, that the Plan Administrator determines are necessary or appropriate to (a) exempt the Award from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Code Section 409A.
B.   Transferability of Awards.   The transferability of Awards granted under the Plan shall be governed by the following provisions:
(i)   Incentive Options.   During the lifetime of the Participant, Incentive Options shall be exercisable only by the Participant and shall not be assignable or transferable other than by will or the laws of inheritance following the Participant’s death.
(ii)   Other Awards.   All other Awards shall be subject to the same limitation on transfer as Incentive Options, except that the Plan Administrator may structure one or more such Awards so that the Award may be assigned in whole or in part during the Participant’s lifetime to one or more Family Members of the Participant or to a trust established exclusively for the Participant and/or such Family Members, to the extent such assignment is in connection with the Participant’s estate plan or pursuant to a domestic relations order. The assigned portion of an Award may only be exercised (if applicable) by the person or persons who acquire a proprietary interest in the Award pursuant to the assignment. The terms applicable to the assigned portion of the Award shall be the same as those in effect for the Award immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

(iii)   Beneficiary Designation.   Notwithstanding the foregoing, a Participant may, to the extent permitted by the Plan Administrator, designate one or more persons as the beneficiary or beneficiaries of some or all of the Participant’s outstanding Awards, and those Awards shall, in accordance with such designation and to the extent valid under applicable law, automatically be transferred to such beneficiary or beneficiaries upon the Participant’s death while holding those Awards. Such beneficiary or beneficiaries shall take the transferred Awards subject to all the terms and conditions of the applicable agreement evidencing each such transferred Award, including (without limitation) the limited time period during which the Award may be exercised (if applicable) following the Participant’s death.
C.   Stockholder Rights.   A Participant shall not have any of the rights of a stockholder (including the right to vote or receive dividends) with respect to shares of Common Stock covered by an Award until the Participant becomes the holder of record of such shares. A Participant may be granted the right to receive dividend equivalents under Section X with respect to one or more outstanding Awards. However, any dividend or dividend equivalent payable in connection with an unvested Award shall not be paid until and unless the underlying Award vests and shall be subject to risk of forfeiture to the same extent as the underlying Award.
D.   Tax Withholding; No Guarantee of Tax Treatment.   The Company’s obligation to deliver shares of Common Stock, other securities or cash upon the exercise, issuance, vesting or settlement of an Award under the Plan shall be subject to the satisfaction of all applicable Withholding Tax requirements. The Company (or any Parent or Subsidiary employing or retaining the Participant) shall have the right and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property issuable or deliverable under any Award or from any compensation or other amounts owing to the Participant, the amount (in cash, shares of Common Stock, other securities or other property) of any required Withholding Taxes in respect of an Award and to take such other action as may be necessary in the opinion of the Plan Administrator to satisfy all obligations for the payment of such Withholding Taxes. Without limiting the generality of the foregoing, the Plan Administrator may, in its sole discretion, permit a Participant to satisfy the foregoing Withholding Tax liability in whole or in part by (i) the delivery of shares of Common Stock previously acquired by such individual (other than in connection with the exercise, issuance, vesting or settlement triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the Withholding Taxes or (ii) having the Company withhold, from the shares of Common Stock otherwise issuable upon the issuance, exercise, vesting or settlement of such Award, a portion of those shares with an aggregate Fair Market Value at the time of delivery equal to the Withholding Taxes, in each case at a withholding rate determined by the Plan Administrator but in no event to exceed the maximum statutory rate applicable to the Participant to the extent necessary to avoid adverse accounting treatment. Notwithstanding any provisions of the Plan to the contrary, the Company does not guarantee to any Participant or any other person with an interest in an Award that (x) any Award intended to be exempt from Code Section 409A shall be so exempt, (y) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (z) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any affiliate be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.
E.   Share Escrow/Legends.   Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Company until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.
F.   Effective Date and Term of the Plan.
(i)   The Plan shall become effective on the Closing (as defined in the Business Combination Agreement) (the “Plan Effective Date”).
(ii)   The Plan shall terminate upon the earliest to occur of (a) the date immediately preceding the tenth anniversary of the Plan Effective Date, (b) the date on which all shares available for issuance under the Plan shall have been issued as fully vested shares, (c) the termination of all outstanding Awards in connection with a Change in Control, or (d) the termination of the Plan by the Board. Should the Plan terminate under subsection (a) or (b) above, then all Awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing those Awards.

G.   Termination and Amendment of the Plan and Awards.
(i)   The Board shall have complete and exclusive power and authority to terminate the Plan at any time. The Board shall also have complete and exclusive power and authority to amend or modify the Plan in any or all respects, subject to stockholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the Stock Exchange on which the shares of Common Stock are at the time primarily traded. However, no such amendment or modification shall adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Participant consents to such amendment or modification.
(ii)   Awards may be made under the Plan that involve shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided no shares shall be issued pursuant to those Awards until the number of shares of Common Stock available for issuance under the Plan is sufficiently increased by stockholder approval of an amendment of the Plan authorizing such increase. If such stockholder approval is not obtained within twelve (12) months after the date the first excess Award is made, then all Awards granted based on such excess shares shall terminate and cease to be outstanding.
(iii)   The Plan Administrator shall have the power and authority to amend or modify any Award without the Participant’s consent to the extent the Plan Administrator determines such amendment or modification is (A) required under applicable law or regulation or pursuant to the listing standards of the Stock Exchange on which the shares of Common Stock are at the time primarily traded, (B) necessary to preserve favorable accounting or tax treatment of any Award, or (C) necessary to enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply.
H.   Subplans.   The Compensation Committee shall have the discretionary authority to adopt and implement from time to time such addenda or subplans to the Plan as it may deem necessary to bring the Plan into compliance with applicable laws and regulations of any foreign jurisdictions in which Awards are to be made under the Plan and/or to obtain favorable tax treatment in those foreign jurisdictions for the individuals to whom the Awards are made.
I.   Use of Proceeds.   Any cash proceeds received by the Company from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.
J.   Regulatory Approvals.
(i)   The implementation of the Plan, the granting of any Award under the Plan and the issuance of any shares of Common Stock in connection with the issuance, exercise, vesting or settlement of any Award under the Plan shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the shares of Common Stock issuable pursuant to those Awards.
(ii)   No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of applicable securities laws, and all applicable listing requirements of any Stock Exchange on which the shares of Common Stock are then listed for trading.
K.   No Employment/Service Rights.   Nothing in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.
L.   Recoupment.   Participants shall be subject to any clawback, recoupment or other similar policy adopted by the Board as in effect (and as modified) from time to time and Awards and any cash, shares of Common Stock or other property or amounts due, paid, or issued to a Participant shall be subject to the terms of such policy, as in effect (and as modified) from time to time.

APPENDIX
The following definitions shall be in effect under the Plan:
A.   Assumed Awards shall mean the Assumed Company Options and the Assumed Company RSUs.
B.   Assumed Company Options shall have the meaning set forth in the Business Combination Agreement.
C.   Assumed Company RSUs shall have the meaning set forth in the Business Combination Agreement.
D.   Award shall mean any of the following awards authorized for issuance or grant under the Plan: options, stock appreciation rights, stock awards, restricted stock units, dividend equivalents and other awards.
E.   Award Agreement shall mean the written agreement(s) between the Company and the Participant evidencing a particular Award made to that individual under the Plan, as such agreement(s) may be in effect from time to time.
F.   Board shall mean the Company’s Board of Directors.
G.   Business Combination Agreement shall mean that certain Business Combination Agreement, dated November 2, 2023, by and among the Company, Gibraltar Merger Sub Inc., and GCT Semiconductor, Inc.
H.   Cause shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:
(i)   Cause shall have the meaning assigned to such term in the Award Agreement for the Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.
(ii)   In the absence of any other Cause definition in the Award Agreement for a particular Award (or in any other agreement incorporated by reference into the Award Agreement), an individual’s termination of Service shall be deemed to be for Cause if such termination occurs, in the Company’s good faith belief, by reason of the person’s (i) commission of any act of fraud, embezzlement, theft, dishonesty, sexual harassment, or other conduct involving moral turpitude; (ii) conviction of, or a plea of “guilty” or “no contest” to, any felony under the laws of the United States or any state thereof; (iii) refusal or failure to comply in any material respect with any written policies or procedures of the Company (including, without limitation, the Company’s anti-discrimination and harassment policies and the Company’s drug and alcohol policy), or the written policies, for which such person was on notice, of any Parent, Subsidiary, or the Board; (iv) engagement in an act of gross negligence or willful misconduct in fulfilling such person’s job duties for the Company; (v) material breach of any written agreements with the Company; (vi) unauthorized use, disclosure, or misappropriation by such person of confidential information or trade secrets of the Company (or any Parent or Subsidiary); or (vii) any gross negligence or misconduct that has a material adverse effect on the business or affairs of the Company (or any Parent or Subsidiary).
I.   Change in Control shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:
(i)   Change in Control shall have the meaning assigned to such term in the Award Agreement for the Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.
(ii)   In the absence of any other Change in Control definition in the Award Agreement (or in any other agreement incorporated by reference into the Award Agreement), Change in Control shall mean a change in ownership or control of the Company effected through any of the following transactions:
(a)   a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing fifty percent (50%) or more of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;
(b)   a sale, transfer, or other disposition of all or substantially all of the Company’s assets;
(c)   the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) acquires directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) fifty percent (50%) or more of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders; or
(d)   a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.
Solely with respect to any Award that constitutes “deferred compensation” subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for purposes of determining whether a Participant’s rights to such Award become vested or otherwise unconditional upon the Change in Control.
J.   Code shall mean the U.S. Internal Revenue Code of 1986, as amended.
K.   Common Stock shall mean the Company’s common stock.
L.   Compensation Committee shall mean the Compensation Committee of the Board.
M.   Company shall mean GCT Semiconductor Holding, Inc., a Delaware corporation, and any successor to all or substantially all of the assets or voting stock of GCT Semiconductor Holding, Inc..
N.   Employee shall mean an individual who is in the employ of the Company (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
O.   Exercise Date shall mean the date on which the Company shall have received written notice of the option exercise.
P.   Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:
(i)   If the Common Stock is at the time traded on a Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities

Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Stock is then primarily traded. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
(ii)   If the Common Stock is at the time quoted on a national or regional securities exchange or market system (including over-the-counter markets and the Nasdaq Capital Market) determined by the Plan Administrator to be the primary market for the shares of Common Stock, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is officially reported by such exchange or market system. If there is no closing selling price for the shares of Common Stock on the date in question, then the Fair Market Value shall be the closing selling price of a share of Common Stock on the last preceding date for which such quotation exists.
Q.   Family Member shall mean, with respect to a particular Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law.
R.   Good Reason shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:
(i)   Good Reason shall have the meaning assigned to such term in the Award Agreement for the Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.
(ii)   In the absence of any other Good Reason definition in the Award Agreement (or in any other agreement incorporated by reference into the Award Agreement), Good Reason shall mean (A) a material diminution by the Company of the Participant’s authority, duties or responsibilities; (B) a material change in the geographic location at which the Participant must perform (which, for purposes of the Plan, means relocation of the offices of the Company at which the Participant is principally employed to a location that increases the Participant’s commute to work by more than 50 miles); or (C) a material diminution in the Participant’s base compensation. The Participant must provide written notice of termination for Good Reason to the Company within 60 days after the event constituting Good Reason. The Company shall have a period of 60 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Participant’s notice of termination. If the Company does not correct the act or failure to act, the Participant’s employment will terminate for Good Reason on the first business day following the Company’s 60-day cure period.
S.   Incentive Option shall mean an option that satisfies the requirements of Code Section 422.
T.   Involuntary Termination shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:
(i)   Involuntary Termination shall have the meaning assigned to such term in the Award Agreement for the Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.
(ii)   In the absence of any other Involuntary Termination definition in the Award Agreement (or in any other agreement incorporated by reference into the Award Agreement), Involuntary Termination shall mean the termination of the Service of any Participant that occurs by reason of: (i) such Participant’s involuntary dismissal or discharge by the Company (or any Parent or Subsidiary) for reasons other than for Cause, or (ii) such Participant’s voluntary resignation for Good Reason.
U.   1934 Act shall mean the Securities Exchange Act of 1934, as amended.
V.   Non-Employee Director shall mean a non-employee member of the Board.
W.   Non-Statutory Option shall mean an option that is not an Incentive Option.
X.   Parent shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
Y.   Participant shall mean any person who is granted an Award under the Plan.
Z.   Performance Goals shall mean any objective or subjective goals the Plan Administrator establishes with respect to an Award. Performance Goals may include, but are not limited to, the following performance criteria upon which the vesting of one or more Awards under the Plan may be based: (i) cash flow, any derivative of operating cash flow, cash flow sufficient to achieve financial ratios or a specified cash balance, free cash flow, cash flow return on capital, net cash provided by operating activities, and cash flow per share; (ii) earnings (including earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price, net asset value, dividend, dividend payout ratio; (vi) return on equity or average stockholder equity; (vii) total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; (viii) return on capital or improvement in or attainment of working capital levels; (ix) return on assets or net assets or growth in assets; (x) invested capital, required rate of return on capital, return on invested capital, relative risk-adjusted investment performance and investment performance of capital; (xi) revenue, growth in revenue or return on sales; (xii) income or net income; (xiii) operating income, net operating income, or net operating income after tax; (xiv) operating profit or net operating profit; (xv) operating margin or gross margin; (xvi) return on operating revenue or return on operating profit; (xvii) collections and recoveries; (xviii) product research and development, implementation or completion of an identified special project, regulatory filings or approvals or other milestones, patent application or issuance, and manufacturing or process development; (xix) application approvals; (xx) litigation regulatory resolution, legal compliance, or safety and risk reduction goals; (xxi) any derivative of debt leverage (including debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios); (xxii) balance of cash, cash equivalents and marketable securities; (xxiii) overhead, savings, G&A and other expense control goals; (xxiv) budget comparisons and management; (xxv) growth in stockholder value relative to the growth of the S&P 400 or S&P 400 Index, the S&P Global Industry Classification Standards (“GICS”) or GICS Index, or another peer group or peer group index; (xxvi) credit rating, debt, fixed charge coverage, interest coverage; (xxvii) development and implementation of strategic plans and/or organizational restructuring goals; (xxviii) development and implementation of risk and crisis management programs, including business continuity plans; (xxix) improvement in workforce diversity, equity and inclusion; (xxx) market share, market penetration, and economic value added; (xxxi) inventory control; (xxxii) compliance requirements and compliance relief; (xxxiii) health and safety goals; (xxxiv) productivity goals or backlog; (xxxv) workforce management, key hires, and succession planning goals; (xxxvi) economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); (xxxvii) measures of customer satisfaction, employee satisfaction or staff development; (xxxviii) stakeholder engagement; (xxxix) environmental and climate-change-related goals; (xl) development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; (xli) business expansion, mergers, acquisitions, divestitures, joint ventures; (xlii) capital or fund raising to support operations, government grants, license arrangements; (xliv) acquisition of new customers, including institutional accounts or customer retention and/or repeat order rate; (xlv) progress of partnered programs; (lvi) partner satisfaction; (lvii) milestones related to samples received and/or tests run; (lviii) expansion of sales in additional geographies or markets; (liv) patient samples processed and billed; (lv) sample processing operating metrics (including, without limitation, failure rate maximums and reduction of repeat rates); or (xliii) such other performance criteria as the Plan Administrator may specify. In addition, such performance criteria may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above either in terms of the Company’s performance or in relation to the performance of other entities and may also be based on the performance of any of the Company’s business units or divisions or any Parent or Subsidiary. In addition, one or more of such performance criteria may be measured in terms of percentage achievement of the budgeted amounts established for those criteria. Each applicable Performance Goal may include a minimum threshold level of performance below which no Award will be earned, levels of performance at which specified portions of an Award will be earned and a maximum level of performance at which an Award will be fully earned. Each applicable performance goal may be structured at the time of the Award to provide for appropriate adjustments or exclusions, including without limitation, for one or more of the following items: (A) asset impairments or write-downs; (B) litigation judgments or claim settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) any extraordinary nonrecurring items; (F) the operations of any business acquired by the Company; (G) the divestiture of one or more business operations or the assets thereof; (H) the effects of any corporate transaction, such as a merger, consolidation, separation (including spin-off or other distributions of stock or property by the Company) or reorganization (whether or not such reorganization is within the definition of that term in Code Section 368); and (I) any other adjustment consistent with the operation of the Plan.
AA.   Plan shall mean the Company’s 2024 Omnibus Incentive Compensation Plan, as set forth in this document, as may be amended from time to time.
BB.   Plan Administrator shall mean the particular entity, whether the Compensation Committee (or subcommittee thereof), the Board, the Secondary Board Committee or any delegate of the Board or the Compensation Committee authorized to administer the Plan with respect to one or more classes of eligible persons, to the extent such entity or delegate is carrying out its administrative functions under the Plan with respect to the persons under its jurisdiction.
CC.   Plan Effective Date shall have the meaning set forth in Section XIV.F.
DD.   Secondary Board Committee shall mean a committee of one or more Board members appointed by the Board to administer the Plan with respect to eligible persons other than Section 16 Insiders.
EE.   Section 16 Insider shall mean an officer or director of the Company subject to the short-swing profit liabilities of Section 16 of the 1934 Act.
FF.   Service shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:
(i)   Service shall have the meaning assigned to such term in the Award Agreement for the Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.
(ii)   In the absence of any other definition of Service in the Award Agreement for a particular Award (or in any other agreement incorporated by reference into the Award Agreement), Service shall mean the performance of services for the Company (or any Parent or Subsidiary, whether now existing or subsequently established) by a person in the capacity of an Employee, a Non-Employee Director, a non-employee members of the board of directors of any Parent or Subsidiary, or a consultant or independent advisor. For purposes of this particular definition of Service, a Participant shall be deemed to cease Service immediately upon the occurrence of either of the following events: (a) the Participant no longer performs services in any of the foregoing capacities for the Company or any Parent or Subsidiary or (b) the entity for which the Participant is performing such services ceases to remain a Parent or Subsidiary of the Company, even though the Participant may subsequently continue to perform services for that entity.
(iii)   Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Company, provided, however, that should such leave of absence exceed three (3) months, then for purposes of determining the period within which an Incentive Option may be exercised as such under the federal tax laws, the Participant’s Service shall be deemed to cease on the first day immediately following the expiration of such three (3)-month period, unless the Participant is provided with the right to return to Service following such leave either by statute or by written contract. Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Company’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.
GG.   Stand-alone Rights shall have the meaning set forth in Section VII.B.
HH.   Stock Exchange shall mean the American Stock Exchange, the NASDAQ Capital Market, NASDAQ Global or Global Select Market or the New York Stock Exchange.

II.   Subsidiary shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The term Subsidiary shall also include any wholly-owned limited liability company in such chain of subsidiaries.
JJ.   Substitute Awards shall have the meaning set forth in Section V.E.
KK.   Tandem Rights shall have the meaning set forth in Section VII.B.
LL.   10% Stockholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (or any Parent or Subsidiary).
MM.   Withholding Taxes shall mean the applicable federal, state and local income and employment taxes or other amounts required to be withheld, collected or accounted to by the Company (or the Participant’s employer) in connection with the issuance, exercise, vesting or settlement of an Award or the issuance of shares of Common Stock thereunder.

Annex E
I.
PURPOSE OF THE PLAN

The Plan is intended to promote the interests of the Company by providing eligible employees of a Participating Company with the opportunity to acquire a proprietary interest in the Company through payroll deductions.
The Company intends that the Plan qualify as an “employee stock purchase plan” under Code Section 423 for one or more specified offerings made under the Plan. The Company may, however, establish one or more offerings under the Plan that are not designed to comply with the requirements of Code Section 423, including offerings that are intended to comply with the tax, securities and other compliance requirements of, and obtain tax and other objectives in, the foreign jurisdictions in which those offerings are conducted in order to allow Participants in such offerings to purchase shares of Common Stock in a manner similar to the Plan. Such offerings shall be separate from any offering designed to comply with the Code Section 423 requirements but may be conducted concurrently with any such offering.
Capitalized terms herein shall have the meanings assigned to such terms in Article XII.
II.
ADMINISTRATION OF THE PLAN

The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate to implement the Plan or to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan. To the extent applicable law permits, the Plan Administrator may, to the extent it deems appropriate, delegate, any or all of their administrative duties to one or more officers of the Company. If the Plan Administrator has made such delegation, then all references to the Plan Administrator in the Plan include such delegates to the extent of such delegation.
III.
STOCK SUBJECT TO PLAN

A.   Shares Subject to the Plan.   The maximum number of shares of Common Stock that may be issued over the term of the Plan shall not exceed 600,000 shares. The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market.
B.   Adjustments.   Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction, extraordinary distribution (whether in cash, securities or other property) or an extraordinary dividend or distribution, or should there occur any merger, consolidation, reincorporation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and the maximum number and class of securities purchasable in total by all Participants on any one Purchase Date, if applicable; and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right. The adjustments under this Section III.B shall be made in such manner as the Plan Administrator deems appropriate and such adjustments shall be final, binding, and conclusive. Outstanding offering periods under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
IV.
OFFERING PERIODS

A.   Offering Periods.   Shares of Common Stock shall be offered for purchase under the Plan through a series of successive or overlapping offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.
B.   Duration of Offering Period.   Each offering period shall be of such duration (not to exceed twenty-seven (27) months) as determined by the Plan Administrator prior to the start date of such offering period. Each offering period shall consist of a series of one or more successive Purchase Intervals, as determined by the Plan Administrator prior to the start date of such offering period. Until such time as otherwise determined by the Plan Administrator prior to the start of the applicable offering period, each offering period shall have a duration of six (6) months and shall be comprised of one six-month Purchase Interval. The start date and end date for each offering period shall be established by the Plan Administrator from time to time.
V.
ELIGIBILITY

A.   Eligible Employee.   Each individual who is an Eligible Employee on the start date of any offering period shall be eligible to participate in the Plan for that offering period on such start date.
B.   Corporate Affiliates.   Each Corporate Affiliate shall become a Participating Company when authorized by the Plan Administrator to extend the benefits of the Plan to its Eligible Employees.
C.   Enrollment in the Plan.   To participate in the Plan for a particular offering period, the Eligible Employee must complete and submit enrollment forms prescribed by the Plan Administrator (including a payroll deduction authorization and any other form or agreement specified by the Plan Administrator) in accordance with enrollment procedures prescribed by the Plan Administrator (which may include accessing a third-party administrator’s website and enrolling electronically) on or before the start date of the offering period. Unless otherwise specified by the Plan Administrator, once an Eligible Employee timely submits the properly completed enrollment forms, the Eligible Employee’s participation in the Plan will automatically remain in effect from one offering period to the next in accordance with the Eligible Employee’s payroll deduction authorization (including the Eligible Employee’s designated rate of payroll deduction) unless and until such Eligible Employee withdraws from the Plan, changes the rate of the Eligible Employee’s payroll deduction or the Eligible Employee’s employment status changes so that such individual is no longer an Eligible Employee.
VI.
PAYROLL DEDUCTIONS

A.   Payroll Deductions.   The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be any multiple of one percent (1%) of the Compensation paid to the Participant during each offering period, up to a maximum of fifteen percent (15%) unless the Plan Administrator establishes a different maximum percentage prior to the start date of the applicable offering period (subject to the limitations of Section VII). Payroll deductions shall begin on the first pay day administratively feasible following the start date of the offering period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of the offering period.
B.   Changes to Deduction Rate.   The deduction rate so authorized by the Participant shall continue in effect for the entire offering period except for changes effected in accordance with the following guidelines:
(i)   The Participant may, at any time during the offering period, reduce the Participant’s rate of payroll deduction to become effective as soon as administratively feasible after submitting the appropriate form with the Plan Administrator. Unless otherwise determined by the Plan Administrator, the Participant may not, however, effect more than one (1) such reduction per Purchase Interval.
(ii)   Unless otherwise determined by the Plan Administrator, the Participant may at any time reduce the Participant’s rate of payroll deduction under the Plan to 0%. Such reduction shall become effective as soon as administratively feasible after submitting the appropriate form with the Plan Administrator. The Participant’s existing payroll deductions for the Purchase Interval in which such reduction occurs shall be applied to the purchase of shares of Common Stock on the next scheduled Purchase Date unless the Participant’s participation in the Plan has terminated in accordance with Section VII.F.

(iii)   The Participant may, at any time during the offering period, increase the rate of the Participant’s payroll deduction (up to the maximum percentage limit for that offering period) to become effective for the next offering period.
(iv)   Notwithstanding the foregoing, to the extent necessary to comply with Code Section 423 and any limitations provided in the Plan, a Participant’s payroll deductions will be reduced or decreased to 0% without the Participant’s consent. Payroll deductions will recommence at the rate provided in such Participant’s payroll deduction authorization, as amended, when permitted under Code Section 423 and the Plan, unless participation is sooner terminated by the Participant as provided under the Plan.
C.   Leave of Absence.   Subject to the discretion of the Plan Administrator, if a Participant is granted a paid leave of absence, payroll deductions on behalf of the Participant will continue and any amounts credited to the Participant’s account may be used to purchase shares of Common Stock as provided under the Plan. If a Participant is granted an unpaid leave of absence, payroll deductions on behalf of the Participant will be discontinued and no other payroll deductions will be permitted (unless otherwise determined by the Plan Administrator or required by applicable law), and any accumulated payroll deductions will be treated as set forth in Section VII.F(iv). Where the period of leave exceeds three (3) months and the Participant’s right to reemployment is not guaranteed by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. An individual who returns to active employment following a leave of absence that exceeds in duration the applicable time period above will be treated as a new employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (in accordance with procedures prescribed by the Plan Administrator) on or before the start of the offering period.
D.   Participant Account; General Corporate Assets.   The amounts collected through payroll deductions shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account unless otherwise required by the terms governing that offering period. Unless the Plan Administrator determines otherwise prior to the start of the applicable offering period, the amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Company and used for any general corporate purpose.
E.   Payroll in Currency other than U.S. Dollars.   Payroll deductions collected in a currency other than U.S. Dollars shall be converted into U.S. Dollars on the last day of the offering period in which collected, or such other date as determined by the Plan Administrator, with such conversion to be based on an exchange rate determined by the Plan Administrator in its sole discretion.
F.   Termination of Purchase Rights.   Payroll deductions shall automatically cease upon the termination of the Participant’s purchase right in accordance with the provisions of the Plan.
G.   Contributions Other Than Through Payroll.   To the extent necessary to comply with local law, the Plan Administrator may permit Participants in one or more offerings to make contributions to the Plan by means other than payroll deductions.
VII.
PURCHASE RIGHTS

A.   Grant of Purchase Right.   A Participant shall be granted a separate purchase right on the start date of each offering period in which the Participant participates. The purchase right shall provide the Participant with the right to purchase shares of Common Stock on each Purchase Date during that offering period upon the terms set forth in the Plan.
Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Corporate Affiliate.
B.   Exercise of the Purchase Right.   Each purchase right shall be automatically exercised on each successive Purchase Date within the offering period, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than any Participant whose payroll deductions have previously been refunded in accordance with the Termination of Purchase Right provisions below) on such Purchase Date. The purchase shall be effected by applying the Participant’s payroll deductions for the applicable Purchase Interval to the purchase of whole shares of Common Stock (subject to the limitation on the maximum number of shares purchasable per Participant on any one Purchase Date) at the purchase price in effect for that Purchase Date. Notwithstanding the foregoing, the Plan Administrator may exercise discretion in the treatment of any fractional shares of Common Stock including, without limitation, (i) applying the Participant’s payroll deductions for the Purchase Interval to the purchase of a fractional share of Common Stock (subject to the limitation on the maximum number of shares purchasable per Participant on any one Purchase Date), (ii) electing to refund payroll deductions attributable to fractional shares of Common Stock to the Participant as soon as administratively practicable or (iii) holding such amounts for the purchase of Common Stock on the next Purchase Date.
C.   Purchase Price.   The purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date within an offering period shall be determined by the Plan Administrator prior to the start date of that offering period. However, in no event shall such purchase price be less than eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of that offering period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.
D.   Number of Purchasable Shares.   The number of shares of Common Stock purchasable by a Participant on each Purchase Date during an offering period shall be the number of shares of Common Stock obtained by dividing the amount collected from the Participant through payroll deductions during the applicable Purchase Interval by the purchase price in effect for that Purchase Date. Prior to the start of any offering period under the Plan, the Plan Administrator shall establish the maximum number of shares of Common Stock purchasable per Participant on each Purchase Date that occurs during that offering period and may establish the maximum number of shares of Common Stock purchasable in total by all Participants enrolled in that offering period on each Purchase Date that occurs during that offering period.
E.   Excess Payroll Deductions.
(i)   Any payroll deductions not applied to the purchase of Shares on any Purchase Date because they are not sufficient to purchase a whole Share shall be held for the purchase of shares on the next Purchase Date. Notwithstanding the foregoing, the Plan Administrator may exercise discretion in the treatment of any fractional shares of Common Stock including, without limitation, (i) purchasing fractional shares of Common Stock on the Purchase Date, or (ii) electing to refund payroll deductions attributable to fractional shares of Common Stock to the Participant as soon as administratively practicable.
(ii)   Any payroll deductions not applied to the purchase of Common Stock by reason of any limitation on the maximum number of shares of Common Stock purchasable by the Participant or in total by all Participants on the Purchase Date (whether such limitation is pursuant to Section VII.D, Article VIII or otherwise) shall be promptly refunded.
F.   Termination of Purchase Right.   The following provisions shall govern the termination of outstanding purchase rights:
(i)   A Participant may, no later than fifteen (15) days (or such other period as determined by the Plan Administrator) prior to a Purchase Date, terminate the Participant’s outstanding purchase right by submitting the prescribed form in accordance with procedures prescribed by the Plan Administrator (which may include accessing a third party administrator’s website and electronically electing to withdraw), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the Purchase Interval in which such termination occurs shall, at the Participant’s election, be immediately refunded or held for the purchase of shares of Common Stock on the next Purchase Date. If no such election is made at the time such purchase right is terminated, then the payroll deductions collected during the Purchase Interval in which such termination occurs shall be refunded as soon as possible.
(ii)   The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the offering period for which the terminated purchase right was granted. To resume participation in any subsequent offering period, such individual must re-enroll in the Plan (in accordance with procedures prescribed by the Plan Administrator) before the start date of the new offering period in accordance with the procedures established by the Plan Administrator for such offering period.
(iii)   Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while the Participant’s purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions for the Purchase Interval in which the purchase right so terminates shall be immediately refunded.
(iv)   Should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant may, prior to the last business day of the Purchase Interval in which such leave commences (or by such other date as determined by the Plan Administrator), to (a) withdraw all the funds in the Participant’s payroll account at the time of the commencement of such leave, or (b) have such funds held for the purchase of shares of Common Stock on the next Purchase Date. In no event, however, shall any further payroll deductions be collected on the Participant’s behalf during such unpaid leave.
G.   Proration of Purchase Rights.   Should the total number of shares of Common Stock that are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares of Common Stock then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares of Common Stock on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.
H.   Change in Control.   In the event that a Change in Control occurs during an offering period, the Plan Administrator may take such action as it deems appropriate, including (without limitation) (i) provide that each outstanding purchase right will terminate as of a date prior to the effective date of the Change in Control and all payroll deductions of each Participant accumulated during such offering period (and not previously applied to the purchase of shares) shall be refunded to the Participant; (ii) provide that a Purchase Date shall automatically occur immediately prior to the effective date of the Change in Control, and each purchase right outstanding at that time shall thereupon be exercised by applying the payroll deductions of each Participant for the offering period in which such Change in Control occurs (and not previously applied to the purchase of shares) to the purchase of shares of Common Stock at the purchase price per share in effect for that offering period pursuant to the purchase price formula provisions of Section VII.C.; or (iii) provide that each outstanding purchase right will be assumed or an equivalent right will be substituted by the successor corporation (or parent or subsidiary thereof).
I.   ESPP Brokerage Account.   The Plan Administrator shall have the discretionary authority to require that the shares of Common Stock purchased on behalf of each Participant be deposited directly into a brokerage account that the Company shall establish for the Participant at a Company-designated brokerage firm (the “ESPP Brokerage Account”). Except as otherwise provided below, the deposited shares of Common Stock may not be transferred (either electronically or in certificate form) from the ESPP Brokerage Account until the later of the following two periods: (i) the end of the two (2)-year period measured from the start date of the offering period in which the shares were purchased and (ii) the end of the one (1)-year period measured from the actual purchase date of those shares. Such limitation shall apply both to transfers to different accounts with the same ESPP broker and to transfers to other brokerage firms. Any shares held for the required holding period may thereafter be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms.
The foregoing procedures shall not in any way limit when the Participant may sell the Participant’s shares. Those procedures are designed solely to assure that any sale of shares of Common Stock prior to the satisfaction of the required holding period is made through the ESPP Brokerage Account. In addition, the Participant may request a stock certificate or share transfer from the Participant’s ESPP Brokerage Account prior to the satisfaction of the required holding period should the Participant wish to make a gift of any shares held in that account. However, shares may not be transferred (either electronically or in certificate form) from the ESPP Brokerage Account for use as collateral for a loan, unless those shares have been held for the required holding period.

The foregoing procedures shall apply to all shares of Common Stock purchased by the Participant under the Plan, whether or not the Participant continues in employee status.
J.   Assignability.   During the Participant’s lifetime, the purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant (other than by will or the laws of descent).
K.   Stockholder Rights.   A Participant shall have no stockholder rights with respect to the shares of Common Stock subject to the Participant’s outstanding purchase right until the shares of Common Stock are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.
VIII.
ACCRUAL LIMITATIONS

A.   No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under the Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under the Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Company or any Corporate Affiliate, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Company or any Corporate Affiliate (determined on the basis of the Fair Market Value of such stock on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.
B.   For purposes of applying such accrual limitations, the following provisions shall be in effect:
(i)   The right to acquire Common Stock under each outstanding purchase right shall accrue on the Purchase Date in effect for the offering period for which such right is granted.
(ii)   No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value of such stock on the date or dates of grant) for each calendar year such rights were at any time outstanding.
C.   If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions that the Participant made during that Purchase Interval with respect to such purchase right shall be promptly refunded.
D.   In the event there is any conflict between the provisions of this Section VIII and one or more provisions of the Plan, or any instrument issued thereunder, the provisions of this Section VIII shall be controlling.
IX.
EFFECTIVE DATE AND TERM OF THE PLAN

A.   Effective Date.   The Plan was adopted by the Board on [      ], subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. The Plan shall be effective on the Closing (as defined in the Business Combination Agreement) (the “Effective Date”). The Plan Administrator shall determine when the Plan shall be offered to Eligible Employees provided the Company shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any Stock Exchange on which the shares of Common Stock are listed for trading and all other applicable requirements established by law or regulation.
B.   Term of the Plan.   Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the date immediately preceding the tenth anniversary of the Effective Date, (ii) the date on which all shares of Common Stock available for issuance under the Plan have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised or terminated in connection with a Change in Control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following its termination.
X.
AMENDMENT OF THE PLAN

The Board may alter, amend, suspend, or discontinue the Plan at any time. However, the Board may not, without the approval of the Company’s stockholders, (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Company’s capitalization or (ii) change the class of corporations that may be designated as participating companies under the Plan.
XI.
GENERAL PROVISIONS

A.   Expenses.   All costs and expenses incurred in the administration of the Plan shall be paid by the Company.
B.   No Employment Rights.   Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Company or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Corporate Affiliate employing such Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate such Participant’s employment at any time for any reason, with or without cause.
C.   Governing Law.   The provisions of the Plan shall be governed by the laws of the State of Delaware, without resort to that State’s conflict-of-laws rules.
D.   Withholding Taxes.   To the extent required by applicable federal, state, or local law, a Participant must make arrangements satisfactory to the Company for the payment of any Withholding Taxes.
XII.
DEFINITIONS

Unless otherwise determined by the Plan Administrator, the following definitions shall be in effect under the Plan:
A.   1933 ACT shall mean the Securities Act of 1933, as amended.
B.   1934 Act shall mean the Securities Exchange Act of 1934, as amended.
C.   Board shall mean the Company’s Board of Directors.
D.   Business Combination Agreement shall mean that certain Business Combination Agreement, dated November 2, 2023, by and among the Company, Gibraltar Merger Sub Inc., and GCT Semiconductor, Inc.
E.   Change in Control shall mean a change in ownership or control of the Company effected through any of the following transactions:
(i)   a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing fifty percent (50%) or more of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;
(ii)   a sale, transfer, or other disposition of all or substantially all of the Company’s assets;
(iii)   the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) acquires directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) fifty percent (50%) or more of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders; or
(iv)   a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.
F.   Code shall mean the U.S. Internal Revenue Code of 1986, as amended.
G.   Common Stock shall mean the Company’s common stock.
H.   Company shall mean GCT Semiconductor Holding, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of GCT Semiconductor Holding, Inc., which shall, by appropriate action, adopt the Plan.
I.   Compensation shall mean, unless determined otherwise by the Plan Administrator, the regular base salary paid to a Participant by one or more Participating Companies during such individual’s period of participation in the Plan, plus any pre-tax contributions made by the Participant to any cash-or-deferred arrangement that meets the requirements of Code Section 401(k) or any cafeteria benefit program that meets the requirements of Code Section 125, now or hereafter established by the Company or any Corporate Affiliate. The following items of compensation shall not be included in Compensation: (i) all overtime payments, bonuses, commissions (other than those functioning as base salary equivalents), profit-sharing distributions and other incentive-type payments and (ii) any and all contributions (other than contributions subject to Code Sections 401(k) and 125) made on the Participant’s behalf by the Company or any Corporate Affiliate under any employee benefit or welfare plan now or hereafter established.
J.   Corporate Affiliate shall mean any parent or subsidiary of the Company (as determined in accordance with Code Section 424), whether now existing or subsequently established or acquired. Notwithstanding the foregoing, with respect to offerings not intended to comply with Code Section 423, the term “Corporate Affiliate” may, at the discretion of the Plan Administrator, include any other entity in which the Company has a significant equity or other ownership interest.
K.   Effective Date shall have the meaning set forth in Section IX.A.
L.   Eligible Employee shall mean an individual who renders services to a Participating Company in the status of an employee and, with respect to an offering under Code Section 423, is an employee of a Participating Company within the meaning of Code Section 3401(c), on a basis under which such employee’s customary employment is for more than twenty (20) hours of service per week for more than five (5) months per calendar year; provided, however, that the Plan Administrator may, prior to the start of an offering period, waive one or both of the twenty (20) hours and five (5) month service requirements.
M.   Fair Market Value per share of Common Stock on any relevant date shall be closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Stock is then primarily traded. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
N.   Participant shall mean any Eligible Employee of a Participating Company who is actively participating in the Plan.
O.   Participating Company shall mean the Company and each Corporate Affiliate that is authorized, in accordance with Section V.B. of the Plan, to extend the benefits of the Plan to its Eligible Employees.

P.   Plan shall mean the Company’s 2024 Employee Stock Purchase Plan, as set forth in this document and as may be amended from time to time.
Q.   Plan Administrator shall mean the Compensation Committee of the Board.
R.   Purchase Date shall mean the last business day of each Purchase Interval.
S.   Purchase Interval shall mean each period coincident with (or otherwise occurring within) a particular offering period at the end of which there shall be purchased shares of Common Stock on behalf of each Participant.
T.   Stock Exchange shall mean the American Stock Exchange, the NASDAQ Capital Market, NASDAQ Global or Global Select Market or the New York Stock Exchange.
U.   Withholding Taxes shall mean the applicable federal, state and local income and employment taxes or other amounts required to be withheld, collected or accounted to by the Company (or the Participant’s employer) in connection with the Plan.

Annex F
EXECUTION VERSION
STOCKHOLDER SUPPORT AGREEMENT
STOCKHOLDER SUPPORT AGREEMENT, dated as of November 2, 2023 (this “Agreement”), by and among Concord Acquisition Corp III, a Delaware corporation (“SPAC”), GCT Semiconductor, Inc., a Delaware corporation (the “Company”), and certain of the stockholders of the Company whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).
WHEREAS, SPAC, Gibraltar Merger Sub Inc., a Delaware corporation and a wholly-owned direct subsidiary of SPAC (“Merger Sub”), and the Company propose to enter into, simultaneously herewith, a business combination agreement (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of SPAC;
WHEREAS, as of the date hereof, each Stockholder owns of record the number of shares of Company Common Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock, together with any other shares of Company Common Stock of which ownership of record or the power to vote is acquired after the date hereof by the Stockholders prior to the termination of this Agreement, collectively referred to herein as the “Shares”).
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.   Agreement to Vote.
(a)   Subject to the earlier termination of this Agreement in accordance with Section 6, each Stockholder, severally and not jointly, hereby agrees to vote at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company (which written consent shall be delivered to SPAC as soon as practicable after the date hereof and in any event within the deadline set forth in the BCA), all of the Stockholder’s Shares held by such Stockholder at such time (a) in favor of the approval and adoption of the BCA and approval of the Merger and the Transactions, and (b) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the Merger or the other Transactions from being consummated. Each Stockholder acknowledges receipt and review of a summary of the BCA and, where requested by Stockholder to the Company, a copy of the BCA.
(b)   Without limiting any other rights or remedies of SPAC or the Company, each Stockholder, severally and not jointly, hereby irrevocably appoints each of SPAC and the Company or any individual designated by each of them (acting jointly) as such Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of such Stockholder, to attend on behalf of such Stockholder the general meeting or any meeting of the stockholders of the Company with respect to the matters described in Section 1(a), to include such Stockholder’s Shares in any computation for purposes of establishing a quorum at any such meeting of the stockholders of the Company, to vote (or cause to be voted) such Stockholder’s Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the stockholders of the Company or any action by written consent by the stockholders of the Company, in each case, in the event that (i) such Stockholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a) and continues to fail to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a) for two Business Days following written notice from the Company and SPAC of such failure to perform or comply, or (ii) such Stockholder challenges (in Actions or otherwise), directly or indirectly, the validity or enforceability of its covenants, agreements or obligations under Section 1(a), or the voting proxy it executes. For the avoidance of doubt, this does not prevent such Stockholder from withdrawing or otherwise challenging the voting proxy if this Agreement has terminated in accordance with its terms.

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(c)   The proxy granted by the Stockholders pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for SPAC and the Company entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by each Stockholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by such Stockholder and, upon such Stockholder’s execution of this Agreement, shall revoke any and all prior proxies granted by such Stockholder with respect to the Shares. The vote or consent of the proxyholder with respect to the matters described in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of such Stockholder’s Shares and a vote or consent by such Stockholder of its Shares (or any other Person with the power to vote or provide consent with respect to such Shares) with respect to the matters described in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except for those matters described in Section 1(a). For the avoidance of doubt, the proxy granted by each Stockholder pursuant to Section 1(b) shall terminate automatically with no further action required if the Business Combination Agreement (or any provision thereof) or any Ancillary Agreement (or any provision thereof) is entered into, amended, supplemented, modified or waived in any manner adverse to such Stockholder without the prior written consent of such Stockholder, such consent not to be unreasonably withheld or delayed.
2.   Termination of Stockholders’ Rights under Applicable Agreements.   Each Stockholder, by this Agreement, with respect to its Shares, severally and not jointly, hereby agrees to terminate, subject to the occurrence of, and effective immediately prior to, the Effective Time and provided that all Terminating Rights (as defined below) between the Company or any of its subsidiaries and any other holder of Company capital stock shall also terminate at such time, (a) the Amended and Restated Investors’ Rights Agreement dated as of April 15, 2013, the Amended and Restated Voting Agreement dated as of April 15, 2013 and the Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of April 15, 2013 (collectively, the “Investment Agreements”) and (b) if applicable to such Stockholder, any rights under any letter agreement providing for redemption rights, put rights, purchase rights, information rights, rights to consult with and advise management, inspection rights, preemptive rights, Company Board observer rights or rights to receive information delivered to the Company Board or other similar rights not generally available to stockholders of the Company (the “Terminating Rights”) between such Stockholder and the Company, but excluding, for the avoidance of doubt, any rights such Stockholder may have that relate to any indemnification, commercial or employment agreements, or any other arrangements between such Stockholder and the Company or any subsidiary, which shall survive in accordance with their terms.
3.   No Transfer of Shares.   During the term of this Agreement, each Stockholder, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of Law), gift, convey, Lien, pledge, hypothecate, dispose of or otherwise encumber any of the Shares or grant any security interest in, or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer of Shares pursuant to the BCA or to another Stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) grant or agree to grant any proxy, power of attorney or other right to vote any of the Shares, deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Shares; provided that, the foregoing shall not prohibit the transfer of the Shares by a Stockholder to an affiliate of such Stockholder under the following circumstances (collectively, “Permitted Transfers”): (i) to an affiliate of such Stockholder; (ii) as a bona fide gift or gifts, or to a charitable organization; (iii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin; (iv) if the Stockholder is an individual, by will or intestate succession upon the death of such Stockholder; (v) by operation of law, such as pursuant to a qualified domestic order or the dissolution of marriage or civil union (including, without limitation, a divorce settlement); and (vi) if the Stockholder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, to another corporation, partnership, limited liability company, trust, syndicate, association or other business entity that controls, is controlled by or is under common control or management with the undersigned or its affiliates;

F-2

provided, further, that for such transfer to be considered a Permitted Transfer, such transferee shall execute a joinder agreeing to become a party to this Agreement.
4.   No Solicitation; Waiver of Appraisal Rights.
(a)   Each of the Stockholders, severally and not jointly, agrees to be bound by and subject to Section 7.04(a) (No Solicitation) of the BCA to the same extent as such provisions apply to the Company as if such Stockholder was a party thereto.
(b)   Each Stockholder hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger or to oppose any reorganization or amendment designed to facilitate drag along rights or otherwise facilitate the BCA.
5.   Representations and Warranties of the Stockholders.   Each Stockholder, severally and not jointly, represents and warrants to SPAC as follows:
(a)   The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States Law applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA), or (iv) if such Stockholder is not a natural person, conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents, as applicable.
(b)   As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite such Stockholder’s name on Exhibit A free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, (iii) the Company Certificate of Incorporation and bylaws and (iv) the Investment Agreements. As of the date of this Agreement, such Stockholder has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and such Stockholder does not own, directly or indirectly, any other shares of Company Common Stock.
(c)   Such Stockholder, in each case except as provided in this Agreement, the Investment Agreements or the Company Certificate of Incorporation or the Company’s bylaws, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to such Stockholder’s Shares, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of such Stockholder’s Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement or would reasonably be expected to prevent or delay the performance by such Stockholder of its obligations under this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.
(d)   Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Stockholder.
(e)   As of the date of this Agreement, there are no Actions pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that, in any manner, questions the beneficial or record ownership of the Stockholder’s Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Agreement.

F-3

(f)   Such Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the BCA and has independently made its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that SPAC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement and the BCA.
(g)   Other than as provided in the BCA, such Stockholder has not made, nor has any third party made on behalf of such Stockholder, any arrangement for any broker’s, finder’s, financial advisor’s or other similar fee or commission for which SPAC, the Company or any of their subsidiaries is or could be liable in connection with the BCA or this Agreement or any of the respective transactions contemplated hereby or thereby.
(h)   Such Stockholder understands and acknowledges that SPAC is entering into the BCA in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.
6.   Termination.   Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time and (b) the termination of the BCA in accordance with its terms. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement. Notwithstanding the foregoing, nothing in this Section 6 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.
7.   Miscellaneous.
(a)   Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.
(b)   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) electronically by e-mail or physically by registered or certified mail (postage prepaid, return receipt requested) or delivery in person to the respective parties at the following addresses and e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7(b)):
If to SPAC, to it at:
Concord Acquisition Corp III
477 Madison Avenue
New York, NY 10022
Attention: Jeff Tuder
Email: jeff@tremsoncapital.com
with a copy (which shall not constitute notice) to:
Greenberg Traurig, LLP
One Vanderbilt Ave
New York, NY 10017
Attention: Michael Helsel; Jason Simon
Email: helselm@gtlaw.com; jason.simon@gtlaw.com
If to the Company, to it at the address set forth on the signature page hereto

F-4

with a copy (which shall not constitute notice) to:
Morgan Lewis & Bockius LLP
1400 Page Mill Road
Palo Alto, CA 94304
Attention: Albert Lung; John Park; Karen Abesamis
Email: albert.lung@morganlewis.com; john.park@morganlewis.com;
karen.abesamis@morganlewis.com
If to a Stockholder, to the address or email address set forth for such Stockholder on the signature page hereof.
(c)   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(d)   This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.
(e)   This Agreement and any other Ancillary Agreement to which a Stockholder is a party constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto.
(f)   This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.
(g)   This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto.
(h)   The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
(i)   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction

F-5

of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(j)   This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
(k)   Each Stockholder hereby authorizes the Company and SPAC to publish and disclose in any announcement or disclosure required by the SEC such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and SPAC have provided such Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and SPAC will consider in good faith.
(l)   Without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.
(m)   This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by the Company, SPAC and Merger Sub.
(n)   Notwithstanding anything herein to the contrary, each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in any other capacity and, if applicable, this Agreement shall not limit or otherwise affect the actions of any affiliate, employee or designee of such Stockholder or any of its affiliates in his or her capacity as an officer or director of the Company.
(o)   Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7(o).
[Signature pages follow]

F-6

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
CONCORD ACQUISITION CORP III
By:	/s/ Jeff Tuder Name: Jeff Tuder Title: Chief Executive Officer
[Signature Page to Stockholder Support Agreement]

F-7

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
GCT SEMICONDUCTOR, INC.
By:	/s/ John Schlaefer Name: John Schlaefer Title: Chief Executive Officer
Address: 2290 North 1st Street, Suite 201 San Jose, CA 95131
[Signature Page to Stockholder Support Agreement]

F-8

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
STOCKHOLDER:
NAME:
By:	Name: Title:
Address and email address for purposes of Section 7(b):
Address: Email:
[Signature Page to Stockholder Support Agreement]

F-9

Annex G
EXECUTION VERSION
SPONSOR SUPPORT AGREEMENT
This SPONSOR SUPPORT AGREEMENT, dated as of November 2, 2023 (this “Agreement”), by and among Concord Sponsor Group III LLC, a Delaware limited liability company (“Sponsor”), CA2 Co-Investment LLC, a Delaware limited liability company (“CA2” and, together with Sponsor, the “Sponsor Parties”), Concord Acquisition Corp III, a Delaware corporation (“SPAC”), and GCT Semiconductor, Inc., a Delaware corporation (the “Company”).
WHEREAS, SPAC, Gibraltar Merger Sub Inc., a Delaware corporation and direct wholly-owned subsidiary of SPAC (“Merger Sub”), and the Company, simultaneously with the execution of this Agreement, have entered into a business combination agreement (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of SPAC; and
WHEREAS, as of the date hereof, each Sponsor Party is the record holder and the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of, and has full voting power over (excluding, in each case, shares of stock underlying unexercised warrants, but including any shares of stock acquired upon exercise of such warrants), (i) shares of SPAC Class B Common Stock as set forth opposite such Sponsor Party’s name on Exhibit A hereto (such SPAC Class B Common Stock, together with any other shares of SPAC Common Stock of which beneficial ownership or the power to vote is hereafter acquired by such Sponsor Party prior to the termination of this Agreement, collectively referred to herein as the “Shares”) and (ii) certain SPAC Private Placement Warrants as set forth opposite such Sponsor Party’s name on Exhibit A hereto (such SPAC Private Placement Warrants, together with any other SPAC Warrants and equity securities of SPAC acquired by such Sponsor Party prior to the termination of this Agreement and the Shares, collectively referred to herein as the “Securities”).
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:
1.   Agreement to Vote.   Subject to the earlier termination of this Agreement in accordance with Section 13, each Sponsor Party, severally and not jointly, irrevocably and unconditionally agrees that (i) it shall appear at the SPAC Stockholders’ Meeting and any adjournment or postponement thereof, and (ii) at the SPAC Stockholders’ Meeting or adjournment or postponement thereof, and in connection with any written consent of the stockholders of SPAC, shall vote (or duly and promptly execute and deliver an action by written consent), cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of its Shares, (a) in favor of any proposal for the approval and adoption of the BCA, the Transactions, any other proposal submitted for approval by the stockholders of SPAC in connection with the Transactions, and any other matters necessary for consummation of the Transactions, including the Merger, (b) in favor of any proposal to adjourn a SPAC Stockholders’ Meeting at which there is a proposal for stockholders of SPAC to adopt the BCA to a later date if there are not sufficient votes to adopt the BCA or if there are not sufficient shares of SPAC Common Stock present in person or represented by proxy at such SPAC Stockholders’ Meeting to constitute a quorum, (c) against any action, agreement or transaction or proposal that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of SPAC under the BCA, or that would reasonably be expected to delay the consummation of the Transactions, increase the likelihood of the failure of the consummation of the Transactions or result in the failure of the Transactions from being consummated, (d) against any Business Combination Proposal other than with the Company or the adoption of an agreement to enter into a Business Combination Proposal other than with the Company, (e) against any merger agreement or merger (other than the BCA and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC, (f) against any change in the business, management or board of directors of SPAC, and (g) against any action, transaction or agreement that (I) would or would reasonably be expected to result in a material breach of any representation or warranty or covenant of SPAC or Merger Sub under the BCA, (II) would or would reasonably be expected to prevent, delay or impair consummation of the Transactions in any material respect, (III) would or would reasonably be expected to result in any of the conditions set forth in Article VIII of the BCA not being fulfilled, or (IV) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC. Each Sponsor Party agrees not to enter into any commitment, agreement, understanding or similar arrangement with any person (as defined in the BCA) to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Section 1.
2.   No Transfer of Securities.
(a)   Subject to the earlier termination of this Agreement in accordance with Section 13, each of the Sponsor Parties, severally and not jointly, agrees that it shall not, except as otherwise contemplated by this Agreement, directly or indirectly, (a) sell, assign, transfer (including by operation of Law), gift, convey, Lien, pledge, hypothecate, dispose of or otherwise encumber any of the Securities or grant any security interest in, or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer of Securities pursuant to the BCA or to another stockholder of SPAC (as contemplated by the BCA or as necessary for consummation of the Transactions) and which stockholder of SPAC agrees to be bound by the terms and obligations hereof by executing and delivering to SPAC and the Company a joinder agreement to this Agreement, (b) grant or agree to grant any proxy, power of attorney or other right to vote any of the Securities, deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law), or other disposition of any Securities; provided, that the foregoing shall not prohibit (i) the transfer of the Securities by a Sponsor Party to an affiliate thereof, but only if such affiliate shall execute this Agreement or a joinder agreeing to become a party to this Agreement and (ii) private sales or transfers made by a Sponsor Party in connection with any forward purchase agreement or similar arrangement, a SPAC Extension or the consummation of the Transactions, at prices no greater than the price at which the Securities were originally purchased; provided, further, that the nothing in this Agreement shall prohibit the conversion by a Sponsor Party of its shares of SPAC Class B Common Stock into shares of SPAC Class A Common Stock as permitted under the SPAC Organizational Documents.
(b)   For the avoidance of doubt, in the event any Sponsor Party converts its shares of SPAC Class B Common Stock into shares of SPAC Class A Common Stock as permitted under the SPAC Organizational Documents, references to SPAC Class B Common Stock in Section 4, Section 5 and Section 8 of this Agreement shall be deemed to be references to SPAC Class A Common Stock received upon conversion of such SPAC Class B Common Stock.
(c)   This Section 2 shall be void and of no force and effect if the BCA shall be terminated or the Closing shall not occur for any reason.
3.   Waiver of Redemption Rights; Waiver of Initial Conversion Ratio Adjustment.
(a)   Each of the Sponsor Parties, severally and not jointly, agrees (i) to comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of November 3, 2021, by and among SPAC and the Sponsor Parties (the “Letter Agreement”), including the obligations of each of the Sponsor Parties pursuant to Section 1 therein to not redeem any shares of SPAC Common Stock owned by such Sponsor in connection with the transactions contemplated by the BCA, and (ii) not to otherwise redeem the Shares in connection with Transactions.
(b)   Each of the Sponsor Parties, severally and not jointly, to the fullest extent permitted by law and the SPAC Organizational Documents, unconditionally and irrevocably agrees to waive the provisions of Section 4.3(b)(ii) set forth in the SPAC Certificate of Incorporation relating to the adjustment of the Initial Conversion Ratio (as defined in the SPAC Certificate of Incorporation) in connection with the Transactions.
(c)   This Section 3 shall be void and of no force and effect if the BCA shall be terminated or the Closing shall not occur for any reason.

4.   Company Insider Incentive Equity.
(a)   Each Sponsor Party agrees that the Company Insider Incentive Shares shall be allocated by the Company to the Company Insider Recipients, with the allocation among the Company Insider Recipients to be determined at the Company’s discretion. Any Company Insider Incentive Shares so allocated by the Company to a Company Insider Recipients shall, subject to and contingent upon the Closing, (i) be transferred to the Company Insider Recipients immediately prior to the Effective Time and (ii) not be subject to vesting conditions.
(b)   Each Sponsor Party agrees that a portion equal to the Company Insider Incentive Ratio of the Company Insider Incentive Warrants shall be allocated by the Company to the Company Insider Recipients, with the allocation among the Company Insider Recipients to be determined at the Company’s discretion. Any Company Insider Incentive Warrants so allocated by the Company to a Company Insider Recipients shall, subject to and contingent upon the Closing, (i) be transferred to the Company Insider Recipients immediately prior to the Effective Time and (ii) not be subject to vesting conditions.
(c)   Any Company Insider Incentive Shares and Company Insider Incentive Warrants that have not otherwise been allocated by the Company to the Company Insider Recipients pursuant to Section 4(a) and/or Section 4(b) may be allocated by the Sponsor Parties, in their sole discretion, to (x) prospective investors in the PIPE Financing, the CVT Financing or any other equity, convertible debt or debt financing entered into in accordance with the BCA (collectively, a “Financing”) or (y) any stockholders of SPAC pursuant to non-redemption or similar agreements entered into in connection with a SPAC Extension.
(d)   For purposes of this Section 4:
i.
“Company Insider” means (A) an existing shareholder of the Company, or (B) an investor introduced by an existing shareholder of the Company, or by the Company or its affiliates.

ii.
“Company Insider CVT Financing” means, collectively, the CVT Financing (as defined in the BCA) that is provided by a Company Insider.

iii.
“Company Insider Financing” means, collectively, the Company Insider CVT Financing and the Company Insider PIPE Financing.

iv.
“Company Insider Incentive Ratio” means the quotient of (x) the sum of the dollar amount of (A) the aggregate proceeds of the Company Insider CVT Financing committed pursuant to a duly executed and delivered note purchase agreement on or prior to the Closing Date plus (B) the amount by which the aggregate proceeds of the Company Insider PIPE Financing committed pursuant to a duly executed and delivered subscription agreement on or prior to the Closing Date exceeds $25,000,000, divided by (y) $25,000,000; provided that if such quotient is greater than 1.00, then the Company Insider Incentive Ratio shall be deemed 1.00.

v.
“Company Insider Incentive Shares” means the sum of (x) 1,399,107 shares of SPAC Class B Common Stock plus (y) the Sponsor Unretained Earnout Shares.

vi.
“Company Insider Incentive Warrants” means 2,820,000 SPAC Private Placement Warrants.

vii.
“Company Insider Investors” means, collectively, the investors in the Company Insider Financing.

viii.
“Company Insider PIPE Financing” means, collectively, the PIPE Financing (as defined in the BCA) that is subscribed by a Company Insider.

ix.
“Company Insider Recipients” means, collectively, stockholders of the Company immediately prior to the Closing and Company Insider Investors.

(e)   This Section 4 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.
5.   Sponsor Earnout.
(a)   On the terms and subject to the conditions set forth in this Agreement, each Sponsor Party agrees that an aggregate amount of shares of New SPAC Common Stock held by the Sponsor Parties equal to the product of (x) 1,920,375 multiplied by (y) the Sponsor Earnout Ratio (such aggregate amount of shares, the “Sponsor Earnout Shares”) shall be subject to an earnout pursuant to this Section 5.
(b)   If, at any time during the period starting six (6) months following the Closing and expiring on the fifth (5th) anniversary of the Closing Date (such period, the “Sponsor Earnout Period”):
i.
The VWAP of the shares of New SPAC Common Stock equals or exceeds $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “First Level Sponsor Earnout Target”), then as soon as commercially practicable, and in any event within ten (10) Business Days following the achievement of the First Level Sponsor Earnout Target, one-third (1/3) of the Sponsor Earnout Shares shall no longer be subject to forfeiture pursuant to this Section 5;

ii.
The VWAP of the shares of New SPAC Common Stock equals or exceeds $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Second Level Sponsor Earnout Target”), then as soon as commercially practicable and in any event within ten (10) Business Days following the achievement of the Second Level Sponsor Earnout Target, one-third (1/3) of the Sponsor Earnout Shares shall no longer be subject to forfeiture pursuant to this Section 5; and

iii.
The VWAP of the shares of New SPAC Common Stock equals or exceeds $17.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Third Level Sponsor Earnout Target” and, together with the First Level Sponsor Earnout Target and the Second Level Sponsor Earnout Target, the “Sponsor Earnout Targets”), then as soon as commercially practicable and in any event within ten (10) Business Days following the achievement of the Third Level Sponsor Earnout Target, one-third (1/3) of the Sponsor Earnout Shares shall no longer be subject to forfeiture pursuant to this Section 5.

(c)   If a Sponsor Earnout Target is achieved on or prior to the last day of the Sponsor Earnout Period, then following the achievement of such Sponsor Earnout Target, each Sponsor Party may, at its election, provide written notice to SPAC informing SPAC that the Sponsor Earnout Target has been satisfied and that the Sponsor Earnout Shares subject to such Sponsor Earnout Target are no longer subject to forfeiture.
(d)   If a Sponsor Earnout Target is not achieved on or prior to the end of the Sponsor Earnout Period, then, within five (5) Business Days following the end of the Sponsor Earnout Period, SPAC shall provide written notice to the Sponsor Parties certifying that such Sponsor Earnout Target has not been achieved by the end of the Sponsor Earnout Period and that the Sponsor Earnout Shares subject to such Sponsor Earnout Target shall be forfeited and cancelled, and the Sponsor Parties shall surrender to SPAC for cancellation such Sponsor Earnout Shares.
(e)   The Sponsor Earnout Target and the number of Sponsor Earnout Shares shall be adjusted to appropriately reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of New SPAC Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of New SPAC Common Stock, occurring on or after the date hereof.
(f)   Until and unless the Sponsor Earnout Shares are forfeited, each Sponsor Party will have full ownership rights to its Sponsor Earnout Shares, including the right to vote such shares and to receive dividends and distributions thereon.
(g)   If the aggregate proceeds from the Company Insider Financing exceeds $50,000,000, any Sponsor Unretained Earnout Shares may be allocated by the Company to the Company Insider Recipients in the same manner as the Company Insider Incentive Shares pursuant to Section 4(a). Each of the Sponsor Parties hereby agrees, subject to and conditioned upon the Closing, to forfeit (and execute such documents or certificates evidencing such forfeiture as SPAC and/or the Company may reasonably request), concurrently with the Closing, all Sponsor Unretained Earnout Shares that have not otherwise been allocated by the Company to the Company Insider Recipients pursuant to this Section 5(g).

(h)   For purposes of this Section 5:
i.
“SPAC Funding” means the aggregate amount of (x) funds remaining in the Trust Account at the Closing after giving effect to the exercise of Redemption Rights by holder of SPAC Common Stock plus (y) any proceeds of the PIPE Financing that is not provided by Company Insiders plus (z) the aggregate proceeds to be received by SPAC, and available to the post-Closing company, pursuant to any debt financing.

ii.
“Sponsor Earnout Ratio” means the quotient of (x) the dollar amount of aggregate proceeds of SPAC Funding, divided by (y) 40,000,000; provided that if such quotient is greater than 1.00, then the Sponsor Earnout Ratio shall be deemed 1.00.

iii.
“Sponsor Unretained Earnout Shares” means a number of shares of SPAC Class B Common Stock equal to the difference of (x) 1,920,375 minus (y) the number of Sponsor Earnout Shares.

(i)   This Section 5 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.
6.   Confidentiality; No Solicitation.   Each Sponsor Party, severally and not jointly, agrees to be bound by and subject to Section 7.03 (Access to Information; Confidentiality) and Section 7.04(b) (No Solicitation) of the BCA to the same extent as such provisions apply to SPAC as if such Sponsor Party was a party thereto.
7.   Sponsor Loan Forgiveness; Sponsor Warrant Forfeiture.
(a)   Each of the Sponsor Parties hereby agrees to forgive (and execute such documents or certificates evidencing such forgiveness as SPAC and/or the Company may reasonably request), concurrently with the Closing, all amounts outstanding under the Sponsor Loans.
(b)   Each of the Sponsor Parties hereby agrees, subject to and conditioned upon the Closing, to forfeit (and execute such documents or certificates evidencing such forfeiture as SPAC and/or the Company may reasonably request), concurrently with the Closing, an aggregate amount of up to 2,820,000 SPAC Private Placement Warrants (the “NRA Incentive Warrants”) to the extent that any such NRA Incentive Warrants have not been, by the Closing Date, allocated by the Sponsor Parties to (x) prospective investors in a Financing or (y) any stockholders of SPAC pursuant to non-redemption or similar agreements entered into in connection with a SPAC Extension.
8.   Sponsor Party Pro Rata Transfer/Forfeiture.   The parties hereto agree that any transfer or forfeiture, as contemplated under this Agreement, of shares of SPAC Class B Common Stock (including Sponsor Earnout Shares into which such shares of SPAC Class B Common Stock shall convert at the Closing) and SPAC Private Placement Warrants by the Sponsor Parties shall be made on a pro rata basis to the current ownership of shares of SPAC Class B Common Stock or SPAC Private Placement Warrants, respectively, between the Sponsor Parties as set forth on Exhibit A hereto.
9.   New Shares.   In the event that (a) any shares of SPAC Common Stock, SPAC Warrants or other equity securities of SPAC are issued to a Sponsor Party after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of SPAC Common Stock or SPAC Warrants of, on or affecting the shares of SPAC Common Stock or SPAC Warrants owned by such Sponsor Party or otherwise, (b) a Sponsor Party purchases or otherwise acquires beneficial ownership of any shares of SPAC Common Stock, SPAC Warrants or other equity securities of SPAC after the date of this Agreement, or (c) a Sponsor Party acquires the right to vote or share in the voting of any shares of SPAC Common Stock or other equity securities of SPAC after the date of this Agreement (such shares of SPAC Common Stock, SPAC Warrants or other equity securities of SPAC, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor Party shall be subject to the terms of Section 1, Section 2 and Section 3 of this Agreement to the same extent as if they constituted the shares of SPAC Common Stock or SPAC Warrants owned by such Sponsor Party as of the date hereof.
10.   No Litigation.   Each Sponsor Party hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Authority (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the BCA (including any claim seeking to enjoin or delay the consummation of the Merger) or (b) alleging a breach of any fiduciary duty of any person in connection with the BCA or the Transactions. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit a Sponsor Party from enforcing the Sponsor Party’s rights under this Agreement.
11.   Further Assurances.   Each Sponsor Party agrees to execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents and to take such further actions as SPAC or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.
12.   Representations and Warranties.   Each Sponsor Party, severally and not jointly, represents and warrants to SPAC and the Company as follows:
(a)   The execution, delivery and performance by such Sponsor Party of this Agreement and the consummation by such Sponsor Party of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States Law applicable to such Sponsor Party, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Securities (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Agreements), or (iv) conflict with or result in a breach of or constitute a default under any provision of such Sponsor Party’s governing documents.
(b)   As of the date of this Agreement, such Sponsor Party owns exclusively and has good and valid title to the Securities set forth opposite such Sponsor Party’s name on Exhibit A free and clear of any security interest, Lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws, (iii) the SPAC Organizational Documents and (iv) any non-redemption or similar agreements entered into in connection with a SPAC Extension. As of the date of this Agreement, such Sponsor Party (i) has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver the Securities, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of such Securities that is inconsistent with such Sponsor Party’s obligations pursuant to this Agreement or would reasonably be expected to prevent or delay the performance by such Sponsor Parties of its obligations under this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Sponsor Party’s Securities that is inconsistent with such Sponsor Party’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking. Such Sponsor Party does not own, directly or indirectly, any shares of SPAC Common Stock or other equity interests in SPAC other than as set forth opposite such Sponsor Party’s name on Exhibit A.
(c)   Such Sponsor Party has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Sponsor Party.
(d)   As of the date of this Agreement, there are no Actions pending against such Sponsor Party or, to the knowledge of such Sponsor Party, threatened against such Sponsor Party, that in any manner, questions the beneficial or record ownership of the Securities or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor Party of its obligations under this Agreement.
(e)   Other than as provided in the BCA, no investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which SPAC, the Company or any of their subsidiaries is or could be liable in connection with the BCA or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by or on behalf of such Sponsor Party.

(f)   Each Sponsor Party understands and acknowledges that each of SPAC and the Company is entering into the BCA in reliance upon such Sponsor Party’s execution and delivery of this Agreement.
13.   Termination.   Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the parties under this Agreement (other than Section 5) shall automatically terminate upon the earliest of (a) the Effective Time and (b) the termination of the BCA in accordance with its terms. Any obligations of the parties under Section 5 of this Agreement shall automatically terminate upon the earlier of (i) the day after the last day of the Sponsor Earnout Period and (ii) the termination of the BCA in accordance with its terms. Upon termination of this Agreement, none of the parties hereto shall have any further obligations or liabilities under this Agreement. Notwithstanding the foregoing, nothing in this Section 13 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in Section 12 of this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.
14.   Miscellaneous.
(a)   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) electronically by e-mail or physically by registered or certified mail (postage prepaid, return receipt requested) or delivery in person to the respective parties at the following addresses and e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 14(a)):
If to SPAC prior to or on the Closing Date, or to Sponsor, to:
Concord Acquisition Corp III
Concord Sponsor Group III, LLC
477 Madison Avenue
New York, NY 10022
Attention: Jeff Tuder
Email: jeff@tremsoncapital.com
with a copy (which shall not constitute notice) to:
Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, NY 10017
Attention: Michael Helsel; Jason Simon
Email: helselm@gtlaw.com; jason.simon@gtlaw.com
If to CA2, to:
CA2 Co-Investment LLC
599 Lexington Avenue
New York, NY 10022
Attention: Owen Littman
Email: owen.littman@cowen.com
with a copy (which shall not constitute notice) to:
DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020
Attention: Stephen P. Alicanti
Email: stephen.alicanti@us.dlapiper.com
If to the Company, to:
GCT Semiconductor, Inc.
2290 North 1st Street, Suite 201

San Jose, CA 95131
Attention: John Schlaefer; Dr. Kyeongho (KH) Lee
Email: jschlaefer@gctsemi.net; lkh@gctsemi.net
with a copy (which shall not constitute notice) to:
Morgan Lewis & Bockius LLP
1400 Page Mill Road
Palo Alto, CA 94304
Attention: Albert Lung; John Park; Karen Abesamis
Email: albert.lung@morganlewis.com; john.park@morganlewis.com;
karen.abesamis@morganlewis.com
(b)   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(c)   This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.
(d)   This Agreement and any other Ancillary Agreement to which a Sponsor Party is a party constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.
(e)   This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(f)   This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto.
(g)   The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
(h)   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(i)   This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
(j)   Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.
(k)   This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by SPAC, Merger Sub and the Company.
(l)   Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 14(l).
[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
CONCORD SPONSOR GROUP III LLC
By:
/s/ Timothy Kacani

Name:
Timothy Kacani

Title:
Authorized Signatory

[Signature page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
CA2 CO-INVESTMENT LLC
By:
/s/ Stephen Lasota

Name:
Stephen Lasota

Title:
CFO

[Signature page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
CONCORD ACQUISITION CORP III
By:
/s/ Jeff Tuder

Name:
Jeff Tuder

Title:
Chief Executive Officer

[Signature page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
GCT SEMICONDUCTOR, INC.
By:
/s/ John Schlaefer

Name:
John Schlaefer

Title:
Chief Executive Officer

[Signature page to Sponsor Support Agreement]

EXHIBIT A
OWNERSHIP OF SECURITIES
Sponsor Party	SPAC Class B Common Stock	SPAC Private Placement Warrants
Concord Sponsor Group III LLC	7,957,727	8,260,606
CA2 Co-Investment LLC	577,273	1,139,394
Sponsor / CA2 Ratio	7,957,727 / 577,273	8,260,606 / 1,139,394

Annex H
FORM OF REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [date], by and among GCT Semiconductor Holding, Inc., a Delaware corporation (“Pubco”) and the undersigned parties listed as “Investors” on the signature page hereto (each an “Investor” and, collectively, the “Investors”).
WHEREAS, Concord Acquisition Corp III, a Delaware corporation (the “SPAC”), Gibraltar Merger Sub Inc., a Delaware corporation and direct wholly-owned subsidiary of the SPAC (“Merger Sub”), and GCT Semiconductor, Inc., a Delaware corporation (the “Company”), have entered into that certain Business Combination Agreement (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), dated as of November 2, 2023, which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company (the “Merger”, and the closing of the Merger, the “Closing”), with the Company surviving the Merger as a wholly-owned subsidiary of Pubco, and as a result of which (a) each share of SPAC Class B Common Stock issued and outstanding immediately prior to the Effective Time will automatically be converted into and exchanged for a number of validly issued, fully paid and nonassessable shares of SPAC Class A Common Stock equal to the Class B Conversion Ratio and (b) (1) each Company CVT Convertible Note that is issued and outstanding immediately prior to the Effective Time shall automatically convert into a number of shares of New SPAC Common Stock in accordance with the terms of such Company CVT Convertible Note, (2) each Company Option shall be assumed by SPAC and converted into an option to purchase shares of New SPAC Common Stock having the same terms and conditions as the Company Option, (3) each Company RSU shall be assumed by SPAC and converted into a restricted share unit to receive shares of New SPAC Common Stock having the same terms and conditions as the Company RSU, (4) each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by SPAC and automatically converted into a warrant to acquire shares of New SPAC Common Stock having the same terms and conditions as the Company Warrant, (5) each Company Convertible Note that is issued and outstanding immediately prior to the Effective Time shall, immediately prior to the Effective Time, automatically convert into a number of shares of Company Common Stock and (6) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (but excluding Dissenting Shares) shall automatically be converted into the right to receive the number of shares of New SPAC Common Stock equal to the Per Share Exchange Ratio, all upon the terms and subject to the conditions set forth in the BCA;
WHEREAS, the SPAC and Concord Sponsor Group III LLC, a Delaware limited liability company (the “Concord Sponsor”), CA2 Co-Investment LLC, a Delaware limited liability company (“together with the Concord Sponsor, the “Sponsors”) and certain other shareholders (the “Purchaser Holders” collectively with Sponsor, the “Original Holders”) are parties to that certain Registration Rights Agreement, dated as of November 3, 2021 (the “Original Registration Rights Agreement”), which shall be superseded by this Agreement and shall terminate upon the effectiveness hereof at the Closing;
WHEREAS, in connection with the execution of the BCA, certain of the Investors have entered into, or will prior to the Closing enter into, certain other agreements with Pubco, pursuant to which, among other things, such Investor has agreed not to transfer the merger consideration held by such Investor for a certain period of time after the Closing (each such agreement, as amended from time to time in accordance with the terms thereof, a “Lock-Up Agreement”), in each case pursuant to the terms of such Lock-Up Agreement;
WHEREAS, in connection with the execution of the BCA, Pubco and the Investors desire to enter into this Agreement, which shall replace the Original Registration Rights Agreement, by and among the SPAC and the other parties thereto, in order to provide the Investors with registration rights on the terms set forth herein; and
WHEREAS, the parties desire for this Agreement to be effective only upon the consummation of the Closing.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    DEFINITIONS.   Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the BCA. The following capitalized terms used herein have the following meanings:
“Acquisition Merger” is defined in the recitals to this Agreement.
“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.
“BCA” is defined in the recitals to this Agreement.
“Business Day” means any day other than a Saturday, a Sunday or a day on which the SEC or banks are not required to be closed in New York, New York, San Francisco, California or Seoul, South Korea.
“Closing” is defined in the recitals to this Agreement.
“Concurrent Pubco Offering” shall have the meaning given in subsection 2.1.2.
“Concurrent Secondary Offering” shall have the meaning given in subsection 2.1.2.
“Concurrent Offering” shall have the meaning given in subsection 2.1.2.
“Company” is defined in the recitals to this Agreement.
“Concord Sponsor” is defined in the recitals to this Agreement.
“Demanding Holders” shall have the meaning given in subsection 2.1.1(b).
“Disinterested Independent Director” means an independent director serving on Pubco’s board of directors at the applicable time of determination that is disinterested in this Agreement (i.e., such independent director is not an Investor, an Affiliate of an Investor, or an officer, director, manager, employee, trustee or beneficiary of an Investor or its Affiliate, nor an immediate family member of any of the foregoing).
“Effectiveness Date” shall have the meaning given in subsection 2.1.1(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and unless the context requires otherwise, the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.
“Filing Date” shall have the meaning given in subsection 2.1.1(a).
“Indemnified Party” is defined in Section 4.3.
“Indemnifying Party” is defined in Section 4.3.
“Investor(s)” is defined in the preamble to this Agreement, and includes any transferee of the Registrable Securities (so long as they remain Registrable Securities) of an Investor permitted under this Agreement, with respect to an Investor, its Lock-Up Agreement, and with respect to an Original Holder, the Letter Agreement.
“Investor Indemnified Party” is defined in Section 4.1.
“Letter Agreement” means that certain letter agreement, dated November 3, 2021, among SPAC and the Original Holders entered into in connection with the initial public offering of the SPAC.
“Lock-Up Agreement” is defined in the recitals to this Agreement.
“Maximum Number of Securities” is defined in Section 2.1.2.
“Merger Sub” is defined in the recitals to this Agreement.
“Minimum Demand Threshold” shall mean $25,000,000.
“Other Selling Investors” shall have the meaning given in subsection 2.1.1(b).

“Original Holders” is defined in the recitals to this Agreement.
“Original Registration Rights Agreement” is defined in the recitals to this Agreement.
“Piggy-Back Registration” is defined in Section 2.2.1.
“Pro Rata” is defined in Section 2.1.2.
“Proceeding” is defined in Section 6.9.
“Pubco” is defined in the preamble to this Agreement, and shall include Pubco’s successors by merger, acquisition, reorganization or otherwise.
“SPAC Private Placement Warrants” means each warrant to purchase shares of SPAC Class A Common Stock sold by SPAC at a price of $1.00 per warrant in a private placement to the Sponsor and CA2.
“Purchaser Holders” is defined in the recitals to this Agreement.
“Register,” “Registered” and “Registration” mean a registration or offering effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registrable Securities” means (a) the SPAC Private Placement Warrants and (b) the New SPAC Common Stock issued to the Investors, including New SPAC Common Stock (i) issued or issuable to any Investor in exchange for shares of the SPAC or the Company pursuant to the BCA, (ii) issued or issuable pursuant to the exercise of the SPAC Private Placement Warrants, and (iii) issued or issuable upon conversion of SPAC Class B Common Stock, and all New SPAC Common Stock issued or issuable to any holder with respect to such securities by way of any share split, share dividend or other distribution, recapitalization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event. Notwithstanding anything to the contrary contained herein, Registrable Securities exclude securities received by Investors pursuant to the terms of those certain PIPE Subscription Agreements for a PIPE Financing entered into in connection with the BCA. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates (or evidence of book entry position) for them not bearing a legend restricting further transfer shall have been delivered by Pubco and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) such securities are freely saleable under Rule 144 without volume limitations or the requirement for Pubco to be current in its Exchange Act reporting. Notwithstanding anything to the contrary contained herein, a Person shall be deemed to be an “Investor holding Registrable Securities” (or words to that effect) under this Agreement only if they are an Investor or a transferee of the applicable Registrable Securities (so long as they remain Registrable Securities) of any Investor permitted under this Agreement and any applicable Lock-Up Agreement or, with respect to the Original Holders, the Letter Agreement.
“Registration Statement” means a registration statement filed by Pubco with the SEC in compliance with the Securities Act for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4, F-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).
“Rule 144” means Rule 144 promulgated under the Securities Act.
“SEC” means the United States Securities and Exchange Commission or any successor thereto.
“Securities Act” means the Securities Act of 1933, as amended, and unless the context requires otherwise, the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.

“Shelf Registration Statement” shall have the meaning given in subsection 2.1.1(a).
“Shelf Underwriting” shall have the meaning given in subsection 2.1.1(b).
“Shelf Underwriting Notice” shall have the meaning given in subsection 2.1.1(b).
“Shelf Underwriting Request” shall have the meaning given in subsection 2.1.1(b).
“Shelf Registrable Securities” shall have the meaning given in subsection 2.1.1(b).
“Specified Courts” is defined in Section 6.9.
“SPAC” is defined in the recitals to this Agreement.
“Sponsors” is defined in the recitals to this Agreement.
“Underwritten Block Trade” shall have the meaning give in subsection 2.1.1(b).
“Underwritten Offering” shall mean a Registration in which securities of the Pubco are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.
2.   REGISTRATION RIGHTS.
2.1   Demand Registration.
2.1.1   Shelf Registration.   (a) As soon as practicable but no later than thirty (30) Business Days after the Closing Date (the “Filing Date”), Pubco shall prepare and file with (or confidentially submit to) the SEC a shelf registration statement under Rule 415 of the Securities Act (such registration statement, a “Shelf Registration Statement”) covering the resale of all the Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf Registration Statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the 60th Business Day (or 90th Business Day if the SEC notifies the Pubco that it will “review” the Registration Statement) following the date hereof and (y) the 10th Business Day after the date the Pubco is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). Such Shelf Registration Statement shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Investor named therein. Pubco shall maintain the Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration Statement continuously effective, available for use to permit all Investors named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. If at any time Pubco shall have qualified for the use of a Registration Statement on Form S-3, Form F-3 or any other form that permits incorporation of substantial information by reference to other documents filed by Pubco with the SEC and at such time Pubco has an outstanding Shelf Registration Statement on Form S-1, then Pubco shall use its commercially reasonably efforts to convert such outstanding Shelf Registration Statement on Form S-1 or F-1 into a Shelf Registration Statement on Form S-3 or Form F-3, as applicable.
(b)   Subject to any applicable Lock-up Agreement or Letter Agreement, an Investor or Investors (the “Demanding Holders”), may make a written demand (a “Shelf Underwriting Request”) from time to time to elect to offer for sale all or any part of their Registrable Securities, with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, pursuant to an Underwritten Offering pursuant to the Shelf Registration Statement, which written demand shall describe the amount and type of securities to be included in such Underwritten Offering and the intended method(s) of distribution thereof (the “Shelf Underwriting”). As promptly as practicable, but no later than five (5) Business Days after receipt of a Shelf Underwriting Request, Pubco shall give written notice (the “Shelf Underwriting

Notice”) of such Shelf Underwriting Request to the Investors holding other Registrable Securities registered on such Shelf Registration Statement (“Shelf Registrable Securities”). Pubco and the Demanding Holders, subject to Section 2.1.2, shall include in such Shelf Underwriting (x) the Registrable Securities of the Demanding Holders and (y) the Shelf Registrable Securities of any other Investor of Shelf Registrable Securities which shall have made a written request to the Pubco for inclusion in such Shelf Underwriting (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such Investor) within ten (10) days after the receipt of the Shelf Underwriting Notice (“Other Selling Investors”). Pubco shall, as expeditiously as possible (and in any event within twenty (20) Business Days after the receipt of a Shelf Underwriting Request), file any prospectus supplement or, if the applicable Shelf Registration Statement is an automatic shelf registration statement, any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by the Demanding Holders or the Other Selling Investors to effect such Shelf Underwriting. Once a Shelf Registration Statement has been declared effective, the Original Holders may request not more than two Shelf Underwritings and the Investors (other than the Original Holders) may request not more than two (2) Shelf Underwritings, and Pubco shall be required to facilitate, an aggregate of four (4) Shelf Underwritings pursuant to this subsection 2.1.1(b) with respect to any or all Registrable Securities in any twelve (12) month period; provided, however, that a Shelf Underwriting shall not be counted for such purposes unless all of the Registrable Securities requested by the Demanding Holders and the Other Selling Investors to be included in such Shelf Underwriting have been sold. Notwithstanding the foregoing, if a Demanding Holder wishes to engage in an underwritten block trade or similar transaction or other transaction with a 2-day or less marketing period (collectively, “Underwritten Block Trade”) pursuant to a Shelf Registration Statement, then notwithstanding the foregoing time periods, such Demanding Holder only needs to notify Pubco of the Underwritten Block Trade two (2) Business Days prior to the day such offering is to commence and the other Investors shall not be entitled to notice of such Underwritten Block Trade and shall not be entitled to participate in such Underwritten Block Trade.
(c)   Notwithstanding anything to the contrary in Section 2.1.1 (a) and 2.1.1 (b), the rights granted in this Section 2.1.1 are subject to the following limitations: (i) Pubco shall not be required to effect more than three (3) Shelf Underwritings (including one Shelf Underwriting Request which shall be reserved for the Sponsors so long as the Sponsors own Registrable Securities representing at least the Minimum Demand Threshold and have not exercised any Shelf Underwriting Request) for so long as the Shelf Registration Statement is on Form S-1, Form F-1 or any similar long-form registration statement at the request of the Holders in the aggregate; and (ii) if the Pubco’s board of directors, in its good faith judgment, determines that any registration of Registrable Securities or Shelf Underwriting should not be made or continued because it would materially and adversely interfere with any existing or potential financing, acquisition, corporate reorganization, merger, share exchange or other transaction or event involving Pubco or any of its subsidiaries or would otherwise result in the public disclosure of information that the Pubco’s board of directors in good faith has a bona fide business purpose for keeping confidential (a “Valid Business Reason”), then (x) Pubco may postpone filing or confidentially submitting the Shelf Registration Statement or a prospectus supplement relating to a Shelf Underwriting Request until five (5) Business Days after such Valid Business Reason no longer exists, but in no event for more than forty five (45) days after the date the Pubco’s board of directors determines a Valid Business Reason exists or (y) if the Shelf Registration Statement has been filed or confidentially submitted or a prospectus supplement has been filed relating to a Shelf Underwriting Request, if the Valid Business Reason has not resulted in whole or in part from actions taken or omitted to be taken by Pubco (other than actions taken or omitted with the consent of the Demanding Holder (not to be unreasonably withheld or delayed)), Pubco may, to the extent determined in the good faith judgment of the Pubco’s board of directors to be reasonably necessary to avoid interference with any of the transactions described above, suspend use of or, if required by the SEC, cause such Shelf Registration Statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing such registration statement until five (5) Business Days after such Valid Business Reason no longer exists, but in no event for more than forty five (45) days after the date the Pubco’s board of directors determines a Valid Business Reason exists (such period of postponement or withdrawal under this clause (ii), the “Postponement Period”). The Company shall give written notice to the Investors of its determination to postpone or suspend use of or withdraw the Shelf Registration Statement and of the fact that the Valid Business Reason for such postponement or suspension or withdrawal no longer exists, in each case, promptly after the occurrence thereof; provided, however, that Pubco shall not be entitled to more than two (2) Postponement Periods during any twelve (12) month period.

Each holder of Registrable Securities agrees that, upon receipt of any notice from Pubco that Pubco has determined to suspend use of, withdraw, terminate or postpone amending or supplementing the Shelf Registration Statement pursuant to clause (ii)above, such holder will discontinue its disposition of Registrable Securities pursuant to the Shelf Registration Statement (including pursuant to a Shelf Underwriting). If Pubco shall give any notice of suspension, withdrawal or postponement of the Shelf Registration Statement, Pubco shall, not later than five (5) Business Days after the Valid Business Reason that caused such suspension, withdrawal or postponement no longer exists (but, with respect to a suspension, withdrawal or postponement pursuant to clause (c)(iii) above, in no event later than forty five (45) days after the date of the suspension, postponement or withdrawal), as applicable, permit use of the Shelf Registration Statement or use its reasonable best efforts to effect the registration under the Securities Act of the Registrable Securities covered by the withdrawn or postponed registration statement in accordance with this Section 2.1 (and any new registration statement shall thereupon be the “Shelf Registration Statement” for all purposes hereof), and following such permission or such effectiveness such registration shall no longer be deemed to be suspended, withdrawn or postponed pursuant to clause (ii) above.
An Investor may deliver written notice (an “Opt-Out Notice”) to Pubco requesting that such Investor not receive notices from Pubco otherwise required by Section 2.1.1(c); provided, however, that such Investor may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from an Investor (unless subsequently revoked), (i) Pubco shall not deliver any such notices to such Investor and such Investor shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to such Investor’s intended use of an effective Shelf Registration Statement, such Investor will notify Pubco in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Postponement Period was previously delivered and the related suspension period remains in effect, Pubco will so notify such Investor, within one (1) Business Day of such Investor’s notification to Pubco, by delivering to such Investor the Subscriber a copy of such previous notice of the Postponement Period Event, and thereafter will provide such Investor with the related notice of the conclusion of such Postponement Period as required hereby.
2.1.2   Reduction of Offering.   If the managing Underwriter or Underwriters for a Shelf Underwriting advises Pubco and the Demanding Holders in writing that the dollar amount or number of Registrable Securities which the Demanding Holders and the Other Selling Investors desire to sell, taken together with all other New SPAC Common Stock or other securities which Pubco desires to sell concurrently (a “Concurrent Pubco Offering”) and the New SPAC Common Stock or other securities, if any, as to which an Underwritten Offering pursuant to a Registration by Pubco has been requested concurrently pursuant to written contractual registration rights held by other security holders of Pubco (a “Concurrent Secondary Offering” and together with Concurrent Pubco Offering, a “Concurrent Offering”), exceeds the maximum dollar amount or maximum number of shares that can be sold in such offerings without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then the following shall be included in such Shelf Underwriting and any Concurrent Offering: (i) first, the Registrable Securities as to which the Demanding Holders have requested the Shelf Underwriting (pro rata in accordance with the number of securities that each applicable Person has requested be included in such registration, regardless of the number of securities held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities which Other Selling Investors have requested be included in such Shelf Underwriting (Pro Rata in accordance with the number of securities that each applicable Person has requested be included in such registration) that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the New SPAC Common Stock or other securities Pubco desires to sell in the Concurrent Pubco Offering that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the New SPAC Common Stock or other securities, if any, to be included in the Concurrent Secondary Offering (Pro Rata in accordance with the number of securities that each applicable Person has requested be included in such registration) that can be sold without exceeding the Maximum Number of Securities. In the event that Pubco securities that are convertible into New SPAC Common Stock are included in the offering, the calculations under this Section 2.1.2 shall include such Pubco securities on an as-converted to New SPAC Common Stock basis.
2.1.3   Withdrawal.   Any Investor shall have the right in its sole discretion to withdraw from a Shelf Underwriting upon written notification to Pubco and the Underwriter or Underwriters (if any) of their intention to withdraw prior to the filing of a preliminary prospectus supplement setting forth the terms of the Shelf Underwriting with the SEC; provided however, if after giving effect to all such withdrawals, the total offering price is not reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, Pubco shall not be required to proceed with such Shelf Underwriting.
2.2   Piggy-Back Registration.
2.2.1   Piggy-Back Rights.   If at any time after the Closing, Pubco proposes to file a Registration Statement under the Securities Act with respect to the Registration of or an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by Pubco for its own account or for security holders of Pubco for their account (or by Pubco and by security holders of Pubco), other than the Shelf Registration Statement to be filed pursuant to Section 2.1.1, and other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to Pubco’s existing security holders, (iii) for an offering of debt that is convertible into equity securities of Pubco, or (iv) for a dividend reinvestment plan, then Pubco shall (x) give written notice of such proposed filing to Investors holding Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering or registration, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to Investors holding Registrable Securities in such notice the opportunity to register the sale of such number of Registrable Securities as such Investors may request in writing within ten (10) days following receipt of such notice (a “Piggy-Back Registration”). To the extent permitted by applicable securities laws with respect to such registration by Pubco or another demanding security holder, Pubco shall use its best efforts to cause (i) such Registrable Securities to be included in such registration and (ii) the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of Pubco and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All Investors holding Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.
2.2.2   Reduction of Offering.   If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises Pubco and Investors holding Registrable Securities proposing to distribute their Registrable Securities through such Piggy-Back Registration in writing that the dollar amount or number of New SPAC Common Stock or other Pubco securities which Pubco desires to sell, taken together with the New SPAC Common Stock or other Pubco securities, if any, as to which registration has been demanded pursuant to written contractual arrangements with Persons other than the Investors holding Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the New SPAC Common Stock or other Pubco securities, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other security holders of Pubco, exceeds the Maximum Number of Securities, then Pubco shall include in any such registration:
(a)   If the registration is undertaken for Pubco’s account: (i) first, the New SPAC Common Stock or other securities that Pubco desires to sell that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the New SPAC Common Stock or other equity securities for the account of other Persons that Pubco is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities;
(b)   If the registration is a “demand” registration undertaken at the demand of Persons other than either Demanding Holders under Section 2.1: (i) first, the New SPAC Common Stock or other securities for the account of the demanding Persons that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the New SPAC Common Stock or other securities that Pubco desires to sell that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the New SPAC Common Stock or other equity securities for the account of other Persons that Pubco is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities.
In the event that Pubco securities that are convertible into New SPAC Common Stock are included in the offering, the calculations under this Section 2.2.2 shall include such Pubco securities on an as-converted to New SPAC Common Stock basis. Notwithstanding anything to the contrary above, to the extent that the registration of an Investor’s Registrable Securities would prevent Pubco or the demanding shareholders from effecting such registration and offering, such Investor shall not be permitted to exercise Piggy-Back Registration rights with respect to such registration and offering.
2.2.3   Withdrawal.   Any Investor holding Registrable Securities may elect to withdraw such Investor’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to Pubco of such request to withdraw prior to the effectiveness of the Registration Statement. Pubco (whether on its own determination or as the result of a withdrawal by Persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement without any liability to the applicable Investor, subject to the next sentence and the provisions of Section 4. Notwithstanding any such withdrawal, Pubco shall pay all expenses incurred in connection with such Piggy-Back Registration as provided in Section 3.3 (subject to the limitations set forth therein) by Investors holding Registrable Securities that requested to have their Registrable Securities included in such Piggy-Back Registration.
2.2.4   Unlimited Piggy-back Registration Rights.   For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Shelf Underwriting effected under Section 2.1 hereof.
3.   REGISTRATION PROCEDURES
3.1 .   Whenever Pubco is required to effect the registration of any Registrable Securities pursuant to Section 2, Pubco shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:
3.1.1   Filing Registration Statement.   Pubco shall use its best efforts to, as expeditiously as possible, prepare and file with the SEC the Shelf Registration Statement, and all required amendments thereto on any form for which Pubco then qualifies or which counsel for Pubco shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable best efforts to cause such Registration Statement and required amendments thereto to become effective and use its reasonable best efforts to keep it effective for the period required hereby; provided, however, that Pubco shall have the right to defer the Shelf Registration Statement and Shelf Underwriting for up to ninety (90) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if Pubco shall furnish to Investors requesting to include their Registrable Securities in such registration a certificate signed by the Chief Executive Officer, Chief Financial Officer or Chairman of Pubco stating that, in the good faith judgment of the board of directors of Pubco, it would be materially detrimental to Pubco and its shareholders for such Registration Statement to be effected at such time or the filing would require premature disclosure of material information which is not in the interests of Pubco to disclose at such time; provided, further, however, that Pubco shall not have the right to exercise the right set forth in the immediately preceding proviso more than twice in any 365-day period in respect of a demand registration hereunder.
3.1.2   Copies.   Pubco shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to Investors holding Registrable Securities included in such registration, and such Investors’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as Investors holding Registrable Securities included in such registration or legal counsel for any such Investors may request in order to facilitate the disposition of the Registrable Securities owned by such Investors.
3.1.3   Amendments and Supplements.   Subject to Section 2.1.1(c), Pubco shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn or until such time as the Registrable Securities cease to be Registrable Securities as defined by this Agreement.
3.1.4   Notification.   After the filing of a Registration Statement, Pubco shall promptly, and in no event more than five (5) Business Days after such filing, notify Investors holding Registrable Securities included in such Registration Statement of such filing, and shall further notify such Investors promptly and confirm such advice in writing in all events within five (5) Business Days after the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the SEC of any stop order (and Pubco shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the SEC for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to Investors holding Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the SEC a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, Pubco shall furnish to Investors holding Registrable Securities included in such Registration Statement and to the legal counsel for any such Investors, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such Investors and legal counsel with a reasonable opportunity to review such documents and comment thereon; provided, that such Investors and their legal counsel must provide any comments promptly (and in any event within five (5) Business Days) after receipt of such documents.
3.1.5   State Securities Laws Compliance.   Pubco shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as Investors holding Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Pubco and do any and all other acts and things that may be necessary or advisable to enable Investors holding Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Pubco shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or take any action to which it would be subject to general service of process or to taxation in any such jurisdiction where it is not then otherwise subject.

3.1.6   Agreements for Disposition.   To the extent required by the underwriting agreement or similar agreements, Pubco shall enter into reasonable customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities, including, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc. and arranging for the delivery of customary legal opinions and auditor “comfort letters. The representations, warranties and covenants of Pubco in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of Investors holding Registrable Securities included in such Registration Statement. No Investor holding Registrable Securities included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Investor’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Investor’s material agreements and organizational documents, and with respect to written information relating to such Investor that such Investor has furnished in writing expressly for inclusion in such Registration Statement.
3.1.7   Cooperation.   The principal executive officer of Pubco, the principal financial officer of Pubco, the principal accounting officer of Pubco and all other officers and members of the management of Pubco shall reasonably cooperate in any offering of Registrable Securities hereunder, which cooperation shall include the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.
3.1.8   Records.   Pubco shall make available for inspection by Investors holding Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any Investor holding Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of Pubco, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause Pubco’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement; provided that Pubco may require execution of a reasonable confidentiality agreement prior to sharing any such information.
3.1.9   Listing.   Pubco shall use its best efforts to cause all Registrable Securities that are New SPAC Common Stock included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by Pubco are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to Investors holding a majority-in-interest of the Registrable Securities included in such registration.
3.1.10   Selection of Underwriters.   PubCo shall have the right to select an Underwriter or Underwriters in connection with any Underwritten Offering, which Underwriter or Underwriters shall be subject to consultation with the Demanding Holder.
3.2   Obligation to Suspend Distribution.   Upon receipt of any notice from Pubco of the happening of any event of the kind described in Section 3.1.4(iv), or in the event that the financial statements contained in the Registration Statement become stale, or in the event that the Registration Statement or prospectus included therein contains a misstatement of material fact or omits to state a material fact due to a bona fide business purpose, each Investor holding Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Investor receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the Registration Statement is updated so that the financial statements are no longer stale, as applicable, and, if so directed by Pubco, each such Investor will deliver to Pubco all copies, other than permanent file copies then in such Investor’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.
3.3   Registration Expenses.   Subject to Section 4, Pubco shall bear all reasonable costs and expenses incurred in connection with any demand registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and all reasonable expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) Pubco’s internal expenses (including all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for Pubco and fees and expenses for independent certified public accountants retained by Pubco (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the reasonable fees and expenses of any special experts retained by Pubco in connection with such registration; and (ix) the reasonable fees and expenses (up to a maximum of $25,000 in the aggregate in connection with such registration) of one legal counsel selected by Investors holding a majority-in-interest of the Registrable Securities included in such registration for such legal counsel’s review, comment and finalization of the proposed Registration Statement and other relevant documents. Pubco shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling security holders and Pubco shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of securities each is selling in such offering.
3.4   Information.   Investors holding Registrable Securities included in any Registration Statement shall provide such information as may reasonably be requested by Pubco, or the managing Underwriter, if any, in connection with the preparation of such Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the obligation to comply with federal and applicable state securities laws. Investors selling Registrable Securities in any offering must provide all questionnaires, powers of attorney, custody agreements, stock powers, and other documentation reasonably requested by Pubco or the managing Underwriter.
4.   INDEMNIFICATION AND CONTRIBUTION.
4.1   Indemnification by Pubco.   Subject to the provisions of this Section 4.1 below, Pubco agrees to indemnify and hold harmless each Investor, and each Investor’s officers, employees, affiliates, directors, partners, members, attorneys, brokers and agents, and each Person, if any, who controls an Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against claims, suits, actions, or litigation brought by a third party, whether joint or several, that arise out of or are based upon any untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or that arise out of or are based upon any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Pubco of the Securities Act or any rule or regulation promulgated thereunder applicable to Pubco and relating to action or inaction required of Pubco in connection with any such registration (“Claim”), and any losses, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses as incurred as a result of such Claim (provided, however, that the indemnity agreement contained in this Section 4.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of Pubco, such consent not to be unreasonably withheld, delayed or conditioned); and Pubco shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that Pubco will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to Pubco, in writing, by such selling holder or Investor Indemnified Party expressly for use therein. Pubco also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each Person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2   Indemnification by Investors Holding Registrable Securities.   Subject to the provisions of this Section 4.2 below, each Investor selling Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Investor, indemnify and hold harmless Pubco, each of its directors and officers and each Underwriter (if any), and each other selling holder and each other Person, if any, who controls another selling holder or such Underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to Pubco by such selling Investor expressly for use therein (provided, however, that the indemnity agreement contained in this Section 4.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the indemnifying Investor, such consent not to be unreasonably withheld, delayed or conditioned), and shall reimburse Pubco, its directors and officers, each Underwriter and each other selling holder or controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling Investor’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Investor.
4.3   Conduct of Indemnification Proceedings.   Promptly after receipt by any Person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such Person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other Person for indemnification hereunder, notify such other Person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. If such defense is assumed, the Indemnifying Party shall not be subject to any liability for any settlement made by the Indemnified Party without its consent. No Indemnifying Party shall, without the prior written consent of the Indemnified Party (acting reasonably), consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.
4.4   Contribution.
4.4.1   If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
4.4.2   The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.
4.4.3   The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Investor holding Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Investor from the sale of Registrable Securities which gave rise to such contribution obligation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
5.   RULE 144.
5.1   Rule 144.   Pubco covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as Investors holding Registrable Securities may reasonably request, all to the extent required from time to time to enable such Investors to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule 144 may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.
6.   MISCELLANEOUS.
6.1   Other Registration Rights.   Other than pursuant to the terms of those certain PIPE Subscription Agreements for a PIPE Financing entered into in connection with the BCA Pubco represents and warrants that as of the date of this Agreement, no Person, other than the holders of Registrable Securities has any right to require Pubco to register any of Pubco’s share capital for sale or to include Pubco’s share capital in any registration filed by Pubco for the sale of share capital for its own account or for the account of any other Person. Pubco agrees with the Investor not to enter into any registration rights agreement that would conflict with the rights of the Investors hereunder, including without limitation Sections 2.1.2 and 2.2.2.
6.2   Assignment; No Third Party Beneficiaries.   This Agreement and the rights, duties and obligations of Pubco hereunder may not be assigned or delegated by Pubco in whole or in part, unless Pubco first provides Investors holding Registrable Securities at least ten (10) Business Days prior written notice; provided that no assignment or delegation by Pubco will relieve Pubco of its obligations under this Agreement unless Investors holding a majority-in-interest of the Registrable Securities provide their prior written consent, which consent must not be unreasonably withheld, delayed or conditioned. This Agreement and the rights, duties and obligations of Investors holding Registrable Securities hereunder may be freely assigned or delegated by such Investor in conjunction with and to the extent of any transfer of Registrable Securities by such Investor which is permitted by such Investor’s applicable Lock-Up Agreement or, with respect to the Original Holders, the Letter Agreement; provided that no assignment by any Investor of its rights, duties and obligations hereunder shall be binding upon or obligate Pubco unless and until Pubco shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to Pubco, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Investors or of any assignee of the Investors. This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.2. If the Pubco Representative is replaced in accordance with the terms of the BCA, the replacement Pubco Representative shall automatically become a party to this Agreement as if it were the original Pubco Representative hereunder.
6.3   Notices.   All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):
If to SPAC or Merger Sub:
Concord Acquisition Corp III
477 Madison Avenue
New York, NY 10022
Attention: Jeff Tuder
Email: jeff@tremsoncapital.com
with a copy (which shall not constitute notice) to:
Greenberg Traurig, LLP
One Vanderbilt Ave
New York, NY 10017
Attention: Michael Helsel; Jason Simon
Email: helselm@gtlaw.com; simonj@gtlaw.com

If to Pubco or the Company:
GCT Semiconductor, Inc.
2290 North 1st Street, Suite 201
San Jose, CA 95131
Attention: John Schlaefer; Dr. Kyeongho (KH) Lee
Email: jschlaefer@gctsemi.net; lkh@gctsemi.net
with a copy (which shall not constitute notice) to:
Morgan Lewis & Bockius LLP
1400 Page Mill Road
Palo Alto, CA 94304
Attention: Albert Lung; John Park; Karen Abesamis
Email: albert.lung@morganlewis.com;
john.park@morganlewis.com;
karen.abesamis@morganlewis.com

If to an Investor:	To the address set forth underneath such Investor’s name on the signature page or to such Investor’s address as found in Pubco’s books and records.
6.4   Severability.   This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable. Notwithstanding anything to the contrary contained in this Agreement, in the event that a duly executed copy of this Agreement is not delivered to Pubco by a Person receiving Exchange Shares in connection with the Closing, such Person failing to provide such signature shall not be a party to this Agreement or have any rights or obligations hereunder, but such failure shall not affect the rights and obligations of the other parties to this Agreement as amongst such other parties.

6.5   Entire Agreement.   This Agreement (together with the BCA, the Lock-Up Agreements and the Letter Agreement to the extent incorporated herein, and including all agreements entered into pursuant hereto or thereto or referenced herein or therein and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, relating to the subject matter hereof; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the BCA or any other Ancillary Document.
6.6   Interpretation.   Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
6.7   Amendments; Waivers.   Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written agreement or consent of Pubco (after the Closing by a majority of the Disinterested Independent Directors) and Investors holding a majority-in-interest of the Registrable Securities; provided, that any amendment or waiver of this Agreement which affects an Investor in a manner materially and adversely disproportionate to other Investors will also require the consent of such Investor. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
6.8   Remedies Cumulative.   In the event a party fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the other parties may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.
6.9   Governing Law; Jurisdiction.   This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Each party hereto hereby (i) submits to the exclusive jurisdiction of any state or federal court located in the County of New York in the State of New York (or in any appellate court thereof) (the “Specified Courts”) for the purpose of any claim, action, litigation or other legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (a “Proceeding”), and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any Proceeding, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 6.3. Nothing in this Section 6.9 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law.
6.10   WAIVER OF TRIAL BY JURY.   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE INVESTORS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
6.11   Authorization to Act on Behalf of Pubco.   The parties acknowledge and agree that from and after the Closing, the Disinterested Independent Directors, by vote, consent, approval or determination of a majority of the Disinterested Independent Directors, is authorized and shall have the sole right to act on behalf of Pubco under this Agreement, including the right to enforce Pubco’s rights and remedies under this Agreement. Without limiting the foregoing, in the event that an Investor serves as a director, officer, employee or other authorized agent of Pubco, such Investor shall have no authority, express or implied, to act or make any determination on behalf of Pubco in connection with this Agreement or any dispute or Action with respect hereto.
6.12   Termination of BCA.   This Agreement shall be binding upon each party upon such party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. In the event that the BCA is validly terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void and be of no further force or effect, and the parties shall have no obligations hereunder.
6.13   Termination of Original Registration Rights Agreement.   Upon the effectiveness hereof on the Closing Date, the Original Registration Rights Agreement shall terminate without further action by the SPAC or the Investors party thereto.
6.14   Counterparts.   This Agreement may be executed in multiple counterparts (including by facsimile or pdf or other electronic document transmission), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.
{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW}

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.
Pubco:
GCT SEMICONDUCTOR HOLDING, INC.
By:

Name:
Title:
Signature Page to Registration Rights Agreement

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.
Investor:
[INVESTOR]
By:

Name:
Title:
Address for Notice:
Address:

Facsimile No.:
Telephone No.:
Email:
Signature Page to Registration Rights Agreement

Annex I
FORM OF LOCK-UP AGREEMENT
[date]
[Shareholder/Sponsor]
Re: Lock-Up Agreement for Company Shares
Ladies and Gentlemen:
This letter (this “Letter Agreement”) is being delivered to you in accordance with that certain Business Combination Agreement, dated as of November 2, 2023 (this “Agreement”), by and among Concord Acquisition Corp III, a Delaware corporation (“SPAC”), Gibraltar Merger Sub Inc., a Delaware corporation (“Merger Sub”), and GCT Semiconductor, Inc., a Delaware corporation (“GCT”) (as may be amended, restated or supplemented from time to time, the “BCA”), pursuant to which, among other things, Merger Sub will merge with and into GCT (the “SPAC Merger”), with GCT being the surviving entity and becoming a wholly owned subsidiary of SPAC, which will change its name to GCT Semiconductor Holding, Inc. or a similar name (“PubCo”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.
In order to induce SPAC and GCT to proceed with the SPAC Merger and related transactions, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (each, a “Shareholder”) hereby agrees with PubCo as follows:
1.
Subject to the exceptions set forth herein, the Shareholder agrees not to, without the prior written consent of PubCo, (i) sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, (a) any shares of common stock of PubCo, (the “PubCo Shares”) or (b) any securities convertible into or exercisable or exchangeable for PubCo Shares, in each case, held by it immediately after the Effective Time (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i) – (iii), collectively, “Transfer”) until the earlier of (1) one year after the completion of the SPAC Merger and (2) subsequent to the SPAC Merger, (x) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Shares for cash, securities or other property, or (y) the date on which the last sale price of the PubCo Shares equals or exceeds $12.00 per PubCo Share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the consummation of the SPAC Merger, (the “Lock-Up Period”).

2.
The restrictions set forth in paragraph 1 shall not apply to:

(i)
Transfers (a) to another entity that is an affiliate of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (b) as part of a distribution to members, partners or shareholders of the undersigned via dividend or share repurchase;

(ii)
Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(iii)
transactions relating to PubCo Shares or other securities convertible into or exercisable or exchangeable for PubCo Shares acquired in open market transactions after the Effective Time;

(iv)
the exercise of stock options or warrants to purchase PubCo Shares or the vesting of share awards of PubCo Shares and any related transfer of PubCo Shares to PubCo in connection therewith (a) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (b) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or share awards, or as a result of the vesting of such PubCo Shares, it being understood that all PubCo Shares received upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

(v)
the entry, by the Shareholder, at any time after the Effective Time, of any trading plan providing for the sale of PubCo Shares by the Shareholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any PubCo Shares during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(vi)
transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Shares for cash, securities or other property; or

(vii)
transactions to satisfy any U.S. federal, state, or local income tax obligations of the Shareholder (or its direct or indirect owners) arising from a change in the Code or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the BCA was executed by the parties, which change prevents the SPAC Merger from qualifying as either a “reorganization” pursuant to Section 368(a) of the Code or a transaction governed by Section 351 of the Code (and the SPAC Merger do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that in the case of clauses (i) through (ii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Shareholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.
3.
In furtherance of the foregoing, PubCo, and any duly appointed transfer agent for the registration or transfer of the securities described in the BCA, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

4.
This Letter Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred herein or the documents or instrument referred to herein, which collectively supersedes all prior agreements and the understandings between the parties hereto with respect to the subject matter contained herein. This Letter Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the undersigned Shareholder and PubCo (and with respect to PubCo, only with the written consent of a majority of its directors, which shall include a majority of its independent directors).

5.
This Letter Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. This Letter Agreement shall not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other party and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning party of its obligations hereunder.

6.
This Letter Agreement and any action, proceeding, claim or dispute (whether in contract, tort or otherwise) (each, an “Action”) that may be based upon, arise out of or relate to this Letter Agreement or the negotiation, execution or performance hereof shall be governed by, construed and enforced in accordance with the laws (both substantive and procedural) of the State of California, without regard to the conflicts of law principles thereof. All Actions arising out of or relating to this Letter Agreement shall be heard and determined exclusively in the state and federal courts within the State of California (and any courts having jurisdiction over appeals therefrom) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Letter Agreement by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by laws.

7.
This Letter Agreement shall become effective on the date hereof and terminate on the earlier of (i) the expiration of the Lock-up Period, (ii) termination of the BCA, and (iii) the liquidation of PubCo.

[Signature pages follow]

IN WITNESS WHEREOF, each party has duly executed this Letter Agreement, as of the date first written above.
Very truly yours,
[Shareholder/Sponsor]
Signature:
Name:
Title:
[Signature Page to Lock-Up Agreement]

Acknowledged and agreed by:
GCT SEMICONDUCTOR HOLDING, INC.
Signature:
Name:
Title:
[Signature Page to Lock-Up Agreement]

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Indemnification of Directors and Officers
Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
In connection with the Business Combination, New GCT will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that New GCT will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.
New GCT will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of New GCT arising out of claims based on acts or omissions in their capacities as directors or officers.

Exhibits and Financial Statement Schedules
Exhibit Index
Exhibit No.	Description
2.1†*	Business Combination Agreement, dated as of November 2, 2023, by and among the Registrant, Merger Sub and GCT Semiconductor, Inc. (included as Annex A to the proxy statement/prospectus which forms a part of this registration statement).
3.1*	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 9, 2021).
3.2*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Concord Acquisition Corp III, dated May 4, 2023 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 8, 2023).
3.3*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Concord Acquisition Corp III, dated November 7, 2023 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 13, 2023).
3.4*	Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-254789), filed with the SEC on March 26, 2021, as amended).
3.5*	Form of Second Amended and Restated Certificate of Incorporation of Concord III (included as Annex B to the proxy statement/prospectus which forms a part of this registration statement).
3.6*	Form of Amended and Restated Bylaws of Concord III (included as Annex C to the proxy statement/prospectus which forms a part of this registration statement).
4.1*	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-254789), filed with the SEC on March 26, 2021, as amended.
4.2*	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-254789), filed with the SEC on March 26, 2021, as amended).
4.3*	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-254789), filed with the SEC on March 26, 2021, as amended).
4.4*	Warrant Agreement, dated November 3, 2021, by and between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 9, 2021).
5.1	Opinion of Greenberg Traurig, LLP as to the validity of the securities being registered.
8.1*	Opinion of Greenberg Traurig, LLP regarding tax matters.
10.1†*	Stockholder Support Agreement, dated as of November 2, 2023, by and among the Registrant, Merger Sub. and certain stockholders of GCT Semiconductor, Inc. party thereto (included as Annex F to the proxy statement/prospectus which forms a part of this registration statement).
10.2*	Sponsor Support Agreement, dated as of November 2, 2023, by and among Concord III, GCT, the Sponsor and CA2 Co-Investment LLC (included as Annex G to the proxy statement/prospectus which forms a part of this registration statement).
10.3*	Form of Registration Rights Agreement (included as Annex H to the proxy statement/prospectus which forms a part of this registration statement).
10.4*	Form of Lock up Agreement (included as Annex I to the proxy statement/prospectus which forms a part of this registration statement).
10.5*	Administrative Services Agreement, dated November 3, 2021, between the Registrant and CA2 C-Investment LLC (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 9, 2021).

Exhibit No.	Description
10.6*	Letter Agreement, dated as of November 3, 2021, among the Registrant, the Sponsor, CA2 Co-Investment LLC and each of the executive officers, directors and initial stockholders of the Registrant (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 9, 2021).
10.7*	Investment Management, dated as of November 3, 2021, Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 9, 2021).
10.8*	Registration Rights Agreement, dated as of November 3, 2021, between the Registrant, the Sponsor and certain securityholders (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 9, 2021).
10.9*	Private Placement Warrants Subscription Agreement, darted November 3, 2021, by and between the Registrant and the Sponsor (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 9, 2021).
10.10*	Private Placement Warrants Subscription Agreement, darted November 3, 2021, by and between the Registrant and CA2 Co-Investment LLC (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 9, 2021).
10.11*	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 9, 2021).
10.12*	Form of Non-Redemption Agreement and Assignment of Economic Interest (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 7, 2023).
10.13*	Form of Non-Redemption Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 30, 2023).
10.14*#	GCT 2024 Incentive Award Plan (included as Annex D to the proxy statement/prospectus which forms a part of this registration statement).
10.15*#	GCT 2024 Employee Stock Purchase Plan (included as Annex E to the proxy statement/prospectus which forms a part of this registration statement).
10.16*	Form of PIPE Subscription Agreement (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 8, 2023).
10.17*	Master Foundry Product Development Agreement, dated as of July 31, 2020, between GCT Semiconductor, Inc., GCT Research, Inc. and Samsung Electronics Co., Ltd.***
10.18*	Project Statement, dated as of July 31, 2020, between GCT Semiconductor, Inc., GCT Research, Inc. and Samsung Electronics Co., Ltd.***
10.19	General Services Agreement, dated as of December 20, 2019, by and between Verizon Sourcing LLC and GCT Semiconductor, Inc.***
10.20	Statement of Work, dated as of December 22, 2020, by and between Verizon Sourcing LLC and GCT Semiconductor, Inc.***
23.1	Consent of Marcum LLP, independent registered public accounting firm for the Registrant.
23.2	Consent of BPM, LLP, independent registered public accounting firm for GCT Semiconductor, Inc.
23.3	Consent of Greenberg Traurig, LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on signature page to the initial filing of this registration statement).
99.1	Form of Preliminary Proxy Card to be used by the Registrant.
99.2	Consent of John Schlaefer to be named as a director.
99.3	Consent of Kyeongho Lee to be named as a director.
99.4	Consent of Robert Barker to be named as a director.
99.5	Consent of Kukjin Chun to be named as a director.
99.6	Consent of Hyunsoo Shin to be named as adirector.

Exhibit No.	Description
99.7	Consent of Jeff Tuder to be named as a director.
107	Filing Fee Table.

*
Previously filed.

#
Indicates management contract or compensatory plan or arrangement.

†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

***
Portions of this exhibit are redacted in accordance with Regulation S-K Item 601(b)(10)(iv).

Undertakings
The undersigned registrant hereby undertakes:
A.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.
That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on January 31, 2024.
CONCORD ACQUISITION CORP III
By:
/s/ Jeff Tuder

Name: Jeff Tuder
Title:  Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
* Bob Diamond	Chairman of the Board	January 31, 2024
/s/ Jeff Tuder Jeff Tuder	Chief Executive Officer (Principal Executive Officer)	January 31, 2024
* Michele Cito	Chief Financial Officer (Principal Financial and Accounting Officer)	January 31, 2024
* Peter Ort	Director	January 31, 2024
* Thomas King	Director	January 31, 2024
* Larry Liebowitz	Director	January 31, 2024
*By: /s/ Jeff Tuder Name: Jeff Tuder Title: Attorney-in-Fact